     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 19, 1996
                                                     REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                       PARACELSUS HEALTHCARE CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

               CALIFORNIA                                      8062                                      95-3565943
    (State or Other Jurisdiction of                (Primary Standard Industrial                       (I.R.S. Employer
     Incorporation or Organization)                Classification Code Number)                     Identification Number)

                         ------------------------------

                       155 NORTH LAKE AVENUE, SUITE 1100
                           PASADENA, CALIFORNIA 91101
                                 (818) 792-8600
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                       ----------------------------------
                                 JAMES T. RUSH
                          VICE PRESIDENT, FINANCE, AND
                            CHIEF FINANCIAL OFFICER
                       155 NORTH LAKE AVENUE, SUITE 1100
                           PASADENA, CALIFORNIA 91101
                                 (818) 792-8600
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                       ----------------------------------
                                    COPY TO:

         THOMAS C. JANSON, JR.                            WAYNE M. WHITAKER, ESQ.                       NEIL T. ANDERSON, ESQ.
  SKADDEN, ARPS, SLATE, MEAGHER & FLOM             MICHENER, LARIMORE, SWINDLE, WHITAKER,                SULLIVAN & CROMWELL
   300 SOUTH GRAND AVENUE, SUITE 3400            FLOWERS, SAWYER, REYNOLDS & CHALK, L.L.P.                 125 BROAD STREET
     LOS ANGELES, CALIFORNIA 90071                       3500 CITY CENTER TOWER II                     NEW YORK, NEW YORK 10004
             (213) 687-5000                                 301 COMMERCE STREET                             (212) 558-4000
                                                          FORT WORTH, TEXAS 76102
                                                               (817) 335-4417

                         ------------------------------
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement and the effective time of the merger (the "Merger") of a wholly owned subsidiary of Paracelsus Healthcare Corporation ("Paracelsus") into Champion Healthcare Corporation ("Champion"), as described in the Agreement and Plan of Merger, dated as of April 12, 1996, as amended and restated as of May 29, 1996 and as it may be amended, supplemented or modified from time to time (the "Merger Agreement"), attached as Exhibit A to the Proxy Statement/Prospectus forming a part of this Registration Statement.
                         ------------------------------
    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                       PROPOSED           PROPOSED
                                                                    AMOUNT              MAXIMUM            MAXIMUM
                  TITLE OF EACH CLASS OF                            TO BE           OFFERING PRICE        AGGREGATE
                SECURITIES TO BE REGISTERED                       REGISTERED           PER SHARE       OFFERING PRICE
Common Stock, no stated value per share, with one
 associated                                                  14,966,283 shares(1)        N.A.          $153,404,401(3)
 Share Purchase Right......................................  5,211,428 shares(2)         N.A.          $ 23,451,426(4)
Total......................................................   20,177,711 shares                         $176,855,827

                                                                 AMOUNT OF
                  TITLE OF EACH CLASS OF                     REGISTRATION FEE
                SECURITIES TO BE REGISTERED                         (5)
Common Stock, no stated value per share, with one
 associated
 Share Purchase Right......................................
Total......................................................       $60,985

(1) Up to 14,966,283 shares of common stock, no stated value per share, of the registrant (the "Paracelsus Common Stock") (with associated share purchase rights attached ("Rights")) are to be offered (i) in exchange for up to 14,463,997 shares of common stock, par value $0.01 per share, of Champion upon consummation of the Merger, (ii) upon the exercise of rights of Champion that will become subscribable for up to 80,000 shares of Paracelsus Common Stock as a result of the Merger and (iii) upon the exercise of warrants of Champion that will become exercisable for up to 422,286 shares of Paracelsus Common Stock as a result of the Merger.

(2) Up to 5,211,428 shares of Paracelsus Common Stock (and associated Rights) are to be offered in exchange for up to 2,605,714 shares of Preferred Stock (as defined below).

(3) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the "Securities Act"), and computed pursuant to Rule 457(f)(1) and Rule 457(g) by multiplying $10.25, the average of the high and low sale prices of a share of Champion Common Stock as reported on the AMEX on July 17, 1996, by 14,966,283.

(4) Estimated solely for the purpose of calculating the registration fee required by Section 6(b), and computed pursuant to Rule 457(f)(2) by multiplying $4.50, the equivalent book value of each share of the Preferred Stock, by 5,211,428. The Champion Series C Preferred Stock and Champion Series D Preferred Stock (together, the "Preferred Stock") were originally issued at $18.00 per share. Subsequently, there was a 2 for 1 Preferred Stock split, resulting in an adjusted book value of $9.00 per share. Each preferred share will be exchanged upon consummation of the Merger for two shares of Paracelsus Common Stock. Thus, the equivalent book value of each share of Preferred Stock is $4.50 per share of Paracelsus Common Stock to be issued upon consummation of the Merger.

(5) The registration fee of $60,985 has been calculated pursuant to Rule 457 under the Securities Act as follows: 1/29 of one percent of $176,855,827, computed as described in Note (2). Pursuant to Rule 457(b) under the Securities Act and Section 14(g) of the Securities Exchange Act of 1934, as amended, and Rule 0-11 thereunder, the total registration fee of $60,985 is offset by the filing fee of $12,750 paid on May 31, 1996 in connection with the filing of the preliminary proxy materials by Champion on that date. The difference of $48,235 has been paid to the Commission with the filing of this Registration Statement.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       PARACELSUS HEALTHCARE CORPORATION
               SHARES OF PARACELSUS COMMON STOCK TO BE ISSUED IN
            CONNECTION WITH THE MERGER OF A WHOLLY OWNED SUBSIDIARY
                   OF PARACELSUS HEALTHCARE CORPORATION INTO
                        CHAMPION HEALTHCARE CORPORATION
                            ------------------------

                CROSS REFERENCE SHEET PURSUANT TO ITEM 501(B) OF
             REGULATION S-K SHOWING THE LOCATION IN THE PROSPECTUS
               OF THE INFORMATION REQUIRED BY PART I OF FORM S-4

ITEM OF FORM S-4                                                  CAPTION OR LOCATION IN PROXY STATEMENT/PROSPECTUS
- ---------------------------------------------------------------  ----------------------------------------------------
A. INFORMATION ABOUT THE TRANSACTION

       1.  Forepart of Registration Statement and Outside Front
            Cover Page of Prospectus...........................  Facing Page of the Registration Statement; Cross
                                                                  Reference Sheet; Outside Front Cover of Proxy
                                                                  Statement/Prospectus

       2.  Inside Front and Outside Back Cover Pages of
            Prospectus.........................................  Available Information; Incorporation of Certain
                                                                  Documents by Reference; Table of Contents

       3.  Risk Factors, Ratio of Earnings to Fixed Charges and
            Other Information..................................  Summary; Risk Factors; The Merger; The Merger
                                                                  Agreement; Unaudited Pro Forma Condensed Combining
                                                                  Financial Statements; Business of Paracelsus;
                                                                  Business of Champion

       4.  Terms of the Transaction............................  Summary; The Merger; The Merger Agreement; Certain
                                                                  Related Agreements; Comparison of Rights of
                                                                  Stockholders of Champion and Shareholders of
                                                                  Paracelsus; The Plan Proposals; Annex D -- Opinion
                                                                  of DLJ

       5.  Pro Forma Financial Information.....................  Summary; Unaudited Pro Forma Condensed Combined
                                                                  Financial Statements

       6.  Material Contracts With the Company Being
            Acquired...........................................  Summary; The Merger; The Merger Agreement; Certain
                                                                  Related Agreements; Paracelsus Shareholder
                                                                  Arrangements; Description of Paracelsus Securities;
                                                                  Paracelsus Management's Discussion and Analysis of
                                                                  Financial Condition and Results of Operations;
                                                                  Business of Paracelsus; Business of Champion;
                                                                  Security Ownership of Management and Certain
                                                                  Beneficial Owners; The Plan Proposals; Stockholder
                                                                  Proposals; Annex A -- Agreement and Plan of Merger;
                                                                  Annex F -- Text of the Plan Proposal to Amend the
                                                                  Directors' Stock Option Plan; Annex G -- Text of
                                                                  the Plan Proposal to Amend the Selected Executive
                                                                  Stock Option Plan; Annex H -- Text of the Plan
                                                                  Proposal to Amend the Founders' Stock Option Plan

ITEM OF FORM S-4                                                  CAPTION OR LOCATION IN PROXY STATEMENT/PROSPECTUS
- ---------------------------------------------------------------  ----------------------------------------------------
       7.  Additional Information Required for Reoffering by
            Persons and Parties Deemed to Be Underwriters......  Not applicable

       8.  Interests of Named Experts and Counsel..............  Not applicable

       9.  Disclosure of Commission Position on Indemnification
            for Securities Act Liabilities.....................  Not applicable

B. INFORMATION ABOUT THE REGISTRANT

      10.  Information With Respect to S-3 Registrants.........  Not applicable

      11.  Incorporation of Certain Information by Reference...  Incorporation by Reference of Certain Documents

      12.  Information With Respect to S-2 or S-3
            Registrants........................................  Not applicable

      13.  Incorporation of Certain Information by Reference...  Not applicable

      14.  Information With Respect to Registrants Other Than
            S-3 or S-2 Registrants.............................  Not applicable

C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED

      15.  Information With Respect to S-3 Companies...........  Not applicable

      16.  Information With Respect to S-2 or S-3 Companies....  Not applicable

      17.  Information With Respect to Companies Other Than S-2
            or S-3 Companies...................................  Not applicable

D. VOTING AND MANAGEMENT INFORMATION

      18.  Information if Proxies, Consents or Authorizations
            are to be Solicited................................  Summary; The Special Meeting; The Merger; The Merger
                                                                  Agreement; Certain Related Transactions; Comparison
                                                                  of Rights of Stockholders of Champion and
                                                                  Shareholders of Paracelsus; Certain Differences
                                                                  Between California and Delaware Corporate Laws;
                                                                  Management of Paracelsus Following the Merger

      19.  Information if Proxies, Consents or Authorizations
            Are Not to be Solicited, or in an Exchange Offer...  Not applicable

                                     [LOGO]

                                          July 19, 1996

Dear Stockholder:

    You are cordially invited to attend a Special Meeting of Stockholders of Champion Healthcare Corporation ("Champion") to be held at 10:00 a.m. local time, on August 9, 1996 at the principal executive offices of Champion, 515 West Greens Road, Suite 800, Houston, Texas 77067. I hope that you will be present or represented by proxy at this important meeting.

    Champion has entered into an agreement with Paracelsus Healthcare Corporation ("Paracelsus") pursuant to which a subsidiary of Paracelsus will be merged into Champion, resulting in Champion becoming a wholly owned subsidiary of Paracelsus (the "Merger"). The Merger, which has been approved by the Boards of Directors of both Champion and Paracelsus, will create a publicly held hospital management company that operates 31 hospitals in 11 states, including Utah, California, North Dakota, Tennessee and Texas (in addition to skilled nursing facilities, home healthcare agencies and medical office buildings).

    The purpose of the Special Meeting is to approve the Amended and Restated Agreement and Plan of Merger among Champion, Paracelsus and a wholly owned subsidiary of Paracelsus (the "Merger Agreement"). Your Board of Directors has determined that the Merger is fair to and in the best interests of Champion and its stockholders. YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

    At the Special Meeting you will also be asked to consider and approve certain amendments (the "Stock Option Plan Amendments") to each of the following option arrangements: (i) the Champion Healthcare Corporation Directors' Stock Option Plan (the "Directors' Stock Option Plan"), (ii) the Champion Healthcare Corporation Selected Executive Stock Option Plan No. 5 (the "Selected Executive Stock Option Plan") and (iii) certain stock option agreements between Champion and each of Messrs. Charles R. Miller and James G. VanDevender (such option agreements are together referred to as the "Founders' Stock Option Plan"). Consummation of the Merger is not conditioned on approval of the Stock Option Plan Amendments. The amendment to the Founders' Stock Option Plan is being submitted for stockholder approval pursuant to a separate vote. However, approval of the Merger Agreement will be deemed to constitute approval of the amendments to the Directors' Stock Option Plan and the Selected Executive Stock Option Plan. YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED EACH OF THE STOCK OPTION PLAN AMENDMENTS AND RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF EACH OF THE STOCK OPTION PLAN AMENDMENTS.

    The Merger, the Stock Option Plan Amendments and related matters are described in greater detail in the accompanying Proxy Statement/Prospectus, which you are urged to read carefully and in its entirety.

    Approval and adoption of the Merger Agreement to be voted on at the Special Meeting, which will be deemed to constitute approval of the amendments to the Directors' Stock Option Plan and the Selected Executive Stock Option Plan, requires (i) the affirmative vote of the holders of a majority of the total voting power represented by the outstanding shares of Champion Common Stock, Champion Series C Cumulative Convertible Preferred Stock and Champion Series D Cumulative Convertible Preferred Stock, voting together as a single class, (ii) the affirmative vote of the holders of at least 90% of the outstanding shares of Champion Series C Cumulative Convertible Preferred Stock, voting as a separate class and (iii) the affirmative vote of the holders of at least 90% of the outstanding shares of

Champion Series D Cumulative Convertible Preferred Stock, voting as a separate class. Approval of the amendment to the Founders' Stock Option Plan, pursuant to a separate vote, requires the affirmative vote of holders of a majority of the total voting power of Champion Common Stock, Champion Series C Cumulative Convertible Preferred Stock and Champion Series D Cumulative Convertible Preferred Stock present in person or represented by proxy and entitled to vote at the Special Meeting, voting together as a single class. Stockholders are entitled to vote all shares of Champion Common Stock, Champion Series C Cumulative Convertible Preferred Stock and Champion Series D Cumulative Convertible Preferred Stock held of record by them on July 15, 1996, which is the record date for the Special Meeting.

    Holders of Champion Common Stock will not be entitled to appraisal rights in connection with the Merger; however, holders of Champion Series C Cumulative Convertible Preferred Stock and Champion Series D Cumulative Convertible Preferred Stock who do not vote for the approval and adoption of the Merger Agreement and otherwise comply with the applicable procedures will be entitled to appraisal rights.

    WE URGE YOU TO CONSIDER THESE IMPORTANT MATTERS, WHICH ARE DESCRIBED IN THE ENCLOSED PROXY STATEMENT/ PROSPECTUS. In order to ensure that your vote is represented at the Special Meeting, whether or not you plan to attend the Special Meeting, PLEASE INDICATE YOUR CHOICE ON THE ENCLOSED PROXY CARD, DATE AND SIGN IT, AND RETURN IT IN THE ENCLOSED ENVELOPE. Your prompt response will be greatly appreciated. If you are able to attend the Special Meeting, you may revoke your proxy at any time before its exercise and may, of course, vote your shares in person.

                                          Sincerely,

                                               [/S/ CHARLES R. MILLER]

                                          Charles R. Miller
                                          PRESIDENT, CHIEF EXECUTIVE OFFICER
                                           AND CHAIRMAN OF THE BOARD OF
                                          DIRECTORS

                            ------------------------

    THE BOARD OF DIRECTORS OF CHAMPION RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE PROPOSALS TO BE PRESENTED AT THE SPECIAL MEETING.

    PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. YOUR PROXY WILL BE REVOCABLE, EITHER IN WRITING OR BY VOTING IN PERSON AT THE SPECIAL MEETING, AT ANY TIME PRIOR TO ITS EXERCISE.

                             YOUR VOTE IS IMPORTANT
                    PLEASE SIGN, DATE AND RETURN YOUR PROXY

                        CHAMPION HEALTHCARE CORPORATION
                        515 WEST GREENS ROAD, SUITE 800
                              HOUSTON, TEXAS 77067

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON AUGUST 9, 1996

                            ------------------------

    NOTICE HEREBY IS GIVEN that a special meeting of Stockholders (the "Special Meeting") of Champion Healthcare Corporation, a Delaware corporation ("Champion"), has been called by the Board of Directors of Champion and will be held at the principal executive offices of Champion, 515 West Greens Road, Suite 800, Houston, Texas 77067 at 10:00 a.m. local time on August 9, 1996 to consider and vote upon the following matters described in the accompanying Proxy Statement/ Prospectus:

        1. To consider and vote upon a proposal to adopt and approve an Agreement and Plan of Merger, dated as of April 12, 1996, as amended and restated as of May 29, 1996 and as it may be amended, supplemented or modified from time to time (the "Merger Agreement"), by and among Champion, Paracelsus Healthcare Corporation, a California corporation ("Paracelsus"), and PC Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Paracelsus (the "Merger Proposal"), pursuant to which such subsidiary of Paracelsus will be merged into Champion, resulting in Champion becoming a wholly owned subsidiary of Paracelsus (the "Merger");

        2. To consider and vote upon proposals (the "Plan Proposals" and, together with the Merger Proposal, the "Proposals") to approve certain amendments to each of the following option arrangements (i) the Champion Healthcare Corporation Directors' Stock Option Plan (the "Directors' Stock Option Plan"), (ii) the Champion Healthcare Corporation Selected Executive Stock Option Plan No. 5 (the "Selected Executive Stock Option Plan") and
    (iii) certain stock option agreements between Champion and each of Messrs. Charles R. Miller and James G. VanDevender (such option agreements are together referred to as the "Founders' Stock Option Plan"); and

        3. Such other business as may properly come before the meeting or any adjournments or postponements thereof.

    Notwithstanding stockholder approval of the Proposals, Champion reserves the right to abandon the Merger at any time prior to the consummation of the Merger, subject to the terms and conditions of the Merger Agreement and applicable law.

    Only holders of Champion Common Stock, Champion Series C Cumulative Convertible Preferred Stock and Champion Series D Cumulative Convertible Preferred Stock of record at the close of business on July 15, 1996 are entitled to notice of and to vote at such meeting or any adjournments or postponements thereof.

    Approval of the Merger Proposal, which will be deemed to constitute approval of the Plan Proposals to amend the Directors' Stock Option Plan and the Selected Executive Stock Option Plan, requires (i) the affirmative vote of the holders of a majority of the total voting power represented by the outstanding shares of Champion Common Stock, Champion Series C Cumulative Convertible Preferred Stock and Champion Series D Cumulative Convertible Preferred Stock, voting together as a single class, (ii) the affirmative vote of the holders of at least 90% of the outstanding shares of Champion Series C Cumulative Convertible Preferred Stock, voting as a separate class and (iii) the affirmative vote of the holders of at least 90% of the outstanding shares of Champion Series D Cumulative Convertible Preferred Stock, voting as a separate class. Approval of the Plan Proposal to amend the Founders' Stock Option Plan, pursuant to a separate stockholder vote, requires the affirmative vote of holders of a majority of the total voting power of Champion Common Stock,

                                                        CONFIDENTIAL, FOR USE OF
                                                             THE COMMISSION ONLY
Champion Series C Cumulative Convertible Preferred Stock and Champion Series D Cumulative Convertible Preferred Stock present in person or represented by proxy and entitled to vote at the Special Meeting, voting together as a single class.

    Holders of Champion Common Stock will not be entitled to appraisal rights in connection with the Merger. However, holders of Champion Series C Cumulative Convertible Preferred Stock and Champion Series D Cumulative Convertible Preferred Stock who do not vote for the approval and adoption of the Merger Proposal and who otherwise comply with the applicable statutory procedures of
Section 262 of the General Corporation Law of the State of Delaware (the "DGCL") will be entitled to appraisal rights under Section 262 of the DGCL. A summary of the provisions of Section 262 of the DGCL, including a summary of the requirements with which holders of Champion Series C Cumulative Convertible Preferred Stock and Champion Series D Cumulative Convertible Preferred Stock desiring to assert appraisal rights must comply, is contained in the accompanying Proxy Statement/ Prospectus under the heading "The Merger -- Appraisal Rights." The entire text of Section 262 of the DGCL is attached as Annex E to the Proxy Statement/Prospectus.

    A proxy card and a Proxy Statement/Prospectus containing more detailed information with respect to the matters to be considered at the Special Meeting (including the Merger Agreement attached as Annex A thereto) accompany and form a part of this notice.

                                          By Order of the Board of Directors,

                                          [/S/ JAMES G. VANDEVENDER]

                                          James G. VanDevender
                                          SECRETARY

Houston, Texas
July 19, 1996

                            ------------------------

    THE BOARD OF DIRECTORS OF CHAMPION RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE PROPOSALS TO BE PRESENTED AT THE SPECIAL MEETING.

    PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. YOUR PROXY WILL BE REVOCABLE, EITHER IN WRITING OR BY VOTING IN PERSON AT THE SPECIAL MEETING, AT ANY TIME PRIOR TO ITS EXERCISE.

                             YOUR VOTE IS IMPORTANT
                    PLEASE SIGN, DATE AND RETURN YOUR PROXY

                       PARACELSUS HEALTHCARE CORPORATION
                                   PROSPECTUS
                             ---------------------

                        CHAMPION HEALTHCARE CORPORATION
                                PROXY STATEMENT
                             ---------------------

    This Proxy Statement and Prospectus (the "Proxy Statement/Prospectus") is being furnished by Champion Healthcare Corporation, a Delaware corporation ("Champion"), to holders of shares of Champion's Common Stock, par value $0.01 per share (the "Champion Common Stock"), and to holders of shares of Champion's Series C Cumulative Convertible Preferred Stock, par value $0.01 per share (the "Champion Series C Preferred Stock"), and Series D Cumulative Convertible Preferred Stock, par value $0.01 per share (the "Champion Series D Preferred Stock" and, together with the Champion Series C Preferred Stock, the "Champion Preferred Stock"), in connection with the solicitation of proxies by the Board of Directors of Champion (the "Champion Board") for use at the special meeting of stockholders of Champion (the "Special Meeting") to be held on August 9, 1996, or any adjournment or postponement thereof.

    The Special Meeting has been called to consider and vote upon (i) a proposal (the "Merger Proposal") to adopt and approve the Agreement and Plan of Merger, dated as of April 12, 1996, as amended and restated on May 29, 1996, and as it may be amended, supplemented or modified from time to time (the "Merger Agreement"), by and among Champion, Paracelsus Healthcare Corporation, a California corporation ("Paracelsus"), and PC Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Paracelsus ("Merger Sub"), pursuant to which Merger Sub will be merged into Champion, resulting in Champion becoming a wholly owned subsidiary of Paracelsus (the "Merger"); and (ii) proposals (the "Plan Proposals" and, together with the Merger Proposal, the "Proposals") to approve certain amendments to each of (a) the Champion Healthcare Corporation Directors' Stock Option Plan (the "Directors' Stock Option Plan"), (b) the Champion Healthcare Corporation Selected Executive Stock Option Plan No. 5 (the "Selected Executive Stock Option Plan") and (c) certain stock option agreements between Champion and each of Messrs. Charles R. Miller and James G. VanDevender (such option agreements are together referred to as the "Founders' Stock Option Plan"). Approval of the Merger Proposal will be deemed to constitute approval of the Plan Proposals to amend the Directors' Stock Option Plan and the Selected Executive Stock Option Plan. The Plan Proposal to amend the Founders' Stock Option Plan is being submitted for stockholder approval pursuant to a separate vote.

    Under the Merger Agreement, upon consummation of the Merger each share of Champion Common Stock will be converted into the right to receive one share of common stock, no stated value per share (the "Paracelsus Common Stock"), of Paracelsus, and each share of Champion Preferred Stock will be converted into the right to receive two shares of Paracelsus Common Stock. In addition, upon consummation of the Merger, options to purchase shares of Champion Common Stock, warrants to purchase shares of Champion Common Stock (the "Champion Warrants") and rights to subscribe for or convert into shares of Champion Common Stock issued by Champion and outstanding at the Effective Time (as hereinafter defined) will be assumed by Paracelsus and converted into substantially similar options, warrants ("Paracelsus Warrants") and subscription or conversion rights with respect to Paracelsus Common Stock. As a result of the Merger, Champion will become a wholly owned subsidiary of Paracelsus.

    This   Proxy  Statement/Prospectus   also  constitutes   the  Prospectus  of
Paracelsus with respect to the shares of Paracelsus Common Stock (i) to be issued to holders of outstanding shares of Champion Common Stock and Champion Preferred Stock (collectively, the "Champion Capital Stock") upon consummation of the Merger and (ii) issuable upon exercise of Champion Warrants and subscription rights with respect to Champion Common Stock assumed by Paracelsus in the Merger. Paracelsus has filed a Registration Statement on Form S-4 under the Securities Act of 1933, as amended, with the Securities and Exchange Commission covering such shares of Paracelsus Common Stock and the shares of Paracelsus Common Stock issuable upon exercise of such Paracelsus Warrants and such subscription rights to which this Proxy Statement/Prospectus relates.

    This Proxy Statement/Prospectus and the enclosed form of Proxy are first being mailed to holders of Champion Capital Stock on or about July 19, 1996.
                           --------------------------

    SEE "RISK FACTORS" BEGINNING ON PAGE 21 FOR A DISCUSSION OF CERTAIN MATTERS WHICH SHOULD BE CONSIDERED BY THE STOCKHOLDERS OF CHAMPION WITH RESPECT TO THE MERGER PROPOSAL.
                             ---------------------

    THE SHARES OF PARACELSUS COMMON STOCK OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

         THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS JULY 19, 1996.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION..............................          4
INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS....          4
SUMMARY............................................          6
  General..........................................          6
  The Companies....................................          6
  The Special Meeting..............................          7
  The Merger.......................................          7
  Risk Factors.....................................         11
  Certain Related Agreements.......................         11
  Certain Paracelsus Shareholder Arrangements......         12
  The Plan Proposals...............................         13
  Paracelsus Healthcare Corporation Summary
   Historical Consolidated Financial and Operating
   Data............................................         14
  Champion Healthcare Corporation Summary
   Historical Consolidated Financial and Operating
   Data............................................         16
  Summary Paracelsus and Champion Unaudited Pro
   Forma Financial and Operating Data..............         18
  Comparative Per Share Data.......................         20
RISK FACTORS.......................................         21
  Competition......................................         21
  Business Expansion...............................         21
  Limits on Reimbursement..........................         22
  Extensive Regulation.............................         22
  Healthcare Reform Legislation....................         23
  Dependence on Key Personnel and Physicians.......         23
  Concentration of Operations......................         24
  Principal Shareholder............................         24
  Certain Anti-Takeover Effects....................         25
  Significant Leverage.............................         25
  Consummation of the Refinancing Transactions.....         26
  Professional Liability Insurance.................         26
  Shares Eligible for Future Issuance
   and Sale........................................         26
  Lack of Public Market............................         27
  Forward-Looking Statements.......................         27
THE SPECIAL MEETING................................         29
  General..........................................         29
  Time, Date and Place of the Special Meeting......         29
  Matters to be Considered at the
   Special Meeting.................................         29
  Record Date......................................         29
  Votes Required...................................         29
  Issuance of Paracelsus Common Stock in the
   Merger..........................................         31
  Voting and Revocation of Proxies.................         31
  Solicitation of Proxies..........................         31
  Appraisal Rights.................................         31
THE MERGER.........................................         32
  Background of the Merger.........................         32
  Approval of the Champion Board; Reasons for the
   Merger..........................................         34
  Opinion of Champion Financial Advisor............         35
  Interests of Certain Persons in the Merger.......         40
  Effect of the Merger on Employee Compensation
   Arrangements....................................         46
  Effect of the Merger on Champion Warrants and
   Convertible Securities..........................         52
  Accounting Treatment.............................         52
  Certain Federal Income Tax Consequences..........         52
  Regulatory Approvals.............................         54
  Certain Litigation...............................         54
  Stock Exchange Listing...........................         55
  Appraisal Rights.................................         55
THE MERGER AGREEMENT...............................         57
  The Merger.......................................         57
  Paracelsus Stock Split...........................         57
  Exchange of Certificates.........................         57
  Governance of Paracelsus.........................         58
  Representations and Warranties...................         58
  Certain Conditions...............................         58
  Business of Paracelsus and Champion Pending the
   Merger..........................................         59
  Takeover Proposals...............................         60
  Termination......................................         61
  Termination Payment..............................         61
  Other Fees and Expenses..........................         62
  Indemnification and Insurance....................         62
  Amendment........................................         63
  Waiver...........................................         63
CERTAIN RELATED AGREEMENTS.........................         64
  Shareholder Agreement............................         64
  Rights Agreement.................................         72
  Right of First Refusal Agreement.................         75
  Paracelsus Shareholder Registration Rights
   Agreement.......................................         75
  Champion Investors Registration Rights
   Agreements......................................         75
  Participants Agreement...........................         76
  Voting Agreement.................................         79
CERTAIN PARACELSUS SHAREHOLDER ARRANGEMENTS........         79
  Dividend; Dividend and Note Agreement............         79
  Services Agreement...............................         80
  Insurance Agreement..............................         80
  Non-Compete Agreement............................         80
DESCRIPTION OF PARACELSUS SECURITIES...............         82
  Paracelsus Preferred Stock.......................         82
  Paracelsus Common Stock..........................         83
  Description of Paracelsus Rights.................         83
COMPARISON OF RIGHTS OF STOCKHOLDERS OF CHAMPION
 AND SHAREHOLDERS OF PARACELSUS....................         84
  Board of Directors...............................         84
  Business Combinations............................         84
  Other Special Voting Requirements................         85
  Amendment of Certificate of Incorporation........         86
  Amendment of Bylaws..............................         86
  Rights...........................................         86
CERTAIN DIFFERENCES BETWEEN CALIFORNIA AND DELAWARE
 CORPORATE LAWS....................................         87
  Size of the Board of Directors...................         87
  Cumulative Voting................................         87
  Classified Board of Directors....................         88
  Power to Call Special Shareholders' Meetings.....         88
  Shareholder Approval of Certain Business
   Combinations....................................         88
  Fair Price Provision.............................         89
  Removal of Directors.............................         90
  Filling Vacancies on the Board of Directors......         90
  Loans to Officers and Employees..................         91
  Indemnification..................................         91
  Limitation of Liability..........................         92

  Inspection of Shareholder List...................         92
  Dividends and Repurchases of Shares..............         93
  Shareholder Voting...............................         93
  Interested Director Transactions.................         94
  Stockholder Derivative Suits.....................         94
  Dissenters' and Appraisal Rights.................         94
  Dissolution......................................         95
FINANCING IN CONNECTION WITH THE MERGER AND RELATED
 TRANSACTIONS......................................         96
  Financing........................................         96
  New Credit Facility..............................         96
  Public Offerings.................................         96
CAPITALIZATION.....................................         98
COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND
 INFORMATION.......................................         99
UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL
 STATEMENTS........................................        100
  Paracelsus and Champion Unaudited Pro Forma
   Condensed Combining Financial Statements........        100
  Paracelsus Unaudited Pro Forma Condensed
   Combining Financial Statements..................        113
  Champion Unaudited Pro Forma Condensed Combining
   Statements of Income and Unaudited Historical
   Condensed Balance Sheet.........................        121
PARACELSUS MANAGEMENT'S DISCUSSION AND ANALYSIS OF
 FINANCIAL CONDITION AND RESULTS OF OPERATIONS.....        129
  Pending Transaction..............................        129
  Results of Operations............................        129
  Liquidity and Capital Resources..................        132
  Recent Pronouncements............................        133
  Impact of Inflation and Changing Prices..........        133
  Effect of Proposed Legislation...................        133
CHAMPION MANAGEMENT'S DISCUSSION AND ANALYSIS OF
 FINANCIAL CONDITION AND RESULTS OF OPERATIONS.....        134
  Pending Transactions.............................        134
  Impact of Acquisitions...........................        134
  Recapitalization.................................        134
  Results of Operations............................        135
  Liquidity and Capital Resources..................        139
  Recent Acquisitions and Other Investments........        140
  Debt.............................................        141
  Redeemable Preferred Stock.......................        142
  Subsequent Events................................        142
  Inflation........................................        142
  Recent Pronouncements............................        143
BUSINESS OF PARACELSUS.............................        144
  General..........................................        144
  Recent Transactions..............................        144
  Business Strategy................................        145
  Operating Strategy...............................        145
  Acquisition Strategy.............................        146
  Operations.......................................        148
  Selected Operating Statistics....................        149
  Sources of Revenue...............................        149
  Medical Staff and Employees......................        149
  Competition......................................        150
  Liability Insurance..............................        150
  Regulation and Other Factors.....................        151
  Medicare Program -- General......................        151
  Medicaid Program.................................        152
  Hospital Inspections and Reviews.................        153
  Regulatory Compliance............................        153
  Other Federal Statutes and Regulations...........        153
  State Statutes and Regulations...................        154
  Environmental Matters............................        154
  Healthcare Reform Legislation....................        154
  Properties.......................................        155
  Litigation.......................................        156
BUSINESS OF CHAMPION...............................        157
  General..........................................        157
  Recent Acquisitions..............................        157
  Pending Acquisitions.............................        157
  Sources of Revenue...............................        157
  Payment Mix......................................        158
  Bed Utilization and Occupancy Rates..............        158
  Properties.......................................        159
  Medical Staff and Employees......................        159
  Competition......................................        160
  Regulation and Other Factors.....................        161
  Healthcare Reform................................        161
  Reimbursement....................................        161
  Professional Liability...........................        164
  Accreditation and Reviews........................        164
  Environmental Matters............................        164
  Litigation.......................................        164
MANAGEMENT OF PARACELSUS FOLLOWING THE MERGER......        165
  Directors and Executive Officers of Paracelsus
   After the Effective Time........................        165
  New Paracelsus Board.............................        167
  Committees of the New Paracelsus Board...........        168
  Executive Compensation...........................        169
  Certain Relationships and Related Transactions...        174
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN
 BENEFICIAL OWNERS.................................        175
  Ownership of Paracelsus Common Stock.............        175
  Ownership of Champion Securities.................        175
THE PLAN PROPOSALS.................................        185
  Amendment of the Directors' Stock Option Plan....        185
  Amendment of the Selected Executive Stock Option
   Plan............................................        188
  Amendment of the Founders' Stock Option Plan.....        190
VALIDITY OF PARACELSUS COMMON STOCK................        192
EXPERTS............................................        192
STOCKHOLDER PROPOSALS..............................        193
INDEX TO FINANCIAL STATEMENTS AND FINANCIAL
 STATEMENT SCHEDULES...............................        F-1
ANNEX A -- Amended and Restated Agreement and Plan
 of Merger
ANNEX B -- Form of Amended and Restated Articles of
 Incorporation of Paracelsus Healthcare
  Corporation
ANNEX C -- Form of Amended and Restated Bylaws of
 Paracelsus Healthcare Corporation
ANNEX D -- Opinion of Donaldson, Lufkin & Jenrette
 Securities Corporation
ANNEX E -- Section 262 of the Delaware General
 Corporation Law
ANNEX F -- Text of the Plan Proposal to Amend the
 Directors' Stock Option Plan
ANNEX G -- Text of the Plan Proposal to Amend the
 Selected Executive Stock Option Plan
ANNEX H -- Text of the Plan Proposal to Amend the
 Founders' Stock Option Plan

                             AVAILABLE INFORMATION

    Champion and Paracelsus are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements (in the case of Champion only) and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by Paracelsus and Champion with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, at prescribed rates. Such material may also be accessed electronically at the Commission's site on the World Wide Web located at http://www.sec.gov.

    The shares of Champion Common Stock are currently listed on the American Stock Exchange (the "AMEX"), and such material relating to Champion may also be inspected at the offices of the AMEX, 86 Trinity Place, New York, New York 10006. However, the Champion Common Stock has been approved for listing on the New York Stock Exchange (the "NYSE") under the symbol "CHC," subject to official notice of issuance. It is anticipated that, prior to the Special Meeting, the Champion Common Stock will be delisted from the AMEX and listed on the NYSE. Material relating to Champion may after such time also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. After consummation of the Merger, Champion will no longer file reports, proxy statements or other information with the Commission. Instead, such information would be provided, to the extent required, in filings made by Paracelsus. The Paracelsus Common Stock has been approved for listing on the NYSE under the symbol "PLS," subject to official notice of issuance and consummation of the Merger. Accordingly, after consummation of the Merger such material may also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

    This Proxy Statement/Prospectus is included as part of a Registration Statement on Form S-4 (together with all amendments, exhibits and schedules thereto, including documents and information incorporated therein by reference, the "Registration Statement") filed with the Commission by Paracelsus relating to the registration under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Paracelsus Common Stock (i) to be issued to holders of outstanding shares of Champion Common Stock and Champion Preferred Stock upon consummation of the Merger and (ii) issuable upon exercise of Champion Warrants and certain rights to subscribe for or convert into Champion Common Stock that will be assumed by Paracelsus in the Merger. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Such additional information is available for inspection and copying at the offices of the Commission. Statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

    All information contained herein with respect to Champion and its subsidiaries and controlled partnerships has been supplied by Champion, and all information contained herein with respect to Paracelsus and its subsidiaries and controlled partnerships prior to the Effective Time has been supplied by Paracelsus.

                INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

    All documents and reports subsequently filed by Champion pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof shall be deemed to be incorporated by reference herein and shall be a part hereof from the date of filing of such documents. These documents (other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents) are available without charge, on oral or written request by any person to whom this Proxy Statement/Prospectus is delivered, from Champion, 515 West Greens Road, Suite 800, Houston, Texas 77067, telephone number (713) 873-6623, Attention: Deborah Frankovich, Vice President. In order to ensure timely delivery of the documents, any request should be made by August 2, 1996.

    Any statement contained herein or in any document deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement/Prospectus, except as so modified or superseded.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE BY THIS PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PARACELSUS OR CHAMPION. THIS PROXY STATEMENT/ PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES, BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH SOLICITATION.

                                    SUMMARY

    THE FOLLOWING IS A SUMMARY OF INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS. THIS SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS, THE ANNEXES HERETO AND THE DOCUMENTS REFERRED TO HEREIN. REFERENCES HEREIN TO PARACELSUS (AS DEFINED BELOW) AFTER THE MERGER (AS DEFINED BELOW) REFER TO AND INCLUDE THE COMBINED OPERATIONS OF PARACELSUS AND CHAMPION (AS DEFINED BELOW). UNLESS OTHERWISE DEFINED HEREIN, CAPITALIZED TERMS USED IN THIS SUMMARY AND NOT OTHERWISE DEFINED SHALL HAVE THE RESPECTIVE MEANINGS ASCRIBED TO THEM ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS. CERTAIN STATEMENTS IN THIS PROXY STATEMENT/PROSPECTUS CONSTITUTE "FORWARD-LOOKING" STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT (THE "REFORM ACT"). SEE "RISK FACTORS -- FORWARD-LOOKING STATEMENTS." STOCKHOLDERS OF CHAMPION ARE URGED TO REVIEW THIS ENTIRE PROXY STATEMENT/ PROSPECTUS CAREFULLY, INCLUDING SUCH ANNEXES AND SUCH OTHER DOCUMENTS.

GENERAL

    This  Proxy  Statement/Prospectus  is  being  provided  to  stockholders  of
Champion Healthcare Corporation, a Delaware corporation ("Champion"), in connection with the proposed merger (the "Merger") of PC Merger Sub, Inc., a Delaware corporation ("Merger Sub") that is a newly formed, wholly owned subsidiary of Paracelsus Healthcare Corporation, a California corporation ("Paracelsus"), with and into Champion. The Merger will be effected pursuant to the Agreement and Plan of Merger, dated as of April 12, 1996, as amended and restated as of May 29, 1996 and as it may be amended, supplemented or modified from time to time (the "Merger Agreement"), by and among Champion, Paracelsus and Merger Sub, a copy of which is attached hereto as Annex A. See "The Merger."

THE COMPANIES

    PARACELSUS HEALTHCARE CORPORATION. Paracelsus currently owns and operates 18 acute care hospitals with a total of 1,685 licensed beds in California, Utah, Tennessee, Texas, Florida, Georgia and Mississippi. Paracelsus' acute care hospitals provide a broad array of general medical and surgical services on an inpatient, outpatient and emergency basis. In addition, certain hospitals and their related facilities offer rehabilitative medicine, substance abuse treatment, psychiatric care and Acquired Immune Deficiency Syndrome ("AIDS") care. In California, Paracelsus also owns and operates three psychiatric hospitals with 218 licensed beds, four skilled nursing facilities with a total of 232 licensed beds and a 60-bed rehabilitative hospital. In addition, Paracelsus owns and operates 11 home health agencies and 16 medical office buildings adjacent to certain of its hospitals. Paracelsus was organized in February 1981. All of the shares of capital stock of Paracelsus are owned by Park Hospital GmbH, a German corporation (the "Paracelsus Shareholder") that is wholly owned by Dr. Manfred George Krukemeyer, the Chairman of the Board of Paracelsus. See "Business of Paracelsus."

    Paracelsus' principal executive offices are located at 155 North Lake Avenue, Suite 1100, Pasadena, California 91101, and its telephone number is
(818) 792-8600.

    CHAMPION HEALTHCARE CORPORATION. Champion owns and operates five acute care hospitals and related health care facilities with a total of 722 licensed beds in Utah, Texas and Virginia. Champion's acute care hospitals generally offer the same types of services provided by Paracelsus' acute care hospitals. Champion also owns and operates two psychiatric hospitals with a total of 219 licensed beds in Missouri and Louisiana. In addition, Champion owns a 50% interest in, and operates, Dakota/ Heartland Partnership, a partnership that owns two additional acute care hospitals with a total of 341 beds in North Dakota under the name Dakota Heartland Health System ("DHHS"). Champion was organized as AmeriHealth, Inc. ("AmeriHealth") in November 1985. See "Business of Champion."

    Champion's principal executive offices are located at 515 West Greens Road, Suite 800, Houston, Texas 77067, and its telephone number is (713) 873-6623.

THE SPECIAL MEETING

    TIME, PLACE AND DATE. The special meeting of the stockholders of Champion (the "Special Meeting") will be held on August 9, 1996 at 10:00 a.m., local time, at the principal executive offices of Champion at 515 West Greens Road, Suite 800, Houston, Texas 77067.

    RECORD DATE, SHARES ENTITLED TO VOTE. Holders of record of shares of Champion Common Stock, par value $0.01 per share (the "Champion Common Stock"), Champion Series C Cumulative Convertible Preferred Stock, par value $0.01 per share (the "Champion Series C Preferred Stock"), and Champion Series D Cumulative Convertible Preferred Stock, par value $0.01 per share (the "Champion Series D Preferred Stock" and, together with the Champion Series C Preferred Stock, the "Champion Preferred Stock"), as of the close of business on July 15, 1996 (the "Record Date"), are entitled to notice of and to vote at the Special Meeting. On the Record Date, there were outstanding 14,463,997 shares of Champion Common Stock, 448,811 shares of Champion Series C Preferred Stock and 2,156,903 shares of Champion Series D Preferred Stock (collectively, the "Champion Capital Stock"). Each share of Champion Common Stock is entitled to one vote and each share of Champion Preferred Stock is entitled to two votes at the Special Meeting.

    VOTES REQUIRED. Approval of the Merger Proposal, which will be deemed to constitute approval of the Plan Proposals to amend the Directors' Stock Option Plan and the Selected Executive Stock Option Plan (the "Directors' and Selected Executive Stock Option Plan Proposals"), requires (i) the affirmative vote of the holders of a majority of the total voting power represented by the outstanding shares of the Champion Capital Stock, voting together as a single class, (ii) the affirmative vote of the holders of at least 90% of the outstanding shares of Champion Series C Preferred Stock, voting as a separate class and (iii) the affirmative vote of the holders of at least 90% of the outstanding shares of Champion Series D Preferred Stock, voting together as a separate class. Certain holders of Champion Preferred Stock have entered into an agreement with Champion to vote all shares of Champion Preferred Stock beneficially owned by them in favor of the Merger. The parties to such agreement hold, in the aggregate, Champion Preferred Stock representing 26% of the total voting power of the outstanding shares of Champion Capital Stock, all of the outstanding shares of Champion Series C Preferred Stock and all of the outstanding shares of Champion Series D Preferred Stock. As of May 28, 1996, the directors and executive officers of Champion and their affiliates, some of whom are parties to the above-referenced agreement, beneficially owned approximately 43% of the outstanding shares of Champion Common Stock, 32% of the outstanding shares of Champion Series C Preferred Stock, 22% of the outstanding shares of Champion Series D Preferred Stock and 38% of the total voting power represented by the outstanding shares of Champion Capital Stock. Approval of the Plan Proposal to amend the Founders' Stock Option Plan (the "Founders' Stock Option Plan Proposal") requires the affirmative vote, pursuant to a separate stockholder vote, of the holders of a majority of the total voting power of the Champion Capital Stock present in person or represented by proxy and entitled to vote, voting together as a single class. See "The Special Meeting -- Votes Required" and "Certain Related Agreements -- Participants Agreement."

THE MERGER

    GENERAL. Pursuant to the Merger Agreement, Merger Sub will be merged with and into Champion. As a result of the Merger, Champion will become a wholly owned subsidiary of Paracelsus.

    PARACELSUS STOCK SPLIT. Prior to the Effective Time (as defined below), each of the 450 outstanding shares of Paracelsus Common Stock, no stated value per share (the "Paracelsus Common Stock"), will be split into, and will become and thereafter represent, 66,159.426 shares of Paracelsus Common Stock (the "Paracelsus Stock Split"). See "The Merger Agreement -- Paracelsus Stock Split."

    EXCHANGE OF CHAMPION CAPITAL STOCK. At the Effective Time, as a result of the Merger (i) each share of Champion Common Stock (other than shares of Champion Common Stock that are owned by Paracelsus or any of its direct or indirect subsidiaries, that are held in the treasury of Champion or that are owned by any direct or indirect subsidiary of Champion) will be converted into the right to receive one share of Paracelsus Common Stock (the "Exchange Ratio") and (ii) each share of Champion Preferred Stock (other than shares of Champion Preferred Stock that are owned by Paracelsus or any of its direct or indirect subsidiaries, that are held in the treasury of Champion or that are owned by any direct or indirect subsidiary of Champion and shares of Champion Preferred Stock as to which appraisal rights are properly exercised) will be converted into the right to receive two shares of Paracelsus Common Stock. See "The Merger Agreement -- The Merger."

    RECOMMENDATIONS OF CHAMPION BOARD. At a meeting held on April 11, 1996, the Champion Board unanimously approved, among other things, the Merger Agreement and the Merger and determined that the Merger is fair to and in the best interests of the stockholders of Champion. The Champion Board also unanimously approved each of the Plan Proposals. The Champion Board recommends that holders of Champion Capital Stock vote FOR the Merger Proposal and FOR each of the Plan Proposals. See "The Merger -- Approval of the Champion Board; Reasons for the Merger" and "The Plan Proposals."

    OPINION OF FINANCIAL ADVISOR. Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), financial advisor to Champion, has delivered to the Champion Board its written opinion, dated July 18, 1996, to the effect that the Exchange Ratio pursuant to the Merger Agreement is fair to the holders of Champion Common Stock from a financial point of view. The full text of the opinion of DLJ, which sets forth the assumptions made, procedures followed, other matters considered and limits of the review by DLJ, is attached hereto as Annex D. Each Champion stockholder should read such opinion carefully in its entirety. The summary of the opinion of DLJ set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion. The opinion of DLJ was prepared for the Champion Board and is directed only to the fairness of the Exchange Ratio from a financial point of view to the holders of Champion Common Stock. The opinion of DLJ does not constitute a recommendation to any holder of Champion Capital Stock as to how such stockholder should vote with respect to the Merger Proposal. See "The Merger -- Opinion of Champion Financial Advisor."

    EFFECTIVE TIME OF THE MERGER. The Merger will become effective at the time and on the date that a certificate of merger is filed with the Delaware Secretary of State or at such later time as is specified in the certificate of merger (the "Effective Time"). It is presently anticipated that the Effective Time will occur promptly after the requisite stockholder approvals have been obtained and all other conditions specified in the Merger Agreement have been satisfied or waived in accordance with the provisions of the Merger Agreement. See "The Merger Agreement -- Certain Conditions."

    EXCHANGE OF CHAMPION STOCK CERTIFICATES. As soon as reasonably practicable after the Effective Time, instructions with regard to the surrender of stock certificates, together with a letter of transmittal to be used for this purpose, will be furnished by mail to all Champion stockholders for use in exchanging their stock certificates for the shares of Paracelsus Common Stock they will be entitled to receive as a result of the Merger. STOCKHOLDERS OF CHAMPION ARE INSTRUCTED NOT TO SUBMIT THEIR STOCK CERTIFICATES FOR EXCHANGE UNTIL SUCH INSTRUCTIONS AND LETTER OF TRANSMITTAL ARE RECEIVED OR ARE AVAILABLE FOR DELIVERY. See "The Merger Agreement -- Exchange of Certificates."

    CONDITIONS TO CONSUMMATION OF THE MERGER. The obligations of Paracelsus and Champion to consummate the Merger are subject to the satisfaction of certain conditions, including, among other things, obtaining the requisite stockholder or shareholder approvals. See "The Merger Agreement -- Certain Conditions."

    ANTITRUST MATTERS. On April 26, 1996, the Notification and Report Forms for the Merger required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") were filed by the Paracelsus Shareholder and Champion. The HSR Act waiting period expired with respect to the Merger on May 26, 1996. In addition, on May 15, 1996, Champion petitioned the Federal Trade Commission (the "FTC") for approval to transfer the Salt Lake Regional Medical Center (the "SLRMC") as part of the Merger in accordance with certain provisions of an Asset Purchase Agreement dated January 25, 1995, pursuant to which Champion acquired SLRMC. On June 17, 1996, the public comment period with respect to the application expired with no public comments being filed, Champion expects that the required prior approval will be obtained prior to the date of the Special Meeting without any material conditions. However, despite Champion's expectation, it is possible that such approval may not be obtained or that such approval may be conditioned on Champion taking certain actions, including actions that could result in, among other things, material alteration of Champion's business in the Salt Lake City, Utah region or a delay in the effectiveness of the Merger. See "The Merger
- -- Regulatory Approvals."

    TAKEOVER PROPOSALS. The Merger Agreement provides that neither Paracelsus nor Champion will solicit or otherwise facilitate any proposal with respect to a merger, reorganization, consolidation or other similar business combination, or any transaction involving the purchase of a significant portion of its assets, or the purchase or issuance of 30% or more of its equity securities, or any transaction which would result in a person becoming the beneficial owner of 30% or more of its equity securities (a "Takeover Proposal"), except as contemplated by the Merger Agreement. See "The Merger Agreement -- Takeover Proposals."

    TERMINATION OF THE MERGER AGREEMENT.  The Merger Agreement may be terminated
(i) by mutual written consent of the parties; (ii) if either the stockholders of Champion or the Paracelsus Shareholder do not approve the Merger by the requisite vote; (iii) if the Merger has not been consummated on or before December 31, 1996 (the "Termination Date"); (iv) if any one of the conditions of the terminating party's obligations to effect the Merger has not been satisfied, cured or waived by the Termination Date; or (v) if the board of directors of either party concurrently approves, and such party concurrently enters into, a binding written agreement concerning a Takeover Proposal. See "The Merger Agreement -- Termination."

    TERMINATION FEE. Under certain circumstances, and subject to certain limitations, if the Merger Agreement is terminated, one party shall pay the other a $7,500,000 termination fee (a "Termination Fee") and reimbursement for all documented out-of-pocket expenses (including all fees and expenses of a party's counsel, advisors, accountants and consultants) incurred by or on behalf of such party in connection with the transactions contemplated by the Merger Agreement up to an additional $2,500,000 ("Termination Expenses" and, together with a Termination Fee, a "Termination Payment"), subject to reduction in certain circumstances. A Termination Payment will be made when (i) the Merger Agreement is terminated by either party and that party concurrently enters into another agreement concerning a Takeover Proposal or (ii) (a) the party's stockholders or shareholder, as the case may be, do not approve the Merger, (b) the Merger is not consummated by the Termination Date, PROVIDED that a closing condition did not remain unsatisfied through no fault of the party who is to pay the Termination Payment, or (c) the party is in breach of any representation, warranty, covenant or agreement which would prevent a closing condition from occurring and the other party terminates the Merger Agreement and, in the case of any of (a) through (c) above, within one year of such termination, the party consummates another Takeover Proposal. See "The Merger Agreement -- Termination Payment."

    APPRAISAL RIGHTS. Holders of shares of Champion Common Stock will not have appraisal rights with respect to the Merger. Holders of shares of Champion Preferred Stock issued and outstanding immediately prior to the Effective Time who do not vote such shares in favor of the Merger are entitled, in accordance with the provisions of the Delaware General Corporation Law (the "DGCL"), to seek appraisal of the fair value of such shares of Champion Preferred Stock. When such stockholders have properly demanded in writing appraisal for such shares of Champion Preferred Stock in accordance with Section 262 of the DGCL (collectively, the "Dissenting Shares"), such Dissenting Shares will not be converted or represent rights to receive shares of Paracelsus Common Stock in the Merger. All shares of Champion Preferred Stock for which no proper demand for appraisal has been made or for which such demand has been withdrawn shall be deemed to be converted into Champion Common Stock and to be exchangeable, at the Effective Time, for shares of Paracelsus Common Stock pursuant to the Merger. See "The Merger -- Appraisal Rights" and "Certain Differences Between California and Delaware Corporate Laws -- Dissenters' and Appraisal Rights."

    CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The Merger has been structured with the intent that it be a tax-free reorganization for Federal income tax purposes. In the opinion of Sullivan & Cromwell, special counsel to Champion, the Merger will qualify as a reorganization under section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and, as further described in such opinion, no gain or loss will be recognized for Federal income tax purposes by holders of Champion Capital Stock upon the receipt solely of shares of Paracelsus Common Stock in exchange therefor pursuant to the Merger. See "The Merger -- Certain Federal Income Tax Consequences."

    RESALE RESTRICTIONS. All shares of Paracelsus Common Stock received by Champion stockholders in the Merger will be freely transferable, except that the approximately 15,700,000 shares of Paracelsus Common Stock received by persons that may be deemed to be "affiliates" (as defined under the Securities Act of 1933, as amended (the "Securities Act")) of Champion at the Effective Time may be resold by them only in certain permitted circumstances. Paracelsus currently intends to offer and sell, promptly after the consummation of the Merger, up to 5,200,000 newly-issued shares of Paracelsus Common Stock in an underwritten public offering (the "Primary Equity Offering"), the registration statement for which is also expected to include up to 2,695,000 additional shares (excluding 1,184,250 shares of Common Stock subject to the underwriters' over-allotment option) to be offered and sold in a secondary offering by certain of such affiliates of Champion (the "Secondary Equity Offering" and, together with the Primary Equity Offering, the "Equity Offering"). See "Financing in Connection with the Merger and Related Transactions."

    ACCOUNTING TREATMENT. The Merger will be accounted for using the "purchase" method of accounting, under which the total consideration paid to the stockholders of Champion will be allocated based on the fair market value of the assets acquired and the liabilities assumed. See "The Merger -- Accounting Treatment."

    COMPARATIVE RIGHTS OF STOCKHOLDERS OF CHAMPION AND SHAREHOLDERS OF PARACELSUS. The rights of holders of Champion Capital Stock are currently governed by Delaware law and the Restated Certificate of Incorporation (the "Champion Certificate") and Bylaws (the "Champion Bylaws") of Champion. Upon consummation of the Merger, holders of Champion Capital Stock will become holders of Paracelsus Common Stock, and their rights as holders of Paracelsus Common Stock will be governed by California law and the Amended and Restated Articles of Incorporation of Paracelsus (the "Paracelsus Articles") and the Amended and Restated Bylaws of Paracelsus (the "Paracelsus Bylaws") to be adopted prior to the Effective Time, forms of which are attached hereto as Annex B and Annex C, respectively. There are various differences between the rights of Champion stockholders and the rights of Paracelsus shareholders, including, among others, those resulting from certain provisions of the Paracelsus Articles that may have the effect of deterring or making it more difficult for a third party to acquire control of Paracelsus. See "Comparison of Rights of
Stockholders of Champion and Shareholders of Paracelsus" and "Certain Differences Between California and Delaware Corporate Laws."

    MANAGEMENT OF PARACELSUS AFTER THE MERGER. The number of directors on the Board of Directors of Paracelsus (before the Merger, the "Paracelsus Board" and, after the Merger, the "New Paracelsus Board") will initially be nine, comprised of (i) four persons designated by the Paracelsus Shareholder, (ii) two persons who are currently executive officers of Champion and (iii) three independent directors designated as provided in the Merger Agreement. Dr. Krukemeyer, currently the Chairman of the Paracelsus Board and the beneficial owner of all of the shares of Paracelsus Common Stock, will be the Chairman of the New Paracelsus Board after the Merger; Mr. R.J. Messenger, currently the President and Chief Executive Officer and a director of Paracelsus, will be the Vice Chairman, Chief Executive Officer and a director of Paracelsus after the Merger; Mr. Charles R. Miller, currently the Chairman, President and Chief Executive Officer of Champion, will be the President and Chief Operating Officer and a director of Paracelsus after the Merger; Mr. James G. VanDevender, currently the Executive Vice President and Chief Financial Officer and a director of Champion, will be the Executive Vice President and Chief Financial Officer and a director of Paracelsus after the Merger; Mr. Ronald R. Patterson, currently the Executive Vice President and Chief Operating Officer of Champion, will be the Executive Vice President and President, Healthcare Operations of Paracelsus after the Merger; and Mr. Robert C. Joyner, currently the Vice President and General Counsel of Paracelsus, will be the Senior Vice President, Secretary and General Counsel of Paracelsus after the Merger. See "Management of Paracelsus Following the Merger." Paracelsus has entered into employment agreements (which will be terminated if the Merger is not consummated) with Messrs. Messenger, Miller, VanDevender, Patterson and Joyner. See "The Merger -- Effect of the Merger on Employee Compensation Arrangements."

    FINANCING IN CONNECTION WITH THE MERGER AND RELATED TRANSACTIONS. The Merger Agreement provides that Champion and Paracelsus will use their respective reasonable best efforts to, among other things, effect a refinancing of certain debt of Champion and Paracelsus in connection with the consummation of the Merger and to facilitate the combined operations of the companies, including without limitation through a public offering of debt and/or equity securities of Paracelsus. Paracelsus currently expects to offer and sell, through separate underwritten public offerings to be consummated promptly after the consummation of the Merger, $275,000,000 aggregate principal amount of senior subordinated notes (including a $25,000,000 aggregate principal amount of additional Notes subject to an underwriters' over-allotment option) (the "Debt Offering" and, together with the Equity Offering, the "Public Offerings"), and 5,200,000 newly-issued shares of Paracelsus Common Stock in the Primary Equity Offering in order, among other things, to prepay certain currently outstanding debt of Champion. In addition, Paracelsus currently intends to refinance the outstanding indebtedness under both Paracelsus' and Champion's existing credit facilities with borrowings under a new credit facility that will provide for borrowings of up to $400,000,000 (the "Credit Facility Refinancing").

    While the consummation of each of the Public Offerings and the Credit Facility Refinancing is expected to occur promptly after the consummation of the Merger, the Merger is not conditioned upon the consummation of any of such transactions and there can be no assurance that any of such transactions will be consummated. See "Risk Factors -- Consummation of the Refinancing Transactions," "Certain Related Agreements -- Participants Agreement," "Financing in Connection with the Merger and Related Transactions" and "Unaudited Pro Forma Condensed Combining Financial Statements -- Notes to Paracelsus and Champion Unaudited Pro Forma Condensed Combining Financial Statements (Note 5)."

    INTERESTS OF CERTAIN PERSONS. In considering the recommendation of the Champion Board with respect to the Merger, Champion stockholders should be aware that certain directors and executive officers of Champion may have certain interests in the transaction in addition to the interests of other holders of Champion Capital Stock. See "The Merger -- Interests of Certain Persons in the Merger."

    EFFECT  ON  EMPLOYEE COMPENSATION  ARRANGEMENTS.   The  Merger will  have an
effect on certain employee compensation arrangements of Champion and Paracelsus. See "The Merger -- Effect of the Merger on Employee Compensation Arrangements."

    TRADING MARKET. Shares of Champion Common Stock are currently traded on the AMEX under the symbol "CHC." The Champion Comon Stock has been approved for listing on the NYSE under the symbol "CHC," subject to official notice of issuance. It is anticipated that, prior to the Special Meeting, Champion Common Stock will be delisted from the AMEX and listed on the NYSE. After the Effective Time, the Champion Common Stock will be delisted from the NYSE and the shares of Paracelsus Common Stock will be traded on the NYSE under the symbol "PLS." See "The Merger -- Stock Exchange Listing." On April 12, 1996, the last full trading day before announcement of the Merger, the last reported closing price per share of Champion Common Stock was $10 1/2. On July 18, 1996, the last reported closing price per share of Champion Common Stock was $10 3/4. See "Comparative Per Share Market Price and Dividend Information." The Paracelsus Common Stock has been approved for listing on the NYSE upon consummation of the Merger under the symbol "PLS," subject to official notice of issuance.

RISK FACTORS

    THE INFORMATION SET FORTH UNDER "RISK FACTORS" SHOULD BE REVIEWED AND CAREFULLY CONSIDERED IN EVALUATING THE MERGER AND THE OWNERSHIP OF PARACELSUS COMMON STOCK TO BE ISSUED IN THE MERGER.

CERTAIN RELATED AGREEMENTS

    SHAREHOLDER AGREEMENT. It is a condition to the Merger that prior to the Effective Time Paracelsus enter into a shareholder agreement with the Paracelsus Shareholder (the "Shareholder Agreement") pursuant to which the Paracelsus
Shareholder will agree, among other things; (i) to certain "standstill" provisions; (ii) to certain transfer restrictions with respect to Paracelsus' voting securities; (iii) not to acquire additional Paracelsus voting securities if, after giving effect to such acquisition, such shareholder would beneficially own more than 66 2/3% of the total voting power of Paracelsus, except under certain circumstances; and (iv) to sell in, tender into and vote in favor of, as the case may be, certain acquisition proposals involving Paracelsus. The Shareholder Agreement will also provide the Paracelsus Shareholder with the right to designate four nominees to the New Paracelsus Board and a right of first refusal in connection with certain acquisition proposals for Paracelsus. Dr. Krukemeyer will be the guarantor of the obligations of the Paracelsus Shareholder under the Shareholder Agreement. See "Certain Related Agreements -- Shareholder Agreement."

    RIGHTS AGREEMENT. Pursuant to the Merger Agreement, prior to the Effective Time Paracelsus and Champion will present to the New Paracelsus Board a Shareholder Protection Rights Agreement (the "Rights Agreement") for approval by the New Paracelsus Board, subject to fiduciary duties and applicable law. The Rights Agreement will have customary terms and conditions, but will exempt the beneficial ownership of shares of Paracelsus Common Stock beneficially owned by the Paracelsus Shareholder at the Effective Time and all acquisitions of Paracelsus Common Stock made in compliance with the Shareholder Agreement. See "Certain Related Agreements -- Rights Agreement."

    RIGHT OF FIRST REFUSAL AGREEMENT. At or prior to the Effective Time, Dr. Krukemeyer, the Paracelsus Shareholder and Messrs. Messenger, Miller, VanDevender and Patterson will enter into an agreement (the "Right of First Refusal Agreement") pursuant to which Dr. Krukemeyer and the Paracelsus
Shareholder will have certain rights to purchase shares of Paracelsus Common Stock beneficially owned by each such person which he may from time to time determine to sell. See "Certain Related Agreements -- Right of First Refusal Agreement."

    REGISTRATION RIGHTS AGREEMENTS. Pursuant to the Merger Agreement, Paracelsus will enter into a registration rights agreement (the "Paracelsus Shareholder Registration Rights Agreement") with the Paracelsus Shareholder. Such agreement will provide the Paracelsus Shareholder with certain demand and "piggyback" registration rights with respect to shares of Paracelsus Common Stock owned beneficially or of record by such shareholder and certain transferees. See "Certain Related Agreements -- Paracelsus Shareholder Registration Rights Agreement." Also pursuant to the Merger Agreement, Paracelsus will enter into registration rights agreements (the "Champion Investors Registration Rights Agreements") with certain of the existing holders of Champion Capital Stock and holders of Champion Warrants (collectively, the "Champion Investors"). Such agreements will provide the Champion Investors with certain demand and "piggyback" registration rights with respect to shares of Paracelsus Common Stock owned beneficially or of record by them. See "Certain Related Agreements -- Champion Investors Registration Rights Agreements."

    PARTICIPANTS AGREEMENT. Champion has entered into an Agreement in Contemplation of Merger, dated as of April 12, 1996, with certain holders of Champion securities (the "Participants Agreement") pursuant to which, among other things: (i) holders of all of Champion's outstanding 11% Series D Senior Subordinated Notes due December 31, 2003 (the "Series D Notes") and all of Champion's 11% Series E Senior Subordinated Notes due December 31, 2003 (the "Series E Notes" and, together with the Series D Notes, the "Champion Notes") have agreed to waive their rights to require Champion to repurchase the Champion Notes as a result of the "change of control" (as defined in the Participants Agreement) of Champion occurring as a result of the Merger; (ii) at such time as Paracelsus completes a debt offering of at least $100,000,000 that also meets certain other conditions (a "Qualified Debt Offering"), Paracelsus or Champion will have the right to repay, and such noteholders will have the right to demand repayment of their Champion Notes at specified prices; (iii) holders of Champion Warrants who also hold such Champion Notes will agree to the assumption by Paracelsus of Champion's obligations with respect to such Champion Warrants; and
(iv) a stockholders' agreement among certain holders of Champion Capital Stock will be terminated. The Debt Offering, if completed, will be a Qualified Debt Offering under the Participants Agreement, and, upon completion of the Debt Offering, Paracelsus intends to apply a portion of the proceeds therefrom to prepay all of the outstanding Champion Notes in accordance with the terms thereof, as amended by the Participants Agreement. See "Certain Related Agreements -- Participants Agreement."

CERTAIN PARACELSUS SHAREHOLDER ARRANGEMENTS

    DIVIDEND; DIVIDEND AND NOTE AGREEMENT. Prior to the Effective Time, Paracelsus will declare a dividend (the "Dividend") payable on a date not later than 60 days after the consummation of the Merger to the Paracelsus Shareholder (the shareholder of record prior to the Effective Time of the Merger), subject to compliance with the provisions of the Indenture, dated as of October 15, 1993, related to Paracelsus' 9 7/8% Subordinated Notes due 2003 (the "Existing Senior Subordinated Notes"). The amount of the Dividend will be $21,113,387, plus $3,574.26 for each day from and including July 31, 1996 to the date the Dividend is paid. Pursuant to a dividend and note agreement (the "Dividend and Note Agreement") between the Paracelsus Shareholder and Paracelsus to be entered into prior to the Effective Time, at the Effective Time the Paracelsus Shareholder will purchase a 6.51% subordinated note due 2006 of Paracelsus (the "Shareholder Subordinated Note") for $7,185,467. The Shareholder Subordinated Note
will have a term of 10 years and will provide for annual payments of principal and accrued interest in an aggregate amount of $1,000,000. The Shareholder Subordinated Note will be subordinated in right of payment to certain indebtedness of Paracelsus as provided in the Shareholder Subordinated Note. See "Certain Paracelsus Shareholder Arrangements -- Dividend; Dividend and Note Agreement."

    OTHER ARRANGEMENTS. Prior to the date of this Proxy Statement/Prospectus, Paracelsus and Dr. Krukemeyer have entered into (i) a services agreement (the "Services Agreement") pursuant to which Dr. Krukemeyer has agreed, subject to the closing of the Merger, to provide management and strategic advisory services to Paracelsus following the Merger and (ii) an insurance agreement (the "Insurance Agreement") pursuant to which Paracelsus has agreed, subject to the closing of the Merger, to maintain an insurance policy or other death and permanent disability benefit for the benefit of Dr. Krukemeyer on the terms provided therein. In addition, it is a condition to the Merger that prior to the Effective Time Dr. Krukemeyer enter into a non-compete agreement (the "Non-Compete Agreement") with Paracelsus. See "Certain Paracelsus Shareholder
Arrangements -- Services Agreement," "-- Insurance Agreement" and "-- Non-Compete Agreement."

THE PLAN PROPOSALS

    At the Special Meeting, the stockholders of Champion will also be asked to consider and vote upon the Plan Proposals.

    The Plan Proposal to amend the Directors' Stock Option Plan provides, subject to stockholder approval, for an increase in the number of shares issuable thereunder from 60,000 to 100,000. Such increase has been proposed in order to provide for the grant of options to each of Messrs. Manuel M. Ferris and David S. Spencer, currently directors of Champion, to purchase 20,000 shares of Champion Common Stock at a price of $8.00 per share. Such Plan Proposal also provides that all options outstanding under the Directors' Stock Option Plan held by a director whose service as a director of Champion terminates in connection with a merger of Champion (including without limitation the Merger) will remain exercisable until the date specified in such options, rather than expire 90 days following such merger. The text of the Plan Proposal to amend the Directors' Stock Option Plan is attached hereto as Annex F. See "The Plan Proposals -- Amendment of the Directors' Stock Option Plan."

    The Plan Proposal to amend the Selected Executive Stock Option Plan provides, subject to stockholder approval, that options and stock appreciation rights outstanding thereunder will no longer automatically be terminated upon a merger or consolidation of Champion in which Champion is not the surviving corporation or in which Champion becomes a wholly owned subsidiary of a corporation party to a plan or agreement of merger, but will instead become an obligation of the surviving corporation or such corporation party to the plan or agreement of merger, if the plan or agreement of merger or consolidation provides for the assumption by the surviving or consolidated corporation of such options and stock appreciation rights. The text of the Plan Proposal to amend the Selected Executive Stock Option Plan is attached hereto as Annex G. See "The Plan Proposals -- Amendment of the Selected Executive Stock Option Plan."

    The Plan Proposal to amend the Founders' Stock Option Plan, under which Messrs. Miller and VanDevender hold outstanding options to purchase 108,000 and 72,000 shares of Champion Common Stock, respectively, adds, subject to stockholder approval, a cashless exercise procedure as a means for the option holder to pay the option exercise price and/or any tax withholding obligations incurred upon the exercise of options outstanding thereunder. The text of the Plan Proposal to amend the Founders' Stock Option Plan is attached hereto as Annex H. See "The Plan Proposals -- Amendment of the Founders' Stock Option Plan."

    Approval of the Merger Proposal will be deemed to constitute approval of the Plan Proposals to amend the Directors' Stock Option Plan and the Selected Executive Stock Option Plan. The Plan Proposal to amend the Founders' Stock Option Plan will be subject to a separate stockholder vote. The Champion Board, at a meeting held on April 11, 1996, unanimously approved the Merger Proposal and unanimously approved the Plan Proposals and recommends that the Champion stockholders vote for the approval and adoption of the Merger Proposal and the approval of the Plan Proposals. See "The Special Meeting -- Votes Required," "The Merger -- Approval of the Champion Board; Reasons for the Merger" and "The Plan Proposals."

PARACELSUS HEALTHCARE CORPORATION SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

    The following tables set forth summary historical financial and other operating data for Paracelsus for the five fiscal years ended September 30, 1995 and for the six months ended March 31, 1995 and 1996. The summary historical financial data for the five fiscal years ended September 30, 1995 has been derived from the audited consolidated financial statements of Paracelsus and from the underlying accounting records of Paracelsus. The summary historical financial data for the six months ended March 31, 1995 and 1996 has been derived from the unaudited condensed consolidated financial statements of Paracelsus and reflects all adjustments (consisting of normal recurring adjustments) that, in the opinion of the management of Paracelsus, are necessary for a fair presentation of such information. Operating results for the six months ended March 31, 1996 are not necessarily indicative of the results that may be expected for fiscal 1996. All information set forth below should be read in conjunction with "Paracelsus Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the consolidated financial statements and related notes of Paracelsus included elsewhere this Proxy Statement/Prospectus.

                                                                                                       SIX MONTHS
                                                      FISCAL YEAR ENDED SEPTEMBER 30,               ENDED MARCH 31,
                                           -----------------------------------------------------  --------------------
                                             1991       1992       1993       1994       1995       1995       1996
                                                                         (IN THOUSANDS)
INCOME STATEMENT DATA:
  Total operating revenues (1)...........  $ 366,959  $ 411,211  $ 435,102  $ 507,864  $ 509,729  $ 252,356  $ 260,590
  Costs and expenses:
    Salaries and benefits................    150,053    163,970    174,849    209,772    209,672    108,575    113,162
    Supplies.............................     26,229     31,110     34,245     42,890     40,780     21,432     19,363
    Purchased services...................     43,657     50,801     48,951     55,078     58,113     28,118     34,174
    Provision for bad debts..............     19,493     25,784     26,629     33,110     39,277     19,283     20,191
    Other operating expenses.............     83,088     95,438    100,287    114,096     99,777     46,730     46,906
    Depreciation and amortization........     11,808     12,833     14,587     16,565     17,276      8,734      7,972
    Interest.............................     12,043     10,496     10,213     12,966     15,746      7,652      7,685
    Restructuring and unusual charges
     (2).................................     --         --         --         --          5,150     --         --
    Settlement costs (3).................     --         --         --         --         --         --         22,356
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Total costs and expenses...............    346,371    390,432    409,761    484,477    485,791    240,524    271,809
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income (loss) before minority
   interests, income taxes, cumulative
   effect of accounting change and
   extraordinary loss....................     20,588     20,779     25,341     23,387     23,938     11,832    (11,219)
  Minority interests (4).................     (2,697)    (3,393)    (2,683)    (2,517)    (1,927)    (1,204)    (1,072)
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income (loss) before income taxes,
   cumulative effect of accounting change
   and extraordinary loss................     17,891     17,386     22,658     20,870     22,011     10,628    (12,291)
  Income taxes (benefit).................      7,337      7,128     10,196      8,567      9,024      4,357     (5,040)
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income (loss) before cumulative effect
   of accounting change and extraordinary
   loss..................................     10,554     10,258     12,462     12,303     12,987      6,271     (7,251)
  Cumulative effect of accounting change
   (5)...................................      4,377     --         --         --         --         --         --
  Extraordinary loss (6).................     --         --         --           (497)    --         --         --
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net income (loss)......................  $  14,931  $  10,258  $  12,462  $  11,806  $  12,987  $   6,271  $  (7,251)
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
OPERATING DATA:
  Adjusted EBITDA (7)....................  $  41,205  $  42,025  $  47,458  $  50,401  $  51,157  $  27,014  $  25,722
  Adjusted EBITDA margin.................       11.2%      10.2%      10.9%       9.9%      10.0%      10.7%       9.9%
  Capital expenditures...................  $  12,398  $  15,695  $  14,676  $  14,342  $  15,835  $   5,322  $   7,123

                                                       AS OF SEPTEMBER 30,                     AS OF MARCH 31,
                                      -----------------------------------------------------  --------------------
                                        1991       1992       1993       1994       1995       1995       1996
                                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents.........  $   2,972  $     773  $   1,204  $   1,452  $   2,949  $   2,107  $   3,149
  Working capital...................     30,040     67,381     41,355     62,860     60,381     67,649     73,415
  Net property and equipment........    150,718    157,582    174,931    173,837    165,666    171,464    165,729
  Total assets......................    267,785    288,924    296,097    330,001    344,632    342,113    368,216
  Total debt........................    122,306    120,004    104,548    117,718    121,728    125,940    144,661
  Shareholder's equity..............     68,039     77,466     88,714     97,515    104,949    102,149     96,365

- ------------------------------
(1) Total operating revenues were comprised of patient revenue (net of contractual adjustments) and other revenue, including gains (losses) from disposal of facilities of $537, ($1,310), and $9,026 for the fiscal years ended September 30, 1991, 1992, and 1995, respectively.

(2) Restructuring and unusual charges in 1995 consisted of (i) a $973 charge for employee severance benefits and contract termination costs related to the closure of Bellwood Health Center psychiatric facility and (ii) special bonuses of $4,177 paid to certain executive officers for services provided.

(3) Settlement costs of $22,356 in the six months ended March 31, 1996 consisted of settlement payments, legal fees and the write-off of certain accounts receivable in connection with the settlement of two lawsuits.

(4) Represents the participation of physicians or physician groups in the profits of Paracelsus' majority-owned joint venture arrangements.

(5) Paracelsus adopted the liability method of accounting for income taxes in its financial statements for the fiscal year ended September 30, 1991. The cumulative effect of adopting the liability method for periods prior to October 1, 1991 resulted in a benefit of $4,377.

(6) Represents an extraordinary loss of $497 (net of income tax benefit) as a result of the early extinguishment of debt.

(7) Adjusted EBITDA represents income before income taxes, depreciation and amortization, interest, cumulative effect of accounting change, restructuring and unusual charges, settlement costs, gains (losses) from disposal of facilities and extraordinary items ("Adjusted EBITDA"). While Adjusted EBITDA is not a substitute for operating cash flows determined in accordance with generally accepted accounting principles, it is a commonly used tool for measuring a company's ability to service debt.

CHAMPION HEALTHCARE CORPORATION SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

    The following tables set forth summary historical financial data and other operating information for Champion for the five years ended December 31, 1995 and for the three months ended March 31, 1995 and 1996. The summary historical financial data for the five years ended December 31, 1995 has been derived from the audited consolidated financial statements of Champion and from the underlying accounting records of Champion. The summary historical financial information for the three months ended March 31, 1995 and 1996 has been derived from the unaudited condensed consolidated financial statements of Champion and reflects all adjustments (consisting of normal recurring adjustments) that, in the opinion of the management of Champion, are necessary for a fair presentation of such information. Operating results for the three months ended March 31, 1996 are not necessarily indicative of the results that may be expected for 1996. All information set forth below should be read in conjunction with "Champion Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the consolidated financial statements and related notes of Champion included elsewhere in this Proxy Statement/Prospectus. Certain amounts derived from the consolidated statements of operations have been reclassified to conform with the presentation below.

                                                                                                       THREE MONTHS ENDED
                                                         YEARS ENDED DECEMBER 31,                           MARCH 31,
                                        ----------------------------------------------------------     -------------------
                                         1991      1992         1993         1994           1995         1995      1996
                                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
  Net revenue (1).....................  $24,307  $45,073     $ 89,832     $104,193        $167,520     $ 28,727  $ 50,681
  Expenses:
    Salaries and benefits.............    9,875   19,642       36,698       41,042          72,188       12,762    22,006
    Supplies..........................    2,884    6,022       11,641       12,744          21,113        3,237     6,368
    Purchased services................    3,092    5,671        9,606       15,190          23,595        3,897     6,534
    Provision for bad debts...........    2,489    3,520        5,669        7,812          12,016        2,073     3,670
    Other operating expenses..........    3,687    7,682       14,427       14,277          20,999        3,779     6,330
    Depreciation and amortization.....      725    1,361        3,524        4,010           9,290        1,532     3,016
    Interest..........................      723    1,404        2,725        6,375          13,618        2,630     4,587
    Equity in earnings of DHHS........    --       --           --           --             (8,881)      (1,478)   (3,973)
    Restructuring and unusual
     charges..........................    --       1,300(2)    15,456(3)       300(4)        --           --        --
                                        -------  ---------   ----------   ----------      --------     --------  ---------
  Total expenses......................   23,475   46,602       99,746      101,750         163,938       28,432    48,538
                                        -------  ---------   ----------   ----------      --------     --------  ---------
  Income (loss) before income taxes...      832   (1,529)      (9,914)       2,443           3,582          295     2,143
  Income tax expense..................      326       63        1,009          200             150          118       750
                                        -------  ---------   ----------   ----------      --------     --------  ---------
  Income (loss) before extraordinary
   items..............................      506   (1,592)     (10,923)       2,243           3,432          177     1,393
  Extraordinary items (5).............      200    --          (1,230)       --             (1,118)       --        --
                                        -------  ---------   ----------   ----------      --------     --------  ---------
  Net income (loss)...................  $   706  $(1,592)    $(12,153)    $  2,243        $  2,314     $    177  $  1,393
                                        -------  ---------   ----------   ----------      --------     --------  ---------
                                        -------  ---------   ----------   ----------      --------     --------  ---------
  Income (loss) applicable to common
   stock..............................  $   343  $(2,451)    $(13,805)    $ (2,467)       $ (9,017)    $ (1,312) $  1,344
                                        -------  ---------   ----------   ----------      --------     --------  ---------
                                        -------  ---------   ----------   ----------      --------     --------  ---------
  Income (loss) per share (6):
    Primary:
      Income (loss) before
       extraordinary items............  $  0.12  $ (2.23)    $ (11.21)    $  (1.69)       $  (1.86)    $  (0.31) $   0.10
      Extraordinary items, net........     0.17    --           (1.10)       --              (0.26)       --        --
                                        -------  ---------   ----------   ----------      --------     --------  ---------
        Income (loss) per share.......  $  0.29  $ (2.23)    $ (12.31)    $  (1.69)       $  (2.12)    $  (0.31) $   0.10
                                        -------  ---------   ----------   ----------      --------     --------  ---------
                                        -------  ---------   ----------   ----------      --------     --------  ---------
    Fully diluted:
      Income before extraordinary
       items..........................    --       --           --           --              --           --     $   0.08
      Extraordinary items, net........    --       --           --           --              --           --        --
                                        -------  ---------   ----------   ----------      --------     --------  ---------
        Income per share..............    --       --           --           --              --           --     $   0.08
                                        -------  ---------   ----------   ----------      --------     --------  ---------
                                        -------  ---------   ----------   ----------      --------     --------  ---------
  Cash dividends per common share.....    --       --           --           --              --           --        --

                                                                                                       THREE MONTHS ENDED
                                                         YEARS ENDED DECEMBER 31,                           MARCH 31,
                                        ----------------------------------------------------------     -------------------
                                         1991      1992         1993         1994           1995         1995      1996
                                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING DATA:
  Adjusted EBITDA (7).................  $ 2,280  $ 2,536     $ 11,791     $ 13,128        $ 26,490     $  4,457  $  9,746
  Adjusted EBITDA margin..............      9.4%     5.6%        13.1%        12.6%           15.8%        15.5%     19.2%
  Capital expenditures................  $ 1,422  $ 1,637     $  4,726     $ 12,561        $ 42,822     $  7,060  $  2,697


                                                            AS OF DECEMBER 31,                           AS OF MARCH 31,
                                        ----------------------------------------------------------     -------------------
                                         1991      1992         1993         1994           1995         1995      1996
                                                                          (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents...........  $   919  $ 6,204     $ 66,686     $ 48,424        $  7,583     $ 32,908  $  5,670
  Working capital.....................    1,665    9,420       69,138       51,275           9,841       40,772    15,750
  Net property, plant and equipment...    7,789   33,859       26,011       81,913         158,382       88,353   166,997
  Total assets........................   15,444   57,574      118,947      216,553         291,260      212,839   308,022
  Total debt..........................    7,431   26,246       62,084      110,065         164,914      108,807   184,046
  Redeemable preferred stock (8)......    3,726   21,746       56,861       76,294          46,029(9)    77,918    46,078
  Stockholders' equity (deficit)......      293   (2,352)     (16,157)      (2,167)         31,869(9)    (3,450)   33,798

- ------------------------------
(1) Net revenue is comprised of patient revenue (net of contractual adjustments) and other revenue.

(2) In 1992, Champion expensed approximately $1,300 in fees and other costs related to its unsuccessful attempt to acquire 12 hospitals from Humana, Inc.

(3) On September 1, 1992, Champion acquired Gulf Coast Hospital ("GCH"), a competing hospital located approximately three miles from Champion's Baytown, Texas facility. Subsequent to the purchase, Champion consolidated the operations of GCH onto the campus of its existing Baytown hospital and, in June 1994, sold the former GCH property with restrictions limiting its use to non-competitive activities without Champion's permission. As a result of the consolidation, Champion incurred a charge of approximately $15,456 against earnings in 1993.

(4) In 1994, Champion incurred approximately $300 in fees and other costs related to its efforts to acquire Methodist Medical Center ("MMC") in Jacksonville, Florida. On March 6, 1995, Champion notified MMC's management that it would cease all actions related to this transaction; accordingly, such amounts were expensed in the fourth quarter of 1994.

(5) The extraordinary gain in 1991 relates to the utilization of net income tax benefits arising from the carryforward of a net operating loss. Champion recognized extraordinary losses of $1,230 and $1,118 in 1993 and 1995, respectively, on early extinguishment of debt. The extraordinary loss for 1993 was net of a tax benefit of $634, and no tax benefit was allocated to the extraordinary losses in 1995.

(6) In years 1991 through 1995 and the three months ended March 31, 1995, no fully diluted calculation was performed due to anti-dilutive effects of such calculation.

(7) Adjusted EBITDA represents income before income taxes, depreciation and amortization, interest, cumulative effect of accounting change, restructuring and unusual charges, settlement costs, gains (losses) from disposal of facilities and extraordinary items. While Adjusted EBITDA is not a substitute for operating cash flows determined in accordance with generally accepted accounting principles, it is a commony used tool for measuring a company's ability to service debt.

(8)  At December  31, 1991,  1992, 1993,  1994, 1995,  March 31,  1995 and 1996,
    Champion had  outstanding 3,769,  7,557, 9,565,  10,401, 2,606,  10,408  and
    2,608 shares of Champion Preferred Stock that were redeemable and convertible into 1,017, 4,217, 8,233, 9,905, 5,211, 9,920 and 5,216 shares of Champion Common Stock, respectively.

(9) Effective December 31, 1995, Champion entered into a recapitalization agreement which provided for the conversion of certain redeemable preferred stock to Champion Common Stock and eliminated the accrual of future dividends on its remaining Champion Preferred Stock. See "Champion Management's Discussion and Analysis of Financial Condition and Results of Operations."

SUMMARY PARACELSUS AND CHAMPION UNAUDITED PRO FORMA FINANCIAL AND OPERATING DATA

    The Summary Unaudited Pro Forma Financial and Operating Data set forth below have been derived from the Unaudited Pro Forma Condensed Combining Financial Statements included elsewhere in this Proxy Statement/Prospectus. The Summary Unaudited Pro Forma Financial and Operating Data reflect the combined effect of the Merger as if such transaction had occurred at the beginning of each period presented for purposes of the pro forma income statement and operating data and on March 31, 1996 for purposes of the pro forma balance sheet data. Certain footnotes to the Paracelsus and Champion Unaudited Pro Forma Condensed Combining Financial Statements included elsewhere in this Proxy Statement/Prospectus also set forth the impact, where appropriate, of the consummation of each of the Public Offerings.

    The Summary Unaudited Pro Forma Balance Sheet Data set forth below also gives effect, in each case as if such transactions had occurred as of the date of such balance sheet, to the amendment or termination of the currently outstanding arrangements between Paracelsus and Dr. Krukemeyer, the payment of the Dividend and the consummation of the transactions contemplated by the Dividend and Note Agreement. See "Certain Paracelsus Shareholder Arrangements
- --Dividend; Dividend and Note Agreement."

    The Summary Unaudited Pro Forma Financial and Operating Data set forth below also gives effect to the acquisitions and dispositions completed by Paracelsus and Champion since the beginning of the periods presented. See "Unaudited Pro Forma Condensed Combining Financial Statements -- Paracelsus Unaudited Pro Forma Condensed Combining Financial Statements" and "-- Champion Unaudited Pro Forma Condensed Combining Statements of Income and Unaudited Historical Condensed Balance Sheet." See "Business of Paracelsus -- Recent Transactions" and "Business of Champion -- Recent Acquisitions."

    The Summary Unaudited Pro Forma Financial and Operating Data set forth below and the Unaudited Pro Forma Condensed Combining Financial Statements included elsewhere herein do not purport to present the financial position or results of operations of Paracelsus and Champion had the transactions and events assumed therein occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be expected in the future. The Summary Unaudited Pro Forma Financial and Operating Data set forth below is qualified in its entirety by reference to, and should be read in conjunction with, the Unaudited Pro Forma Condensed Combining Financial Statements included elsewhere in this Proxy Statement/Prospectus.

    Paracelsus currently intends to adopt a December 31 year end after the Merger. Paracelsus currently reports its financial information on the basis of a September 30 fiscal year. Champion currently reports its financial information on the basis of a December 31 year. The Summary Unaudited Pro Forma Financial and Operating Data for the fiscal year ended September 30, 1995 includes Paracelsus' historical results of operations for the fiscal year ended September 30, 1995 and Champion's historical results of operations for the year ended December 31, 1995. The Summary Unaudited Pro Forma Financial and Operating Data for the six months ended March 31, 1995 and 1996 includes Paracelsus' and Champion's historical results of operations for the same six-month periods. The Summary Unaudited Pro Forma Balance Sheet Data includes the historical balance sheets of Paracelsus and Champion as of March 31, 1996. See "Financing in Connection with the Merger and Related Transactions," "Unaudited Pro Forma Condensed Combining Financial Statements -- Paracelsus and Champion Unaudited Pro Forma Condensed Combining Financial Statements," "Paracelsus Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Champion Management's Discussion and Analysis of Financial Condition and Results of Operations."

            SUMMARY UNAUDITED PRO FORMA FINANCIAL AND OPERATING DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                      SIX MONTHS ENDED
                                                                                                         MARCH 31,
                                                                                FISCAL YEAR ENDED   --------------------
                                                                                SEPTEMBER 30, 1995    1995       1996
INCOME STATEMENT DATA:
  Total operating revenues (1)................................................      $  696,899      $ 347,240  $ 368,555
  Costs and expenses:
  Salaries and benefits.......................................................         288,075        148,207    155,927
    Supplies..................................................................          70,828         35,785     34,717
    Purchased services........................................................          85,990         39,615     47,543
    Provision for bad debts...................................................          55,616         27,004     27,845
    Other operating expenses..................................................         117,911         57,419     59,328
    Depreciation and amortization.............................................          31,635         15,338     17,137
    Interest..................................................................          36,803         17,099     19,686
    Equity in earnings of DHHS (2)............................................          (8,881)        (2,363)    (6,609)
    Restructuring and unusual charges (3).....................................           4,177             --         --
    Settlement costs (4)......................................................              --             --     22,356
                                                                                    ----------      ---------  ---------
  Total costs and expenses....................................................         682,154        338,104    377,930
                                                                                    ----------      ---------  ---------
  Income (loss) before minority interests and income taxes....................          14,745          9,136     (9,375)
  Minority interests..........................................................          (1,927)        (1,204)    (1,072)
                                                                                    ----------      ---------  ---------
  Income (loss) before income taxes...........................................          12,818          7,932    (10,447)
  Income taxes (benefit)......................................................           5,346          4,237     (3,741)
                                                                                    ----------      ---------  ---------
  Net income (loss)...........................................................      $    7,472      $   3,695  $  (6,706)
                                                                                    ----------      ---------  ---------
                                                                                    ----------      ---------  ---------
  Income (loss) per share.....................................................      $     0.15      $    0.07  $   (0.14)
                                                                                    ----------      ---------  ---------
                                                                                    ----------      ---------  ---------
  Weighted average number of common and common equivalent shares
   outstanding................................................................          50,324         50,327     47,001
                                                                                    ----------      ---------  ---------
                                                                                    ----------      ---------  ---------
OPERATING DATA:
  Adjusted EBITDA (5).........................................................      $   85,433      $  40,369  $  48,732
  Adjusted EBITDA margin......................................................            12.3%          11.6%      13.2%
  Capital expenditures (6)....................................................      $   62,553      $  18,170  $  21,388

                                                                  AS OF
                                                              MARCH 31, 1996
BALANCE SHEET DATA:
  Cash and cash equivalents.................................    $    8,819
  Working capital...........................................       105,775
  Total assets..............................................       828,816
  Total debt................................................       417,273
  Shareholders' equity......................................       218,368

- ------------------------------
(1) Includes pro forma interest income of $2,375, $1,429 and $1,144 for the fiscal year ended September 30, 1995 and the six months ended March 31, 1995 and 1996, respectively.
(2) Champion operates DHHS pursuant to an operating agreement and accounts for its investment in DHHS under the equity method. DHHS began operations on December 31, 1994.
(3) Restructuring and unusual charges consisted of special bonuses of $4,177 (or $0.05 per share, net of taxes) paid to certain executive officers of Paracelsus.
(4) Settlement costs of $22,356 (or $0.28 per share, net of taxes) consisted of settlement payments, legal fees and the write-off of certain accounts receivable in connection with the settlement of two lawsuits.
(5) "Adjusted EBITDA" represents income before income taxes, depreciation and amortization, interest, cumulative effect of accounting change, restructuring and unusual charges, settlement costs, gains (losses) from disposal of facilities and extraordinary items. While Adjusted EBITDA is not a substitute for operating cash flows determined in accordance with generally accepted accounting principles, it is a commonly used tool for measuring a company's ability to service debt.
(6) Includes capital expenditures for special construction projects at BayCoast Medical Center and Westwood Medical Center of $38,047, $9,449 and $10,496 for the fiscal year ended September 30, 1995 and the six months ended March 31, 1995 and 1996, respectively.

COMPARATIVE PER SHARE DATA

    Set forth below are historical earnings per share, cash dividends per share and book value per share data of Champion and adjusted historical and pro forma combined per share data of Paracelsus. The data with respect to the Champion Preferred Stock have been computed on a Champion Common Stock equivalent basis based upon the assumed conversion in the Merger of each share of Champion Preferred Stock into two shares of Paracelsus Common Stock. The data set forth below should be read in conjunction with the Champion Summary Historical Consolidated Financial and Operating Data and the Paracelsus Summary Historical Consolidated Financial and Operating Data, including the notes thereto, which are included elsewhere in this Proxy Statement/Prospectus. The data should also be read in conjunction with the Unaudited Pro Forma Condensed Combining Financial Statements included elsewhere in this Proxy Statement/Prospectus.

                                                                           YEAR ENDED DECEMBER  THREE MONTHS ENDED
                                                                                31, 1995          MARCH 31, 1996
CHAMPION PER SHARE EQUIVALENT -- HISTORICAL
  Champion Common Stock
    Income (loss) before extraordinary item per common and common equivalent share
      Primary (1)........................................................       $   (1.86)           $    0.10
      Fully Diluted (2)..................................................          --                $    0.08
    Cash dividends per share.............................................          --                   --
    Book value per share (3).............................................       $    2.69            $    2.81
  Champion Preferred Stock
    Book value per share (4).............................................       $    8.83            $    8.83


                                                                            FISCAL YEAR ENDED    SIX MONTHS ENDED
                                                                           SEPTEMBER 30, 1995     MARCH 31, 1996
PARACELSUS -- ADJUSTED HISTORICAL (5)
    Net income (loss) per share..........................................       $    0.44            $   (0.24)
    Cash dividends per share.............................................       $    0.19            $    0.04
    Book value per share.................................................       $    3.53            $    3.24
PARACELSUS -- ADJUSTED PRO FORMA (6)
    Net income (loss) per share (7)......................................       $    0.15            $   (0.14)
    Cash dividends per share.............................................       $    0.12            $    0.03
    Book value per share.................................................          n/a               $    4.65

- ------------------------
(1) Calculated based on the weighted average common and common equivalent shares of Champion outstanding during the periods presented. The loss per share for the year ended December 31, 1995 reflects noncash dividends with respect to Champion Preferred Stock of approximately $11,331,000.
(2) Calculated based on 18,184,000 weighted average shares of Champion Capital Stock at March 31, 1996, based on Champion common and common equivalent shares outstanding during the period and the assumed conversion of all shares of Champion Preferred Stock into Champion Common Stock. Fully diluted loss from continuing operations is not presented for the year ended December 31, 1995, due to the anti-dilutive effect of such calculation.
(3) Calculated by dividing the historical stockholders' equity by the number of outstanding shares of Champion Common Stock. The outstanding shares of Champion Common Stock do not include shares issuable upon exercise of Champion Options or Champion Warrants, Champion Subscription Shares or conversion of outstanding Champion Convertible Securities.
(4) Calculated by dividing the historical book value of the Champion Preferred Stock by the number of shares of Champion Common Stock into which the outstanding shares of Champion Preferred Stock are convertible.
(5) Adjusted to give effect to the Paracelsus Stock Split.
(6) Adjusted to give effect to the Paracelsus Stock Split and the Merger.
(7) Calculated based on 50,324,000 and 47,001,000 pro forma common and common equivalent shares of Paracelsus at September 30, 1995 and March 31, 1996, respectively.

                                  RISK FACTORS

    THE FOLLOWING ARE CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY THE HOLDERS OF CHAMPION CAPITAL STOCK IN EVALUATING THE MERGER AND THE INVESTMENT IN PARACELSUS COMMON STOCK. CERTAIN STATEMENTS UNDER THIS CAPTION "RISK FACTORS" CONSTITUTE "FORWARD-LOOKING STATEMENTS" UNDER THE REFORM ACT. SEE "-- FORWARD-LOOKING STATEMENTS."

COMPETITION

    The healthcare industry has been characterized in recent years by increased competition for patients and quality staff physicians, excess inpatient capacity at hospitals, a shift from inpatient to outpatient settings and increased consolidation. The principal factors contributing to these trends are advances in medical technology, cost-containment efforts by managed care plans, employers and traditional health insurers, changes in regulations and reimbursement policies, increases in the number and type of physicians and competing healthcare providers and changes in physician practice patterns.

    Paracelsus' future success will depend, in part, on the ability of Paracelsus' hospitals to continue to attract quality physicians, to enter into managed care contracts and to organize and structure integrated healthcare delivery systems with other healthcare providers and physician practice groups. Most of Paracelsus' hospitals compete with other hospitals which provide comparable services. Some of these hospitals may have significantly greater financial resources than Paracelsus and some offer a wider range of services than those offered by Paracelsus' hospitals. Some of these hospitals are owned by governmental agencies that may be supported by Federal and/or state funding and others by tax-exempt entities supported by endowments and charitable contributions, which support is not available to Paracelsus' hospitals. The competitive position of Paracelsus is also affected by the growth of managed care organizations, including health maintenance organizations ("HMOs"), preferred provider organizations ("PPOs") and other purchasers of group healthcare services. Such managed care organizations negotiate with hospitals and other healthcare providers to obtain discounts from established charges. Paracelsus' ability to compete for managed care business in the future will depend, in part, on its ability to operate profitably in a capitated payment or negotiated price environment. There can be no assurance that Paracelsus' hospitals will be able, on terms favorable to Paracelsus, to attract quality physicians to their staffs, to enter into managed care contracts or to organize and structure integrated healthcare delivery systems for which other healthcare companies (including those with greater financial resources or a wider range of services) may be competing.

    Payor organizations have changed their payment methodologies and have increased their monitoring of the utilization of services, which has resulted in, among other things, a significant shift from inpatient to outpatient care. This shift from inpatient to outpatient care, which typically results in more cost effective care, has also resulted in substantial unused inpatient hospital capacity and a concurrent increase in the utilization of outpatient services and outpatient revenues. Partially as a result of these changes in the industry, there has been significant consolidation in the hospital industry over the past decade and many hospitals have closed, merged with a competitor or reduced their services. While Paracelsus has added to its outpatient services, there can be no assurance that such additions will adequately compensate for the shift away from inpatient services. Although the occupancy rates and facility utilization for Paracelsus' acute care facilities have remained fairly stable over the last three fiscal years, a number of the foregoing factors could cause Paracelsus to experience a decrease in occupancy rates or overall facility utilization. Paracelsus cannot predict with any degree of certainty the effect such changes or reforms or further changes or reforms might have on the business of Paracelsus, and no assurance can be given that such changes or reforms will not have a material adverse effect on Paracelsus' financial condition or results of operations.

BUSINESS EXPANSION

    Paracelsus' ability to compete successfully for managed care contracts or to form or participate in integrated healthcare delivery systems may depend upon, among other things, Paracelsus' ability to increase the number of its facilities and services offered. Part of Paracelsus' business strategy is to expand its facilities and services through the acquisition of hospitals, other healthcare businesses and ancillary healthcare providers and recruitment of additional physicians. There can be no assurance that suitable acquisitions, for which other healthcare companies (including those with greater financial resources than Paracelsus) may be competing, can be accomplished on terms favorable to Paracelsus or that financing, if necessary, can be obtained for such acquisitions. See "-- Significant Leverage." In addition, there can be no assurance that Paracelsus will be able to operate profitably any hospital facility, business or other asset it may acquire, effectively integrate the operations of such acquisitions or otherwise achieve the intended benefits of such acquisitions.

LIMITS ON REIMBURSEMENT

    Paracelsus' hospitals are licensed under applicable state law and certified as providers under the Federal Medicare program and state Medicaid programs, from which Paracelsus and Champion derived in total approximately 57% and 61%, respectively, of their respective historical gross operating revenues for the fiscal year ended 1995. Such programs are highly regulated and subject to frequent and substantial changes. In recent years, basic changes in Medicare reimbursement programs have resulted, and are expected to continue to result, in reduced levels of reimbursement for a substantial portion of hospital procedures and costs. In addition, further changes are anticipated that are likely to result in further limitations on reimbursement levels. There can be no assurance that reimbursement will continue to be available for those procedures and costs of Paracelsus and Champion currently reimbursed by Medicare and Medicaid.

    In addition, private payors, including managed care payors, increasingly are demanding discounted fee structures or the assumption by healthcare providers of all or a portion of the financial risk of delivering healthcare to their members through prepaid capitation arrangements. Inpatient utilization, admissions and occupancy rates continue to be negatively affected by payor-required pre-admission authorization and utilization review and by payor pressure to substitute less expensive outpatient and alternative healthcare services for inpatient procedures for less acutely ill patients. See "-- Competition." In addition, efforts to impose reduced allowances, greater discounts and more stringent cost controls by government and other payors are expected to continue. These changes could adversely affect Paracelsus' financial condition and results of operations. In particular, as the number of patients covered by managed care payors increases, significant limits on the scope of services reimbursed and on reimbursement rates and fees could have a material adverse effect on Paracelsus' financial condition and results of operations.

EXTENSIVE REGULATION

    The healthcare industry is subject to extensive Federal, state and local regulation relating to licensing, conduct of operations, ownership of facilities, addition of facilities and services and prices for services. In particular, Medicare and Medicaid antifraud and abuse amendments codified under
Section 1128B(b) of the Social Security Act (the "Antifraud Amendments") prohibit certain business practices and relationships that might affect the provision and cost of healthcare services reimbursable under Medicare and Medicaid. Sanctions for violating the Antifraud Amendments include criminal penalties and civil sanctions, including fines and possible exclusion from the Medicare and Medicaid programs. Pursuant to the Medicare and Medicaid Patient and Program Protection Act of 1987, the Department of Health and Human Services ("HHS") has issued regulations that describe some of the conduct and business relationships permissible under the Antifraud Amendments (the "Safe Harbors"). The fact that a given business arrangement does not fall within a Safe Harbor does not render the arrangement PER SE illegal. Business arrangements of healthcare service providers that fail to satisfy the applicable Safe Harbor criteria, however, risk increased scrutiny by enforcement authorities.

    Paracelsus has joint ventures with physician investors that are subject to regulation under the Antifraud Amendments. None of such joint ventures falls within any of the Safe Harbors. Under Paracelsus' joint venture arrangements, physician investors are not and will not be under any obligation to refer or admit their patients, including Medicare or Medicaid beneficiaries, to receive services at Paracelsus' facilities, nor are distributions to those physician investors contingent upon or calculated with reference to referrals by the investors. On the basis thereof, Paracelsus does not believe the ownership of interests in or receipt of distributions from Paracelsus' joint ventures would be construed to be knowing and willful payments to the physician investors to induce them to refer patients in violation of the Antifraud Amendments. There can be no assurance, however, that government officials charged with responsibility for enforcing the prohibitions of the Antifraud Amendments will not assert that one or more of Paracelsus' joint ventures is in violation of such provisions. To date, none of Paracelsus' current joint ventures has been reviewed by any governmental authority for compliance with the Antifraud Amendments.

    In addition, Section 1877 of the Social Security Act was amended effective January 1, 1995 (such amendments being hereinafter referred to as "Stark II") to broaden significantly the scope of prohibited physician referrals under the Medicare and Medicaid programs to providers with which they have financial arrangements. Many states have adopted or are considering legislative proposals similar to Stark II, some of which extend beyond the Medicaid program to all healthcare services. Paracelsus' participation in and development of joint ventures and other financial arrangements with physicians could be adversely affected by these amendments and similar state enactments.

    Certificates of need ("CONs"), which are issued by certain state governmental agencies with jurisdiction over healthcare facilities, are at times required for the construction of new facilities, the expansion of old facilities, capital expenditures exceeding a prescribed amount, changes in bed capacity or services and certain other matters. After consummation of the Merger, Paracelsus will operate facilities in seven states that require state approval under CON programs. No assurance can be given that Paracelsus will be able to obtain additional CONs in any jurisdiction where such CONs are required.

    Paracelsus is unable to predict the future course of Federal, state and local regulation or legislation, including Medicare and Medicaid statutes and regulations. Changes in the regulatory framework could have a material adverse effect on Paracelsus' financial condition and results of operations.

HEALTHCARE REFORM LEGISLATION

    In recent years, an increasing number of legislative initiatives have been introduced or proposed in Congress and in state legislatures that would effect major changes in the healthcare system, either nationally or at the state level. Among the proposals under consideration are price controls on hospitals, insurance market reforms to increase the availability of group health insurance to small businesses, requirements that all businesses offer health insurance coverage to their employees and the creation of a government health insurance plan or plans that would cover all citizens. There continue to be efforts at the Federal level to introduce various insurance market reforms, expanded fraud and abuse and anti-referral legislation and further reductions in Medicare and Medicaid reimbursement. A broad range of both similar and more comprehensive healthcare reform initiatives is likely to be considered at the state level. In an effort to reduce the Federal budget deficit, Congress is considering reductions to Medicaid spending that could reduce payments to Paracelsus' hospitals for services provided to Medicaid recipients, including, among others, payments to teaching hospitals and hospitals providing a disproportionate amount of care to indigent patients. A reduction in these payments could adversely affect Paracelsus' total operating revenues and operating margins. It is uncertain what action Congress or state legislatures may take or if any such action would become law. Paracelsus cannot predict whether any of the above proposals or any other proposals will be adopted, and, if adopted, no assurance can be given that the implementation of such legislation will not have a material adverse effect on Paracelsus' financial condition or results of operations.

DEPENDENCE ON KEY PERSONNEL AND PHYSICIANS

    Paracelsus' operations are dependent on the efforts, ability and experience of its key executive officers. In addition, Paracelsus' continued growth depends on its ability to attract and retain skilled employees, on the ability of its officers and key employees to manage growth successfully and on Paracelsus' ability to attract and retain quality physicians and management teams at its facilities. Further, since physicians generally control the majority of hospital admissions, the success of

Paracelsus is, in part, dependent upon the number, specialties and quality of physicians on its hospitals' medical staffs, most of whom have no long-term contractual relationship with Paracelsus and may terminate their association with Paracelsus' hospitals at any time. No assurance can be given that the loss of some or all of these key executive officers or an inability to attract or retain sufficient numbers of qualified physicians or hospital management teams will not have a material adverse effect on Paracelsus' financial condition or results of operations.

CONCENTRATION OF OPERATIONS

    Of the 31 hospital facilities to be operated by Paracelsus after consummation of the Merger, five will be located in the Salt Lake City metropolitan area. On a pro forma combined basis, excluding the effect of Paracelsus' acquisition of assets relating to FHP Hospital, a 125-bed acute care hospital, and its surrounding campus, in Salt Lake City (the "PHC Salt Lake Hospital"), these hospitals would have accounted for 25% and 34% of Paracelsus' total hospital operating revenues and Adjusted EBITDA, respectively, for the 12 months ended March 31, 1996. Paracelsus expects that total hospital operating revenues and Adjusted EBITDA anticipated to be received by Paracelsus in connection with the operation of the PHC Salt Lake Hospital will further increase the contribution of the Utah operations to Paracelsus' total hospital operating revenues and Adjusted EBITDA. See "Business of Paracelsus -- Recent Transactions." Paracelsus' management believes that its strategy of acquiring hospitals in the Salt Lake City area will enhance its ability to compete for managed care contracts and organize and structure an integrated healthcare delivery system in that market, although there can be no assurance that such strategy will be successful. In addition, Paracelsus has eight hospitals in the Los Angeles metropolitan area, a competitive and overbedded environment. On a pro forma combined basis, these hospitals would have accounted for 23% and 9% of Paracelsus' total hospital operating revenues and Adjusted EBITDA, respectively, for the 12 months ended March 31, 1996. Paracelsus may be particularly sensitive to economic, competitive and regulatory conditions in these metropolitan areas, and the future success of Paracelsus may be substantially affected by its ability to compete effectively in these markets.

PRINCIPAL SHAREHOLDER

    Immediately following the Merger, Dr. Krukemeyer will, through his ownership of the Paracelsus Shareholder, beneficially own approximately 60% of the outstanding shares of Paracelsus Common Stock. Assuming consummation of the Primary Equity Offering, Dr. Krukemeyer will beneficially own approximately 54% of the outstanding shares of Paracelsus Common Stock. Upon the consummation of the Merger, the Paracelsus Shareholder will enter into the Shareholder Agreement pursuant to which the Paracelsus Shareholder will agree, among other things: (i) to certain "standstill" provisions; (ii) to certain transfer restrictions with respect to Paracelsus' voting securities; (iii) not to acquire additional voting securities of Paracelsus if, after giving effect to such acquisition, such shareholder would beneficially own more than 66 2/3% of the total voting power of Paracelsus, except under certain circumstances; and (iv) to sell in, tender into and vote in favor of, as the case may be, certain acquisition proposals involving Paracelsus. The Shareholder Agreement will also provide the Paracelsus Shareholder with the right to designate four nominees to the New Paracelsus Board and a right of first refusal in connection with certain acquisition proposals for Paracelsus. After the Merger, Dr. Krukemeyer and the Paracelsus Shareholder also have right of first refusal to acquire the Paracelsus Common Stock of the four most senior officers of the Company. See "Certain Related Agreements -- Shareholder Agreement" and "Right of First Refusal Agreement."

    Given Dr. Krukemeyer's level of beneficial ownership of Paracelsus Common Stock and his right to designate four nominees to the New Paracelsus Board, Dr. Krukemeyer will have the ability to influence the policies and affairs of Paracelsus to a greater extent than other shareholders of Paracelsus. In addition, Dr. Krukemeyer's level of beneficial ownership, as well as his right of first refusal in connection with certain acquisition proposals for Paracelsus, could have the effect of delaying or making more difficult a change of control of Paracelsus.

CERTAIN ANTI-TAKEOVER EFFECTS

    Certain provisions of the Paracelsus Articles and the Paracelsus Bylaws may have the effect of making an unsolicited acquisition of control of Paracelsus more difficult or expensive. Furthermore, it is anticipated that prior to the Effective Time, the New Paracelsus Board will adopt the Rights Agreement, which could have the effect of making an unsolicited acquisition of Paracelsus more difficult or more expensive. Dr. Krukemeyer's level of beneficial ownership, as well as his right of first refusal in connection with certain acquisition proposals for Paracelsus, could also have the effect of delaying or making more difficult a change of control of Paracelsus.

SIGNIFICANT LEVERAGE

    As of May 31, 1996, as adjusted on a pro forma basis to give effect to the Merger, Paracelsus' total indebtedness, including the current portion of long-term indebtedness and capital lease obligations, would have been $492,800,000, which represents 69% of its total capitalization; as adjusted on a pro forma basis to give effect to the Merger and the Debt Offering, Paracelsus' total indebtedness, including the current portion of long-term indebtedness and capital lease obligations, would have been $508,700,000, which represents 70% of its total capitalization; and as adjusted on a pro forma basis to give effect to the Merger and the Public Offerings, Paracelsus' total indebtedness, including the current portion of long-term indebtedness and capital lease obligations, would have been $452,800,000, which represents 63% of its total capitalization. See "Capitalization." In addition, upon consummation of the Public Offerings and the Credit Facility Refinancing, Paracelsus expects to have $296,000,000 available credit under its new credit facility (the "New Credit Facility") (before reduction of approximately $9,700,000 for commitments outstanding under letters of credit), all of which will be permitted to be borrowed under the New Credit Facility and the indenture (the "New Indenture") governing the $250,000,000 aggregate principal amount of Senior Subordinated Notes to be issued pursuant to the Debt Offering (the "New Senior Subordinated Notes") in accordance with their terms. On a pro forma basis, after giving effect to the Merger, the Public Offerings and the application of the net proceeds therefrom, Paracelsus' earnings would have been insufficient to cover fixed charges by $9,300,000 for the six months ended March 31, 1996. The pro forma earnings deficiency is primarily the result of an unusual charge recorded in March 1996 of $22,400,000 related to the settlement of two lawsuits. See "Unaudited Pro Forma Condensed Combining Financial Statements." Paracelsus believes that cash flows from operations will be sufficient to meet debt service requirements for interest and scheduled payments of principal under Paracelsus' indebtedness, including the New Credit Facility and the New Senior Subordinated Notes. However, there can be no assurance that Paracelsus will be able to generate the cash flows necessary to permit Paracelsus to meet such debt service requirements.

    Paracelsus expects that the New Credit Facility will include covenants that prohibit or limit, among other things, the sale of assets, the making of acquisitions and other investments, the incurrence of additional debt and liens and the payment of dividends, and that require Paracelsus to maintain a minimum consolidated net worth and to comply with certain financial ratio tests. See "Financing in Connection with the Merger and Related Transactions -- New Credit Facility." In addition, the New Indenture will include covenants that limit, among other things, the ability of Paracelsus and its subsidiaries to incur additional indebtedness, make prepayment of certain indebtedness, pay dividends or redeem capital stock, create certain liens, sell certain assets, engage in certain transactions with affiliates, engage in certain mergers and enter a new line of business. Paracelsus' failure to comply with any of these covenants could result in an event of default, thereby permitting acceleration of such indebtedness as well as indebtedness under other instruments that contain cross-acceleration or cross-default provisions, including the New Credit Facility, the indenture pursuant to which the Existing Senior Subordinated Notes were issued (the "Existing Indenture") and the New Indenture, which in turn could have a material adverse effect on Paracelsus' financial condition and results of operations.

    The degree to which Paracelsus is leveraged and the covenants described above may adversely affect Paracelsus' ability to finance its future operations and could limit its ability to pursue business opportunities that may be in the interest of Paracelsus and its security holders. In particular, changes in medical technology, existing, proposed and future legislation, regulations and the interpretation thereof, and the increasing importance of managed care contracts and integrated healthcare delivery systems may require significant investment in facilities, equipment, personnel or services. Although Paracelsus expects that cash generated from operations and amounts available under the New Credit Facility will be sufficient to allow it to make such investments, there can be no assurance that Paracelsus will be able to obtain the funds necessary to make such investments. Furthermore, tax-exempt or government-owned competitors have certain financial advantages such as endowments, charitable contributions, tax-exempt financing and exemption from sales, property and income taxes not available to Paracelsus, providing them with a potential competitive advantage in making such investments.

CONSUMMATION OF THE REFINANCING TRANSACTIONS

    Paracelsus has filed registration statements with respect to the Public Offerings. In addition, Paracelsus intends to refinance as soon as practicable after the Effective Time, through borrowings under the New Credit Facility, all amounts outstanding under the existing Paracelsus credit facility (the "Existing Paracelsus Credit Facility"). While the closings of the Public Offerings and the Credit Facility Refinancing are currently expected to occur promptly following the Effective Time and will be conditioned upon the closing of Merger, the closing of the Merger is not conditioned upon the closing of any of the Public Offerings or the Credit Facility Refinancing. There can be no assurances that any of the Public Offerings or the Credit Facility Refinancing will be consummated. In the event that any of the Public Offerings or the Credit Facility Refinancing is not consummated, Paracelsus would pursue any other alternatives available to it at that time. However, if either the Debt Offering or the Credit Facility Refinancing is not consummated, Champion and Paracelsus will be required to obtain certain consents and waivers under their respective existing credit facilities in order to consummate the Merger and certain related transactions. In addition, in connection with the consummation of the Merger and the related financing transactions Paracelsus intends to seek certain consents under the Existing Senior Subordinated Notes. The failure to obtain any such consents or waivers may be deemed to give rise to a default under certain of such indebtedness and perhaps cause other defaults under other outstanding obligations of Champion and Paracelsus. Although Paracelsus currently expects that such consents or waivers will be obtained prior to the Effective Time, there can be no assurance as to the terms on which, or whether, such consents or waivers would be obtained. The companies do not currently intend to consummate the Merger until any necessary consents or waivers in connection with the Merger under outstanding indebtedness of Paracelsus and Champion are obtained. See "Certain Related Agreements -- Participants Agreement," "Financing in Connection with the Merger and Related Transactions" and "Notes to Paracelsus and Champion Unaudited Pro Forma Condensed Combining Financial Statements (Note 5)."

PROFESSIONAL LIABILITY INSURANCE

    As is typical in the healthcare industry, Paracelsus is subject to claims and legal actions by patients and others in the ordinary course of business. In the past, Paracelsus established self-insurance programs and related trust funds for the settlement of claims not covered by third-party insurance. In October 1992, Paracelsus established an insurance subsidiary to insure Paracelsus and its other subsidiaries against liability for future general liability and malpractice claims. Such subsidiary insures Paracelsus' hospitals for the first $500,000 per occurrence of general and professional liability risks occurring after October 1, 1987 and the first $250,000 per occurrence of workers'
compensation liability risks occurring after October 1, 1992. Although management expects that Paracelsus' self-insurance and related-party insurance, together with its third-party insurance coverage, will be adequate to provide for liability claims, there can be no assurance that such insurance will prove to be adequate.

SHARES ELIGIBLE FOR FUTURE ISSUANCE AND SALE

    Sales of substantial amounts of Paracelsus Common Stock in the open market or the availability of such shares for sale could adversely affect prevailing market prices for Paracelsus Common Stock.

    Upon consummation of the Merger, 49,447,167 shares of Paracelsus Common Stock will be outstanding. In addition, 7,515,740 shares of Paracelsus Common Stock are currently expected to be reserved for issuance to holders of outstanding options to purchase shares of Paracelsus Common Stock ("Paracelsus Options") and Paracelsus Warrants and other rights to acquire shares, including for issuance to the holders of Paracelsus Options outstanding prior to consummation of the Merger and to the holders of outstanding options to purchase shares of Champion Common Stock ("Champion Options"), Champion Warrants, Champion Subscription Shares (as hereinafter defined) and Champion Convertible Securities (as hereinafter defined) assumed by Paracelsus in the Merger. Following the Merger, certain holders of shares of Paracelsus Common Stock and of Paracelsus Warrants will have certain rights to require Paracelsus to register Paracelsus Common Stock under the Securities Act under registration rights agreements with Paracelsus. The shares of Paracelsus Common Stock covered by these registration rights will include 29,771,742 shares beneficially owned by the Paracelsus Shareholder, approximately 11,756,000 shares beneficially owned by certain Champion Investors (approximately 9,061,000 upon consummation of the Secondary Equity Offering and 7,876,750 if the underwriters' over-allotment option is exercised) and an aggregate of 414,690 shares issuable upon the exercise of Paracelsus Warrants held by certain Champion Investors.

    Paracelsus plans to offer and sell 5,200,000 newly issued shares of Paracelsus Common Stock in the Primary Equity Offering. Certain shareholders of Paracelsus will also be selling an aggregate of 2,695,000 shares of Paracelsus Common Stock in connection with the Secondary Equity Offering (with 1,184,250 additional shares subject to the underwriters' over-allotment option). Paracelsus will also register on the Registration Statement of which this Proxy Statement/Prospectus forms a part (i) 422,286 shares of Paracelsus Common Stock issuable upon exercise of Paracelsus Warrants resulting from the assumption of Champion Warrants by Paracelsus in the Merger and (ii) 80,000 shares of Paracelsus Common Stock subject to issuance as a result of the assumption of Champion Subscription Shares by Paracelsus in the Merger. In addition, Paracelsus currently intends to register up to 10,087,137 shares of Paracelsus Common Stock to be issued in connection with certain employee benefit programs.

LACK OF PUBLIC MARKET

    Prior to the  Merger, Paracelsus  has been  wholly owned  by the  Paracelsus
Shareholder and there has been no public trading market for the Paracelsus Common Stock. The Paracelsus Common Stock has been approved for listing on the NYSE upon consummation of the Merger under the symbol "PLS," subject to official notice of issuance. However, there can be no assurance as to the liquidity of any market that may develop for the Paracelsus Common Stock, the ability of holders to sell their Paracelsus Common Stock or the price at which holders would be able to sell their Paracelsus Common Stock. See "The Merger -- Stock Exchange Listing."

FORWARD-LOOKING STATEMENTS

    Certain statements contained in this Proxy Statement/Prospectus, including without limitation statements containing the words "believes," "anticipates," "intends," "expects" and words of similar import, constitute "forward-looking statements" within the meaning of the Reform Act. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Paracelsus or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions, both nationally and in the regions in which Paracelsus and Champion operate; industry capacity; demographic changes; existing government regulations and changes in, or the failure to comply with, government regulations; legislative proposals for healthcare reform; the ability to enter into managed care provider arrangements on acceptable terms; changes in Medicare and Medicaid reimbursement levels; liability and other claims asserted against Paracelsus or Champion; competition; the loss of any significant customers; changes in business strategy or development plans; the ability to attract and retain qualified personnel, including physicians; the significant indebtedness of Paracelsus after the Merger; the availability and terms of capital to fund the expansion of

Paracelsus' business, including the acquisition of additional facilities; and other factors referenced in this Proxy Statement/Prospectus. Certain of these factors are discussed in more detail elsewhere in this Proxy Statement/Prospectus, including without limitation under the captions "Summary," "Risk Factors," "Paracelsus Management's Discussion and Analysis of Financial Condition and Results of Operations," "Champion Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business of Paracelsus" and "Business of Champion." GIVEN THESE UNCERTAINTIES, PROSPECTIVE INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON SUCH FORWARD-LOOKING STATEMENTS. Each of Paracelsus and Champion disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

                              THE SPECIAL MEETING

GENERAL

    This Proxy Statement/Prospectus is being furnished to the holders of Champion Capital Stock in connection with the solicitation of proxies by the Champion Board for use at the Special Meeting, and at any adjournments or postponements thereof, to consider and vote upon the Proposals.

    Each copy of this Proxy Statement/Prospectus mailed to holders of Champion Capital Stock is accompanied by a proxy card for use at the Special Meeting. This Proxy Statement/Prospectus is also furnished to Champion stockholders as a prospectus in connection with the issuance by Paracelsus of shares of Paracelsus Common Stock in the Merger.

    As soon as reasonably practicable after the Effective Time, instructions with regard to the surrender of stock certificates, together with a letter of transmittal to be used for this purpose, will be furnished by mail to all Champion stockholders for use in exchanging their stock certificates for the shares of Paracelsus Common Stock they will be entitled to receive as a result of the Merger. STOCKHOLDERS OF CHAMPION ARE INSTRUCTED NOT TO SUBMIT THEIR STOCK CERTIFICATES FOR EXCHANGE UNTIL SUCH INSTRUCTIONS AND LETTER OF TRANSMITTAL ARE RECEIVED OR ARE AVAILABLE FOR DELIVERY. See "The Merger Agreement -- Exchange of Certificates."

TIME, DATE AND PLACE OF THE SPECIAL MEETING

    The Special Meeting will be held on August 9, 1996, at the principal executive offices of Champion, 515 West Greens Road, Suite 800, Houston, Texas 77067, commencing at 10:00 a.m., local time.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

    PROPOSALS. At the Champion Special Meeting, holders of Champion Capital Stock will consider and vote upon (i) the Merger Proposal; (ii) the Plan Proposals; and (iii) such other matters as may properly be brought before the Champion Special Meeting or any adjournment(s) or postponement(s) thereof. APPROVAL OF THE MERGER PROPOSAL WILL BE DEEMED TO CONSTITUTE APPROVAL OF THE PLAN PROPOSALS TO AMEND THE DIRECTORS' STOCK OPTION PLAN AND THE SELECTED EXECUTIVE STOCK OPTION PLAN. THE PLAN PROPOSAL TO AMEND THE FOUNDERS' STOCK OPTION PLAN WILL BE SUBJECT TO A SEPARATE VOTE OF THE STOCKHOLDERS OF CHAMPION.

    BOARD OF DIRECTORS' RECOMMENDATIONS. THE CHAMPION BOARD, AT A MEETING HELD ON APRIL 11, 1996, HAS UNANIMOUSLY APPROVED THE MERGER PROPOSAL AND THE PLAN PROPOSALS. THE CHAMPION BOARD RECOMMENDS THAT CHAMPION'S STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER PROPOSAL AND FOR THE APPROVAL OF THE PLAN PROPOSALS.

RECORD DATE

    Champion has established July 15, 1996 as the Record Date for the determination of stockholders entitled to notice of and to vote at the Special Meeting. Only holders of record of Champion Capital Stock at the close of business on the Record Date are entitled to vote at the Special Meeting.

VOTES REQUIRED

    On the Record Date, Champion had outstanding and entitled to vote 14,463,997 shares of Champion Common Stock, each of which is entitled to one vote per share on matters properly submitted at the Special Meeting. On such date, there were approximately 774 holders of record of Champion Common Stock. On the Record Date, Champion had outstanding and entitled to vote 448,811 shares of Champion Series C Preferred Stock, each of which is entitled to two votes per share on matters properly submitted at the Special Meeting. On such date, there were approximately 15 holders of record of Champion Series C Preferred Stock. On the Record Date, Champion had outstanding and entitled to vote 2,156,903 shares of Champion Series D Preferred Stock, each of which is entitled to two votes per share on matters properly submitted at the Special Meeting. On such date, there were approximately 54 holders of record of Champion Series D Preferred Stock.

    The presence in person or by proxy of the outstanding shares of Champion Common Stock and the outstanding shares of the Champion Preferred Stock representing a majority of the vote which could be cast by the holders of all Champion Capital Stock, voting together as a single class, is necessary to constitute a quorum for the transaction of business. Abstentions will be counted as present for the purposes of determining whether a quorum is present. Any abstention with respect to the approval of the Merger Proposal (and, thereby, with respect to approval of the Directors' and Selected Executive Stock Option Plan Proposals) or the approval of the Founders' Stock Option Plan Proposal will have the effect of a vote against such Proposal. Any broker nonvote will not affect the outcome of the Founders' Stock Option Plan Proposal, but a broker nonvote will have the effect of a vote against the Merger Proposal (and, thereby, against the Directors' and Selected Executive Stock Option Plan Proposals). The failure of holders of Champion Capital Stock to sign and return their proxy will have the same effect as voting against the Merger Proposal (and, thereby, against the Directors' and Selected Executive Stock Option Plan Proposals). HOLDERS OF SHARES OF CHAMPION CAPITAL STOCK ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY CARD IN THE POSTAGE PAID ENVELOPE PROVIDED FOR THIS PURPOSE IN ORDER TO ENSURE THAT THEIR SHARES ARE VOTED.

    Approval of the Merger Proposal (and, therewith, the Directors' and Selected Executive Stock Option Plan Proposals) requires (a) the affirmative vote of the holders of a majority of the total voting power represented by the outstanding shares of Champion Capital Stock, voting together as a single class, (b) the affirmative vote of the holders of at least 90% of the outstanding shares of Champion Series C Preferred Stock, voting as a separate class, and (c) the affirmative vote of at least 90% of the outstanding shares of Champion Series D Preferred Stock, voting as a separate class.

    Approval of the Founders' Stock Option Plan Proposal, pursuant to a separate stockholder vote, requires the affirmative vote of the holders of a majority of the total voting power of Champion Capital Stock, voting together as a single class, present in person or represented by proxy and entitled to vote at the Special Meeting.

    Consummation of the Merger is not subject to or conditioned upon stockholder approval of the Founders' Stock Option Plan Proposal. If approved by the stockholders of Champion, the Founders' Stock Option Plan Proposal will be implemented whether or not the Merger is consummated. In addition, pursuant to the Voting Agreement, if the Founders' Stock Option Plan Proposal is not approved by the stockholders of Champion, Dr. Krukemeyer and Messrs. Miller and VanDevender have agreed to use their respective best efforts to cause to be presented at the next shareholder meeting of Paracelsus a proposal similar to the Founders' Stock Option Plan Proposal and to vote for such proposal.

    Holders of the Champion Series C Preferred Stock and the Champion Series D Preferred Stock who are parties to the Participants Agreement have agreed to vote their respective shares of Champion Preferred Stock for the approval and adoption of the Merger Proposal at the Special Meeting. Such holders represent all of the outstanding shares of Champion Series C Preferred Stock, all of the outstanding shares of Champion Series D Preferred Stock, and approximately 26% of the total voting power represented by all of the outstanding shares of Champion Capital Stock entitled to vote at the Special Meeting. Accordingly, the required class vote of each of the Champion Series C Preferred Stock and Champion Series D Preferred Stock in favor of the Merger Proposal is assured. See "Certain Related Agreements -- Participants Agreement."

    As of the Record Date, the directors and executive officers of Champion and their affiliates, some of whom are also parties to the Participants Agreement, beneficially owned approximately 6,239,000 shares of Champion Common Stock entitled to vote at the Special Meeting, 142,290 shares of Champion Series C Preferred Stock entitled to vote at the Special Meeting, and 472,965 shares of Champion Series D Preferred Stock entitled to vote at the Special Meeting. As of the Record Date, such shares beneficially owned by the directors and executive officers of Champion and their affiliates represented approximately 43% of such outstanding shares of Champion Common Stock, 32% of such outstanding shares of Champion Series C Preferred Stock, 22% of such outstanding shares of Champion Series D

Preferred Stock and 38% of the total voting power represented by all of the outstanding shares of Champion Capital Stock entitled to vote at the Special Meeting. Each such director and executive officer has advised Champion that he or she intends to vote or direct the vote of all shares of Champion Capital Stock over which he or she has voting control for all of the Proposals.

ISSUANCE OF PARACELSUS COMMON STOCK IN THE MERGER

    Assuming no change in the number of shares of Champion Common Stock and Champion Preferred Stock outstanding at the Effective Time from the number outstanding on the Record Date, approximately 19,675,425 shares of Paracelsus Common Stock will be issued in the Merger in exchange for Champion Capital Stock and 49,447,167 shares of Paracelsus Common Stock will be outstanding after the consummation of the Merger. A total of up to approximately 7,515,740 additional shares of Paracelsus Common Stock will be reserved for issuance upon the exercise of outstanding Paracelsus Options, Paracelsus Warrants and other convertible securities and subscription rights to acquire shares of Paracelsus Common Stock, including the outstanding Champion Options, Champion Warrants, Champion Subscription Shares and Champion Convertible Securities to be assumed by Paracelsus in the Merger and the Paracelsus Options outstanding prior to consummation of the Merger. See "The Merger -- Effect of the Merger on Employee Compensation Arrangements" and "-- Effect of the Merger on Champion Warrants and Convertible Securities."

VOTING AND REVOCATION OF PROXIES

    A proxy card for the Special Meeting accompanies this Proxy Statement/Prospectus. A stockholder may use the proxy card if he or she is unable to attend the Special Meeting or wishes to have his or her shares voted by proxy even if he or she does attend the Special Meeting. A proxy may be revoked by the person giving it at any time before it is exercised by providing written notice of such revocation to the Secretary of Champion, by submitting a proxy having a later date or by appearing at the Special Meeting and electing to vote in person. Presence at the Special Meeting of a stockholder who signed a proxy does not in itself revoke the proxy. Any proxy validly submitted and not revoked will be voted in the manner specified therein by the stockholder. IF NO SPECIFICATION IS MADE, SHARES OF CHAMPION CAPITAL STOCK REPRESENTED BY PROXIES RECEIVED BY CHAMPION PRIOR TO OR AT THE SPECIAL MEETING WILL BE VOTED FOR THE APPROVAL OF EACH OF THE PROPOSALS.

    The Champion Board is not aware of any matters to be presented at the Special Meeting other than those described in this Proxy Statement/Prospectus. If other matters are properly brought before the Special Meeting, it is the intention of the persons named in the proxies, or their substitutes, to vote the shares to which such proxies relate in accordance with their judgment.

    Stockholders of Champion will not be entitled to present any matter for consideration at the Special Meeting.

SOLICITATION OF PROXIES

    Champion will bear the cost of soliciting proxies from its stockholders, except that Champion and Paracelsus will share equally the costs of printing and mailing this Proxy Statement/Prospectus. In addition to solicitation by mail, the directors, officers and regular employees of Champion and its subsidiaries, who will receive no compensation in excess of their regular salaries for their services but may be reimbursed for their out-of-pocket expenses in connection with the solicitation, may solicit proxies by telephone, telegram, in person or otherwise. Champion will also reimburse brokers and other custodians, nominees and fiduciaries for their reasonable expenses in communicating with the persons for whom they hold Champion Capital Stock.

APPRAISAL RIGHTS

    Holders  of Champion Common Stock are not entitled to appraisal rights under
Section 262 of the DGCL in connection with the Merger. However, holders of Champion Preferred Stock are entitled to appraisal rights under Section 262 of the DGCL in connection with the Merger. See "The Merger -- Appraisal Rights."

                                   THE MERGER

BACKGROUND OF THE MERGER

    The terms of the Merger Agreement and the related agreements are the result of arm's-length negotiations held over several months between representatives, legal advisors and financial advisors of Paracelsus and Champion. The following is a brief discussion of the background of these negotiations, the Merger and related transactions.

    The United States healthcare industry has, for the last several years, been in a period of great uncertainty. The trend towards forming "provider networks" for the delivery of healthcare has greatly accelerated with the increasing penetration by managed care systems such as HMOs and PPOs, the rise in direct contracting between providers and employers and the development of pilot Medicare and Medicaid managed care plans where HMOs contract with Federal and state governments to serve a large, widespread population base. These factors, among others, have led to numerous acquisitions, mergers and other strategic alliances among healthcare providers and payors. Both Champion and Paracelsus have actively reviewed the dynamic healthcare business environment to determine how best to strengthen their respective positions for the future, recognizing the rapid pace of change in the industry and the variety of strategic transactions occurring within the industry.

    The Champion Board from time to time since Champion's inception has considered strategic alternatives for accelerating Champion's rate of growth and enhancing stockholder value, including becoming a larger public company through a merger or other business combination. Beginning in the winter of 1993, Champion undertook a series of actions designed to enhance its value and strengthen its standing as a recognized hospital management company while preserving various strategic options. These actions included: (i) becoming an AMEX-listed publicly held company as the result of a merger with AmeriHealth in December 1994; (ii) undertaking a recapitalization of its capital structure in December 1995; (iii) increasing its senior credit facility from $50,000,000 to $100,000,000; and (iv) hiring personnel for, and restructuring, its acquisitions department. Champion also began developing plans for deleveraging its balance sheet, raising capital for acquisition purposes and increasing the public float of its common stock, thereby making Champion a more attractive potential merger partner.

    During the same period, commencing in the winter of 1993, the Paracelsus Board together with its senior management determined to actively pursue candidates for acquisitions through merger. Paracelsus representatives, since March 1994, conducted preliminary evaluations of, and held preliminary discussions regarding possible business combinations with, various potentially compatible publicly held healthcare companies.

    In the fall of 1995, Champion contacted Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") for advice and assistance in locating a multi-hospital chain with which some form of business combination would be possible. Thereafter, representatives of DLJ approached Mr. Messenger regarding a possible business combination or strategic alliance with Champion. During November and December of 1995, a series of meetings were held among Messrs. Messenger, Miller, VanDevender and other members of Champion's senior management team and the Paracelsus Board to consider the possibility of a business combination between Champion and Paracelsus. In connection therewith, on November 8, 1995, representatives of Paracelsus and Champion executed confidentiality agreements relating to non-public information exchanged between Paracelsus and Champion.

    From December 1995 through February 1996, the members of the Paracelsus Board visited certain facilities owned by Champion and representatives of Champion visited certain facilities of Paracelsus.

    During the first full week of February 1996, Mr. Messenger and Mr. David R. Topper, Senior Vice President, Development, of Paracelsus and Mr. George Asbell, Senior Vice President, Operations of

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
Paracelsus, met with Messrs. VanDevender and Patterson to discuss various issues with respect to a possible business combination, including issues relating to possible valuation methodologies and the operation of a combined company.

    During the last week of February 1996, a series of meetings were held during which Messrs. Messenger and Miller and members of the Champion and Paracelsus senior management teams (including Messrs. Asbell, Patterson and Joyner, Mr. James Rush, Vice President, Finance and Chief Financial Officer of Paracelsus, and Mr. Gary Hubschman, Senior Vice President of Paracelsus) and representatives of DLJ met to discuss various issues relating to the potential business combination, including without limitation the healthcare industry in general, the merits of combining the two companies and the business objectives and management strategies of the respective companies, and to review in depth the individual facility operations for both Champion and Paracelsus.

    During the first full week of March 1996, Messrs. Miller and Messenger met to discuss potential organizational issues that could arise in a possible combination of the two companies, including possible reporting responsibilities of various members of their respective senior management teams. During the second full week of March 1996, a preliminary non-binding term sheet outlining various corporate issues regarding a possible business combination was prepared by Messrs. Messenger and Miller.

    On March 21, 1996, Messrs. Rush, Joyner and VanDevender and representatives of DLJ, together with the legal advisors to Paracelsus and the legal advisors to Champion, met to discuss the preliminary non-binding term sheet and various structural and legal issues in order to proceed with the consideration of a proposed business combination. The parties directed their respective legal advisors to commence due diligence and the drafting and negotiation of agreements appropriate for the proposed transaction and to identify and suggest the resolution of various legal and financial issues. Thereafter, the parties' legal advisors proceeded with their respective due diligence investigations.

    From March 21 through April 11, 1996, the parties and their respective legal and financial representatives discussed at various times the legal and financial issues of the potential business combination and certain matters concerning the fully diluted equity ownership of the combined company.

    On March 22, 1996, Dr. Krukemeyer and Messrs. Messenger and Miller met to discuss governance issues for the combined company and to determine if they mutually desired to proceed with a possible business combination of the two companies.

    On March 28, 1996, the Champion Board met to discuss the terms of a possible combination as set forth in a revised non-binding term sheet that outlined the various corporate governance and stockholder issues identified by Champion's legal and financial advisors. At that meeting the Champion Board, after extensive discussions involving Champion's management and financial and legal advisors and among the directors, and after a presentation made by DLJ, unanimously approved the continuation of discussions and negotiations and the preparation of draft definitive documentation for submission to the Champion Board for consideration when applicable.

    During the first week of April 1996, the Paracelsus Board met with members of Paracelsus' senior management team, Paracelsus' legal and financial advisors and Dr. Krukemeyer's personal advisors to discuss various issues in connection with the contemplated business combination between Paracelsus and Champion, including financial, tax, structural and management/operating issues. Thereafter, Champion, Paracelsus and their respective legal and financial advisors negotiated the terms of the various agreements relating to the contemplated transaction.

    On April 11, 1996, the Paracelsus Board met to consider the terms of the proposed business combination. Both prior to and during such meeting, members of the Paracelsus Board consulted with Paracelsus management, as well as Paracelsus' financial advisors, BA Partners, a division of BA Securities, Inc., and legal advisors, and considered a number of factors with respect to the possible transaction, including without limitation the following: (i) that by providing Paracelsus with the opportunity to combine with a company having a portfolio of hospitals known for high quality care and strong financial performance, the proposed Merger would support a major strategic objective of Paracelsus to become a significant provider of healthcare services in certain geographic areas throughout the United States; (ii) the potential efficiencies and synergies expected to be realized as a result of the proposed combination of the operations of Paracelsus and Champion, the integration of office facilities and support functions and the increased purchasing power of the combined companies; (iii) that the addition of Champion's facilities in complementary geographic areas would improve Paracelsus' ability to develop and offer more attractive networks and provide more comprehensive coverage to group purchasers and to enter into comprehensive healthcare delivery networks; (iv) the improved ability of Paracelsus to pursue acquisitions where there is an opportunity to enhance Paracelsus' network of hospitals; (v) that the proposed Merger would better position a combined company to deal with uncertainties which may face the industry due to healthcare reform;
(vi) that, as a combined entity, Paracelsus would be better positioned to develop an integrated healthcare delivery network with physicians and other healthcare providers in certain of Paracelsus' markets; (vii) that the proposed Merger would improve the combined company's ability to access the capital markets and otherwise increase its financial flexibility; (viii) the management strengths of Paracelsus and Champion and the fact that, when combined, such managements would add significantly to the depth and breadth of the organization; (ix) information with respect to the financial condition, business, operations and prospects of both Paracelsus and Champion on a historical and prospective basis, including certain information reflecting the two companies on a pro forma combined basis; (x) the financial presentations prepared by DLJ, and discussions among DLJ and the managements of both Paracelsus and Champion, during late February and March 1996, with the knowledge that DLJ was acting in its capacity as the financial advisor to Champion; (xi) the terms of the Merger Agreement and the Shareholder Agreement; and (xii) the opportunity to create a combined company with greater financial resources and flexibility, competitive strengths and business opportunities than would be possible for Paracelsus alone. These factors were considered collectively by the Paracelsus Board, without giving specific weight to any particular factor.

    At its meeting on April 11, 1996, the Paracelsus Board unanimously approved the terms of the proposed Merger and instructed management and Paracelsus' legal advisors to resolve the remaining open issues in order to reach an agreement on the terms of the definitive agreements.

    Also on April 11, 1996, the Champion Board met and, after a presentation made by DLJ in connection with the delivery of its opinion to the effect that the Exchange Ratio was fair to the holders of Champion Common Stock from a financial point of view, unanimously approved the proposed forms of the Merger Agreement and the Participants Agreement and the transactions contemplated by the Merger Agreement. See "-- Approval of the Champion Board; Reasons for the Merger."

    Thereafter, throughout the day on April 12 and the early morning on April 13, 1996, the parties and their legal advisors resolved the remaining terms of the Merger Agreement and related agreements, and Champion, Paracelsus and Merger Sub executed and delivered the Merger Agreement. On April 15, 1996, Paracelsus and Champion issued a joint press release announcing the execution of the Merger Agreement.

APPROVAL OF THE CHAMPION BOARD; REASONS FOR THE MERGER

    The Champion Board believes that the terms of the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of Champion and its stockholders. Accordingly, the Champion Board has approved the Merger Agreement and recommended approval and adoption thereof by the stockholders of Champion. In reaching its determination, the Champion Board consulted with Champion management, as well as its legal counsel and financial advisors, and considered a number of factors, including without limitation the following:

    (i) an assessment of Champion's strategic alternatives, including remaining a separate company, making acquisitions or asset swaps and divesting certain assets. In this respect, the Champion Board concluded, following extensive analyses and discussions with Champion's management and financial and legal advisors and among the directors, that the transactions contemplated by the Merger Agreement provided the best means for holders of Champion Capital Stock to maximize the value of their holdings;

    (ii) information concerning the financial performance, financial condition, business operations and prospects of each of Paracelsus and Champion;

   (iii) the opportunities for economies of scale and operating efficiencies that are anticipated to result from the Merger, particularly in terms of the integration of office facilities, information systems, support functions and the combined purchasing power of the combined corporations;

   (iv) that, as a combined entity with Paracelsus, Champion would be better positioned to develop a new comprehensive integrated healthcare delivery network with physicians and other healthcare providers in certain of Champion's markets;

    (v) the management strengths of Champion and Paracelsus;

   (vi) that the Merger would simplify Champion's capital structure and improve the combined company's ability to access the capital markets and otherwise increase its financial flexibility;

   (vii) the terms and conditions of the Merger Agreement, including the right of Champion to negotiate with and provide information to third parties and terminate the Merger Agreement in the event of an unsolicited bona fide written alternative proposal, if such action is required by the Champion Board's fiduciary duties to Champion's stockholders (if such termination provision is exercised, Champion will be obligated to make a Termination Payment to Paracelsus (see "The Merger Agreement -- Termination Payment"), which provision Paracelsus required of Champion and which the Champion Board did not view as unreasonably precluding any third party from proposing an alternative transaction);

  (viii) the terms of the Shareholder Agreement and the Non-Compete Agreement;

   (ix) the provisions in the Merger Agreement that require either Champion or Paracelsus to make the Termination Payment to the other party if the Merger Agreement is terminated under certain other circumstances and certain other business combinations are consummated within a specified time, which the Champion Board, based in part on the advice of Champion's financial advisor, determined was comparable in type and amount to the termination fees payable in transactions of similar size and nature;

    (x) the belief that the Merger will better position the combined company to deal with uncertainties which face the industry;

   (xi) the Exchange Ratio and recent trading prices for Champion Common Stock and the belief of the Champion Board, following extensive analyses and discussions with Champion's management and financial and legal advisors and among the directors, that the Exchange Ratio was fair and in the best interests of the stockholders; and

   (xii) the opinion of DLJ to the effect that the Exchange Ratio is fair to the holders of Champion Common Stock from a financial point of view.

    The Champion Board believes that the Merger offers the opportunity to create a combined company that will have greater competitive strengths, business opportunities, financial resources and flexibility than Champion could achieve alone.

    In view of the wide variety of factors considered in connection with its evaluation of the proposed Merger, the Champion Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weight to the specific factors considered in reaching its determination.

OPINION OF CHAMPION FINANCIAL ADVISOR

    DLJ, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Champion Board selected DLJ as its financial advisor because it is an internationally recognized investment banking firm and the principals of DLJ have substantial experience in transactions similar to the Merger and are familiar with Champion and its businesses.

    As part of its role as financial advisor to Champion, DLJ was asked by Champion to render an opinion to the Champion Board as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Champion Common Stock. On April 11, 1996, DLJ delivered to the Champion Board a written opinion that, as of such date, based upon and subject to the matters set forth in such opinion, the Exchange Ratio for the Champion Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to the holders of Champion Common Stock. At the request of the Champion Board, on July 18, 1996, DLJ delivered to the Champion Board an updated version of its written opinion (the "DLJ Opinion") to the effect that, as of the date of such updated opinion, based upon and subject to the matters set forth in such opinion, the Exchange Ratio for the Champion Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to the holders of Champion Common Stock.

    THE FULL TEXT OF THE DLJ OPINION IS ATTACHED HERETO AS ANNEX D. STOCKHOLDERS OF CHAMPION ARE URGED TO READ THE DLJ OPINION IN ITS ENTIRETY FOR ASSUMPTIONS MADE, PROCEDURES FOLLOWED, OTHER MATTERS CONSIDERED AND THE LIMITS OF THE REVIEW BY DLJ. THE SUMMARY OF SUCH OPINION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

    The DLJ Opinion was prepared for the Champion Board and is directed only to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Champion Common Stock. The DLJ Opinion does not constitute a recommendation to any stockholder of Champion as to how such stockholder should vote with regard to the Merger. DLJ was not requested by the Champion Board to make, nor did DLJ make, any recommendation as to the form or amount of consideration to be received by Champion's stockholders in the Merger, which issues were resolved through negotiations between Champion and Paracelsus, in which DLJ assisted Champion. No restrictions or limitations were imposed by the Champion Board upon DLJ with respect to the investigation made or the procedures followed by DLJ in rendering its opinion. DLJ was not requested to, nor did DLJ, solicit the interest of any other party in acquiring Champion.

    It should be understood that, although subsequent developments may affect the opinion of DLJ, DLJ does not have any obligation to update, revise or reaffirm its opinion. The DLJ Opinion does not address the relative merits of the Merger or a merger or any other transaction between Champion and any other party. Moreover, DLJ is expressing no opinion as to the prices at which shares of Paracelsus Common Stock will trade at any time.

    In arriving at the DLJ Opinion, DLJ reviewed the Proxy Statement/Prospectus, the Merger Agreement, including the exhibits and schedules attached thereto, including the form of the Shareholder Agreement and certain related documents. DLJ also reviewed financial and other information that was publicly available or furnished to DLJ by Champion and Paracelsus, including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections for Champion prepared by the management of Champion and certain financial projections of Paracelsus prepared by the management of Champion based on financial assumptions provided by the management of Paracelsus. In addition, DLJ compared certain financial and securities data of Champion and Paracelsus with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of Champion Common Stock, reviewed prices and premiums paid in other business combinations and conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of its opinion.

    In rendering its opinion, DLJ relied upon and assumed, without independent verification, the accuracy, completeness and fairness of all of the financial and other information that was available to it from public sources, that was provided to it by Champion and Paracelsus or their representatives or that was otherwise reviewed by it. In addition, DLJ relied upon the estimates of the management of Champion of the operating synergies achievable as a result of the Merger and upon its discussion of such synergies with the management of Paracelsus. With respect to the financial projections supplied to it, DLJ assumed that they were reasonably prepared and reflected the best currently available estimates and judgments of the managements of Champion and Paracelsus as to the future operating and financial performance of Champion and Paracelsus. Neither Champion nor Paracelsus publicly discloses internal management projections of the type provided to the Champion Board and to DLJ in connection with their review of the Merger. Such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including without limitation factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections. DLJ did not assume any responsibility for making an independent evaluation of the assets or liabilities of Champion or Paracelsus or for making any independent verification of any of the information reviewed by it. DLJ relied as to all legal matters on advice of counsel to Champion. The DLJ Opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to it as of, the date of such opinion.

    DLJ performed certain procedures, including each of the financial analyses described below, and reviewed with the managements of Champion and Paracelsus the assumptions on which such analyses were based and other factors, including the actual and pro forma historical financial results and projected financial results of such companies. The purpose of these analyses was to assist in determining the fairness, from a financial point of view, of the Exchange Ratio to the holders of Champion Common Stock.

    The following is a summary of the report presented by DLJ to the Champion Board in connection with its written opinion dated April 11, 1996. DLJ performed substantially the same analysis in connection with the delivery of the DLJ Opinion.

    CONTRIBUTION ANALYSIS. DLJ reviewed certain historical and estimated future operating and financial information related to the equity values of Champion and Paracelsus (including, among other things, pretax income and net income). Based on such review, DLJ analyzed the contribution of each of Champion and Paracelsus to the combined company, assuming the terms and conditions in the Merger Agreement and without giving effect to any potential operating synergies. Such analysis indicated that for the twelve months ended December 31, 1995 (the "LTM Period"), Champion would have contributed to the combined company 12.0% of pretax income and 17.8% of net income. For the LTM Period giving effect to all acquisitions and divestitures that had occurred or were announced before April 11, 1996 (the "Pro Forma LTM Period"), Champion would have contributed to the combined company 24.2% of pretax income and 23.9% of net income. For the projected calendar years 1996 through 2000, Champion would have contributed to the combined company between 37.1% and 42.7% of pretax income and between 36.9% and 42.5% of net income. Contribution based on book value was not considered since it was determined that the historical book value of the companies was not a good indicator of current or future equity value. The results of this contribution analysis are not necessarily indicative of the contributions that the respective businesses might have in the future.

    RELATIVE EQUITY CONTRIBUTION BASED ON SELECTED COMPANIES. DLJ reviewed and compared certain actual and estimated financial and operating information of Champion and Paracelsus to the corresponding information of certain publicly traded hospital companies (the "Selected Companies"). DLJ then applied the averages of certain relevant financial multiples of the Selected Companies to certain financial data of Champion and Paracelsus in order to calculate estimated relative equity contributions of Champion and Paracelsus to the combined company, without giving any effect to any potential operating synergies. The multiples used to calculate the relative equity contribution included (i) the total equity value of a company, calculated as the public stock price multiplied by the number of shares outstanding as of the latest available date, as a multiple of net income for the latest twelve months for which information was available ("LTM net income") and (ii) the total enterprise value of a company, calculated as the total equity value of a company plus its long-term debt and preferred stock less its cash and cash equivalents, as a multiple of (a) earnings before interest, taxes, depreciation and amortization for the latest twelve months for which information was available ("LTM EBITDA") and (b) earnings before interest and taxes for the latest twelve months for which information was available ("LTM EBIT").

    To calculate relative equity contribution, the multiples of total equity value to LTM net income and total enterprise value to LTM EBITDA and LTM EBIT were applied to the relevant operating results for Champion and Paracelsus for the LTM Period, the Pro Forma LTM Period and the estimated year ending December 31, 1996 (the "Estimated Year 1996" ). After using the multiples of total enterprise value to LTM EBITDA and LTM EBIT to calculate total enterprise values for Champion and Paracelsus, (a) the long-term debt (including any off-balance sheet debt) and preferred stock less cash and cash equivalents held by each company at December 31, 1995 (the "Actual Net Debt") for each company was subtracted from the valuations based on the LTM Period and (b) Actual Net Debt as adjusted for certain acquisitions and divestitures that occurred after December 31, 1995 or were announced before April 11, 1996 and for certain merger adjustments (the "Pro Forma Net Debt") for each company was subtracted from the valuation based on the Pro Forma LTM Period and the Estimated Year 1996, in order to calculate each company's equity value. Each company's relative equity contribution was calculated as the percentage of its equity value to the total of both companies' equity values.

    Although DLJ used the Selected Companies for purposes of calculating relative equity contribution, none of such companies are directly comparable to Champion or Paracelsus. Such analysis indicated that (i) for the LTM Period, Champion's relative equity contribution ranged from 12.0% to 18.0%, (ii) for the Pro Forma LTM Period, Champion's relative equity contribution ranged from 23.9% to 35.5% and (iii) for the Estimated Year 1996, Champion's relative equity contribution ranged from 37.8% to 41.6%.

    RELATIVE EQUITY CONTRIBUTION BASED ON SELECTED TRANSACTIONS. DLJ reviewed publicly available information for selected transactions involving the acquisition of hospital companies since January 1, 1992 (the "Selected Transactions"). In reviewing the Selected Transactions, several factors were considered including: (i) the lack of public information for subsidiary and private company transactions which represent a significant portion of the relevant merger and acquisition activity; (ii) the lack of directly comparable transactions; and (iii) the generally larger size of several of the transactions. DLJ then used the averages of certain relevant financial ratios of the Selected Transactions to calculate the estimated relative equity contributions of Champion and Paracelsus to the combined company, without giving any effect to any potential operating synergies. The multiplier used to calculate the relative equity contributions included (i) the purchase price of the equity of a company as a multiple of net income for the latest twelve months immediately prior to the announcement of the transaction ("LTMP net income") and
(ii) the total purchase price of a company, which includes the purchase price of the equity plus all debt and preferred stock assumed or refinanced less its cash and cash equivalents, as a multiple of (a) earnings before interest, taxes, depreciation and amortization for the latest twelve months immediately prior to the announcement of the transaction ("LTMP EBITDA") and (b) earnings before interest and taxes for the latest twelve months immediately prior to the announcement of the transaction ("LTMP EBIT").

    To calculate relative equity contribution, the multiples were applied to the relevant operating results for Champion and Paracelsus for the LTM Period, the Pro Forma LTM Period and the Estimated Year 1996. After using the ratios of total enterprise value to LTMP EBITDA and LTMP EBIT to calculate total enterprise values for Champion and Paracelsus, (a) Actual Net Debt for each company was subtracted from the valuations based on the LTM Period and (b) Pro Forma Net Debt for each company was subtracted from the valuations based on the Pro Forma LTM Period and the

Estimated Year 1996, in order to calculate each company's equity value. Each company's relative equity contribution was calculated as the percentage of its equity value to the total of both companies' equity values.

    Although DLJ used the selected transactions for the purposes of calculating relative equity contribution, none of such transactions are directly comparable to the Merger. Such analysis indicated that (i) for the LTM Period, Champion's relative equity contribution ranged from 9.3% to 18.0%, (ii) for the Pro Forma LTM Period, Champion's relative equity contribution ranged from 23.9% to 35.4% and (iii) for the Estimated Year 1996, Champion's relative equity contribution ranged from 37.8% to 41.9%.

    No Selected Company or Selected Transaction used in the analysis summarized above was directly comparable to Champion, Paracelsus or the proposed transaction. Accordingly, an analysis of the results of the foregoing was neither simply mathematical nor necessarily precise; rather it involved complex considerations and judgments concerning differences in financial and operating characteristics of companies and other factors that could affect such results.

    RELATIVE EQUITY CONTRIBUTION BASED ON DISCOUNTED CASH FLOWS. DLJ also performed discounted cash flow analyses of Champion and Paracelsus in order to calculate the estimated relative equity contributions of Champion and Paracelsus to the combined company, without giving effect to any potential operating synergies. In conducting its analyses, DLJ relied on certain projections provided by Champion's and Paracelsus' managements to determine a valuation range for both Champion and Paracelsus. This analysis calculated the free cash flows generated by each company on a stand-alone basis, without giving any effect to any potential operating synergies or other merger adjustments, for five years, and, at the end of five years, assumed that each company would be sold for a multiple of the fifth year's EBITDA ranging from 7.6x to 9.6x (the "Exit Multiple"). These free cash flows and sales proceeds were then discounted back to the present at various discount rates ranging from 10% to 14% (the "Discount Rates").

    After using this methodology to calculate total enterprise values for Champion and Paracelsus, the Pro Forma Net Debt of each company was subtracted to calculate their respective equity values. Each company's relative equity contribution was calculated as the percentage of its equity value to the total of both companies' equity values. Based on the ranges of Exit Multiples and Discount Rates, the analysis indicated that the relative equity contribution of Champion to the combined company ranged from 36.6% to 37.1%.

    PRO FORMA MERGER ANALYSIS. DLJ analyzed certain financial information for the combined company resulting from the Merger. Such analysis included assumptions regarding the potential for revenue enhancements and cost savings as provided by Champion management. The analysis indicated that earnings per share ("EPS") for the Pro Forma LTM Period for the combined company would have been 75.9% higher than for Champion as a stand-alone company. In addition, for the projected years 1996 through 2000, EPS for the combined company would be between 8.1% lower and 12.8% higher than for Champion as a stand-alone company. The results of the combination analysis are not necessarily indicative of future operating results.

    The summary set forth above does not purport to be a complete description of the analyses performed by DLJ. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily summarized. Furthermore, DLJ did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, DLJ believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinion. In performing its analyses, DLJ made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

    Pursuant to the terms of an engagement letter dated April 10, 1996 (the "DLJ Engagement Letter"), Champion has paid to DLJ an opinion fee of $500,000 upon the delivery of its opinion to the Champion Board and has agreed to pay an update fee of $50,000 for each additional or updated opinion, excluding the first such additional or updated opinion, delivered by DLJ. In addition, as a financial advisory fee, on the date of the closing of the Merger, DLJ will receive cash compensation of $3,500,000 less the $500,000 opinion fee and any update fees previously paid. Such financial advisory fee will be payable only if the Merger is consummated, a factor of which the Champion Board was aware. Also, Champion has agreed to reimburse DLJ for all out-of-pocket expenses (including the reasonable fees and expenses of counsel) incurred by DLJ in connection with the provision of its services. In addition to the foregoing, Champion has agreed to indemnify and hold harmless DLJ, its affiliates, its agents and certain other parties from and against certain potential liabilities relating to its services provided to Champion.

    DLJ has performed investment banking and other services for Champion in the past and has received usual and customary compensation for such services. As reported in Amendment No. 3 to the Schedule 13D of Donaldson, Lufkin & Jenrette, Inc. filed with respect to Champion on May 2, 1996, DLJ and its affiliates beneficially own 2,785,453 shares of Champion Common Stock, or approximately 16% of the outstanding shares, calculated on a fully diluted basis for the purposes of Schedule 13D. In addition, DLJ and its affiliates are parties to the Participants Agreement and hold in the aggregate approximately $5,214,000 aggregate principal amount of the Series D Notes. Also, Ms. Janet A. Hickey, a general partner of Sprout Group, an affiliate of DLJ, serves on the Champion Board. In addition, the DLJ Engagement Letter pursuant to which Champion engaged DLJ to act as its exclusive financial advisor in connection with the Merger provides that DLJ has the right to act as sole placement agent or lead managing underwriter in connection with any debt or equity financing which is used to finance all or a portion of the Merger or which is effected at any time within nine months of consummation of the Merger. DLJ is acting as the lead managing underwriter for the Debt Offering and the Equity Offering. Affiliates of DLJ do not currently intend to sell any of the 2,785,453 shares of Paracelsus Common Stock received by them in the Merger. DLJ has performed investment banking and other services for Paracelsus in the past including acting as a lead manager in the sale of $75,000,000 of the Existing Senior Subordinated Notes in October 1993. DLJ was paid usual and customary fees for such services. In the ordinary course of its business, DLJ may trade securities of Champion or Paracelsus for its own account or for the account of its customers and, accordingly, may at any time hold long or short positions in such securities.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Champion

    In considering the recommendations of the Champion Board, stockholders should be aware that certain members of management and of the Champion Board may be deemed to have certain interests in the Merger that are in addition to the interests of stockholders generally.

    The following description of various agreements is qualified in its entirety by reference to the complete text of the relevant agreements, copies of which are filed as exhibits to the Registration Statement of which this Proxy Statement/Prospectus forms a part and are incorporated by reference herein.

    COMPOSITION OF NEW PARACELSUS BOARD. Pursuant to the Merger Agreement, Paracelsus has agreed to take all actions as shall be necessary to cause Messrs. Miller and VanDevender to be elected to the New Paracelsus Board at or prior to the Effective Time of the Merger. Paracelsus has also agreed to take all actions necessary to cause Mr. James A. Conroy, who is a director of Champion and also a general partner of Olympus Private Placement Fund, L.P. ("Olympus"), which is a major stockholder in Champion, to be elected as one of the Independent Directors (as hereinafter defined) to the New Paracelsus Board. After the Merger, Messrs. Miller and VanDevender will be members of the Executive Committee and Mr. Conroy will be a member of the Audit Committee. All nominations and elections after the Merger will be governed in accordance with the Shareholder Agreement, the Paracelsus Articles, the Paracelsus Bylaws and applicable law, each as amended from time to time. See "Certain Related Agreements -- Shareholder Agreement" and "Management of Paracelsus Following the Merger -- New Paracelsus Board" and "-- Committees of the New Paracelsus Board."

    CHAMPION SENIOR EXECUTIVE EMPLOYMENT AGREEMENTS. Messrs. Miller, VanDevender and Patterson (collectively, the "Champion Senior Executives") have each entered into an Employment Agreement (as hereinafter defined) with Paracelsus to replace his current employment agreement with Champion upon consummation of the Merger. Under their respective Employment Agreements, the Champion Senior Executives are entitled to an annual salary and bonus, along with participation in the stock option plans and other equity-based incentive compensation plans generally available to officers of Paracelsus and certain other benefits. The Employment Agreements will be terminated in the event that the Merger is not consummated, in which case no termination benefits will accrue or be payable thereunder.

    In consideration of each of the Champion Senior Executives agreeing to (i) the termination of his existing employment agreement with Champion, (ii) the waiver of certain rights contained in such agreement that would otherwise entitle him to voluntarily resign following a "change of control" of Champion (which would occur upon consummation of the Merger) and receive certain severance benefits and (iii) the extension of his non-compete provision from one year to two years during the initial term of his Employment Agreement, the Employment Agreements of the Champion Senior Executives provide for the following cash bonuses to be paid upon consummation of the Merger: Mr. Miller:
$1,200,000; Mr.  VanDevender: $750,000;  and Mr.  Patterson: $500,000.  See  "--
Effect of the Merger on Employee Compensation Arrangements -- New Employment Agreements" and "Management of Paracelsus Following the Merger -- Executive Compensation -- Employment Contracts and Termination of Employment Agreements -- Champion."

    CHAMPION ANNUAL BONUS PLAN AND OTHER EXECUTIVE BONUSES. Messrs. Miller, VanDevender, Patterson, Wilkey, Humphrey and Brooks are participants in the annual bonus plan maintained by Champion for 1996 (the "Champion Annual Bonus Plan"). Upon consummation of the Merger, executive officers of Champion who participate in the Champion Annual Bonus Plan will receive cash bonuses, with the performance targets prorated for the period from January 1, 1996 to the date of consummation of the Merger and bonus amounts otherwise payable thereunder prorated for the period from January 1, 1996 to September 30, 1996. If the Merger had been consummated on, and all bonuses prorated to, June 30, 1996, the following bonuses would have become payable under the Champion Annual Bonus
Plan: Mr. Miller: $189,000; Mr. VanDevender: $104,000; Mr. Patterson: $104,000; Mr. Wilkey: $64,000; Mr. Humphrey: $56,000; and Mr. Brooks: $45,000. See "--
Effect of the Merger on Employee Compensation Arrangements -- Champion Annual Bonus Plan."

    Upon consummation of the Merger, Mr. Wilkey will receive an additional bonus in the amount of $280,000 and Mr. Humphrey will receive an additional bonus in the amount of $157,500.

    THE PLAN PROPOSALS AND CHAMPION OPTIONS. If the Proposal to amend the Directors' Stock Option Plan is approved, Messrs. Ferris and Spencer, who currently serve as directors of Champion, will each receive Champion Options to purchase 20,000 shares of Champion Common Stock at an exercise price of $8.00 per share. In addition, if the Directors' Stock Option Plan Proposal is approved, the exercisability period with respect to all of their Champion Options outstanding under the Directors' Stock Option Plan will be extended. See "-- Effect of the Merger on Employee Compensation Arrangements -- Amendment to Champion's Directors' Stock Option Plan." If the Founders' Stock Option Plan Proposal is approved, a cashless exercise procedure will be added to each stock option agreement under the Founders' Stock Option Plan, under which Messrs. Miller and VanDevender hold options to purchase 108,000 and 72,000 shares of Champion Common Stock, respectively. See "-- Effect of the Merger on Employee Compensation Arrangements
- -- Amendment to Champion's Founders' Stock Option Plan."

    The Merger Agreement provides that, at the Effective Time, all outstanding Champion Options will be assumed by Paracelsus and will be converted into Paracelsus Options. See "-- Effect of the Merger on Employee Compensation Arrangements -- Assumption of Champion Options and Champion Subscription Shares." Messrs. Miller, VanDevender, Patterson, Wilkey, Humphrey, Brooks, Ferris and Spencer hold outstanding Champion Options to purchase 211,876, 350,000, 270,690, 20,000, 30,000, 90,000, 30,000 and 30,000 shares of Champion
Common Stock, respectively (with Messrs. Ferris and Spencer each holding outstanding Champion Options to purchase a total of 50,000 shares of Champion Common Stock upon approval of the Directors' Stock Option Plan Proposal).

    SUBSCRIPTION AGREEMENT. In connection with the Merger, the Subscription Agreement between Champion and Mr. VanDevender dated February 10, 1990, as amended (the "Subscription Agreement"), and all rights to purchase shares of Champion Common Stock thereunder (the "Champion Subscription Shares") outstanding at the Effective Time will be assumed by Paracelsus. See "-- Effect of the Merger on Employee Compensation Arrangements -- Assumption of Champion Options and Champion Subscription Shares." Under the Subscription Agreement, Champion currently has reserved for issuance to Mr. VanDevender 80,000 shares of Champion Common Stock at a per share subscription price of $0.50. Paracelsus is registering on the Registration Statement of which this Proxy Statement/Prospectus forms a part the shares of Paracelsus Common Stock that will be subscribable under the Subscription Agreement.

    NEW OPTION GRANTS UNDER THE 1996 STOCK INCENTIVE PLAN. The Paracelsus Board has adopted, and the Paracelsus Shareholder has approved, the Paracelsus Healthcare Corporation 1996 Stock Incentive Plan (the "1996 Stock Incentive Plan") under which the stock option grants to the Champion Senior Executives set forth below have been approved.

    Pursuant to their respective Employment Agreements, Messrs. Miller, VanDevender and Patterson have been granted Paracelsus Options with a term of 10 years and an exercise price of $0.01 per share of Paracelsus Common Stock (the "Value Options") (which will be immediately vested and exercisable upon consummation of the Merger) to purchase 336,000, 180,000 and 180,000 shares, respectively, of Paracelsus Common Stock. In addition, pursuant to their respective Employment Agreements, Messrs. Miller, VanDevender and Patterson have been granted Paracelsus Options with a term of ten years and an exercise price equal to the fair market value of the Paracelsus Common Stock on the date the Merger is consummated (the "Market Options") to purchase 1,000,000, 540,000 and 240,000 shares, respectively, of Paracelsus Common Stock (which will generally vest and become exercisable in equal annual installments of 25% on each of the first four anniversaries of the Effective Time).

    None of the Value Options or the Market Options will become exercisable in the event that the Merger is not consummated. See "-- Effect of the Merger on Employee Compensation Arrangements -- 1996 Stock Incentive Plan."

    PERFORMANCE BONUS PLAN. Effective as of January 1, 1997, Messrs. Miller, VanDevender, Patterson, Wilkey, Humphrey, Brooks and other Champion officers will become participants in the Paracelsus Healthcare Corporation Executive Officer Performance Bonus Plan (the "Performance Bonus Plan") covering eligible executive officers of Paracelsus. See "-- Effect of the Merger on Employee Compensation Arrangements -- Performance Bonus Plan."

    SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. The respective Employment Agreements of the Champion Senior Executives provide that each of the Champion Senior Executives will become a participant in the Paracelsus Healthcare Corporation Supplemental Executive Retirement Plan, as amended (the "SERP"), immediately following the consummation of the Merger, taking into account, for the purposes of eligibility, vesting and benefit accrual under the SERP, all service by such individual with Champion as if such service had been with Paracelsus. Messrs. Miller, VanDevender and Patterson will receive 6, 6 and 4 years of service credit under the SERP, respectively. See "-- Effect of the Merger on Employee Compensation Arrangements -- Paracelsus Supplemental Executive Retirement Plan" and "Management of Paracelsus Following the Merger -- Executive Compensation -- Supplemental Executive Retirement Plan."

    CHAMPION INVESTORS REGISTRATION RIGHTS AGREEMENTS AND THE SECONDARY EQUITY OFFERING. Pursuant to the Champion Investors Registration Rights Agreements to be entered into upon consummation of the Merger, certain associated entities of Mr. Conroy, Mr. Nolan Lehmann and Ms. Hickey (all of whom are directors of Champion) and their affiliates will have certain demand and "piggyback" registration rights with respect to their shares of Paracelsus Common Stock issued in the Merger. See "Certain Related Agreements -- Champion Investors Registration Rights Agreements." As part of the Secondary Equity Offering to take place in connection with the Equity Offering that Paracelsus currently expects to consummate promptly following the consummation of the Merger, such entities and their affiliates will have the opportunity to sell certain shares of Paracelsus Common Stock they receive in the Merger. See "Certain Related Agreements -- Champion Investors Registration Rights Agreements."

    PARTICIPANTS AGREEMENT. Ms. Hickey, currently a director of Champion, has been employed by and is currently a general partner of Sprout Group, a major stockholder in Champion and a venture capital affiliate of DLJ; Mr. Lehmann, currently a director of Champion, is the president of Equus Capital Management Corporation ("Equus Corp."); and Mr. Conroy, currently a director of Champion, is a general partner of Olympus. DLJ and its affiliates are parties to the Participants Agreement and hold in the aggregate approximately $5,214,000 in aggregate principal amount of Series D Notes and 279,541 shares of Champion Series D Preferred Stock. Certain affiliates of Equus Corp. are parties to the Participants Agreement and hold in the aggregate approximately $1,157,000 aggregate principal amount of the Series D Notes, 4,901 shares of Champion Series C Preferred Stock and 83,333 shares of Champion Series D Preferred Stock. Olympus and its affiliate are parties to the Participants Agreement and hold in the aggregate approximately $417,000 aggregate principal amount of Series D Notes, 103,773 shares of Champion Series C Preferred Stock and 83,334 shares of Champion Series D Preferred Stock. Under the Participants Agreement, Champion and the other parties thereto have made certain agreements with respect to securities of Champion owned by such parties. See "Certain Related Agreements -- Participants Agreement."

    DLJ ENGAGEMENT LETTER. Ms. Hickey, currently a director of Champion, has been employed by and is currently a general partner of Sprout Group, a major stockholder in Champion and a venture capital affiliate of DLJ. Pursuant to the DLJ Engagement Letter, Champion has engaged DLJ to act as its exclusive financial advisor in connection with the Merger and has agreed to pay DLJ certain fees and expenses in connection therewith. The DLJ Engagement Letter also provides DLJ with the right to act as the sole placement agent or lead managing underwriter in connection with any debt or equity financing which is effected at any time within nine months of the Effective Time. DLJ is acting as the lead managing underwriter for the Public Offerings and will be paid usual and customary fees for such services. See "-- Opinion of Champion Financial Advisor."

    INDEMNIFICATION AGREEMENTS. Upon consummation of the Merger, Paracelsus will enter into indemnification agreements (the "Indemnification Agreements") with certain officers and directors of Champion who will become officers or directors of Paracelsus following the Effective Time (including the Champion Senior Executives) providing for rights of indemnification, in accordance with the Paracelsus Articles, the Paracelsus Bylaws and applicable law, with respect to certain activities following the Effective Time. See "-- Effect of the Merger on Employee Compensation Arrangements -- Indemnification Agreements."

    INDEMNIFICATION AND INSURANCE FOR CHAMPION DIRECTORS AND OFFICERS. Pursuant to the Merger Agreement, from and after the Effective Time Paracelsus will indemnify and hold harmless, to the fullest extent permitted by law, each present and former director, officer and employee of Champion and its subsidiaries against all costs, expenses, judgments, fines, losses, claims, damages and liabilities for acts or omissions occurring at or prior to the Effective Time; PROVIDED that Paracelsus is not obligated to indemnify any such person unless such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of Champion and, with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful. For a period of six years after the Effective Time,
Paracelsus will cause directors' and officers' liability insurance to be maintained for acts or omissions occurring prior to the Effective Time covering those persons currently covered by Champion's directors' and officers' liability insurance policy on terms no less favorable than those in effect on the date of the Merger Agreement. In no event, however, will Paracelsus be required to pay annually more than 175% of the premium paid by Champion as of the date of the Merger Agreement. Paracelsus will advance all expenses, including reasonable attorneys fees, incurred by any person to enforce successfully the indemnification and insurance obligations of Paracelsus under the Merger Agreement. See "The Merger Agreement -- Indemnification and Insurance."

    Paracelsus

    Certain members of Paracelsus' management and of the Paracelsus Board may have certain interests in the Merger that are in addition to the interests of Paracelsus shareholders generally.

    The following description of various agreements is qualified in its entirety by reference to the complete text of the relevant agreements, copies of which are filed as exhibits to the Registration Statement of which this Proxy Statement/Prospectus forms a part and are incorporated by reference herein.

    COMPOSITION OF NEW PARACELSUS BOARD. After the Merger, Dr. Krukemeyer, Messrs. Messenger, Michael D. Hofmann and Christian A. Lange, each currently a director of Paracelsus, will be directors on the New Paracelsus Board. In addition, Dr. Krukemeyer will be Chairman of the Board and Chairman of the Compensation and Stock Option Committee (the "Compensation Committee"), Mr. Messenger will be Chairman of the Executive Committee, and Messrs. Hofmann and Lange will be members of the Finance and Strategic Planning Committee. See "Management of Paracelsus Following the Merger -- New Paracelsus Board" and "-- Committees of the New Paracelsus Board."

    PARACELSUS SENIOR EXECUTIVE EMPLOYMENT AGREEMENTS. Messrs. Messenger and Joyner (collectively, the "Paracelsus Senior Executives") have each entered into an Employment Agreement with Paracelsus to replace, upon consummation of the Merger, his current employment agreement or letter agreement relating to employment with Paracelsus. Under their respective Employment Agreements, the Paracelsus Senior Executives are entitled to an annual salary and bonus, along with participation in the stock option plans and other equity-based incentive compensation plans generally available to officers of Paracelsus and certain other benefits. The Employment Agreements will be terminated in the event that the Merger is not consummated. See "-- Effect of the Merger on Employee Compensation Arrangements -- New Employment Agreements" and "Management of Paracelsus Following the Merger -- Directors and Executive Officers of
Paracelsus After the Effective Time" and "-- Executive Compensation -- Employment Contracts and Termination of Employment Agreements -- Paracelsus."

    PARACELSUS ANNUAL BONUS PLAN. Messrs. Messenger, Joyner, Topper, Asbell and Rush are participants in the annual bonus plan maintained by Paracelsus for fiscal 1996 (the "Paracelsus Annual Bonus Plan"). Upon consummation of the Merger, executive officers of Paracelsus who participate in the Paracelsus Annual Bonus Plan will receive cash bonuses for the plan year beginning October 1, 1995 and ending September 30, 1996, determined as if all performance goals thereunder had been satisfied at maximum. The bonuses payable under the Paracelsus Annual Bonus Plan to certain executive officers are as follows: Mr.
Messenger: $627,000; Mr.  Joyner: $184,000;  Mr. Topper:  $188,000; Mr.  Asbell:
$180,000; and Mr. Rush: $160,000. See "-- Effect of the Merger on Employee Compensation Arrangements -- Paracelsus Annual Bonus Plan."

    TREATMENT OF PHANTOM STOCK APPRECIATION RIGHTS. Under the terms of the Merger Agreement, phantom stock appreciation rights (the "PSARs") and/or preferred stock units (the "PSUs") held by executives and directors of Paracelsus under the Paracelsus Healthcare Corporation Phantom Equity Long-Term Incentive Plan (the "Phantom Equity Plan") will be cancelled in exchange for the grant of Value Options (which will be immediately vested and exercisable upon consummation of the Merger) to purchase a specified number of shares of Paracelsus Common Stock and the payment of a lump sum amount in cash which, in the aggregate, are intended to have a value substantially equivalent to the accrued value of the cancelled PSARs and/or PSUs. The Value Options and cash to be provided to certain executives and directors of Paracelsus are as follows:

                                                           NUMBER OF VALUE OPTIONS     AMOUNT OF LUMP
                                                                     TO               SUM CASH PAYMENT
                                                            BE GRANTED IN LIEU OF    IN LIEU OF ACCRUED
                                                               ACCRUED PHANTOM         PHANTOM EQUITY
NAME                                                        EQUITY PLAN BENEFITS       PLAN BENEFITS
- --------------------------------------------------------  -------------------------  ------------------
R.J. Messenger..........................................             513,000           $    6,881,000
Robert C. Joyner........................................             160,933                2,510,361
David R. Topper.........................................             200,000                2,196,993
George Asbell...........................................             104,000                1,121,835
James T. Rush...........................................             107,000                1,218,991
Michael D. Hofmann......................................              56,000                  750,000
Christian A. Lange......................................              56,000                  750,000

    NEW OPTION GRANTS UNDER THE 1996 STOCK INCENTIVE PLAN. Pursuant to his Employment Agreement, Mr. Messenger has been granted additional Value Options (which will be immediately vested and exercisable upon consummation of the Merger) to purchase 487,000 shares of Paracelsus Common Stock. Pursuant to his Employment Agreement, Mr. Messenger has been granted Market Options to purchase 1,000,000 shares of Paracelsus Common Stock (which will generally vest and become exercisable in equal annual installments of 25% on each of the first four anniversaries of the Effective Time.) See "-- Effect of the Merger on Employee Compensation Arrangements -- 1996 Stock Incentive Plan."

    None of the Value Options or the Market Options will become exercisable in the event that the Merger is not consummated.

    PERFORMANCE BONUS PLAN. Effective as of January 1, 1997, Messrs. Messenger, Joyner, Topper, Asbell, Rush and other Paracelsus officers will become participants in the Performance Bonus Plan. See "-- Effect of the Merger on Employee Compensation Arrangements -- Performance Bonus Plan."

    SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. Messrs. Messenger, Joyner, Topper, Asbell and Rush participate in the SERP and currently have 12, 10, 15, 11 and 11 years of service credit under the SERP, respectively. Upon consummation of the Merger, all of such executives will become fully vested in and entitled to full benefits under the SERP in the event of a termination of their respective employment other than a termination by Paracelsus with cause. See "-- Effect of the Merger on Employee Compensation Arrangements -- Paracelsus Supplemental Executive Retirement Plan" and "Management of Paracelsus Following the Merger -- Executive Compensation -- Supplemental Executive Retirement Plan."

    SERVICES AGREEMENT. Paracelsus has entered into the Services Agreement with Dr. Krukemeyer pursuant to which Dr. Krukemeyer has agreed, subject to the closing of the Merger, to provide management and strategic advisory services to Paracelsus following the Merger. The term of the Services Agreement is the lesser of 10 years or until Dr. Krukemeyer's death or permanent disability, and under the Services Agreement Paracelsus has agreed to pay Dr. Krukemeyer a consulting fee of $1,000,000 per year. See "Certain Paracelsus Shareholder Arrangements -- Services Agreement."

    INSURANCE AGREEMENT. Paracelsus has entered into the Insurance Agreement pursuant to which Paracelsus has agreed, subject to the closing of the Merger, to provide insurance benefits in the event of Dr. Krukemeyer's death or permanent disability during the 10-year term of the Insurance Agreement in an amount equal to $1,000,000 per year from the date of such permanent disability or death until the end of the term of the Insurance Agreement. See "Certain Paracelsus Shareholder Arrangements -- Insurance Agreement."

    DIVIDEND; DIVIDEND AND NOTE AGREEMENT. Prior to the Merger, Paracelsus will declare the Dividend payable to the Paracelsus Shareholder and, in accordance with the Dividend and Note Agreement, the Paracelsus Shareholder will purchase the Shareholder Subordinated Note. See "Certain Paracelsus Shareholder Arrangements -- Dividend; Dividend and Note Agreement."

    PARACELSUS SHAREHOLDER REGISTRATION RIGHTS AGREEMENT. Under the terms of the Paracelsus Shareholder Registration Rights Agreement, the Paracelsus Shareholder and certain transferees will be entitled, for 10 years from the Effective Time or until such earlier date when all shares of Paracelsus Common Stock covered under such agreement have been sold or registered, to five demand rights and customary "piggyback" rights, subject to certain hold-back provisions. See "Certain Related Agreements -- Paracelsus Shareholder Registration Rights Agreement."

    RIGHT OF FIRST REFUSAL AGREEMENT. At or prior to the Effective Time, Dr. Krukemeyer and the Paracelsus Shareholder will enter into the Right of First Refusal Agreement pursuant to which they will have certain rights to purchase shares of Paracelsus Common Stock beneficially owned by each of Messrs. Messenger, Miller, VanDevender and Patterson. See "Certain Related Agreements -- Right of First Refusal Agreement."

    SHAREHOLDER AGREEMENT. Under the terms of the Shareholder Agreement, the Paracelsus Shareholder will, among other things, be entitled to designate up to four nominees to the New Paracelsus Board and will have a right of first refusal in connection with certain acquisition proposals for Paracelsus. Dr. Krukemeyer will guarantee the obligations of the Paracelsus Shareholder under the Shareholder Agreement. See "Certain Related Agreements -- Shareholder Agreement."

    INDEMNIFICATION AGREEMENTS. Upon consummation of the Merger, Paracelsus will enter into Indemnification Agreements with certain officers and directors of Paracelsus (including the Paracelsus Senior Executives) providing for rights of indemnification, in accordance with the Paracelsus Articles, the Paracelsus Bylaws and applicable law, with respect to certain activities following the Effective Time. See "-- Effect of the Merger on Employee Compensation Arrangements -- Indemnification Agreements."

EFFECT OF THE MERGER ON EMPLOYEE COMPENSATION ARRANGEMENTS

    Each of Paracelsus and Champion has previously entered into and maintained for the benefit of certain employees employment agreements and other compensation plans and arrangements. In addition, certain new employment agreements and compensation arrangements will be implemented in connection with the Merger. The effect of the Merger on certain of such prior agreements and arrangements and the general terms of certain of such new agreements and arrangements is described below.

    The following description of various agreements is qualified in its entirety by reference to the complete text of the relevant agreements, copies of which are filed as exhibits to the Registration Statement of which this Proxy Statement/Prospectus forms a part and are incorporated by reference herein.

    CHAMPION  EMPLOYMENT  AGREEMENTS.    Champion is  currently  a  party  to an
employment agreement with each of the Champion Senior Executives. The terms of these agreements are described in "Management of Paracelsus Following the Merger
- -- Executive Compensation -- Employment Contracts and Termination of Employment Agreements -- Champion." Each of the Champion Senior Executives has also entered
into  an   Employment  Agreement   (as  defined   below)  with   Paracelsus   in
connection with which the executive's existing employment agreement will be terminated upon consummation of the Merger. The terms of such Employment Agreements are described in "-- New Employment Agreements."

    Champion also maintains employment agreements with certain other employees. It is expected that these employment agreements will continue in effect following the Merger.

    PARACELSUS EMPLOYMENT AGREEMENTS. Paracelsus is currently a party to an employment agreement or letter agreement with each of the Paracelsus Senior Executives. The terms of these agreements are described in "Management of Paracelsus Following the Merger -- Executive Compensation -- Employment Contracts and Termination of Employment Agreements -- Paracelsus." Each of the Paracelsus Senior Executives has also entered into an Employment Agreement with Paracelsus in connection with which the executive's existing employment agreement will be terminated upon consummation of the Merger. The terms of such Employment Agreements are described in "-- New Employment Agreements."

    Paracelsus also maintains letter agreements with certain other employees. It is expected that these agreements will continue in effect following the Merger.

    CHAMPION ANNUAL BONUS PLAN. Upon consummation of the Merger, the Champion Annual Bonus Plan will be terminated and the annual bonuses due thereunder will be paid to the participating Champion officers and employees. These bonuses will be calculated by prorating the performance criteria thereunder for the time period for January 1, 1996 to the date the Merger is consummated and the amount of the target bonuses provided for thereunder for the time period from January 1, 1996 to September 30, 1996.

    PARACELSUS ANNUAL BONUS PLAN. Upon consummation of the Merger, the Paracelsus Annual Bonus Plan will be terminated and the annual bonuses due thereunder will be paid to the participating Paracelsus officers and employees. These bonuses will be calculated by assuming maximum performance with respect to the plan year commencing October 1, 1995 and ending September 30, 1996.

    ASSUMPTION OF CHAMPION OPTIONS AND CHAMPION SUBSCRIPTION SHARES. Champion currently maintains the following stock option plans (the "Champion Stock Option Plans") under which certain employees and directors of Champion hold outstanding options: the AmeriHealth Amended and Restated 1988 Non-Qualified Stock Option Plan; the Champion Healthcare Corporation Employee Stock Option Plan; the Champion Healthcare Corporation Employee Stock Option Plan No. 2; the Champion Healthcare Corporation Employee Stock Option Plan No. 3; the Champion Healthcare Corporation Senior Executive Stock Option Plan No. 4; the Selected Executive Stock Option Plan; the Directors' Stock Option Plan; the Champion Healthcare Corporation Physicians Stock Option Plan; and the Founders' Stock Option Plan. Each of the Champion Stock Option Plans (except the Champion Healthcare Corporation Physicians Stock Option Plan and the Founders' Stock Option Plan) also provides for the issuance of stock appreciation rights ("SARs"). However, no SARs are currently outstanding. As of the Record Date, there were outstanding Champion Options to purchase 1,337,204 shares of Champion Common Stock.

    Pursuant to the terms of the Merger Agreement, each Champion Option outstanding at the Effective Time will be assumed by Paracelsus and converted into a Paracelsus Option; PROVIDED that the conversion of Champion Options outstanding under the Selected Executive Stock Option Plan into Paracelsus Options will be subject to approval of the Selected Executive Stock Option Plan Proposal. See "-- Amendment to Champion's Selected Executive Stock Option Plan." The number of shares of Paracelsus Common Stock subject to each such Paracelsus Option will be the same as the number of shares of Champion Common Stock subject to each assumed Champion Option, and the exercise price of each such Paracelsus Option will also be the same as that of the assumed Champion Option. The remaining terms and conditions of the assumed Champion Options, including the vesting schedule thereof, will also generally apply to such Paracelsus Options. It is expected that no new option grants will be made under the Champion Stock Option Plans following the Effective Time of the Merger.

    Pursuant to the Subscription Agreement, Champion has reserved for issuance 80,000 Champion Subscription Shares upon the exercise by Mr. VanDevender of his subscription rights for 80,000 shares of Champion Common Stock at a subscription price of $0.50 per Champion Subscription Share. By a letter dated July 12, 1996, Champion confirmed with Mr. VanDevender that in the event Champion merges with another corporation the Champion Subscription Shares will be rolled-over into subscription rights with respect to the consideration the holder of the Champion Subscription Shares would have received if such shares had been subscribed for immediately prior to, and converted into the consideration received in, the Merger.

    Pursuant  to  the  terms  of  the  Merger  Agreement  and  the  Subscription
Agreement, at the Effective Time, all Champion Subscription Shares then outstanding will be assumed by Paracelsus and become subscribable for 80,000 shares of Paracelsus Common Stock. Such shares of Paracelsus Common Stock will be registered on the Registration Statement of which this Proxy Statement/Prospectus forms a part. The remaining terms and conditions of the assumed Champion Subscription Shares will generally continue to apply.

    AMENDMENT TO CHAMPION'S FOUNDERS' STOCK OPTION PLAN. The Founders' Stock Option Plan does not currently provide for a cashless exercise procedure by means of which to satisfy the option exercise price and/or tax withholding obligations incurred upon the exercise of options outstanding thereunder. Subject to stockholder approval, the Champion Board has adopted an amendment to the Founders' Stock Option Plan making such a cashless exercise feature available to optionees thereunder. See "The Plan Proposals -- Amendment of the Founders' Stock Option Plan." THE FOUNDERS' STOCK OPTION PLAN PROPOSAL IS SUBJECT TO A SEPARATE STOCKHOLDER VOTE AT THE SPECIAL MEETING. See "The Special Meeting -- Votes Required."

    AMENDMENT TO CHAMPION'S SELECTED EXECUTIVE STOCK OPTION PLAN. The Selected Executive Stock Option Plan currently provides that all Champion Options outstanding thereunder will terminate as of the Effective Time and that such Champion Options must be exercised, if at all, prior to the Effective Time. In order to permit holders of Champion Options outstanding under the Selected Executive Stock Option Plan to benefit, among other things, from any potential appreciation in the value of Paracelsus Common Stock following the Merger, the Champion Board has adopted, subject to approval by the Champion stockholders, an amendment to the Selected Executive Stock Option Plan which would permit such options to remain outstanding following consummation of the Merger and be assumed by Paracelsus pursuant to the procedures set forth above in "-- Assumption of Champion Options and Champion Subscription Shares." See "The Plan Proposals -- Amendment of the Selected Executive Stock Option Plan." APPROVAL OF THE MERGER PROPOSAL AT THE SPECIAL MEETING WILL BE DEEMED TO CONSTITUTE APPROVAL OF THE PROPOSED AMENDMENT TO THE SELECTED EXECUTIVE STOCK OPTION PLAN. See "The Special Meeting -- Votes Required."

    AMENDMENT TO CHAMPION'S DIRECTORS' STOCK OPTION PLAN. In February 1996, the Champion Board determined that it was in the best interests of Champion to grant to each of Messrs. Ferris and Spencer Champion Options to purchase 20,000 shares of Champion Common Stock at an exercise price of $8.00 per share. There currently are no shares reserved and available for issuance pursuant to new grants under the Directors' Stock Option Plan. Accordingly, the Champion Board has adopted, subject to stockholder approval, an amendment to the Directors' Stock Option Plan that would increase the number of shares of Champion Common Stock reserved for issuance under the Directors' Stock Option Plan by 40,000. In addition, the Champion Board has adopted, subject to stockholder approval, an amendment to the Directors' Stock Option Plan that would permit options granted thereunder to remain outstanding until the end of the stated option term, rather than expiring upon termination of the optionee's service as a director. See "The Plan Proposals -- Amendment of the

Directors' Stock Option Plan." APPROVAL OF THE MERGER PROPOSAL WILL BE DEEMED TO CONSTITUTE APPROVAL OF THE PROPOSED AMENDMENTS TO THE DIRECTORS' STOCK OPTION PLAN. See "The Special Meeting -- Votes Required."

    PARACELSUS PHANTOM EQUITY PLAN. Paracelsus currently maintains the Phantom Equity Plan pursuant to which Paracelsus has granted certain executives PSARs and PSUs. Under the terms of the Merger Agreement, the Phantom Equity Plan will be terminated and PSARs and/or PSUs held by Paracelsus executives and directors will be cancelled in exchange for the grant of Value Options to purchase a specified number of shares of Paracelsus Common Stock and payment of a lump sum in cash. The aggregate value of such Value Options and cash is intended to be substantially equivalent to the aggregate accrued value of the PSARs and PSUs being cancelled. See "Interests of Certain Persons in the Merger -- Paracelsus
- -- Treatment of Phantom Stock Appreciation Rights."

    1996 STOCK INCENTIVE PLAN. The 1996 Stock Incentive Plan will be administered by the Compensation Committee. All officers (including officers who are also directors), employees, consultants and advisors of Paracelsus are eligible for discretionary awards under the 1996 Stock Incentive Plan. The 1996 Stock Incentive Plan provides for stock-based incentive awards, including incentive stock options, non-qualified stock options, restricted stock, performance shares, stock appreciation rights and deferred stock. The 1996 Stock Incentive Plan permits the Compensation Committee to select eligible persons to receive awards and to determine certain terms and conditions of such awards, including the vesting schedule and exercise price of each award, and whether the vesting of such award will accelerate upon the occurrence of a change in control of Paracelsus. Under the 1996 Stock Incentive Plan, Paracelsus Options may be granted with an option exercise price that is less than the then current market value of such stock. Under the 1996 Stock Incentive Plan, Paracelsus Options, restricted stock, performance shares or SARs covering no more than 80% of the shares reserved for issuance under the 1996 Stock Incentive Plan may be granted to any participant in any one year. A total of 8,749,933 shares have been reserved for issuance under the 1996 Stock Incentive Plan.

    The 1996 Stock Incentive Plan may be amended, suspended or terminated at any time. However, the maximum number of shares that may be sold or issued under the 1996 Stock Incentive Plan may not be increased, nor may the class of persons eligible to participate in the 1996 Stock Incentive Plan be altered, without the approval of Paracelsus' shareholders; PROVIDED, HOWEVER, that adjustments to the number of shares subject to the 1996 Stock Incentive Plan and to individual awards thereunder and/or to the exercise price of awards previously granted are permitted without shareholder approval upon the occurrence of certain events affecting the capital structure of Paracelsus. With respect to any other amendments to the 1996 Stock Incentive Plan, the New Paracelsus Board may, in its discretion, determine that such amendment will become effective only upon approval by the shareholders of Paracelsus if the New Paracelsus Board determines that such shareholder approval may be advisable, such as for the purpose of obtaining or retaining any statutory or regulatory benefits under Federal or state securities laws, Federal or state tax laws or any other laws or for the purpose of satisfying applicable stock exchange listing requirements.

    In connection with the termination of PSARs previously granted under the Phantom Equity Plan, Paracelsus has granted Value Options under the 1996 Stock Incentive Plan to certain executives and directors of Paracelsus. See "-- Paracelsus Phantom Equity Plan." Pursuant to their respective Employment Agreements, Paracelsus has granted Value Options and Market Options under the 1996 Stock Incentive Plan to Mr. Messenger and the Champion Senior Executives. See "-- New Employment Agreements." None of the Value Options or Market Options will become exercisable in the event that the Merger is not consummated.

    PERFORMANCE BONUS PLAN. The Paracelsus Board has adopted the Performance Bonus Plan covering eligible officers of Paracelsus. The Performance Bonus Plan will be administered by the Compensation Committee, which each year, beginning on January 1, 1997 will select the officers of Paracelsus who will be eligible to receive awards under the Performance Bonus Plan. Upon achievement by Paracelsus of certain targeted operating results or other performance goals, such as operating income, pre-tax income or net income, Paracelsus will pay performance bonuses, the aggregate amounts of which will be determined annually based upon an objective formula. The Employment Agreements provide for the payment of certain minimum bonuses upon the achievement of targeted performance criteria under the Performance Bonus Plan. See "-- New Employment Agreements."

    PARACELSUS SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. Benefits under the SERP generally accrue and vest ratably over a 15-year period and provide an annual retirement benefit in the maximum amount of 55% for officer participants (35% for nonofficer participants) of final average compensation, subject to an offset for social security benefits. The SERP provides, however, that in the event of a change in control, which includes the consummation of the transactions contemplated by the Merger Agreement, officers and other employees of Paracelsus who were participants in the SERP prior to the Merger will immediately become fully vested in 15 years of benefits under the SERP in the event of a termination of their employment other than a termination by Paracelsus for cause. See "Management of Paracelsus Following the Merger -- Executive
Compensation -- Supplemental Executive Retirement Plan." In addition, immediately following consummation of the Merger certain executive officers of Champion will become participants in the SERP. For purposes of eligibility, vesting and benefit accrual under the SERP, the Champion SERP participants will receive credit for their years of service with Champion as if such years of service had been with Paracelsus.

    NEW EMPLOYMENT AGREEMENTS. Pursuant to the Merger Agreement, Paracelsus has entered into employment agreements (the "Employment Agreements") with each of Messrs. Messenger, Miller, VanDevender, Patterson and Joyner (collectively, the "Senior Officers"). The Employment Agreements will be terminated in the event that the Merger is not consummated. The Senior Officers' respective Employment Agreements provide that they will serve in the following capacities: Mr. Messenger as Chief Executive Officer and, for so long as he is a Shareholder Director (as hereinafter defined), Vice Chairman of the New Paracelsus Board and Chairman of the Executive Committee; Mr. Miller as President and Chief Operating Officer, a director on the New Paracelsus Board and, for so long as he is a director, a member of the Executive Committee; Mr. VanDevender as Executive Vice President and Chief Financial Officer, a director on the New Paracelsus Board and, for so long as he is a director, a member of the Executive Committee; Mr. Patterson as Executive Vice President and President, Healthcare Operations; and Mr. Joyner as Senior Vice President, Secretary and General Counsel.

    Each of the Employment Agreements of Messrs. Messenger, Miller and VanDevender will have an initial term of five years, and each of the Employment Agreements of Messrs. Patterson and Joyner will each have an initial term of three years. Each of the Employment Agreements of Messrs. Messenger, Miller and VanDevender will be renewed automatically upon expiration of its initial term and any subsequent five-year term unless Paracelsus or any of Messrs. Messenger, Miller or VanDevender, as applicable, gives 12 months prior notice that such agreement will not be renewed. Upon expiration of their initial terms, each of the Employment Agreements of Messrs. Patterson and Joyner will be renewed automatically one time only for three and two additional years, respectively, unless Paracelsus or either of Messrs. Patterson or Joyner, as applicable, gives 12 months prior notice that such agreement will not be renewed.

    Under the Employment Agreements, each such Senior Officer will be entitled to receive a base salary and an annual bonus and will be entitled to participate in the employee benefit plans of Paracelsus that are generally available to the executives of Paracelsus. In addition, each such officer will be entitled to receive certain fringe benefits as provided for in his Employment Agreement. The initial base salary of each of the Senior Officers under his respective Employment Agreement is as follows: Mr. Messenger: $750,000; Mr. Miller:
$500,000;  Mr. VanDevender: $350,000;  Mr. Patterson: $350,000;  and Mr. Joyner:
$240,000. The maximum bonuses payable upon the achievement of targeted performance criteria under the Performance Bonus Plan, expressed as a percentage of base salary, will be as follows: Mr. Messenger: 100%; Mr. Miller: 85%; Mr.
VanDevender: 70%; Mr. Patterson: 70%; and Mr. Joyner: 60%. Mr. Messenger and the Champion Senior Executives will be granted Value Options and Market Options as described in "-- Interests of Certain Persons in the

Merger -- Paracelsus -- New Option Grants Under the 1996 Stock Incentive Plan" and "-- Champion -- New Option Grants Under the 1996 Stock Incentive Plan." Each of the Champion Senior Executives will also receive credit for eligibility, vesting and benefit accrual purposes under the SERP with respect to their respective years of prior service with Champion. See "-- Paracelsus Supplemental Executive Retirement Plan." In addition, each of the Champion Senior Executives will receive bonuses upon consummation of the Merger as described under "-- Interests of Certain Persons in the Merger -- Champion -- Champion Senior Executive Employment Agreements" and "-- Champion Annual Bonus Plan and Other Executive Bonuses." Each of the Paracelsus Senior Executives will also receive bonuses upon the consummation of the Merger as described under "-- Interests of Certain Persons in the Merger -- Paracelsus -- Paracelsus Annual Bonus Plan."

    The Employment Agreements provide that each Senior Officer is generally prohibited from competing with Paracelsus while employed by Paracelsus. The Employment Agreements also provide that, in the event of termination of his employment by Paracelsus for "Cause" or by such Senior Officer other than for "Good Reason" (each as defined in his Employment Agreement), each of the Champion Senior Executives will be prohibited from so competing for a period of two years following such termination, and Messrs. Messenger and Joyner each will be prohibited from so competing for a period of one year following such termination. The Employment Agreements for all Senior Officers also provide that each such officer will be prohibited from so competing for a period of one year following such a termination during successive terms of his agreement.

    The employment of Messrs. Messenger, Miller and VanDevender cannot be terminated by Paracelsus without the prior approval of 80% of the New Paracelsus Board and 2/3 of the Independent Directors (as hereinafter defined). If any of Messrs. Messenger, Miller or VanDevender is terminated without Cause or resigns for Good Reason, such Senior Officer's outstanding options will immediately vest and become exercisable and such Senior Officer will be entitled to receive a lump sum payment equal to the greater of (x) his current base salary and annual target bonus payable over the remaining term of employment or (y) three times his current base salary plus annual target bonus.

    If Mr. Patterson is terminated by Paracelsus without Cause or resigns for Good Reason, his outstanding options will immediately vest and become exercisable and he will be entitled to receive a lump sum payment equal to the greater of (x) his current base salary and annual target bonus payable over the remainder of his contract term or (y) 2.5 times his current annual salary plus annual target bonus. If Mr. Joyner is terminated by Paracelsus without Cause or resigns for Good Reason, his outstanding options will immediately vest and become exercisable and he will be entitled to receive a lump sum payment equal to the greater of (x) his current base salary and annual target bonus payable over the remainder of his contract term or (y) two times his current annual salary plus annual target bonus.

    Upon termination of a Senior Officer's employment by Paracelsus without Cause or by such Senior Officer for Good Reason, such Senior Officer would be entitled to receive an additional lump sum in an amount sufficient to offset the effect of any excise and other taxes to which such Senior Officer may become subject by reason of section 4999 of the Code.

    The definition of Good Reason in the Employment Agreements generally includes a reduction in compensation, titles, duties, authority and reporting relationships, as well as notice by Paracelsus that it does not wish to extend the terms of the Employment Agreements for the periods described above. In addition, for purposes of the Employment Agreements for Messrs. Messenger, Miller and VanDevender, Good Reason includes their failure to be nominated and elected to serve as members of the Board of Directors and the Executive Committee. The definition of Good Reason for Messrs. Messenger and Miller further includes the breach of the managerial rights provisions as set forth in their Employment Agreements. Mr. Miller's Employment Agreement also provides that he will have Good Reason to terminate his employment if, in the event Mr. Messenger shall at any time cease to serve as Chief Executive Officer, Mr. Miller is not chosen to serve as his successor. In addition, the Employment Agreements provide each of the Senior Officers with the right, exercisable within the

12-month period following a "change in control" of Paracelsus, to terminate their employment for any reason and receive the benefits described above that would otherwise be payable upon termination of their employment with Good Reason.

    The term "change in control" is generally defined in the Employment Agreements to include (i) the acquisition by any person of 25% or more of the undiluted total voting power of Paracelsus' then outstanding voting securities (the "Paracelsus Voting Securities"); (ii) certain changes in the majority of the New Paracelsus Board within any two-year period; (iii) a merger resulting in the holders of voting securities of Paracelsus immediately prior to such merger retaining less than 60% of the voting securities of the surviving corporation; and (iv) the liquidation of Paracelsus or the sale of all or substantially all its assets.

    INDEMNIFICATION AGREEMENTS. Upon consummation of the Merger, Paracelsus will enter into indemnification agreements with certain officers and directors of Paracelsus providing for rights of indemnification, in accordance with the Paracelsus Articles, the Paracelsus Bylaws and applicable law, with respect to activities conducted following the Effective Time.

EFFECT OF THE MERGER ON CHAMPION WARRANTS AND CONVERTIBLE SECURITIES

    The following description of various agreements is qualified in its entirety by reference to the complete text of the relevant agreements, copies of which are filed as exhibits to the Registration Statement of which this Proxy Statement/Prospectus forms a part and are incorporated by reference herein.

    CHAMPION WARRANTS. Champion has outstanding Champion Warrants under certain agreements, including the Series D Note and Stock Purchase Agreement dated as of December 31, 1993, as amended, and the Series E Note Purchase Agreement dated as of May 1, 1995, as amended. As of the Record Date, Champion had outstanding Champion Warrants to purchase 422,286 shares of Champion Common Stock.

    Pursuant to the terms of the Merger Agreement, all Champion Warrants outstanding at the Effective Time shall, at the Effective Time, be assumed by Paracelsus and converted into Paracelsus Warrants with respect to the number of shares of Paracelsus Common Stock equal to the number of shares of Champion Common Stock subject to such Champion Warrants at an exercise price equal to the per share exercise price of the relevant Champion Warrant. The terms and conditions of the Champion Warrants at the Effective Time shall apply to the Paracelsus Warrants.

    CHAMPION CONVERTIBLE SECURITIES. As of the Record Date, Champion had subject to issuance upon the conversion or exchange of certain rights or securities an aggregate of 146,317 shares of Champion Common Stock (collectively, the "Champion Convertible Securities"). Pursuant to the terms of the Merger Agreement, all Champion Convertible Securities outstanding at the Effective Time will, at the Effective Time, be assumed by Paracelsus and become convertible into that number of shares of Paracelsus Common Stock that the holders of such Champion Convertible Securities would have been entitled to receive had they converted such securities immediately prior to the Effective Time and exchanged in the Merger the shares of Champion Common Stock received upon such conversion for shares of Paracelsus Common Stock.

ACCOUNTING TREATMENT

    The Merger will be accounted for using the "purchase" method of accounting, under which the total consideration paid to the stockholders of Champion will be allocated based on the fair market value of the assets acquired and the liabilities assumed. See "Unaudited Pro Forma Condensed Combining Financial Statements."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following summary discusses certain of the material Federal income tax consequences of the Merger. The summary is based upon the Code, applicable Treasury Regulations thereunder and administrative rulings and judicial authority as of the date hereof. All of the foregoing are subject to change, possibly with retroactive effect, and any such change could affect the continuing validity of the discussion. The discussion assumes that holders of shares of Champion Common Stock or Champion Preferred Stock hold such shares as capital assets. Further, the discussion does not address the tax consequences that may be relevant to a particular shareholder subject to special treatment under Federal income tax law, such as dealers in securities, financial institutions, insurance companies, tax-exempt organizations, non-United States persons, and persons who hold shares in a hedging transaction or as part of a straddle or conversion transaction. This discussion does not address any Federal income tax consequences of the Merger to shareholders who acquired shares of Champion Common Stock through the exercise of employee stock options or rights or otherwise as compensation or through the cashless exercise of Champion Warrants, to persons who hold Champion Options, Champion Warrants, SARs, Champion Subscription Shares or Champion Convertible Securities at the Effective Time or to holders of Champion Common Stock who also hold Dissenting Shares. In addition, this discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. Champion stockholders are urged to consult their tax advisors as to the specific tax consequences to them of the Merger, including tax return reporting requirements, the applicability and effect of Federal, state, local and other applicable tax laws and the effect of any proposed changes in the tax laws.

    Neither Champion nor Paracelsus has requested a ruling from the Internal Revenue Service (the "IRS") with regard to any of the Federal income tax consequences of the Merger and the opinions of counsel as to such Federal income tax consequences set forth below will not be binding on the IRS.

    The Merger has been structured with the intent that it be tax-free to Champion and its stockholders for Federal income tax purposes. Subject to the foregoing limitations, in the opinion of Sullivan & Cromwell, special counsel to Champion, the Merger will qualify as a reorganization within the meaning of section 368(a) of the Code. Accordingly, for Federal income tax purposes:

        (i) no gain or loss will be recognized by holders of Champion Common Stock or Champion Preferred Stock who exchange their Champion stock solely for Paracelsus Common Stock pursuant to the Merger;

        (ii) the aggregate tax basis of the shares of Paracelsus Common Stock received in the Merger will be the same as the aggregate tax basis of the Champion Common Stock or Champion Preferred Stock exchanged therefor;

       (iii) the holding period of the Paracelsus Common Stock in the hands of the Champion stockholders will include the holding period of their Champion Common Stock or Champion Preferred Stock exchanged therefor; and

       (iv) no gain or loss will be recognized by Champion as a result of the Merger.

    The obligations of Champion and Paracelsus, respectively, to consummate the Merger are conditioned upon, among other things, the receipt by (i) Champion of an opinion of Sullivan & Cromwell substantially to the effect that the Merger will qualify as a reorganization within the meaning of section 368(a) of the Code with the Federal income tax consequences to the Champion stockholders noted above, and (ii) Paracelsus of an opinion of Skadden, Arps, Slate, Meagher & Flom, special counsel to Paracelsus, substantially to the effect that the Merger will qualify as a reorganization within the meaning of section 368(a) of the Code. See "The Merger Agreement -- Certain Conditions."

    The opinion of Sullivan & Cromwell set forth above and the opinions to be rendered as a condition to the consummation of the Merger, in each case, is or will be based on certain customarily assumed facts and certain customary representations to be received from Champion, Paracelsus and certain Champion stockholders. At the present time, Sullivan & Cromwell and Skadden, Arps, Slate, Meagher & Flom expect that they will be able to render the opinions that are required to be rendered as a condition to the consummation of the Merger.

    DISSENTING HOLDERS OF CHAMPION PREFERRED STOCK. A holder of Champion Preferred Stock that receives solely cash in exchange for such stock, pursuant to the exercise of appraisal rights under Section 262 of the DGCL, and does not exchange Champion Common Stock for Paracelsus Common Stock in the Merger, will recognize gain or loss equal to the difference between the tax basis of the Champion Preferred Stock surrendered and the amount of cash received therefor. Such gain or loss will constitute capital gain or loss, and will be long-term capital gain or loss if such stock has been held for more than one year at the Effective Time. See "-- Appraisal Rights."

REGULATORY APPROVALS

    Under the HSR Act, the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC or the Antitrust Division of the Department of Justice (the "Antitrust Division") and specified waiting period requirements have been satisfied. Champion and the Paracelsus Shareholder have each filed their respective notification and report forms under the HSR Act on April 26, 1996. The HSR Act waiting period expired on May 26, 1996.

    On May 15, 1996, Champion petitioned the FTC for approval to transfer SLRMC as part of the Merger, in accordance with certain provisions of the Asset Purchase Agreement dated January 25, 1995, pursuant to which Champion acquired SLRMC. Under certain circumstances, a subsequent disposition of SLRMC by Paracelsus to a person or entity that owns similar facilities in the Salt Lake, Davis, or Weber counties in Utah, may require prior approval of the FTC. On June 17, 1996, the public comment period with respect to the application expired with no public comments being filed. Champion expects that the required prior approval will be obtained prior to the date of the Special Meeting without any material conditions. However, despite Champion's expectations, it is possible that such approval may not be obtained or that consummation of the Merger may be conditioned on Champion taking certain actions, including actions resulting, among other things, in a material alteration of Champion's business in the Salt Lake, Utah region or a delay in the effectiveness of the Merger.

    Federal and state antitrust enforcement authorities frequently scrutinize the legality under the antitrust laws of mergers such as the Merger. At any time before or after the Effective Time, and notwithstanding that the HSR Act waiting period has expired, any such agency could take any action under Federal and/or state antitrust laws that it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of businesses of Champion and Paracelsus. Under certain limited circumstances private parties may also bring legal actions under the antitrust laws.

    Based on information available to them, Champion and Paracelsus believe that the Merger can be effected in compliance with Federal and state antitrust laws. However, there can be no assurance that a challenge to the consummation of the Merger on antitrust grounds will not be made or that, if such a challenge were made, Champion and Paracelsus would prevail or would not be required to accept certain conditions in order to consummate the Merger.

CERTAIN LITIGATION

    Certain holders of Champion Common Stock have filed a purported class action lawsuit in the Chancery Court of the State of Delaware, naming as defendants certain members and a former member of the Champion Board, Messrs. Miller, VanDevender, Conroy, Ferris, Spencer and Lehmann, Mr. Paul Queally, Mr. Scott F. Meadow, Mr. William G. White and Mr. Richard D. Sage (collectively, the "Individual Defendants"), and Champion and Paracelsus. The plaintiffs claim, among other things, that the Merger and the Exchange Ratio for the Champion Common Stock pursuant thereto are unfair and inadequate, that the Individual Defendants violated their fiduciary duties to Champion and its public stockholders by failing to actively pursue the acquisition of Champion by other companies or conduct an adequate market check, and that Paracelsus knowingly aided and abetted the breaches of fiduciary duty committed by the Individual Defendants. Plaintiffs seek preliminary and permanent injunctions against the proposed Merger. In addition, plaintiffs seek an accounting of all profits realized by the defendants, as well as monetary damages for an unspecified amount, and costs and attorneys' and experts' fees.

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
STOCK EXCHANGE LISTING

    The Champion Common Stock, which is currently listed on the AMEX but is expected to be delisted from the AMEX and listed on the NYSE prior to the Special Meeting, will be delisted from the NYSE. The Paracelsus Common Stock has been approved for listing on the NYSE upon consummation of the Merger under the symbol "PLS," subject to official notice of issuance.

APPRAISAL RIGHTS

    Record holders of Champion Common Stock are not entitled to appraisal rights under Section 262 of the DGCL ("Section 262").

    Record holders of Champion Preferred Stock are entitled to appraisal rights under Section 262. This discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is reprinted in its entirety as Annex E to this Proxy Statement/Prospectus. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES OF CHAMPION PREFERRED STOCK HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW THE STEPS SUMMARIZED BELOW PROPERLY AND IN A TIMELY MANNER TO PERFECT THE APPRAISAL RIGHTS PROVIDED UNDER SECTION 262.

    Under Section 262, when a merger is to be submitted for approval at a meeting of stockholders, as in the case of the Special Meeting, not less than 20 days prior to the meeting, a constituent corporation must notify each of the holders of its stock for which appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section
262. THIS PROXY STATEMENT/ PROSPECTUS SHALL CONSTITUTE SUCH NOTICE TO THE RECORD HOLDERS OF CHAMPION PREFERRED STOCK. ANY SUCH STOCKHOLDER WHO WISHES TO EXERCISE SUCH APPRAISAL RIGHTS SHOULD REVIEW THE FOLLOWING DISCUSSION AND ANNEX E CAREFULLY, BECAUSE FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES SPECIFIED WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS UNDER THE DGCL.

    Under the DGCL, record holders of Champion Preferred Stock who follow the procedures set forth in Section 262 will be entitled to have their shares of Champion Preferred Stock appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, as determined by such court. Such holders are, in such circumstances, entitled to appraisal rights because they hold stock of a constituent corporation to the Merger that is not listed on a national securities exchange or traded on the National Association of Securities Dealers, Inc. automated quotation system ("NASDAQ") or held of record by more than 2,000 holders. A holder of shares of Champion Preferred Stock wishing to exercise his or her appraisal rights must deliver to the Secretary of Champion, before the vote on the Merger Agreement at the Special Meeting, a written demand for appraisal of his or her shares of Champion Preferred Stock. In addition, a holder of shares of Champion Preferred Stock wishing to exercise his or her appraisal rights must hold such shares of record on the date the written demand for appraisal is made and must hold such shares continuously through the Effective Time. Stockholders who hold their shares of Champion Preferred Stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights must take all necessary steps in order that a demand for appraisal is made by the record holder of such shares and are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by the record holder.

    Within 10 days after the Effective Time of the Merger, Champion, as the surviving corporation in the Merger with Merger Sub, must send a notice as to the effectiveness of the Merger to each person who has satisfied the appropriate provisions of Section 262 and who is entitled to appraisal rights under Section
262. Within 120 days after the Effective Time, but not thereafter, Champion or any holder of shares of Champion Preferred Stock who has complied with the foregoing procedures and who is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the "fair value" of such shares. Champion is not under any obligation, and has no present intention, to file a petition with respect to the appraisal of the "fair value" of the shares of Champion Preferred Stock. Accordingly, it is the obligation of the stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262. A holder of shares of Champion Preferred Stock will fail to perfect, or effectively lose, his or her right to appraisal if no petition for appraisal of shares of Champion Preferred Stock is filed within 120 days after the Effective Time.

    A holder may withdraw his or her demand for appraisal by delivering to Champion a written withdrawal of his or her demand for appraisal and acceptance of the Merger, except that any such attempt to withdraw made more than 60 days after the Effective Time will require the written approval of Champion. Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

    Any holder of shares of Champion Preferred Stock who has duly demanded an appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote the shares of Champion Preferred Stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares of Champion Preferred Stock as of a date prior to the Effective Time). Pursuant to the Merger Agreement, Champion shall not, except with the prior written consent of Paracelsus, voluntarily make any payment with respect to any demands for appraisals of Champion Preferred Stock, offer to settle or settle any such demands or approve any withdrawal of any such demands.

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
                              THE MERGER AGREEMENT

    Set forth below is a brief description of certain terms of the Merger Agreement. This description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Annex A and is incorporated herein by reference.

THE MERGER

    Subject to the satisfaction or waiver of certain conditions, at the Effective Time, Merger Sub will be merged with and into Champion. At the Effective Time (i) each share of Champion Common Stock issued and outstanding immediately prior to the Effective Time (other than any such shares owned by Paracelsus or any of its subsidiaries, held in Champion's treasury or owned by any subsidiary of Champion) will automatically be converted into one share of Paracelsus Common Stock and (ii) each share of Champion Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any such shares owned by Paracelsus or any of its subsidiaries, held in Champion's treasury or owned by any subsidiary of Champion, and other than Dissenting Shares) will automatically be converted into two shares of Paracelsus Common Stock. All shares of Champion Capital Stock owned by Paracelsus or any of its subsidiaries, held in Champion's treasury or owned by any of its subsidiaries, will be cancelled and cease to exist. As a result of the Merger, the separate corporate existence of Merger Sub will cease and Champion will continue as the surviving corporation (the "Surviving Subsidiary") in the Merger, will become a wholly owned subsidiary of Paracelsus and will succeed, without any other transfer, to all the rights, properties, debts and liabilities of Merger Sub.

PARACELSUS STOCK SPLIT

    Prior to the Effective Time, pursuant to the Paracelsus Stock Split, each of the 450 issued and outstanding shares of Paracelsus Common Stock will be split into, and each share will become and thereafter represent 66,159.426 shares of Paracelsus Common Stock, for an aggregate of 29,771,742 shares.

EXCHANGE OF CERTIFICATES

    As of the Effective Time, Paracelsus will deposit with an exchange agent to be appointed by Paracelsus (the "Exchange Agent"), for the benefit of holders of shares of Champion Capital Stock, for exchange in accordance with the provisions of the Merger Agreement, certificates representing shares of Paracelsus Common Stock issuable pursuant to the Merger in exchange for outstanding shares of Champion Capital Stock. As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to each person who was, immediately prior to the Effective Time, a holder of record of shares of Champion Capital Stock whose shares of Champion Capital Stock were converted into shares of Paracelsus Common Stock, letters of transmittal to be used in forwarding their certificates representing shares of Champion stock for surrender and exchange for (i) certificates representing the number of shares of Paracelsus Common Stock into which their shares of Champion Capital Stock were converted in the Merger and
(ii) cash for any fractional share interests in Paracelsus Common Stock to which such holders otherwise would be entitled. Until such surrender and until the submission of any other documents required in accordance with the Merger Agreement, certificates representing shares of Champion Capital Stock will be deemed to represent the number of shares of Paracelsus Common Stock into which such Champion shares were converted in the Merger, except that holders of certificates will not be entitled to receive dividends or any other distribution from Paracelsus until such certificates are so surrendered. When such certificates are surrendered, the holders of Paracelsus certificates issued in exchange therefor will be paid, without interest, any dividends or other distributions which may have become payable with respect to such shares of Paracelsus Common Stock since the Effective Time. Notwithstanding the foregoing, certificates surrendered for exchange by any "affiliate" of Champion (as determined pursuant to Rule 145 of the Securities Act) will not be exchanged until Paracelsus has received a written agreement that such person will comply with the applicable provisions of the Securities Act, as provided in the Merger Agreement.

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
GOVERNANCE OF PARACELSUS

    The  Merger  Agreement  sets  forth  certain  matters  related  to  the  New
Paracelsus Board, certain committees of the New Paracelsus Board and the executive officers of Paracelsus, from and after the Effective Time. For a description of such matters, see "Management of Paracelsus Following the Merger."

REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains various customary representations and warranties of Paracelsus and Champion relating to, among other things, (a) each party's and its respective subsidiaries' organization and similar corporate matters, (b) each party's capital structure, (c) the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related agreements, (d) certain consents and approvals, (e) documents filed by each party with the Commission and the accuracy of information contained therein, (f) compliance with law, (g) tax matters, (h) litigation matters, (i) the accuracy of representations and warranties contained in the Merger Agreement, (j) the accuracy of information supplied by each party in connection with the Registration Statement and this Prospectus, (k) employee benefit plans and other ERISA matters, (l) transactions with affiliates, (m) opinions of financial advisors, (n) the absence of certain changes or events, (o) the absence of brokers or finders entitled to a commission or fee as a result of the Merger other than the financial advisors of each of Paracelsus and Champion, (p) the votes required to approve the Merger, (q) compliance with Medicare and Medicaid laws, rules and regulations, (r) Medicare participation/ accreditation, (s) medical staff matters and (t) inapplicability of certain antitakeover statutes.

CERTAIN CONDITIONS

    The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver, at or prior to the Effective Time, of the following conditions: (a) the Merger Agreement and the transactions contemplated thereby will have been approved and adopted by the Champion requisite votes and the Paracelsus requisite vote; (b) the waiting period applicable to the consummation of the Merger under the HSR Act will have expired or been terminated; (c) the Registration Statement will have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness will have been issued and remain in effect; (d) no temporary restraining order, preliminary or permanent injunction or other order or decree by any court or governmental entity of competent jurisdiction which prevents the consummation of the Merger or the transactions contemplated thereby will have been issued and remain in effect; (e) no action will have been taken, and no statute, rule or regulation will have been enacted, by the Federal or any state government or governmental agency which would prevent the consummation of the Merger or the transactions contemplated thereby; (f) the shares of Paracelsus Common Stock will have been approved for listing on the AMEX or the NYSE, subject to official notice of issuance; and (g) the Employment Agreements will have been executed and delivered.

    The obligation of Champion to effect the Merger shall be subject to the fulfillment or waiver, at or prior to the Effective Time, of the following additional conditions: (a) Paracelsus will have performed in all material respects its agreements contained in the Merger Agreement required to be performed by the Effective Time and the representations and warranties of Paracelsus contained in the Merger Agreement will be true and correct as of the date of the Merger Agreement and as of the Effective Time as if made as of such date, except as permitted by the Merger Agreement, and Champion will have received a certificate of the chief executive officer and the chief financial officer of Paracelsus to that effect; (b) Paracelsus will have obtained the consent or approval of each person whose consent or approval is required in connection with the transactions contemplated by the Merger Agreement under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument (collectively, "Contracts"), except those for which the failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect on the business, assets, financial or other condition or results of operation ("Material Adverse Effect") of Paracelsus, or upon the consummation of the transactions contemplated by the Merger Agreement; (c) Champion will have received the letter of Ernst & Young LLP referred to in the Merger Agreement; (d) Champion

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
will have received an opinion from Sullivan & Cromwell to the effect that (i) the Merger will qualify as a reorganization under section 368(a) of the Code and
(ii) no gain or loss will be recognized by Champion stockholders who receive shares of Paracelsus Common Stock in the Merger in exchange for shares of Champion Capital Stock, except with respect to cash received for Champion Preferred Stock in connection with the proper exercise of appraisal rights; (e)
(i) Paracelsus and the Paracelsus Shareholder or Dr. Krukemeyer will have executed and delivered (x) the Shareholder Agreement, (y) the Non-Compete Agreement and (z) the Dividend and Note Agreement; and (ii) Paracelsus will have executed and delivered the Champion Investors Registration Rights Agreements; and (f) Champion will have received an opinion from Skadden, Arps, Slate, Meagher & Flom substantially to the effect that the Paracelsus Articles do not violate the applicable provisions of the California General Corporation Law.

    The obligation of Paracelsus to effect the Merger shall be subject to the fulfillment or waiver, at or prior to the Effective Time, of the following additional conditions: (a) Champion will have performed in all material respects its agreements contained in the Merger Agreement required to be performed on or prior to the Effective Time and the representations and warranties of Champion contained in the Merger Agreement will be true and correct as of the date of the Merger Agreement and as of the Effective Time as if made as of such date, except as permitted by the Merger Agreement, and Champion will have received a certificate of the chief executive officer and the chief financial officer of Champion to that effect; (b) Champion will have obtained the consent or approval of each person whose consent or approval is required in connection with the transactions contemplated by the Merger Agreement under any Contracts, except those for which the failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on Champion, or upon the consummation of the transactions contemplated by the Merger Agreement;
(c) Paracelsus will have received the letter of Coopers & Lybrand L.L.P. referred to in the Merger Agreement; (d) Paracelsus will have received an opinion from Skadden, Arps, Slate, Meagher & Flom to the effect that the Merger will qualify as a reorganization under section 368(a) of the Code; and (e) the Voting Agreement (as defined below) and the Paracelsus Shareholder Registration Rights Agreement (as defined below) will have been executed and delivered by the relevant parties thereto (other than Paracelsus and the Paracelsus Shareholder).

BUSINESS OF PARACELSUS AND CHAMPION PENDING THE MERGER

    Paracelsus has agreed that, among other things, prior to the Effective Time, unless Champion shall otherwise agree in writing or unless otherwise contemplated by the Merger Agreement, it will conduct its business and the businesses of its subsidiaries only in the ordinary course of business and consistent with past practice and it will not: sell, pledge or agree to sell or pledge any stock owned by it in any of its subsidiaries; amend the Paracelsus Articles of Incorporation or the Paracelsus ByLaws, except as provided in the Merger Agreement, or split, combine or reclassify any shares of its outstanding capital stock or declare, set aside or pay any dividends or other distributions payable in cash, stock or property (other than certain dividends declared or paid to, or on behalf of the Paracelsus Shareholder); or redeem or otherwise acquire any shares of its capital stock or shares of the capital stock of any of its subsidiaries. Paracelsus has further agreed that neither it nor any of its subsidiaries shall: authorize for issuance, issue or sell or agree to issue or sell any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class (except as pursuant to the termination of the Phantom Equity Plan); acquire, dispose of or encumber any fixed assets or any other substantial assets other than in the ordinary course of business and consistent with past practices; incur, assume, or prepay any indebtedness or any other material liabilities other than in the ordinary course of business and consistent with past practices; authorize capital expenditures in excess of the amounts currently contemplated therefor and as previously disclosed to Champion or its advisors; enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing; or make any material tax election or settle any material tax audit or controversy. Paracelsus has further agreed that neither it nor any of its subsidiaries will enter into any new employment agreements with any of their respective officers or employees or grant any increases in the compensation of their respective officers and employees other than increases in the ordinary course of business and consistent with past practice, or enter into, adopt or amend any employee benefit plan.

    Champion has agreed that, among other things, prior to the Effective Time, unless Paracelsus shall otherwise agree in writing or unless contemplated by the Merger Agreement, it will conduct its businesses and the business of its subsidiaries only in the ordinary course and consistent with past practice and it will not: sell, pledge or agree to sell or pledge any stock owned by it in any of its subsidiaries; amend the Champion Certificate or the Champion Bylaws; split, combine or reclassify any shares of its outstanding capital stock; declare, set aside or pay any dividend or other distribution payable in cash, stock or property; or redeem or otherwise acquire any shares of its capital stock or shares of the capital stock of any subsidiary. Champion has also agreed that neither it nor any of its subsidiaries will: authorize for issuance, issue or sell or agree to issue or sell any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class (except for up to 40,000 Champion Options pursuant to the Directors' Stock Option Plan); acquire, dispose of or encumber any fixed assets or any other substantial assets other than in the ordinary course of business and consistent with past practices; or incur, assume or prepay any indebtedness or any other material liabilities, other than in the ordinary course of business and consistent with past practices. In addition, Champion will not: take any action to cause the transactions contemplated by the Merger Agreement to result in the acceleration of payment, vesting or exercisability of any benefit under any Champion Options, Champion Warrants or other rights to acquire Champion Common Stock or any other incentive compensation arrangement or agreement other than as permitted by the Merger Agreement; authorize any capital expenditures in excess in amounts currently contemplated therefor and as previously disclosed by Champion or its advisors; make any material tax election or settle any material tax audit or controversy; or enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing. Champion has further agreed that it will use its best efforts to cause each principal executive officer and each director of Champion and each other person who may be deemed to be an "affiliate" of Champion for purposes of Rule 145 under the Securities Act to deliver to Paracelsus, on or prior to the Effective Time, a written agreement to the effect that such person will not offer to sell or otherwise dispose of any shares of Paracelsus Common Stock issued pursuant to the Merger, except, in each case, pursuant to an effective registration statement or in compliance with Rule 145 under the Securities Act, or in a transaction which, in the opinion of legal counsel satisfactory to Paracelsus, is exempt from the registration requirements of the Securities Act.

    Each of Paracelsus and Champion will use its best efforts, whether before or after the Effective Time, to cause the Merger to qualify as a "reorganization" within the meaning of section 368(a) of the Code and to obtain the opinions of counsel referred to in the Merger Agreement and to provide counsel with such representations as are customarily necessary to issue such opinions.

    Paracelsus and Champion have agreed to use their reasonable best efforts to refinance, including without limitation through a public offering of equity and/or debt securities as promptly as practicable after the Merger, or to obtain reasonable amendments or waivers to, the currently outstanding debt of Paracelsus and Champion, as appropriate, in order to effect the closing and to facilitate the combined operations of the companies after the Effective Time. Paracelsus will guarantee, from and after the Effective Time, the then outstanding debt obligations of Champion if and to the extent required by the Participants Agreement.

TAKEOVER PROPOSALS

    The Merger Agreement provides that neither Paracelsus nor Champion, nor their respective subsidiaries or representatives, will solicit, initiate, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a Takeover Proposal, except as permitted by the Merger Agreement, enter into any agreement with respect to any Takeover Proposal or participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, a Takeover Proposal or otherwise facilitate any effort or attempt to make or implement any

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Takeover  Proposal;  PROVIDED, HOWEVER,  that each  party may  furnish nonpublic information to, or enter into discussions or negotiations with, any person in connection with an unsolicited bona fide written Takeover Proposal to such party or its shareholders, or recommend such unsolicited bona fide written Takeover Proposal to the shareholders of such party, if and only to the extent that (x) the board of directors of such party determines in good faith based on the written advice of its special outside legal counsel that such action is necessary for such party's directors to comply with their fiduciary duties to their stockholders or shareholder under applicable law and (y) prior to furnishing such nonpublic information to, or entering into discussions or negotiations with, such person, the board of directors of such party receives from such person or entity an executed confidentiality agreement, with terms no less favorable to such party that those contained in the confidentiality agreements entered into by Paracelsus and Champion on November 10, 1995 (it being understood that such confidentiality agreement may permit the making by such person or entity of a Takeover Proposal). Each party will advise the other party orally and in writing of any Takeover Proposal or any inquiry or request for information with respect to or which could lead to any Takeover Proposal and the identity of the person making such Takeover Proposal or inquiry. Each party shall keep the other party promptly and fully informed in all material respects of the status and details of any such Takeover Proposal or inquiry.

TERMINATION

    The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the Paracelsus Shareholder or the stockholders of Champion (i) by the mutual written consent of Paracelsus and Champion, or (ii) by either Paracelsus or Champion if (a) Champion's stockholders will not have approved the Merger by a requisite vote; (b) the Paracelsus Shareholder will not have approved the Merger by a requisite vote;
(c) the Merger will not have been consummated on or before the Termination Date, PROVIDED that the right to terminate the Merger Agreement will not be available to any party whose willful and material failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date; (d) if the other party breaches any representation, warranty, covenant or agreement that would give rise to a failure of a closing condition under the Merger Agreement that cannot be cured within 30 days of being given notice (provided that the terminating party is not in breach of any of its representations, warranties, covenants or agreements that would give rise to a failure of a closing condition under the Merger Agreement); or (e) any one of the conditions to their respective obligations to effect the Merger has not been satisfied, cured or waived prior to or at such time as such condition can no longer be satisfied in accordance with the provisions of the Merger Agreement.

    The Merger Agreement may also be terminated by either Paracelsus or Champion if the board of directors of the terminating party, pursuant to its fiduciary obligations, concurrently approves, and such party concurrently enters into, a binding written agreement concerning a Takeover Proposal; PROVIDED, HOWEVER, that (i) the board of directors of the terminating party must have complied with the notice and other termination provisions of the Merger Agreement in connection with such Takeover Proposal; (ii) no termination pursuant to the Merger Agreement will be effective unless such party has simultaneously made the termination payments required by the Merger Agreement; and (iii) the right to terminate the Merger Agreement pursuant to the Merger Agreement will not be available to such party if such party at the time is in material breach of any of the terms of the Merger Agreement.

TERMINATION PAYMENT

    Under certain circumstances (described below), if the Merger Agreement is terminated without consummation of the proposed transaction, one party must pay the other the Termination Payment, comprised of a Termination Fee of $7,500,000 and reimbursement for Termination Expenses incurred by or on behalf of such party in connection with transactions contemplated by the Merger Agreement up to an additional $2,500,000. Such Termination Payment will be the sole and exclusive remedy with respect to the breach of any covenant or agreement giving rise to such payment, other than with respect to any claims for willful breach or bad faith.

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    The  Termination  Payment must  be  paid (i)  when  the Merger  Agreement is terminated by  either party  and  that party  concurrently enters  into  another
agreement   concerning  a  Takeover  Proposal,  or   (ii)  (x)  if  the  party's
stockholders or shareholder, as the case may be, do not approve the transaction,
(y) if the Merger is not consummated by the Termination Date, PROVIDED that a closing condition did not remain unsatisfied through no fault of the party who is obligated to pay the Termination Payment or (z) if the party is in breach of any representation, warranty, covenant or agreement which would prevent a closing condition from occurring and which is not cured within 30 days and the other party terminates the Merger Agreement and, in the case of any of the foregoing (x) through (z), within one year, the party consummates another Takeover Proposal.

    If a Termination Payment is required in connection with the Takeover Proposal that is intended to be accounted for as a "pooling of interests" under Accounting Principles Board Opinion No. 16, "Business Combinations," and any applicable interpretations thereof and, but for such payment of the Termination Payment, such accounting treatment would be available for the transaction involved in such Takeover Proposal, then, subject to certain conditions, such Termination Payment will be reduced to the maximum amount that would permit such accounting treatment.

OTHER FEES AND EXPENSES

    The Surviving Subsidiary will pay all charges and expenses of Champion and the Exchange Agent, in connection with the transactions contemplated by the Merger Agreement, and Paracelsus will reimburse the Surviving Subsidiary for such charges and expenses. Except as otherwise provided in the Merger Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement, the Shareholder Agreement and the other agreements and transactions contemplated by the Merger Agreement will be paid by the party incurring such costs or expenses, except that expenses incurred in connection with the filing fee for the Registration Statement, printing and mailing this Proxy Statement/Prospectus and the Registration Statement and actions required to be taken under applicable state securities and blue sky laws will be shared equally by Paracelsus and Champion.

INDEMNIFICATION AND INSURANCE

    From and after the Effective Time, Paracelsus will indemnify and hold harmless, to the fullest extent permitted under applicable law (and Paracelsus will also advance reasonable expenses as incurred to the fullest extent permitted under applicable law, provided that prior to any such advance, the person to whom expenses are so advanced provides to Paracelsus an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification), each present and former director, officer and employee of Champion and its subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by the Merger Agreement; PROVIDED that Paracelsus will not be required to indemnify any Indemnified Party pursuant thereto unless the Indemnified Party acted in good faith and in a manner such Indemnified Party reasonably believed to be in, or not opposed to, the best interests of Champion and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

    For a period of six years after the Effective Time, Paracelsus will cause to be maintained in effect policies of directors and officers' liability insurance maintained by Champion for the benefit of those persons who are currently covered by such policies on terms no less favorable than the terms of such current insurance coverage; PROVIDED, HOWEVER, that Paracelsus will not be required to expend in any year an amount in excess of 175% of the annual aggregate premiums currently paid by Champion for such insurance, as disclosed in the Merger Agreement; and PROVIDED, FURTHER, that if the annual

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premiums of  such insurance  coverage  exceed such  amount, Paracelsus  will  be obligated to obtain a policy with the best coverage available, in the reasonable judgment of the New Paracelsus Board, for a cost not exceeding such amount.

    Any Indemnified Party wishing to claim indemnification pursuant to the Merger Agreement, upon learning of any such claim, action, suit, proceeding or investigation, will promptly notify Paracelsus thereof, but the failure to so notify will not relieve Paracelsus of any liability it may have to such Indemnified Party if such failure does not materially prejudice the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Paracelsus or the Surviving Subsidiary will have the right to assume the defense thereof and Paracelsus will not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Paracelsus or the Surviving Subsidiary elects not to assume such defense or if Paracelsus is a party to any such action, suit or proceeding and counsel for the Indemnified Parties advises Paracelsus in writing that there are issues which raise conflicts of interest between Paracelsus or the Surviving Subsidiary and the Indemnified Parties, the Indemnified Parties may retain counsel, and, subject to the provisions of the Merger Agreement and applicable law and with respect to the advancement of expenses, Paracelsus or the Surviving Subsidiary will pay all reasonable fees and expenses of such counsel for the Indemnified Parties as statements therefor are received; PROVIDED, HOWEVER, that Paracelsus will be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, which counsel will be reasonably satisfactory to Paracelsus; (ii) the Indemnified Parties will cooperate in the defense of any such matter; and (iii) neither Paracelsus nor the Surviving Subsidiary will be liable for any settlement effected without their prior written consent (which will not be unreasonably withheld). Neither Paracelsus nor the Surviving Subsidiary will have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction will ultimately determine, and such determination will have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

    If Paracelsus or the Surviving Subsidiary or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets or any individual, corporation or other entity, then, and in each such case, proper provisions will be made so that the successors and assigns of Paracelsus or the Surviving Subsidiary will assume all of the obligations set forth in the Merger Agreement. The foregoing provisions relating to indemnification of directors, officers and employees under the Merger Agreement are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

AMENDMENT

    The Merger Agreement may be amended by the parties thereto at any time before or after approval hereof by the shareholders of Paracelsus or Champion, PROVIDED that after any such approval, no amendment will be made which (a) changes the number of shares of Paracelsus Common Stock into which shares of Champion Capital Stock are converted pursuant to the terms of the Merger Agreement or (b) in any way materially adversely affects the rights of holders of shares of Paracelsus Common Stock or Champion Capital Stock. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto.

WAIVER

    At any time prior to the Effective Time, the parties to the Merger Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other parties thereto, (b) waive

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any  inaccuracies in the representations and  warranties contained therein or in any document delivered pursuant thereto and (c) waive compliance with any of the agreements or conditions contained therein. Any agreement on the part of a party thereto to any such extension or waiver will be valid if set forth in an instrument in writing signed on behalf of such party.

                           CERTAIN RELATED AGREEMENTS

    Described below are certain related agreements to be entered into prior to or in connection with the Merger. The following descriptions are qualified in their entirety by reference to the complete text of the relevant agreements, copies of which are filed as exhibits to the Registration Statement of which this Proxy Statement/Prospectus forms a part and are incorporated by reference herein.

SHAREHOLDER AGREEMENT

    The consummation of the Merger is conditioned upon the Paracelsus Shareholder and Paracelsus entering into the Shareholder Agreement. The Paracelsus Shareholder, which term is defined under the Shareholder Agreement to include any wholly owned entity or any entity that wholly owns the Paracelsus Shareholder, and all Permitted Transferees (as defined in the Shareholder Agreement) are together referred to in the following discussion and in the Shareholder Agreement as the "Investor."

    COMPOSITION OF THE NEW PARACELSUS BOARD. Pursuant to the Shareholder Agreement, as of the Effective Time, the New Paracelsus Board will consist of nine members, which number may only be increased as described below. The New Paracelsus Board will be divided into three classes with the number of directors divided as equally as possible among the three classes. At the Paracelsus Shareholder's request, Paracelsus will include, as nominees for the New
Paracelsus Board slate recommended by the New Paracelsus Board, up to four directors (the "Shareholder Directors"), one of whom will be a member of Class I, one of whom will be a member of the Class II and two of whom will be members of Class III. In addition, three members of the New Paracelsus Board will be Independent Directors (as defined below) and each of such Independent Directors will be elected to one of the three classes. Independent Directors to be nominated for election will be nominated by a vote of 75% of the entire New Paracelsus Board or, if the New Paracelsus Board cannot so agree, by the unanimous vote of the Independent Directors then in office. As used herein, an "Independent Director" is a director of the New Paracelsus Board who is not a Shareholder Director, a Transferee Director (as defined in the Shareholder Agreement) or an officer of Paracelsus or any of its subsidiaries; PROVIDED that, only for the purpose of determining an individual's qualification to vote on a particular matter, each such individual also must not have (and must not be an Affiliate (as defined the the Shareholder Agreement) of any person who has) any material financial interest with respect to the particular matter under consideration. In addition, the Shareholder Agreement provides that two persons who are not Shareholder Directors, Transferee Directors or Independent Directors may be nominated to the New Paracelsus Board.

    The New Paracelsus Board size may be increased, but to no more than 12 members, upon the Paracelsus Shareholder, together with its Affiliates and Associates (as defined in the Shareholder Agreement), ceasing to own certain threshold percentages of the non-diluted aggregate number of votes that may be cast by the holders of outstanding Voting Securities (the "Total Voting Power") of Paracelsus. As used herein, "Voting Securities" means all securities entitled to vote in the ordinary course in the election of directors or of persons serving in a similar governing capacity, including the voting rights attached to such securities and rights or options to acquire such securities. Specifically, the Investor agrees to vote, and to use its best efforts to cause its respective Shareholder Directors or Transferee Directors, as the case may be, to vote, immediately to increase the size of the New Paracelsus Board if the Paracelsus Shareholder together with its Affiliates and Associates ceases to beneficially own (i) 35% of the Total Voting Power, to ten directors, (ii) 32.5% of the Total Voting Power, to 11 directors and (iii) 30% of the Total Voting Power, to 12 directors. The nominees to

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vacancies  created as a result of  such increase shall be Independent Directors.
As used herein, any reference to beneficial ownership by any person of Voting Securities has the meaning set forth in the Shareholder Agreement.

    Vacancies among the Independent Directors occurring prior to the expiration of their respective terms of office or created for Independent Directors as a result of increasing the size of the New Paracelsus Board as described above, will be filled by a vote of 75% of the entire remaining New Paracelsus Board or, if the New Paracelsus Board cannot so agree, by the unanimous vote of the Independent Directors then in office. The Shareholder Agreement also provides that the Investor will vote, or cause any of its Affiliates or Associates to vote, any Voting Securities of Paracelsus beneficially owned by such Investor or its Affiliates or Associates against the removal of any directors without cause other than Shareholder Directors or Transferee Directors.

    The Shareholder Agreement provides that Paracelsus will nominate and will use its best efforts to take and cause to be taken all necessary action
(corporate and other) to elect to the New Paracelsus Board the individuals required to be nominated for election as directors in accordance with the provisions of the Shareholder Agreement described above. In addition, the Shareholder Agreement provides that the Investor will nominate and use its best efforts, and will use its best efforts to cause the Shareholder Directors and Transferee Directors, as the case may be, and the Investor's Affiliates and Associates to use their respective reasonable efforts, to take and cause to be taken all necessary action (corporate and other), which efforts will include the voting of all Voting Securities of Paracelsus beneficially owned by the Investor and the Investor's Affiliates and Associates and voting, subject to his or her fiduciary duties, as a Shareholder Director or Transferee Director, to nominate and elect to the New Paracelsus Board the individuals nominated by the New Paracelsus Board in accordance with the provisions of the Shareholder Agreement and the terms of any employment contracts between Paracelsus and its executive officers so long as such employment agreements remain in effect.

    The quorum required for the transaction of business by the New Paracelsus Board will include at least one Shareholder Director or one Transferee Director and one director who is an Independent Director, or their respective designees.

    The Shareholder Agreement also provides that, for so long as such agreement remains in effect, each committee of the New Paracelsus Board (other than the Audit Committee and the Compensation Committee) will contain such numbers of Shareholder Directors or Transferee Directors so that the number of Shareholder Directors and Transferee Directors, when taken together, on each such committee shall be as nearly as possible proportional to the total number of Shareholder Directors and Transferee Directors on the New Paracelsus Board. In addition, the Shareholder Agreement provides that the Audit Committee will be comprised solely of Independent Directors and, for so long as the Paracelsus Shareholder is entitled to nominate any Shareholder Directors, the Compensation Committee will be comprised of one Shareholder Director, one Independent Director and one additional non-employee director. The parties have agreed to the initial composition of the Executive Committee and the Finance and Strategic Planning Committee as described under "Management of Paracelsus Following the Merger -- Committees of the New Paracelsus Board" and Paracelsus will waive the proportionality requirement with respect to the initial members of the Finance and Strategic Planning Committee.

    Under the terms of the Shareholder Agreement, upon the Paracelsus Shareholder ceasing to beneficially own, together with its Affiliates and Associates, at least 10% of the Total Voting Power of Paracelsus, Paracelsus may request that all or any of the Shareholder Directors then on the New Paracelsus Board resign, and upon such request the Paracelsus Shareholder will use its best efforts to cause such Shareholder Directors, except for Dr. Krukemeyer (who will resign at the next annual shareholder meeting for election of directors to his class), to resign immediately and relinquish all rights and privileges as a member of the New Paracelsus Board. In addition, upon the Paracelsus Shareholder ceasing to beneficially own, together with his Affiliates and Associates, at least 25% of the Total Voting Power, Paracelsus may request that all or any of the Shareholder Directors then on the

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
New Paracelsus Board resign at the next annual shareholder meeting for election of directors to their respective classes, and upon such request the Paracelsus Shareholder shall use its best efforts to cause such Shareholder Directors to resign at such respective times and thereupon relinquish all rights and privileges as a member of the New Paracelsus Board. Upon termination of the Shareholder Agreement with respect to any Permitted Transferee thereunder, Paracelsus may request that all of the Transferee Directors then on the New Paracelsus Board resign, and upon such request the Permitted Transferee shall use its best efforts to cause such Transferee Directors to resign immediately and relinquish all rights and privileges as a member of the New Paracelsus Board.

    Under the terms of the Shareholder Agreement, if an Investor consummates any direct or indirect sale, transfer, assignment, pledge, hypothecation, mortgage or other disposition, including those by operation or succession of law, merger or otherwise, or any encumbrance (other than encumbrances arising by operation of law) (a "Transfer") to a Permitted Transferee, such Investor will have the right, upon written notice to Paracelsus, to enter into such agreements and understandings with such Permitted Transferee so that such Investor relinquishes the right to nominate directors, and such Permitted Transferee will be entitled to nominate, in place of the relinquished directors, such number of Transferee Directors for whom the Investor has in such written notice relinquished the right to nominate. However, the Shareholder Agreement provides that (i) the number of directors entitled to be nominated by such Investor under the Shareholder Agreement will be reduced by the number of directors so relinquished and (ii) in no event will all or any one or any combination of Investors, together with their respective Affiliates and Associates, at any time have more than four representatives on the New Paracelsus Board, whether pursuant to the terms of the Shareholder Agreement, any right of director appointment as set forth in any employment agreement between any such representative and Paracelsus or otherwise.

    LIMITATION ON ACQUISITIONS OF PARACELSUS VOTING SECURITIES. The Shareholder Agreement prohibits, except as described below, an Investor from acquiring, or agreeing or offering to purchase or otherwise acquiring, or suffering or permitting any Affiliates or Associates of the Investor to so acquire, or agree or offer to purchase or otherwise acquire, in a transaction or group of related transactions, any Voting Securities of Paracelsus, such that the Investor, together with its Affiliates and Associates, after giving effect to such transaction or transactions, will beneficially own 66 2/3% or more of the Total Voting Power of Paracelsus.

    ACQUISITIONS IN A FAIR PROPOSAL. The Shareholder Agreement will allow an Investor, together with its Affiliates and Associates, to beneficially own up to 66 2/3% or more of the Total Voting Power of Paracelsus pursuant to a Fair Proposal. A "Fair Proposal" is defined as (i) an Acquisition Proposal (as hereinafter defined) by such Investor (or such Investor's Affiliates or Associates) that is approved by the unanimous vote of the Independent Directors or (ii) a transaction to acquire all of the outstanding shares that complies with all of the procedures described below. An "Acquisition Proposal" is defined as any BONA FIDE offer or proposal for (a) a merger or other business combination (other than a Surviving Company Merger) involving Paracelsus, (b) the acquisition of any Voting Securities representing more than 50% of the Total Voting Power after giving effect to such Acquisition Proposal or (c) the acquisition of all or substantially all of the assets of Paracelsus. As used herein, a "Surviving Company Merger" means any merger or other business combination or reorganization (x) where the transaction has been approved by a unanimous vote of the entire New Paracelsus Board or (y) where the holders of Voting Securities of Paracelsus prior to such transaction will beneficially own (as determined pursuant to Rule 13d-3 or Rule 13d-5 of the Exchange Act) in the aggregate at least 60% of the surviving corporation's Total Voting Power immediately upon giving effect to such transaction.

    In order for a transaction to qualify as a Fair Proposal under clause (ii) of the immediately preceding paragraph, the transaction must comply with all the following procedures. First, the Investor must make a written request to the New Paracelsus Board expressing the Investor's desire to acquire beneficial ownership of Voting Securities. Promptly after the New Paracelsus Board's receipt of such request, the Independent Directors, as a group, and the Investor will each designate an investment banking firm of recognized national standing that does not beneficially own (excluding securities held on behalf of third parties) a material amount of Paracelsus' securities (the "Paracelsus

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Appraiser" and the "Investor Appraiser," respectively) (the date of designation, the "Initiation Date"), in each case to determine the fair value per share. Pursuant to the terms of the Shareholder Agreement, the consideration that constitutes fair value per share is the price per share (including control premium) that an unrelated third party would pay if it were to acquire all outstanding shares (including the shares held by the Investor and Affiliates and its Associates) in an arm's-length transaction, assuming that Paracelsus was being sold in a manner reasonably designed to solicit all possible participants and to permit all interested parties an opportunity to participate and to achieve the best value reasonably available to the shareholders at that time, taking into account all then existing circumstances.

    Within 30 days after the Initiation Date, each appraiser will determine its initial view as to the fair value per share and consult with one another with respect thereto. By the 45th day after the Initiation Date, the appraisers will each have determined its final view as to the fair value per share. At that point, if the difference between the higher and lower views of such appraisers is not greater than 10% of the higher amount, the price per share (the "Price") will be the average of those two views. Otherwise, the appraisers will each designate a third investment banking firm of recognized national standing that does not beneficially own (excluding securities held on behalf of third parties) a material amount of the securities of Paracelsus (the "Mutually Designated Appraiser") to determine such fair value. The Mutually Designated Appraiser will, no later than the 60th day after the Initiation Date, determine such fair value, and the Price will be (i) the amount determined by the Mutually Designated Appraiser, if such amount falls within the range of values that is greater than one-third and less than two-thirds of the way between the lower and the higher amount, or (ii) the average of the amount determined by the Mutually Designated Appraiser and the other appraised amount (lower or higher) that is closest to such amount, if the amount determined by the Mutually Designated Appraiser does not fall within that range. If the Price so determined is less than the lower amount or more than the higher amount, the Price will be the lower amount or the higher amount, as the case may be. During such 60-day period, Paracelsus will not, subject to fiduciary duties and applicable law, enter into or recommend to its shareholders any other Acquisition Proposal.

    After the Price is determined, the Investor will have 15 days to notify the New Paracelsus Board of a decision to proceed with a Fair Proposal at the Price. If the Investor decides not to proceed, (i) the Investor will promptly notify the New Paracelsus Board in writing and (ii) the Investor and its Affiliates and Associates will not make a written request for an Acquisition Proposal to the New Paracelsus Board under the Fair Proposal provisions for a period of six months from the date the Investor notifies the New Paracelsus Board of his intent not to proceed, PROVIDED that the Investor and its Affiliates and Associates will not at any time be restricted from making a written request for an Acquisition Proposal to the New Paracelsus Board under the Fair Proposal provisions at a price that is equal to or in excess of the last determined Price or from exercising their right of first offer, if any, as described below.

    If the Investor decides to proceed with a Fair Proposal, the Investor may pay or cause to be paid the Price in cash or non-cash consideration or any combination of cash and non-cash consideration that the Investor Appraiser and Paracelsus Appraiser mutually agree upon within 15 days will have an aggregate market value, on a fully distributed basis, of not less than the Price. However, if such appraisers fail to reach agreement, they will within five business days designate the Mutually Designated Appraiser to make such determination within 10 days after such designation, whose determination will be final.

    If the Investor determines to proceed with a Fair Proposal, the Investor and Paracelsus will enter into an agreement (containing customary terms and conditions applicable in a situation in which the acquiror has an ownership position comparable to the Investor's ownership interest in Paracelsus) and, if the Fair Proposal is not to be consummated pursuant to a tender or exchange offer for all of the outstanding shares, will cause a meeting of shareholders of Paracelsus to be held as soon as practicable to consider and vote thereon. However, for a period of one year following the Effective Time, no Fair Proposal may be consummated unless (i) if the Fair Proposal is not a tender or exchange offer, it is approved by the affirmative vote of the holders of a majority of the Minority Shares (as defined below)

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at a meeting duly called therefor, in  addition to any vote required by law,  or
(ii) if the Fair Proposal is a tender or exchange offer, a majority of the Minority Shares have been validly tendered and not withdrawn and are accepted for payment as of the expiration date (as may be extended) of the offer. If the Fair Proposal is not approved or insufficient shares of Paracelsus Common Stock are tendered to consummate the Fair Proposal in accordance with the terms of the Shareholder Agreement described herein within 180 days from the Initiation Date (which period may be extended by a vote of 75% of the entire New Paracelsus Board and a majority of the Independent Directors), the Investor will terminate the Fair Proposal and will not make a written request for an Acquisition Proposal to the New Paracelsus Board under the Fair Proposal provisions for a period of one year from the Initiation Date; PROVIDED that the Investor and its Affiliates and Associates will not at any time be restricted from exercising their right of first offer, if any, as described below. Paracelsus has agreed, subject to fiduciary duties and in accordance with applicable law, to promptly call and to take all other action necessary to hold the shareholder meeting referred to above.

    As used herein, "Minority Shares" means the shares beneficially owned by Minority Shareholders, and "Minority Shareholders" means the beneficial owners of Voting Securities of Paracelsus who are not Investors, their Affiliates or Associates or any member of a group of which an Investor, or its Affiliates or Associates are members (in each case for each Investor and its Affiliates and Associates only for so long as the Shareholder Agreement is in effect with respect to the respective Investor).

    Finally, notwithstanding anything to the contrary in the provisions of the Shareholder Agreement described above, if the Independent Directors unanimously determine, in the good faith exercise of their fiduciary duties, based upon the facts and the circumstances existing at the time of such determination, that it is in the best interests of Paracelsus and its shareholders that the Independent Directors approve and recommend, in accordance with the terms hereof, an Acquisition Proposal at a price lower than the Price, then such unanimously "Approved Acquisition Proposal" will be a Fair Proposal and the price at which the Investor may consummate the Acquisition Proposal hereunder will be the price so determined. At the Effective Time, Paracelsus Shareholder and Messrs. Miller and VanDevender will enter into an agreement to vote, or cause to be voted, any shares of Paracelsus Common Stock beneficially owned by each of them and their respective affiliates with the Paracelsus Shareholder with respect to any Approved Acquisition Proposal. See "-- Voting Agreement."

    STANDSTILL LIMITATIONS. Under the Shareholder Agreement, an Investor is subject to customary standstill provisions, whether acting alone or in concert with others, except as otherwise permitted by the Shareholder Agreement, including without limitation restrictions on:

        (a) soliciting proxies or any Voting Securities of Paracelsus in any way that is inconsistent with the provisions of the Shareholder Agreement;

        (b) becoming a participant in any election contest in opposition to a slate of director nominees nominated by the New Paracelsus Board;

        (c) proposing a director nominees proposal with respect to Paracelsus as described in Rule 14a-8 under the Exchange Act;

        (d) seeking election to or to place a representative on the New Paracelsus Board or remove any member of the New Paracelsus Board;

        (e) taking any action, including providing non-public information to any other person, with respect to any form of business combination transaction involving Paracelsus or the acquisition of a substantial portion of the equity securities or assets of Paracelsus or any subsidiary of Paracelsus, including a merger, consolidation, tender offer, exchange offer or liquidation of Paracelsus' assets, or any restructuring, recapitalization or similar transaction with respect to Paracelsus or any material subsidiary of Paracelsus; or

        (f) forming a group with respect to any Voting Securities of Paracelsus, other than a group consisting solely of the Investors, Paracelsus and their respective Affiliates and Associates.

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
    LIMITATIONS ON TRANSFERS OF VOTING SECURITIES. The Shareholder Agreement contains certain customary transfer restrictions that prohibit an Investor from Transferring, or permitting any Affiliates or Associates to Transfer, in any single transaction or group of related transactions, any Voting Securities of Paracelsus, except for certain Transfers, including without limitation the following:

        (a) to any person who owns 100% of the Total Voting Power of the Investor and to any wholly owned subsidiary of the Investor or any such person; PROVIDED that such transferee must become a party to the Shareholder Agreement as an Investor and, in the case of a Transfer to a wholly owned subsidiary, the Transferring Investor guarantees to Paracelsus the performance of all obligations of such transferee under the Shareholder Agreement;

        (b) to any person such that, after such Transfer, such person, together with its Affiliates and Associates, will not beneficially own, after giving effect to such Transfer, Voting Securities of Paracelsus constituting 25% or more of the Total Voting Power of Paracelsus;

        (c) in a BONA FIDE pledge of such Voting Securities to a financial institution to secure borrowings as permitted by applicable laws, rules and regulations;

        (d) to underwriters in connection with an underwritten public offering of such Voting Securities on a firm commitment basis registered under the Securities Act, pursuant to which the sale of such Voting Securities will be in a manner to effect a broad distribution;

        (e) to Paracelsus or a wholly owned subsidiary of Paracelsus;

        (f) to a person so long as either immediately after or simultaneously with the acquisition of such Voting Securities, such person or an Affiliate of such person makes an Acquisition Proposal to acquire all outstanding shares at the same price and on equivalent terms offered to the Investor and its Affiliates and Associates that is made in compliance with the Exchange Act and the rules and regulations thereunder; PROVIDED that: (i) other than with respect to the shares to be transferred by the Investor or its Affiliates or Associates, such person may not purchase any shares in the Acquisition Proposal and the Acquisition Proposal may not otherwise be consummated unless it is approved and recommended (and, immediately prior to consummation of the Acquisition Proposal, continues to be recommended) by a majority of the Independent Directors; (ii) if the Acquisition Proposal is a tender or exchange offer that is approved and recommended (and, immediately prior to consummation of the Acquisition Proposal, continues to be recommended) by a majority of the Independent Directors, the terms of such tender will provide that such person will, and such person will be required to, accept for payment and purchase all shares validly tendered and not withdrawn upon expiration of the offer if a majority of the Minority Shares are validly tendered and not withdrawn upon expiration of the offer; and
    (iii) such person will agree to be bound as an Investor by all obligations of the Investor under the Shareholder Agreement and will remain so obligated notwithstanding the termination of the Shareholder Agreement pursuant to its terms with respect to any other Investor. In addition to the foregoing, for a period of one year from the Effective Time, other than with respect to the shares of Paracelsus Common Stock to be transferred by the Investor or its Affiliates or Associates, (x) if the Acquisition Proposal is not a tender or exchange offer, the Acquisition Proposal may not be consummated unless it is approved by holders of a majority of the Minority Shares at a meeting duly called therefor, in addition to any vote required by law, or (y) if the Acquisition Proposal is a tender or exchange offer, such person may not accept for payment or purchase any shares in connection with the offer unless a majority of the Minority Shares have been tendered and not withdrawn upon expiration of the offer; and

        (g) to any person in connection with an Approved Acquisition Proposal or a Surviving Company Merger.

    RIGHT OF FIRST OFFER. The Shareholder Agreement provides that after the Effective Time Paracelsus will not enter into or recommend any Approved Acquisition Proposal without first notifying the Paracelsus Shareholder in writing (a "Proposal Notice") and providing the Paracelsus Shareholder (including its Affiliates) the opportunity to consummate an Acquisition Proposal on terms

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
substantially equivalent to and, if the Approved Acquisition Proposal is a cash offer, at a cash price or, if the Approved Acquisition Proposal includes non-cash consideration, at a price (in either case, the "Offer Price") equal to the sum of the amount of any cash plus the fair market value of any other consideration offered in such prospective Approved Acquisition Proposal, as the same may be amended or modified from time to time (a "Shareholder Proposal"). The Proposal Notice will set forth the identity of the proposed purchaser and the material terms of the proposed Approved Acquisition Proposal. If the proposed Approved Acquisition Proposal is amended or modified, Paracelsus will promptly notify the Paracelsus Shareholder in writing (an "Amended Proposal Notice"). However, if the Paracelsus Shareholder does not provide an Acceptance Notice (as defined below) after receipt of a Proposal Notice or any required Amended Proposal Notice, no Amended Proposal Notice will be required unless the terms of such amendments or modifications are less favorable in any material respect to Paracelsus than those contained in the Proposal Notice or any prior Amended Proposal Notices. Any required Amended Proposal Notice will set forth the identity of the proposed purchaser and the material terms of the amended or modified proposed Approved Acquisition Proposal.

    The Paracelsus Shareholder has further agreed that within six business days after receipt of the Proposal Notice or any required Amended Proposal Notice, the Paracelsus Shareholder will notify (an "Acceptance Notice") the New Paracelsus Board in writing of its good faith intention to enter into negotiations regarding a Shareholder Proposal. The failure to so notify will constitute notice of the Paracelsus Shareholder's intention not to pursue a Shareholder Proposal. If the Paracelsus Shareholder fails to deliver an Acceptance Notice after the Proposal Notice or, if applicable, the Amended Proposal Notice, (i) the Independent Directors and the New Paracelsus Board will have the right to approve and recommend the Approved Acquisition Proposal to Paracelsus' shareholders and (ii) Paracelsus will have the right to enter into such agreements and take such actions in furtherance of consummating, and to consummate, the Approved Acquisition Proposal at the Offer Price at any time within one year from the date the Approved Acquisition Proposal was first made to Paracelsus.

    For a period of 15 days from the date of the last Acceptance Notice, the Paracelsus Shareholder will have the non-exclusive right to negotiate the Shareholder Proposal in good faith with the Independent Directors of the New Paracelsus Board and their representatives. However, if at the end of that 15-day period, a majority of the Independent Directors in the good faith exercise of their fiduciary duties determine that the competing Approved Acquisition Proposal is superior to the Shareholder Proposal or if the Shareholder Proposal is accepted and is then terminated in accordance with its terms, (i) the Independent Directors and the New Paracelsus Board will have the right to approve and recommend such competing Approved Acquisition Proposal to Paracelsus' shareholders and (ii) Paracelsus will have the right to enter into such agreements and take such actions in furtherance of consummating, and to consummate, such competing Approved Acquisition Proposal at the Offer Price at any time within one year from the date the Acquisition Proposal was first made to Paracelsus.

    The Shareholder Agreement also provides that if the consideration offered by the prospective purchaser or transferee or, if permitted, offered by the Paracelsus Shareholder, includes non-cash consideration, Paracelsus and the Paracelsus Shareholder will in good faith seek to agree upon the value of such non-cash consideration. If Paracelsus and the Paracelsus Shareholder fail to agree on such value within 15 days following receipt by the Paracelsus Shareholder of the Proposal Notice, then the Independent Directors and the Paracelsus Shareholder will appoint a nationally recognized investment banking firm mutually acceptable to the Independent Directors and the Paracelsus Shareholder which will resolve the issues in dispute. However, if the Independent Directors and the Paracelsus Shareholder cannot agree on an investment banking firm then each will appoint a nationally recognized investment banking firm which together will within five business days mutually agree on another nationally recognized investment banking firm which will make a final and binding determination within 10 days. The value of any securities will be the fair market value of such securities, and the value of any property other than securities will be the fair market value of such property. If a determination under the provisions of the Shareholder Agreement described in this

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
paragraph is required, any deadline for acceptance described in this paragraph will be postponed until the third business day after the date of such determination; and any such determination will be final and binding on Paracelsus and the Paracelsus Shareholder.

    The Shareholder Agreement provides that the foregoing right of first offer of the Paracelsus Shareholder will not inure to the benefit of any Permitted Transferees. At the Effective Time, the Paracelsus Shareholder and Messrs. Miller and VanDevender will enter into an agreement to vote, or cause to be voted, any shares of Paracelsus Common Stock beneficially owned by each of them and their respective affiliates to approve any Shareholder Proposal contemplated by the Shareholder Agreement. See "-- Voting Agreement."

    AGREEMENT TO SELL VOTING SECURITIES. Subject to the rights of the Paracelsus Shareholder to propose, negotiate and consummate a Shareholder Proposal in accordance with the provisions of the Shareholder Agreement, the Paracelsus Shareholder has agreed that the Paracelsus Shareholder will, and will cause any Affiliates or Associates of the Paracelsus Shareholder to, sell in, tender into and vote in favor of, as the case may be, any Approved Acquisition Proposal and any Shareholder Proposal approved by the Independent Directors in accordance with the provisions of the Shareholder Agreement all Voting Securities of Paracelsus beneficially owned by the Paracelsus Shareholder or any Affiliate or Associate of the Paracelsus Shareholder.

    The Shareholder Agreement provides that the foregoing obligation to vote and sell Voting Securities of Paracelsus will not be binding upon any Permitted Transferees so long as, if the Paracelsus Shareholder continues to be subject to the Shareholder Agreement, such Permitted Transferee is not an Affiliate or Associate of the Paracelsus Shareholder.

    TERMINATION. With respect to a particular Investor (but not with respect to any other person who may at such time be bound by the terms of the Shareholder Agreement), the Shareholder Agreement shall terminate automatically without any action by any party upon the earliest to occur of (i) the Investor, together with all of its Affiliates and Associates, ceasing to beneficially own at least 25% of the Total Voting Power of Paracelsus (but certain provisions described under "Management of Paracelsus Following the Merger -- New Paracelsus Board" will not, with respect to the Paracelsus Shareholder, terminate until the Paracelsus Shareholder, together with all of its Affiliates and Associates, ceases to beneficially own at least 10% of the Total Voting Power of Paracelsus) and (ii) the Investor, together with all of its Affiliates and Associates, beneficially owning at least 90% of the Total Voting Power of Paracelsus.
However, in the event of a termination pursuant to clause (ii) above, the Investor will remain obligated to and will promptly acquire all of the remaining Voting Securities of Paracelsus (other than any such Voting Securities properly exercising any appraisal or dissenters' rights) at a price equal to or in excess of any price paid by the Investor or Affiliates or Associates of such Investor for such Voting Securities in the 90-day period preceding such acquisition. In addition, in the event of a termination pursuant to clause (i) above, the Investor shall remain subject to certain provisions of the Shareholder Agreement described above under the caption "-- Composition of the New Paracelsus Board."

    VOTING ON CERTAIN MATTERS. The Shareholder Agreement provides that unless such action is recommended by the New Paracelsus Board, an Investor will not, and will cause its Affiliates and Associates not to, vote any Voting Securities of Paracelsus to amend or repeal the Articles or the Bylaws or to call or request any special meeting of Paracelsus' shareholders. In addition, the Investor has agreed to cause all Voting Securities of Paracelsus beneficially owned by the Investor and all of its Affiliates and Associates to be represented, in person or by proxy, at all meetings of holders of Voting Securities of Paracelsus of which the Investor has actual notice, so that such Voting Securities may be counted for the purpose of determining the presence of a quorum at such meetings.

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
RIGHTS AGREEMENT

    Pursuant to the Merger Agreement, prior to the Effective Time Paracelsus and Champion will present to the New Paracelsus Board the Rights Agreement for approval by the New Paracelsus Board, subject to fiduciary duties and applicable law. Certain terms of the Rights (as defined in the Rights Agreement) and Participating Preferred (as hereinafter defined) are also described below in "Description of Paracelsus Securities -- Paracelsus Preferred Stock" and "-- Description of Paracelsus Rights." The terms of the Rights Agreement and the Rights set forth below are subject to change, with the final terms thereof to be set forth in a Registration Statement on Form 8-A to be filed with the Commission promptly after the adoption of the Rights Plan.

    RIGHTS DISTRIBUTION. At such time as the Rights Agreement is adopted by the Paracelsus Board, pursuant thereto a dividend (a "Rights Distribution") of one Right will be declared for each outstanding share of Paracelsus Common Stock held of record at the close of business on the record date set by the New Paracelsus Board (the "Rights Record Time"), or issued thereafter and prior to the Separation Time (as defined below), including those shares to be issued in the Merger, and thereafter pursuant to options, warrants and convertible securities outstanding at the Separation Time. Each Right will entitle its registered holder to purchase from Paracelsus, after the Separation Time, one one-hundredth of a share of Participating Preferred Stock par value $0.01 per share (the "Participating Preferred") for an exercise price to be determined by the New Paracelsus Board (the "Exercise Price"). As a result of the Rights Distribution, one Right will be distributed in respect of each share of Paracelsus Common Stock then outstanding or thereafter as issued by Paracelsus, including the shares of Paracelsus Common Stock to be issued to holders of Champion Capital Stock in the Merger.

    EVIDENCE OF RIGHTS. The Rights will be evidenced by the Paracelsus Common Stock certificates until the close of business on the earlier of (either, the "Separation Time") (i) the tenth business day (or such later date as Paracelsus may from time to time fix by resolution adopted prior to the Separation Time that would otherwise have occurred) after the date on which any Person (as defined in the Rights Agreement) commences a tender or exchange offer which, if consummated, would result in such Person's becoming an Acquiring Person (as hereinafter defined) and (ii) the first date (the "Flip-in Date") of public announcement by Paracelsus or any Person that such Person has become an Acquiring Person, other than as a result of a Flip-over Transaction or Event (as defined below); PROVIDED that if the foregoing results in the Separation Time being prior to the Rights Record Time, the Separation Time shall be the Rights Record Time; and PROVIDED, FURTHER, that if a tender or exchange offer referred to in clause (i) is cancelled, terminated or otherwise withdrawn prior to the Separation Time without the purchase of any shares of stock pursuant thereto, such offer shall be deemed never to have been made. An Acquiring Person is any Person having Beneficial Ownership (as defined in the Rights Agreement) of 25% or more of the Total Voting Power of Paracelsus, which term shall not include
(i) Paracelsus, any wholly owned subsidiary of Paracelsus or any employee stock ownership or other employee benefit plan of Paracelsus, (ii) any Person who is the Beneficial Owner of 25% or more of the Total Voting Power of Paracelsus as of the date of the Rights Agreement or who shall become the beneficial owner of 25% or more of the Total Voting Power of Paracelsus solely as a result of an acquisition of Voting Securities of Paracelsus by Paracelsus, until such time as such Person acquires additional Voting Securities of Paracelsus, other than through a dividend or stock split, (iii) any Person who becomes an Acquiring Person without any plan or intent to seek or affect control of Paracelsus if such Person, upon notice by Paracelsus, promptly divests sufficient securities such that such 25% or greater Beneficial Ownership ceases, (iv) any Person who Beneficially Owns Voting Securities of Paracelsus consisting solely of (A) shares acquired pursuant to the grant or exercise of an option granted by Paracelsus in connection with an agreement to merge with, or acquire, Paracelsus at a time at which there is no Acquiring Person, (B) shares owned by such Person and its Affiliates and Associates (as such terms are defined in the Rights Agreement) at the time of such grant and (C) shares, amounting to less than 1% of the outstanding Voting Securities of Paracelsus, acquired by Affiliates and Associates of such Person after the time of such grant or (v) any Person who shall become the Beneficial Owner of 25% or more of the Total Voting Power of Paracelsus solely as a result of an acquisition of Voting Securities of Paracelsus pursuant to the Shareholder Agreement, until such

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
time as such Person acquires additional Voting Securities of Paracelsus (other than in accordance with the Shareholder Agreement), other than through a dividend or stock split. Dr. Krukemeyer, as the owner of all of the outstanding shares of Paracelsus prior to the Effective Time, will not be an Acquiring
Person under the Rights Agreement as a result of such ownership immediately after the Merger.

    The Rights Agreement will provide that, until the Separation Time, the Rights will be transferred with and only with the Paracelsus Common Stock. Paracelsus Common Stock certificates issued after the Rights Record Time but prior to the Separation Time shall evidence one Right for each share of Paracelsus Common Stock represented thereby. The Rights Agreement will further provide that promptly following the Separation Time separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of Paracelsus Common Stock at the Separation Time.

    EXERCISABILITY OF RIGHTS. The Rights will not be exercisable until the business day following the Separation Time. The Rights will expire on the earliest of (i) the Exchange Time (as defined below), (ii) the close of business on the expiration date of the Rights Agreement and (iii) the date on which the Rights are redeemed as described below (in any such case, the "Expiration Time").

    The Exercise Price and the number of Rights outstanding, or in certain circumstances the securities purchasable upon exercise of the Rights, are subject to adjustment from time to time to prevent dilution in certain specified events.

    "FLIP-IN" TRANSACTIONS OR EVENTS. Pursuant to the Rights Agreement, Paracelsus will agree, in the event that prior to the Expiration Time a Flip-in Date occurs, to take such action as is necessary to ensure and provide, to the extent permitted by applicable law, that each Right (other than Rights beneficially owned by the Acquiring Person or any Affiliate or Associate thereof, which Rights shall become void) will constitute the right to purchase from Paracelsus, upon the exercise thereof in accordance with the terms of the Rights Agreement, that number of shares of Paracelsus Common Stock or Paracelsus Participating Preferred having an aggregate Market Price (as defined in the Rights Agreement), on the date of the public announcement of an Acquiring Person's becoming such (the "Stock Acquisition Date") that gave rise to the Flip-in Date, equal to twice the Exercise Price for an amount in cash equal to the then current Exercise Price. Alternatively, the Rights Agreement will provide that the New Paracelsus Board may, at its option, at any time after a Flip-in Date and prior to the time that an Acquiring Person becomes the Beneficial Owner of more than 50% of the Total Voting Power of Paracelsus, elect to exchange all (but not less than all) of the then outstanding Rights (other than Rights Beneficially Owned by the Acquiring Person or any Affiliate or Associate thereof, which Rights shall become void) for shares of Paracelsus Common Stock at an exchange ratio of one share of Paracelsus Common Stock per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date of the Separation Time (the "Flip Ratio"). Immediately upon such action by the New Paracelsus Board (the "Exchange Time"), the right to exercise the Rights will terminate and each Right will thereafter represent only the right to receive a number of shares of Paracelsus Common Stock equal to the Flip Ratio.

    The Rights Agreement will provide that whenever Paracelsus may become obligated to issue shares of Paracelsus Common Stock upon exercise of or in exchange for Rights as described in the preceding paragraph, at its option, it may substitute therefor shares of Participating Preferred at a ratio of one one-hundredth of a share of Participating Preferred for each share of Paracelsus Common Stock so issuable.

    "FLIP-OVER" TRANSACTIONS OR EVENTS. In the event that prior to the Expiration Time Paracelsus enters into, consummates or permits to occur a transaction or series of transactions after the time an Acquiring Person has become such in which, directly or indirectly, (i) Paracelsus consolidates or merges or participates in a binding share exchange with any other person if, at the time of the consolidation, merger or share exchange or at the time Paracelsus enters into an agreement with respect to such consolidation, merger or share exchange, the Acquiring Person controls the New Paracelsus Board and any term of or arrangement concerning the treatment of shares of capital stock in such merger, consolidation or share exchange relating to the Acquiring Person is not identical to the terms and arrangements relating to other holders of Voting Securities of Paracelsus, (ii) Paracelsus sells or otherwise transfers (or one or more of its subsidiaries shall sell or otherwise transfer) assets (A) aggregating more than 50% of the assets (measured by either book value or fair market value) or (B) generating more than 50% of the operating income or cash flow of Paracelsus and its subsidiaries (taken as a whole) to any other person (other than Paracelsus or one or more of its wholly owned subsidiaries) or to two or more such persons which are affiliated or otherwise acting in concert, if, at the time of such sale or transfer of assets or at the time Paracelsus (or any such subsidiary) enters into an agreement with respect to such sale or transfer, the Acquiring Person controls the New Paracelsus Board or (iii) any Acquiring Person (A) sells, purchases, leases, exchanges, mortgages, pledges, transfers or otherwise acquires or disposes of, to, from, or with, as the case may be, Paracelsus or any of its subsidiaries, over any period of 12 consecutive calendar months, assets (x) having an aggregate fair market value of more than $15,000,000 or (y) on terms and conditions less favorable to Paracelsus than Paracelsus would be able to obtain through arm's-length negotiations with an unaffiliated third party, (B) receives any compensation for services from Paracelsus or any of its subsidiaries, other than compensation for full-time employment as a regular employee at rates in accordance with Paracelsus' (or its subsidiaries') past practices, (C) receives the benefit, directly or indirectly (except proportionately as a stockholder), over any period of 12 consecutive calendar months, of any loans, advances, guarantees, pledges, insurance, reinsurance or other financial assistance or any tax credits or other tax advantage provided by Paracelsus or any of its subsidiaries involving an aggregate principal amount in excess of $5,000,000 or an aggregate cost or transfer of benefits from Paracelsus or any of its subsidiaries in excess of $5,000,000 or, in any case, on terms and conditions less favorable to Paracelsus than Paracelsus would be able to obtain through arm's-length negotiations with a third party, or (D) increases by more than 1% its proportionate share of the outstanding shares of any class of Voting Securities of Paracelsus or any of its subsidiaries as a result of any acquisition from Paracelsus (with or without consideration), any reclassification of securities (including any reverse stock split), or recapitalization, of Paracelsus, or any merger or consolidation of Paracelsus with any of its subsidiaries or any other transaction or series of transactions (whether or not with or into or otherwise involving an Acquiring Person) (a "Flip-over Transaction or Event") Paracelsus will take such action as shall be necessary to ensure, and will not enter into, consummate or permit to occur such Flip-over Transaction or Event until it will have entered into a supplemental agreement with the person engaging in such Flip-over Transaction or Event or the parent corporation thereof (the "Flip-over Entity"), for the benefit of the holders of the Rights, PROVIDED that upon consummation or occurrence of the Flip-over Transaction or Event (i) each Right will thereafter constitute the right to purchase from the Flip-over Entity, upon exercise thereof in accordance with the terms of the Rights Agreement, that number of shares of common stock of the Flip-over Entity having an aggregate Market Price on the date of consummation or occurrence of such Flip-over Transaction or Event equal to twice the Exercise Price for an amount in cash equal to the then current Exercise Price and (ii) the Flip-over Entity will thereafter be liable for, and will assume, by virtue of such Flip-over Transaction or Event and such supplemental agreement, all the obligations and duties of Paracelsus pursuant to the Rights Agreement.

    For purposes of the foregoing description, the term "Acquiring Person" will include any Acquiring Person and its Affiliates and Associates counted together as a single Person.

    REDEMPTION OF RIGHTS. The Rights Agreement will also provide that Paracelsus may, at its option, at any time prior to the close of business on the Flip-in Date, redeem all (but not less than all) of the then outstanding Rights at a price of $0.01 per Right (the "Redemption Price"), as provided in the Rights Agreement. Immediately upon the action of Paracelsus electing to redeem the Rights, without any further action and without any notice, the right to exercise the Rights will terminate and each Right will thereafter represent only the right to receive the Redemption Price in cash for each Right so held.

    NO  SHAREHOLDER RIGHTS.   The  holders of Rights  will, solely  by reason of
their ownership of Rights, have no rights as shareholders of Paracelsus, including without limitation the right to vote or to receive dividends.

    AMENDMENT. The Rights Agreement will provide that at any time prior to the Separation Time, the Rights Agreement may be amended in any manner without the approval of the holders of the Rights, except to amend the Redemption Price and the Expiration Time.

RIGHT OF FIRST REFUSAL AGREEMENT

    At or prior to the Effective Time, Dr. Krukemeyer, the Paracelsus Shareholder and Messrs. Messenger, Miller, VanDevender and Patterson will enter into the Right of First Refusal Agreement pursuant to which Dr. Krukemeyer and the Paracelsus Shareholder will have certain rights to purchase shares of Paracelsus Common Stock beneficially owned by each such person which he may from time to time determine to sell.

PARACELSUS SHAREHOLDER REGISTRATION RIGHTS AGREEMENT

    Pursuant to the Merger Agreement, prior to the Effective Time, the Paracelsus Shareholder Registration Rights Agreement will be entered into by Paracelsus and the Paracelsus Shareholder. For a 10-year period, the Paracelsus Shareholder shall generally have the right (a "Demand Registration") to require Paracelsus, on up to five separate occasions, to register for sale under the Securities Act shares of Paracelsus Common Stock owned beneficially or of record by the Paracelsus Shareholder (the "Registrable Shares"); PROVIDED that Demand Registrations may not be exercised more than once in any period of 18 months; and PROVIDED, FURTHER, on all Demand Registrations, except the last if the Paracelsus Shareholder shall own a lesser amount of shares, the Paracelsus Shareholder shall include in any Demand Registration at least $25,000,000 of Registrable Shares. Subject to certain limitations, any Demand Registration may be for a shelf registration under Rule 415 under the Securities Act.

    The Paracelsus Shareholder will also have customary "piggyback" registration rights with respect to registrations by Paracelsus or pursuant to registration rights of other persons.

    Paracelsus will be required to pay all costs, fees and expenses incident to its performance of the Paracelsus Shareholder Registration Rights Agreement, other than any commissions, fees or discounts payable to brokers, dealers or underwriters.

    The Paracelsus Shareholder Registration Rights Agreement will contain provisions under which Paracelsus may require the Paracelsus Shareholder to temporarily refrain from effecting public sales of Registrable Shares. In addition, under such agreement, Paracelsus and the Paracelsus Shareholder will indemnify each other against certain liabilities, including liabilities arising under the Federal securities laws.

CHAMPION INVESTORS REGISTRATION RIGHTS AGREEMENTS

    Pursuant to the Merger Agreement, as of the Effective Time, the Champion Investors will enter into their respective Champion Investors Registration Rights Agreements with Paracelsus as follows: (i) with the holders of Series D Champion Warrants, an agreement to file one registration statement at the request of such holders of warrants exercisable for more than 50% of the shares of Paracelsus Common Stock issuable upon the exercise of all of such warrants;
(ii) with the holders of the Series E Champion Warrants, an agreement to file one registration statement at the request of such holders of warrants exercisable for more than 50% of the shares of Paracelsus Common Stock issuable upon exercise of all of such warrants; and (iii) with stockholders of Champion who will immediately following the Effective Time beneficially own more than 1% of the outstanding shares of Paracelsus Common Stock, an agreement to file one registration statement upon the request of such holders beneficially owning at least 25% of the shares of Paracelsus Common Stock.

    Pursuant to the terms of each Champion Investors Registration Rights Agreement, for a two-year period the Champion Investors, as a party to their respective Champion Investors Registration Rights Agreements, shall generally have the right (a "Champion Investors Demand Registration") to require

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Paracelsus,  as described below,  to register for sale  under the Securities Act the shares of Paracelsus Common Stock (the "Champion Investors Registrable Shares") owned beneficially or of record by such Champion Investors. Subject to certain limitations, any Champion Investors Demand Registration may be for a shelf registration under Rule 415 of the Securities Act. Under each such agreement, the Champion Investors will also have one customary "piggyback"
registration   right  with   respect  to  registrations   by  Paracelsus,  which
"piggyback" right will expire upon consummation of the Secondary Equity Offering, and unlimited PARI PASSU "piggyback" registrations with respect to registrations by Paracelsus and certain selling shareholders, subject to customary underwriters' cutbacks.

    Paracelsus will be required to pay all costs, fees and expenses incident to its performance of each of the Champion Investors Registration Rights Agreements, other than any commissions, fees or discounts payable to brokers, dealers or underwriters.

    Each of the Champion Investors Registration Rights Agreements will contain provisions under which Paracelsus may require the Champion Investors party to such agreement to temporarily refrain from effecting public sales of Champion Investors Registrable Shares. In addition, under such agreements, Paracelsus and the Champion Investors will indemnify each other against certain liabilities, including liabilities arising under the Federal securities laws.

PARTICIPANTS AGREEMENT

    Contemporaneously with the execution of the Merger Agreement, Champion entered into the Participants Agreement with certain holders (collectively, the "Participants") of the Champion Preferred Stock, the Series D Notes issued pursuant to the Series D Note and Stock Purchase Agreement, dated December 31, 1993, as amended (the "Series D Agreement") and the Series E Notes issued pursuant to the Series E Note Purchase Agreement, dated May 1, 1995, as amended (the "Series E Agreement").

    The Participants beneficially own approximately 415,195 shares of Champion Series C Preferred Stock, which represents approximately 93% of the shares of that class entitled to vote as a class at the Special Meeting, and 2,156,903 shares of Champion Series D Preferred Stock, which represents all of the shares of that class entitled to vote as a class at the Special Meeting, and together represented, as of the date of the Participants Agreement, approximately 26% of the total voting power represented by the outstanding Champion Capital Stock entitled to vote at the Special Meeting. The Participants also hold all of the outstanding principal amount of the Series D Notes and all of the outstanding principal amount of the Series E Notes.

    VOTING OF PREFERRED SHARES. Pursuant to the Participants Agreement, the Participants who own shares of Champion Preferred Stock have agreed to vote their respective shares for the approval and adoption of the Merger Agreement.

    WAIVERS AND MODIFICATIONS UNDER THE SERIES D AGREEMENT. Pursuant to the Participants Agreement, the Participants who are holders of the Series D Notes (the "D Note Participants") have agreed to waive certain of their rights contained in the Series D Agreement.

    The D Note Participants have agreed to waive their rights to cause Champion to purchase from them the Series D Notes upon the occurrence of the Change in Control Event (as defined in the Series D Agreement) resulting from the Merger until the Standstill Termination Date. The "Standstill Termination Date" is defined as the first to occur of (i) the business day immediately following completion by Paracelsus of a Qualified Debt Offering, (ii) a breach of any covenant of, or occurrence of a default or event of default under, the Series D Agreement or Series E Agreement by Champion or Paracelsus not waived or amended pursuant to the Participants Agreement, (iii) a breach by Champion or Paracelsus of the Participants Agreement or (iv) a Parent Change in Control Event (as defined in the Participants Agreement).

    As amended by the Participants Agreement, the Series D Agreement provides each holder of Series D Notes with a 90-day period to exercise his or her right to require repurchase of the Series D

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Notes  after notification that the Standstill  Termination Date has occurred. If
Champion does not repurchase the Series D Notes as required following the proper exercise of such right, the Series D Notes will bear interest at the Increased Applicable Rate (as hereinafter defined) plus 2% until all obligations are paid in full.

    The D Note Participants have also agreed to waive, until the Standstill Termination Date, any breach of the provisions in the Series D Agreement prohibiting Champion from merging with another company (which breach would result from the Merger). The D Note Participants have further agreed to waive any breach of the provisions in the Series D Agreement prohibiting Champion from amending the Series E Agreement to improve the relative rights of the holders of any securities thereunder or to increase the obligations of Champion thereunder (which breach may result from the receipt by the holders of the Series E Notes of proceeds from a Qualified Debt Offering).

    Additionally, the D Note Participants have agreed to waive any breach of the provisions in the Series D Note Agreement restricting payments made on account of fractional shares or upon exercise of dissenters' rights in connection with the Merger until the Standstill Termination Date.

    The D Note Participants have also agreed to modify the definitions of "Bank Agreement" and "Senior Indebtedness" in the Series D Agreement to include indebtedness of Paracelsus for which Champion is a guarantor, to the extent such indebtedness would be Senior Indebtedness if incurred by Champion; PROVIDED that, in no event may the aggregate Senior Indebtedness under the Series D Agreement exceed $200,000,000.

    The D Note Participants have agreed to surrender their Series D Notes for prepayment upon the occurrence of a Qualified Debt Offering at a premium depending upon the year of such prepayment. The prepayment will be the Prepayment Rate multiplied by the aggregate principal amount of the Series D Notes being prepaid, plus accrued interest. The "Prepayment Rate" is defined as
(i) 106% through the earlier of (x) the sixth month anniversary date of the date of the Effective Time or (y) January 31, 1997, and (ii) increasing by 1% at the beginning of each 30-day period following the expiration of the period in (i), not to exceed 112% at any time.

    Further, the D Note Participants have agreed to amend certain terms of the D Agreement to increase the interest rate payable on the Series D Notes after the earlier of (i) July 31, 1997 or (ii) one year after the date of the Effective Time, to the Increased Applicable Rate. The term "Applicable Rate" for the Series D Notes is defined as (a) 11% per year until December 31, 2000 and (b) 12% thereafter. The term "Increased Applicable Rate" for the Series D Notes is defined as the greater of (i) the Applicable Rate plus 2% or (ii) the rate per year, determined as of the business day immediately preceding the earlier of (x) July 31, 1997 or (y) one year from the Effective Date of the Merger, which is the average between two specified High Yield BB Bond Indices with a remaining average life to maturity which is the same as the Series D Notes, plus 2%; in either case (i) or (ii), increasing by 1/2% every six months.

    The D Note Participants have also agreed to amend the definition of Change in Control Event in the Series D Agreement to include a Parent Change in Control Event (as defined in the Participants Agreement).

    WAIVERS AND MODIFICATIONS UNDER THE SERIES E AGREEMENT. Pursuant to the Participants Agreement, the Participants who are holders of the Series E Notes (the "E Note Participants") have agreed to waive certain of their rights contained in the Series E Agreement.

    The E Note Participants have agreed to waive their rights to cause Champion to purchase from them the Series E Notes upon the occurrence of the Change of Control Event (as defined in the Series E Agreement) resulting from the Merger until the Standstill Termination Date.

    As amended by the Participants Agreement, the Series E Agreement provides each holder of Series E Notes with a 90-day period to exercise his or her right to require repurchase of the Series E Notes after being notified that the Standstill Termination Date has occurred. If Champion does not

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
repurchase the Notes as required following the proper exercise of such right, the Series E Notes will bear interest at the Increased Applicable Rate plus 2% until all obligations under the Series E Notes are paid in full.

    The E Note Participants have also agreed to waive, until the Standstill Termination Date, any breach resulting from the Merger of the provisions in the Series E Agreement prohibiting Champion from merging with another company. The E Note Participants have further agreed to waive any breach resulting from the receipt by the holders of the Series D Notes of proceeds from a Qualified Debt Offering of the covenant in the Series E Agreement prohibiting Champion from amending the Series D Agreement to improve the relative rights of the holders of any securities thereunder or increase the obligations of Champion thereunder.

    The E Note Participants have also agreed to waive any breach of the provisions in the Series E Agreement restricting payments made on account of fractional shares or upon exercise of dissenters' rights in connection with the Merger until the Standstill Termination Date.

    The E Note Participants have additionally agreed to modify the definitions of "Bank Agreement" and "Senior Indebtedness" in the Series E Agreement to include indebtedness of Paracelsus for which Champion is a guarantor, to the extent such indebtedness would be Senior Indebtedness if incurred by Champion; PROVIDED, in no event may the aggregate Senior Indebtedness under the Series E Agreement exceed $200,000,000.

    Additionally, the E Note Participants have agreed to surrender their Series E Notes for prepayment upon the occurrence of a Qualified Debt Offering, at a premium depending upon the year of such prepayment and upon whether Champion Warrants are surrendered in connection with such prepayment. The prepayment will be, at the option of the holder, either (i) the Prepayment Rate multiplied by the aggregate principal amount of the Series E Notes surrendered for prepayment, plus accrued interest or (ii) 112.5% multiplied by the aggregate principal amount of the Series E Notes surrendered for prepayment together with the surrender to Paracelsus of 15 Champion Warrants (converted into Paracelsus Warrants in the Merger) for each $1,000 aggregate principal amount of Series E Notes being prepaid, plus accrued interest.

    Further, the E Note Participants have agreed to amend certain terms of the Series E Agreement to increase the interest rate payable on the Series E Notes after July 31, 1997 to the Increased Applicable Rate. The term "Applicable Rate" for the Series E Notes is defined as (a) 11.5% per year until December 31, 2000, and (b) 12% thereafter. The term "Increased Applicable Rate" for the Series E Notes is defined as the greater of (i) the Applicable Rate plus 2% or (ii) the rate per year, determined as of the business day immediately preceding the earlier of (x) July 31, 1997 or (y) one year from the Effective Date of the Merger, which is the average between two specified High Yield BB Bond Indices with a remaining average life to maturity which is the same as the Series E Notes, plus 2%; in either case (i) or (ii) increasing by 1/2% every six months.

    The E Note Participants have also agreed to amend the definition of Change in Control Event in the Series E Agreement to also include a Paracelsus Change in Control Event.

    WARRANTS. The Participants who are holders of Champion Warrants issued in connection with the Series D Notes or the Series E Notes (the "Note Warrants") and Champion have agreed to the replacement of Champion with Paracelsus as a party to such Note Warrants and the assumption by Paracelsus in place of Champion of the obligation to issue shares of Paracelsus Common Stock upon exercise of the Note Warrants upon the same terms and conditions of the Note Warrants, as amended by the Participants Agreement.

    TERMINATION OF SERIES D STOCKHOLDERS AGREEMENT.   As of the Effective  Time,
the agreement among the holders of the Champion Series D Preferred Stock will be terminated.

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    ASSUMPTION AND GUARANTY BY PARACELSUS.  As of the Effective Time, Paracelsus
will guarantee the payment of the Series D Notes and Series E Notes, PARI PASSU with the existing senior subordinated indebtedness of Paracelsus. It will also enter into an agreement in favor of each of the Participants, to assume and perform all of its obligations in the Participants Agreement and to use its reasonable best efforts to complete a Qualified Debt Offering on the date of the Effective Time, or as soon thereafter as reasonably possible. Paracelsus will additionally deliver to any Participant who holds Note Warrants, upon such Participant's request, Paracelsus Warrants in exchange therefor.

    QUALIFIED DEBT OFFERING. Prior to the Effective Time, Champion has agreed to use its reasonable best efforts to cause Paracelsus to complete a Qualified Debt Offering on the date of the Effective Time, or as soon thereafter as reasonably possible, which obligation would be satisfied upon completion of the Debt Offering.

    AMENDMENTS OF THE SERIES D AND E AGREEMENTS. The Participants who are holders of the Series D Notes and Series E Notes have agreed to consent to the amendment of any provisions of the Series D Agreement or Series E Agreement, as the case may be, upon, or immediately prior to, repayment in full of the Series D Notes or Series E Notes, as the case may be.

VOTING AGREEMENT

    At or prior to the Effective Time, the Paracelsus Shareholder and Messrs. Miller and VanDevender will enter into a voting agreement (the "Voting Agreement") pursuant to which Messrs. Miller and VanDevender will agree to vote, or cause to be voted, the shares of Paracelsus Common Stock beneficially owned by each of them and their respective affiliates (a) with the Paracelsus Shareholder to approve any Shareholder Proposal contemplated by the Shareholder Agreement and any related actions (including voting against any action or agreement that may impede, interfere with or adversely affect any such approved Shareholder Proposal) and (b) as the Paracelsus Shareholder is required to vote with respect to any such Shareholder Proposal pursuant to the Shareholder Agreement and any Approved Acquisition Proposal under the Shareholder Agreement. See "-- Shareholder Agreement." In addition, the Voting Agreement will provide that Messrs. Miller and VanDevender agree to sell (including by tender or otherwise) their shares of Paracelsus Common Stock in any transaction for which they are required to vote under the terms of the Voting Agreement. The Voting Agreement will also provide that, if the Founders' Stock Option Plan Proposal is not approved at the Special Meeting, Messrs. Miller and VanDevender and the Paracelsus Shareholder will vote for the approval of such amendments to the Founders' Stock Option Plan if presented at the next meeting of Paracelsus' shareholders and will use their respective best efforts to cause such amendments to be presented as shareholder proposals at such meeting. The Voting Agreement will remain in effect for so long as the provisions of the Shareholder Agreement relating to Shareholder Proposals or Approved Acquisiton Proposals are in effect with respect to the Paracelsus Shareholder.

                  CERTAIN PARACELSUS SHAREHOLDER ARRANGEMENTS

    Described below are certain agreements to be entered into by Paracelsus with the Paracelsus Shareholder or Dr. Krukemeyer in addition to the Paracelsus Shareholder Registration Rights Agreement. The following descriptions are qualified in their entirety by reference to the complete text of the relevant agreements, copies of which are filed as exhibits to the Registration Statement of which this Proxy Statement/Prospectus forms a part and are incorporated by reference herein.

DIVIDEND; DIVIDEND AND NOTE AGREEMENT

    The consummation of the Merger is conditioned upon Paracelsus and the Paracelsus Shareholder entering into the Dividend and Note Agreement.

    Prior to the Effective Time of the Merger, Paracelsus will declare the Dividend payable on a date not later than 60 days after the consummation of the Merger to the Paracelsus Shareholder. The amount of the Dividend will be $21,113,387, plus $3,574.26 for each day from and including July 31,

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
1996 to the date the Dividend is paid. The payment of the Dividend will be subject to compliance at the date of payment with the provisions of the Indenture, dated as of October 15, 1993, related to the Existing Senior Subordinated Notes.

    Pursuant to the Dividend and Note Agreement, the Paracelsus Shareholder will agree to purchase the Shareholder Subordinated Note for $7,185,467 promptly after receipt of the Dividend. The Shareholder Subordinated Note will have a term of 10 years, will bear interest at the rate of 6.51% per year and will provide for payments of principal and accrued interest in an aggregate annual amount of $1 million. The Shareholder Subordinated Note will be generally subordinated in right of payment to (i) all senior indebtedness under the Indenture with respect to Existing Senior Subordinated Notes (including without limitation the New Credit Facility and the Existing Paracelsus Credit Facility (as hereinafter defined) and any guarantee of the Champion Credit Facility (as hereinafter defined) to the extent such facilities remain outstanding after the Effective Time), (ii) the Existing Senior Subordinated Notes, (iii) all indebtedness ranking PARI PASSU with such indebtedness and/or refinancing indebtedness (including without limitation the Senior Subordinated Notes and the guarantee of the Champion Notes pursuant to the Participants Agreement) and (iv) any other indebtedness for borrowed money with an initial principal amount in excess of $50,000,000 that is designated as senior indebtedness by Paracelsus.

    In addition, the Paracelsus Shareholder will agree to cause all of the Voting Securities of Paracelsus that are beneficially owned by it and its affiliates and associates to be released from any pledge or encumbrance (other than those arising under or permitted by the Shareholder Agreement) promptly after receipt of the Dividend.

SERVICES AGREEMENT

    Paracelsus and Dr. Krukemeyer have entered into the Services Agreement pursuant to which Dr. Krukemeyer will provide management and strategic advisory services to Paracelsus following the Merger. The term of the Services Agreement is the lesser of 10 years or until Dr. Krukemeyer's death or permanent disability, and Paracelsus will pay Dr. Krukemeyer a consulting fee of $1,000,000 per year commencing upon the execution of the Services Agreement. The Services Agreement may be terminated only by mutual consent of the parties.

INSURANCE AGREEMENT

    Paracelsus and Dr. Krukemeyer have entered into the Insurance Agreement pursuant to which Paracelsus will provide insurance benefits in the event of Dr. Krukemeyer's death or permanent disability during the 10-year term of the Insurance Agreement in an amount equal to $1,000,000 per year from the date of such permanent disability or death until the end of the term of the Insurance Agreement. The Insurance Agreement may be terminated only by the mutual consent of the parties.

NON-COMPETE AGREEMENT

    The consummation of the Merger is conditioned upon Dr. Krukemeyer and Paracelsus entering into the Non-Compete Agreement.

    The Non-Compete Agreement will provide that, from the date of the Shareholder Agreement to the date of termination of the Shareholder Agreement with respect to Dr. Krukemeyer or any Affiliates or Associates of Dr. Krukemeyer, neither Dr. Krukemeyer nor any of his Affiliates or Associates shall, without the prior written consent of Paracelsus, (i) directly or indirectly, compete with Paracelsus and its Subsidiaries in the Business (as hereinafter defined) in the Restricted Area (as hereinafter defined) or (ii) have any interest, directly or indirectly, in any entity engaged in the Business in the Restricted Area. As used in the Non-Compete Agreement, the term "Business" is defined as owning, leasing or managing hospitals and ambulatory care centers, excluding any ancillary hospital service businesses related to such business, including, without limitation, dietary, maintenance, security and other related service businesses, and the term "Restricted Area" is defined as each and every county or state of the United States of America.

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
    Nothing in the Non-Compete Agreement will prohibit Dr. Krukemeyer from (x) owning, directly or indirectly, control of a person (the "Subject Company") if the Subject Company is not primarily engaged, directly or indirectly, in the Business in the Restricted Area and, within 12 months after such acquisition, the Investor causes the Subject Company to divest any business or assets of the Subject Company that engage in the Business in the Restricted Area or (y) owning, directly or indirectly, not more than 5% of any class of voting securities of a publicly traded person that is engaged, directly or indirectly, in the Business in the Restricted Area.

    The Non-Compete Agreement will also provide that if the length of time or geographical area set forth in it is deemed too restrictive by a court, then such time or area shall be reduced to a time or area that such court may deem reasonable under the circumstances.

    Under the Non-Compete Agreement Dr. Krukemeyer will further agree that following the Effective Time, neither he nor any of his affiliates will, without the prior written consent of Paracelsus, directly or indirectly, solicit for employment any current key employee or officer of Paracelsus or any of its subsidiaries; PROVIDED, that the foregoing restriction shall not apply to employees no longer employed by Paracelsus or its subsidiaries or to employees who respond to general solicitations of employment not specifically directed toward such key employees or officers of Paracelsus or its subsidiaries or, in the case of certain international projects, to Mr. Messenger.

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
                      DESCRIPTION OF PARACELSUS SECURITIES

PARACELSUS PREFERRED STOCK

    Upon adoption of the Paracelsus Articles, Paracelsus will be authorized to issue up to 25 million shares of preferred stock, par value $0.01 per share, which may be issued from time to time in one or more series. The New Paracelsus Board will be specifically authorized to establish the number of shares in any series and to set the designation of any series and the powers, preferences, and rights and the qualifications, limitations or restrictions on each series of preferred stock. The holders of Paracelsus preferred stock will not have any preemptive rights.

    Pursuant to the Merger Agreement, prior to the Effective Time, Paracelsus and Champion will present to the New Paracelsus Board the Rights Agreement for approval, subject to fiduciary duties and applicable law. In connection with any such approval, prior to the Effective Time, the New Paracelsus Board would authorize the issuance of up to 1,500,000 shares of Participating Preferred. Upon issuance, each share of Participating Preferred will be entitled to quarterly cash dividends equal to the greater of 25% of the Exercise Price or 100 times (subject to antidilution adjustments for stock dividends and stock splits) the aggregate value of all dividends or other distributions declared on Paracelsus Common Stock (other than distributions of Paracelsus Common Stock) since the last quarterly dividend payment date. Once issued, the Participating Preferred will not be redeemable by Paracelsus.

    Each share of Participating Preferred will be entitled to 100 votes (subject to antidilution adjustments) on all matters submitted to a vote of the shareholders of Paracelsus, voting together as one class with Paracelsus Common Stock. In addition, if at any time dividends in an amount equal to six quarterly dividend payments shall have accrued and be unpaid, the New Paracelsus Board shall be increased by two directors and holders of the Participating Preferred shall have the right to elect two members to the New Paracelsus Board until dividends on the Participating Preferred have been declared and paid or set apart for payment. Except as required by applicable law, holders of Participating Preferred will have no other special voting rights. Whenever dividends or distributions on the Participating Preferred are in arrears, Paracelsus will be prohibited from declaring or paying dividends or distributions on, and Paracelsus and any subsidiary will be prohibited from redeeming or acquiring for value, any stock ranking junior to the Participating Preferred as to dividends or upon liquidation. During any such arrearage, Paracelsus may declare or pay dividends on stock ranking on a parity with the Participating Preferred as to dividends or upon liquidation only if declared or paid ratably with the Participating Preferred. During any such arrearage, Paracelsus and any subsidiary will be prohibited from redeeming or acquiring for value any such parity stock or any Participating Preferred, except pursuant to an exchange of parity stock for stock ranking junior to the Participating
Preferred  or  pursuant to  a  purchase offer  to  the holders  of Participating
Preferred and holders of parity stock on terms the New Paracelsus Board determines to be fair and equitable.

    The Participating Preferred will rank junior to all other series of Paracelsus' preferred stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

    Upon any liquidation, dissolution or winding up of Paracelsus, the Participating Preferred will be entitled to a liquidation preference of $100 per share plus any accrued but unpaid dividends, subject to the prior rights of any series of preferred stock ranking senior in liquidation to the Participating Preferred. In the event of any shortfall in the assets available for distribution, any such liquidating distribution shall be made ratably to the Participating Preferred and any other series of preferred stock ranking on a parity in proportion to their relative liquidation preferences. Following such payment, no additional liquidating distributions will be permitted to be made on the Participating Preferred until each share of Paracelsus Common Stock has received $1.00 (subject to antidilution adjustments). Thereafter, any remaining assets shall be distributed to each share of Participating Preferred and each share of Paracelsus Common Stock in the ratio of 100 to 1 (subject to antidilution adjustments).

PARACELSUS COMMON STOCK

    Upon adoption of the Paracelsus Articles, Paracelsus will be authorized to issue up to 150 million shares of Paracelsus Common Stock. Holders of Paracelsus Common Stock are subject to the prior rights of holders of preferred stock of Paracelsus which may be issued from time to time in the future. Holders of Paracelsus Common Stock are entitled to receive such dividends, if any, as may from time to time be declared by the Board of Directors of Paracelsus out of funds legally available therefor. Holders of Paracelsus Common Stock are entitled to one vote per share on all matters on which such holders are entitled to vote and do not have any cumulative voting rights. Holders of Paracelsus Common Stock have no preemptive, conversion, redemption or sinking fund rights. In the event of a liquidation, dissolution or winding up of Paracelsus, holders of Paracelsus Common Stock are entitled to share equally and ratably in the assets of Paracelsus, if any, remaining after the payment of all debts and liabilities of Paracelsus and the liquidation preference of any outstanding preferred stock of Paracelsus. The outstanding shares of Paracelsus Common Stock are fully paid and nonassessable.

    The Paracelsus Common Stock has been approved for listing on the NYSE upon consummation of the Merger under the symbol "PLS," subject to official notice of issuance. The transfer agent and registrar for the Paracelsus Common Stock will be Chase Mellon Shareholder Services L.L.C.

DESCRIPTION OF PARACELSUS RIGHTS

    Pursuant to the Merger Agreement, prior to the Effective Time, Paracelsus and Champion will present to the New Paracelsus Board the Rights Agreement for approval, subject to fiduciary duties and applicable law.

    As a result of the Paracelsus Stock Split and the issuance of shares of Paracelsus Common Stock in the Merger, based on the number of outstanding shares of Champion Common Stock as of the Record Date, there will be 49,447,167 shares of Paracelsus Common Stock issued (of which all will be outstanding and none will be held in treasury) and 10,087,137 shares reserved for issuance pursuant to employee benefit plans and convertible securities. As long as the Rights are attached to the Paracelsus Common Stock, Paracelsus will automatically issue one Right with each new share of Paracelsus Common Stock so that all such shares will have Rights attached. Each share of Paracelsus Common Stock to be issued in the Merger will have a corresponding Right attached.

    The Rights will not prevent a takeover of Paracelsus. However, the Rights may cause substantial dilution to a person or group that acquires beneficial ownership of 25% or more of the Total Voting Power of Paracelsus unless the Rights are first redeemed by the New Paracelsus Board. Nevertheless, the Rights should not interfere with a transaction that is in the best interests of Paracelsus and its shareholders because the Rights can be redeemed on or prior to the close of business on the Flip-in Date, before the consummation of such transaction, except that a majority of the directors of Paracelsus who are not Affiliates, Associates, nominees or representatives of an Acquiring Person may need to approve the redemption.

    See "Certain Related Agreements -- Rights Agreement" for a more detailed description of the terms of the Rights Agreement and the Rights.

                      COMPARISON OF RIGHTS OF STOCKHOLDERS
                   OF CHAMPION AND SHAREHOLDERS OF PARACELSUS

    Upon consummation of the Merger, the stockholders of Champion will become shareholders of Paracelsus and their rights will cease to be defined and governed by the Champion Certificate and the Champion Bylaws and will be defined and governed by the Paracelsus Articles and the Paracelsus Bylaws. Certain provisions of the Paracelsus Articles and the Paracelsus Bylaws will alter the rights of prospective Paracelsus shareholders from those that Paracelsus shareholders or Champion stockholders presently have and will also alter certain powers of management. Certain of these provisions are summarized below.

    The following description is qualified in its entirety by reference to the Champion Certificate, the Champion Bylaws, the Paracelsus Articles and the Paracelsus Bylaws. Copies of the Paracelsus Articles and Paracelsus Bylaws have been attached hereto as Annexes B and C, respectively, and are incorporated herein by reference, and the Champion Certificate and Champion Bylaws have been filed as exhibits to the Registration Statement of which this Proxy Statement/Prospectus forms a part and are incorporated herein by reference.

BOARD OF DIRECTORS

    CHAMPION. The Champion Certificate provides for the number of directors of Champion to be specified in the Champion Bylaws. The Champion Bylaws set the current size of the Board of Directors of Champion at 11. Each Champion director is elected at the annual meeting of stockholders.

    PARACELSUS. The Paracelsus Articles will provide that the number of directors of the corporation will be fixed from time to time pursuant to the Paracelsus Bylaws but in no case will be less than nine. The Paracelsus Bylaws provide that the New Paracelsus Board will consist of not less than nine members nor more than 12 members.

    The Paracelsus Articles will provide that the directors of the corporation will be divided into three classes, as nearly equal in number as reasonably possible, as determined by the board of directors, with the initial term of office of Class I to expire at the first annual meeting of shareholders to be held after the Special Meeting, the initial term of office of Class II to expire at the second annual meeting of Paracelsus shareholders to be held after the Special Meeting and the initial term of office of Class III to expire at the third annual meeting of Paracelsus shareholders to be held after the Special Meeting, with each class of directors to hold office until their successors have been duly elected and qualified. At each annual meeting of Paracelsus shareholders following such initial classification and election, directors elected to succeed the directors whose terms expire at such annual meeting will be elected to hold office for a term expiring at the annual meeting of shareholders in the third year following the year of their election and until their successors have been duly elected and qualified. If the number of directors is changed, any increase or decrease will be apportioned among the classes so as to maintain or attain a number of directors in each class as nearly equal as reasonably possible, but no decrease in the number of directors may shorten the term of any incumbent director. Shareholders are not entitled to cumulate votes in the election of directors. No directors may be removed except for cause as set forth in Sections 302 and 304 of the California General Corporation Law ("CGCL"), except as otherwise provided by Section 303 of the CGCL.

    The Paracelsus Articles will further provide that in the event that the holders of any class or series of stock of the corporation are entitled, voting separately as a class, to elect any directors of the corporation, then the number of directors that may be elected by such holders will be in addition to the number fixed pursuant to the Paracelsus Bylaws and, except as otherwise expressly provided in the terms of such class or series, the terms of the directors elected by such holders will expire at the annual meeting of shareholders next succeeding their election without regard to the classification of the remaining directors. See "Management of Paracelsus Following the Merger
- -- New Paracelsus Board."

BUSINESS COMBINATIONS

    CHAMPION.    The  Champion Certificate  does  not contain  a  provision with respect to voting requirements for certain business combinations. Therefore, approval of business combinations is controlled by appropriate law.

    PARACELSUS. The Paracelsus Articles will provide that the corporation cannot enter into or recommend proposals for certain business combinations except upon the affirmative vote of not less than 75% of the entire New Paracelsus Board.

OTHER SPECIAL VOTING REQUIREMENTS

    CHAMPION. The Champion Certificate requires the affirmative vote of the holders of shares representing at least 75% of the Champion Series C Preferred Stock or Champion Series D Preferred Stock then outstanding, as the case may be, in each case voting as a separate class, to authorize the issuance of any new, or increase the authorized number of shares of any existing, class of Champion Capital Stock, which would be senior to, or on a parity with, as to dividends, redemption or upon liquidation to, any of the Champion Series C Preferred Stock or Champion Series D Preferred Stock, as the case may be.

    The Champion Certificate also requires the affirmative vote of the holders of shares representing at least 90% of the Champion Series C Preferred Stock or Champion Series D Preferred Stock, then outstanding, as the case may be, in each case voting as a separate class, to (i) amend the voting powers, designations, preferences, or relative, participating, optional or other special rights or qualifications, limitations or restrictions in respect of, (ii) reissue any shares of (that have been redeemed or repurchased) or (iii) take any action to cause any amendment, alteration or repeal of any of the provisions of the Champion Certificate or the Champion Bylaws that would materially adversely affect the rights of holders of, any series of Champion Preferred Stock.

    The Champion Certificate also provides that as long as any of the Champion Series C Preferred Stock or Champion Series D Preferred Stock remains outstanding, no dividends or distributions (other than dividends or distributions on Champion Common Stock payable in Champion Common Stock) may be paid upon, or declared or set apart for, the Champion Common Stock nor may any Champion Common Stock be purchased, redeemed, retired or otherwise acquired by Champion except if approved by the vote of the holders of not less than two-thirds of all outstanding Champion Series C Preferred Stock or Champion Series D Preferred Stock, as the case may be, voting in each case as a single class.

    In addition, the Champion Bylaws require the prior approval of at least five-sevenths of the Champion Board for the following actions: (i) the issuance, sale or redemption of any equity securities of Champion, (ii) the amendment of the Champion Certificate or Champion Bylaws, (iii) the consolidation or merger of Champion with any other corporation, (iv) the sale, lease or other disposition of all or substantially all of Champion's assets, (v) the incurrence, assumption or guarantee of any indebtedness or liabilities, subject to certain specified exceptions and (vi) certain specified acquisitions by Champion.

    PARACELSUS. The Paracelsus Articles will require the affirmative vote of at least 75% of the whole New Paracelsus Board for the following actions: (i) nominations and appointments to the New Paracelsus Board, except in the case of Independent Directors (in which case, in the event the New Paracelsus Board cannot so agree, appointments or nominations thereof shall be by the unanimous vote of the Independent Directors then in office), (ii) the declaration of dividends, (iii) the amendment or repeal of certain specified provisions of the Paracelsus Bylaws, and (iv) the recommendation of or entering into certain business combinations. See "-- Amendment of Bylaws."

    In addition, the Paracelsus Articles will require the affirmative vote of the majority of (i) the total voting power attached to the outstanding voting securities and (ii) the shares of capital stock of Paracelsus not beneficially owned by any individual or entity that is a member of any group (as defined under Rule 13d-5 of the Exchange Act) that beneficially owns 25% or more of the total voting power attached to the voting securities of Paracelsus (the "Public Shares") for (x) the amendment of the provisions of the Paracelsus Articles relating to business combinations and (y) the amendment or repeal of certain specified provisions of the Paracelsus Bylaws. In addition, the Paracelsus Articles require the affirmative vote of (i) at least 80% of the total voting power attached to the outstanding voting securities of Paracelsus and a majority of the outstanding Public Shares for the amendment of the provisions relating to the number, appointment and liability of directors and (ii) at least 75% of the total voting power attached to the outstanding voting securities of Paracelsus and the majority of the outstanding Public Shares for amendments to the provisions (x) prohibiting shareholder action by written consent, (y) relating to the declaration of dividends and (z) relating to the appointment of the Executive Committee.

AMENDMENT OF CERTIFICATE OF INCORPORATION

    CHAMPION.   The  Champion Certificate  does  not contain  a  provision  with respect to amendment of its certificate of incorporation. Therefore, amendment of its certificate of incorporation is controlled by appropriate law.

    PARACELSUS. The Paracelsus Articles will provide that (i) Article Fifth (Directors) of the Paracelsus Articles may not be amended, modified or repealed except by the affirmative vote of the holders of not less than 80% of the total voting power attached to the outstanding voting securities of Paracelsus and the affirmative vote of the holders of a majority of the voting power of the outstanding Public Shares, each considered as a single class, (ii) Article Sixth (Written Consent) may not be amended, modified or repealed except by the affirmative vote of the holders of not less than 75% of the total voting power attached to the outstanding voting securities of Paracelsus and the affirmative vote of the holders of a majority of the voting power of all outstanding Public Shares, each considered as a single class, (iii) Article Seventh (Amendment; Related Party Transactions; Dividends; Executive Committee) may not be amended, modified or repealed by the holders of the capital stock of Paracelsus except by the affirmative vote of the holders of not less than a majority of the total voting power attached to the outstanding voting securities of Paracelsus and the affirmative vote of the holders of a majority of the voting power of all outstanding Public Shares, each considered as a single class, (iv) Article Eighth (Acquisition Proposals) may not be amended, modified or repealed except by the affirmative vote of the holders of not less than a majority of the total voting power attached to the outstanding voting securities of Paracelsus and the affirmative vote of the holders of a majority of the voting power of all outstanding Public Shares, each considered as a single class, and (v) Article Ninth (Liability of Directors) may not be amended, modified or repealed except by the affirmative vote of the holders of not less than 80% of the total voting power attached to the outstanding voting securities of Paracelsus and the affirmative vote of the holders of a majority of the voting power of all outstanding Public Shares, each considered as a single class.

AMENDMENT OF BYLAWS

    CHAMPION. The Champion Bylaws provide that the bylaws may be altered, amended or repealed, or new bylaws may be adopted, by the directors at any duly held meeting or by the holders of a majority of the shares represented at any duly held meeting of stockholders; PROVIDED that notice of such proposed action shall have been contained in the notice of any such meeting.

    PARACELSUS. The Paracelsus Bylaws will provide that the holders of a majority of the outstanding shares entitled to vote, as well as a majority of the New Paracelsus Board, are expressly authorized to adopt, amend or repeal the Paracelsus Bylaws, except that the shareholders may from time to time specify particular provisions of the Paracelsus Bylaws which may not be amended by the New Paracelsus Board. Notwithstanding the foregoing, the Paracelsus Articles and the Paracelsus Bylaws will provide that the New Paracelsus Board may not alter, amend or repeal Sections 2.3 (Special Meeting of the Shareholders), 2.4 (Notice of Shareholders' Meetings), 2.7 (Quorum), 2.11 (Action by Written Consent), 2.12 (Record Date; Voting; Giving Consents), 2.14 (Advance Notice), 2.16 (Counting Consents), 3.2 (Number of Directors), 3.3 (Election and Term of Office of Directors and Removal), 3.4 (Class or Series Directors), 3.5 (Resignation and Vacancies), 3.8 (Special Meetings; Notice), 3.9 (Quorum), 4.1 (Executive Committee), 4.4 (Composition of Committees), Article VI (Indemnification) or
Article IX (Amendments) of the Bylaws, except upon the affirmative vote of not less than 75% of the entire New Paracelsus Board.

RIGHTS

    CHAMPION.  Champion does not have a stockholder protection rights agreement.

    PARACELSUS. Pursuant to the Merger Agreement, prior to the Effective Time Paracelsus and Champion will present to the New Paracelsus Board the Rights Agreement for approval, subject to fiduciary duties and applicable law, pursuant to which Rights would be issued to holders of shares of Paracelsus Common Stock and will thereafter be attached to shares of Paracelsus Common Stock therafter issued, including the shares to be issued in the Merger. See "Certain Related Agreements -- Rights Agreement" and "Description of Paracelsus Securities -- Paracelsus Preferred Stock" and "-- Description of Paracelsus Rights."

                   CERTAIN DIFFERENCES BETWEEN CALIFORNIA AND
                            DELAWARE CORPORATE LAWS

    Paracelsus is incorporated in the State of California and the rights of its shareholders are governed by the CGCL. Champion is incorporated in the State of Delaware and the rights of its stockholders are governed by the DGCL. At the Effective Time, Paracelsus will be a California corporation and the rights of the current holders of shares of Paracelsus and Champion will be governed by the CGCL. The CGCL and the DGCL differ in many respects. Certain of the significant differences that could materially affect the rights of the Champion stockholders are discussed below.

SIZE OF THE BOARD OF DIRECTORS

    Delaware law permits the board of directors of a Delaware corporation to change the authorized number of directors by amendment to the corporation's bylaws or in the manner provided in the bylaws unless the number of directors is filed in the corporation's certificate of incorporation, in which case a change in the number of directors may be made only by amendment to the certificate of incorporation. The Champion Certificate does not fix the number of directors. As a result, the Board of Directors of Champion may change the authorized number of directors without stockholder approval by amendment to its bylaws.

    Under California law, although changes in the number of directors or changing from a fixed to a variable board or vice versa may only be adopted by the affirmative vote of a majority of the outstanding shares entitled to vote (including class voting if applicable), the articles of incorporation or bylaws of the corporation may establish that the exact number of directors are within a stated range, in which case the exact number is to be fixed within the limits specified, by the board or the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present in the manner provided in the bylaws. The Paracelsus Articles will provide that the New Paracelsus Board will consist of not less than nine members in three classes, the exact number of which will be as specified in the Paracelsus Bylaws. The Paracelsus Bylaws will provide that the New Paracelsus Board will consist of not less than nine members nor more than 12 members, with the exact number to initially be nine. The number of members may be increased, in accordance with the provisions of the Paracelsus Bylaws and Paracelsus Articles up to 12 by approval of 75% of the entire New Paracelsus Board. As a result, the New Paracelsus Board could amend the Paracelsus Bylaws to change the size of the New Paracelsus Board.

CUMULATIVE VOTING

    In an election of directors under cumulative voting, each share of stock normally having one vote is entitled to a number of votes equal to the number of directors to be elected. A shareholder may then cast all such votes for a single nominee or may allocate among as many nominees as the shareholder may choose. Without cumulative voting, the holders of a majority of shares present at an annual meeting or any special meeting held to elect directors would have the power to elect all of the directors to be elected at that meeting and no nominee could be elected without the support of a majority of the shares voting at such meeting.

    Under Delaware law, cumulative voting in the election of directors is not mandatory. While Delaware corporations may include in their certificate of incorporation a provision allowing for such cumulative voting rights, the Champion Certificate does not permit cumulative voting.

    Under California law, provided that certain notice requirements are met, cumulative voting is an absolute right for the shareholders of all corporations unless such corporation (i)(a) has outstanding shares listed on the NYSE or the AMEX or (b) outstanding securities qualified for trading on The NASDAQ Stock Market's National Market if the corporation has at least 800 holders of its equity securities and (ii) such corporation's articles of incorporation or bylaws specifically eliminate cumulative voting. The Paracelsus Articles will eliminate cumulative voting in accordance with California law.

CLASSIFIED BOARD OF DIRECTORS

    A classified board is one for which a certain number, but not all, of the directors are elected on a rotating basis each year. A classified board makes changes in the composition of the board of directors more difficult, and thus a potential change in control of a corporation a lengthier and more difficult process. Delaware law permits, but does not require, a classified board of directors, divided into as many as three classes with no requirement that the classes be as even in size as possible. The Champion Certificate does not provide for a classified board of directors.

    California law also permits certain qualifying corporations to provide for a Board of Directors divided into as many as three classes. Under the CGCL, if a classified board is divided into two classes, the authorized number of directors must be at least six; if a classified board is divided into three classes, the authorized number of directors must be at least nine. The size of the classes must be as even as possible, and any change in the number of classes must be approved by the board and majority of the shareholders entitled to vote. The Paracelsus Articles and the Paracelsus Bylaws will provide that the New Paracelsus Board will be divided into three classes with any change in the number of directors to be apportioned among the classes so the number of directors on each class is as equal as possible.

POWER TO CALL SPECIAL SHAREHOLDERS' MEETINGS

    Under Delaware law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. The Champion Bylaws provide that special meetings may be called by the President or Board of Directors and will be called upon the written request of one or more stockholders who hold in the aggregate at least 10% of the shares of capital stock entitled to vote. The Champion Certificate provides that, except for special meetings concerning certain matters involving interested stockholders, special meetings of stockholders may be called by the Chairman of the Board, the president or more than 50% of the members of its Board of Directors.

    Under California law, a special meeting of shareholders may be called by the board of directors, the chairman of the board, the president, the holders of shares entitled to cast not less than 10% of the votes at such meeting or such additional persons as are authorized by the articles of incorporation or the bylaws. The Paracelsus Bylaws will provide that a special meeting of shareholders may be called by those persons so designated in the CGCL, but will not permit the holding of a special meeting during the period of 60 days preceding or 45 days succeeding the date fixed for the annual meeting of shareholders.

SHAREHOLDER APPROVAL OF CERTAIN BUSINESS COMBINATIONS

    In the last several years, a number of states (including Delaware but not including California) have adopted special laws designed to make certain kinds of "unfriendly" corporate takeovers, or other transactions involving a corporation and one or more of its significant shareholders, more difficult.

    Section 203 of the DGCL ("Section 203") prohibits a Delaware corporation from engaging in a "business combination" (as defined below) with an "interested stockholder" (as defined below) for three years following the date that such person becomes an "interested stockholder" unless certain requirements (as described below) are met. With certain exceptions, an "interested stockholder" is a person or entity who or which owns 15% or more of the corporation's outstanding voting stock (including (with certain exceptions) any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years.

    For purposes of Section 203, the term "business combination" is defined broadly to include mergers of the corporation or a subsidiary with or caused by the interested stockholder; sales or other dispositions to the interested shareholder (except proportionately with the corporation's other shareholders) of assets of the corporation or a subsidiary equal to ten percent or more of the aggregate market value of the corporation's consolidated assets or its outstanding stock; the issuance or transfer by the corporation or a subsidiary of stock of the corporation or such subsidiary to the interested stockholder (except for certain transfers in a conversion or exchange or a pro rata distribution or certain other transactions, none of which increase the interested stockholder's proportionate ownership of any class or series of the corporation's or such subsidiary's stock); any transaction involving the corporation or a subsidiary which has the effect of increasing the interested stockholder's ownership of the stock (including securities convertible into such stock) of the corporation or subsidiary; or receipt by the interested stockholder (except proportionately as a stockholder), directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary.

    The three-year moratorium imposed on business combinations by Section 203 does not apply if: (i) prior to the date at which such stockholder becomes an interested stockholder the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested stockholder; (ii) the interested stockholder owns 85% of the corporation's voting stock upon consummation of the transaction which made him or her an interested stockholder (excluding from the number of shares outstanding those shares  owned by directors  who are also  officers and  shares held by employee stock plans which do not permit employees to decide confidentially whether to accept a tender or exchange offer); or (iii) on or after the date such person becomes an interested stockholder, the board approves the business combination and it is also approved at a stockholder meeting (and not by written consent) by 66 2/3% of the voting stock not owned by the interested stockholder. Section 203 does not apply if, among other reasons, the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or a 20-day notice required under Section 203 of the proposed transaction which (i) constitutes certain (x) mergers or consolidations, (y) sales or other transfers of assets having an aggregate market value equal to 50% or more of the aggregate market value of all of the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation or (z) proposed tender or exchange offers for 50% or more of the corporation's outstanding voting stock; (ii) is with or by a person who was either not an interested stockholder during the last three years or who became an interested stockholder with the approval of the corporation's board of directors; and (iii) is approved or not opposed by a majority of the board members elected prior to any person becoming an interested stockholder during the previous three years (or their chosen successors).

    A Delaware corporation may elect not to be governed by Section 203 by a provision of its original certificate of incorporation or an amendment thereto or to the bylaws, which amendment must be approved by a majority of the shares entitled to vote and may not be further amended by the board of directors. Such an amendment is not effective until 12 months following its adoption. Champion has not elected in the Champion Charter not to be governed by Section 203 and, therefore, Section 203 applies to Champion.

    Under California law, there is no such comparable provision to Section 203.

FAIR PRICE PROVISION

    California law provides that, except in certain circumstances, when a tender offer or a proposal for a reorganization or for a sale of assets is made by an interested party (generally a party to the transaction that controls or is controlled by the target corporation or its officers or directors or is an entity in which an executive officer or director of the target corporation has a material financial interest), an affirmative opinion in writing as to the fairness of the consideration to be paid to the shareholders must be delivered to the shareholders or if no shareholder vote is required, to the board of directors. Furthermore, if a tender of shares or vote is sought pursuant to an interested party's proposal and a later tender offer or written proposal for a reorganization or sale of assets that would

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require  a vote of shareholders is made by  another party at least 10 days prior to the date for acceptance of the interested party's proposal, the shareholders must be informed of the later proposal and be afforded a reasonable opportunity to withdraw any vote, consent or proxy, or to withdraw any tendered shares given in connection with the earlier proposal.

    Other than Section 203, neither the DGCL nor the Champion Certificate contains a provision similar to the one described above.

REMOVAL OF DIRECTORS

    Under Delaware law, subject to certain exceptions, a director of a corporation may be removed with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors.

    Under California law, any director or the entire board of directors may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote; PROVIDED that no individual director may be removed (unless the entire board is removed) if the number of votes cast against such removal would be sufficient to elect the director under cumulative voting. The Paracelsus Articles and the Paracelsus Bylaws will provide that, subject to California law, a director may be removed only with cause.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

    Under Delaware law, vacancies may be filled by a majority of the directors then in office (even though less than a quorum) unless otherwise provided in the certificate of incorporation or bylaws. As permitted by the DGCL, the Champion Bylaws provide that vacancies may be filled by a majority of the directors then in office except that, during certain periods, any vacancy in the office of a director elected by the holders of each series of Champion Preferred Stock may be filled by a vote of the remaining directors then in office elected by such series of Champion Preferred Stock, or if not so filled, by the holders of such series of Preferred Stock at any meeting held for the election of directors thereafter. The DGCL provides that if, at the time of filling any vacancy, the directors then in office constitute less than a majority of the board (as constituted immediately prior to any such increase), the Delaware Court of Chancery may, upon application of any holder or holders of at least 10% of the total number of the shares at the time outstanding having the right to vote for directors, summarily order a special election to be held to fill any such vacancy or to replace directors chosen by the board to fill such vacancies.

    Under California law, unless otherwise provided in the articles or bylaws, any vacancy on the board of directors other than one created by removal of a director may be filled by approval of the board. If the number of directors then in office is less than a quorum, a vacancy may be filled by the unanimous written consent of the directors then in office, by the affirmative vote of a majority of the directors then in office at a properly noticed meeting or by a sole remaining director. A vacancy created by removal of a director may be filled by the board only if so authorized by a corporation's articles of incorporation or by a bylaw approved by a corporation's shareholders; otherwise, such vacancy may only be filled by the affirmative vote (or written consent) of a majority of shares represented and voting at a duly held meeting at which a quorum is present. The CGCL further provides that if, after the filling of any vacancy by the directors, the directors then in office who have been elected by the shareholders are less than a majority of the directors then in office, then any holder or holders of 5% or more of the outstanding voting shares may call a special meeting of shareholders or cause a court to order such a meeting, to elect the entire board. The Paracelsus Bylaws will provide that a director elected to fill a vacancy on the New Paracelsus Board or any newly created directorship will be elected by a majority of the remaining directors then in office although less than a quorum, or a sole remaining director; PROVIDED that, for so long as the Shareholder Agreement shall be in effect, any vacancies on the New Paracelsus Board shall be filled in accordance with the terms of the Shareholder Agreement. See "Certain Related Agreements -- Shareholder Agreement."

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LOANS TO OFFICERS AND EMPLOYEES

    Under Delaware law, a corporation may make loans to, guarantee the obligations of or otherwise assist its officers and its subsidiaries or other employees (including directors who are also officers or employees) when such action, in the judgment of the directors, may reasonably be expected to benefit the corporation.

    Under California law, any loan to or guaranty for the benefit of a director or officer, including pursuant to an employee benefit plan, of the corporation requires approval of holders of a majority of the outstanding shares of the corporation entitled to be voted on such action. However, under Section 315 of the CGCL, the board of any corporation with 100 or more shareholders of record and with a bylaw provision (approved by the outstanding shares) authorizing the board of directors alone to approve loans to or guaranties on behalf of an officer (whether or not such officer is a director), or employee benefit plans authorizing such loans or guarantees, may alone approve such loans, guaranties or employee benefit plans without counting the vote of any interested director if the board determines that any such loan, guaranty or plan may reasonably be expected to benefit the corporation. The Paracelsus Bylaws contain such a provision.

INDEMNIFICATION

    California and Delaware have similar laws respecting indemnification by a corporation of its officers, directors, employees and other agents. There are nonetheless certain differences between the laws of the two states respecting indemnification.

    Delaware law generally permits indemnification of expenses incurred in the defense or settlement of a derivative or third-party action, provided there is a determination by a majority vote of disinterested directors, even though less than a quorum, or if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or by the stockholders, that the person seeking indemnification acted in good faith and in a manner such person reasonably believed to be in or (in contrast to California law) not opposed to the best interests of the corporation and, with respect to a criminal proceeding, which such person had no reasonable cause to believe his conduct was unlawful. Without court approval, however, no indemnification may be made in respect of any derivative action in which such person is adjudged liable to the corporation. Delaware law requires indemnification of expenses when the individual being indemnified has successfully defended the action on the merits or otherwise.

    California law permits indemnification of expenses incurred in derivative or third-party actions, except (a) that with respect to derivative actions, no indemnification may be made when a person is adjudged liable to the corporation in the performance of that person's duty to the corporation and its shareholders, unless a court determines such person is entitled to indemnity for expenses, and then such indemnification may be made only to the extent that such court shall determine, and (b) no indemnification may be made without court approval in respect of amounts paid in settling or otherwise disposing of an action or expenses incurred in defending an action which is settled or otherwise disposed of without court approval.

    Indemnification is permitted by California law only for acts taken by the person seeking indemnification in good faith and believed by such person to be in the best interests of the corporation and its shareholders and with respect to a criminal proceeding, which such person had no reasonable cause to believe his conduct was unlawful, as determined by a majority vote of a quorum of disinterested directors, independent legal counsel in a written opinion (if a quorum of disinterested directors is not obtainable), a majority vote of a quorum of the shareholders (excluding shares owned by the indemnified party), or the court handling the action. Under California law, indemnification is required when the individual has successfully defended the action on the merits. California corporations may include in their articles of incorporation a provision which extends the scope of indemnification through agreements, bylaws or other corporate action beyond that specifically authorized by the CGCL. The Paracelsus Articles and the Paracelsus Bylaws will include such a provision and will provide for indemnification of directors and officers to the fullest extent permitted under California law.

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
    Paracelsus has entered into Indemnification Agreements with its directors and the Paracelsus Senior Executives. In addition, pursuant to the Merger
Agreement, prior to the Effective Time Paracelsus will enter into Indemnification Agreements with those directors of Champion who will become directors of Paracelsus and the Champion Senior Executives. See "The Merger -- Effect of the Merger on Employee Compensation Arrangements -- Indemnification Agreements." California law states that the indemnification provided by statute shall not be deemed exclusive of any other rights under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise. The Indemnification Agreements will have customary terms and conditions to the fullest extent provided under the Paracelsus Articles, the Paracelsus Bylaws or applicable law.

LIMITATION OF LIABILITY

    The laws of both California and Delaware permit corporations to adopt a provision in their articles of incorporation eliminating, with certain exceptions, the personal liability of a director to the corporation or its shareholders for monetary damages for breach of the director's fiduciary duty as a director.

    Under Delaware law a corporation may not eliminate or limit director monetary liability for (a) breaches of the director's duty of loyalty to the corporation or its stockholders; (b) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; (c) unlawful dividends, stock repurchases or redemptions; or (d) transactions from which the director received an improper personal benefit. Such limitation of liability provision also may not limit a director's liability for violation of, or otherwise relieve a corporation or its directors from the necessity of complying with Federal or state securities laws, or affect the availability of non-monetary remedies such as injunctive relief or rescission.

    California law does not permit the elimination of monetary liability where such liability is based on: (a) intentional misconduct or a knowing and culpable violation of law; (b) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders, or that involve the absence of good faith on the part of the director; (c) receipt of an improper personal benefit; (d) acts or omissions that show reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders; (e) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders; (f) contracts or transactions between the corporation and the director or between the corporation and any other entity in which the director is a director or has a financial interest; and (g) liability for improper distributions, loans or guarantees. The Paracelsus Articles will eliminate the liability of directors to Paracelsus to the fullest extent permissible under California law.

INSPECTION OF SHAREHOLDER LIST

    Both California and Delaware law generally provide any shareholder, upon written demand, the right to inspect and copy the corporation's shareholder list for a purpose related to such person's interest as a shareholder. In addition, California law provides persons holding an aggregate of 5% or more of a corporation's outstanding voting shares, or shareholders holding an aggregate of 1% or more of such shares who have filed a Schedule 14A with the Commission relating to the election of directors, an absolute right to inspect and copy the corporation's shareholder list or obtain a list from the corporation's transfer agent. Since the DGCL does not provide a similar absolute right of inspection for specified stockholders, at the Effective Time, certain stockholders of Champion who will become shareholders of Paracelsus will gain access to the Paracelsus shareholder list for purposes unrelated to their interests as Paracelsus shareholders. This could aid such shareholders' ability to coordinate opposition to management proposals, including proposals with respect to a change in control of Paracelsus.

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DIVIDENDS AND REPURCHASES OF SHARES

    Delaware law permits a corporation to declare and pay dividends out of statutory surplus or if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year, as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, Delaware law generally provides that a corporation may redeem or repurchase its shares only if such redemption or repurchase would not impair the capital of the corporation.

    California law dispenses with the concepts of par value of shares as well as statutory definitions of capital and surplus. The concepts of par value, capital and surplus are retained under Delaware law.

    Under California law a corporation may not make any distribution (including dividends, whether in cash or other property, and repurchases or redemptions of its shares) unless either (i) the corporation's retained earnings immediately prior to the proposed distribution equal or exceed the amount of the proposed distribution or (ii) immediately after giving effect to such distribution, the corporation's assets (exclusive of goodwill, capitalized research and development expenses and deferred charges) would be at least equal to 1.25 times its liabilities (not including deferred taxes, deferred income and other deferred credits), and the corporation's current assets would be at least equal to its current liabilities (or 1.25 times its current liabilities if the average earnings before interest expense and taxes on income for the preceding two fiscal years was less than the average interest expense for such years).

SHAREHOLDER VOTING

    Both California and Delaware law generally require that a majority of the stockholders of both acquiring and target corporations approve statutory mergers. Delaware law does not require a stockholder vote of the surviving corporation in a merger (unless the corporation provides otherwise in its certificate of incorporation) if (a) the merger agreement does not amend the existing certificate of incorporation of such surviving corporation; (b) each share of stock of the surviving corporation outstanding before the merger is to be an identical outstanding or treasury share after the merger; and (c) the number of shares (or securities convertible into such shares) to be issued by the surviving corporation in the merger does not exceed 20% of the shares outstanding immediately prior to the merger.

    California law contains a similar exception to its voting requirements for reorganizations where a corporation, or its shareholders immediately before the reorganization, or both, will own immediately after the reorganization equity securities (other than any warrant or right to subscribe to or purchase such equity securities, of the surviving or acquiring corporation or a parent party) constituting more than five-sixths of the voting power (assuming the conversion of convertible equity securities) of the surviving or acquiring corporation or its parent entity.

    Both California and Delaware law also generally require that a sale of all or substantially all of the assets of a corporation be approved by a majority of the voting shares of the corporation transferring such assets.

    Delaware law generally does not require class voting, except for amendments to the certificate of incorporation that change the number of authorized shares or the par value of shares of a specific class or that adversely affect such class of shares.

    In contrast, with certain exceptions, California law requires that mergers, reorganizations, and similar transactions be approved by a majority vote of each class of shares outstanding. Therefore, if, after the Effective Time, Paracelsus authorizes and issues shares of a new class of capital stock, the holders of such stock would vote separately as a class with respect to such transactions. In such event, such holders, even if in the minority, would be able to control the outcome of such vote.

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    California law also generally requires that holders of nonredeemable  common stock receive nonredeemable common stock in a merger of the corporation where one of the constituent corporations or its parent owns more than 50% of the voting power of the other constituent corporation unless all of the holders of such common stock consent to the transaction. This provision of California law may have the effect of making a "cash-out" merger by a majority shareholder (who owns less than 90% of the outstanding shares of each class) more difficult to accomplish. Although Delaware law does not parallel California law in this respect, under some circumstances Section 203 does provide similar protection against coercive two-tiered bids for a corporation in which the stockholders are not treated equally.

INTERESTED DIRECTOR TRANSACTIONS

    Under both California and Delaware law, contracts or transactions between a corporation and one or more of its directors or between a corporation and any other entity in which one or more of its directors are directors or have a financial interest, are not void or voidable because of such interest or because such director is present at a meeting of the board which authorizes or approves the contract or transaction, provided that certain conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. With certain exceptions, the conditions are similar under California and Delaware law. Under California and Delaware law either (a) the shareholders or the board of directors must approve any such contract or transaction in good faith or after full disclosure of the material facts (and, in the case of board approval other than for a common directorship, California law requires that the contract or transaction must also be "just and reasonable" to the corporation), or (b) the contract or transaction must have been "fair" (in Delaware) or, in the case of a common directorship (in California), "just and reasonable" as to the corporation at the time it was approved. California law explicitly places the burden of proof of the just and reasonable nature of the contract or transaction on the interested director. Under Delaware law, if board approval is sought, the contract or transaction must be approved by a majority of the disinterested directors (even though less than a majority of a quorum). Under California law if shareholder approval is sought, the interested director is not entitled to vote his or her shares at a shareholder meeting with respect to any action regarding such contract or transaction. If board approval is sought, the contract or transaction must be approved by a majority vote of a quorum of the directors, without counting the vote of any interested directors (except that interested directors may be counted for purposes of establishing a quorum). The Paracelsus Articles and Paracelsus Bylaws also contain such a provision. Paracelsus is not aware of any plans to propose any transaction involving directors of Paracelsus that could not be so approved under California law but could be so approved under Delaware law.

STOCKHOLDER DERIVATIVE SUITS

    Under Delaware law, a person may only bring a derivative action on behalf of the corporation if the person was a stockholder of the corporation at the time of the transaction in question or his or her stock thereafter devolved upon him or her by operation of law. California law provides that a shareholder bringing a derivative action on behalf of a corporation need not have been a shareholder at the time of the transaction in question, provided that certain criteria are met. California law also provides that the corporation or the defendant in a derivative suit may, under certain circumstances, make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond. Delaware does not have a similar bonding requirement.

DISSENTERS' AND APPRAISAL RIGHTS

    Under both California and Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to dissenters' or appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. Under Delaware law such appraisal rights are not available (a) with respect to the sale, lease or exchange of all or substantially all of the assets of a corporation, (b) with respect to a merger or consolidation by a corporation the shares of which are either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by

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the  National Association of Securities Dealers, Inc. or (ii) are held of record by more than 2,000 holders if, in either case, such stockholders receive only shares of the surviving corporation or shares of any other corporation which are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders, plus cash in lieu of fractional shares, or (c) to stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger because the merger agreement does not amend the existing certificate of incorporation, each share of the surviving corporation outstanding prior to the merger is an identical outstanding or treasury share after the merger, and the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger and if certain other conditions are met.

    The limitations on the availability of dissenters' rights under California law are different from those under Delaware law. Shareholders of a California corporation (such as Paracelsus) whose shares are listed on a national securities exchange (as the shares of Paracelsus Common Stock are expected to be at the Effective Time) or on a list of over-the-counter margin stocks issued by the Board of Governors of the Federal Reserve System generally do not have such dissenters' rights unless the holders of at least 5% of the class of outstanding shares claim the right or the corporation or any law restricts the transfer of such shares. Dissenters' rights are unavailable, however, if a corporation or its shareholders, or both, immediately before the reorganization or immediately after the reorganization will own equity securities constituting more than five-sixths of the voting power (assuming the conversion of convertible equity securities) of the surviving or acquiring corporation or its parent entity. California law affords dissenters' rights for certain sales of asset reorganizations.

DISSOLUTION

    Under Delaware law, a dissolution must be approved (i) by the board of directors and by holders of a majority of the corporation's outstanding voting stock or (ii) if no action of the directors is taken, by all of the stockholders entitled to vote thereon. Under California law, a corporation may elect to wind up and dissolve by the vote of shareholders holding shares representing 50% or more of the voting power. In addition, under California law, any corporation (a) as to which an order for relief under Chapter 7 of the Federal Bankruptcy Law has been entered, (b) that has disposed of all of its assets and has not conducted any business for a period of five years preceding the adoption of the resolution to dissolve the corporation or (c) that has issued no shares, in each case may elect by approval of the board to wind up and dissolve.

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                    FINANCING IN CONNECTION WITH THE MERGER
                            AND RELATED TRANSACTIONS

FINANCING

    Paracelsus intends to consummate the transactions contemplated by the Debt Offering, the Equity Offering and the Credit Facility Refinancing promptly after the Effective Time.

    The closing of the Merger is not conditioned upon the closing of any of the Debt Offering, the Equity Offering or the Credit Facility Refinancing. However, the closings of each of the Debt Offering, the Equity Offering and the Credit Facility Refinancing are currently expected to occur promptly following the Effective Time and will be conditioned upon the consummation of the Merger. There can be no assurance that any of the Debt Offering, the Equity Offering or the Credit Facility Refinancing will be consummated. In the event that any of the Debt Offering, the Equity Offering or the Credit Facility Refinancing is not consummated, Paracelsus would pursue any other alternatives available to it at that time. See "-- Public Offerings" and "-- New Credit Facility."

NEW CREDIT FACILITY

    Paracelsus currently intends to arrange for the New Credit Facility with Bank of America National Trust and Savings Association ("Bank of America NT&SA"), as Administrative Agent, Banque Paribas, as Documentation Agent, and NationsBank of Texas, N.A., as Managing Agent, and a syndicate of other lenders promptly following the Effective Time. The New Credit Facility will provide for borrowings of up to $400,000,000. Paracelsus currently intends to refinance, through borrowings under the New Credit Facility, all amounts outstanding under the Existing Paracelsus Credit Facility. At May 31, 1996, the balance outstanding under the Existing Paracelsus Credit Facility was approximately $189,000,000. The Merger is not conditioned upon the closing of the Credit Facility Refinancing. If either of the Debt Offering or the Credit Facility Refinancing is not consummated, Champion and Parcelsus will be required to obtain certain consents and waivers under their respective existing credit facilities in order to consummate the Merger and certain related transactions. In addition, in connection with the consummation of the Merger and the related financing transactions Paracelsus intends to seek certain consents under the Existing Senior Subordinated Notes. The failure to obtain such consents or waivers may be deemed to give rise to a default under certain of such indebtedness and perhaps cause other defaults under other outstanding obligations of Champion and Paracelsus. Although Paracelsus currently expects that such consents or waivers will be obtained prior to the Effective Time, there can be no assurance as to the terms on which, or whether, such consents or waivers would be obtained. The companies do not currently intend to consummate the Merger until any necessary consents or waivers in connection with the Merger under outstanding indebtedness of Paracelsus and Champion are obtained. See "Risk Factors -- Consummation of the Refinancing Transactions" and "Notes to Paracelsus and Champion Unaudited Pro Forma Condensed Combining Financial Statements (Note 5)."

    Paracelsus' obligations under the New Credit Facility would constitute senior indebtedness with respect to the Existing Senior Subordinated Notes, the New Senior Subordinated Notes and any other subordinated debt of Paracelsus outstanding at any time after the consummation of the Credit Facility
Refinancing. In addition, borrowings under the New Credit Facility would be secured by a first priority lien on the capital stock of most of Paracelsus' significant subsidiaries. Such borrowings would also have priority as to such collateral over the Existing Senior Subordinated Notes and the New Senior
Subordinated Notes. To the extent the New Credit Facility will involve commitments for future loans, such commitments may be conditioned on continued compliance by Paracelsus with the terms of the loan agreement and the absence of any material adverse change in Paracelsus' business. Paracelsus expects that the New Credit Facility will include covenants that prohibit or limit, among other things, the sale of assets, the making of acquisitions and other investments, the incurrence of additional debt and liens and the payment of dividends, and that require Paracelsus to maintain a minimum consolidated net worth and to comply with certain requirements with respect to financial ratios.

PUBLIC OFFERINGS

    Due to the nature of equity and debt offerings, Paracelsus and its financial advisors have not finally determined the precise terms of the Public Offerings. The actual amount of debt and equity securities to be offered and sold may depend upon a number of factors, including market conditions, the price of Paracelsus Common Stock and other factors beyond the control of Paracelsus.

    THE DEBT OFFERING. Paracelsus has filed a registration statement relating to the registration of $275,000,000 aggregate principal amount of the New Senior Subordinated Notes (including $25,000,000 in aggregate principal amount subject to an underwriters' over-allotment option). The New Senior Subordinated Notes are expected to mature in 2006. The New Senior Subordinated Notes will rank junior in right of payment to all senior debt of Paracelsus, including borrowings under the New Credit Facility, and PARI PASSU with the Existing Senior Subordinated Notes.

    Paracelsus currently intends that a portion of the proceeds of the Debt Offering will be applied to prepay (i) all of the outstanding Champion Notes,
(ii) amounts outstanding under the existing Champion Credit Facility, (iii) certain other outstanding Champion debt and (iv) certain amounts outstanding under the Existing Paracelsus Credit Facility. Although the Merger is not conditioned on the consummation of the Debt Offering, Paracelsus and Champion have agreed in the Merger Agreement to use their respective reasonable best efforts to refinance their currently outstanding debt, including without limitation by means of a public offering of debt and/or equity securities as promptly as practicable after the Effective Time. In addition, under the Participants Agreement the holders of all of the outstanding Champion Notes have agreed to waive their rights to require Champion to repurchase their notes at a premium upon a change of control of Champion (which would occur upon the Merger). However, if Paracelsus does not consummate a Qualified Debt Offering by July 31, 1997, among other things, the interest rates applicable to the Champion Notes will increase over time. The holders of all outstanding Champion Notes have agreed to surrender their respective Champion Notes for an agreed amount in the event of a Qualified Debt Offering. The Debt Offering will constitute such a Qualified Debt Offering. "Certain Related Agreements -- Participants Agreement" and "Notes to Paracelsus and Champion Unaudited Pro Forma Condensed Combining Financial Statements (Note 5)."

    The precise terms of the New Senior Subordinated Notes to be issued in the Debt Offering are subject to change. Paracelsus expects that the financing will require prepayments prior to maturity as a result of asset dispositions or a change of control of Paracelsus. Prepayment at Paracelsus' option may be prohibited or may require payment of a premium. Paracelsus also expects that events of default resulting in acceleration of the maturity of the New Senior Subordinated Notes are likely to include failure to make required payments, breaches of covenants or representations, payment default with respect to or acceleration of other debt securities, failure to satisfy judgments and certain events of bankruptcy or insolvency. Paracelsus expects that the New Senior Subordinated Notes are likely to include restrictive covenants limiting, among other things, mergers, sales of assets, transactions with affiliates, entry into new lines of business, the incurrence of additional debt and liens and the payment of dividends. Non-compliance could result in the acceleration of such indebtedness.

    THE EQUITY OFFERING. Paracelsus has filed a registration statement relating to the registration of 9,079,250 shares of Paracelsus Common Stock in the Equity Offering, of which up to 5,200,000 shares will be newly issued in the Primary Equity Offering and up to 2,695,000 will be shares of Paracelsus Common Stock received in the Merger to be offered in the Secondary Equity Offering by certain Champion Investors (with an additional 1,184,250 secondary shares subject to the underwriters' over-allotment option). Paracelsus will not receive any proceeds from the sale of shares of Paracelsus Common Stock offered by such holders in the Secondary Offering. Paracelsus expects to receive approximately $55,900,000, net of underwriting discounts and other offering costs, in the Primary Equity Offering, which is expected to be consummated promptly after the consummation of the Merger. The assumed price per share in the equity offering is $11.50. However, the initial offering price for the shares of Paracelsus Common Stock in the Equity Offering will be determined by negotiations among Paracelsus, the Selling Shareholders and certain underwriters with reference to the history of and the prospects for the industry in which Paracelsus and Champion compete, the ability of management, the past and present operations of Paracelsus and Champion, the historical results of operations of Paracelsus and Champion, the historical trading prices for Champion Common Stock, the prospects for future earnings of Paracelsus, the general condition of the securities markets at the time of the Equity Offering and the recent market prices of securities of generally comparable companies. Paracelsus intends to use the net proceeds of the Primary Equity Offering to prepay certain amounts borrowed under the New Credit Facility. See "Notes to Paracelsus and Champion Unaudited Pro Forma Condensed Combining Financial Statements (Note 5)."

                                 CAPITALIZATION

    The following table  sets forth  the cash and  cash equivalents,  short-term
debt   and  capitalization   of  Paracelsus   at  March   31,  1996   and  on  a
post-transaction basis (i) as adjusted to give effect to the Paracelsus Stock Split and the Merger and (ii) as further adjusted to give effect to the Public Offerings and the application of the net proceeds therefrom, in each case as if such transactions had occurred on March 31, 1996. No assurance can be given that either the Debt Offering or the Equity Offering will be consummated. See "Risk Factors -- Consummation of the Refinancing Transactions," "The Merger Agreement
- -- The Merger" and "-- Paracelsus Stock Split" and "Financing in Connection with the Merger and Related Transactions."

                                                                                                    ADJUSTED FOR
                                                                                                         THE
                                                                                     ADJUSTED FOR    PARACELSUS
                                                                                          THE       STOCK SPLIT,
                                                                                      PARACELSUS     THE MERGER
                                                                                      STOCK SPLIT      AND THE
                                                                                        AND THE        PUBLIC
                                                                         HISTORICAL     MERGER        OFFERINGS
                                                                                  (DOLLARS IN THOUSANDS)
Cash and cash equivalents (1)..........................................  $    3,149   $     8,819    $     8,819
                                                                         ----------  -------------  -------------
                                                                         ----------  -------------  -------------
Short-term debt (including current maturities of long-term debt).......  $    5,186   $     3,292    $     2,464
                                                                         ----------  -------------  -------------
                                                                         ----------  -------------  -------------
Long-term debt and capital lease obligations (net of current maturities):
  Existing Paracelsus Credit Facility (2)..............................  $   51,000   $   137,109    $    22,582
  Champion Credit Facility (3).........................................      --            66,200        --
  Mortgages payable, notes and capitalized leases......................      13,475        37,596         27,516
  Existing Senior Subordinated Notes...................................      75,000        75,000         75,000
  Champion Notes (4)...................................................      --            98,076        --
  New Senior Subordinated Notes........................................      --           --             250,000
                                                                         ----------  -------------  -------------
    Total long-term debt...............................................     139,475       413,981        375,098
                                                                         ----------  -------------  -------------
Shareholders' equity:
  Preferred Stock, $.01 par value (5)..................................      --           --             --
  Common stock, no stated value (6)....................................       4,500       173,370        229,283
Common stock subscribed (80,000 shares)................................      --                40             40
Common stock subscription receivable...................................      --               (40)           (40)
Additional paid-in capital.............................................         390           390            390
Unrealized gains on marketable securities..............................          42            42             42
Retained earnings......................................................      91,433        44,566         40,169
                                                                         ----------  -------------  -------------
    Total shareholders' equity.........................................      96,365       218,368        269,884
                                                                         ----------  -------------  -------------
      Total capitalization.............................................  $  235,840   $   632,349    $   644,982
                                                                         ----------  -------------  -------------
                                                                         ----------  -------------  -------------

- --------------------------
(1)  As  of May  31, 1996,  combined  historical cash  and cash  equivalents was
    $3,100.
(2) Does not reflect an aggregate of $94,373 of net additional borrowings by the Company between March 31, 1996 and May 31, 1996 under the Existing Paracelsus Credit Facility, $86,750 of which was incurred to fund a portion of the $22,356 in settlement costs and the acquisition of the PHC Salt Lake Hospital assets for $70,000 in cash. There are no operating results relating to the acquired PHC Salt Lake Hospital assets included in this Proxy Statement/Prospectus. The remaining $7,623 of net additional borrowings was used to reduce amounts outstanding under the accounts receivable financing program. See "Paracelsus Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations" and "Business -- Recent Transactions."
(3) Does not reflect net repayments of $12,000 made through May 31, 1996.
(4) Does not reflect a $4,447 reduction in borrowings as a result of certain warrant holders tendering Champion Series D Notes to exercise such warrants.
(5) On a historical basis, no shares authorized or issued; on a post-transaction basis, as adjusted for the Paracelsus Stock Split and the Merger, 25,000,000 shares authorized and 1,500,000 shares designated as "Participating Preferred".
(6) On a historical basis, 1,000 shares authorized and 450 shares issued; on a post-transaction basis, as adjusted for the Paracelsus Stock Split and the Merger, 150,000,000 shares authorized and 49,447,167 shares issued; and on a post-transaction basis, as adjusted for the Paracelsus Stock Split, the Merger and the Primary Equity Offering, 150,000,000 shares authorized and 54,647,167 shares issued.

                       COMPARATIVE PER SHARE MARKET PRICE
                            AND DIVIDEND INFORMATION

    The Champion Common Stock is listed on the AMEX under the symbol "CHC." However, Champion Common Stock has been approved for listing on the NYSE under the symbol "CHC," subject to official notice of issuance. It is anticipated that, prior to the Special Meeting, Champion Common Stock will be delisted from the AMEX and listed on the NYSE. The Champion Preferred Stock is not listed on any securities exchange or publicly traded. Champion acquired AmeriHealth on December 6, 1994, through a merger (the "AmeriHealth Merger") recorded as a reverse acquisition and thereby became a publicly listed company on the AMEX. Prior to such reverse merger, the Champion Common Stock had no existing trading market. The shares of AmeriHealth were previously listed on the AMEX and traded under the symbol "AHH."

    For purposes of reporting stock information, AmeriHealth is considered the predecessor of Champion; accordingly, the following table sets forth the high and low sales prices for the common stock of AHH through December 6, 1994, the date of the AmeriHealth Merger, and Champion Common Stock thereafter on the AMEX, based on published financial sources. The sales prices have been adjusted to reflect a 5.70358 to 1 reverse stock split effective December 6, 1994. Other than a $0.085 per share distribution to AmeriHealth stockholders in connection with the AmeriHealth Merger, Champion has never paid any dividend with respect to its shares of Champion Common Stock and does not intend to declare any dividend prior to the Effective Time.

                                                                     HIGH        LOW
1994
  First Quarter..................................................  $    4.63  $    3.21
  Second Quarter.................................................       5.70       3.21
  Third Quarter..................................................       6.42       3.21
  Fourth Quarter.................................................      10.00       6.42

1995
  First Quarter..................................................       9.13       7.00
  Second Quarter.................................................       8.63       6.25
  Third Quarter..................................................       7.88       6.63
  Fourth Quarter.................................................       7.13       4.75

1996
  First Quarter..................................................      10.50       5.31
  Second Quarter.................................................      12.25       9.50
  Third Quarter (through July 18, 1996)..........................      11.88      10.00

    On April 12, 1996, the last full trading day preceding the joint public announcement by Champion and Paracelsus that they had entered into the Merger Agreement, the closing price of the Champion Common Stock on the AMEX was $10 1/2 per share. On July 18, 1996, the most recent practicable date prior to the date of this Proxy Statement/Prospectus, the closing price of the Champion Common Stock on the AMEX was $10 3/4 per share. HOLDERS OF CHAMPION COMMON STOCK ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE MERGER.

    No equity securities of Paracelsus were publicly traded prior to the Effective Time. The Paracelsus Common Stock has been approved to be listed on the NYSE upon consummation of the Merger under the symbol "PLS," subject to official notice of issuance. See "The Merger -- Stock Exchange Listing."

    The payment of future dividends on the Paracelsus Common Stock will be a business decision to be made by the New Paracelsus Board from time to time based upon the results of operations and financial condition of Paracelsus, restrictions under debt agreements and such other factors as the New Paracelsus Board considers relevant.

          UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS

PARACELSUS AND CHAMPION UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS

    The Paracelsus and Champion Unaudited Pro Forma Condensed Combining Financial Statements set forth below have been derived from the Paracelsus Unaudited Pro Forma Condensed Combining Financial Statements and the Champion Unaudited Pro Forma Condensed Combining Statements of Income and Unaudited Historical Condensed Balance Sheet included elsewhere in this Proxy Statement/Prospectus. The Paracelsus and Champion Unaudited Pro Forma Condensed Combining Financial Statements reflect the effect of the Merger and certain related transactions, in each case as if such transactions had occurred at the beginning of each period presented for purposes of the pro forma income statements and operating data and on March 31, 1996 for purposes of the pro forma balance sheet. The Paracelsus and Champion Unaudited Pro Forma Condensed Combining Financial Statements also give effect to certain acquisitions and dispositions completed by Paracelsus and Champion since the beginning of each of the periods presented.

    Paracelsus intends to adopt a December 31 year end after the consummation of the Merger. Paracelsus currently reports its financial information on the basis of a September 30 fiscal year. Champion currently reports its financial information on the basis of a December 31 year. The Paracelsus and Champion Unaudited Pro Forma Condensed Combining Statement of Income for the fiscal year ended September 30, 1995 includes Paracelsus' historical results of operations for the fiscal year ended September 30, 1995 and Champion's historical results of operations for the year ended December 31, 1995. The Paracelsus and Champion Unaudited Pro Forma Condensed Combining Statement of Income for the six months ended March 31, 1995 and 1996 include Paracelsus' and Champion's historical results of operations for the same six-month periods. The Unaudited Pro Forma Condensed Combining Balance Sheet includes the historical balance sheets of Paracelsus and Champion as of March 31, 1996.

    The Paracelsus and Champion Unaudited Pro Forma Condensed Combining Financial Statements set forth below and the Paracelsus Unaudited Pro Forma Condensed Combining Financial Statements and the Champion Unaudited Pro Forma Condensed Combining Statements of Income included elsewhere herein do not purport to present the financial position or results of operations of Paracelsus and Champion had the transactions and events assumed therein occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be expected in the future. The Paracelsus and Champion Unaudited Pro Forma Condensed Combining Financial Statements set forth below are qualified in their entirety by reference to, and should be read in conjunction with, the Paracelsus Unaudited Pro Forma Condensed Combining Financial Statements and the Champion Unaudited Pro Forma Condensed Combining Statements of Income and Unaudited Historical Condensed Balance Sheet included elsewhere in this Prospectus. See "Risk Factors -- Significant Leverage," "Financing in Connection with the Merger and Related Transactions," "Paracelsus Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Champion Management's Discussion and Analysis of Financial Condition and Results of Operations."

                  PARACELSUS AND CHAMPION UNAUDITED PRO FORMA
                    CONDENSED COMBINING STATEMENT OF INCOME
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                             ADJUSTMENTS
                                                                  PARACELSUS    CHAMPION       FOR THE     PRO FORMA FOR
                                                                   PRO FORMA    PRO FORMA      MERGER       THE MERGER
Total operating revenues........................................  $   501,633  $   195,633  $     (367)(1)  $   696,899
Costs and expenses:
  Salaries and benefits.........................................      206,035       82,040                      288,075
  Supplies......................................................       44,816       26,012                       70,828
  Purchased services............................................       59,302       26,688                       85,990
  Provision for bad debts.......................................       41,054       14,562                       55,616
  Other operating expenses......................................       92,828       25,483        (400)(2)      117,911
  Depreciation and amortization.................................       17,167       10,344       4,912(3)        31,635
                                                                                                  (788)(4)
  Interest......................................................       17,241       15,738       3,824(5)        36,803
  Equity in earnings of DHHS....................................                    (8,881)                      (8,881)
  Restructuring and unusual charges.............................        4,177                                     4,177
                                                                  -----------  -----------  -------------  -------------
Total costs and expenses........................................      482,620      191,986       7,548          682,154
                                                                  -----------  -----------  -------------  -------------
Income before minority interests and income taxes...............       19,013        3,647      (7,915)          14,745
Minority interests..............................................       (1,927)                                   (1,927)
                                                                  -----------  -----------  -------------  -------------
Income before income taxes......................................       17,086        3,647      (7,915)          12,818
Income taxes....................................................        7,005          277      (1,936)(6)        5,346
                                                                  -----------  -----------  -------------  -------------
Net income......................................................       10,081        3,370      (5,979)           7,472
Preferred dividends accrued.....................................                    11,331     (11,331)(7)
                                                                  -----------  -----------  -------------  -------------
Income (loss) applicable to common stock........................  $    10,081  $    (7,961) $    5,352      $     7,472
                                                                  -----------  -----------  -------------  -------------
                                                                  -----------  -----------  -------------  -------------
  Income (loss) per share.......................................               $     (1.87)                 $      0.15
                                                                               -----------                 -------------
                                                                               -----------                 -------------
Weighted average number of common and common equivalent shares
 outstanding....................................................                     4,255      46,069(8)        50,324
                                                                               -----------  -------------  -------------
                                                                               -----------  -------------  -------------

  See notes to Paracelsus and Champion unaudited pro forma condensed combining financial statements.

                  PARACELSUS AND CHAMPION UNAUDITED PRO FORMA
                    CONDENSED COMBINING STATEMENT OF INCOME
                    FOR THE SIX MONTHS ENDED MARCH 31, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                             ADJUSTMENTS
                                                                  PARACELSUS    CHAMPION       FOR THE     PRO FORMA FOR
                                                                   PRO FORMA    PRO FORMA      MERGER       THE MERGER
Total operating revenues........................................  $   250,331  $    97,109  $     (200)(1)  $   347,240
Costs and expenses:
  Salaries and benefits.........................................      106,039       42,168                      148,207
  Supplies......................................................       22,082       13,703                       35,785
  Purchased services............................................       27,502       12,113                       39,615
  Provision for bad debts.......................................       19,061        7,943                       27,004
  Other operating expenses......................................       44,796       12,823        (200)(2)       57,419
  Depreciation and amortization.................................        8,665        4,413       2,456(3)        15,338
                                                                                                  (196)(4)
  Interest......................................................        8,260        6,948       1,891(5)        17,099
  Equity in earnings of DHHS....................................                    (2,363)                      (2,363)
                                                                  -----------  -----------  -------------  -------------
Total costs and expenses........................................      236,405       97,748       3,951          338,104
                                                                  -----------  -----------  -------------  -------------
Income (loss) before minority interests
 and income taxes...............................................       13,926         (639)     (4,151)           9,136
Minority interests..............................................       (1,204)                                   (1,204)
                                                                  -----------  -----------  -------------  -------------
Income (loss) before income taxes...............................       12,722         (639)     (4,151)           7,932
Income taxes (benefit)..........................................        5,215           70      (1,048)(6)        4,237
                                                                  -----------  -----------  -------------  -------------
Net income (loss)...............................................        7,507         (709)     (3,103)           3,695
Preferred dividends accrued.....................................                     2,727      (2,727)(7)
                                                                  -----------  -----------  -------------  -------------
Income (loss) applicable to common stock........................  $     7,507  $    (3,436) $     (376)     $     3,695
                                                                  -----------  -----------  -------------  -------------
                                                                  -----------  -----------  -------------  -------------
Income (loss) per share.........................................               $     (0.81)                 $      0.07
                                                                               -----------                 -------------
                                                                               -----------                 -------------
Weighted average number of common and common equivalent shares
 outstanding....................................................                     4,244      46,083(8)        50,327
                                                                               -----------  -------------  -------------
                                                                               -----------  -------------  -------------

  See notes to Paracelsus and Champion unaudited pro forma condensed combining financial statements.

                  PARACELSUS AND CHAMPION UNAUDITED PRO FORMA
                    CONDENSED COMBINING STATEMENT OF INCOME
                    FOR THE SIX MONTHS ENDED MARCH 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                        ADJUSTMENTS    PRO FORMA
                                                              PARACELSUS    CHAMPION      FOR THE       FOR THE
                                                               PRO FORMA    PRO FORMA      MERGER       MERGER
Total operating revenues....................................  $   265,626  $   103,089  $    (160)(1) $   368,555
Costs and expenses:
  Salaries and benefits.....................................      111,987       43,940                    155,927
  Supplies..................................................       21,604       13,113                     34,717
  Purchased services........................................       33,786       13,757                     47,543
  Provision for bad debts...................................       20,987        6,858                     27,845
  Other operating expenses..................................       46,393       13,135       (200)(2)      59,328
  Depreciation and amortization.............................        8,275        6,905      2,456(3)       17,137
                                                                                             (499)(4)
  Interest..................................................        8,863        9,187      1,636(5)       19,686
  Equity in earnings of DHHS................................                    (6,609)                    (6,609)
  Settlement costs..........................................       22,356                                  22,356
                                                              -----------  -----------  ------------  -----------
Total costs and expenses....................................      274,251      100,286      3,393         377,930
                                                              -----------  -----------  ------------  -----------
Income (loss) before minority interests
 and income taxes...........................................       (8,625)       2,803     (3,553)         (9,375)
Minority interests..........................................       (1,072)                                 (1,072)
                                                              -----------  -----------  ------------  -----------
Income (loss) before income taxes...........................       (9,697)       2,803     (3,553)        (10,447)
Income taxes (benefit)......................................       (3,976)       1,037       (802)(6)      (3,741)
                                                              -----------  -----------  ------------  -----------
Net income (loss)...........................................       (5,721)       1,766     (2,751)         (6,706)
Preferred dividends accrued.................................                     6,899     (6,899)(7)
                                                              -----------  -----------  ------------  -----------
Loss applicable to common stock.............................  $    (5,721) $    (5,133) $   4,148     $    (6,706)
                                                              -----------  -----------  ------------  -----------
                                                              -----------  -----------  ------------  -----------
Loss per share..............................................               $     (0.63)               $     (0.14)
                                                                           -----------                -----------
                                                                           -----------                -----------
Weighted average number of common and common equivalent
 shares outstanding.........................................                     8,121     38,880(8)       47,001
                                                                           -----------  ------------  -----------
                                                                           -----------  ------------  -----------

  See notes to Paracelsus and Champion unaudited pro forma condensed combining financial statements.

                            PARACELSUS AND CHAMPION
             UNAUDITED PRO FORMA CONDENSED COMBINING BALANCE SHEET
                                 MARCH 31, 1996
                                 (IN THOUSANDS)

                                                                                                         ADJUSTMENTS    PRO FORMA
                                                                            PARACELSUS    CHAMPION         FOR THE       FOR THE
                                                                            PRO FORMA   HISTORICAL(A)      MERGER        MERGER
                                                                   ASSETS
Current assets:
  Cash and cash equivalents...............................................  $   3,149     $  5,670      $(53,667)(9)    $   8,819
                                                                                                          53,667(9)
  Marketable securities...................................................     10,051       --                             10,051
  Accounts receivable, less allowance for uncollectibles..................    100,015       36,407                        136,422
  Supplies................................................................      9,652        3,872                         13,524
  Deferred income taxes...................................................     26,463        2,521        18,646(10)       47,630
  Other current assets....................................................      4,918        3,769        (1,000)(11)       7,687
                                                                            ---------   -------------   -------------   ---------
    Total current assets..................................................    154,248       52,239        17,646          224,133
Property and equipment, net of accumulated depreciation...................    195,809      166,997        38,022(12)      400,828
Investment in DHHS........................................................                  52,118                         52,118
Other assets..............................................................     57,854       36,668        60,215(12)      151,737
                                                                                                          (3,000)(11)
                                                                            ---------   -------------   -------------   ---------
    Total assets..........................................................  $ 407,911     $308,022      $112,883        $ 828,816
                                                                            ---------   -------------   -------------   ---------
                                                                            ---------   -------------   -------------   ---------

                                              LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and other current liabilities..........................  $  77,411     $ 33,655      $  4,000(13)    $ 115,066
  Current maturities of long-term debt....................................        458        2,834                          3,292
                                                                            ---------   -------------   -------------   ---------
    Total current liabilities.............................................     77,869       36,489         4,000          118,358
Long-term debt and capital lease obligations..............................    183,102      181,212        49,667(9)       413,981
Deferred income taxes.....................................................     24,607        7,394        15,589(12)       47,590
Other long-term liabilities...............................................     25,968        3,051         1,500(13)       30,519
Redeemable preferred stock................................................                  46,078       (46,078)(12)
Shareholders' equity......................................................     96,365       33,798       (21,113)(14)     218,368
                                                                                                          (9,604)(15)
                                                                                                           5,478(12)
                                                                                                         147,242(12)
                                                                                                         (33,798)(12)
                                                                            ---------   -------------   -------------   ---------
    Total liabilities and shareholders' equity............................  $ 407,911     $308,022      $112,883        $ 828,816
                                                                            ---------   -------------   -------------   ---------
                                                                            ---------   -------------   -------------   ---------

- ------------------------
(a) There are no pro forma adjustments to the Champion historical balance sheet.

  See notes to Paracelsus and Champion unaudited pro forma condensed combining financial statements.

              NOTES TO PARACELSUS AND CHAMPION UNAUDITED PRO FORMA
                    CONDENSED COMBINING FINANCIAL STATEMENTS

(1) To reflect the pro forma reduction in interest income as a result of the repayment of a $4,000,000 promissory note due to Paracelsus, which is expected to be paid in full by Dr. Krukemeyer contemporaneously with the payment of the Dividend.

(2) To reflect the pro forma reduction in other operating expenses due to the termination of the Know-how Contract upon consummation of the Merger. See "Certain Relationships and Related Transactions -- Other Transactions."

(3) To adjust depreciation and amortization expense based on the revaluation of Champion's depreciable assets and the increase in goodwill in connection with the allocated purchase price (see Note 12). The acquired assets are estimated to have an average remaining useful life of approximately 20 years based on the assumption that Champion's hospital assets consist of 65% buildings and improvements and 35% equipment with the useful lives of such assets determined in accordance with Paracelsus' depreciation policy (35 years, 20 years and 10 years for buildings, improvements and equipment, respectively). Cost in excess of the fair market value of net assets acquired ("Goodwill") is amortized on a straight line basis over a 20 year period.

(4) To record the pro forma decrease in amortization of deferred financing costs associated with the Champion Credit Facility, Champion Notes and certain other Champion indebtedness. Unaudited Pro Forma Condensed Combining Statements of Income assume that no value is assigned to such deferred financing costs in connection with the purchase price allocation.

(5) To record interest expense on the pro forma increase of approximately $42,482,000 in the Existing Paracelsus Credit Facility to pay for various Merger related expenditures (See Note 9) and the pro forma issuance of the Shareholder Subordinated Note. The interest rates in effect under the Existing Paracelsus Credit Facility were 7.9% for the year ended September 30, 1995, 7.8% for the six months ended March 31, 1995, and 6.6% for the six months ended March 31, 1996. The Shareholder Subordinated Note will have an annual interest rate of 6.51%. The following table summarizes the pro forma change in interest expense.

                                                             FISCAL YEAR     SIX MONTHS ENDED
                                                                ENDED           MARCH 31,
                                                            SEPTEMBER 30,  --------------------
                                                                1995         1995       1996
                                                                      (IN THOUSANDS)
Merger related increase in Existing Paracelsus Credit
 Facility.................................................    $   3,356    $   1,657  $   1,402
Shareholder Subordinated Note.............................          468          234        234
                                                            -------------  ---------  ---------
    Pro forma adjustment..................................    $   3,824    $   1,891  $   1,636
                                                            -------------  ---------  ---------
                                                            -------------  ---------  ---------

    PRO FORMA EFFECT OF PROPOSED DEBT OFFERING

     Paracelsus has filed a registration statement relating to the registration of the New Senior Subordinated Notes. Paracelsus currently expects the Debt Offering to close promptly following the Effective Time. The New Senior Subordinated Notes are expected to be limited to $250,000,000 principal amount (excluding $25,000,000 in aggregate principal amount subject to an underwriters' over-allotment option) with a term of ten years, resulting in net proceeds to Paracelsus of approximately $241,250,000 after deduction of issue costs. The New Senior Subordinated Notes are assumed to have an annual interest rate of 10% for the purpose of this discussion. Proceeds from the issuance of New Senior Subordinated Notes are assumed to be applied against (i) all of the outstanding Champion Series D Notes and Champion Series E Notes, including prepayment penalties estimated at approximately 6% of the face value of such Champion Notes, (ii) amounts outstanding under the Champion Credit Facility; (iii) the pro forma increases in the Champion Credit Facility as reflected in the Champion Unaudited Pro

              NOTES TO PARACELSUS AND CHAMPION UNAUDITED PRO FORMA
              CONDENSED COMBINING FINANCIAL STATEMENTS (CONTINUED)
     Forma  Condensed Combining Statements of  Income included elsewhere herein;
     (iv) amounts outstanding under certain other Champion indebtedness; and (v) to the extent funds are available, actual and pro forma amounts outstanding under the Existing Paracelsus Credit Facility as reflected in the Paracelsus Unaudited Pro Forma Condensed Combining Financial Statements and the Paracelsus and Champion Unaudited Pro Forma Condensed Combining Financial Statements included elsewhere herein (items (i) through (v), the "Old Debt Amounts"). The Old Debt Amounts averaged approximately $248,074,000 for the fiscal year ended September 30, 1995, and approximately $229,428,000 and $303,144,000 for the six months ended March 31, 1995 and 1996, respectively. There can be no assurance that the Debt Offering will be consummated or consummated on terms satisfactory to Paracelsus. The following table summarizes the pro forma effect of the Debt Offering had the Debt Offering occurred at the beginning of each period presented in the Unaudited Pro Forma Condensed Combining Statements of Income (in thousands). See "Financing in Connection with the Merger and Related Transactions -- Financing" and "-- Public Offerings -- Debt Offering."

                                                          FISCAL YEAR       SIX MONTHS ENDED
                                                             ENDED             MARCH 31,
                                                         SEPTEMBER 30,  ------------------------
                                                             1995          1995         1996
Pro forma combined income (loss) applicable to common
 stock.................................................    $   7,472     $   3,695    $  (6,706)
Increase in interest and amortization expense as a
 result of the Debt Offering, net of tax benefit.......       (1,479)       (1,535)      (1,071)
                                                         -------------  -----------  -----------
Pro forma combined income (loss) applicable to common
 stock after the Debt Offering.........................    $   5,993     $   2,160    $  (7,777)
                                                         -------------  -----------  -----------
                                                         -------------  -----------  -----------
Pro forma combined income (loss) per share after the
 Debt Offering.........................................    $    0.12     $    0.04    $   (0.17)
                                                         -------------  -----------  -----------
                                                         -------------  -----------  -----------

    PRO FORMA EFFECT OF PROPOSED PUBLIC OFFERINGS

     Paracelsus has filed a registration statement relating to the registration of up to 7,895,000 shares of Paracelsus Common Stock, including 5,200,000 newly issued shares of Paracelsus Common Stock in the Primary Equity Offering. Paracelsus currently expects the Primary Equity Offering to close as promptly as practicable following the Effective Time. Assuming the issue of 5,200,000 new shares of Paracelsus Common Stock at an offer price of $11.50 per share, and net issue costs equal to approximately 6.5% of gross proceeds, net proceeds to the Company would be approximately $55,913,000. Proceeds from the Primary Equity Offering would be used to reduce amounts outstanding under the Existing Paracelsus Credit Facility. On a pro forma basis, after application of estimated net proceeds of $241,250,000 from the Debt Offering, amounts outstanding under the Existing Paracelsus Credit Facility averaged approximately $6,824,000 and $61,894,000 for the fiscal year ended September 30, 1995 and the six months ended March 31, 1996, respectively. No amounts were assumed outstanding for the six months ended March 31, 1995 on a pro forma basis.

     The following table summarizes the pro forma effect of the Public Offerings as though both Public Offerings had occurred at the beginning of each period presented in the Unaudited Pro

              NOTES TO PARACELSUS AND CHAMPION UNAUDITED PRO FORMA
              CONDENSED COMBINING FINANCIAL STATEMENTS (CONTINUED)
     Forma Condensed Combining Statements of Income (in thousands). There can be no assurance that either of the Public Offerings will be consummated. See "Financing in Connection with the Merger and Related Transactions -- Financing" and "-- Public Offerings."

                                                          FISCAL YEAR    SIX MONTHS ENDED MARCH
                                                             ENDED                31,
                                                         SEPTEMBER 30,  ------------------------
                                                             1995          1995         1996
Pro forma combined income (loss) applicable to common
 stock after the Debt Offering.........................   $     5,993    $   2,160    $  (7,777)
Decrease in interest expense as a result of the Primary
 Equity Offering, net of tax benefit...................           318       --            1,089
                                                         -------------  -----------  -----------
Pro forma combined income (loss) applicable to common
 stock after the Public Offerings......................   $     6,311    $   2,160    $  (6,688)
                                                         -------------  -----------  -----------
                                                         -------------  -----------  -----------
Pro forma combined income (loss) per share after the
 Public Offerings......................................   $      0.11    $    0.04    $   (0.13)
                                                         -------------  -----------  -----------
                                                         -------------  -----------  -----------
Pro forma common and common equivalent shares
 outstanding after the Public Offerings................        55,524       55,527       52,201
                                                         -------------  -----------  -----------
                                                         -------------  -----------  -----------

(6)   To reflect the pro forma provision  for income taxes at the effective rate
     (41%)  giving  effect  to  the   acquired  operations  and  excluding   the
     amortization of Goodwill, which is non-deductible for tax purposes.

                                                           FISCAL YEAR     SIX MONTHS ENDED
                                                              ENDED           MARCH 31,
                                                          SEPTEMBER 30,  --------------------
                                                              1995         1995       1996
                                                                    (IN THOUSANDS)
Pro forma adjustments to income before income taxes.....    $   7,915    $   4,151  $   3,553
Non-deductible Goodwill amortization....................       (3,193)      (1,596)    (1,596)
                                                          -------------  ---------  ---------
                                                                4,722        2,555      1,957
Effective tax rate......................................           41%          41%        41%
                                                          -------------  ---------  ---------
  Pro forma adjustment..................................    $   1,936    $   1,048  $     802
                                                          -------------  ---------  ---------
                                                          -------------  ---------  ---------

(7) To eliminate the historical dividend requirements on the Champion Preferred Stock outstanding during the respective periods as a result of the conversion of each share of Champion Preferred Stock into two shares of Paracelsus Common Stock pursuant to the Merger.

              NOTES TO PARACELSUS AND CHAMPION UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS (CONTINUED)

(8)   To  adjust common  and common equivalent  shares used  to calculate income
     (loss) per share. The pro forma adjustment reflects the following events related to the Merger for the fiscal year ended September 30, 1995 and the six months ended March 31, 1995 and 1996 as more specifically described below:

                                                          FISCAL YEAR     SIX MONTHS ENDED
                                                             ENDED           MARCH 31,
                                                         SEPTEMBER 30,  --------------------
                                                             1995         1995       1996
                                                                   (IN THOUSANDS)
Paracelsus Stock Split of each share of Paracelsus
 Common Stock outstanding prior to the Effective Time
 of the Merger into 66,159.426 shares of Paracelsus
 Common Stock..........................................        29,772      29,772     29,772
Dilutive effect of shares of Champion Common Stock
 issued during the period in connection with (i) the
 exercise of Champion Options and Champion Warrants and
 (ii) the conversion of Champion Preferred Stock into
 Champion Common Stock in connection with Champion's
 1995 recapitalization.................................         7,613       2,809      3,892
Dilutive effect of Champion Common Stock equivalents,
 based on the treasury stock method using the
 historical stock prices of Champion Common Stock......           729         837     --    (a)
Conversion of each share of Champion Preferred Stock
 into two shares of Paracelsus Common Stock in the
 Merger................................................         5,211       9,920      5,216
Dilutive effect of Paracelsus Options to be outstanding
 upon consummation of the Merger, based on the treasury
 stock method using the historical stock prices of
 Champion Common Stock.................................         2,744       2,745     --    (a)
                                                         -------------  ---------  ---------
Pro forma adjustment...................................        46,069      46,083     38,880
                                                         -------------  ---------  ---------
                                                         -------------  ---------  ---------

       -------------------------------
        (a) Not applicable due to anti-dilutive impact.

              NOTES TO PARACELSUS AND CHAMPION UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS (CONTINUED)

(9) To reflect the pro forma sources and uses of cash in connection with the Shareholder Subordinated Note and other Merger-related expenditures as of March 31, 1996, summarized as follows (in thousands):

                                                                       PRO FORMA    PRO FORMA
                                                                      ADJUSTMENT   ADJUSTMENT
                                                                        TO CASH      TO DEBT
Sources:
  Merger related increase in Existing Paracelsus Credit Facility....   $  42,482    $  42,482
  Shareholder Subordinated Note.....................................       7,185        7,185
  Repayment of Dr. Krukemeyer's promissory note due to Paracelsus...       4,000
                                                                      -----------  -----------
      Pro forma adjustment -- total sources.........................   $  53,667    $  49,667
                                                                      -----------  -----------
                                                                      -----------  -----------
Uses:
  Estimated Merger expenses.........................................   $   6,000
  Bonuses to be paid to Champion officers upon consummation of the
   Merger...........................................................       3,054
  Cash compensation paid in connection with the cancellation of the
   Phantom Equity Plan (as defined below)...........................      20,500
  Estimated severance and relocation costs..........................       3,000
  Paracelsus Dividend...............................................      21,113
                                                                      -----------
      Pro forma adjustment -- total uses............................   $  53,667
                                                                      -----------
                                                                      -----------

(10) To record current deferred tax assets at the effective rate (41%) resulting from the following Merger-related events (in thousands):

Compensation expense associated with the cancellation of the
 Phantom Equity Plan:
  Cash compensation...............................................  $  20,500
  Grant of Value Options..........................................     12,317
Estimated severance and relocation costs..........................      3,000
Record vesting of Paracelsus employees in SERP (as defined below)
 upon consummation of the Merger (See Note 13)....................      4,000
Compensation expense associated with Paracelsus Options granted to
 Paracelsus officers and directors................................      3,833
                                                                    ---------
                                                                       43,650
Income tax benefit at the effective rate of 41%...................         41%
                                                                    ---------
                                                                       17,896
Reversal of valuation allowance on Champion deferred tax assets...        750
                                                                    ---------
  Pro forma adjustment............................................  $  18,646
                                                                    ---------
                                                                    ---------

              NOTES TO PARACELSUS AND CHAMPION UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS (CONTINUED)

(11) To reflect the pro forma repayment of Dr. Krukemeyer's promissory note due to Paracelsus ($1,000,000 current, $3,000,000 long-term (see Note 9)).

(12) To record the Merger using the purchase method of accounting, including the adjustment of Champion's balance sheet to reflect the estimated fair market value of its property and equipment, based on the per share market price of Champion Common Stock on April 12, 1996, the last trading day prior to the announcement of the Merger ($10.50), less a 25% discount to reflect the limited number of shares of Champion Common Stock that were freely tradable at the date of the Merger. The Merger Agreement does not specify the Champion Common Stock market price to be used in the calculation of the purchase price. The purchase price allocation reflected in the Unaudited Pro Forma Condensed Combining Balance Sheet is based upon the best information currently available without a final independent appraisal of Champion's facilities. For the purpose of allocating net acquisition costs among the Champion assets acquired, Paracelsus has tentatively allocated 35% of the excess acquisition cost over the carrying value of Champion's assets to property and equipment and 65% to Goodwill. It is the intention of Paracelsus and Champion to more fully evaluate the net assets acquired and, as a result, the allocation of acquisition cost may change. Paracelsus and Champion do not expect the final allocation of acquisition cost to be materially different from that assumed in the Unaudited Pro Forma Condensed Combining Balance Sheet. The following table summarizes the calculation of the preliminary purchase price allocation (in thousands, except market price data):

Champion common and common equivalent shares outstanding (a).........                21,856
Discounted per share price (b).......................................             $    7.88
                                                                                  ---------
Discounted market value of Champion Common Stock.....................             $ 172,225
Less proceeds from options and warrants assumed exercised............               (24,983)
                                                                                  ---------
                                                                                    147,242
Plus:      Estimated Merger expenses.................................                 6,000
           Bonuses to be paid to Champion officers upon consummation
            of the Merger............................................                 3,054
           Prior service cost of including certain Champion officers
            in SERP..................................................                 1,500
           Market value of Paracelsus Options to be granted to
            Champion officers........................................                 5,478
                                                                                  ---------
             Total purchase price....................................               163,274
Less:      Champion stockholders' equity.............................  $ (33,798)
           Champion Preferred Stock..................................    (46,078)
           Reversal of valuation allowance on Champion deferred tax
            assets (see Note 10).....................................       (750)
Plus assets not acquired:
           Champion Goodwill.........................................     21,238
           Champion deferred financing costs.........................      4,749
                                                                       ---------
           Net assets acquired.......................................               (54,639)
                                                                                  ---------
             Acquisition cost in excess of net assets acquired.......             $ 108,635
                                                                                  ---------
                                                                                  ---------

ALLOCATION OF ACQUISITION COSTS IN EXCESS OF NET ASSETS ACQUIRED:
Acquisition costs in excess of net assets acquired allocated to
 property and equipment -- 35%.......................................             $  38,022
                                                                                  ---------
                                                                                  ---------
Acquisition costs in excess of net assets acquired allocated to
 Goodwill -- 65%.....................................................             $  70,613
Less:      Champion Goodwill.........................................               (21,238)
           Champion deferred financing costs.........................                (4,749)
                                                                                  ---------
                                                                                     44,626
Pro forma increase in deferred tax liability due to step up in
 property and equipment..............................................                15,589
                                                                                  ---------
Net pro forma adjustment to Goodwill.................................             $  60,215
                                                                                  ---------
                                                                                  ---------

              NOTES TO PARACELSUS AND CHAMPION UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS (CONTINUED)

- --------------------------

      (a)  Champion total common and common equivalent shares consist of the following components as of March 31, 1996:
             Shares of Champion Common Stock outstanding.........................     12,013
             Conversion of Champion Preferred Stock (each share of Champion
              Preferred Stock into two shares of Paracelsus Common Stock in the
              Merger)............................................................      5,216
             Champion Options, Champion Warrants and Champion Subscription Shares
              assumed exercised..................................................      4,627
                                                                                   ---------
             Champion total common and common equivalent shares outstanding......     21,856
                                                                                   ---------
                                                                                   ---------
      (b)  Per share discount of Champion Common Stock:
             Market price of Champion Common Stock on April 12, 1996, the last
              trading date prior to the announcement of the Merger...............  $   10.50
             Estimated discounted value due to limited liquidity of Champion
              Common Stock ......................................................         75%
                                                                                   ---------
             Discounted per share price..........................................  $    7.88
                                                                                   ---------
                                                                                   ---------

(13) To record a pro forma increase in current liabilities of approximately $4,000,000 in connection with the vesting of Paracelsus employees in the SERP and a pro forma increase in long-term liabilities of approximately $1,500,000 as a result of the inclusion of certain Champion officers in the SERP.

(14) To reflect the pro forma payment of the Dividend in the amount of $21,113,000.

(15) To reflect the pro forma reduction in shareholders' equity for the following Merger-related events (in thousands):

Cash compensation paid in connection with the cancellation of the
 Phantom Equity Plan (see Note 9).................................  $  20,500
Record vesting of Paracelsus employees in SERP upon consummation
 of the Merger (see Note 13)......................................      4,000
Estimated severance and relocation costs (see Note 9).............      3,000
                                                                    ---------
    Total.........................................................     27,500
                                                                    ---------
Less income tax effect:
  Income tax benefit at the effective rate of 41%.................     11,275
  Grant of Value Options upon cancellation of Phantom Equity
   Plan...........................................................      5,050
  Options granted to Paracelsus officers..........................      1,571
                                                                    ---------
    Net income tax effect.........................................     17,896
                                                                    ---------
Pro forma adjustment to shareholders' equity......................  $   9,604
                                                                    ---------
                                                                    ---------

    The Unaudited Pro Forma Condensed Combining Statements of Income for the fiscal year ended September 30, 1995 and the six months ended March 31, 1995 and 1996, exclude the effects of the following charges resulting from the Merger (in thousands):

Total charges excluded from the Unaudited Pro Forma Condensed
 Combining Statements of Income (see Note 10)....................  $  43,650
Income tax benefit at the effective rate of 41%..................    (17,896)
                                                                   ---------
Net reduction to income (loss) applicable to common stock........  $  25,754
                                                                   ---------
                                                                   ---------

              NOTES TO PARACELSUS AND CHAMPION UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS (CONTINUED)

       Loss per share would have been the following if the impact of such charges were reflected on the Unaudited Pro Forma Condensed Combining Statements of Income:

                                                                     SIX MONTHS ENDED
                                                                        MARCH 31,
                                               FISCAL YEAR ENDED   --------------------
                                              SEPTEMBER 30, 1995     1995       1996

Loss per share..............................       $   (0.39)      $   (0.47) $   (0.69)
                                                      ------       ---------  ---------
                                                      ------       ---------  ---------

PARACELSUS UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS

    The following tables present the Paracelsus Unaudited Pro Forma Condensed Combining Balance Sheet as of March 31, 1996 and the Paracelsus Unaudited Pro Forma Condensed Combining Statements of Income for the six months ended March 31, 1996 and 1995 and the fiscal year ended September 30, 1995, to reflect the effect of the acquisition by Paracelsus of the Columbia Hospitals (Pioneer, a 139-bed hospital in West Valley City, Utah, Davis, a 120-bed hospital in Layton, Utah, and Santa Rosa, a 129-bed hospital in Milton, Florida) on May 17, 1996, the sale by Paracelsus of Womans Hospital, a 111-bed hospital in Jackson, Mississippi on September 30, 1995 and the closure of Bellwood Health Center, a psychiatric facility in Bellwood, California, on April 24, 1995 (the "Closed Facility"). The Paracelsus Unaudited Pro Forma Condensed Combining Balance Sheet assumes that the acquisition of the Columbia Hospitals occurred on March 31, 1996, and the Paracelsus Unaudited Pro Forma Combining Statements of Income assume that the acquisition of the Columbia Hospitals occurred at the beginning of each period and the sale of Womans Hospital and the closure of the Closed Facility occurred on October 1, 1994.

    Paracelsus acquired the Columbia Hospitals from Columbia for consideration consisting of $38,500,000 in cash and the exchange of the Exchanged Hospitals (Peninsula, a 119-bed hospital in Ormond Beach, Florida, Elmwood, a 135-bed hospital in Jefferson, Louisiana, and Halstead, a 190-bed hospital in Halstead, Kansas). The acquisition was accounted for as a purchase transaction. Paracelsus financed the cash portion of the acquisition of the Columbia Hospitals from borrowings under the Existing Paracelsus Credit Facility. Paracelsus also engaged in the Real Property Purchase and Sale Transaction whereby it purchased the real property of Elmwood and Halstead from a REIT, exchanged the Elmwood and Halstead real properties with Columbia for Pioneer's real property, and sold Pioneer's real property to the REIT.

    Paracelsus sold Womans Hospital to the facility's lessee for $17,800,000 in cash, which resulted in a gain of $9,189,000. In August of 1994, Paracelsus divested the operations of Womans Hospital and entered into an operating lease agreement with the lessee, which granted the lessee the option to purchase the facility at an amount defined in the lease agreement.

    In connection with the closure of the Closed Facility, Paracelsus recorded a restructuring charge of $973,000 for employee severance benefits and contract termination costs.

    The Paracelsus Unaudited Pro Forma Condensed Combining Statement of Income for the fiscal year ended September 30, 1995 includes Paracelsus' historical results of operations for the fiscal year ended September 30, 1995 and the Columbia Hospitals' historical results of operations for the year ended December 31, 1995. The Paracelsus Unaudited Pro Forma Condensed Combining Statements of Income for the six months ended March 31, 1995 and 1996 include Paracelsus' and the Columbia Hospitals' historical results of operations for the same six-month period. The Paracelsus Unaudited Pro Forma Condensed Combining Balance Sheet includes the historical balance sheets of Paracelsus and the Columbia Hospitals as of March 31, 1996.

    The Paracelsus Unaudited Pro Forma Condensed Combining Financial Statements do not purport to present the financial position or results of operations of Paracelsus had the acquisitions occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be expected in the future. The Paracelsus Unaudited Pro Forma Condensed Combining Financial Statements following are qualified in their entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements of Paracelsus and the historical combined financial statements of the Columbia Hospitals included elsewhere herein.

     PARACELSUS UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF INCOME
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1995
                                 (IN THOUSANDS)

                                                                                            BELLWOOD
                                                                               WOMANS        HEALTH
                                                                              HOSPITAL       CENTER
                                                                            (OCTOBER 1,    (OCTOBER 1,
                                                                              1994 TO        1994 TO
                                                   PARACELSUS   COLUMBIA     SEPTEMBER      APRIL 24,     PRO FORMA     PARACELSUS
                                                   HISTORICAL   HOSPITALS    30, 1995)        1995)      ADJUSTMENTS    PRO FORMA
Total operating revenues.........................   $509,729    $105,307       $(11,003)      $(5,706)   $(96,694)(1)   $501,633
Costs and expenses:
  Salaries and benefits..........................    209,672      39,088        --             (1,731)    (40,994)(1)    206,035
  Supplies.......................................     40,780      14,680        --                 (5)    (10,639)(1)     44,816
  Purchased services.............................     58,113      10,158        --               (594)     (8,375)(1)     59,302
  Provision for bad debts........................     39,277       7,515        --               (843)     (4,895)(1)     41,054
  Other operating expenses.......................     99,777      17,776           (265)       (4,208)    (20,252)(2)     92,828
  Depreciation and amortization..................     17,276       5,570           (622)         (183)     (4,874)(3)     17,167
  Interest.......................................     15,746       3,280        --               (228)     (1,557)(4)     17,241
  Restructuring and unusual charges..............      5,150       --           --               (973)                     4,177
                                                   ----------   ---------   ------------   -----------   ------------   ---------
Total costs and expenses.........................    485,791      98,067           (887)       (8,765)    (91,586)       482,620
                                                   ----------   ---------   ------------   -----------   ------------   ---------
Income before minority interests and income
 taxes...........................................     23,938       7,240        (10,116)        3,059      (5,108)        19,013
Minority interests...............................     (1,927)      --           --             --                         (1,927)
                                                   ----------   ---------   ------------   -----------   ------------   ---------
Income (loss) before income taxes................     22,011       7,240        (10,116)        3,059      (5,108)        17,086
Income taxes (benefit)...........................      9,024       2,869         (4,148)        1,254      (1,994)(5)      7,005
                                                   ----------   ---------   ------------   -----------   ------------   ---------
Net income (loss)................................   $ 12,987    $  4,371       $ (5,968)      $ 1,805    $ (3,114)      $ 10,081
                                                   ----------   ---------   ------------   -----------   ------------   ---------
                                                   ----------   ---------   ------------   -----------   ------------   ---------

   See notes to Paracelsus unaudited pro forma condensed combining financial statements.

     PARACELSUS UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF INCOME
                    FOR THE SIX MONTHS ENDED MARCH 31, 1995
                                 (IN THOUSANDS)

                                   PARACELSUS    COLUMBIA      WOMANS       BELLWOOD       PRO FORMA    PARACELSUS
                                   HISTORICAL    HOSPITALS    HOSPITAL    HEALTH CENTER   ADJUSTMENTS    PRO FORMA
Total operating revenues.........   $ 252,356    $  52,136    $    (922)    $  (5,389)   $  (47,850)(1)  $ 250,331
Costs and expenses:
  Salaries and benefits..........     108,575       18,674                     (1,731)      (19,479)(1)    106,039
  Supplies.......................      21,432        7,093                         (5)       (6,438)(1)     22,082
  Purchased services.............      28,118        4,701                       (594)       (4,723)(1)     27,502
  Provision for bad debts........      19,283        3,116                       (843)       (2,495)(1)     19,061
  Other operating expenses.......      46,730        7,215         (121)       (2,261)       (6,767)(2)     44,796
  Depreciation and
   amortization..................       8,734        3,165         (309)         (129)       (2,796)(3)      8,665
  Interest.......................       7,652        1,832                       (114)       (1,110)(4)      8,260
                                   -----------  -----------  -----------  -------------  -------------  -----------
Total costs and expenses.........     240,524       45,796         (430)       (5,677)      (43,808)       236,405
                                   -----------  -----------  -----------  -------------  -------------  -----------
Income (loss) before minority
 interests and income taxes......      11,832        6,340         (492)          288        (4,042)        13,926
Minority interests...............      (1,204)      --           --            --             --            (1,204)
                                   -----------  -----------  -----------  -------------  -------------  -----------
Income (loss) before income
 taxes...........................      10,628        6,340         (492)          288        (4,042)        12,722
Income taxes (benefit)...........       4,357        2,599         (202)          118        (1,657)(5)      5,215
                                   -----------  -----------  -----------  -------------  -------------  -----------
Net income (loss)................   $   6,271    $   3,741    $    (290)    $     170    $   (2,385)     $   7,507
                                   -----------  -----------  -----------  -------------  -------------  -----------
                                   -----------  -----------  -----------  -------------  -------------  -----------

   See notes to Paracelsus unaudited pro forma condensed combining financial statements.

     PARACELSUS UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF INCOME
                    FOR THE SIX MONTHS ENDED MARCH 31, 1996
                                 (IN THOUSANDS)

                                                             PARACELSUS   COLUMBIA     PRO FORMA     PARACELSUS
                                                             HISTORICAL   HOSPITALS   ADJUSTMENTS     PRO FORMA
Total operating revenues...................................  $   260,590  $  54,999  $  (49,963)(1)  $   265,626
Costs and expenses:
  Salaries and benefits....................................      113,162     21,096     (22,271)(1)      111,987
  Supplies.................................................       19,363      7,769      (5,528)(1)       21,604
  Purchased services.......................................       34,174      5,301      (5,689)(1)       33,786
  Provision for bad debts..................................       20,191      3,264      (2,468)(1)       20,987
  Other operating expenses.................................       46,906     12,849     (13,362)(2)       46,393
  Depreciation and amortization............................        7,972      3,134      (2,831)(3)        8,275
  Interest.................................................        7,685      1,377        (199)(4)        8,863
  Settlement costs.........................................       22,356     --                           22,356
                                                             -----------  ---------  --------------  -----------
Total costs and expenses...................................      271,809     54,790     (52,348)         274,251
                                                             -----------  ---------  --------------  -----------
Income (loss) before minority interests and income taxes...      (11,219)       209       2,385           (8,625)
Minority interests.........................................       (1,072)    --                           (1,072)
                                                             -----------  ---------  --------------  -----------
Income (loss) before income taxes..........................      (12,291)       209       2,385           (9,697)
Income taxes (benefit).....................................       (5,040)        86         978(5)        (3,976)
                                                             -----------  ---------  --------------  -----------
Net income (loss)..........................................  $    (7,251) $     123  $    1,407      $    (5,721)
                                                             -----------  ---------  --------------  -----------
                                                             -----------  ---------  --------------  -----------

   See notes to Paracelsus unaudited pro forma condensed combining financial statements.

        PARACELSUS UNAUDITED PRO FORMA CONDENSED COMBINING BALANCE SHEET
                                 MARCH 31, 1996
                                 (IN THOUSANDS)

                                                           PARACELSUS   COLUMBIA       PRO FORMA      PARACELSUS
                                                           HISTORICAL   HOSPITALS     ADJUSTMENTS      PRO FORMA
                                                     ASSETS
Current assets:
  Cash and cash equivalents..............................  $     3,149  $     206  $      (206)(6)    $     3,149
  Marketable securities..................................       10,051     --                              10,051
  Accounts receivable, less allowance for
   uncollectibles........................................      100,121     15,664      (15,770)(6)(7)     100,015
  Supplies...............................................       10,634      2,019       (3,001)(6)(7)       9,652
  Deferred income taxes..................................       26,463     --                              26,463
  Other current assets...................................        4,798      1,040         (920)(6)(7)       4,918
                                                           -----------  ---------     --------        -----------
    Total current assets.................................      155,216     18,929      (19,897)           154,248
Property and equipment, net of accumulated depreciation
 and amortization........................................      165,729     47,561      (17,481)(8)        195,809
Other assets.............................................       47,271     12,781       (2,198)(6)(8)      57,854
                                                           -----------  ---------     --------        -----------
    Total assets.........................................  $   368,216  $  79,271  $   (39,576)       $   407,911
                                                           -----------  ---------     --------        -----------
                                                           -----------  ---------     --------        -----------

                                      LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Accounts payable and other current liabilities.........  $    76,615  $   8,750  $    (7,954)(6)(7) $    77,411
  Current maturities of long-term debt and capital lease
   obligations...........................................        5,186     --           (4,728)(4)            458
                                                           -----------  ---------     --------        -----------
    Total current liabilities............................       81,801      8,750      (12,682)            77,869
Long-term debt and capital lease obligations.............      139,475     --           43,627(4)         183,102
Deferred income taxes....................................       24,607     --                              24,607
Other long-term liabilities..............................       25,968     36,324      (36,324)(6)         25,968
Shareholder's equity.....................................       96,365     34,197      (34,197)(6)         96,365
                                                           -----------  ---------     --------        -----------
    Total liabilities and shareholder's equity...........  $   368,216  $  79,271  $   (39,576)       $   407,911
                                                           -----------  ---------     --------        -----------
                                                           -----------  ---------     --------        -----------

   See notes to Paracelsus unaudited pro forma condensed combining financial statements.

               NOTES TO PARACELSUS UNAUDITED PRO FORMA CONDENSED
                         COMBINING FINANCIAL STATEMENTS

(1) To remove the historical operating results of the Exchanged Hospitals.

(2) To adjust other operating expenses for the exchange of the Exchanged Hospitals, the acquisition, sale and leaseback of the Pioneer real property, and the net change in allocated corporate overhead. Other operating expenses are estimated to decrease on a pro forma basis as follows (in thousands):

                                                                               SIX MONTHS ENDED
                                                                                   MARCH 31,
                                                         FISCAL YEAR ENDED   ---------------------
                                                         SEPTEMBER 30, 1995    1995        1996
Operating expenses related to Paracelsus Hospitals.....     $    (21,518)    $  (9,609) $  (10,454)
Payments under operating lease arrangement to REIT.....            7,051         3,555       3,526
Decrease in Columbia Hospitals allocated corporate
 overhead..............................................           (5,785)         (713)     (6,434)
                                                                --------     ---------  ----------
  Pro forma adjustment.................................     $    (20,252)    $  (6,767) $  (13,362)
                                                                --------     ---------  ----------
                                                                --------     ---------  ----------

    Paracelsus assumed there would be no incremental increase in corporate overhead as a result of the acquisition of the Columbia Hospitals and the related disposition of the Exchanged Hospitals because the overall corporate overhead after the transaction is expected to be the same as it was before the transactions.

(3) To adjust depreciation and amortization based on the revaluation of the acquired depreciable assets to fair value and the increase in Goodwill in connection with the purchase price allocation (see Note 8). The acquired assets are estimated to have an average useful life of approximately 18 years based on an allocation of the appraised values of the assets acquired and the useful lives of such assets in accordance with Paracelsus' depreciation policy (35 years, 20 years and 10 years for buildings, improvements, and equipment, respectively). The Goodwill is being amortized over a 20-year period. Depreciation and amortization are estimated to decrease on a pro forma basis, as follows (in thousands):

                                                                                 SIX MONTHS ENDED
                                                                                    MARCH 31,
                                                           FISCAL YEAR ENDED   --------------------
                                                           SEPTEMBER 30, 1995    1995       1996
Depreciation expense related to the Exchanged
 Hospitals...............................................      $   (3,381)     $  (1,626) $  (1,693)
Excess historical depreciation and amortization expense
 for the Columbia Hospitals acquired over the
 depreciation and amortization of the fair value of the
 Columbia Hospitals' assets acquired.....................          (1,579)        (1,170)    (1,138)
Adjustment for Bellwood Health Center corporate
 allocation..............................................              86         --         --
                                                                  -------      ---------  ---------
  Pro forma adjustment...................................      $   (4,874)     $  (2,796) $  (2,831)
                                                                  -------      ---------  ---------
                                                                  -------      ---------  ---------

    The net decrease in historical cost depreciation and amortization for each of the periods presented resulted from the acquisition, sale and leaseback of the Pioneer real property (See Note 2).

(4) To record the pro forma increase in the Paracelsus Existing Credit Facility and related interest expense as a result of the acquisition of the Columbia Hospitals, net of the effect of the sale of Womans Hospital (year ended September 30, 1995 only). The acquisition of the Columbia Hospitals assumes an increase in the principal amount outstanding under the Paracelsus Existing Credit Facility by $43,627,000. Such amount is comprised of $38,500,000 in cash consideration, $1,626,000 for payment of closing costs, $4,728,000 to refinance current maturities of long-term

               NOTES TO PARACELSUS UNAUDITED PRO FORMA CONDENSED
                   COMBINING FINANCIAL STATEMENTS (CONTINUED) debt of the Paracelsus Hospitals not assumed by Columbia, offset in part by a payment from Columbia of $1,764,000 for a net working capital deficit assumed by Paracelsus, net of a $537,000 payment for a note receivable acquired (included in Other Assets). The average interest rates in effect under the Paracelsus Existing Credit Facility were 7.90% for the fiscal year ended September 30, 1995, and 7.80% and 6.60% for the six months ended March 31, 1995 and 1996, respectively. Interest expense on a pro forma basis decreased, as follows (in thousands):

                                                                                 SIX MONTHS ENDED
                                                                                    MARCH 31,
                                                           FISCAL YEAR ENDED   --------------------
                                                           SEPTEMBER 30, 1995    1995       1996
Increase in interest expense to finance the acquisition
 of the Columbia Hospitals...............................      $    3,447      $   1,701  $   1,440
Interest expense on the Columbia Hospitals debt not
 assumed by Paracelsus...................................          (3,280)        (1,832)    (1,377)
Interest expense on the Exchanged Hospitals debt assumed
 by Columbia.............................................            (546)          (399)      (262)
Adjustment for Bellwood Health Center corporate
 allocation..............................................             228            114
Reduction in interest expense assuming the proceeds from
 the sale of Womans Hospital were applied to reduce
 Paracelsus' credit facility.............................          (1,406)          (694)
                                                                  -------      ---------  ---------
  Pro forma adjustment...................................      $   (1,557)     $  (1,110) $    (199)
                                                                  -------      ---------  ---------
                                                                  -------      ---------  ---------

(5) To reflect the pro forma provision for income taxes at the statutory rate (41%) giving effect to the hospitals acquired and divested.

(6) To remove the assets not acquired, liabilities not assumed and the shareholder's equity of the Columbia Hospitals acquired.

(7) To remove the assets and liabilities of the Exchanged Hospitals as partial consideration for the Columbia Hospitals acquired.

(8) To record the acquisition of the Columbia Hospitals using the purchase method of accounting, including adjustment of the balance sheet of the Columbia Hospitals acquired to reflect the transfer of assets of the Exchanged Hospitals and the allocation of the estimated fair values of property and equipment acquired in excess of the carrying values. The purchase price allocation

               NOTES TO PARACELSUS UNAUDITED PRO FORMA CONDENSED
                   COMBINING FINANCIAL STATEMENTS (CONTINUED) reflected in the Unaudited Pro Forma Condensed Combined Balance Sheet is based upon an independent appraisal. The following table summarizes the calculation of the purchase price allocation (in thousands):

Total cash consideration, including estimated closings costs (See
 Note 4).............................................................  $  40,126
Fair value of the Exchanged Hospitals transferred to Columbia........     31,761
                                                                       ---------
  Total estimated purchase price.....................................     71,887
Columbia's basis in property and equipment transferred to
 Paracelsus..........................................................    (47,561)
                                                                       ---------
  Excess purchase price..............................................     24,326
Purchase price allocated to Goodwill.................................    (13,069)
                                                                       ---------
  Purchase price allocated to property and equipment.................     11,257
Basis of the Exchanged Hospitals transferred to Columbia.............    (28,738)
                                                                       ---------
    Net pro forma adjustment.........................................  $ (17,481)
                                                                       ---------
                                                                       ---------
Purchase price allocated to Goodwill.................................  $  13,069
Less:Basis in Goodwill of the Exchanged Hospitals....................     (3,023)
     Columbia Hospitals long-term net assets not acquired............    (12,244)
                                                                       ---------
    Net pro forma adjustment.........................................  $  (2,198)
                                                                       ---------
                                                                       ---------

    The Real Property Purchase and Sale Transaction was accounted for as an exchange of assets between Paracelsus, Columbia and the REIT which had no effect on the Paracelsus Unaudited Pro Forma Condensed Combining Balance Sheet.

CHAMPION UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENTS OF INCOME AND UNAUDITED HISTORICAL CONDENSED BALANCE SHEET

    The following tables present the Unaudited Pro Forma Condensed Combining Statements of Income for the year ended December 31, 1995 and the six months ended March 31, 1995 and 1996, to illustrate the effect of Champion's acquisition of Jordan Valley Hospital ("Jordan Valley"), a 50-bed hospital in West Jordan, Utah, on March 1, 1996, the acquisition of Salt Lake Regional Medical Center ("SLRMC"), a 200-bed hospital in Salt Lake City, Utah, on April 13, 1995, the formation of DHHS, the partnership between the wholly owned subsidiary of Champion that owned Heartland Medical Center ("Heartland"), a 142-bed general acute care hospital in Fargo, North Dakota, and Dakota Hospital ("Dakota"), a not-for-profit corporation that owned a 199-bed general acute care hospital also in Fargo, North Dakota, effective December 31, 1994 and the AmeriHealth Merger on December 6, 1994. The Unaudited Pro Forma Condensed Combining Statements of Income assume the acquisition of Jordan Valley occurred at the beginning of each period. The Unaudited Pro Forma Condensed Combining Statements of Income for the year ended December 31, 1995 and the six months ended March 31, 1995 assume the acquisition of SLRMC occurred on January 1, 1995 and October 1, 1994, respectively. The Unaudited Pro Forma Condensed Combining Statement of Income for the six months ended March 31, 1995 assumes the formation of DHHS and the AmeriHealth Merger occurred October 1, 1994. The Unaudited Historical Condensed Balance Sheet is presented for informational purposes only.

    Jordan Valley is a 50-bed acute care hospital located in West Jordan, Utah, a suburb of Salt Lake City. Jordan Valley was acquired from Columbia in exchange for Autauga Medical Center, an 85-bed acute care hospital, and Autauga Health Care Center, a 72-bed skilled nursing facility, both in Prattville, Alabama (collectively, "Autauga"), plus preliminary cash consideration paid to Columbia of approximately $10,750,000. Cash consideration included approximately $3,750,000 for certain net working capital components, which are subject to adjustment and final settlement by the parties, and reimbursement of certain capital expenditures made previously by Columbia. The acquisition was accounted for as a purchase transaction with operations reflected in the consolidated financial statements beginning March 1, 1996.

    SLRMC is comprised of a 200-bed tertiary care hospital and five clinics and is located in Salt Lake City, Utah. SLRMC was acquired from Columbia for total consideration of approximately $61,042,000, which consisted of approximately $56,816,000 in cash and a note payable due to Columbia of approximately $1,767,000, as well as the assumption of approximately $2,459,000 in capital lease obligations. Cash consideration included approximately $11,783,000 for certain working capital components, resulting in a net purchase price of approximately $49,259,000. Champion funded the asset purchase from available cash and approximately $30,000,000 in borrowings under its then outstanding credit facility, which Champion subsequently repaid from the proceeds from the issuance of the Champion Series E Notes. The acquisition was accounted for as a purchase transaction with operations reflected in the consolidated financial statements beginning April 14, 1995.

    On December 6, 1994, Champion's predecessor merged with AmeriHealth. The AmeriHealth Merger was accounted for as a recapitalization of Champion with Champion as the acquiror (a reverse acquisition). The common shareholders of AmeriHealth received one share of Champion common stock for every 5.70358 shares of common stock of AmeriHealth and a cash distribution of $0.085 per AmeriHealth common share. The common shareholders of Champion's predecessor received one share of Champion Common Stock for each predecessor share of common stock outstanding prior to the AmeriHealth Merger. The preferred shareholders of Champion's predecessor received one share of Champion preferred stock for each predecessor share of preferred stock outstanding prior to the AmeriHealth Merger. Additionally, Champion assumed approximately $17,700,000 in debt, resulting in a net purchase price of approximately $38,876,000. The AmeriHealth Merger was accounted for as a purchase transaction. AmeriHealth owned and managed two acute care hospitals with a combined total of 265 licensed beds: Metropolitan Hospital in Richmond, Virginia with 180 beds and Autauga Medical Center in Prattville, Alabama with 85 beds. AmeriHealth also owned a 72 bed skilled nursing facility, Autauga Health Care Center in Prattville, Alabama.

    In connection with the formation of DHHS, Champion and Dakota contributed their respective hospitals both debt and lien free (except for capitalized leases), and Champion contributed an additional $20,000,000 in cash, each in exchange for 50% ownership in DHHS. In addition, each partner contributed $2,000,000 in cash to the working capital of DHHS. A $20,000,000 special distribution was made to Dakota after capitalization of DHHS in accordance with the terms of the partnership agreement. The ownership interest acquired by each partner was based on the value of the assets contributed to DHHS. Also on December 21, 1994, Champion entered into an operating agreement with DHHS and Dakota to manage the combined operations of the two hospitals. Under the terms of the partnership agreement, Champion is obligated to advance funds to DHHS to cover any and all operating deficits of DHHS. Champion will receive 55% of the net income and distributable cash flow ("DCF") of DHHS until such time as it has recovered on a cumulative basis an additional $10,000,000 of DCF in the form of an "excess" distribution. Champion accounts for its investment in DHHS under the equity method.

    These Unaudited Pro Forma Condensed Combining Statements of Income do not purport to present the financial position or results of operations of Champion had the acquisitions occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be expected in the future. The Unaudited Pro Forma Condensed Combining Statements of Income following are qualified in their entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements of Champion included elsewhere herein.

      CHAMPION UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                               CHAMPION     JORDAN     SLRMC (3
                                              HISTORICAL    VALLEY    MONTHS AND       PRO FORMA       CHAMPION
                                                 (1)       HOSPITAL    13 DAYS)       ADJUSTMENTS      PRO FORMA
Net revenue................................   $  167,520   $  20,973   $  22,438   $  (15,298)(2)(3)  $   195,633
Costs and expenses:
  Salaries and benefits....................       72,188       8,000       8,090       (6,238)(2)          82,040
  Supplies.................................       21,113       2,751       4,012       (1,864)(2)          26,012
  Purchased services.......................       23,595       2,570       2,296       (1,773)(2)          26,688
  Provision for bad debts..................       12,016       1,929       1,527         (910)(2)          14,562
  Other operating expenses.................       20,999       3,531       3,611       (2,658)(2)(4)       25,483
  Depreciation and amortization............        9,290       1,128       1,372       (1,446)(2)(5)       10,344
  Interest.................................       13,618      --              45        2,075(6)           15,738
  Equity in earnings of DHHS...............       (8,881)     --          --                               (8,881)
                                             ------------  ---------  -----------    --------         -----------
Total costs and expenses...................      163,938      19,909      20,953      (12,814)            191,986
                                             ------------  ---------  -----------    --------         -----------
Income before income taxes.................        3,582       1,064       1,485       (2,484)              3,647
Income taxes...............................          150         394         557         (824)(7)             277
                                             ------------  ---------  -----------    --------         -----------
Net income.................................        3,432         670         928       (1,660)              3,370
Preferred dividends accrued................       11,331      --          --                               11,331
                                             ------------  ---------  -----------    --------         -----------
Loss applicable to common stock............   $   (7,899)  $     670   $     928   $   (1,660)        $    (7,961)
                                             ------------  ---------  -----------    --------         -----------
                                             ------------  ---------  -----------    --------         -----------
Loss per share.............................   $    (1.86)                                             $     (1.87)
                                             ------------                                             -----------
                                             ------------                                             -----------
Weighted average number of common and
 common equivalent shares outstanding......        4,255                                                    4,255
                                             ------------                                             -----------
                                             ------------                                             -----------

  See notes to Champion unaudited pro forma condensed combining statements of income.

      CHAMPION UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF INCOME
                    FOR THE SIX MONTHS ENDED MARCH 31, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                       PRO FORMA        PRO FORMA
                                                         1994            FOR THE
                                                      ACQUISITION         1994          JORDAN
                        CHAMPION      AMERIHEALTH   AND INVESTMENT     ACQUISITION      VALLEY                    PRO FORMA
                      HISTORICAL (1)  (2 MONTHS)      ADJUSTMENTS    AND INVESTMENT    HOSPITAL       SLRMC      ADJUSTMENTS
Net revenue.........    $  61,623      $   4,683     $ (10,497)(8)(9)    $  55,809     $  11,035    $  37,144   $  (6,879)(2)(3)
Cost and expenses:
  Salaries and
   benefits.........       26,951          3,662        (3,962)(9)         26,651          4,149       14,261      (2,893)(2)
  Supplies..........        6,818          1,071        (1,304)(9)          6,585          1,300        6,895      (1,077)(2)
  Purchased
   services.........        8,804          1,195        (2,871)(9)(10)        7,128        1,006        5,030      (1,051)(2)
  Provision for bad
   debts............        5,183          1,713          (529)(9)          6,367          1,263        1,979      (1,666)(2)
  Other operating
   expenses.........        8,886            894        (1,335)(9)          8,445            884        4,323        (829)(2)
  Depreciation and
   amortization.....        3,023            366          (197)(9)(11)        3,192          718        2,402      (1,899)(2)(5)
  Interest..........        4,204            331          (145)(9)(12)        4,390                       307       2,251(6)
  Equity in earnings
   of DHHS..........       (1,478)                        (885)(9)(13)       (2,363)
                      -------------  -------------  ---------------  ---------------  -----------  -----------    -------
Total costs and
 expenses...........       62,391          9,232       (11,228)            60,395          9,320       35,197      (7,164)
                      -------------  -------------  ---------------  ---------------  -----------  -----------    -------
Income (loss) before
 income taxes.......         (768)        (4,549)          731             (4,586)         1,715        1,947         285
Income taxes
 (benefit)..........           70           (274)          274(7)              70            635          731      (1,366)(7)
                      -------------  -------------  ---------------  ---------------  -----------  -----------    -------
Net income (loss)...         (838)        (4,275)          457             (4,656)         1,080        1,216       1,651
Preferred dividends
 accrued............        2,727                                           2,727
                      -------------  -------------  ---------------  ---------------  -----------  -----------    -------
Income (loss)
 applicable to
 common stock.......    $  (3,565)     $  (4,275)    $     457          $  (7,383)     $   1,080    $   1,216   $   1,651
                      -------------  -------------  ---------------  ---------------  -----------  -----------    -------
                      -------------  -------------  ---------------  ---------------  -----------  -----------    -------
Loss per share......    $   (1.10)     $   (0.25)                       $   (1.74)
                      -------------  -------------                   ---------------
                      -------------  -------------                   ---------------
Weighted average
 number of common
 and common
 equivalent shares
 outstanding........        3,244         16,924       (15,924)(14)         4,244
                      -------------  -------------  ---------------  ---------------
                      -------------  -------------  ---------------  ---------------


                       CHAMPION
                       PRO FORMA
Net revenue.........   $  97,109
Cost and expenses:
  Salaries and
   benefits.........      42,168
  Supplies..........      13,703
  Purchased
   services.........      12,113
  Provision for bad
   debts............       7,943
  Other operating
   expenses.........      12,823
  Depreciation and
   amortization.....       4,413
  Interest..........       6,948
  Equity in earnings
   of DHHS..........      (2,363)
                      -----------
Total costs and
 expenses...........      97,748
                      -----------
Income (loss) before
 income taxes.......        (639)
Income taxes
 (benefit)..........          70
                      -----------
Net income (loss)...        (709)
Preferred dividends
 accrued............       2,727
                      -----------
Income (loss)
 applicable to
 common stock.......   $  (3,436)
                      -----------
                      -----------
Loss per share......   $   (0.81)
                      -----------
                      -----------
Weighted average
 number of common
 and common
 equivalent shares
 outstanding........       4,244
                      -----------
                      -----------

  See notes to Champion unaudited pro forma condensed combining statements of income.

      CHAMPION UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF INCOME
                    FOR THE SIX MONTHS ENDED MARCH 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                          JORDAN
                                                             CHAMPION     VALLEY        PRO FORMA       CHAMPION
                                                           HISTORICAL(1) HOSPITAL      ADJUSTMENTS      PRO FORMA
Net revenue..............................................   $  100,366   $   8,830  $   (6,107)(2)     $   103,089
Cost and expenses:
  Salaries and benefits..................................       43,296       3,472      (2,828)(2)          43,940
  Supplies...............................................       12,730       1,174        (791)(2)          13,113
  Purchased services.....................................       13,079       1,288        (610)(2)          13,757
  Provision for bad debts................................        6,701         362        (205)(2)           6,858
  Other operating expenses...............................       12,560       2,380      (1,805)(2)(4)       13,135
  Depreciation and amortization..........................        6,335         303         267 (2)(5         6,905
  Interest...............................................        8,799      --             388(6)            9,187
  Equity in earnings of DHHS.............................       (6,609)     --                              (6,609)
                                                           ------------  ---------    --------         -----------
Total costs and expenses.................................       96,891       8,979      (5,584)            100,286
                                                           ------------  ---------    --------         -----------
Income (loss) before income taxes........................        3,475        (149)       (523)              2,803
Income taxes (benefit)...................................          447         (55)        645(7)            1,037
                                                           ------------  ---------    --------         -----------
Net income (loss)........................................        3,028         (94)     (1,168)              1,766
Preferred dividends accrued..............................        6,899      --                               6,899
                                                           ------------  ---------    --------         -----------
Loss applicable to common stock..........................   $   (3,871)  $     (94) $   (1,168)        $    (5,133)
                                                           ------------  ---------    --------         -----------
                                                           ------------  ---------    --------         -----------
Loss per share...........................................   $    (0.48)                                $     (0.63)
                                                           ------------                                -----------
                                                           ------------                                -----------
Weighted average number of common and common equivalent
 shares outstanding......................................        8,121                                       8,121
                                                           ------------                                -----------
                                                           ------------                                -----------

  See notes to Champion unaudited pro forma condensed combining statements of income.

             CHAMPION UNAUDITED HISTORICAL CONDENSED BALANCE SHEET
                                 MARCH 31, 1996
                                 (IN THOUSANDS)

                                           ASSETS
Current assets:
  Cash and cash equivalents......................................................  $   5,670
  Accounts receivable, less allowance for uncollectibles.........................     36,407
  Supplies.......................................................................      3,872
  Deferred income taxes..........................................................      2,521
  Other current assets...........................................................      3,769
                                                                                   ---------
    Total current assets.........................................................     52,239
Property and equipment, net of accumulated depreciation and amortization.........    166,997
Investment in DHHS...............................................................     52,118
Other assets.....................................................................     36,668
                                                                                   ---------
    Total assets.................................................................  $ 308,022
                                                                                   ---------
                                                                                   ---------

                            LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and other current liabilities.................................  $  33,655
  Current maturities of long-term debt and capital lease obligations.............      2,834
                                                                                   ---------
    Total current liabilities....................................................     36,489
Long-term debt and capital lease obligations.....................................    181,212
Deferred income taxes............................................................      7,394
Other long-term liabilities......................................................      3,051
Redeemable preferred stock.......................................................     46,078
Stockholders' equity.............................................................     33,798
                                                                                   ---------
    Total liabilities and stockholders' equity...................................  $ 308,022
                                                                                   ---------
                                                                                   ---------

   See notes to Champion unaudited historical condensed financial statements. There are no pro forma adjustments to the Champion unaudited condensed balance sheet.

                     NOTES TO CHAMPION UNAUDITED PRO FORMA
                    CONDENSED COMBINING STATEMENTS OF INCOME

(1) Summarized from Champion's historical financial statements.

(2) To remove the historical operating results of Autauga.

(3) To reflect a decrease in interest earnings for the pro forma decrease in cash. This adjustment assumes that approximately $26,248,000 of SLRMC acquisition costs were paid from available cash at January 1, 1995. Interest earnings are computed at 3.35% for the six months ended March 31, 1995 and 5.63% for the period January 1, 1995 through April 13, 1995. Such percentages represent Champion's average investment rate for the period.

(4) To record a pro forma decrease of approximately $1,091,000 and $1,255,000 in management fees charged to Jordan Valley by Columbia for the year ended
    December 31, 1995, and the six months ended March 31, 1996, respectively. Champion does not believe that overhead and other costs allocable to the facility will be materially different from costs incurred historically by Champion with respect to its management of Autauga.

(5) To adjust depreciation expense for the step up in basis for the depreciable assets of Jordan Valley and SLRMC. The allocation with respect to SLRMC was based on an independent appraisal obtained by Champion and resulted in a pro forma decrease in depreciation expense of approximately $665,000 for the year ended December 31, 1995 and $1,150,000 for the six months ended March 31, 1995. With respect to Jordan Valley, the acquired assets are estimated to have an average remaining useful life of approximately 17 years based on management's assumption that an acute care hospital's assets consist of 50% buildings and 50% equipment with a 30-year life and a five-year life, respectively. Based on this preliminary allocation, depreciation expense increased approximately $190,000 and $244,000 on a pro forma basis for the year ended December 31, 1995 and the six months ended March 31, 1996, respectively, and decreased approximately $59,000 for the six months ended March 31, 1995.

(6) To record interest expense on the pro forma increase in the Champion Credit Facility, the Champion Notes and notes payable as a result of its acquisitions of Jordan Valley and SLRMC.

    With respect to Jordan Valley, the Pro Forma Condensed Combining Statement of Income assumes Champion increased the principal amount outstanding under its revolving credit facility by $10,750,000 as of January 1, 1995 and October 1, 1995. Such amount is comprised of $7,000,000 in cash consideration attributable to property and equipment and approximately $3,750,000 for certain net working capital components, which are subject to adjustment and final settlement by the parties. The average interest rates in effect under the Champion Credit Facility were 9.33% for the year ended December 31, 1995 and 8.91% and 8.81% for the six months ended 1995 and 1996, respectively.

    With respect to SLRMC, the Pro Forma Condensed Combining Statement of Income for the year ended December 31, 1995 assumes Champion financed the acquisition of SLRMC through (i) the issuance of $30,000,000 principal amount of Series E Notes at an effective annual interest rate of 11.35% and
    (ii) a note payable to Columbia in the amount of approximately $1,767,000 bearing interest at an effective annual rate of 10%. Such debentures and notes are assumed to have been issued on January 1, 1995.

    Interest expense with respect to the above increased approximately $2,094,000 on a pro forma basis for the year ended December 31, 1995 and approximately $2,270,000 and $393,000 for the six months ended March 31, 1995 and 1996, respectively, less $19,000, $19,000 and $5,000, respectively, associated with Autauga's capital lease obligations.

                     NOTES TO CHAMPION UNAUDITED PRO FORMA
                CONDENSED COMBINING STATEMENTS OF INCOME (CONTINUED)

 (7) To reflect the pro forma provision for income taxes due to the inclusion of the acquired operations and, for the six months ended March 31, 1996, to eliminate the effect of fiscal 1995 net operating loss utilization on the fiscal 1996 annual period. For the year ended December 31, 1995, loss carryovers of Champion can be utilized to reduce the provision for income taxes.

 (8) To reflect a decrease in interest earnings of approximately $229,000 for the pro forma decrease in cash as a result of Champion's $20,000,000 capital contribution to DHHS, its $2,000,000 contribution to DHHS working capital and with respect to the AmeriHealth Merger, the retirement of an $8,516,000 loan held by the Resolution Trust Corporation (the "RTC Loan"), net of a discount of approximately $384,000 obtained by Champion concurrent with the AmeriHealth Merger. Such funds were assumed expended on October 1, 1994. Interest earnings are computed at 3.35%, Champion's average investment rate for the period.

 (9) To remove the historical operating results of Heartland for the three months ended December 31, 1994. Champion contributed Heartland to DHHS effective December 31, 1994.

(10) To remove approximately $1,074,000 in merger-related expenses incurred by AmeriHealth.

(11) Reflects a $42,000 pro forma increase to depreciation expense based upon the step up in basis for the depreciable assets of AmeriHealth.

(12) Reflects a pro forma reduction in interest expense of approximately $136,000 related to the retirement of the RTC Loan concurrent with the AmeriHealth Merger. The Champion Unaudited Pro Forma Condensed Combining Statement of Income assumes the RTC Loan was retired from available funds on October 1, 1994.

(13) To record Champion's equity in the pro forma earnings of DHHS for the three months ended December 31, 1994. DHHS began operations effective January 1, 1995.

(14) To adjust common and common equivalent shares used to calculate loss per share. The pro forma adjustment reflects the following events:

    (a) The exchange of each 5.70358 shares of AmeriHealth common and common equivalent shares into one share of the Champion Common Stock. For the two months ended November 31, 1994, AmeriHealth's weighted average common and common equivalent shares would have decreased from 16,924,000 shares to 2,967,000 shares of the Champion Common Stock.

    (b) Champion purchased 880,000 shares of the AmeriHealth's common stock in a private transaction, which were retired concurrent with the AmeriHealth Merger, resulting in a reduction of 154,000 shares of Champion Common Stock that would have otherwise been issued.

        The common shareholders of Champion's predecessor received one share of Champion Common Stock for each predecessor share of common stock outstanding prior to the AmeriHealth Merger. The preferred shareholders of Champion's predecessor received one share of Champion preferred stock for each predecessor share of preferred stock outstanding prior to the the AmeriHealth Merger.

        The following table summarizes the adjustment to shares used in the calculation of loss per share:

Adjustment to AmeriHealth's common and common equivalent shares
 for the exchange ratio (a)......................................    (13,957)
AmeriHealth common shares canceled (b)...........................        726
Effect of shares of (i) AmeriHealth common stock issued in
 exchange for shares of AmeriHealth preferred stock during the period and (ii) Champion Common Stock issued in connection with
 the AmeriHealth Merger..........................................     (2,693)
                                                                   ---------
                                                                     (15,924)
                                                                   ---------
                                                                   ---------

               PARACELSUS MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    CERTAIN STATEMENTS UNDER THIS CAPTION "PARACELSUS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" CONSTITUTE
"FORWARD-LOOKING STATEMENTS" UNDER THE REFORM ACT. SEE "RISK FACTORS -- FORWARD-LOOKING STATEMENTS."

    The following should be read in conjunction with the Consolidated Financial Statements of Paracelsus and the related notes thereto included elsewhere in this Proxy Statement/Prospectus.

PENDING TRANSACTION

    On April 12, 1996, Paracelsus agreed to merge a wholly owned subsidiary into Champion, whereupon Champion will become a wholly owned subsidiary of Paracelsus. Prior to the Effective Time of the Merger, each of the 450 shares of Paracelsus Common Stock will be split into 66,159.426 shares of Paracelsus Common Stock. At the Effective Time, each share of Champion Common Stock and Champion Preferred Stock will then be exchanged for one and two shares, respectively, of Paracelsus Common Stock. The Merger will be accounted for using the purchase method of accounting and is subject to, among other things, approvals of the stockholders and shareholder of Champion and Paracelsus, respectively.

RESULTS OF OPERATIONS

    SIX MONTHS ENDED MARCH 31, 1996 COMPARED TO SIX MONTHS ENDED MARCH 31, 1995

    The results of operations discussed below compare the operating results for the six months ended March 31, 1996 to the operating results for the six months ended March 31, 1995. Paracelsus closed the Closed Facility. All Paracelsus healthcare facilities outside California will be referred to as the "Eastern Region Facilities."

    Operating revenues increased 3.3% to $260,590,000 for the six months ended March 31, 1996 from $252,356,000 for the comparable period in the prior year. After excluding operating revenues of the Closed Facility, operating revenues on a same-hospital basis increased $13,574,000, or 5.5%. This increase was principally due to an increase of $7,856,000 in the home health agency operating revenues generated by the Eastern Region Facilities, resulting from an increase of 125,953, or 52.2%, in home health agency visits. The remaining increase in operating revenues is attributed to the increase in outpatient visits principally in the Eastern Region Facilities.

    Salaries and benefits increased 4.2% to $113,162,000 for the six months ended March 31, 1996 from $108,575,000 for the comparable period in the prior year. After excluding salaries and benefits of the Closed Facility, salaries and benefits increased $6,289,000, or 5.9%, offset by decreased salaries and benefits relating to the subcontracting of pharmacy purchases and management activities described below. This increase was principally due to an 11.1% increase in the employee work force at the Eastern Region Facilities to service the expansion of the home health agency programs. In addition, the employee work force was increased at the Eastern Region Facilities to service the increased volume of outpatient services. As a percentage of operating revenues, salaries and benefits increased to 43.4% for the six months ended March 31, 1996 from 43.0% for the comparable period in the prior year.

    Supplies decreased 9.7% to $19,363,000 for the six months ended March 31, 1996 from $21,432,000 for the comparable period in the prior year. The decrease was principally due to a reduction in pharmacy supplies expense for the six months ended March 31, 1996 of $2,835,000 as a result of the subcontracting in June 1995 of Paracelsus' pharmacy purchases and management activities to a pharmacy management company. Paracelsus also reduced its non-pharmacy supplies expense due to improved purchasing terms and price reductions received under its group purchasing contract. As a percentage of operating revenues, supplies decreased to 7.4% for the six months ended March 31, 1996 from 8.5% for the comparable period in the prior year.

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    Purchased  services increased 21.5% to $34,174,000  for the six months ended
March 31, 1996 from $28,118,000 for the comparable period in the prior year due to the pharmacy management company contract, which increased purchased services by $3,665,000, and an increase in the home health agency programs' purchased services of $927,000 in the Eastern Region Facilities. As a percentage of operating revenues, purchased services increased to 13.1% for the six months ended March 31, 1996 from 11.1% for the comparable period in the prior year.

    Provision for bad debts increased 4.7% to $20,191,000 for the six months ended March 31, 1996 from $19,283,000 for the comparable period in the prior year, due primarily to an increase in provision for bad debts at two of the psychiatric facilities as a result of reductions in payments received for psychiatric services. As a percentage of operating revenues, provision for bad debts increased to 7.7% for the six months ended March 31, 1996 from 7.6% for the comparable period in the prior year.

    During March 1996, Paracelsus recognized a charge for the settlement of two lawsuits totaling $22,356,000. The charge included the settlement payments, the payment of legal fees associated with the lawsuits, and the write-off of certain psychiatric accounts receivable.

    FISCAL YEAR 1995 COMPARED TO FISCAL YEAR 1994

    The results of operations discussed below compare the operating results for the fiscal year ended September 30, 1995 to the operating results for the fiscal year ended September 30, 1994. Paracelsus sold Womans Hospital on September 30, 1995 and Advanced Healthcare Diagnostics Services, a mobile diagnostics business, in August 1995 (collectively, the "Sold Facilities"), and acquired Jackson County Hospital on September 5, 1995 and Keith Medical Group on August 1, 1995 (collectively, the "Acquired Facilities").

    Operating revenues increased to $509,729,000 in 1995 from $507,864,000 in 1994, an increase of $1,865,000, or 0.4%. Included in the $509,729,000 operating revenues in 1995 is a net gain from the sale of the Sold Facilities of $9,026,000. After excluding the operating revenues of the Acquired Facilities, the Closed Facility and the Sold Facilities, and the net gain from the sale of the Sold Facilities, operating revenues on a same-hospital basis increased to $478,659,000 in 1995 from $471,808,000 in 1994, an increase of $6,851,000 or
1.5%. This increase in operating revenues was caused by growth in same-hospital outpatient volume. On a same-hospital basis, outpatient visits increased by 7.6% in 1995, while inpatient admissions decreased by 1.0% in 1995. The significant increase in outpatient visits in 1995 was primarily a result of Paracelsus' expansion into the home health services business, especially in its Eastern Region Facilities, and also the further introduction of additional outpatient services at several of Paracelsus' facilities. The decrease in admissions was primarily a result of the effect of managed care contracts and the shifting of inpatient care to outpatient services, especially at the California hospitals, where admissions, on a same-hospital basis, decreased by 4.9%.

    Total costs and expenses as a percentage of operating revenues, after excluding the net gain from the sale of the Sold Facilities from operating revenues, increased to 97.0% in 1995 from 95.4% in 1994. The primary reasons for this increase were the effect of the 1995 restructuring and an unusual charge of $5,150,000, which included severance benefits and contract termination costs of $973,000 for the closure of the Closed Facility and certain executives' special bonuses of $4,177,000 for services provided to Paracelsus. The closure costs and special bonuses increased operating costs and expenses as a percentage of operating revenues by 1.0%.

    Salaries and benefits decreased to $209,672,000 in 1995 from $209,772,000 in 1994, a decrease of $100,000. As a percentage of operating revenues, after excluding the net gain from the sale of the Sold Facilities, salaries and benefits increased to 41.9% in 1995 from 41.3% in 1994. This increase was mainly a result of annual merit pay increases, offset in part by reductions in staffing at several of the facilities.

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
    Supplies  decreased  to  $40,780,000 in  1995  from $42,890,000  in  1994, a decrease of $2,110,000, or 4.9%. The decrease in supplies is mainly a result of Paracelsus' emphasis on reducing inventory levels, more favorable terms resulting from Paracelsus' group purchasing contract and price reductions negotiated directly with vendors.

    Purchased services increased to $58,113,000 in 1995 from $55,078,000 in 1994, an increase of $3,035,000, or 5.5%, and as a percentage of operating revenues, after excluding the net gain from the sale of the Sold Facilities, increased to 11.6% in 1995 from 10.9% in 1994. Of the $3,035,000 increase, $2,349,000, or 77.4%, was caused by increases in purchased medical services mainly resulting from the increase in outpatient volume.

    The provision for bad debts increased to $39,277,000 in 1995 from $33,110,000 in 1994, an increase of $6,167,000, or 18.6%, and increased as a percentage of operating revenues, after excluding the net gain from the sale of the Sold Facilities, to 7.8% in 1995 from 6.5% in 1994. Of the $6,167,000 increase in 1995, $5,037,000, or 81.7%, was attributed to the three psychiatric facilities. The increase in the provision for bad debts at the three psychiatric facilities is attributed to the reductions in payments received for psychiatric services.

    Other operating expenses as a percentage of operating revenues decreased to 19.9% in 1995 from 22.5% in 1994. This reduction is mainly a result of lower medical malpractice liability costs and reductions in non-medical supplies, property insurance, rental/lease expense and consulting expenses.

    Depreciation and amortization increased to $17,276,000 in 1995 from $16,565,000 in 1994, an increase of $711,000, or 4.3%. This increase is mainly the result of capital expenditures made during 1995. Interest expense increased to $15,746,000 in 1995 from $12,966,000 in 1994, an increase of $2,780,000, or
21.4%. This increase was mainly caused by an increase in Paracelsus' average outstanding borrowings under the then existing credit facility and an increase in interest rates on the then existing credit facility and the commercial paper program.

    Minority interests decreased to $1,927,000 in 1995 from $2,517,000 in 1994, a decrease of $590,000, or 23.4%. This decrease was caused mainly by a decrease in volume of business at two of Paracelsus' podiatry joint ventures, one of which was terminated during 1995, and an obesity surgery joint venture that was also terminated during 1995.

    FISCAL YEAR 1994 COMPARED TO FISCAL YEAR 1993

    The results of operations discussed below compare the operating results for the fiscal year ended September 30, 1994 to the operating results for the fiscal year ended September 30, 1993. Paracelsus acquired Desert Palms Community Hospital on August 31, 1993, Halstead Hospital on June 30, 1993 and Elmwood Medical Center on March 1, 1993 (collectively, the "1993 Acquisitions").

    Operating revenues increased to $507,864,000 in 1994 from $435,102,000 in 1993, an increase of $72,762,000 or 16.7%. Of this increase, $57,694,000 or
79.3% was attributable to the 1993 Acquisitions for which there was a full 12 months of operations in 1994. Excluding the 1993 Acquisitions, operating revenues on a same-hospital basis increased $15,068,000, or 3.7%. This increase in operating revenues was due primarily to an increase in gross outpatient revenues to $209,849,000 in 1994 from $187,646,000 in 1993, an increase of
$22,203,000, or 11.8%. The growth in outpatient services continues to result in part from the introduction of additional outpatient services at several of Paracelsus' facilities. Paracelsus' management believes the decline in inpatient occupancy rates to 42.6% in 1994 from 42.9% in 1993 resulted primarily from increased efforts by payors to reduce inpatient hospitalization, and to shift medical services to lower cost outpatient settings whenever possible. However, the reduction in occupancy rates between 1994 and 1993 is not as significant as was experienced between 1993 and 1992.

    Total costs and expenses as a percentage of operating revenues increased to 95.4% in 1994 from 94.2% in 1993. Through a continued effort to reduce other operating expenses, Paracelsus made reductions during 1994 in its insurance
costs,    including    malpractice    and    workers'    compensation.    As   a

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percentage of operating revenues, other operating expenses decreased to 22.5% in
1994 from 23.1% in 1993. Purchased services increased to $55,078,000 in 1994 from $48,951,000 in 1993, an increase of $6,127,000, or 12.5%. However, as a percentage of operating revenues, purchased services decreased to 10.9% in 1994 from 11.3% in 1993. The provision for bad debts increased to $33,110,000 in 1994 from $26,629,000 in 1993, an increase of $6,481,000, or 24.3%. After excluding the 1993 Acquisitions, the provision for bad debts increased by $2,574,000, or 10.1%. The increase was due primarily to higher provisions for bad debts at the three psychiatric facilities. As a percentage of operating revenues, the provision for bad debts increased to 6.5% in 1994 from 6.1% in 1993.

    Salaries and benefits increased to $209,772,000 in 1994 from $174,849,000 in 1993, an increase of $34,923,000, or 20.0%. Salaries and benefits as a percentage of operating revenues increased to 41.3% in 1994 from 40.2% in 1993. This increase was due primarily to additional staffing requirements at certain existing facilities and increases in Paracelsus' self-insured health insurance program. Effective October 1, 1994, Paracelsus replaced the self-insurance program at its California facilities, where health insurance costs are the highest, with an outside HMO/PPO program.

    Depreciation and amortization increased to $16,565,000 in 1994 from $14,587,000 in 1993, an increase of $1,978,000, or 13.6%. This increase is due primarily to having a full year of depreciation in 1994 for the 1993 Acquisitions and capital expenditures Paracelsus made in 1994. Interest expense increased to $12,966,000 in 1994 from $10,213,000 in 1993, an increase of $2,753,000, or 27.0%. This increase was attributable to interest on the Existing Subordinated Notes issued in October 1993, and increases in interest rates applicable to Paracelsus' borrowings under its then existing credit facility and the commercial paper program.

LIQUIDITY AND CAPITAL RESOURCES

    Paracelsus' working capital as of March 31, 1996 was $73,415,000, an increase of $13,034,000 from September 30, 1995. The increase in working capital is primarily attributable to decreases in current maturities of long-term debt obligations and capital lease obligations, and an increase in accounts receivable. The increase in accounts receivable is attributable mainly to an increase in psychiatric and home healthcare services, which take longer to collect than Paracelsus' acute care receivables. The decrease in current maturities of long-term debt and capital lease obligations is attributable to the refinancing of mortgage debt on one of Paracelsus' partnerships. Other significant changes in working capital included an increase in deferred tax assets and accrued expenses related to the settlement of two lawsuits.

    On December 8, 1995, Paracelsus entered into the Existing Paracelsus Credit Facility, which provides up to $230,000,000 of revolving credit. The Existing Paracelsus Credit Facility has been used to finance future acquisitions, to refinance existing credit facility borrowings and for general corporate purposes, including working capital and capital expenditures. Credit facility borrowings were increased from $27,500,000 at September 30, 1995 to $51,000,000 at March 31, 1996. The additional borrowings were used to refinance mortgage debt on one of Paracelsus' partnerships, to finance acquisitions of property and equipment and for working capital purposes. Paracelsus anticipates that existing capital resources and internally generated cash flows will be sufficient to fund capital expenditures, debt service and working capital requirements.

    The   accounts  receivable  financing   program  (the  "Accounts  Receivable
Program") implemented in 1993 provides Paracelsus with up to $65,000,000 in accounts receivable financing. Pursuant to the Accounts Receivable Program, Paracelsus' hospitals sell accounts receivable that meet certain requirements specified under the Accounts Receivable Program ("Eligible Receivables") to a special purpose subsidiary of Paracelsus, which in turn resells the Eligible Receivables to an unaffiliated trust (the "Trust") at a discount to reflect reserves for uncollectible receivables and interest expense. A special purpose subsidiary of a major lending institution provides the Trust with up to $65,000,000 in commercial paper financing to purchase the Eligible Receivables, secured by an interest in certain of

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the  Eligible  Receivables  held  by  the  Trust.  Interest  expense  related to commercial  paper  and  investment  participations  issued  under  the  Accounts
Receivable Program is passed through to Paracelsus and included as interest expense on Paracelsus' consolidated financial statements. At March 31, 1996, the maximum financing of $65,000,000 available under the program was outstanding.

RECENT PRONOUNCEMENTS

    In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS 121 also addresses the accounting for long-lived assets that are expected to be disposed of. Paracelsus will adopt SFAS 121 on October 1, 1996, and, based on current circumstances, does not believe the effect of the adoption will be material.

IMPACT OF INFLATION AND CHANGING PRICES

    A significant portion of Paracelsus' operating expenses is subject to inflationary increases, the impact of which Paracelsus has historically been able to substantially offset through price increases, by expanding services and by increasing operating efficiencies. However, price increases alone have not kept up with increases in costs. To the extent that inflation occurs in the future, Paracelsus may not be able to pass on the increased costs associated with providing healthcare services to patients with government or managed care payors unless such payors correspondingly increase reimbursement rates.

EFFECT OF PROPOSED LEGISLATION

    Federal and state legislators continue to consider legislation that could significantly impact Medicare, Medicaid and other government funding of healthcare costs. Initiatives currently before Congress, if enacted, would significantly reduce payments under various government programs, including, among others, payments to teaching hospitals and hospitals providing a disproportionate amount of care to indigent patients. A reduction in these payments would adversely affect operating revenues and operating margins at certain of Paracelsus' hospitals. Paracelsus is unable to predict what legislation, if any, will be enacted at the Federal and state level in the future or what effect such legislation might have on Paracelsus' financial position, results of operations or liquidity.

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
                 CHAMPION MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    CERTAIN STATEMENTS UNDER THIS CAPTION "CHAMPION MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" CONSTITUTE "FORWARD-LOOKING STATEMENTS" UNDER THE REFORM ACT. SEE "RISK FACTORS -- FORWARD-LOOKING STATEMENTS."

    The following should be read in conjunction with the Consolidated Financial Statements of Champion and the related notes thereto included elsewhere in this Proxy Statement/Prospectus.

PENDING TRANSACTIONS

    On April 12, 1996, Champion agreed to a merger in which a wholly owned subsidiary of Paracelsus will be merged into Champion resulting in Champion becoming a wholly owned subsidiary of Paracelsus. Prior to the Effective Time of the Merger, each share of Paracelsus Common Stock will be split into 66,159.426 shares of Paracelsus Common Stock. At the Effective Time, each share of Champion Common Stock and Champion Preferred Stock will then be exchanged for one and two shares, respectively, of Paracelsus Common Stock. The Merger will be accounted for using the purchase method of accounting and is subject to approvals of the stockholders and shareholder of Champion and Paracelsus, respectively.

IMPACT OF ACQUISITIONS

    Champion was formed to acquire and operate acute care and specialty hospitals. At March 31, 1996, Champion owned seven hospitals and a 50% interest in DHHS, a partnership that is operated by Champion and that owns and operates two acute care hospitals with a total of 341 beds in North Dakota under the name "Dakota Heartland Health System."

    Because of the financial impact of Champion's recent acquisitions and the formation of DHHS, it is difficult to make meaningful comparisons between Champion's financial statements for the fiscal periods presented. Furthermore, each additional hospital acquisition can have a significant impact on Champion's overall financial performance. After acquiring a hospital, Champion attempts to implement various operating efficiencies and cost-cutting strategies, including staffing adjustments. Champion may also incur significant additional costs to expand the hospital's services and improve its market position. Champion can give no assurance that these investments and other activities will result in increases in net revenue or reductions in costs at the acquired facility. Consequently, an acquired hospital may adversely affect Champion's operating results in the near term. Champion believes this effect will be mitigated as more hospitals are acquired.

RECAPITALIZATION

    Effective December 31, 1995, Champion entered into a recapitalization for the principal purpose of enhancing the value of the Champion Common Stock by reducing the complexity of Champion's capital structure and eliminating the accrual of future dividends on its outstanding preferred stock and the resulting impact on earnings per share. As a part of these transactions (i) three series of Champion's outstanding preferred stock, pursuant to their terms, were converted into Champion Common Stock, (ii) accrued dividends totaling approximately $12,614,000 on all classes of Champion's outstanding preferred stock were paid by issuing Champion Common Stock at an agreed-upon price of $7.00 per share and (iii) the holders of the remaining two series of outstanding Champion Preferred Stock agreed to waive the future accrual of preferential dividends. As a further part of these transactions, Champion issued additional shares of Champion Common Stock to all holders of its then outstanding preferred stock as consideration for the actions taken and agreed to reduce the exercise prices of one series of Champion Warrants to purchase 680,104 shares of Champion Common Stock from $5.90 to $5.25 per share and two series of Champion Warrants to purchase a total of 2,447,670 shares of Champion Common Stock from $9.00 to $7.00 per share until May 13, 1996, after which the exercise prices would revert to their prior amounts. Champion Warrant holders have the right to tender subordinated debt in lieu of cash, where applicable. As a result of the recapitalization, shares of

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
Champion Common Stock outstanding at December 31, 1995 increased from 4,262,386 to 11,868,230, and preferred shares outstanding decreased from 10,452,370 to 2,605,714. Other than for fractional shares, no cash consideration was paid under the terms of the recapitalization.

RESULTS OF OPERATIONS

    THREE MONTHS ENDED MARCH 31, 1996 COMPARED TO THE THREE MONTHS ENDED MARCH 31, 1995

    Champion had net revenue of $50,681,000 for the quarter ended March 31, 1996, compared to $28,727,000 for same period in 1995, an increase of $21,954,000, or 76.4%. The increase was due primarily to Champion's acquisition of the 200-bed SLRMC in April 1995, the acquisition of home healthcare operations in June 1995 and in January 1996, and the commencement of operations at the 101-bed Westwood Medical Center ("WMC") in October 1995. WMC replaced the 60-bed Physicians and Surgeons Hospital located in Midland, Texas ("P&S"), which Champion had acquired in 1993.

    Champion's operations are labor intensive with salaries and benefits comprising the single largest item in operating expenses. Salaries and benefits increased 72.4% to $22,006,000 for the quarter ended March 31, 1996, compared to $12,762,000 in 1995, primarily as a result of Champion's acquisition of SLRMC and the acquisition of home healthcare operations. As a percentage of net revenue, salaries and benefits were 43.4% and 44.4% for the quarters ended March 31, 1996 and 1995, respectively. The decline in salaries and benefits as a percentage of net revenue reflects Champion's ongoing efforts to implement various operating efficiencies and cost-cutting measures at its hospitals.

    The major components of other operating and administrative expenses were professional fees, taxes (other than income), insurance, utilities and other services. In absolute terms, other operating and administrative expenses increased by 76.2% to $19,232,000 for the quarter ended March 31, 1996, compared to $10,913,000 in 1995, due to Champion's acquisition of SLRMC and the start-up of WMC. However, overall other operating and administrative expenses were substantially unchanged at 37.9% and 38.0% of net revenue for the quarters ended March 31, 1996 and 1995, respectively.

    Provision for bad debts was $3,670,000 for the quarter ended March 31, 1996, or 7.4% of net patient service revenue, compared to $2,073,000, or 7.5%, for the same period in 1995.

    Interest expense increased to $4,587,000 in the first quarter of 1996, compared to $2,630,000 for the comparable period in 1995, due principally to (i) the increase in amounts outstanding under the Champion Credit Facility as a result of its acquisition of SLRMC and Jordan Valley and (ii) the issuance of the Series E Notes on June 12, 1995. The increase in interest expense was offset, in part, by a decline in the interest rate applicable to the Champion Credit Facility (a weighted average of approximately 8.71% and 9.12% for the quarters ended March 31, 1996 and 1995, respectively).

    Depreciation and amortization expense was $3,016,000 in 1996, compared to $1,532,000 in 1995, an increase of $1,484,000, or 96.9%. This increase is due primarily to Champion's acquisition of SLRMC and the completion of construction at WMC as well as Champion's ongoing capital improvement programs at its existing hospitals.

    Income before income taxes for the quarter ended March 31, 1996 includes approximately $3,973,000 attributable to Champion's equity in the earnings of DHHS, compared to approximately $1,478,000 for the same period a year earlier, or an increase of 168.8%. The increase was due to (i) a $1,535,000, or 5.9%, increase in DHHS net revenue for the quarter ended March 31, 1996, compared to the same period a year earlier, primarily as a result of an expanded and improved service mix, and (ii) a $3,175,000, or 14.1%, decrease in current period operating expenses, compared to the prior period. The reduction in operating expenses is due primarily to the elimination of duplicative services and overhead costs and reflects Champion's ongoing efforts to integrate the operations of the two hospitals that comprise DHHS.

    Champion reported net income of $1,393,000 for the quarter ended March 31, 1996, compared to net income of $177,000 for the first quarter of 1995. For the quarter ended March 31, 1996, after deducting approximately $49,000 for accretion of preferred stock issuance costs, Champion reported

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primary income per share of $0.10, compared to a loss per share of $0.31 for the quarter ended March 31, 1995. The loss for 1995 included a deduction of approximately $1,489,000 for non-cash preferred stock dividend requirements and accretion of issuance costs. On a fully diluted basis, Champion reported net income per share of $0.08 for the quarter ended March 31, 1996. Fully diluted income per share was not presented for the quarter ended March 31, 1995 due to the anti-dilutive effect of such calculation. On a pro forma basis assuming the recapitalization had occurred on January 1, 1995 both primary and fully diluted earnings per share would have been $0.02 per share for the quarter ended March 31, 1995.

    1995 COMPARED TO 1994

    Champion's net revenue was $167,520,000 for the year ended December 31, 1995, compared to $104,193,000 for 1994, an increase of $63,327,000, or 60.8%.
The increase was due primarily to hospital acquisitions in the fourth quarter of 1994 and the second quarter of 1995 (collectively, the "Champion Acquisitions"), and was offset, in part, by the contribution of Heartland to DHHS. Net revenue for 1994 included approximately $40,061,000 attributable to Heartland.

    The occupancy rate of Champion's consolidated hospitals was substantially unchanged at 38% in 1995 and 1994, due primarily to the acquisition of two psychiatric hospitals in the fourth quarter of 1994. In general, psychiatric hospitals derive a greater percentage of their revenue from inpatient services than do acute care hospitals. The occupancy rate at Champion's acute care hospitals declined to 33% in 1995 compared to 35% in 1994, due primarily to Champion's contribution of Heartland to DHHS effective December 31, 1994, and due to an industry-wide trend of decreased inpatient utilization at acute care hospitals. Champion expects this trend to continue as Medicare, Medicaid, HMOs, PPOs and other third-party payors continue to exert pressure on healthcare providers to reduce hospital stays and to provide services, when appropriate, on a less expensive outpatient basis. Heartland had an occupancy rate of 41% in 1994.

    Gross outpatient revenue increased 45.8% from $63,387,000 in 1994 to $92,392,000 in 1995. Outpatient revenue as a percentage of gross patient service revenue declined from 38.1% in 1994 to 33.9% in 1995, due to Champion's acquisition of two psychiatric hospitals in the fourth quarter of 1994. Excluding these two facilities, outpatient revenue comprised 39.5% of gross patient revenue in 1995.

    Gross patient revenue attributable to Medicare increased to 42% in 1995, compared to 39% in 1994, due to the inclusion of certain of Champion's acquisitions for the full 12-month period ended December 31, 1995. These facilities generally derived a greater portion of their gross patient revenue from the Medicare program than did the hospitals owned and consolidated by Champion for the 12 months ended December 31, 1994. Gross revenue attributable to Medicaid increased to 19% in 1995 compared to 18% in 1994, due primarily to Champion's acquisition of two psychiatric hospitals in the fourth quarter of 1994. Approximately 50% of gross patient revenue at these facilities is attributable to the Medicaid program.

    Net patient service revenue is presented in the Consolidated Statement of Operations net of the provision for contractual allowances. Such provision was 40% in 1995 and 1994. The provision for contractual allowances as a percentage of gross patient service revenue is likely to increase in the future (i) as rate increases at Champion's hospitals exceed increases, if any, in fixed reimbursement rates, (ii) from increased discounts on standard rates due to pressure from third-party payors, such as HMOs, PPOs and private insurance companies and (iii) from increased inpatient utilization by Medicare and Medicaid patients. Payments received under these programs are generally less than established billing rates. The trend toward managed care may affect hospitals' ability to maintain their current rate of net revenue growth and operating margins.

    Net  revenue  for  1995  and   1994  included  approximately  $744,000   and
$2,196,000, respectively, in interest income earned on cash balances during the year.

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
    Champion's operations are labor intensive with salaries and benefits comprising the single largest item in operating expenses. Salaries and benefits increased 75.9% to $72,188,000 in 1995, compared to $41,042,000 in 1994, as a result primarily of the Champion Acquisitions. In addition, corporate salaries increased due to the increase in hospitals, new public reporting requirements and preparation for additional acquisitions. As a percentage of net revenue, salary and benefits increased to 43.1% in 1995, compared to 39.4% in 1994. This trend is largely a result of Champion's strategy of acquiring underperforming hospitals that often incur labor and other operating costs in excess of what Champion believes is necessary for the efficient operation of a facility. Champion attempts to reduce these costs over time by implementing various operating efficiencies and cost-cutting strategies. However, Champion can give no assurance that its efforts will ultimately result in significant cost reductions at these facilities.

    The major components of other operating expenses were professional fees, taxes (other than income), insurance, utilities and other services. In absolute terms, other operating and supplies expense increased by 54.6% to $65,707,000 in 1995, compared to $42,511,000 in 1994, as a result of the Champion Acquisitions. However, overall other operating and supplies expense declined to 39.2% of net revenue in 1995, compared to 40.8% in 1994.

    Provision for bad debts was $12,016,000 in 1995, or 7.3% of net patient service revenue, compared to $7,812,000, or 7.8%, in 1994. The prior year included approximately $700,000 in charges due to problems resulting from the installation of an information management system at one facility. Excluding this charge, provision for bad debts was approximately 7.1% of net patient service revenue in 1994.

    Interest expense increased from $6,375,000 in 1994 to $13,618,000 in 1995, due principally to (i) the increase in amounts outstanding under the Champion Credit Facility as a result of its acquisition of SLRMC and funding of ongoing construction projects; (ii) the issuance of the Series D Notes on December 30, 1994 and the Series E Notes on June 12, 1995; and (iii) debt assumed and/or issued in connection with Champion's acquisition of AmeriHealth on December 6, 1994 through the AmeriHealth Merger and the acquisition of Psychiatric Healthcare Corporation ("Psychiatric Healthcare") in the fourth quarter of 1994. See "-- Liquidity and Capital Resources." Interest expense also increased due to an increase in the interest rate applicable to its senior bank credit facility (a weighted average of approximately 9.3% and 7.7% for the years ended December 31, 1995 and 1994, respectively).

    Depreciation and amortization expense was $9,290,000 in 1995, compared to $4,010,000 in 1994, an increase of $5,280,000, or 131.7%. This increase is due primarily to the Champion Acquisitions, the completion of a hospital and medical office building in Midland, Texas and an ambulatory care center in Baytown, Texas, as well as Champion's ongoing capital improvement programs at its existing hospitals.

    Champion capitalized approximately $1,462,000 and $294,000 in interest costs associated with the construction of a hospital and other medical-related facilities at December 31, 1995 and 1994, respectively. With the completion of the hospital and medical office building in Midland, Texas and the ambulatory care center in Baytown, Texas, Champion expects capitalized interest to be minimal in 1996.

    Operating income for 1995 included approximately $8,881,000 attributable to Champion's equity in the earnings of DHHS. Champion contributed Heartland to DHHS effective December 31, 1994 and accounts for its investment in DHHS under the equity method. Previously, Champion had consolidated Heartland for financial reporting purposes. Operating income for 1994 included approximately $6,201,000 attributable to Heartland.

    Champion reported net income of $2,314,000 for the year ended December 31, 1995, compared to net income of $2,243,000 for the comparable period in 1994. On a per share basis, after deducting non-cash preferred stock dividend requirements and other adjustments of $11,331,000 and $4,710,000 in 1995 and 1994, respectively, Champion reported a net loss of $2.12 per share of Champion Common

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
Stock for 1995, compared to a net loss of $1.69 per share of Champion Common Stock for 1994. The deduction to net income for 1995 included a dividend paid in Champion Common Stock to preferred stockholders of approximately $5,349,000 as part of Champion's recapitalization. Additionally, net income for 1995 included an extraordinary loss of approximately $1,118,000, or $0.26 per share, on the early extinguishment of debt. Fully diluted earnings per share was not presented for 1995 and 1994 due to the anti-dilutive effect of such calculation. On a pro forma basis, assuming the recapitalization had occurred on January 1, 1995, primary and fully diluted earnings per share would have been $0.27 and $0.19, respectively, for the year ended December 31, 1995.

    1994 COMPARED TO 1993

    Champion's net revenue was $104,193,000 for the year ended December 31, 1994, compared to $89,832,000 for 1993, an increase of $14,361,000, or 16.0%.
This increase was due primarily to the inclusion of P&S for a full year in 1994, compared to eight months in 1993 (the year P&S was acquired) and Champion's acquisition of Psychiatric Healthcare and the AmeriHealth Merger in the fourth quarter of 1994. On a same hospital basis, net revenue decreased approximately $2,550,000, or 3.2%, in 1994 due to the elimination of a psychiatric program at Baycoast Medical Center ("BMC") and a decline in outpatient surgery cases due to capacity constraints following the consolidation of the operations of GCH onto the BMC campus in December 1993.

    The average occupancy rates at Champion's hospitals declined from 40.1% in 1993 to 38.3% in 1994. This decline is consistent with the industry trend of decreased inpatient utilization at acute care hospitals and is due primarily to increased pressure from Medicare, Medicaid, HMOs, PPOs and other third-party payors to reduce hospital stays and to provide services, where possible, on a less expensive outpatient basis. Gross outpatient revenue increased 6.1% from $59,738,000 in 1993 to $63,387,000 in 1994. Outpatient revenue as a percentage of gross patient service revenue declined from 41.9% in 1993 to 38.1% in 1994, due primarily to Champion's acquisition of Psychiatric Healthcare effective October 1, 1994. In general, psychiatric hospitals derive a greater percentage of their gross revenue from inpatient services than do acute care hospitals. Exclusive of acquisitions, outpatient revenue comprised 41.3% of gross patient revenue in 1994.

    Provision for contractual allowances was 40.2% of gross patient service revenue for 1994, compared to 39.2% in 1993. This increase is consistent with industry expectations as discussed above.

    Approximately 39% of gross patient revenue was attributable to Medicare in 1994 and 1993. Gross revenue attributable to Medicaid increased to 18% in 1994 compared to 12% in 1993, due primarily to Champion's acquisition of Psychiatric Healthcare, which derives approximately 53% of its gross patient revenue from the Medicaid program, and due to a decline in revenue attributable to private and other payor sources at hospitals owned by Champion for the year ended December 31, 1994.

    Salaries and benefits increased 11.8% to $41,042,000 in 1994, compared to $36,698,000 in 1993, due primarily to the inclusion of P&S for a full year in 1994 and Champion's acquisition of Psychiatric Healthcare and the AmeriHealth Merger in the fourth quarter of 1994. As a percentage of net revenue, salary and benefits decreased to 39.4% in 1994, compared to 40.9% in 1993, as a result of Champion's ongoing efforts to improve staffing efficiencies in its acquired hospitals. For hospitals owned for the year ended December 31, 1994, salary and benefits were 37.7% of net revenues in 1994, compared to 39.4% in 1993.

    The major components of other operating expenses were professional fees, taxes (other than income), insurance, utilities and other services. Other operating and supplies expense increased by 19.2% to $42,511,000 in 1994, compared to $35,674,000 in 1993. Other operating and supplies expense increased to 40.8% of net revenue in 1994, compared to 39.7% in 1993. The increase in the percentage of net revenue is due primarily to non-capitalizable costs associated with Champion's acquisition activity.

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
    Provision for bad debts was $7,812,000 in 1994, or 7.8% of net patient service revenue, compared to $5,669,000, or 6.5%, in 1993. This 37.8% increase is due in part to the installation of a new computer system at one of Champion's hospitals that disrupted the hospital's billing procedures and accounts receivable detail. The hospital determined that approximately $700,000 in accounts receivable produced by the new system should have been charged to allowance for uncollectible accounts. Excluding this charge, provision for bad debts was approximately 7.1% of net patient service revenue in 1994.

    Depreciation and amortization expense was $4,010,000 in 1994, compared to $3,524,000 in 1993, an increase of $486,000, or 13.8%. The increase in
depreciation  and  amortization   expense  was  due   primarily  to   Champion's
acquisitions in 1994, Champion's ongoing capital improvement programs at its existing hospitals and the amortization of costs associated with Champion's issuance of the Series D Notes.

    Interest expense increased from $2,725,000 in 1993 to $6,375,000 in 1994, due principally to Champion's issuance of $37,833,000 of the Series D Notes effective December 31, 1993 and its establishment of a $20,000,000 senior bank credit facility on November 3, 1993, as well as interest expense associated with debt assumed and/or issued in the AmeriHealth Merger and the Psychiatric Healthcare acquisition. See "-- Liquidity and Capital Resources." Interest expense also increased due to an increase in the interest rate applicable to its senior bank credit facility (a weighted average of approximately 7.7% and 6.5% at December 31, 1994 and 1993, respectively).

    Champion reported net income of $2,243,000 for the year ended December 31, 1994, compared to a net loss of $12,153,000 in 1993. On a per share basis, after deducting non-cash preferred stock dividend requirements and other adjustments of $4,710,000 and $1,652,000 in 1994 and 1993, respectively, Champion reported a net loss of $1.69 per common share for 1994 compared to a net loss of $12.31 per common share for 1993.

    The net loss for the year ended December 31, 1993 included an extraordinary loss of approximately $1,230,000 (net of income tax effect of $634,000), or $1.10 per share, from the early extinguishment of debt. The net loss for 1993 also included an asset write-down of approximately $15,456,000 pursuant to Champion's decision in December 1993 to consolidate the operations of GCH onto the campus of BMC. Champion acquired GCH on September 1, 1992. The write-down was recorded in 1993 to recognize the limited alternative uses of the GCH campus. In June 1994, Champion sold the former GCH property with restrictions prohibiting its use to non-competing activities without Champion's consent.

LIQUIDITY AND CAPITAL RESOURCES

    Champion had cash and cash equivalents of $5,670,000 at March 31, 1996. Champion also had $33,351,000 available under the Champion Credit Facility, subject to certain limitations.

    Champion had a cash deficit from operations of approximately $5,566,000 for the quarter ended March 31, 1996, due primarily to working capital requirements. Cash flows from operations have not contributed significantly to Champion's liquidity in the past, due principally to its strategy of acquiring underperforming hospitals. Champion seeks to improve cash flows at its acquired facilities through the implementation of improved operating efficiencies over time. However, there can be no assurance that Champion's efforts will be successful or that these improvements, if achieved, will result in increased cash flows from operations.

    For the quarter ended March 31, 1996, Champion expended approximately $2,697,000 for routine capital expenditures and approximately $768,000 for principal payments on long-term debt and capitalized lease obligations.
Additionally, Champion borrowed approximately $18,512,000 under the Champion Credit Facility during the quarter ended March 31, 1996, primarily to finance the acquisition of Jordan Valley and to fund working capital requirements.

    Champion anticipates that existing cash, amounts available under the Champion Credit Facility and internally generated cash flows will be sufficient to fund capital expenditures, debt service and

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
working capital requirements through the foreseeable future. Champion intends to acquire additional acute care and specialty facilities, home healthcare providers and physician practices and is actively pursuing several of such acquisitions. However, depending upon the individual circumstances, Champion will likely require additional debt or equity financing as it pursues its acquisition strategy.

RECENT ACQUISITIONS AND OTHER INVESTMENTS

    On March 1, 1996, Champion acquired Jordan Valley from Columbia. Jordan Valley is a 50-bed acute care hospital located in West Jordan, Utah, a suburb of Salt Lake City. Jordan Valley was acquired in exchange for Autauga, an 85-bed acute care hospital and a 72-bed skilled nursing facility, both in Prattville, Alabama, plus preliminary cash consideration paid to Columbia of approximately $10,750,000. Cash consideration included approximately $3,750,000 for certain net working capital components, which are subject to further adjustment and final agreement by the parties and reimbursement for certain capital expenditures made previously by Columbia. The transaction did not result in a gain or loss. The Alabama facilities were acquired as a part of the AmeriHealth Merger on December 6, 1994.

    On April 13, 1995, Champion acquired SLRMC from Columbia for approximately $61,042,000, which included approximately $11,783,000 for certain working capital components, resulting in a net purchase price of approximately $49,259,000. Champion funded the asset purchase from available cash and approximately $30,000,000 in borrowings under its senior bank credit facility. SLRMC is comprised of a 200-bed tertiary care hospital and five clinics and is located in Salt Lake City, Utah.

    On December 21, 1994, a wholly owned subsidiary of Champion that owned Heartland entered into the DHHS partnership with Dakota, a not-for-profit corporation that owned a 199-bed acute care hospital, in Fargo, North Dakota. Champion and Dakota contributed their respective hospitals debt and lien free (except for capitalized lease obligations), including certain working capital components, and Champion contributed an additional $20,000,000 in cash, each in exchange for 50% ownership in the partnership. Champion will receive 55% of the net income and DCF of the partnership until such time as it has recovered on a cumulative basis an additional $10,000,000 of DCF in the form of an "excess" distribution. Because the partners through the partnership agreement and an operating agreement have delegated substantially all management of DHHS to Champion, the authority of the partnership's governing board is limited. Under the terms of the partnership agreement, Champion is obligated to advance funds to the partnership to cover any and all operating deficits of the partnership. Beginning in July 1996, Dakota has the right to require Champion to purchase its partnership interest free of debt or liens for a cash purchase price equal to
5.5 times Dakota's pro rata share of earnings before depreciation, interest, income taxes and amortization, as defined in the partnership agreement, less Dakota's pro rata share of the partnership's long-term debt. DHHS had earnings before depreciation, interest, income taxes and amortization of approximately $19,000,000 for the year ended December 31, 1995. Beginning in January 1998, the purchase price for Dakota's partnership interest shall not be less than $50,000,000. Should Dakota elect to exercise its option, Champion would likely finance the purchase through bank or other borrowings. Under the terms of the option, Champion has 12 months to consummate its obligations thereunder. As of December 31, 1995, Champion has received $825,000 in cash distributions from DHHS.

    On December 6, 1994, Champion's predecessor merged with AmeriHealth. The AmeriHealth Merger was accounted for as a recapitalization of Champion's predecessor with Champion's predecessor as the acquiror (a reverse acquisition). The common shareholders of Champion's predecessor received one share of AmeriHealth common stock for each predecessor share and the common stockholders of AmeriHealth received one share of AmeriHealth common stock for 5.70358 AmeriHealth shares, and the stockholders of AmeriHealth received a cash distribution of $0.085 per AmeriHealth common share. Additionally, Champion assumed approximately $17,700,000 in debt, resulting in a net purchase price of approximately $38,876,000. AmeriHealth owned and managed two acute care hospitals with a combined total of 265 licensed beds: Metropolitan Hospital in Richmond, Virginia with 180 beds; and Autauga Medical Center in Prattville, Alabama with 85 beds.

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
AmeriHealth also owned a 72-bed skilled nursing facility, Autauga Health Care Center, also located in Prattville, Alabama. Autauga Medical Center and Autauga Health Care Center were later exchanged for Jordan Valley as described above.

    As part of the AmeriHealth Merger, Champion assumed and extended approximately $10,000,000 principal amount of debt held by Wilmington Savings Fund Society (the "WSFS Loan") and paid approximately $7,665,000 in cash to retire $8,049,000 principal amount of AmeriHealth debt held by the Resolution Trust Corporation. Champion retired the WSFS Loan in connection with refinancing its senior bank credit facility in May 1995. See "-- Debt."

    On October 21, 1994, Champion acquired Psychiatric Healthcare, which owned two free-standing psychiatric hospitals with a combined total of 219 beds in Springfield, Missouri, and Alexandria, Louisiana. The net purchase price, including contingent consideration of $2,000,000 paid in 1995 and the assumption of approximately $14,880,000 in long-term debt, was approximately $24,600,000. Champion paid no cash to the Psychiatric Healthcare shareholders, instead issuing a combination of Champion Series D Preferred Stock and Series D Notes with detachable Champion Warrants.

    Champion acquired P&S on May 1, 1993 for approximately $5,800,000 in cash and the assumption of $1,200,000 in debt. Champion replaced P&S in the fourth quarter of 1995 with the newly constructed 101-bed WMC. Total construction cost for the new facility was approximately $39,017,000.

DEBT

    On June 12, 1995, Champion issued $35,000,000 face amount (less a discount of approximately $668,000) of Series E Notes. The Series E Notes bear interest at an annual effective rate of 11.35% (11% stated rate). Interest is payable quarterly, and the stated rate increased from 11% to 11.5% on March 31, 1996. The Series E Notes included detachable Champion Warrants for the purchase of 525,000 shares of Champion Common Stock. The Series E Notes are subject to redemption on or after December 31, 1995, at Champion's option, at prices declining from 112.5% of principal amount at December 31, 1995 to par at December 31, 2002. Additionally, there is a requirement to repurchase all outstanding Series E Notes in the event of a change in control of Champion, at the holder's option, based on a declining redemption premium ranging from 112.5% to 103% of principal. Proceeds from the issuance of Series E Notes were used to pay down approximately $31,500,000 principal amount outstanding under Champion's revolving senior bank debt with the remainder retained for general corporate purposes. The Series E Notes are uncollateralized obligations and are subordinated in right of payment to certain senior indebtedness of Champion.

    On May 31, 1995, Champion refinanced and paid a $50,000,000 senior bank credit facility obtained in November 1993 with the $100,000,000 Champion Credit Facility with Banque Paribas, as agent, AmSouth Bank of Alabama, Bank One of Texas, N.A., CoreStates Bank, N.A., and NationsBank of Texas, N.A. Amounts available under the Champion Credit Facility are subject to certain limitations, and the total amount available under the Champion Credit Facility declines to $80,000,000 on the third anniversary date. The Champion Credit Facility matures no later than March 31, 1999, and bears interest at a lender defined incremental rate plus, at Champion's option, the LIBOR or Prime rate. The incremental rate ranges from 2.5% to 3.0% with respect to the LIBOR rate option and from 1.0% to 1.5% with respect to the Prime rate option. The interest rates on the Champion Credit Facility and prior senior bank credit facility were 8.85% and 9.12%, respectively, at December 31, 1995 and 1994. Proceeds from the refinancing were used to pay approximately $48,000,000 principal amount outstanding under Champion's prior senior bank credit facility and approximately $9,533,000 principal amount of debt held by Wilmington Savings Fund Society ("WSFS"). The interest rate on the WSFS Loan was 11.5% and 10.5% at May 31, 1995 (the date of payment) and December 31, 1994, respectively. With the exception of certain assets collateralizing debt assumed in Champion's 1994 acquisition of Psychiatric Healthcare, the Champion Credit Facility is collateralized by substantially all of Champion's assets. Champion's future acquisitions and divestitures may require, in certain circumstances, consent by lenders under this agreement.

    On December 31, 1993, Champion issued $37,833,000 of Series D Notes with detachable Champion Warrants for the purchase of 1,134,990 shares of Champion Common Stock. On December 30, 1994, pursuant to commitments obtained from the original purchasers of the Series D Notes issued on December 31, 1993, Champion issued an additional $19,133,000 of Series D Notes with detachable Champion Warrants for the purchase of 573,990 shares of Champion Common Stock. No value was allocated to the Champion Warrants at the time of issuance because the interest rate on the Series D Notes was considered a market rate and the exercise price was greater than the estimated fair value of the common stock. The Series D Notes bear interest at an effective annual rate of 11%. All other terms of the Series D Notes are substantially the same as those discussed above.

    The Champion Credit Facility, Champion Notes and agreements relating to the collateralizing of certain debt referenced above contain restrictive covenants that include, among others, restrictions on additional indebtedness, the payment of dividends and other distributions, the repurchase of Common Stock and related securities under certain circumstances, and the requirement to maintain certain financial ratios. Champion was in compliance with or has obtained permanent waivers for all loan covenants to which it was subject as of December 31, 1995 and 1994.

    Pursuant to the Participants Agreement, certain terms of the Series D Notes and the Series E Notes have been amended. See "Certain Related Agreements -- Participants Agreement."

REDEEMABLE PREFERRED STOCK

    On December 31, 1993, Champion issued 1,269,144 shares of Champion Series D Preferred Stock for net proceeds of approximately $22,008,000. On December 30, 1994, pursuant to commitments obtained from the initial purchasers of Champion Series D Preferred Stock, Champion issued an additional 623,453 shares of Champion Series D Preferred Stock for net proceeds of $11,222,000. Champion also issued Champion Series D Preferred Stock in connection with the Psychiatric Healthcare acquisition.

    On December 2, 1993, Champion issued 448,811 shares of Champion Series C Preferred Stock for net proceeds of $8,033,000. On December 2, 1993, Champion issued 289,950 shares of Series BB Preferred Stock, resulting in net proceeds of $3,422,000. On December 31, 1995, all outstanding shares of Series BB were converted into Champion Common Stock as part of Champion's recapitalization.

    Champion is subject to certain credit agreements that restrict its right to pay cash dividends on Champion Common Stock and Champion Preferred Stock. Furthermore, Champion cannot pay cash dividends on Champion Common Stock without paying dividends on Champion Preferred Stock. Pursuant to the recapitalization, all accrued preferred dividends at December 31, 1995 (approximately $12,614,000) were paid by the issuance of Champion Common Stock at an agreed price of $7.00 per share, and the shares of Champion Preferred Stock do not accrue dividends.

SUBSEQUENT EVENTS

    Pursuant to the Recapitalization Agreement entered into by Champion and certain of its security holders effective December 31, 1995, Champion agreed to reduce the exercise prices of one series of Champion Warrants to purchase 680,104 shares of Champion Common Stock from $5.90 to $5.25 per share and two series of Champion Warrants to purchase a total of 2,447,670 shares of Champion Common Stock from $9.00 to $7.00 per share until May 13, 1996, after which date the exercise prices reverted to their prior amounts. As of May 13, 1996, Champion Warrants have been exercised to purchase 2,347,252 shares of Champion Common Stock, resulting in cash proceeds to Champion of approximately $8,715,000 and the tender of approximately $4,882,000 in Champion Notes and of Champion Warrants to purchase 365,616 shares of Champion Common Stock in lieu of cash.

INFLATION

    The healthcare industry is labor intensive. Wages and other expenses are subject to rapid escalation, especially during periods of inflation and when shortages occur in the marketplace. In addition, suppliers attempt to pass along increases in their costs by charging Champion higher prices. In

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
general, Champion's revenue increases through price increases or changes in reimbursement levels have not kept up with cost increases. However, by expanding services and by increasing operating efficiencies, Champion has historically been able to substantially offset increases in such costs. In light of cost-containment measures imposed by government agencies, private insurance companies and managed-care plans, Champion is likely to experience continued pressure on operating margins in the future.

RECENT PRONOUNCEMENTS

    In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," which is effective for fiscal years beginning after December 15, 1995. SFAS 123 establishes new financial accounting and reporting standards for stock-based compensation plans. Entities will be allowed to measure compensation expense for stock-based compensation under SFAS 123 or APB Opinion No. 25, "Accounting for Stock Issued to Employees." Champion has elected to continue accounting for such compensation under the provisions of APB Opinion No. 25.

    In March 1995, the Financial Accounting Standards Board issued SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS 121, which is effective for fiscal years beginning after December 15, 1995, requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Champion adoption of SFAS 121 on January 1, 1996 had no material effect on its financial statements.

                             BUSINESS OF PARACELSUS

    CERTAIN  STATEMENTS UNDER THE CAPTION "BUSINESS" CONSTITUTE "FORWARD-LOOKING
STATEMENTS"  UNDER  THE  REFORM  ACT.  SEE  "RISK  FACTORS  --   FORWARD-LOOKING
STATEMENTS."

GENERAL

    Paracelsus owns and operates 18 acute care hospitals with a total of 1,685 licensed beds in California, Utah, Tennessee, Texas, Florida, Georgia and Mississippi. Paracelsus' acute care hospitals provide a broad array of general medical and surgical services on an inpatient, outpatient and emergency basis. In addition, certain hospitals and their related facilities offer rehabilitative medicine, substance abuse treatment, psychiatric care and AIDS care. In California, Paracelsus also owns and operates three psychiatric hospitals with 218 licensed beds, four skilled nursing facilities with 232 licensed beds and a 60-bed rehabilitative hospital. In addition, Paracelsus owns and operates 11 home healthcare agencies and 16 medical office buildings adjacent to certain of its hospitals.

RECENT TRANSACTIONS

    ACQUISITION OF FHP HOSPITAL. On May 17, 1996, Paracelsus acquired the PHC Salt Lake Hospital, a 125-bed acute care hospital, including its surrounding campus, in Salt Lake City, Utah from FHP International Corp. ("FHP") for $70,000,000 in cash. Paracelsus financed the acquisition of PHC Salt Lake Hospital with borrowings under the Paracelsus Existing Credit Facility. Prior to the acquisition, the PHC Salt Lake Hospital was operated by FHP, an HMO, principally to provide care to its HMO members. Accordingly, FHP operated the PHC Salt Lake Hospital as a captive cost center for the sole benefit of FHP and not as a business managed separately for profit. In connection with the acquisition of the PHC Salt Lake Hospital, Paracelsus entered into a 15-year exclusive provider agreement (the "FHP Exclusive Provider Agreement") under which FHP will pay Paracelsus stated percentages of its monthly HMO member premiums to guarantee FHP HMO members access to inpatient care at all Paracelsus-operated hospitals in Salt Lake City, Utah, including the PHC Salt Lake Hospital. Based upon information provided to Paracelsus by FHP, as of March 31, 1996, FHP had approximately 102,000 covered lives who would be subject to the FHP Exclusive Provider Agreement. In addition, the PHC Salt Lake Hospital will continue to provide access to approximately 13,000 additional covered lives under an FHP PPO contract under which FHP will make a fee-for-service payment to Paracelsus.

    Paracelsus intends to change significantly the patient base of the PHC Salt Lake Hospital. In addition to the FHP HMO and PPO members, PHC Salt Lake Hospital will enter into contracts with other insurance carriers and managed care organizations and otherwise seek to serve the patients in its market. In addition, the PHC Salt Lake Hospital will provide reference lab services and emergency room services which are anticipated to generate additional revenues. To date, Paracelsus has entered into non-capitated provider contracts with CIGNA, United Health and Blue Cross ("other payors"). Under those contracts, based on public disclosures made by such other payors as of March 31, 1996, Paracelsus believes that the PHC Salt Lake Hospital will provide services to approximately 220,000 covered lives. As a result of the expansion and diversification of the patient base, Paracelsus anticipates that a substantially reduced portion of the PHC Salt Lake Hospital's total inpatient care will be comprised of services provided to FHP members, with additional revenues generated through admissions by independent practicing physicians and patients covered by other insurance carriers, managed care organizations and the Utah Medicaid program.

    Paracelsus believes that the PHC Salt Lake Hospital acquisition and the revenues anticipated to be received under the FHP Exclusive Provider Agreement will complement the hospitals owned by Champion and the Columbia Hospitals recently acquired by Paracelsus from Columbia. Paracelsus does not believe that the historical financial statements of PHC Salt Lake Hospital are relevant because the future operations will include services provided to the general public as compared to its previous operations as a capitive cost center, which served only FHP members. As a result, Paracelsus has concluded that the PHC Salt Lake Hospital acquisition is an acquisition of assets, rather than the

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
acquisition  of  a  business  for  which  financial  statements  and  pro  forma information would be required under applicable accounting rules of the Commission. The cost of the assets acquired were allocated to the individual assets acquired based on their relative fair market values.

    ACQUISITION OF COLUMBIA HOSPITALS.

    On May 17, 1996, Paracelsus acquired the Columbia Hospitals for consideration consisting of $38,500,000 in cash and the exchange of its Peninsula Medical Center, a 119-bed hospital located in Ormond Beach, Florida; Elmwood, a 135-bed hospital located in Jefferson, Louisiana; and Halstead, a 190-bed hospital located in Halstead, Kansas. Paracelsus also purchased the real property of Elmwood and Halstead from a REIT, exchanged the Elmwood and Halstead real property for Pioneer's real property and sold the Pioneer real property to the REIT. The acquisition was accounted for as a purchase transaction. Parcelsus financed the cash portion of the acquisition of the Columbia Hospitals from borrowings under its Credit Facility.

    OTHER TRANSACTIONS.

    On September 30, 1995, Paracelsus sold Womans Hospital in Mississippi to the facility's lessee for $17,800,000 in cash, which resulted in a gain of $9,189,000. In August 1994, Paracelsus divested the operations of Womans Hospital and entered into an operating lease agreement with the lessee which granted the lessee an option to purchase the facility. Also in August 1994, the lessee purchased land and a medical office building from Paracelsus for approximately $1,000,000. In October 1993, Paracelsus acquired the land and medical office building along with cash of $698,000 in exchange for land it held with a carrying value of $1,772,000.

    On September 5, 1995, Paracelsus acquired the real and personal property assets and inventory of Jackson County Hospital, a 44-bed acute care facility in Gainesboro, Tennessee, for $582,000 in cash. The facility is being operated by Paracelsus under the name Cumberland River Hospital -- South.

    During August 1995, in three separate transactions, Paracelsus sold the real and personal property assets and inventory of Advanced Healthcare Diagnostic Services, a mobile diagnostic imaging company, for $764,000 in cash. The sale resulted in a loss of $163,000.

    On August 1, 1995, Paracelsus purchased the accounts receivable, equipment and intangible assets of Keith Medical Group, an outpatient medical clinic located in Hollywood, California, for $2,428,000.

    On April 24, 1995, Paracelsus closed the Closed Facility due to a continuing decrease in patients. The facility's patients were transferred to Paracelsus' Orange County Community Hospital of Orange facility. In connection with the closure, Paracelsus recorded a restructuring charge of $973,000 for employee severance benefits and contract termination costs.

BUSINESS STRATEGY

    Paracelsus believes that it must actively attract managed care providers and further emphasize the provision of outpatient services and specialty programs targeted toward each of Paracelsus' local markets to remain competitive in an increasingly competitive business environment. Paracelsus has developed operating and acquisition strategies designed to achieve these objectives by positioning Paracelsus as a provider of choice for high quality, low cost services in each of the markets it serves.

OPERATING STRATEGY

    Paracelsus' principal operating objectives are to increase the operating revenues, profitability and market share of its hospitals while addressing the cost and service requirements of managed care organizations. Paracelsus' objectives are achieved through a combination of strategies, including (i) recruiting and retaining qualified physicians, (ii) expanding the existing base of services provided, (iii) introducing targeted specialty programs and services and (iv) applying financial and operational controls. Paracelsus' operating strategies are implemented through a combination of local decentralized management and strong corporate support.

    Paracelsus believes that effective recruitment and retention of qualified physicians lead to an expansion of medical and surgical services. To this end, Paracelsus' senior management team includes a senior vice president who is responsible for Paracelsus' physician recruitment and retention programs. Paracelsus targets primary care physicians locally and nationwide to join its medical staffs in order to expand the range of services offered by its hospitals, as well as to enable its physicians to act as gatekeepers for the healthcare delivery systems in each specific market. To attract and retain high quality physicians, Paracelsus provides various services to assist them in opening and operating their practices. Such services include purchasing new equipment and leasing office space in medical office buildings owned by Paracelsus adjacent to most of its hospitals.

    Paracelsus focuses on developing niche programs and new services at the local level by analyzing each market and local competition in order to determine the needs of the community it serves. Operating revenues have grown through the development of additional inpatient services such as full-service obstetrics and open-heart surgery at certain of Paracelsus' acute care hospitals. Paracelsus has also successfully targeted certain markets with growing niche programs such as AIDS care, rehabilitation units and home health services. Additionally, Paracelsus continues to emphasize its outpatient business, with outpatient gross revenues having increased from 23.1% to 30.2% of gross operating revenues from fiscal year 1991 to fiscal year 1995.

    Paracelsus has developed and implemented a continuous quality improvement program designed to assess all levels of patient care provided in its hospitals. While the basics of the program are mandated by Federal, state and Joint Commission on Accreditation of Healthcare Organizations ("JCAHO") regulations and standards, the objective of the program is to meet or exceed the mandates by focusing on hospital systems, and patient, physician and employee concerns. The quality improvement program at each hospital is managed by a multidisciplinary committee consisting of physicians, nurses, ancillary managers and administration. The committee performs peer review, monitors all functions within the hospital, identifies opportunities to improve, recommends actions and follows up on changes made to assure improvement. The committee, along with a representative from the facility administrative and quality improvement services departments, and the corporate quality improvement services department, meet regularly to address specific problems and ways to improve patient care under a "Total Quality Management System." Continual review, analysis and training provided through quality improvement programs provide patients, physicians and third party payors assurance that patient care receives the highest priority at each of Paracelsus' hospitals.

    Paracelsus employs experienced administrators, controllers and directors of nursing who have responsibility for carrying out the strategic plan at each of its hospitals. Incentive compensation programs are offered to reward local managers who achieve established financial and operational goals. Further, Paracelsus provides each local management team with significant corporate support. This corporate support includes central purchasing, management information systems, marketing and public relations, personnel management, risk management, capital formation and patient care quality assurance and control.

    Paracelsus' standardized management information systems provide accurate clinical and financial data for use by hospital staff, physicians and corporate management. In addition, Paracelsus closely monitors departmental staffing and has established staffing level targets for each hospital measured by the number of full time equivalent employees per occupied hospital bed. Paracelsus reviews compliance with these staffing targets on a monthly basis. Paracelsus also reviews patient length of stay, service utilization, cash flow, accounts receivable collection, inventory levels and outside purchases. To reduce the cost of supplies, Paracelsus has entered into national purchasing contracts. Paracelsus believes its current cost structure will enable it to continue to compete effectively in each of its current markets.

ACQUISITION STRATEGY

    Paracelsus   is  actively  negotiating   to  acquire  additional  healthcare
facilities, principally general acute care hospitals. Due to the nature of various contingencies that are normally associated with

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
proceeding to consummation of an acquisition, such as satisfactory due diligence investigations and regulatory and governing body approvals, whether or not Paracelsus executes either a non-binding or binding letter of intent or even a definitive agreement, there is no assurance that an acquisition will occur. Whether or not and to what extent Paracelsus discloses the status of any pending acquisition is dependent upon a number of factors, including the nature and status of the contractual relationship, any unique need for confidentiality, the nature and type of governing body approvals, the nature of and concern for regulatory approvals, financing contingencies, specific operational and due diligence concerns and whether other potential purchasers are competing to purchase the facility. Paracelsus is presently unable to conclude whether any potential acquisition currently under consideration is more likely than not to occur.

    Paracelsus actively seeks to expand its base of operations by acquiring acute care hospital facilities. Hospitals for acquisition are characterized by limited local competition, favorable government payment rates, strong demographic trends and, in the case of facilities that will be leased rather than purchased, favorable lease rates and low initial capital costs. Paracelsus generally seeks to acquire medium to large hospitals (i.e., hospitals with at least 100 licensed beds) located outside of highly competitive major metropolitan areas. However, Paracelsus also considers whether a given acquisition candidate is a strong institution in its market or enjoys particular advantages in a specialized area of medical practice.

    Upon acquiring a hospital, Paracelsus takes immediate steps to enhance the operating performance and profitability of the hospital. One important objective is to increase its presence in the particular market, which, for non-urban hospitals, often means minimizing the out-migration of patients and physicians to larger tertiary, urban hospitals. This is achieved by broadening and improving the level and quality of patient care, intensive physician recruitment and retention programs, development of targeted acute care and specialized services not currently provided and implementation of quality assurance programs focused on continual clinical review of the care provided to each patient. A second important objective is the implementation of Paracelsus' operating and financial control policies. Paracelsus endeavors to enhance an acquired hospital's operating margins through (i) effective rationalization and scheduling of staffing levels, (ii) conversion to Paracelsus' national purchasing contracts, (iii) ensuring accurate and timely patient admission, billing and collection procedures, (iv) negotiating managed care contracts and
(v) controlling overall operating expenses. Paracelsus' company-wide management information systems are implemented to ensure consistency and standardization of reporting and to expedite the flow of financial and clinical information to hospital and corporate end-users.

    The primary objective of Paracelsus' acquisition strategy is to achieve geographic diversification of its operations by purchasing facilities in areas where local demographics indicate a growing need for patient care and in which the facility can become a leading provider of healthcare services. After excluding the net gain on sale of facilities and the restructuring and unusual charges, approximately 8.2% of Paracelsus' fiscal 1995 EBITDA (earnings before interest, taxes, depreciation, and amortization) was derived from its hospitals in the Los Angeles metropolitan area as compared to 23.2% in fiscal 1994. Paracelsus' goal is to continue to decrease this percentage. Paracelsus adopted this objective because of the competitive and overbedded Southern California environment and attractive opportunities in other states.

    Another objective of Paracelsus' acquisition strategy is to take advantage of opportunities to enhance its competitive position in its existing markets. On September 5, 1995, Paracelsus acquired Jackson County Hospital, a 44-bed acute care facility. Paracelsus is operating the facility under the name of Cumberland River Hospital -- South, which is located in the same patient service area as another of Paracelsus' hospitals, Cumberland River Hospital -- North.

    On June 30, 1994, Paracelsus assumed an operating lease of the real and personal property assets of Chico Rehabilitation Hospital, a 60-bed rehabilitation hospital located in Chico, California. The hospital is located in the same geographic service area as another of Paracelsus' hospitals, Chico

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
Community Hospital. Paracelsus believes the ability to offer a broader range of services through both of these facilities will enable Paracelsus to more effectively compete for managed care contracts and to secure the patient base available in these existing geographic areas.

    Another objective of Paracelsus is to maintain and expand its business by acquiring strategic physician practices. This was the case when Paracelsus purchased on August 1, 1995, the accounts receivable, equipment and intangible assets of Keith Medical Group, an outpatient medical clinic located in Hollywood, California for $2,428,000.

OPERATIONS

    ACUTE CARE HOSPITALS. Each of Paracelsus' medical/surgical hospitals provides medical and surgical services generally available in acute care hospitals of similar size. All 22 of Paracelsus' acute care, psychiatric and rehabilitative hospitals are managed on a day-to-day basis by an administrator selected by Paracelsus. At each facility, the hospital's medical staff, under the supervision of the hospital's board of directors, is delegated direct responsibility for the medical, professional and ethical practices at that hospital.

    JOINT VENTURES. Paracelsus owns a majority interest in five physician joint ventures. One of the joint ventures leases and operates a hospital. Three of the joint ventures have nonexclusive use of space and equipment in certain hospitals which they use to provide specialized medical and/or surgical services to patients. One of the joint ventures owns, maintains and operates two medical office buildings. In all cases, the minority interests in the joint ventures are either held by a physician or a group of physicians or a corporation or partnership owned by a physician or a group of physicians. In fiscal year 1995, the joint ventures generated an aggregate of $3,881,000 of income before income taxes, of which $2,015,000 was paid out to the holders of the minority interests in the joint ventures.

    MEDICAL OFFICE BUILDINGS. Paracelsus owns, leases and manages medical office buildings located adjacent to certain of its hospitals. Paracelsus' management believes that operating a medical office building adjacent to a hospital attracts additional physicians to the hospital's medical staff and therefore contributes significantly to patient admissions at the hospital facility.

    SKILLED NURSING FACILITIES. Paracelsus operates four skilled nursing facilities in Northern California, which accounted for 2.0% of Paracelsus' gross operating revenues in fiscal 1995. Skilled nursing care services consist of 24-hour nursing care, principally to the elderly, by registered or licensed practical nurses and related medical services prescribed by the patient's physician. The following table sets forth the name, location and number of licensed beds for each of the skilled nursing facilities owned or leased and operated by Paracelsus.

                                                                    LICENSED
LICENSED FACILITY (1)                                LOCATION         BEDS
CALIFORNIA
Lafayette Convalescent Hospital                  Lafayette                 52
Oak Park Convalescent Hospital                   Pleasant Hill             51
Rheem Valley Convalescent Hospital (2)           Rheem Valley              49
University Convalescent Hospital                 Menlo Park                80
                                                                          ---
  Total Licensed Beds                                                     232
                                                                          ---
                                                                          ---

- ------------------------
(1) All facilities acquired on February 1, 1981.

(2) Leased by Paracelsus.

    An important element of Paracelsus' skilled nursing facility strategy is to provide inpatient and outpatient rehabilitative service to patients who do not require the services of an acute care hospital. Rehabilitative services consist of physical, speech and occupational therapies designed to aid the patient's recovery and to enable the patient to resume normal activities. Although rehabilitative services by themselves do not account for a significant portion of Paracelsus' operating revenues, such services are relatively more profitable than other nursing services typically offered at skilled nursing facilities. These services have aided in attracting private pay and Medicare patients. Although Paracelsus plans to retain operation of its skilled nursing facilities, Paracelsus currently does not intend to acquire additional skilled nursing facilities.

SELECTED OPERATING STATISTICS
    The  following table  sets forth  operating statistics  of Paracelsus' acute
care,  psychiatric  and  rehabilitative  hospitals  for  each  of  the   periods
indicated.

                                                                                                        SIX MONTHS
                                                          FISCAL YEARS ENDED SEPTEMBER 30,            ENDED MARCH 31,
                                                         -----------------------------------       ---------------------
                                                          1993          1994          1995          1995          1996
Number of hospitals at period-end.................            22            22            22            22            21
Licensed beds at period-end.......................         2,066         2,015         1,988         2,015         1,869
Admissions........................................        45,018        52,951        49,622        25,314        25,985
Adjusted admissions (1)...........................        62,233        73,445        71,097        35,796        37,198
Average length of stay (days).....................           6.1           6.1           5.9           6.0           5.8
Patient days......................................       273,250       320,369       292,357       152,283       149,528
Adjusted patient days (2).........................       377,727       444,362       418,880       214,916       214,053
Occupancy rate (3)................................         42.9%         42.6%         40.3%         41.5%         41.3%
Surgeries.........................................        30,552        32,082        28,291        14,402        13,138
Outpatient visits (4).............................       510,772       686,388       923,446       419,214       546,768
Gross outpatient revenues as a percentage of gross
 operating revenues...............................         26.5%         29.8%         30.2%         29.1%         30.1%

- ------------------------
(1) Total admissions for the period multiplied by the ratio of total patient revenue divided by total inpatient revenue.

(2) Total patient days for the period multiplied by the ratio of total patient revenue divided by total inpatient revenue.

(3) Average daily census for the period divided by licensed beds.

(4) Includes emergency room and home health agency visits.

SOURCES OF REVENUE

    Paracelsus receives payment for services rendered to patients from private insurers, the Federal government under the Medicare program, state governments under their respective Medicaid programs and directly from patients.

    The table below shows the approximate percentages of gross operating revenues derived by Paracelsus' hospitals from Medicare, Medicaid and private insurance or other revenue sources for each of the periods indicated.

                                                 FISCAL YEARS ENDED SEPTEMBER 30,            SIX MONTHS
                                                                                          ENDED MARCH 31,
                                               -------------------------------------  ------------------------
                                                  1993         1994         1995         1995         1996
Medicare.....................................       38.5%        41.4%        45.4%        45.0%        46.8%
Medicaid.....................................       10.3%        10.5%        11.1%        10.7%        13.0%
Private insurance and other..................       51.2%        48.1%        43.5%        44.3%        40.2%

MEDICAL STAFF AND EMPLOYEES

    At March 31, 1996, approximately 2,394 licensed physicians were members of the medical staffs of Paracelsus' 18 acute care, three psychiatric and one rehabilitation hospitals. Many of these professionals also serve on the staffs of other nearby hospitals. Approximately 218 physicians were under contract with Paracelsus' hospitals at March 31, 1996, primarily to staff emergency rooms, to provide ancillary services and to serve in other support capacities. Paracelsus had approximately 6,970 employees at March 31, 1996, of which approximately 1,300 were covered by collective bargaining agreements.

    Hollywood Community Hospital, Lancaster Community Hospital, Chico Community Hospital and University Convalescent Hospital are Paracelsus' only facilities with employees represented by unions. Paracelsus believes that its relationship with employees is satisfactory.

COMPETITION

    The competition for patients among hospitals and other healthcare providers has intensified in recent years as hospital occupancy rates have declined. This decline is attributable to several factors, including cost containment pressures, changing medical technology, changing government regulations and utilization management. Such factors have prompted new competitive strategies by hospitals and other healthcare providers. Among these strategies is an increasing emphasis on outpatient healthcare delivery procedures (E.G., outpatient surgery, diagnostic centers and home healthcare), which tend to eliminate or reduce the length of hospital stays.

    Paracelsus believes that one of the most significant factors in the competitive position of a hospital is the number and quality of the physicians affiliated with the hospital, because physicians determine the majority of hospital admissions. Although physicians may at any time terminate their affiliation with a hospital operated by Paracelsus, Paracelsus seeks to retain physicians of varied specialties on its hospitals' medical staffs and to attract other qualified physicians. Paracelsus believes that physicians refer patients to a hospital primarily on the basis of the quality of services it renders to patients and physicians, the quality of other physicians on the medical staff, the location of the hospital and the quality of the hospital's facilities, equipment and employees. However, physicians affiliated with certain managed care providers may be precluded from utilizing Paracelsus' facilities for their patients, or referring patients to doctors using Paracelsus' facilities, if the facility or referred doctors are not currently contracting with such managed care providers.

    The competitive position of a hospital is also affected by its management's ability to negotiate service contracts with purchasers of group healthcare services, including employers, PPOs and HMOs. PPOs and HMOs attempt to direct and control the use of hospital services through "managed care" programs and to obtain discounts from hospitals' established charges, and, in return, hospitals acquire access to a large number of potential patients. In addition, employers and traditional health insurers are increasingly interested in containing costs through negotiations with hospitals for managed care programs and discounts from established charges. Of importance to a hospital's competitive position is its ability to obtain contracts with PPOs and HMOs and other organizations that finance healthcare. Managed care providers are increasingly contracting with hospitals or networks of hospitals that can provide a full range of services in a particular market. Accordingly, Paracelsus is attempting to join or establish hospital networks and to increase services to compete for contracts in such markets.

    Paracelsus believes that it is able to compete effectively in its markets in part because of the advantages of chain ownership (such as the pooling of managerial talent), its cost awareness and control expertise, its extensive experience in the California marketplace (especially with managed care providers) and its strategies to establish niche services and to target profitable payor groups.

LIABILITY INSURANCE

    Paracelsus is self-insured for the first $500,000 per occurrence of general and professional liability risks occurring after October 1, 1987 and the first $250,000 per occurrence of workers' compensation liability risks occurring after October 1, 1992. Paracelsus formed Hospital Assurance Company, Ltd., a wholly owned subsidiary, in order to insure the general and professional and workers' compensation risks beginning October 1, 1992. In addition, Paracelsus owns approximately 10% of Hospital Underwriters Group, which insures the first $2.5 million per occurrence of claims in excess of $500,000, and reinsures amounts over $3.0 million per occurrence with unrelated third-party commercial insurance carriers, up to $100 million per occurrence.

REGULATION AND OTHER FACTORS

    All hospitals are subject to compliance with various Federal, state and local statutes, regulations and ordinances, and receive periodic inspection by state and local licensing agencies, as well as by nongovernmental organizations acting under contract or pursuant to Federal law, to review compliance with standards of medical care, and requirements concerning facilities, equipment, staffing, cleanliness and related matters. Paracelsus' hospitals must comply with the licensing requirements of state and local health agencies, as well as the requirements of municipal building codes, health codes and local fire departments. All Paracelsus' hospitals have obtained the licenses which Paracelsus believes are necessary under applicable law for the operation of the hospitals. In addition, all of Paracelsus' hospitals are presently accredited by the JCAHO, except for two rural hospitals in the Southeast region, which are surveyed annually by state regulatory authorities.

    In recent years, many states have enacted legislation regulating the establishment or expansion of hospital facilities and services. In certain states, prior to the construction of new hospitals, the expansion of old hospitals or the introduction of certain new services in existing hospitals, Paracelsus must obtain a CON by demonstrating to either state or local authorities, or both, that it is in compliance with plans adopted by such authorities, or receive an exemption from CON requirements by demonstrating that the project is covered by statutory and regulatory exemption provisions. This requirement can increase the cost (in time and money) of a project, and may affect the feasibility of some projects. Of the seven states in which Paracelsus operates, a CON is required only in Florida, Georgia, Mississippi and Tennessee.

MEDICARE PROGRAM -- GENERAL

    The Medicare program is a Federal healthcare program created by the Social Security Act Amendments of 1965. Each of Paracelsus' hospitals is certified as a provider of services under the Medicare program. Revenues attributable to Medicare patients represented 45% and 46% of Paracelsus' historical gross operating revenues in fiscal 1995 and in the six months ended March 31, 1996, respectively. The Medicare program has changed significantly during the past several years, and these changes have had and will continue to have a significant effect on Paracelsus' hospitals. In addition, the requirements for certification in the Medicare program are subject to change, and, in order to remain qualified for the program, it may be necessary for Paracelsus to make changes from time to time in its facilities, equipment, personnel and services. Although Paracelsus intends to continue its participation in the Medicare program, there is no assurance that it will continue to qualify for participation.

    Pursuant to the Social Security Act Amendments of 1983 and subsequent budget reconciliations and modifications, Congress adopted a prospective payment system ("PPS") under which a hospital is paid a predetermined amount for each Medicare Inpatient discharge depending on the patient's diagnosis and related procedures. Generally, under the PPS, if the costs of meeting the health needs of the patient are greater than the predetermined payment rate, the hospital must absorb the loss. Conversely, if the cost of the services provided is less than the predetermined payment, the hospital retains the difference.

    Recent legislation has reduced projected increases for Medicare payments to providers for hospital outpatient services. The payment rate for hospital outpatient surgery and hospital radiology services is limited to a blend of 42% of reasonable costs and 58% of Medicare's prospective rates. The payment rate for other outpatient diagnostic services is limited to a blend of 50% of reasonable costs and 50% of the prospective rates. Furthermore, studies are currently in process at the Health Care Financing Administration ("HCFA") that propose converting payment for all outpatient services (including home health services), inpatient psychiatric services and skilled nursing care to a prospective payment system. Congress is presently considering further significant reductions in projected increases in Medicare payments to providers. The financial effect of these changes may have a negative impact on the Company, although the exact method of implementing these reductions and whether a prospective payment system for outpatient services or inpatient psychiatric and home health services and skilled nursing care will be adopted are not yet known.

    The Omnibus Budget Reconciliation Act of 1990 ("OBRA 1990") reduced projected increases in Medicare payments to providers by approximately $35 billion in fiscal years 1991 through 1995. A portion of these reductions include reductions in increases in "Diagnosis Related Group" payments for inpatient services during each of fiscal years 1991 through 1995, reductions in payments for outpatient hospital and surgical services, and reimbursement of both inpatient and outpatient capital-related costs at the rate of 85% in fiscal year 1991 and 90% during fiscal years 1992 through 1995 (as described in the next paragraph below). The payment rate for hospital outpatient surgery was changed from a blend of 50% of reasonable costs and 50% of the prospective Ambulatory Surgery Center ("ASC") rate to 42% of reasonable cost and 58% of the prospective ASC rate.

    Prior to 1988, Medicare reimbursed hospitals for 100% of their share of capital related costs, which included depreciation, interest, taxes and insurance related to plant and equipment for inpatient hospital services. The reimbursed rate was reduced thereafter to 85% of costs. Federal regulations effective October 1, 1991 created a PPS for inpatient capital costs to be phased in over a 10-year transition period from a hospital-based rate to a fully Federal payment rate or a per-case rate. Such a method of capital cost payment could have a material adverse effect on the operating revenues of Paracelsus.

    Pursuant to OBRA 1990, Congress revised the Gramm-Rudman budget and sequestration process and established a "pay-as-you-go" system for entitlement programs, including Medicare. Legislation increasing entitlements and/or reducing revenues must be deficit-neutral, I.E., it must pay for itself by a reduction in entitlement spending elsewhere or additional revenues. Legislation violating the pay-as-you-go principle would trigger a sequestration of entitlement program funds in the same amount that such legislation added to the deficit. Up to a maximum of 4% of Medicare program funds would be included among those sequestered. Medicaid program funds, however, continue to be exempt from sequestration. Payment reductions under the revised sequestration process were not implemented in fiscal years 1993, 1994 or 1995. If implemented in future years, these reductions could have a material adverse effect on Paracelsus' operating revenues. However, because the actual amount of the reduction for any fiscal year may vary according to the Federal deficit, the financial impact of the revised process on Paracelsus cannot be predicted.

    The Medicare program makes additional payments to those healthcare providers that serve a disproportionate share of low income patients. The qualification and funding for disproportionate share payments can vary by fiscal year. Disproportionate share payments for future years could vary significantly from historical payments.

    Within   the  statutory  framework  of   the  Medicare  program,  there  are
substantial areas subject to administrative rulings, interpretations and discretion that may affect payments made under the program. In addition, the Federal government might, in the future, reduce the funds available for, or require more stringent utilization of, hospital facilities, either of which could have a material adverse effect on Paracelsus' future income.

MEDICAID PROGRAM

    Medicaid (Title XIX of the Social Security Act) is a program of medical assistance that is administered by each state. Each of Paracelsus' hospitals is certified for participation in the various state Medicaid programs, although not all of Paracelsus' hospitals have chosen to participate. In fiscal 1995, Paracelsus derived 11.1% of its hospital gross operating revenues from Medicaid programs. Payment for inpatient services varies by state, but a majority of states pays either a fixed, predetermined daily rate or a fixed payment for each type of service.

    The Medicaid program also makes additional payments to those healthcare providers that serve a disproportionate share of low income patients. The methodology used to determine qualification and funding will vary by state. The qualification and funding for disproportionate share payments can vary by fiscal year. Disproportionate share payments for future years could vary significantly from historical payments.

    In California, the Medicaid program is known as Medi-Cal. To be certified for Medi-Cal participation, California hospitals must contract with the state for Medi-Cal reimbursement. Such contracts are intended to reduce the state's overall cost of providing Medi-Cal services. Of Paracelsus' California hospitals, currently four have applied for and been awarded such contracts. Paracelsus' or management believes that, for those hospitals not participating in Medi-Cal, payment received in the Medi-Cal program would not cover the cost of providing service to eligible patients.

HOSPITAL INSPECTIONS AND REVIEWS

    JCAHO regularly conducts an on-site review and inspection of every hospital seeking to obtain or maintain its accreditation. Hospitals accredited by JCAHO are deemed to be in compliance with the standards for participation in the Medicare program, although Medicare can conduct its own compliance reviews.

    During fiscal 1995, three Paracelsus facilities had full JCAHO reviews. All such facilities maintained accreditation. In addition to JCAHO inspections and inspections conducted by certain state and local regulatory authorities, the HCFA, generally in response to specific complaints from patients but also occasionally on a random basis, causes hospitals participating in the Medicare program to be inspected. In fiscal 1995, two facilities had state regulatory surveys, some of which may have been done on behalf of the HCFA, and both of those facilities remained eligible to participate in the Medicare program.

REGULATORY COMPLIANCE

    The operation of healthcare facilities is subject to Federal, state and local regulations. Facilities are subject to periodic inspection by state licensing agencies to determine whether the standards of medical care provided therein comply with licensing standards. Paracelsus believes that all of its healthcare facilities are in substantial compliance with such Federal, state and local regulations and licensing requirements.

OTHER FEDERAL STATUTES AND REGULATIONS

    Effective January 1, 1995, the so-called Stark II law bars physicians from referring Medicare and Medicaid patients to 11 designated health services in which the physicians have an investment or compensation arrangement. The HCFA has not set a target date for proposing the Stark II regulations, but it finally issued the so-called Stark I regulations on August 14, 1995. (Stark I bans physicians from referring Medicare and Medicaid patients to clinical laboratories in which they have a financial interest). The HCFA has stated that the Stark I regulations will also be applicable to Stark II.

    The HCFA plans to require healthcare entities, including hospitals, to sign a declaration form in which they promise not to bill Medicare for patients referred by a physician who has a prohibited financial relationship with the entity. The HCFA will keep those forms on file. Physicians who own an interest in a designated health service will also be asked to sign a declaration form saying they will not refer Medicare patients to that service. The entity will keep the physician forms on file, and the HCFA will check to see that entities are keeping the forms.

    In addition, the Antifraud Amendments provide criminal penalties for individuals or entities participating in the Medicare or Medicaid programs who knowingly and willfully offer, pay, solicit, or receive remuneration in order to induce referrals for items or services reimbursed under such programs. In addition to felony criminal penalties, the Social Security Act also establishes the intermediate sanction of excluding violators from Medicare or Medicaid participation. The HHS has promulgated regulations that define certain Safe Harbors for arrangements that would not violate the Antifraud Amendments. Any venture that meets all the conditions of an applicable safe harbor will be exempt both from prosecution and exclusion under the Antifraud Amendments.

    None of Paracelsus' joint ventures with physician investors falls within any of the defined Safe Harbors. The fact that the terms of a venture do not satisfy applicable Safe Harbor criteria, however, does not mean that the venture is illegal but does mean that the venture may be subject to review. Under Paracelsus' joint venture arrangements, physician investors are not and will not be under any obligation to refer or admit their patients, including Medicare or Medicaid beneficiaries, to receive services at Paracelsus facilities, nor are distributions to those physician investors contingent upon or calculated with reference to referral by the physician investors. On the basis thereof, Paracelsus' management does not believe the ownership of interests in or receipt of distributions from Paracelsus' joint ventures would be construed to be knowing and willful payments to the physician investors to induce them to refer patients in violation of the Antifraud Amendments. There can be no assurances, however, that government officials charged with responsibility for enforcing the prohibitions of the Antifraud Amendments will not assert that one or more of Paracelsus' joint ventures are in violation of the Antifraud Amendments. To date, none of Paracelsus' current joint ventures have been reviewed by any governmental authority for compliance with the Antifraud Amendments.

STATE STATUTES AND REGULATIONS

    Each of the states in which Paracelsus does business has a state medical practice act that prohibits unprofessional conduct of physicians, including failure to conform to the ethical standards of the profession. A physician who is found to have violated a state medical practice act may be subject to disciplinary action up to and including loss of the physician's license to practice medicine. Certain states as well as Federal regulations require disclosure by physicians of an investment interest in a facility to which the physician refers, and most state medical associations require such disclosure to meet ethical standards. Moreover, the American Medical Association's ethical opinions generally proscribe as unprofessional any conduct or transaction by a physician that places the physician's own financial interest above the welfare of the physician's patients or results in the provision of unnecessary services or overutilization of services or facilities. The ethical opinions also require that a physician disclose any ownership interest to his or her patient prior to referral.

    Certain states in which Paracelsus operates also have laws that prohibit payments to physicians for patient referrals. These statutes may involve criminal as well as civil penalties which may impact the operations at Paracelsus' facilities. The scope of these laws is broad, and little precedent exists for their interpretation or enforcement. Paracelsus monitors developments in this area of law and will from time to time determine what steps are necessary to ensure that patients at its facilities receive required disclosures, and it will, accordingly, revise disclosure requirements for its facilities and for physician limited partners as necessary.

    Some states have also enacted their own version of Stark II prohibiting physician ownership in designated health services. Although Paracelsus believes that its joint ventures have been structured to comply with all applicable Federal and state laws, no assurance can be given that the ventures will not be reviewed and challenged by enforcement authorities empowered to do so or that the ventures, if challenged, would prevail. No documents or agreements have been challenged by any regulatory authorities alleging that distributions to any joint venture's partners violate any governmental or ethical prohibitions against illegal remuneration arrangements, kickbacks, commissions, bonuses or rebates.

ENVIRONMENTAL MATTERS

    Paracelsus is subject to various Federal, state and local statutes and ordinances regulating the discharge of materials into the environment. Paracelsus' management does not believe that Paracelsus will be required to expend any material amounts in order to comply with these laws and regulations or that compliance will materially affect its capital expenditures, earnings or competitive position.

HEALTHCARE REFORM LEGISLATION

    Federal and state legislators continue to consider legislation that could significantly impact Medicare, Medicaid and other government funding of healthcare costs. Initiatives currently before Congress, if enacted, would significantly reduce payments under various government programs, including, among others, payments to disproportionate share and teaching hospitals. A reduction in these payments would adversely affect net revenue and operating margins at certain of Paracelsus hospitals. Paracelsus is unable to predict what legislation, if any, will be enacted at the Federal and state level in the future or what effect such legislation might have on Paracelsus' financial position, results of operations or liquidity.

PROPERTIES

    The following table sets forth the name, location, type of facility, date of acquisition and number of licensed beds for each of Paracelsus' hospitals:

                                                                                              DATE OF     LICENSED
LICENSED FACILITY                                        LOCATION        TYPE OF FACILITY   ACQUISITION     BEDS
CALIFORNIA
Bellwood General Hospital                           Bellflower           Acute care            2/08/82           85
Chico Community Hospital                            Chico                Acute care            4/28/85          123
Chico Community Rehabilitation Hospital (1)         Chico                Rehabilitative        6/30/94           60
Hollywood Community Hospital of Hollywood           Los Angeles          Acute care           12/22/82          100
Hollywood Community Hospital of Van Nuys            Van Nuys             Psychiatric          11/01/82           59
Lancaster Community Hospital                        Lancaster            Acute care            2/01/81          131
Los Angeles Community Hospital                      Los Angeles          Acute care            8/08/83          136
Monrovia Community Hospital (2)                     Monrovia             Acute care            2/01/81           49
Norwalk Community Hospital                          Norwalk              Acute care            2/01/81           50
Orange County Community Hospital of Orange          Orange               Psychiatric          11/01/91          104
Orange County Hospital of Buena Park (3)            Buena Park           Psychiatric           2/01/81           55
UTAH
Davis Hospital and Medical Center                   Layton               Acute care            5/17/96          120
PHC Salt Lake Regional Medical Center               Salt Lake City       Acute care            5/17/96          125
Pioneer Valley Hospital (1)                         West Valley City     Acute care            5/17/96          139
TENNESSEE
Cumberland River Hospital North (1)                 Celina               Acute care           10/01/85           36
Cumberland River Hospital South                     Gainesboro           Acute care            9/05/95           44
Fentress County General Hospital                    Jamestown            Acute care           10/01/85           84
Bledsoe County Hospital (1)                         Pikeville            Acute care           10/01/85           32
TEXAS
The Medical Center of Mesquite                      Mesquite             Acute care           10/01/90          176
FLORIDA
Santa Rosa Medical Center (1)                       Milton               Acute care            5/17/96          129
GEORGIA
Flint River Community Hospital (1)                  Montezuma            Acute care            1/01/86           50
MISSISSIPPI
Senatobia Community Hospital (1)                    Senatobia            Acute care            1/01/86           76
                                                                                                              -----
  Total Licensed Beds                                                                                         1,963
                                                                                                              -----
                                                                                                              -----

- ------------------------
(1) Hospital facility is leased.

(2) Monrovia Community Hospital is operated as a joint venture with a physician investor. Paracelsus owns a 51.0% interest in this joint venture.

(3) Orange County Hospital of Buena Park is owned subject to a mortgage securing borrowings in the amount of $283,473 as of March 31, 1996.

LITIGATION

    During March 1996, Paracelsus settled two lawsuits in connection with the operation of its psychiatric programs. Paracelsus recognized a charge for settlement costs totaling $22.4 million in the six months ended March 31, 1996 which consisted of settlement payments, legal fees and the write off of certain psychiatric accounts receivables. Paracelsus did not admit liability in either case but resolved the disputes through the settlements in order to reestablish a business relationship and/or avoid further legal costs in connection with the disputes. Paracelsus and the plaintiff insurance company have reestablished their business relationship. See "Paracelsus Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Summary -- Paracelsus Healthcare Corporation Summary Historical Consolidated Financial and Operating Data."

    Paracelsus is subject to claims and suits in the ordinary course of business, including those arising from care and treatment afforded at Paracelsus' acute care, psychiatric and rehabilitative hospitals and skilled nursing facilities, and maintains insurance and, where appropriate, reserves with respect to the possible liability arising from such claims. Paracelsus believes that the ultimate resolution of the proceedings presently pending against Paracelsus (or any of its subsidiaries) will not have a material adverse effect on Paracelsus' consolidated financial position or results of operations. See "The Merger -- Certain Litigation."

                              BUSINESS OF CHAMPION

    CERTAIN STATEMENTS UNDER THIS CAPTION "BUSINESS" CONSTITUTE "FORWARD-LOOKING
STATEMENTS"   UNDER  THE  REFORM  ACT.  SEE  "RISK  FACTORS  --  FORWARD-LOOKING
STATEMENTS."

GENERAL

    Champion owns and operates five acute care hospitals with a total of 722 licensed beds in Utah, Texas and Virginia and owns a 50% interest in, and operates, DHHS, a partnership that owns two additional acute care hospitals with a total of 341 licensed beds in North Dakota. Champion's acute care hospitals generally offer the same types of services provided by Paracelsus' acute care hospitals. Champion also owns and operates two psychiatric hospitals with a total of 219 licensed beds in Missouri and Louisiana.

RECENT ACQUISITIONS

    On April 13, 1995, Champion acquired SLRMC from Columbia for approximately $61,042,000, which included approximately $11,783,000 for certain working capital components, resulting in a net purchase price of approximately $49,259,000. SLRMC is comprised of a 200-bed tertiary care hospital and five clinics and is located in Salt Lake City, Utah.

    On March 1, 1996, Champion acquired, from Columbia Jordan Valley Hospital, a 50-bed acute care hospital located in West Jordan, Utah, a suburb of Salt Lake City. Champion acquired Jordan Valley in exchange for Autauga Medical Center, an 85-bed acute care hospital and a 72-bed skilled nursing facility, plus preliminary cash consideration paid to Columbia of $10,750,000. The cash consideration included $3,750,000 for certain net working capital components, which are subject to adjustment and final settlement by the parties, and reimbursement of certain capital expenditures made previously by the seller. The transaction did not result in a gain or loss. The Autauga facilities were acquired as part of Champion's acquisition of AmeriHealth on December 6, 1994, through the AmeriHealth Merger.

PENDING ACQUISITIONS

    Champion is actively negotiating to acquire additional healthcare facilities, principally general acute care hospitals. Due to the nature of various contingencies that are normally associated with proceeding to consummation of an acquisition, such as satisfactory due diligence investigations and regulatory and governing body approvals, Champion's execution of either a non-binding or binding letter of intent or even a definitive agreement is no assurance that an acquisition will occur. Whether or not and to what extent Champion discloses the status of any pending acquisition is dependent upon a number of factors, including the nature and status of the contractual relationship, any unique need for confidentiality, the nature and type of governing body approvals, the nature of and concern for regulatory approvals, financing contingencies, specific operational and due diligence concerns, and whether other potential purchasers are competing for the facility. Champion is presently unable to conclude whether any potential acquisition currently under consideration is more likely than not to occur.

SOURCES OF REVENUE

    Champion's revenues depend on the level of inpatient census at its hospitals, the volume of outpatient services at its hospitals and outpatient facilities, the acuity of patients' conditions and charges for services. The increase in gross inpatient revenue in 1995, compared to 1994, is due primarily to Champion's acquisition of two psychiatric hospitals in the fourth quarter of 1994, which derive a greater percentage of their gross patient revenue from inpatient services than do acute care hospitals. The approximate percentages of gross patient revenue for inpatient and outpatient services for Champion and DHHS for the periods indicated were as follows:

                                                                                                THREE MONTHS ENDED MARCH
                                                                                                          31,
                                                        YEARS ENDED DECEMBER 31,                ------------------------
                                           ---------------------------------------------------   CONSOLIDATED HOSPITALS
                                                  CONSOLIDATED HOSPITALS              DHHS
                                              1993         1994         1995          1995         1995         1996
Inpatient services.......................         58%          62%          66%           65%          74%          66%
Outpatient services......................         42%          38%          34%           35%          26%          34%


                                                     DHHS
                                              1995         1996
Inpatient services.......................         66%          64%
Outpatient services......................         34%          36%

PAYMENT MIX

    Champion receives payment for services rendered to patients from the Federal government under the Medicare program, state governments under their respective Medicaid programs, PPOs, HMOs, other private insurers and directly from patients. See "-- Reimbursement." The approximate percentages of Champion's and DHHS' gross patient revenue from these sources for the periods indicated were as follows:

                                                                                                THREE MONTHS ENDED MARCH
                                                                                                          31,
                                                        YEARS ENDED DECEMBER 31,                ------------------------
                                           ---------------------------------------------------   CONSOLIDATED HOSPITALS
                                                  CONSOLIDATED HOSPITALS              DHHS
                                              1993         1994         1995          1995         1995         1996
Medicare.................................         39%          39%          42%           46%          42%          40%
Medicaid.................................         12%          18%          19%            9%          23%          18%
All other payors.........................         49%          43%          39%           45%          35%          42%


                                                     DHHS
                                              1995         1996
Medicare.................................         45%          46%
Medicaid.................................          9%           9%
All other payors.........................         46%          45%

BED UTILIZATION AND OCCUPANCY RATES

    The following table summarizes selected operating statistics for the hospitals owned by Champion and DHHS during the periods indicated:

                                                                                      THREE MONTHS ENDED MARCH 31,
                                            YEARS ENDED DECEMBER 31,           ------------------------------------------
                                   ------------------------------------------      CONSOLIDATED
                                       CONSOLIDATED HOSPITALS         DHHS          HOSPITALS                DHHS
                                   1993 (1)   1994 (1)     1995       1995       1995       1996       1995       1996
Number of hospitals at
 period-end......................          3          7          7          2          6          7          2          2
Licensed beds at period-end......        359        877        976        341        735        941        341        341
Admissions.......................      9,026     10,556     17,530     10,096      3,402      5,085      2,667      2,319
Adjusted admissions (2)..........     15,522     17,037     25,731     12,177      4,594      7,677      4,058      3,602
Patient days.....................     50,309     65,693    123,525     55,476     29,603     32,644     14,106     13,456
Outpatient visits................     81,221     95,979    189,790    126,211     31,966     56,069     30,701     27,989
Surgery cases....................      9,911      9,990     10,981      9,769      1,556      3,285      2,435      2,155
Deliveries.......................      1,233      1,262      2,112      1,449        148        809        339        300
Average length of stay (days):
  All beds.......................        5.6        6.2        7.0        5.5        8.7        6.4        5.3        5.8
  Medical-surgical...............        4.2        4.2        4.4        4.4        5.2        4.3        4.4        4.6
  Psychiatric....................       11.1       13.8       13.5        9.6       14.1       12.3        9.1        8.1
Occupancy rate...................         40%        38%        38%        45%        45%        37%        46%        43%

- ------------------------
(l) Includes 142 licensed beds at Heartland Medical Center, which Champion contributed to DHHS effective December 31, 1994. Champion accounts for its interest in DHHS under the equity method. Prior to contribution, Heartland Medical Center was wholly owned by Champion and consolidated in Champion's Consolidated Statement of Operations.

(2) Total admissions for the period multiplied by the ratio of total patient revenue divided by total inpatient revenue.

PROPERTIES

    Champion leases approximately 32,500 square feet for its principal executive office space at 515 West Greens Road, Suite 800, Houston, Texas 77067 pursuant to a lease agreement that expires in 2003.

    The following table sets forth the name, location and number of licensed beds of hospitals that Champion owns or has a partnership interest. The number of licensed beds represents the maximum number of beds permitted in the facility under its state license; accordingly, the number of available beds may be less than that of licensed beds.

                                                                   TYPE OF                          LICENSED
STATE                                 NAME                         FACILITY         LOCATION          BEDS
Utah               Salt Lake Regional Medical Center            Acute Care      Salt Lake City            200
Utah               Jordan Valley Hospital (1)                   Acute Care      West Jordan                50
Texas              BayCoast Medical Center                      Acute Care      Baytown                   191
Texas              Westwood Medical Center (2)                  Acute Care      Midland                   101
Virginia           Metropolitan Hospital (3)                    Acute Care      Richmond                  180
Missouri           Lakeland Regional Hospital                   Psychiatric     Springfield               149
Louisiana          Crossroads Regional Hospital                 Psychiatric     Alexandria                 70
North Dakota       Dakota Heartland Health System (4)           Acute Care      Fargo                     341
                                                                                                        -----
                     Total licensed beds                                                                1,282
                                                                                                        -----
                                                                                                        -----

- ------------------------
(1) On March 1, 1996, Champion acquired Jordan Valley, a 50-bed general acute care hospital located in West Jordan, Utah, in exchange for Autauga, plus preliminary additional cash consideration paid to the seller of $10,750,000.

(2) This newly constructed facility replaced P&S, a 60-bed general acute care hospital located in Midland, Texas, in the fourth quarter of 1995.

(3) Champion owns an 89.0% general partnership interest in a limited partnership that owns the hospital.

(4) Champion owns a 50.0% interest in and operates DHHS, a partnership that owns two hospitals.

    Some of these facilities are subject to mortgages, and substantially all of Champion's assets are pledged as collateral for long-term debt. Champion owns or leases medical office buildings and clinics adjoining or near certain of its hospitals. Champion believes that all of these properties are suitable for their intended purposes.

MEDICAL STAFF AND EMPLOYEES

    As of March 31, 1996, Champion had approximately 1,683 full-time employees and 669 part-time employees at its majority-owned hospitals. In addition, approximately 701 physicians were active members of the medical staffs of Champion's hospitals, many of whom also serve on the staffs of competing hospitals. Approximately 48 physicians were under contract with Champion's hospitals, primarily to staff emergency rooms and serve in support capacities. None of Champion's employees is covered by a collective bargaining agreement.

    As of March 31, 1996, DHHS had approximately 867 full-time employees and 574 part-time employees. Approximately 174 physicians were active members of the medical staff, many of whom also serve on the staffs of competing hospitals, and approximately 25 physicians were under contract to staff the emergency room and serve in support capacities. None of DHHS's employees is covered by a collective bargaining agreement.

    Champion has a decentralized management structure. Each hospital is run by its own chief executive officer and chief financial officer who are responsible for day-to-day operations. Incentive compensation programs have been implemented to reward such managers for accomplishing established goals. Champion employs corporate staff to provide services such as human resource management, reimbursement, finance, technical accounting support, purchasing, legal and tax services. Financial control is maintained through fiscal and accounting policies that are established at the corporate level for use at the hospitals.

    Champion is subject to the Federal minimum wage and hour laws and maintains various employee benefit plans. Labor relations at Champion's facilities have been satisfactory. Although Champion currently is not experiencing a shortage of nursing personnel, the availability of nursing personnel fluctuates from year to year, and Champion cannot predict the degree to which it will be affected by the future availability and cost of nursing personnel.

COMPETITION

    The competition for patients among hospitals and other health care providers has intensified in recent years as hospital occupancy rates have declined. This decline is attributable to several factors, including cost containment pressures, changing medical technology, changing government regulations and utilization management. Such factors have prompted new competitive strategies by hospitals and other healthcare providers. Among these strategies is an increasing emphasis on outpatient healthcare delivery procedures (E.G., outpatient surgery, diagnostic centers and home healthcare), which tend to eliminate or reduce the length of hospital stays. In addition, consolidation of hospital chains and affiliations among hospitals have increased, with the result that payors are increasingly contracting with these entities to provide exclusive healthcare services to its members within a geographic area. Such contracts, with the resulting greater number of possible patients, often permit more competitive pricing and other services relative to hospitals that are not a part of such group.

    Champion competes with one or more hospitals and other alternative healthcare providers in each of the markets it serves. Certain of Champion's competitors have greater financial resources, are better equipped and offer a broader range of services than Champion's hospitals. Additionally, governmental and tax-exempt hospitals benefit from endowments, charitable contributions and tax-exempt financing, all of which are not available to Champion.

    In the opinion of Champion's management, one of the most significant factors in the competitive position of a hospital is the number and quality of physicians affiliated with that hospital, because physicians determine the majority of hospital admissions. Champion's management believes that physicians refer patients to a hospital primarily on the basis of the quality of services it renders to patients and physicians, the quality of the other physicians on the medical staff, the location of the hospital and the quality of the hospital's facilities, equipment and employees. Champion strives to maintain high ethical and professional standards and high quality facilities, equipment, employees and services for physicians and their patients.

    The competitive position of a hospital is also affected by its management's ability to negotiate service contracts with purchasers of group healthcare services, including employers, PPOs and HMOs. PPOs and HMOs attempt to direct and control the use of hospital services through "managed care" programs and to obtain discounts from hospitals' established charges and, in return, hospitals acquire access to a large number of potential patients. In addition, employers and traditional health insurers are increasingly interested in containing costs through negotiations with hospitals for managed care programs and discounts from established charges. In geographic areas where these organizations have established themselves as a significant presence in their markets, the failure of a hospital to obtain managed care provider contracts could negatively impact that hospital's volume of patients and revenues and therefore could have an adverse impact on Champion's results of operations and cash flow. Champion attempts to mitigate this risk by seeking to position each of its facilities as a low cost provider of high quality services in the market it serves and by ensuring that its acute care facilities, when practical, offer obstetrical services. Champion believes that both of these factors are important in attracting managed care provider contracts.

    The aforementioned trends have resulted in significant consolidation in the healthcare industry over the past decade and many hospitals have closed. Champion believes that continuing cost containment pressures will lead to a continued increase in managed care and future consolidation in the hospital industry.

REGULATION AND OTHER FACTORS

    Healthcare operations are subject to Federal, state and local government regulations regarding condition and adequacy of the facility, its equipment, personnel and standards of medical care. Healthcare facilities must also comply with the licensing requirements of the Federal, state and local health agencies as well as the requirements of building codes, health codes and local fire codes. Champion's facilities are properly licensed under appropriate state laws and are certified under the Medicare Program. Champion believes that its facilities are in substantial compliance with all current applicable laws and regulations governing its healthcare operations. The existing laws and regulations covering Champion's healthcare facilities are subject to change and, in order to remain in compliance, Champion may be required to effect changes in its facilities, equipment, personnel and services. Although Champion intends to continue its licensing and qualifications, there is no assurance that its hospitals will be able to comply in the future.

    UTILIZATION REVIEW. Federal regulations provide that admissions to and utilization of facilities by Medicare and Medicaid patients must be reviewed in order to ensure efficient utilization of facilities and services. Such reviews are performed by federally funded agencies known as Peer Review Organizations ("PROs"). Federal law requires a PRO to review the need for hospitalization and utilization of hospital services and to set standards for patient care. A PRO may conduct such review either prospectively or retrospectively and may, as appropriate, deny admission of a patient or payment for services provided to a patient. In addition to PRO reviews, Champion's own quality assurance programs in each of its hospitals provide for utilization review and retrospective patient care evaluation.

    CERTIFICATE OF NEED. The construction of new facilities, the acquisition of existing facilities, and the addition of new beds or services may be reviewable by state regulatory agencies under a CON program. Champion operates hospitals in some states that require approval under a CON program. Such laws generally require appropriate state agency determination of public need and approval prior to beds or services being added, or a related capital amount being spent. Failure to obtain necessary state approval can result in the inability to complete an acquisition or change of ownership, the imposition of civil or, in some cases, criminal sanctions, the inability to receive Medicare or Medicaid reimbursement or the revocation of a facility's license. Champion has not experienced, and does not expect to experience, any material adverse effects from state CON requirements or from the imposition, elimination or relaxation of such requirements. Currently, only Champion's hospitals in Virginia, Missouri and Louisiana are subject to CON laws.

HEALTHCARE REFORM

    Healthcare, as one of the largest industries in the United States, continues to attract much legislative interest and public attention. Federal and state legislators continue to consider legislation that could significantly impact Medicare, Medicaid and other government funding of healthcare costs. Initiatives currently before Congress, if enacted, would significantly reduce payments under various government programs, including, among others, payments to disproportionate share and teaching hospitals. A reduction in these payments would adversely affect net revenue and operating margins at certain of Champion's hospitals. Champion is unable to predict what legislation, if any, will be enacted at the Federal and state level in the future or what effect such legislation might have on Champion's financial position, results of operations or liquidity.

REIMBURSEMENT

    GENERAL. A significant portion of Champion's revenues is derived from patients covered by government-sponsored and other contractual programs. Payments under these programs are based on cost, a negotiated rate, or a predetermined rate based upon the diagnosis of the patient's condition, plus, in some programs, capital costs and/or certain other adjustments. Revenues from such programs are presented based on established billing rates less allowances and estimated adjustments for patients covered by such programs. Revenues from such programs are subject to audit and final settlement.

    The principal sources of Champion's contractual payments are Medicare, Medicaid, Blue Cross and private insurance programs (including PPOs and HMOs). All of Champion's hospitals are certified as providers of Medicare and Medicaid and participate to varying degrees in other reimbursement programs. Amounts received from Medicare, Medicaid, Blue Cross, HMOs and PPOs are generally less than the hospital's established charges for the services covered. Patients are generally not responsible for any difference between established hospital charges and amounts paid under these programs for such services, except to the extent of any exclusions or deductible and co-payment features of their coverage.

    MEDICARE -- ELIGIBILITY. The Social Security Act of 1965 enacted the Medicare program designed to provide health services to the aged. Medicare Part A provides health insurance benefits for covered hospital and related healthcare services to most persons who are: 65 years old and are entitled to monthly Social Security retirement or survivor benefits; the disabled; and persons with end-stage renal disease. Medicare Part B provides voluntary supplemental medical benefits covering primarily outpatient and physician care costs for covered persons.

    MEDICARE -- OPERATING COST REIMBURSEMENT. Under PPS, the Secretary of HHS has established fixed payment amounts per discharge for categories of hospital treatment, commonly known as diagnosis related groups, or "DRGs". Separate DRG rates have been established for each individual hospital participating in the Medicare program. As a general rule under PPS, if a facility's costs of providing care for the patient are less than the predetermined DRG rate, the facility retains the difference. Conversely, if the facility's costs of providing the necessary service are more than the predetermined rate, the facility must absorb the loss. Because DRG rates are based upon a statistically normal distribution of severity, patients falling outside the normal distribution are afforded additional payments and defined as "outliers." All of Champion's general acute care hospitals are reimbursed through the PPS system. Champion's two psychiatric hospitals are reimbursed at the lower of their Medicare allowable costs or their target rate under the Tax Equalization Fairness Reform Act plus capital costs.

    MEDICARE -- CAPITAL RELATED COST REIMBURSEMENT. For cost reporting periods prior to October 1, 1991, payments under the Medicare program for capital related costs were made on a reasonable cost basis. Reasonable capital costs generally include depreciation, rent and lease expense, capital interest, property taxes, insurance related to the physical plant, fixed equipment and movable equipment. Effective with the cost reporting period that began on October 1, 1991, hospitals paid under PPS for operating costs were required to be reimbursed for capital costs on a prospective basis. A ten-year transition period was established for the phasing-in of the capital PPS. Under the transition period rules, hospitals are paid on a fully prospective methodology, a hold-harmless method or at the Federal standard rate, dependent upon certain criteria. Beginning with cost reporting periods on or after October 1, 2001, at the end of the transition period, all hospitals are to be paid at the Federal rate. Four of Champion's hospitals are paid based on the hold-harmless method. Champion believes that the change in capital cost reimbursement from a reasonable cost basis to a PPS basis will not have a material impact on Champion's financial condition or results of operations.

    MEDICARE -- OUTPATIENT SERVICES REIMBURSEMENT. Medicare payments for certain outpatient surgery services are based upon the lower of (i) a percentage of hospital costs, (ii) a percentage of customary charges or (iii) a prospective payment rate based upon the hospital's historical costs and the rates paid by Medicare for similar procedures performed in freestanding surgical centers. Outpatient radiology and imaging services are paid at the lower of (i) reasonable costs, (ii) customary charges or (iii) a blend of costs and adjusted physician charges. Champion's level of reimbursement for outpatient services has decreased as a result of these changes, and Champion expects its percentage of reimbursed cost for such services to decrease further. The extent of such decrease will be dependent upon rate changes and the volume of such outpatient services rendered to Medicare program patients.

    MEDICAID.     Medicaid   is  a  Federal-state   medical  assistance  program
administered by the states that provides hospital assistance to certain individuals defined as "medically indigent." A number of states also utilize a prospective payment system or have established a program to negotiate payment levels at individual hospitals for their state Medicaid programs.

    MEDICARE AND MEDICAID -- COMMON ISSUES. The Medicare and Medicaid programs are subject to statutory and regulatory changes. Also, significant portions of the programs are subject to administrative rulings, interpretations, governmental funding restrictions and requirements for utilization and quality review. Such matters may significantly reduce payments made under either or both programs to Champion's hospitals. Any of these actions could adversely affect Champion's financial condition and results of operations. Because the requirements for certification under Medicare, Medicaid and similar reimbursement programs are subject to change, it may be necessary for Champion to make changes in its services, equipment, facilities and personnel to remain qualified for such programs.

    Annual cost reports required under these programs are subject to audit which may result in adjustments to the amounts originally estimated to be due Champion under these reimbursement programs. (Since the inception of the DRG form of payments, however, the amount of reimbursement potentially affected by audit has substantially decreased.) Such audits are conducted or overseen by the HCFA. These audits often require several years to reach the final determination of amounts earned under the programs. Champion believes that adequate provision has been made for any material retroactive adjustments that might result from such audits.

    The Social Security Act provides criminal penalties for individuals or entities that knowingly and willfully offer, pay, solicit or receive remuneration in order to induce business reimbursed under the Medicare or Medicaid programs. The statute on its face is very broad, covering kickbacks, bribes and rebates made directly or indirectly, overtly or covertly, in cash or in kind. In addition, prohibited conduct includes remuneration intended to induce the purchasing, leasing, ordering or arranging for any good, facility, service or item paid for by Medicare or Medicaid programs. Violation of the statute can lead to exclusion from participation in the Medicare and Medicaid programs.

    Because of concerns by healthcare providers that many relatively innocuous, or even beneficial, commercial arrangements are technically violative of this statute (and are, therefore, subject to potential criminal prosecution), Congress directed that regulations be promulgated to specify those payment practices that will not violate the statute. The final regulations include safe harbor criteria for leasing, purchasing and ordering arrangements. Such arrangements do not constitute illegal remuneration so long as all of the criteria set forth in the safe harbors are met. The fact that the specifics of a leasing, purchasing or ordering arrangement do not squarely fall within all of the applicable safe harbor criteria does not mean, however, that the practice is necessarily illegal.

    Various "anti-kickback" and "self-referral" Federal and state legislative and regulatory programs have been enacted, and others are currently under consideration. Although Champion believes that it is in compliance with each of these enacted programs, it is unable to predict the interpretation of the existing program, the enactment of new programs or the form in which such new programs may be enacted, and, accordingly, it is unable to assess their effect on its business.

    BLUE CROSS, PRIVATE INSURANCE CARRIERS, HMOS AND PPOS. Blue Cross is a healthcare financing program that provides its subscribers with hospital benefits through numerous independent organizations that vary from state to state. Pursuant to contracts, local Blue Cross organizations pay Champion's hospitals directly on a basis agreed to by each hospital and Blue Cross. Other private insurance carriers reimburse their policy holders or make direct payments to Champion's hospitals on the basis of the particular hospital's established charges and the coverage provided for within the insurance policies. HMOs provide prepaid physician, hospital, and other health care services either directly or through contracts with providers. A PPO is an organization which arranges favorable terms and discounts for services from healthcare providers on behalf of insurance companies, self-insured employers and other third-party payors.

PROFESSIONAL LIABILITY

    As is typical in the healthcare industry, Champion is subject to claims and legal actions by patients and others in the ordinary course of business.
Champion and its subsidiaries maintain a program of insurance that Champion believes is adequate to cover such liability. In the opinion of Champion's management, the ultimate resolution of any currently pending claims or legal actions will not have a material adverse effect on Champion's consolidated financial position, results of operations or liquidity.

ACCREDITATION AND REVIEWS

    All of Champion's hospitals are accredited by JCAHO, including Champion's newly constructed hospital in Midland, Texas, which received its provisional accreditation in the first quarter of 1996. JCAHO regularly conducts an on-site review and inspection of every hospital seeking to obtain or maintain its accreditation. Hospitals accredited by JCAHO are deemed to be in compliance with the standards for participation in the Medicare program, although Medicare can conduct its own compliance reviews.

ENVIRONMENTAL MATTERS

    Champion is subject to various Federal, state, and local statutes and ordinances regulating the discharge of materials into the environment. Champion believes that its hospitals are currently in compliance in all material respects with applicable Federal, state and local statutes and ordinances regulating the discharge of materials into the environment. Prior to the acquisition of its existing hospitals, Champion obtains or reviews environmental reports. Champion's management does not believe that Champion will be required to expend any material amounts in order to comply with these laws and regulations or that compliance will materially affect its capital expenditures, earnings or competitive position.

LITIGATION

    Given the nature and kind of business in which Champion is engaged, it is not unusual for Champion to be subject to various claims, charges or litigation relating to professional services, contractual relations, property ownership, or employee relations. Amounts initially claimed in such litigation may be substantial but may not bear any reasonable relationship to the merits of the claim or the true financial exposure of Champion. In the opinion of management, the ultimate resolution of such pending legal proceedings will not have a material adverse effect on Champion's consolidated financial position, results of operations or liquidity. See "The Merger -- Certain Litigation."

                 MANAGEMENT OF PARACELSUS FOLLOWING THE MERGER

DIRECTORS AND EXECUTIVE OFFICERS OF PARACELSUS AFTER THE EFFECTIVE TIME

    The following table sets forth certain information with respect to those individuals who are expected to serve as directors and executive officers of Paracelsus immediately following the Effective Time:

              NAME                    AGE                       PROJECTED POSITION WITH THE COMPANY
Dr. Manfred G. Krukemeyer             34      Chairman of the Board
R.J. Messenger                        51      Vice Chairman of the Board and Chief Executive Officer
Charles R. Miller                     57      President, Chief Operating Officer and Director
James G. VanDevender                  48      Executive Vice President, Chief Financial Officer and Director
Ronald R. Patterson                   54      Executive Vice President and President, Healthcare Operations
Robert C. Joyner                      49      Senior Vice President, Secretary and General Counsel
David R. Topper                       48      Senior Vice President, Development
George Asbell                         47      Senior Vice President, Operations
W. Warren Wilkey                      51      Senior Vice President, Operations
Michael M. Brooks                     47      Senior Vice President, Acquisitions
James T. Rush                         49      Senior Vice President
Lawrence A. Humphrey                  40      Senior Vice President, Corporate Finance
Michael D. Hofmann                    56      Director
Christian A. Lange                    57      Director
James A. Conroy                       35      Director
Angelo R. Mozilo                      57      Director
Daryl J. White                        48      Director

    Dr. Krukemeyer, a German medical doctor, has been a director of Paracelsus since its inception in January 1981, and Chairman of the Paracelsus Board since the death of his father, Dr. Hartmut Krukemeyer, Paracelsus' founder and previous Chairman of the Board, in May 1994. Dr. Krukemeyer was Vice Chairman of the Board from November 1983 until May 1994. Dr. Krukemeyer is also the Chief Executive Officer and sole shareholder of Paracelsus Klinik Osnabruck, which owns and operates 37 hospitals ranging in size from 100 to 400 beds in Germany, England and Switzerland. Dr. Krukemeyer is a graduate of the University of Vienna School of Medicine and practiced medicine in Europe before assuming full time business responsibilities in 1992.

    Mr. Messenger joined Paracelsus in March 1984, as President, Chief Operating Officer and Secretary of Paracelsus. He was promoted to Chief Executive Officer in 1992. Mr. Messenger has been a director since joining Paracelsus in 1984. Prior to joining Paracelsus, Mr. Messenger was the Regional Vice President of the National Medical Enterprises, Inc. ("NME") (now Tenet Healthcare) Southwestern and Eastern regions, and the Senior Vice President, Acquisitions and Development/ Hospital Group, where he was responsible for all acquisitions and development projects on a national basis. Mr. Messenger has over 27 years of experience in the hospital industry. Mr. Messenger serves on the Board of Directors of the Federation of American Health Systems, the California Hospital Association and the Health Resources Institute, Inc. Mr. Messenger also serves as an advisory member on the Board of Directors of Liberty Mutual Insurance Company and on the Board of Councilors of the University of Southern California ("USC"). Mr. Messenger received a BS degree in Industrial Engineering in 1967 and a Masters degree in Healthcare Administration in 1969, both from USC.

    Mr. Miller has been the Chairman, President and Chief Executive Officer of Champion since its founding in February 1990. Mr. Miller has over 37 years of experience in the hospital industry. In 1981, he co-founded Republic Health Corporation ("Republic"), serving as President and a director of the company. In less than three years, Republic had revenues of $540 million and was the fifth largest publicly-held hospital management company, owning 23 acute hospitals, 20 psychiatric and substance abuse facilities and managing 18 hospitals and 3 specialty units. In 1986, Republic was acquired in a leveraged buy-out for $800 million. Mr. Miller, who declined to participate in the leveraged buy-out of Republic, resigned as an officer and director of Republic in 1986. After leaving Republic, Mr. Miller and Mr. Brooks acquired in 1987 a general acute care hospital in El Paso, Texas and subsequently sold that facility in late 1988. During 1989, Mr. Miller did limited healthcare consulting and developed the business plan for Champion. Prior to co-founding Republic, Mr. Miller was employed for seven years by Hospital Affiliates International ("HAI"). Mr. Miller received a BBA in Personnel Management from Texas Tech University in 1968 and a Masters degree in Public Health Administration from the University of Texas in 1974.

    Mr. VanDevender has been the Executive Vice President, Chief Financial Officer, Secretary and Director of Champion since its formation in February 1990. Mr. VanDevender has approximately 24 years of experience in the hospital industry, including management positions in accounting and finance at the hospital level, and senior executive positions in accounting, finance, acquisitions and development and operations at the corporate level of multi-hospital companies. Mr. VanDevender was employed with Republic from 1981 until 1987 and was a Senior Vice President primarily responsible for Republic's acquisition and development function. Before joining Republic, Mr. VanDevender was employed for four years by HAI. From 1987 until 1990, Mr. VanDevender pursued private investments. He received his undergraduate degree in Accounting from Mississippi State University in 1970.

    Mr. Patterson has been Executive Vice President and Chief Operating Officer of Champion since 1994 after joining Champion in 1992 as Senior Vice President
- -- Operations. Mr. Patterson has 26 years of experience in the healthcare industry. His operational responsibilities have included community hospitals, large university teaching hospitals, psychiatric hospitals, contract management of hospitals and specialty units and mobile diagnostic services. Prior to joining Champion, he was a Senior Vice President with Harris Methodist Health System, a Fort Worth, Texas not-for-profit healthcare system from 1990 until 1991. From 1988 until 1990, Mr. Patterson did private turnaround management consulting in the healthcare industry. From 1982 to 1988, Mr. Patterson was employed by Republic, serving initially as an Operations Vice President and subsequently as Senior Vice President with responsibility for a major operating division. From 1975 to 1981, Mr. Patterson was employed in various management positions by HAI. Mr. Patterson is a Fellow in the American College of Health Care Executives. He received his undergraduate degree from the University of Houston in 1965 and a Masters degree in Health Care Administration from Trinity University in 1973.

    Mr. Joyner joined Paracelsus as Vice President, Corporate Counsel and Assistant Secretary in 1986. Prior to joining Paracelsus, Mr. Joyner served as Senior Vice President and Assistant General Counsel for NME. Mr. Joyner is a member of the California and Florida Bars, has practiced law since 1972 and has approximately 20 years of experience in the healthcare industry. In addition to his responsibilites as General Counsel he is responsible for the Paracelsus departments of Human Resources and Insurance and Risk Management. Mr. Joyner graduated with a BSBA degree in 1969 and a JD in 1972, both from the University of Florida.

    Mr. Topper joined Paracelsus in February 1981, and in January 1985 became its Vice President, Development. He was promoted to Senior Vice President in 1993. Prior to joining Paracelsus, Mr. Topper was with Community Psychiatric Centers in various senior management positions.

    Mr. Asbell joined Paracelsus in September 1985 as Senior Financial Officer for the Eastern Region. He was promoted to Regional Vice President, Operations and Development in 1988 and served in that capacity until 1995 when he was promoted to Senior Vice President, Operations. He is responsible for all hospital operations of Paracelsus. Prior to joining Paracelsus, Mr. Asbell served for five years in various capacities with American Medical International.

    Mr.  Wilkey joined Champion in 1995 and  has served as Senior Vice President
- -- Market Operations of Champion since February 1996. From January 1995 to January 1996, Mr. Wilkey served as Vice President, Operations. Mr. Wilkey has approximately 26 years of experience in the healthcare industry, including group hospital operations, hospital administration and ancillary service management. For the six years prior to joining Champion, Mr. Wilkey was a Vice President and Director of Group Operations for Epic Healthcare Group, a publicly-held hospital ownership and management company.

    Mr. Brooks has served as Senior Vice President -- Development since February 1996, and Senior Vice President -- Operations Controller/Administration of Champion since January 1992. From 1989 until 1992, Mr. Brooks did private consulting within the healthcare industry and was associated with Champion in this capacity from February 1991 to December 1991.

    Mr. Rush joined Paracelsus as Vice President, Finance and Chief Financial Officer in February 1985. Prior to joining Paracelsus, Mr. Rush was the Senior Vice President and Chief Financial Officer for over eight years at Summit Health Ltd., a healthcare company similar in size and operations to Paracelsus. Mr. Rush is a Certified Public Accountant.

    Mr. Humphrey has served as Senior Vice President -- Corporate Finance of Champion since February 1996 and prior to that as Vice President of Operations
- --Finance of Champion. Prior to joining Champion in September 1993, Mr. Humphrey worked for NME from 1981. Mr. Humphrey has over 15 years of experience in
healthcare  finance  and  operations.  Mr.   Humphrey  is  a  Certified   Public
Accountant.

    Mr. Hofmann has been a director of Paracelsus since 1983. He has been an international consultant in finance and banking, with his own consulting practices in London, England and Fribourg, Switzerland for more than the last five years. In addition, between 1990 and 1992 Mr. Hofmann was Chief Executive Officer of Swiss Bank Corporation in Germany.

    Mr. Lange has been a director of Paracelsus since 1983. He has been President of European Investors, Inc. since 1983, and has served as Chairman of the Board of European Investors Corporate Finance, Inc. Prior to 1983, he was a senior executive with Friedrich Flick Industrieverwaltung KgaA of Dusseldorf, Germany.

    Mr. Conroy has been a general partner of OGP Partners, L.P., the general partner of The Olympus Private Placement Fund, L.P. ("Olympus"), since 1990. Mr. Conroy is also a general partner of OGP II, L.P., the general partner of Olympus Growth Fund II, L.P. Olympus invests in growth companies, acquisitions and restructurings through the purchase of private equity and equity-linked securities.

    Mr. Mozilo has been President of Countrywide Mortgage Inc. since its inception in 1985 and a director since October 1987. He is co-founder of Countrywide Credit Industries, Inc. and has been Vice Chairman of the Board of Directors and Executive Vice President since its formation in March 1969. Mr. Mozilo has served since 1978 as President of Countrywide Home Loans, Inc.

    Mr. White has been Chairman of Pinnacle Micro, Inc. since May 1986. He was Senior Vice President, Finance and Chief Financial Officer for Compaq Computer Corp. ("Compaq") from May 1989 to May 1996. He joined Compaq in January 1983 as Director of Information Management and was named Corporate Controller in May 1984, Vice President and Corporate Controller in January 1986 and Vice President, Finance and Chief Financial Officer in October 1988.

NEW PARACELSUS BOARD

    At the Effective Time, the authorized number of directors on the New Paracelsus Board will be nine. After the Effective Time, the New Paracelsus Board will be divided into three classes, as nearly equal in number as possible, with the initial term of office of Class I directors to expire at the 1997 annual meeting of shareholders, the initial term of office of Class II directors to expire at the 1998 annual meeting of shareholders and the initial term of office of Class III directors to expire at the 1999 annual meeting of shareholders, with each class of directors to hold office until their successors have been duly elected and qualified.

    The Class III directors will be Dr. Krukemeyer and Messrs. Messenger and Miller. The Class II directors will be Messrs. VanDevender, Lange and one Independent Director. The Class I directors will be Messrs. Conroy, Hofmann and one Independent Director. As contemplated by the Shareholder Agreement, Dr. Krukemeyer and Messrs. Messenger, Lange and Hofmann will each be the initial representatives of the Paracelsus Shareholder and Messrs Conroy, Mozilo and White will each be the initial Independent Directors. After the Effective Time, the Shareholder Agreement, the Paracelsus Articles and the Parcelsus Bylaws will provide that the New Paracelsus Board may be enlarged by up to three additional Independent Directors if the beneficial ownership of Paracelsus Common Stock of the Paracelsus Shareholder falls below certain levels. See "Certain Related Agreements -- Shareholder Agreement."

COMMITTEES OF THE NEW PARACELSUS BOARD

    EXECUTIVE COMMITTEE

    Under the Paracelsus Articles and the Paracelsus Bylaws, the New Paracelsus Board may, by resolution passed by the affirmative vote of at least 75% of the New Paracelsus Board, appoint from its membership, annually, an executive committee of two or more directors, which shall include the Chief Executive Officer and the President of Paracelsus. The New Paracelsus Board may designate in such resolution one or more directors as alternate members of the Executive Committee, who may replace any absent or disqualified member at any meeting of the committee. The Executive Committee, during the intervals between meetings of the New Paracelsus Board, will have authority and power to act on behalf of the New Paracelsus Board as provided in the Paracelsus Bylaws. After the Merger, the initial members of the Executive Committee will be Messrs. Messenger, Miller and VanDevender.

    OTHER COMMITTEES OF THE NEW PARACELSUS BOARD

    The New Paracelsus Board may, by resolution adopted by a majority of the authorized number of directors, designate one or more other committees, each consisting of two or more directors, to serve at the pleasure of the New Paracelsus Board. The New Paracelsus Board may designate one or more directors as alternate members of any committee, who may replace any absent member at any meeting of the committee. The appointment of members or alternate members of a committee requires the vote of a majority of the authorized number of directors. Any such committee shall have authority to act in the manner and to the extent provided in the resolution of the New Paracelsus Board and may have all the authority of the New Paracelsus Board, except with respect to the limitations as set forth in the Paracelsus Bylaws.

    After the Merger, the New Paracelsus Board will have the following committees, in addition to the Executive Committee, and the following respective initial members: (i) the Audit Committee (Messrs. Conroy, Mozilo and White),
(ii) the Finance and Strategic Planning Committee (Messrs. Hofmann, Lange and one of the Independent Directors to be named) and (iii) the Compensation Committee (Dr. Krukemeyer, one non-employee director and one of the Independent Directors to be named).

    MEETINGS AND ACTIONS OF COMMITTEES

    Meetings and actions of committees permitted by the provisions of the Paracelsus Articles will be governed by, and held and taken in accordance with each of the provisions of the Paracelsus Bylaws, with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the New Paracelsus Board and its members; PROVIDED, HOWEVER, that the time of regular meetings of committees may be determined either by resolution of the New Paracelsus Board or by resolution of the committee, that special meetings of committees may also be called by resolution of the New Paracelsus Board, and that notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee. The New Paracelsus Board may adopt rules for the governance of any committee not inconsistent with the provisions of the Paracelsus Bylaws and the Paracelsus Articles.

    AGREEMENT REGARDING COMPOSITION OF COMMITTEES

    The Shareholder Agreement provides that, for so long as such agreement remains in effect, each committee of the New Paracelsus Board (other than the Audit Committee and the Compensation Committee) will contain such numbers of Shareholder Directors or Transferee Directors so that the number of Shareholder Directors or Transferee Directors, when taken together, on each such committee shall be as nearly as possible proportional to the total number of Shareholder Directors and Transferee Directors on the New Paracelsus Board. The Shareholder Agreement and Paracelsus Bylaws provide that the Audit Committee will be comprised solely of Independent Directors and, for so long as the Paracelsus Shareholder is entitled to nominate any Shareholder Directors, the Compensation Committee will be comprised of one non-employee Shareholder Director, one Independent Director and one additional non-employee director. The parties have agreed to the initial composition of the Executive Committee as described under "Committees of the New Paracelsus Board-- Executive Committee" and the initial composition of the Finance and Strategic Planning Committee and have waived such composition requirements with respect to the initial composition of the Finance and Strategic Planning Committee. See "Certain Related Agreements -- Shareholder Agreement."

EXECUTIVE COMPENSATION

    The following table sets forth the compensation paid by Paracelsus to Messrs. Messenger and Joyner during the fiscal years ended September 30, 1995, 1994 and 1993, respectively, and by Champion to Messrs. Miller, VanDevender and Patterson during the years ended December 31, 1995, 1994 and 1993, respectively. Those individuals are expected to serve following the Merger as Paracelsus' Chief Executive Officer and its next four most highly compensated executive officers (the "Named Executive Officers"). For a description of certain employment and incentive compensation arrangements involving the Named Executive Officers that will be implemented in connection with the Merger, see "The Merger
- -- Effect of the Merger on Employee Compensation Arrangements -- New Employment Agreements."

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM COMPENSATION
                                                                                     --------------------------
                                                                                       AWARDS
                                              ANNUAL COMPENSATION                    -----------     PAYOUTS
                             ------------------------------------------------------  SECURITIES   -------------
    NAME AND PRINCIPAL                                             OTHER ANNUAL      UNDERLYING       LTIP            ALL OTHER
         POSITION              YEAR     SALARY ($)   BONUS ($)   COMPENSATION ($)    OPTIONS (#)   PAYOUTS ($)    COMPENSATION ($)
- ---------------------------  ---------  -----------  ---------  -------------------  -----------  -------------  -------------------
R.J. Messenger                 1995        686,433   3,970,041         88,370(1)         --           895,134           10,860(2)
 Vice Chairman and Chief       1994        588,726     518,218         94,684(1)         --           457,246            7,288
 Executive Officer             1993        585,717     471,107         59,550(1)         --           407,140            6,913
Charles R. Miller              1995        437,500     225,000          --                   --        --                --
 President and Chief           1994        295,000      --              --               13,876        --                --
 Operating Officer             1993        234,167      --              --               --            --                --
James G. VanDevender           1995        295,000     162,500          --               --            --                --
 Executive Vice President      1994        235,417          --          --             128,000         --                --
 and Chief Financial           1993        181,667     100,000          --               --            --                --
 Officer
Ronald R. Patterson            1995        295,000     150,000          --               --            --                2,310(3)
 Executive Vice President      1994        235,000      --              --             150,690         --                2,250
 and President, Healthcare     1993        176,007      --              --               --            --               76,782
 Operations
Robert C. Joyner               1995        200,810     171,360          --               --           142,240            7,332(2)
 Vice President, and           1994        191,111     163,200          --               --            91,683            6,386
 General Counsel               1993        190,806     155,520          --               --             7,286            5,905

- ------------------------------
(1) Represents perquisites and personal benefits, including, among other things, club dues in the amounts of $20,199, $43,767 and $31,449, respectively, in 1995, 1994 and 1993, and automobile-related expenses of $35,408 in 1995.

(2)   Represents  matching  contributions  by   Paracelsus  under  its  Employee
    Retirement Savings (401(k)) Plan and term life insurance premiums paid by Paracelsus.

(3)  Represents  matching contributions  by Champion  under its  Marathon 401(k)
    Plan.

    The following table provides information with respect to Messrs. Miller, VanDevender and Patterson concerning unexercised Champion Options held by such individuals as of May 24, 1996. None of the Named Executive Officers was granted or exercised any stock options during 1995, and, except as described above in "The Merger -- Interests of Certain Persons in the Merger -- Paracelsus -- Treatment of Phantom Stock Appreciation Rights" and "The Merger -- Effect of the Merger on Employee Compensation Arrangements -- 1996 Stock Incentive Plan," no options to purchase Paracelsus Common Stock have been granted to employees of Paracelsus at any time prior to the Merger. See also "-- Long-Term Incentive Plan Awards in Last Fiscal Year."

                       AGGREGATED OPTION/SAR EXERCISES IN
                 LAST FISCAL YEAR AND CURRENT OPTION/SAR VALUES

                                                 NUMBER OF SECURITIES
                                                UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                               OPTIONS/SARS AT MAY 24,      IN-THE-MONEY OPTIONS/SARS
                                                       1996 (#)                AT MAY 24, 1996 (1)
                    NAME                      EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
- --------------------------------------------  --------------------------  ------------------------------
Charles R. Miller...........................        207,250/4,626                $1,582,694/8,674
James G. VanDevender........................        307,333/42,667               1,742,249/80,001
Ronald R. Patterson.........................        220,460/50,230                933,363/94,181

- ------------------------
(1) Based upon a closing stock price of $10.875 per share of Champion Common Stock on May 24, 1996.

    The following table sets forth grants of PSARs in the fiscal year ended September 30, 1995 to Messrs. Messenger and Joyner under the Phantom Equity
Plan:

                            LONG-TERM INCENTIVE PLAN
                           AWARDS IN LAST FISCAL YEAR

                                                                   ESTIMATED FUTURE PAYOUTS UNDER
                                                                  NON-STOCK PRICE-BASED PLANS (1)
                              NUMBER OF                       ----------------------------------------
            NAME                PSARS    PERIOD UNTIL PAYOUT  THRESHOLD (2) TARGET (3)    MAXIMUM (4)
- ----------------------------  ---------  -------------------  ------------  -----------  -------------
R. J. Messenger                  500      10/1/92 - 9/30/96    $  286,500       --       $   1,536,667
Robert C. Joyner                 100      10/1/92 - 9/30/96        57,300       --             307,349

- ------------------------------
(1) Under the Phantom Equity Plan, which is to be terminated in connection with the Merger, each participant could be awarded a certain number of PSARs effective as of the beginning of each fiscal year. The dollar value of each PSAR depended on Paracelsus' performance over a period of four fiscal years, beginning on the effective date of such PSAR award (a "Cycle"). At the end of a Cycle, if the participant remained in service with Paracelsus throughout the Cycle, that participant's PSARs would vest and could be exchanged for an amount equal to the increase in the actual book value of Paracelsus, if any, during that Cycle divided by 100,000. At the end of each Cycle, the Paracelsus Board could award additional PSARs if certain growth and income targets established at the beginning of the Cycle were achieved. Such additional PSARs would be awarded effective as of the beginning of such Cycle. No more than 5,000 PSARs could be granted with respect to any particular Cycle. For information regarding the grant of stock options and cash payments to be made to certain executive officers of Paracelsus in connection with the termination of the Phantom Equity Plan, see "The Merger -- Interests of Certain Persons in the Merger -- Paracelsus -- Treatment of Phantom Stock Appreciation Rights."

(2) The threshold amounts shown are calculated based on an assumed annual net income growth rate of 0%. If the actual annual net income growth rate were negative, the threshold amount payable under the Phantom Equity Plan could reach zero.

(3) The Phantom Equity Plan does not contemplate specific performance targets. If the percentage increase in annual net income for fiscal year 1995 were the same as that achieved in fiscal year 1994, the amounts payable would equal the amounts shown under the maximum payout column.

(4) The maximum amounts shown are calculated based on an assumed annual net income growth rate of 20%, the annual net income growth rate at which the maximum number of PSARs become available to all participants under the Phantom Equity Plan. The Phantom Equity Plan does not impose any limit on the value of a PSAR, which would continue to increase with further increases in the annual net income growth rate.

     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

    The matrix below sets forth total benefits payable to the Named Executive Officers under the SERP. Amounts shown represent the annual benefits to which the Named Executive Officers would be entitled under the SERP (assuming payment in the form of a single life annuity), but do not reflect an offset with respect to certain Social Security benefits.

                              YEARS OF SERVICE
  AVERAGE ANNUAL     -----------------------------------
   COMPENSATION          5          10           15
- -------------------  ---------  -----------  -----------
     $100,000        $  18,350  $    36,700  $    55,050
      125,000           22,938       45,875       68,813
      150,000           27,525       55,050       82,575
      175,000           32,113       64,225       96,338
      200,000           36,700       73,400      110,100
      225,000           41,228       85,575      123,863
      250,000           45,875       91,750      137,625
      300,000           55,050      110,100      165,150
      400,000           73,400      146,800      220,200
      500,000           91,750      183,500      275,250
      600,000          110,100      220,200      330,300
      700,000          128,450      256,900      385,350
      800,000          146,800      293,600      440,400

    SERP benefits for the Named Executive Officers are determined, subject to certain vesting requirements, as (i) the product of (x) number of years of service with Paracelsus, (y) 3.67% for officer participants (2.33% for non-officer participants) and (z) average earnings for the final 36 months of employment, less (ii) a percentage of the participating officer's Social Security benefits. SERP benefits for the Named Executive Officers generally accrue and vest ratably over a 15-year period. However, upon a change in control of Paracelsus, each Named Executive Officer will immediately become fully vested and entitled to full benefits under the SERP, regardless of his actual number of years of service with Paracelsus, in the event of a termination by such person of his employment or a termination of such person without cause after a change in control. Prior to the Merger, the term "change in control" is defined under the SERP to include, among other things, certain offerings of equity securities pursuant to a registration statement, such as the Registration Statement of which this Proxy Statement/Prospectus forms a part, filed with and declared effective by the Commission under the Securities Act. Accordingly, a consumation of the Merger will constitute a change in control for the Named Executive Officers. Following the Merger, with respect to new participants in the SERP, the term "change in control" will be defined as described in "The Merger -- Effect of the Merger on Employee Compensation Arrangements -- New Employment
Agreements." Pursuant to their Employment Agreements, Messrs. Miller, VanDevender and Patterson will each receive credit for eligibility, vesting and benefit accrual purposes under the SERP for their prior service with Champion. Immediately following the Effective Time of the Merger, Messrs. Messenger, Miller, VanDevender, Patterson and Joyner, will each have, respectively, 15, 6, 6, 4 and 15 years of credited service under the SERP. See "The Merger -- Interests of Certain Persons in the Merger" and "-- Effect of the Merger on Employee Compensation Arrangements."

    COMPENSATION OF DIRECTORS

    Following the Merger, it is anticipated that non-employee directors of Paracelsus will each receive an annual fee of $30,000 and a fee of $2,500 for each meeting of the New Paracelsus Board or any committee thereof attended, up to a maximum of $50,000 per year. Directors of Paracelsus who are also employees of Paracelsus will not receive any additional compensation for their service as directors. All directors will be reimbursed for expenses incurred in the performance of their duties. For information regarding a services agreement pursuant to which Dr. Krukemeyer will provide consulting services to Paracelsus (other than in his capacity as Chairman of the Board), see "Certain Paracelsus Shareholder Arrangements -- Services Agreement."

    COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
    Following the Merger, the Compensation Committee is expected to consist of Dr. Krukemeyer or a Shareholder Director nominated by him, one non-employee director and one of the Independent Directors to be named. See "-- Certain Related Agreements -- Shareholders Agreement."

    EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AGREEMENTS
    In connection with the consummation of the Merger, the following employment contracts are to be terminated and replaced with the Employment Agreements as described in "The Merger -- Effect of the Merger on Employee Compensation Arrangements -- New Employment Agreements."

    CHAMPION. Messrs. Miller and VanDevender executed five-year employment agreements dated August 4, 1995. The agreements provide for an initial annual salary of $450,000 for Mr. Miller and $300,000 for Mr. VanDevender. The annual salary paid to each of the executives will be reviewed annually by the Champion Board and may be increased at the discretion of the Champion Board. Under the terms of their agreements, Messrs. Miller and VanDevender agreed under certain conditions not to compete with Champion for one year following a termination of employment. These agreements contain provisions under which Messrs. Miller or VanDevender may terminate their employment (i) within six months of a change in control for any reason and (ii) within 18 months of a change of control and not more than six months after (a) the failure to appoint each to their respective current officer positions, (b) any material change resulting in a reduction in their authority, duties, or responsibilities or (c) any breach of any other provision of their agreement including a reduction in salary. Upon any such termination, Messrs. Miller and VanDevender are entitled to receive 2.99 times their current annualized salary. A "change in control," for purposes of this discussion, is defined to mean the acquisition by any person or group of sufficient voting power to elect a majority of the Champion Board.

    Mr. Patterson executed a three-year employment agreement dated August 4, 1995. The agreement provides for an initial annual salary of $300,000 per year, which will be reviewed annually by the Champion Board and may be increased at the discretion of the Champion Board. Under the terms of this agreement, Mr. Patterson agreed that under certain conditions he would not compete with Champion for one year following a termination of employment. Mr. Patterson's agreement contains provisions similar to those for Messrs. Miller and VanDevender relating to his ability to terminate his employment following a change in control, and upon such termination he would be entitled to receive two years of salary at the then current annualized rate.

    PARACELSUS. Under Mr. Messenger's current agreement with Paracelsus, Mr. Messenger has served as Paracelsus' President and Chief Executive Officer and as a director pursuant to a rolling three-year employment agreement. Unless Mr. Messenger or Paracelsus gives prior notice in writing to the contrary, the term of the agreement is automatically extended on October 1 of each year so that as of October 1 of each year, the term of the employment agreement will run for three years thereafter. Pursuant to the agreement, for the year ended September 30, 1995, Mr. Messenger's annual salary was $686,433, and the agreement provides for annual salary increases of 10%. In addition, the agreement provides for annual bonus awards ranging from 40% to 90% of Mr. Messenger's annual salary, depending on the degree to which certain performance measures are satisfied.

    Pursuant to Mr. Messenger's agreement, Paracelsus currently provides Mr. Messenger with group life insurance, group health insurance, a dental plan and disability coverage, certain additional disability benefits, a company car and reimbursement for the cost of memberships in certain recreational clubs. Paracelsus has agreed to indemnify Mr. Messenger, through insurance or otherwise, against any and all personal liability incurred in the conduct of Paracelsus' business, other than liability arising from dishonesty, gross or willful misfeasance or nonfeasance of duty or criminal conduct.

    If Mr. Messenger were discharged from his employment without cause following a change of control of Paracelsus, Paracelsus or its successors would be obligated under the agreement to continue to pay Mr. Messenger, at the times when such payment would otherwise have become due, the higher of (a) any unpaid portion of Mr. Messenger's salary payments, or (b) the amount of his salary for two years (or, if greater, for the time remaining under his employment agreement) at the rate in effect at the time of such discharge. For purposes of this discussion, a "change of control" of Paracelsus will be deemed to have occurred if (i) Paracelsus is a party to any merger, consolidation or sale of substantially all of its assets or if there is a successful tender offer for Paracelsus Common Stock or a contested election of its directors, and as a result the directors of Paracelsus in office immediately before such event cease to constitute a majority of the Paracelsus Board, (ii) a majority of the shares of Paracelsus Common Stock owned by the Paracelsus Shareholder are sold to a third party (other than a member of the Paracelsus Shareholder's family or his or their rightful heirs) or (iii) there is a reduction of the Paracelsus Shareholder's ownership interest below a majority through the issuance of additional stock by Paracelsus. The meaning of the term "substantially all of its assets" in clause (i) above is not determinable with absolute certainty. Such term is likely to be interpreted by reference to applicable state law in effect at the relevant time and the interpretation will be dependent upon the facts and circumstances existing at that time. It is therefore possible that Mr. Messenger and Paracelsus or its successors could disagree as to whether or not a change of control, for purposes of Mr. Messenger's employment agreement, has occurred.

    Mr. Joyner currently has a letter from Paracelsus that outlines certain terms of his employment, including salary and benefits. The letter also provides for up to a year and a half of severance pay in the event of a termination of employment, whether or not following a change in control.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
    A sole proprietorship doing business as Paracelsus Klinik, currently owned by Dr. Krukemeyer, entered into the Know-how Contract with Paracelsus in 1983. The Know-how Contract provides for the transfer of specified know-how to Paracelsus. The Know-how Contract provides for a payment of the lesser of $400,000 or .75% of Paracelsus' net operating revenue, as defined in the Know-how Contract. The Know-how Contract is being terminated as part of the transactions related to the Merger.

    In November 1993, Paracelsus lent Dr. Krukemeyer $3,200,000 under a promissory loan agreement. In April 1994, Paracelsus lent Dr. Krukemeyer an additional $1,800,000 under a new $5,000,000 promissory loan agreement which replaced the existing $3,200,000 promissory loan agreement. The note balance and interest are due in annual payments of $1,000,000 each May 1, commencing May 1, 1995 through May 1, 1999 with interest at 8% per annum. The balance outstanding under the note at September 30, 1995 was $4,000,000. This loan will be repaid in full contemporaneously with the payment by Paracelsus of the Dividend.

    In August 1994, Dr. Krukemeyer and Internationale Nederlanden (U.S.) Capital Corporation ("INCC") entered into certain arrangements relating to the extension of credit by INCC to Dr. Krukemeyer. In connection with such extension of credit to Dr. Krukemeyer, Paracelsus entered into certain agreements with INCC agreeing to pay to Dr. Krukemeyer, to the extent permitted by the provisions of certain senior debt of Paracelsus (i) transfer payments, such as dividends and know-how payments in an amount equal of the consolidated net income of Paracelsus on a quarterly basis and (ii) salary and bonus payments equal to a minimum of $2,000,000 per year. This loan will be repaid in full contemporaneously with the payment by Paracelsus of the Dividend.

    The Paracelsus Shareholder, which is wholly owned by Dr. Krukemeyer, and certain Champion Investors, including an associated entity of Mr. Conroy, will have rights to both require and participate in the filing of registration statements by Paracelsus with the Commission. See "Certain Related Agreements -- Paracelsus Shareholder Registration Rights Agreement" and "-- Champion Investors Registration Rights Agreements."

    Dr. Krukemeyer at the Effective Time will enter into a licensing agreement with Paracelsus pursuant to which Paracelsus will receive a perpetual, royalty-free, exclusive right and license to use and register the Paracelsus tradename and the related trademark in the United States.

    Messrs. Hofmann and Lange serve as directors of Paracelsus and also as financial consultants under a contract entered into with Paracelsus on July 4, 1983. The consulting services provided involve the coordination of Paracelsus' policies and strategies and, to a lesser extent, the financial affairs of Paracelsus. The consultants also advise Paracelsus as to certain matters involving the health care industry. These contracts provide for aggregate annual payments of $250,000 each and reimbursement for certain out-of-pocket expenses. Paracelsus believes that the terms of Paracelsus' arrangements with Messrs. Hofmann and Lange are at least as favorable as could have been obtained from unaffiliated third parties.

                      SECURITY OWNERSHIP OF MANAGEMENT AND
                           CERTAIN BENEFICIAL OWNERS

OWNERSHIP OF PARACELSUS COMMON STOCK

    The following table sets forth as of May 28, 1996 the number of shares of Paracelsus Common Stock (adjusted to give effect to the Paracelsus Stock Split) beneficially owned by Dr. Krukemeyer, who serves as the Chairman of the Paracelsus Board. Dr. Krukemeyer has sole voting and investment power with respect to the Shares.

                                                               AMOUNT OF
                              NAME AND ADDRESS OF             BENEFICIAL      PERCENT
  TITLE OF CLASS               BENEFICIAL OWNER                OWNERSHIP      OF CLASS
- ------------------  ---------------------------------------  -------------  ------------
Common Stock        Dr. Manfred George Krukemeyer               29,771,742         100%
                    Paracelsus Klinik Osnabruck
                    AM Natruper Holz 69
                    D-49076 Osnabruck
                    Federal Republic of Germany
Common Stock        Park Hospital GmbH((1))                     29,771,742         100%
                    AM Natruper Holz 69
                    D-49076 Osnabruck
                    Federal Republic of Germany

- ------------------------
((1)) A German corporation wholly owned by Dr. Krukemeyer.

OWNERSHIP OF CHAMPION SECURITIES

    The following table sets forth, as of May 28, 1996, certain information regarding beneficial ownership of Champion Common Stock by (a) each person known by Champion to own beneficially more than 5% of each class of voting securities,
(b) each director of Champion, (c) the chief executive officer and the four most highly compensated executive officers of Champion and (d) all directors and officers as a group. The information in the table was obtained from information supplied to Champion by the beneficial owners listed below, and where applicable, the books and records of Champion. Each person listed below has sole voting and investment powers except as noted. In addition, the Participants, some of whom are beneficial owners of Champion Capital Stock as set forth below, are party to the Participants Agreement. See "Certain Related Agreements -- Participants Agreement."

                                               FOOTNOTE
SHAREHOLDER                                   REFERENCES      COMMON STOCK    CONVERTIBLE PREFERRED STOCK (E)
- -----------------------------------------  ----------------    OWNERSHIP     ----------------------------------
                                                             --------------  SERIES C   SERIES D      FULLY
                                                                             ---------  ---------    DILUTED
                                                                 (A)(F)                             OWNERSHIP
                                                                                (B)        (C)     ------------
                                                                                                       (D)
- ---------------------------------------------------------------------------------------------------------------

                                                                 MANAGEMENT
                                           ------------------------------------------------------
Charles R. Miller........................  (1),(2),(3)       734,400                               739,026
                                                             5.01%                                 3.42%
James G. VanDevender.....................  (1),(2),(4)       407,333                               450,000
                                                             2.74%                                 2.09%
Nolan Lehmann............................  (2),(5),(6),      1,603,323       4,901      83,333     1,603,323
                                           (7),(8)           10.95%          1.09%      3.86%      7.43%
Janet A. Hickey..........................  (2),(9),(10),     2,786,901       33,616     279,985    2,786,901
                                           (11),(g),(h)      18.47%          7.49%      12.98%     12.91%
James A. Conroy..........................  (2),(12),(13),    2,077,292       103,773    83,334     2,077,292
                                           (14),(g),(h)      14.00%          23.12%     3.86%      9.63%
David S. Spencer.........................  (2),(15),(16)     39,400                                39,400
                                                             (*)                                   (*)
Manuel M. Ferris.........................  (2),(17)          40,000                                40,000
                                                             (*)                                   (*)

                                               FOOTNOTE
SHAREHOLDER                                   REFERENCES      COMMON STOCK    CONVERTIBLE PREFERRED STOCK (E)
- -----------------------------------------  ----------------    OWNERSHIP     ----------------------------------
                                                             --------------  SERIES C   SERIES D      FULLY
                                                                             ---------  ---------    DILUTED
                                                                 (A)(F)                             OWNERSHIP
                                                                                (B)        (C)     ------------
                                                                                                       (D)
- ---------------------------------------------------------------------------------------------------------------
                                                                 MANAGEMENT
                                           ------------------------------------------------------
William G. White.........................  (2),(18),(19)     249,318                               249,318
                                                             1.71%                                 1.16%
Richard D. Sage..........................  (2),(20),(21)     109,635                               109,635
                                                             (*)                                   (*)
Ronald R. Patterson......................  (1),(22)          231,531                    1,847      281,761
                                                             1.58%                      (*)        1.31%
Warren W. Wilkey.........................  (1),(23)          8,666                                 22,000
                                                             (*)                                   (*)
All officers and directors as a group (24
 persons)................................  (1),(25)          8,588,789       142,290    472,965    8,784,651
                                                             51.02%          31.70%     21.93%     40.70%
                                                               NON-MANAGEMENT
                                           ------------------------------------------------------
Bahrain International Bank, E.C..........  (26),(27)         445,443                    111,111    445,443
                                                             3.00%                      5.15%      2.06%
Baker Fentress & Company.................  (28),(29)         535,443                    111,111    535,443
                                                             3.65%                      5.15%      2.48%
William Blair Venture Partners III
 Limited Partnership.....................  (30),(31),(32),   793,644         30,675     83,334     793,644
                                           (g),(h)           5.40%           6.83%      3.86%      3.68%
First Interstate Bank of California, as
 Trustee.................................  (11),(33),(i)     2,681,972       33,616     246,331    2,681,972
                                                             17.85%          7.49%      11.42%     12.43%
DLJ First ESC Corporation................  (10),(11)         1,969                      633        1,969
                                                             (*)                        (*)        (*)
Donaldson, Lufkin & Jenrette Securities
 Corporation.............................  (10),(11)         101,512                    32,597     101,512
                                                             (*)                        1.51%      (*)
  + Donaldson, Lufkin & Jenrette, Inc....  (10),(11)         2,785,453       33,616     279,541    2,785,453
                                                             18.46%          7.49%      12.96%     12.91%
  + The Equitable Companies
    Incorporated.........................  (10),(11)         2,785,453       33,616     279,541    2,785,453
                                                             18.46%          7.49%      12.96%     12.91%
Equity-Linked Investors, L.P.............  (34),(35),(g),    497,726                    161,552    497,726
                                           (h)               3.37%                      7.49%      2.31%
Equity-Linked II, L.P.                     (35),(36),(g),    358,078                    116,226    358,078
                                           (h)               2.44%                      5.38%      1.66%
  + Rohit M. Desai.......................  (35),(37),(g),    855,804                    277,778    855,804
                                           (h)               5.70%                      12.88%     3.97%
  + Desai Capital Management, Inc........  (35),(37),(g),    855,804                    277,778    855,804
                                           (h)               5.70%                      12.88%     3.97%

                                               FOOTNOTE
SHAREHOLDER                                   REFERENCES      COMMON STOCK    CONVERTIBLE PREFERRED STOCK (E)
- -----------------------------------------  ----------------    OWNERSHIP     ----------------------------------
                                                             --------------  SERIES C   SERIES D      FULLY
                                                                             ---------  ---------    DILUTED
                                                                 (A)(F)                             OWNERSHIP
                                                                                (B)        (C)     ------------
                                                                                                       (D)
- ---------------------------------------------------------------------------------------------------------------

                                                               NON-MANAGEMENT
                                           ------------------------------------------------------
Equus II Incorporated....................  (6),(8)           1,263,058       3,601      83,333     1,263,058
                                                             8.63%           (*)        3.86%      5.85%
Equus Capital Partners, L.P..............  (6),(7)           338,249         1,300                 338,249
                                                             2.34%           (*)                   1.57%
Frontenac VI Limited Partnership.........  (38),(39)         1,186,466       55,556     388,889    1,186,466
                                                             7.73%           12.38%     18.03%     5.50%
Frontenac Diversified III Limited
 Partnership.............................  (38),(40)         338,774                    83,333     338,774
                                                             2.32%                      3.86%      1.57%
Hancock Venture Partners III, L.P........  (41),(42)         678,455         20,874     111,111    678,455
                                                             4.61%           4.65%      5.15%      3.14%
John Hancock Venture Capital Fund Limited
 Partnership II..........................  (41),(43),(g),    355,443                    111,111    355,443
                                           (h)               2.42%                      5.15%      1.65%
Olympus Private Placement Fund, L.P......  (13),(14),(g),    2,077,292       103,773    83,334     2,077,292
                                           (h)               14.00%          23.12%     3.86%      9.63%
RFE Capital Partners, L.P................  (44),(45),(46)    731,973                    148,413    731,973
                                                             4.96%                      6.88%      3.39%
RFE Investment Partners IV, L.P..........  (44),(45),(46),   731,973                    148,413    731,973
                                           (54)              4.96%                      6.88%      3.39%
WPG Corporate Development Associates III,
 L.P.....................................  (47),(48),(49),   632,942         20,738     91,666     632,942
                                           (g),(h)           4.31%           4.62%      4.25%      2.93%
WPG Corporate Development Associates III
 (Overseas), L.P.........................  (50),(51),        134,270         4,399      19,445     134,270
                                           (g),(h)           (*)             (*)        (*)        (*)
Virginia Retirement System...............  (52),(53)         1,700,040       172,956               1,700,040
                                                             11.48%          38.54%                7.88%

- ------------------------
   *)  Less than 1% of the class.

+, ++)  Not held of record but may be deemed beneficially owned.

a) Total shares of Champion Common Stock outstanding as of May 28, 1996 is 14,424,106.

b) 448,811 shares outstanding as of May 28, 1996, convertible into 897,622 shares of Champion Common Stock on a 2 for 1 basis.

c) 2,156,903 shares outstanding as of May 28 1996, convertible into 4,313,806 shares of Champion Common Stock on a 2 for 1 basis.

d) On a fully diluted basis as of May 28, 1996, a total of 21,581,341 shares of Champion Common Stock would be outstanding. This amount is composed of (i) the 14,424,106 shares of Champion Common Stock identified in footnote (a) above; plus (ii) the following shares of Champion Common Stock issuable upon the exercise or conversion, as applicable, of the following securities of
    Champion:  (A) 80,000  shares underlying Champion  Subscription Shares; plus

    (B) 1,297,204 shares underlying Champion Options; plus (C) 422,286 shares underlying Champion Warrants; plus (D) 5,211,428 shares issuable upon conversion of Champion Preferred Stock; plus (E) 146,317 shares underlying Champion Convertible Securities and an employment contract.

e) All direct and beneficial holders of each series of Champion Preferred Stock, Champion Common Stock issuable upon conversion of Champion Preferred Stock, Champion Common Stock issuable upon exercise of Champion Warrants held by holders of Champion Preferred Stock and Champion Common Stock issuable upon the exercise of Champion Options are subject to the D Stockholders Agreement.

f) With the exception of Messrs. White and Sage, all shares of Champion Common Stock beneficially owned are subject to the D Stockholders Agreement.

g)  Shared voting power.

h)  Shared investment power.

i)  Voting power only.

(1)  Officer. Business  address is  515 W. Greens  Road, Suite  800, Houston, TX
    77067.

(2) Director.

(3) Includes 207,250 shares that may be acquired by Mr. Miller within 60 days upon the exercise of Champion Options.

(4) Includes 387,334 shares that may be acquired by Mr. VanDevender within 60 days upon the exercise of Champion Options and Champion Subscriptions.

(5) Mr. Lehmann is president of Equus Corp., the financial advisor and manager of Equus II Incorporated ("Equus II") and Equus Capital Partners, L.P. ("Equus Partners") and disclaims beneficial ownership of the Champion's securities owned by Equus II and Equus Partners. Mr. Lehmann owns directly 2,016 shares of the Champion Common Stock.

(6) 2929 Allen Parkway, Suite 2500, Houston, TX 77019.

(7) Equus Partners is the beneficial owner of 338,249 shares of Champion Common Stock through its direct ownership of (i) 335,649 shares of Champion Common Stock, and (ii) 1,300 shares of Champion Series C Preferred Stock which may be converted at any time at the option of the holder into 2,600 shares of Champion Common Stock. Equus Corp., Equus Management, Equus Corporation International, Douglas Trust FBO Brooke and Douglas Trust FBO Preston may be deemed to beneficially own the shares of Champion Common Stock beneficially owned by Equus Partners. By reason of his status as President of Equus Corp., which is the managing general partner of Equus Partners, Mr. Lehmann may be deemed to be the beneficial owner of the 338,249 shares of Champion Common Stock held by Equus Partners. In addition, Mr. Lehmann holds 2,016 shares of Champion Common Stock which he beneficially owns in his own capacity. Accordingly, Mr. Lehmann may be deemed to be the beneficial owner of 340,265 shares of Champion Common Stock in the aggregate. Mr. Lehmann disclaims beneficial ownership of the 338,249 shares of Champion Common Stock.

(8) Equus II is the beneficial owner of 1,263,058 shares of Champion Common Stock through its direct ownership of (i) 1,089,190 shares of Champion Common Stock, (ii) 3,601 shares of Series C Preferred Stock which may be converted at any time at the option of the holder into 7,202 shares of Champion Common Stock, and (iii) 83,333 shares of Champion Series D Preferred Stock which may be converted at any time at the option of the holder into 166,666 shares of Champion Common Stock.

(9) Ms. Hickey is a general partner of Sprout Group, a division of DLJ Capital Corporation ('DLJCC") and is a general partner of Sprout Growth II, L.P. ("Growth II"), the general partner of Sprout Growth, L.P. ("Growth"), Sprout Capital VI, L.P. ("Sprout VI"), DLJ Venture Capital Fund II, L.P. ("DLJ II"), DLJ and DLJCC and disclaims beneficial ownership of the Champion securities beneficially owned by such funds. Ms. Hickey owns directly in her individual capacity 1,448 shares of Champion Common Stock consisting of (i) 560 shares of Champion Common Stock, and (ii) 444 shares of Champion Series D Preferred Stock which may be converted at any time at the holder's option into 888 shares of Champion Common Stock.

(10) 140 Broadway, 42nd floor, New York, NY 10005.

(11) DLJ II may be deemed to be the beneficial owner of the following securities held by First Interstate Bank of California ("First Interstate") as trustee: 36,246 shares of Champion Common Stock, and 1,360 shares of Champion Common Stock issuable upon conversion or exercise of the 680 shares of Series C Preferred Stock. Accordingly, DLJ II may be deemed to beneficially own an aggregate of 37,606 shares of Champion Common Stock (the "DLJ II Shares").

     DLJ Fund Associates II ("Associates II"), as the general partner of DLJ II, may be deemed to beneficially own indirectly the DLJ II Shares.

     Growth may be deemed to be the beneficial owner of the following securities held by First Interstate, as trustee: 746,997 shares of Champion Common Stock and the 26,912 shares of Champion Common Stock issuable upon conversion or exercise of the 13,456 shares of Series C Preferred Stock. Accordingly, Growth may be deemed to beneficially own an aggregate of 773,909 shares of Champion Common Stock (the "Growth Shares").

     DLJ Growth Associates ("Associates"), as a general partner of Growth, may be deemed to beneficially own indirectly the Growth Shares.

     Sprout VI may be deemed to be the beneficial owner of the following securities held by First Interstate, as trustee: 1,076,371 shares of Champion Common Stock and the 93,738 shares of Champion Common Stock issuable upon the conversion or exercise of the 19,480 and 27,389 shares of Champion Series C Preferred Stock and Series D Preferred Stock, respectively.

     Accordingly, Sprout VI may be deemed to beneficially own an aggregate of 1,170,109 shares of Champion Common Stock (the "Sprout VI Shares").

     Growth II may be deemed to be the beneficial owner of the following securities held by First Interstate, as trustee: 238,254 shares of Champion Common Stock and the 397,398 shares of Champion Common Stock issuable upon the conversion or exercise of the 198,699 shares of Series D Preferred Stock directly owned by it. Accordingly, Growth II may be deemed to beneficially own an aggregate of 635,652 shares of Champion Common Stock (the "Growth II Shares").

     DLJCC may be deemed to be the beneficial owner of the following securities held by First Interstate, as trustee: 24,247 shares of Champion Common
     Stock, the 40,446 shares of Champion Common Stock issuable upon the conversion or exercise of the 20,223 shares of Series D Preferred Stock. DLJCC, because of its relationships with DLJ II, Associates II, Growth and Associates, and as the managing general partner of each of Sprout VI and Growth II, also may be deemed to beneficially own indirectly the DLJ II Shares, the Growth Shares, the Sprout VI Shares and the Growth II Shares, for an aggregate of 2,681,969 shares of Champion Common Stock (the "DLJCC Shares").

     DLJ First ESC L.L.C. ("ESC") may be deemed to be the beneficial owner of 1,969 Champion Common Shares through its direct ownership of (i) 703 shares of Champion Common Stock, and (ii) the 1,266 shares of Champion Common Stock (the "ESC Shares") issuable upon the conversion or exercise of the 633 shares of Series D Preferred Stock.

     DLJ LBO Plans Management Corporation ("LBO"), as the manager of ESC, may be deemed to beneficially own indirectly the ESC Shares.

     DLJ may be deemed to be the beneficial owner of 101,512 Champion Common Stock through its direct ownership of (i) 36,318 shares of Champion Common Stock, and (ii) the 65,194 shares of Champion Common Stock (the "DLJ Shares") issuable upon the conversion or exercise of the 32,597 shares of Series D Preferred Stock.

     As the sole stockholder of DLJCC and DLJ, Donaldson, Lufkin & Jenrette, Inc. ("Donaldson, Lufkin") may be deemed to beneficially own indirectly the DLJCC Shares and the DLJ Shares. In addition, as the sole stockholder of LBO, Donaldson, Lufkin may be deemed to beneficially own indirectly the shares that are beneficially owned indirectly by LBO. Accordingly, Donaldson, Lufkin may be deemed to beneficially own an aggregate of 2,785,450 shares of Champion Common Stock (the "Donaldson, Lufkin Shares"). As the sole stockholder of Donaldson, Lufkin, The Equitable Companies Incorporated ("Equitable") may be deemed to beneficially own indirectly the Donaldson, Lufkin Shares. In addition, the following entities, by reason of their relationships with Equitable or Donaldson, Lufkin, may be deemed to beneficially own indirectly the Donaldson, Lufkin Shares: AXA, FINAXA, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, Uni Europe Assurance Mutuelle, Alpha Assurances Vie Mutuelle, Alpha Assurances I.A.R.D. Mutuelle, Claude BeBear, as Voting Trustee, Patrice Garnier, as Voting Trustee, Henri de Clermont-Tonnerre, as voting trustee.

(12) Mr. Conroy is a general partner of Olympus and disclaims beneficial ownership of Champion's securities owned by that fund.

(13) Metro Center, One Station Place, Stamford, CT 06902.

(14) Olympus is the beneficial owner of 2,077,292 shares of Champion Common Stock through its direct ownership of (i) 1,703,078 shares of Champion Common Stock, (ii) 103,773 shares of Series C Preferred Stock, which may be converted at any time at the option of the holder into 207,546 shares of Champion Common Stock, and (iii) 83,334 shares of Champion Series D Preferred Stock, which may be converted at any time at the option of the holder into 166,668 shares of Champion Common Stock. OGP Partners, L.P., James A. Conroy, and Robert S. Morris may be deemed to beneficially own the shares of Champion Common Stock beneficially owned by Olympus.

(15) 5909-G Breckenridge Parkway, Tampa, FL 33610.

(16) Includes 30,000 shares that may be acquired by Mr. Spencer within 60 days upon the exercise of stock options.

(17) Includes 30,000 shares that may be acquired by Mr. Ferris within 60 days upon the exercise of stock options.

(18) Includes 89,852 shares that may be acquired by Mr. White within 60 days upon the exercise of stock options; does not include 1,753 shares owned by Mr. White's spouse, as to which shares he disclaims beneficial ownership.

(19) 1670 Tyler Green Trail, Smyrna, GA 30080.

(20) Does not include 12,675 shares owned by Mr. Sage's spouse, as to which shares he disclaims beneficial ownership.

(21) 610 S.W. 128th Street, Miami, FL 33156.

(22) Includes 220,460 shares that may be acquired by Mr. Patterson within 60 days upon the exercise of stock options.

(23) Includes 6,666 shares that may be acquired by Mr. Wilkey within 60 days upon the exercise of stock options.

(24) Intentionally omitted.

(25) Includes 1,119,056 shares that may be acquired by all directors and officers as a group within 60 days upon the exercise of stock options and subscriptions.

(26) Bahrain International Bank, E.C. is the beneficial owner of 445,443 shares of Champion Common Stock through its direct ownership of (i) 73,221 shares of Champion Common Stock, (ii) 150,000 shares of Champion Common Stock that may be acquired within 60 days upon the exercise of Series D Warrants, and
    (iii) 111,111 shares of Series D Preferred Stock, which may be converted at any time at the option of the holder into 222,222 shares of Champion Common Stock.

(27) c/o Dilmun Investments, Inc., Metro Center, One Station Place, Stamford, CT 06902.

(28) 200 W. Madison Street, Chicago, IL 60606.

(29) Baker Fentress & Company is the beneficial owner of 535,443 shares of Champion Common Stock through its direct ownership of (i) 313,221 shares of Champion Common Stock and (ii) 111,111 shares of Champion Series D Preferred Stock which may be converted into 222,222 shares of Champion Common Stock.

(30) 222 West Adams Street, Chicago, IL 60606.

(31) William Blair Venture Partners III Limited Partnership ("Blair III")is the beneficial owner of 793,644 shares of Champion Common Stock through its direct ownership of (i) 558,246 shares of Champion Common Stock, (ii) 7,380 shares of Champion Common Stock that may be acquired within 60 days upon the exercise of Champion Warrants, (iii) 30,675 shares of Champion Series C Preferred Stock which may be converted at any time at the option of the holder into 61,350 shares of Champion Common Stock, and (iv) 83,334 shares of Champion Series D Preferred Stock which may be converted at any time at the option of the holder into 166,668 shares of Champion Common Stock.

(32) William Blair Venture Capital Management Company, Samuel Guren and William Blair & Company may be deemed to beneficially own the shares of Champion Common Stock, Champion Series C Preferred Stock and Champion Series D Preferred Stock beneficially owned by Blair III.

(33) 707 Wilshire Boulevard, W-11-2, Los Angeles, CA 90017. Trustee under a ten-year voting trust agreement dated August 31, 1995, granting it sole voting power of the Champion securities it holds on behalf of Sprout Growth, Sprout VI, DLJ II, Growth II, and DLJCC.

(34) Equity-Linked Investors, L.P. ("Equity") is the beneficial owner of 497,726 shares of Champion Common Stock through its direct ownership of (i) 174,622 shares of Champion Common Stock and (ii) 161,552 shares of Series D
    Preferred Stock which may be converted at any time at the option of the holder into 323,104 shares of Champion Common Stock.

(35) c/o Desai Capital Management, Inc. ("Desai Capital"), 540 Madison Avenue, 36th Floor, New York, NY 10022.

(36) Equity-Linked Investors II, L.P. ("Equity II") is the beneficial owner of 358,078 shares of Champion Common Stock through its direct ownership of (i) 125,626 shares of Champion Common Stock and (ii) 116,226 shares of Champion Series D Preferred Stock which may be converted at any time at the option of the holder into 232,452 shares of Champion Common Stock.

(37) Each of Desai Capital and Rohit M. Desai may be deemed to be the beneficial owner of the entire 855,804 shares of Champion Common Stock held by Equity and Equity II.

(38) 135 S. LaSalle St., 38th Floor, Chicago, IL 60604.

(39) Frontenac VI Limited Partnership ("Frontenac VI") is the beneficial owner of 1,186,466 shares of Champion Common Stock through its direct ownership of
    (i) 297,576 shares of Champion Common Stock, (ii) 55,556 shares of Champion Series C Preferred Stock which may be converted at any time at the option of the holder into 111,112 shares of Champion Common Stock and (iii) 388,889 shares of Champion Series D Preferred Stock, which may be converted at any time at the option of the holder into 777,778 shares of Champion Common Stock. Frontenac Company and Frontenac VI Partners, L.P. may be deemed to beneficially own the shares of Champion Common Stock beneficially owned by Frontenac IV.

(40) Frontenac Diversified III Limited Partnership ("Frontenac III") is the beneficial owner of 338,774 shares of Champion Common Stock through its direct ownership of (i) 172,108 shares of Champion Common Stock, and (ii) 83,333 shares of Champion Series D Preferred Stock, which may be converted at any time at the option of the holder into 166,666 shares of Champion Common Stock. Frontenac Company may be deemed to beneficially own the shares of Champion Common Stock beneficially owned by Frontenac III.

(41) One Financial Center, 44th Floor, Boston, MA 02111.

(42) Hancock Venture Partners III, L.P. ("Hancock III") is the beneficial owner of 678,455 shares of Champion Common Stock through its direct ownership of
    (i) 414,485 shares of Champion Common Stock, (ii) 20,874 shares of Champion Series C Preferred Stock, which may be converted at any time at the option of the holder into 41,748 shares of Champion Common Stock, and (iii) 111,111 shares of Champion Series D Preferred Stock, which may be converted at any time at the option of the holder into 222,222 shares of Champion Common Stock of the outstanding shares of Champion Common Stock. Back Bay Partners V, L.P. ("Back Bay V"), Back Bay Partners, Hancock Venture Partners Inc., John Hancock Subsidiaries, Inc. ("Hancock Inc."), and John Hancock Mutual Life Insurance Company ("Hancock Mutual") (all of whose business address is John Hancock Place, Boston, Massachusetts 02117) may be deemed to beneficially own the shares of Champion Common Stock beneficially held by Hancock.

(43) John Hancock Venture Capital Fund Limited Partnership II ("Hancock II") is the beneficial owner of 355,443 shares of Champion Common Stock through its direct ownership of (i) 133,221 shares, and (ii) 111,111 shares of Champion Series D Preferred Stock, which may be converted at any time at the option of the holder into 222,222 shares of Champion Common Stock. Back Bay Partners L.P. II, Hancock Inc., Hancock Subs., and Hancock Mutual may be deemed to beneficially own the shares of Champion Common Stock beneficially held by Hancock II.

(44) 36 Grove Street, New Canaan, CT 06840.

(45) RFE Capital Partners, L.P. ("RFE") is the beneficial owner of 237,782 shares of Champion Common Stock through its direct ownership of 237,782 shares of Champion Common Stock. Norcon Associates ("Norcon"), RFE Investment Partners IV, L.P. ("RFE Investment IV"), RFE Associates IV, L.P. ("RFE Associates IV"), RFE Management Corp. ("RFE Corp."), Robert M. Williams, Howard C. Landis, James A. Parsons, Knute C. Albrecht, A. Dean Davis and Michael J. Foster may be deemed to beneficially own the shares of Champion Common Stock beneficially owned by RFE.

(46) RFE Investment IV is the beneficial owner of 494,191 shares of Champion Common Stock through its direct ownership of (i) 197,365 shares of Champion Common Stock, and (ii) 148,413 shares of Champion Series D Preferred Stock, which may be converted at any time at the option of the holder into 296,826 shares of Champion Common Stock. RFE, Norcon, RFE Associates IV, RFE Corp., Robert M. Williams, Howard C. Landis, James A. Parsons, Knute C. Albrecht, Michael J. Foster, and A. Dean Davis may be deemed to beneficially own the shares of Champion Common Stock beneficially owned by RFE Investment IV.

(47) One New York Plaza, 30th Floor, New York, NY 10004.

(48) WPG Corporate Development Associates III, L.P. ("WPG III") is the beneficial owner of 632,942 shares of Champion Common Stock through its direct ownership of (i) 408,134 shares of Champion Common Stock, (ii) 20,738 shares of Champion Series C Preferred Stock, which may be converted at any time at the option of the holder into 41,476 shares of Champion Common Stock, and (iii) 91,666 shares of Champion Series D Preferred Stock, which may be converted at any time at the option of the holder into 183,332 shares of Champion Common Stock.

(49) WPG CDA III, L.P. ("WPG CDA III"), as the sole general partner of WPG III, may be deemed to own beneficially the 632,942 shares held by WPG III.

    c/o Walker & Company, Caledonian House, Grand Cayman, Cayman Islands, British West Indies.

(50) WPG Corporate Development Associates III (Overseas), Ltd. ("WGP III (Overseas)"), is the beneficial owner of 134,270 shares of Champion Common Stock through its direct ownership of (i) 86,582 shares of Champion Common Stock, (ii) 4,399 shares of Champion Series C Preferred Stock, which may be converted at any time at the option of the holder into 8,798 shares of Champion Common Stock, and (iii) 19,445 shares of Champion Series D Preferred Stock, which may be converted any time at the option of the holder into 38,890 shares of Champion Common Stock.

(51) WPG CDA III (Overseas), Ltd. ("WPG CDA III (Overseas)") as the sole investment advisor of WPG III (Overseas), may be deemed to own beneficially the 134,270 shares owned by WPG III (Overseas). WPG CDA III (Overseas), disclaims beneficial ownership of all such shares.

    By reason of his status as a managing general partner of WPG CDA III, which is the sole general partner of WPG III, Mr. Greer may be deemed to be the beneficial owner of the 632,942 shares held by WPG III. By reason of his status as a managing general partner of WPG CDA III (Overseas), Mr. Greer may also be deemed to be the beneficial owner of the 134,270 shares held by WPG III (Overseas). Accordingly, Mr. Greer may be deemed to be the beneficial owner of 767,212 shares. Mr. Greer disclaims beneficial ownership of all shares beneficially owned by WPG III, and WPG III (Overseas), except to the extent of his indirect beneficial interest as a managing general partner of WPG CDA III, in shares held by WPG III.

    By reason of his status as managing partner of WPG CDA III, which is the sole general partner of WPG III, Mr. Lang may be deemed to be the beneficial owner of the 632,942 shares held by WPG III. By reason of his status as a managing general partner of WPG CDA III (Overseas), Mr. Greer may also be deemed to be the beneficial owner of the 134,270 shares held by WPG III (Overseas). In addition, Mr. Lang is the beneficial owner in his individual capacity of 3,016 shares through his direct ownership of (i) 2,722 shares of Champion Common Stock, and (ii) 147 shares of Champion Series C Preferred Stock, which may be converted at any time at the option of the holder into 294 shares of Champion Common Stock and has the sole power to vote or direct the vote of and the sole power to dispose or direct the disposition of the 3,016 shares. Accordingly, Mr. Lang may be deemed to be the beneficial owner of 770,228 shares in the aggregate. Mr. Lang disclaims beneficial ownership of all shares beneficially owned by WPG III, and WPG III (Overseas), except to the extent of his indirect beneficial interest as a managing general partner of WPG CDA III in shares held by WPG III.

    By reason of his status as a managing partner of WPG CDA III, which is the sole general partner of WPG III, Mr. Hutchinson may be deemed to be the beneficial owner of the 632,942 shares held by WPG III. By reason of his status as a managing general partner of WPG CDA III (Overseas), Mr. Hutchinson may also be deemed to be the beneficial owner of the 134,270 shares held by WPG III (Overseas). Accordingly, Mr. Hutchinson may be deemed to be the beneficial owner of 767,212 shares. Mr. Hutchinson disclaims beneficial ownership of all shares beneficially owned by WPG III, and WPG III (Overseas), except to the extent of his indirect beneficial interest as a managing general partner of WPG CDA III, in shares held by WPG III.

(52) 1200 E. Main Street, Richmond, VA 23219.

(53) Virginia Retirement System is the beneficial owner of 1,700,040 shares of Champion Common Stock through its direct ownership of 1,354,128 shares of Champion Common Stock, and (ii) 172,956 shares of Champion Series C Preferred Stock, which may be converted at any time at the option of the holder into 345,912 shares of Champion Common Stock.

(54) Mr. Robert M. Williams may be deemed to be the beneficial owner of 741,973 shares of Champion Common Stock, including his direct ownership of 10,000 shares of Champion Common Stock as well as 731,973 shares of Champion Common Stock and 148,413 shares of Champion Series D Preferred Stock beneficially owned by RFE Investment IV.

    Mr. Michael J. Foster may be deemed to be the beneficial owner of 733,726 shares of Champion Common Stock, including his direct ownership of 1,753 shares of Champion Common Stock as well as 731,973 shares of Champion Common Stock and 148,413 shares of Champion Series D Preferred Stock beneficially owned by RFE Investment IV.

    Mr. Knute C. Albrecht may be deemed to be the beneficial owner of 734,953 shares of Champion Common Stock, including his direct ownership of 2,980 shares of Champion Common Stock as well as 731,973 shares of Champion Common Stock and 148,413 shares of Champion Series D Preferred Stock beneficially owned by RFE Investment IV.

                               THE PLAN PROPOSALS

    Each of the Plan Proposals and the stock option plans and agreements to which they relate are discussed below. Each of the Plan Proposals is being submitted to stockholders in order to qualify the affected stock options for certain exemptions from the short-swing profit rules of Section 16 of the Exchange Act. In addition, the Founders' Stock Option Plan Proposal is being submitted to stockholders for approval in order to qualify the affected options as "performance-based compensation" for purposes of Section 162(m) of the Code.

    Approval of the Merger Proposal will be deemed to constitute approval of the Directors' and Selected Executive Stock Option Plan Proposals, and stockholders should, therefore, consider and vote upon the Directors' and Selected Executive Stock Option Plan Proposals in the context of the Merger Proposal. However, stockholders are asked to consider and vote upon the Founders' Stock Option Plan Proposal independently of the Merger Proposal.

AMENDMENT OF THE DIRECTORS' STOCK OPTION PLAN

    On February 20, 1996, the Champion Board granted to each of Messrs. Ferris and Spencer, each currently a director of Champion, a non-statutory option to purchase 20,000 shares of Champion Common Stock at an exercise price of $8.00 per share (the "1996 Director Options"), subject to the condition that there be authorized and reserved for issuance under the Directors' Stock Option Plan a sufficient number of shares with respect to the exercise of the 1996 Director Options. Because the aggregate number of shares of Champion Common Stock that may be purchased pursuant to options ("Director Options") granted under the Directors' Stock Option Plan is limited to 60,000, and because Director Options to purchase 60,000 shares of Champion Common Stock have already been granted under the Directors' Stock Option Plan, the Champion Board has adopted an amendment to the Directors' Stock Option Plan, attached hereto as Annex F, subject to stockholder approval, authorizing and reserving for issuance pursuant to grants of Director Options an additional 40,000 shares of Champion Common Stock.

    Under the current provisions of the Directors' Stock Option Plan, Director Options expire on the earliest of (i) the date specified in the Director Option,
(ii) 90 days following the date on which an optionee's service as a director ceases for any reason other than death or disability or (iii) one year following the date on which the optionee's service as a director ceases by reason of death or disability. Because neither of the current holders of outstanding Director Options will continue to serve as a director of Paracelsus following the Merger, under the current terms of the Directors' Stock Option Plan all outstanding Directors Options will expire 90 days following the Effective Time. In order to enable such individuals to benefit from, among other things, any future appreciation in the price of Paracelsus Common Stock, the Champion Board has adopted an additional amendment to the Directors' Stock Option Plan, attached hereto as Annex F, subject to stockholder approval, to provide that Director Options granted to a director whose service as a director of Champion terminates in connection with a merger or consolidation of Champion will remain exercisable until the date specified in the Director Option, which in the case of Messrs. Ferris and Spencer is the date that is ten years from the respective dates of grant.

    APPROVAL OF THE MERGER PROPOSAL WILL BE DEEMED TO CONSTITUTE APPROVAL OF THE PROPOSAL TO AMEND THE DIRECTORS' STOCK OPTION PLAN AS DESCRIBED ABOVE. SEE "THE SPECIAL MEETING -- VOTES REQUIRED."

    NEW PLAN BENEFITS. As described above, if the Merger Proposal is approved, Messrs. Ferris and Spencer will each be granted Champion Options to purchase 20,000 shares of Paracelsus Common Stock, and the 50,000 outstanding Champion Options held by each of Messrs. Ferris and Spencer will remain exercisable until the dates specified in the applicable stock option agreements.

    The following table is included pursuant to requirements of the Commission:

                          DIRECTORS' STOCK OPTION PLAN

                                                                                   NUMBER OF
NAME AND POSITION                                                                STOCK OPTIONS
- -------------------------------------------------------------------------------  -------------
R. J. Messenger................................................................             0
  Vice Chairman and Chief Executive Officer
Charles R. Miller..............................................................             0
  President and Chief Operating Officer
James G. VanDevender...........................................................             0
  Executive Vice President and Chief Financial Officer
Ronald R. Patterson............................................................             0
  Executive Vice President and President, Healthcare Operations
Robert C. Joyner...............................................................             0
  Senior Vice President, Secretary and General Counsel
Executive Group................................................................             0
Non-Executive Director Group...................................................       100,000
Non-Executive Officer Employee Group...........................................             0

    Set forth below is a general description of the terms of the Directors' Stock Option Plan. This description is qualified in its entirety by reference to the complete text of the Directors' Stock Option Plan, included as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus forms a part and is incorporated herein by reference, and to the text of the amendments to the Directors' Stock Option Plan attached hereto as Annex F.

    GENERAL. The Champion Board adopted the Directors' Stock Option Plan on September 1, 1992. Stockholder approval was obtained December 6, 1994 as part of the AmeriHealth Merger.

    The purpose of the Directors' Stock Option Plan is to give the members of the Champion Board who are not elected as representatives of Champion's management or elected as representatives of certain specified stockholders ("Key Directors") an opportunity to acquire shares of Champion Common Stock and participate in the appreciation thereof, thereby providing such Key Directors an incentive to promote the best interests of Champion and enhance its long-term performance.

    ADMINISTRATION. The Champion Board is authorized to administer the Directors' Stock Option Plan and is permitted to delegate all or a portion of its administrative authority (other than its authority to amend or terminate the Directors' Stock Option Plan) to a committee of the Champion Board comprised of no less than two Champion Board members that are not Key Directors (the "Committee"). As administrators of the Director's Stock Option Plan, the Champion Board and the Committee (together in their capacities as plan administrators, the "Administrator") have the authority to determine: (i) the Key Directors to whom options will be granted, (ii) the time or times at which options will be granted, (iii) the form and amount of awards, (iv) the limitations, restrictions and conditions applicable to any such award and (v) the adjustment of the aggregate number of shares subject to a Director Option and the exercise price thereof in the event of an adjustment in the number of shares of issued Champion Common Stock. In addition, the Administrator has the authority to interpret and make final determinations under the Directors' Stock Option Plan.

    AWARDS. The Administrator is authorized to grant Director Options, which are non-statutory stock options, with respect to 60,000 shares (100,000 if the Directors' Stock Option Plan Proposal is approved) of Champion Common Stock. In addition, the Administrator may grant a stock appreciation right (a "Director SAR") with respect to each Director Option at any time that the Director Option is outstanding, provided that the Administrator determines that it is in the best interests of Champion to grant such Director SAR. A Director SAR entitles the holder thereof to surrender to Champion the Director Option, or any portion thereof, to which the Director SAR is related, in exchange for Champion Common Stock having an aggregate fair market value equal to the excess of the fair market value on the date of exercise of one share of Champion Common Stock over the exercise price of the Director Option or any portion thereof being surrendered, multiplied by the number of shares of Champion Common Stock subject to the Director Option or portion thereof (the "Spread"). However, the Administrator has the right to pay all or a portion of the Spread in cash in lieu of Champion Common Stock. Since the date that the Champion Common Stock became listed on the AMEX, the fair market value of the Champion Common Stock on a given date has been determined by taking the average of the closing prices of the Champion Common Stock on the composite tape for the ten consecutive trading days immediately preceding such given date.

    OPTION TERMS. The terms and conditions of the Director Options, which must be set forth in an option agreement, are determined by the Administrator; PROVIDED, HOWEVER, that the exercise price of the Director Options may not be less than 80% of the fair market value of the Common Stock at the time of grant, the term of the Director Option may not exceed 10 years and the Director Options may not be transferred except as provided by will or applicable laws of descent. The Administrator has the authority to require the Key Director to enter into any or all of the following agreements as a condition to receiving an Option grant: a non-compete agreement; an agreement cancelling other benefits required to be provided by Champion; or a stockholder's agreement. In addition, the Administrator is precluded from delivering Champion Common Stock pursuant to the exercise of a Director Option, unless the optionee has executed (i) the Shareholders' Agreement dated as of December 31, 1990, (ii) the Selected Shareholders' Agreement dated May 27, 1992 and (iii) the Stockholders Agreement dated May 27, 1992.

    MERGER, DISSOLUTION AND CONSOLIDATION. At the special meeting of Champion stockholders on December 6, 1994, the stockholders of Champion approved, by approving the AmeriHealth Merger, the Director's Plan and an amendment to the Directors' Plan relating to treatment of Director Options upon the merger, dissolution or consolidation of Champion. Pursuant to such amendment, the Director Options would terminate upon a liquidation or termination of Champion or upon a merger or consolidation in which the Company is not the surviving corporation and for which the plan or agreement of merger or consolidation does not provide for the assumption by the surviving corporation of the Director Options and Director SARs. In the event that Champion enters into a merger or consolidation pursuant to which Champion will not be the surviving corporation and the plan or agreement does provide that the Director Options and Director SARs will be assumed by the surviving corporation, the Director Options and Director SARs will become and remain the obligation of the surviving corporation and will be adjusted as the Champion Board may deem appropriate with respect to any increase or decrease in the number of shares of issued Champion Common Stock resulting from certain corporate events, such as a reorganization or recapitalization, effected without receipt of consideration by Champion.

    The Merger Agreement provides that the outstanding Director Options will be assumed by Paracelsus and be converted into Paracelsus Options to purchase that number of shares of Paracelsus Common Stock equal to the number of shares of Champion Common Stock subject to such Director Options. The terms and conditions of the Paracelsus Options, including the exercise price thereof, will generally be the same as those applicable to the converted Director Options.

    CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The following discussion is a general summary of the principal United States Federal income tax consequences relating to option grants under the Directors' Stock Option Plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences.

    An optionee will not recognize any taxable income upon the grant of a non-qualified option and the company making such grant will not be entitled to a tax deduction at such time. Generally, upon exercise of a non-qualified option, such as the Director Options, the excess of the fair market value of the stock on the exercise date over the exercise price will be taxable as compensation income to the optionee, and the company will be entitled to a tax deduction in an amount equal to such excess. The optionee's tax basis for the stock received pursuant to such exercise will equal the sum of the compensation income recognized and the exercise price. In the event of a sale of stock received upon the exercise of a non-qualified option, any appreciation or depreciation after the exercise date generally will be taxed to the optionee as capital gain or loss and will be long-term capital gain or loss if the holding period for such stock is more than one year.

    If the Director Options remain outstanding at the time of the Merger, such Director Options along with the 1996 Director Options will be converted into Paracelsus Options.

AMENDMENT OF THE SELECTED EXECUTIVE STOCK OPTION PLAN

    Under the current terms of the Selected Executive Stock Option Plan, options to purchase Common Stock granted to participants in the Selected Executive Stock Option Plan (the "Executive Options") will terminate upon a merger or consolidation of the Company pursuant to which Champion is not the surviving corporation, subject to the holder's right to exercise the Executive Options prior to the effective date of such merger or consolidation. The Champion Board has adopted an amendment to the Selected Executive Stock Option Plan, attached hereto as Annex G, subject to stockholder approval, providing that the Executive Options will not be terminated upon a merger or consolidation of Champion pursuant to which Champion is not the surviving corporation or in which Champion becomes a wholly owned subsidiary if the applicable plan or agreement of merger or consolidation provides that the Executive Options will become and remain the obligation of the surviving corporation or the corporation wholly owning the subsidiary and will be adjusted in accordance with the change in capitalization provisions under the Executive Option Plan. The Merger Agreement provides that all outstanding Champion Options at the Effective Time will be assumed by Paracelsus and be converted into Paracelsus Options. Accordingly, in the event that the proposed amendment to the Executive Option Plan is approved by the Champion stockholders, the Executive Options will be converted into options to acquire Paracelsus Common Stock rather than being terminated at the Effective Time of the Merger. At the special meeting of Champion stockholders on December 6, 1994, the stockholders of Champion approved identical amendments to four other stock option plans in which Champion executives participate.

    APPROVAL OF THE MERGER PROPOSAL WILL BE DEEMED TO CONSTITUTE APPROVAL OF THE PROPOSAL TO AMEND THE SELECTED EXECUTIVE STOCK OPTION PLAN AS DESCRIBED ABOVE. SEE "THE SPECIAL MEETING -- VOTES REQUIRED."

    NEW PLAN BENEFITS. As described above, if the Merger Proposal is approved, no new options will be granted under the Selected Executive Stock Option Plan but a total of 69,000 Champion Options outstanding thereunder will be assumed by Paracelsus and converted into Paracelsus Options. The following table is included pursuant to requirements of the Commission:

                      SELECTED EXECUTIVE STOCK OPTION PLAN

                                                                                             NUMBER OF
NAME AND POSITION                                                                          STOCK OPTIONS
- -----------------------------------------------------------------------------------------  -------------
R. J. Messenger
  Vice Chairman and Chief Executive Officer..............................................            0
Charles R. Miller
  President and Chief Operating Officer..................................................            0
James G. VanDevender
  Executive Vice President and Chief Financial Officer...................................            0
Ronald R. Patterson
  Executive Vice President and President, Healthcare Operations..........................            0
Robert C. Joyner
  Senior Vice President, Secretary and General Counsel...................................            0
Executive Group..........................................................................       17,500
Non-Executive Director Group.............................................................            0
Non-Executive Officer Employee Group.....................................................       51,500

    Set forth below is a general description of the terms of the Selected Executive Stock Option Plan. This description is qualified in its entirety by reference to the complete text of the Selected Executive Stock Option Plan included as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus forms a part and is incorporated herein by reference, and to the text of the proposed amendment to the Selected Executive Stock Option Plan attached hereto as Annex G.

    GENERAL. The Champion Board adopted the Selected Executive Stock Option Plan on April 20, 1995, subject to stockholder approval. The Champion stockholders approved the Selected Executive Stock Option Plan at their annual meeting on May 25, 1995.

    The purpose of the Selected Executive Stock Option Plan is to give selected executives ("Key Executives") an opportunity to acquire shares of Champion Common Stock and participate in the appreciation thereof, thereby providing such Key Executives an incentive to promote the best interests of Champion and enhance its long-term performance.

    ADMINISTRATION. The Champion Board is authorized to administer the Selected Executive Stock Option Plan and is permitted to delegate all or a portion of its administrative authority (other than its authority to amend or terminate the Selected Executive Stock Option Plan) to a committee of the Champion Board comprised of no less than two Champion Board members (the "Option Committee"). As administrators of the Selected Executive Stock Option Plan, the Champion Board and the Option Committee (together in their capacities as plan administrators, the "Option Administrator") determine: (i) the Key Executives to whom options will be granted, (ii) the time or times at which options will be granted, (iii) the form and amount of awards, (iv) the limitations, restrictions and conditions applicable to any such award and (v) the adjustment of the aggregate number of shares subject to an Executive Option and the exercise price thereof in the event of an adjustment in the number of shares of issued Champion Common Stock. In addition, the Option Administrator has the authority to interpret and make final determinations under the Selected Executive Stock Option Plan.

    AWARDS. The Option Administrator is authorized to grant Executive Options, which are non-statutory options, to acquire a maximum of 144,500 shares of Champion Common Stock. In addition, the Option Administrator may grant an SAR with respect to each Executive Option at any time that the Executive Option is outstanding, provided that the Option Administrator determines that it is in the best interests of Champion to grant such SAR. The SAR entitles the holder thereof to surrender to Champion the Executive Option, or any portion thereof, to which it is related, in exchange for Champion Common Stock having an aggregate fair market value equal to the Spread on the Executive Option. However, the Option Administrator will have the right to pay all or a portion of the Spread in cash in lieu of Champion Common Stock.

    OPTION TERMS. The terms and conditions of the Executive Options, which must be set forth in an option agreement, are determined by the Option Administrator; PROVIDED, HOWEVER that the exercise price of the Executive Options may not be less than 80% of the fair market value of the Champion Common Stock at the time of the grant, the term of the Executive Option may not exceed 10 years and the Executive Options may not be transferred, except as provided by will or applicable laws of descent. The Administrator has the authority to require the Key Executive to enter into any or all of the following agreements as a condition of receiving an Executive Option grant: a non-compete agreement; an agreement cancelling other benefits required to be provided by Champion; or a stockholder's agreement. In addition, the Option Administrator is not obligated to deliver Champion Common Stock pursuant to the exercise of an Executive Option, unless the Optionee has executed the D Stockholders' Agreement.

    TERMINATION OF EMPLOYMENT. The Executive Options will terminate upon the earliest of (i) the date specified by the Executive Option, (ii) the date on which an Executive Option holder is notified that his employment with Champion has terminated for any reason other than death or disability, unless the Option Administrator determines that the Executive Option should terminate on a date that is within 90 days of the Executive Option holder's termination of employment in which case the Executive Option will terminate on the date specified by the Option Administrator or (iii) the date that is one year following the termination of the Executive Option holder's employment as a result of death or disability. The Option Administrator has determined that an Executive Option holder who remains employed by a successor of Champion will not be treated as having terminated employment with Champion.

    CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The following discussion is a general summary of the principal United States Federal income tax consequences relating to Executive Options under the Selected Executive Stock Option Plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences.

    Like the Director Options, the Executive Options are non-statutory options and are subject to tax in the same manner as the Director Options. See "-- Amendment of the Directors' Stock Option Plan -- Certain Federal Income Tax Consequences."

AMENDMENT OF THE FOUNDERS' STOCK OPTION PLAN

    Under the Founders' Stock Option Plan, Champion has granted Messrs. Miller and VanDevender options (the "Founders' Options") to purchase 108,000 and 72,000 shares, respectively, of Champion Common Stock at an exercise price of $1.00 per share. Under the current terms of the Founders' Stock Option Plan, the exercise price of the Founders' Options is payable solely in cash. The Champion Board has adopted, subject to stockholder approval, an amendment to the Founders' Stock Option Plan attached hereto as Annex H, providing that the Founders' Options may instead be exercised by means of a cashless exercise procedure to pay either or both (i) the exercise price of the Founders' Options and (ii) any withholding taxes payable in connection with the exercise of options outstanding thereunder. The Paracelsus Board has agreed to adopt similar amendments with respect to each of the other Champion Stock Option Plans except the Champion Healthcare Corporation Physicians Stock Option Plan. Such other amendments do not require stockholder approval for purposes of Section 16 of the Exchange Act and Section 162(m) of the Code.

    THE FOUNDERS' STOCK OPTION PLAN PROPOSAL IS BEING SUBMITED TO STOCKHOLDERS FOR APPROVAL INDEPENDENTLY OF THE MERGER PROPOSAL. SEE "THE SPECIAL MEETING -- VOTES REQUIRED." YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE FOUNDERS' STOCK OPTION PLAN PROPOSAL AND RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE PROPOSAL TO AMEND THE FOUNDERS' STOCK OPTION PLAN.

    NEW PLAN BENEFITS. As described above, if the Founders' Stock Option Plan Proposal is approved, a cashless exercise procedure will be added to the 108,000 and 72,000 outstanding Champion options currently held by Messrs. Miller and VanDevender, respectively, under the Founders' Stock Option Plan. No new option grants under the Founders' Stock Option Plan will be made. The following table is included pursuant to requirements of the Commission:

                          FOUNDERS' STOCK OPTION PLAN

                                                                                             NUMBER OF
NAME AND POSITION                                                                          STOCK OPTIONS
- -----------------------------------------------------------------------------------------  -------------
R. J. Messenger
  Vice Chairman and Chief Executive Officer..............................................             0
Charles R. Miller
  President and Chief Operating Officer..................................................       108,000
James G. VanDevender
  Executive Vice President and Chief Financial Officer...................................        72,000
Ronald R. Patterson
  Executive Vice President and President, Healthcare Operations..........................             0
Robert C. Joyner.........................................................................
  Senior Vice President, Secretary and General Counsel...................................             0
Executive Group..........................................................................       180,000
Non-Executive Director Group.............................................................             0
Non-Executive Officer Employee Group.....................................................             0

    Set forth below is a general description of the terms of the Founders' Stock Option Plan. This description is qualified in its entirety by reference to the complete text of the Founders' Stock Option Plan included as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus forms a part, and to the text of the proposed amendment to the Founders' Stock Option Plan attached hereto as Annex H.

    FOUNDERS' OPTIONS TERMS: The Founders' Options expire on December 31, 2000, are not transferable or assignable (except in the case of death), are governed by the laws of the State of Texas and cannot be amended without the consent of Champion and the applicable holder. Messrs. Miller and VanDevender have consented to the proposed amendments to the Founders' Stock Option Plan. The Founders' Stock Option Plan provides that the Founders' Options will become the obligation of any successor to Champion. Pursuant to the Merger the Founders'
Options will be converted into Paracelsus Options on substantially similar terms.

    CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The following discussion is a general summary of the principal United States Federal income tax consequences to Paracelsus with respect to the Founders' Options. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences.

    Like the Director Options, the Founders' Options are non-statutory options and are subject to tax in the same manner as the Director Options. See "-- Amendment of the Directors' Stock Option Plan -- Certain Federal Income Tax Consequences."

    In  addition, Section 162(m) of the Code may apply to the Founders' Options.
Section 162(m) of the Code disallows a federal income tax deduction to any publicly-held corporation for compensation paid in excess of $1,000,000 in any taxable year to the chief executive officer or any of the four other most highly compensated executive officers who are employed by the corporation on the last day of the taxable year. However, Section 162(m) provides that the $1 million limit does not apply to compensation related to the exercise of certain options ("Section 162(m) Qualifying Options") granted under a stock option plan that meets certain requirements (a "Section 162(m) Qualifying Option Plan"). The Founders' Options are intended to constitute Section 162(m) Qualifying Options and the Founders' Stock Option Plan is intended to constitute a Section 162(m) Qualifying Option Plan (and is intended to remain so upon approval of the proposed amendment to the Founders' Stock Option Plan).

                      VALIDITY OF PARACELSUS COMMON STOCK

    The validity of the Paracelsus Common Stock to be issued in connection with the Merger will be passed upon for Paracelsus by its counsel, Skadden, Arps, Slate, Meagher & Flom, Los Angeles, California.

                                    EXPERTS

    The (i) consolidated balance sheet of Champion Healthcare Corporation as of December 31, 1994 and 1995 and the consolidated statements of operations, stockholders' equity and cash flows of Champion Healthcare Corporation for each of the three years in the period ended December 31, 1995; (ii) the balance sheet of Dakota Heartland Health System as of December 31, 1994 and 1995 and the statements of income, partners' equity, and cash flows of Dakota Heartland Health System for the year ended December 31, 1995; (iii) the balance sheet of Jordan Valley Hospital as of September 30, 1995 and the statements of income and changes in owner's equity and cash flows of Jordan Valley Hospital for the period from January 1, 1995 through September 30, 1995 and (iv) the consolidated balance sheets of Salt Lake Regional Medical Center as of May 31, 1994 and April 13, 1995 and the consolidated statements of income, equity, and cash flows of Salt Lake Regional Medical Center for each of the two years in the period ended May 31, 1994 and the period from June 1, 1994 through April 13, 1995 included in this Proxy Statement/Prospectus and the Registration Statement, have been included herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given upon the authority of such firm as experts in accounting and auditing.

    One or more representatives of Coopers & Lybrand L.L.P. are expected to be present at the Special Meeting to answer appropriate questions of stockholders of Champion and to make a statement if so desired.

    The consolidated financial statements of Paracelsus Healthcare Corporation as of September 30, 1994 and 1995 and for each of the three years in the period ended September 30, 1995 and the combined financial statements of Davis Hospital and Medical Center, Pioneer Valley Hospital and Santa Rosa Medical Center as of December 31, 1994 and 1995 and for the years then ended appearing in this Proxy Statement/Prospectus and the Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their respective reports thereon appearing elsewhere herein and in the Registration Statement and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             STOCKHOLDER PROPOSALS

    The date by which stockholder proposals intended to be presented at Champion's 1996 Annual Meeting of Stockholders must have been received by the Secretary of Champion for inclusion in Champion's proxy, notice of meeting and proxy statement relating to Champion's 1996 Annual Meeting was December 29, 1995. If the date of such annual meeting is advanced or delayed, Champion will comply with any applicable provision concerning submission of stockholder proposals under Regulation 14A under the Exchange Act and the Champion Bylaws. Champion will not hold further annual meetings of stockholders if the Merger is consummated.

    If the Merger is consummated, the first annual meeting of the public shareholders of Paracelsus after such consummation is expected to be held in the month of May 1997. If any Paracelsus shareholder intends to present a proposal at such Paracelsus annual meeting and wishes to have such proposal considered for inclusion in the proxy materials for such meeting, such holder must submit the proposal to the Secretary of Paracelsus in writing so as to be received at the executive offices of Paracelsus a reasonable time before the proxy statement relating to that meeting is mailed. Paracelsus requests any such proposals be received by October 2, 1996. Such proposal must also meet the other requirements of the rules of the Commission relating to shareholders' proposals. In addition, after the Effective Time the Paracelsus Bylaws will establish an advance notice procedure with regard to certain matters, including shareholder proposals not included in Paracelsus' proxy statement, to be brought before an annual meeting of shareholders. In general, notice must be received by the Secretary of Paracelsus not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the shareholder proposing such matters. If the date of the annual meeting is more than 30 days earlier or later than such anniversary date, notice must be received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed to shareholders or public disclosure of the date of such meeting was made, whichever first occurs.

        INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES

Paracelsus Financial Statements as of and for the years ended September 30, 1993, 1994 and 1995

  Report of Ernst & Young LLP Independent Auditors..................................        F-3
  Consolidated Balance Sheets -- September 30, 1994 and 1995........................        F-4
  Consolidated Statements of Income -- Years ended September 30, 1993, 1994 and
   1995.............................................................................        F-5
  Consolidated Statements of Shareholder's Equity -- Years ended September 30, 1993,
   1994 and 1995....................................................................        F-6
  Consolidated Statements of Cash Flows -- Years ended September 30, 1993, 1994 and
   1995.............................................................................        F-7
  Notes to Consolidated Financial Statements........................................        F-9

Paracelsus Financial Statements as of and for the Six Months ended March 31, 1995 and 1996 (unaudited)

  Condensed Consolidated Balance Sheets -- September 30, 1995 and March 31, 1996....       F-20
  Consolidated Statements of Income (unaudited) -- Six Months ended March 31, 1995
   and 1996.........................................................................       F-21
  Consolidated Statements of Cash Flows (unaudited) -- Six Months ended March 31,
   1995 and 1996....................................................................       F-22
  Notes to Unaudited Condensed Consolidated Financial Statements....................       F-23

Davis Hospital and Medical Center, Pioneer Valley Hospital, and Santa Rosa Medical
 Center Combined Financial Statements as of and for the years ended December 31, 1994 and 1995

  Report of Ernst & Young LLP Independent Auditors..................................       F-25
  Combined Balance Sheets -- December 31, 1994 and 1995.............................       F-26
  Combined Statements of Income and Changes in Retained Earnings -- Years ended
   December 31, 1994 and 1995.......................................................       F-27
  Combined Statements of Cash Flows -- Years ended December 31, 1994 and 1995.......       F-28
  Notes to Combined Financial Statements............................................       F-29

Davis Hospital and Medical Center, Pioneer Valley Hospital, and Santa Rosa Medical
 Center Combined Financial Statements for the Three Months ended March 31, 1995 and
 1996 (unaudited)

  Unaudited Combined Balance Sheet -- March 31, 1996................................       F-33
  Unaudited Combined Statements of Income and Changes in Retained Earnings -- Three
   Months ended March 31, 1995 and 1996.............................................       F-34
  Unaudited Combined Statements of Cash Flows -- Three Months ended March 31, 1995
   and 1996.........................................................................       F-35

Champion Financial Statements as of and for the years ended December 31, 1993, 1994 and 1995

  Report of Coopers & Lybrand L.L.P. Independent Accountants........................       F-36
  Consolidated Balance Sheet -- December 31, 1994 and 1995..........................       F-37
  Consolidated Statement of Operations -- Years Ended December 31, 1993, 1994 and
   1995.............................................................................       F-38
  Consolidated Statement of Stockholders' Equity -- Years Ended December 31, 1993,
   1994 and 1995....................................................................       F-39
  Consolidated Statement of Cash Flows -- Years Ended December 31, 1993, 1994 and
   1995.............................................................................       F-40
  Notes to Consolidated Financial Statements........................................       F-41

Dakota Heartland Health System Financial Statement as of December 31, 1994 and 1995
 and at the year ended December 31, 1995

  Report of Coopers & Lybrand L.L.P. Independent Accountants........................       F-60
  Balance Sheet -- December 31, 1994 and 1995.......................................       F-61
  Statement of Income -- Year Ended December 31, 1995...............................       F-62
  Statement of Partners' Equity -- Years Ended December 31, 1994 and 1995...........       F-63
  Statement of Cash Flows -- Year Ended December 31, 1995...........................       F-64
  Notes to Financial Statements.....................................................       F-65

Jordan Valley Hospital Financial Statements as of September 30, 1995 and for the period from January 1, 1995 through September 30, 1995

  Report of Coopers & Lybrand L.L.P. Independent Accountants........................       F-68
  Balance Sheet -- September 30, 1995...............................................       F-69
  Statement of Income and Changes in Owners' Equity -- For the Period from January
   1, 1995 through September 30, 1995...............................................       F-70
  Statement of Cash Flows -- For the Period from January 1, 1995 through September
   30, 1995.........................................................................       F-71
  Notes to Financial Statements.....................................................       F-72

Salt Lake Regional Medical Center Financial Statements as of and for the years ended
 May 31, 1993 and 1994 and as of April 13, 1995 and for the period from June 1, 1994 through April 13, 1995.

  Report of Coopers & Lybrand L.L.P. Independent Accountants........................       F-76
  Consolidated Balance Sheets -- May 31, 1994 and April 13, 1995....................       F-77
  Consolidated Statements of Income -- Years Ended May 31, 1993 and 1994 and for the
   Period from June 1, 1994 through April 13, 1995..................................       F-78
  Consolidated Statements of Equity -- Years Ended May 31, 1993 and 1994 and for the
   Period from June 1, 1994 through April 13, 1995..................................       F-79
  Consolidated Statements of Cash Flows -- Years Ended May 31, 1993 and 1994 and for
   the Period from June 1, 1994 through April 13, 1995..............................       F-80
  Notes to Consolidated Financial Statements........................................       F-81

Champion Financial Statements as of and for the Three Months ended March 31, 1995 and 1996 (Unaudited)

  Unaudited Condensed Consolidated Balance Sheet -- December 31, 1995 and March 31,
   1996.............................................................................       F-88
  Unaudited Condensed Consolidated Statement of Operations -- Three Months Ended
   March 31, 1995 and 1996..........................................................       F-89
  Unaudited Condensed Consolidated Statement of Cash Flows -- Three Months Ended
   March 31, 1995 and 1996..........................................................       F-90
  Notes to Condensed Consolidated Financial Statements..............................       F-91

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholder
Paracelsus Healthcare Corporation

    We have audited the accompanying consolidated balance sheets of Paracelsus Healthcare Corporation and subsidiaries as of September 30, 1994 and 1995, and the related consolidated statements of income, shareholder's equity and cash flows for each of the three years in the period ended September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Paracelsus Healthcare Corporation and subsidiaries at September 30, 1994 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended September 30, 1995, in conformity with generally accepted accounting principles.

    As discussed in Note 1 to the consolidated financial statements, as of October 1, 1994, the Company changed its method of accounting for marketable securities.

                                          ERNST & YOUNG LLP

Los Angeles, California
December 14, 1995

               PARACELSUS HEALTHCARE CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                     ASSETS

                                                                                           SEPTEMBER 30
                                                                                ----------------------------------
                                                                                      1994              1995
                                                                                ----------------  ----------------
Current assets:
  Cash and cash equivalents...................................................  $      1,452,000  $      2,949,000
  Marketable securities (NOTE 5)..............................................        16,960,000        10,387,000
  Accounts receivable, less allowance for uncollectible accounts and contractual adjustments of $56,507,000 in 1994 and $56,958,000 in 1995
   (NOTE 4)...................................................................        68,244,000        81,039,000
  Notes and other receivables (NOTE 6)........................................         9,287,000        12,502,000
  Supplies....................................................................        10,602,000        10,565,000
  Deferred income taxes (NOTE 2)..............................................        17,420,000        16,485,000
  Other current assets........................................................         6,493,000         4,510,000
                                                                                ----------------  ----------------
    Total current assets......................................................       130,458,000       138,437,000
Property and equipment (NOTES 3 AND 10):
  Land and improvements.......................................................        24,699,000        23,366,000
  Buildings and improvements..................................................       144,066,000       137,966,000
  Equipment...................................................................       101,559,000        99,748,000
  Construction in progress....................................................           636,000         7,332,000
                                                                                ----------------  ----------------
                                                                                     270,960,000       268,412,000
  Less accumulated depreciation and amortization..............................        97,123,000       102,746,000
                                                                                ----------------  ----------------
                                                                                     173,837,000       165,666,000
Marketable securities (NOTE 5)................................................         --               12,169,000
Other assets (NOTE 6).........................................................        25,706,000        28,360,000
                                                                                ----------------  ----------------
Total assets..................................................................  $    330,001,000  $    344,632,000
                                                                                ----------------  ----------------
                                                                                ----------------  ----------------


                                       LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Bank drafts outstanding.....................................................  $      2,179,000  $      4,991,000
  Accounts payable and accrued expenses.......................................        22,640,000        27,384,000
  Accrued wages and benefits..................................................        27,863,000        28,354,000
  Accrued interest............................................................         3,845,000         3,877,000
  Current maturities of long-term debt and
   capital lease obligations..................................................         5,269,000         8,658,000
  Current portion of self-insurance reserves..................................         5,802,000         4,792,000
                                                                                ----------------  ----------------
    Total current liabilities.................................................        67,598,000        78,056,000
Long-term debt and capital lease obligations,
 less current maturities (NOTE 3).............................................       112,449,000       113,070,000
Self-insurance reserves, less current portion (NOTE 9)........................        23,117,000        25,176,000
Deferred income taxes (NOTE 2)................................................        29,108,000        23,255,000
Minority interests............................................................           214,000           126,000
Commitments and contingencies (NOTE 8)........................................
Shareholder's equity:
  Common stock, no stated value:
    Authorized shares -- 1,000
    Issued and outstanding shares -- 450......................................         4,500,000         4,500,000
  Additional paid-in capital..................................................           390,000           390,000
  Unrealized gains on marketable securities, net of taxes (NOTE 5)............         --                  137,000
  Retained earnings...........................................................        92,625,000        99,922,000
                                                                                ----------------  ----------------
    Total shareholder's equity................................................        97,515,000       104,949,000
                                                                                ----------------  ----------------
Total liabilities and shareholder's equity....................................  $    330,001,000  $    344,632,000
                                                                                ----------------  ----------------
                                                                                ----------------  ----------------

                            See accompanying notes.

               PARACELSUS HEALTHCARE CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME

                                                                            YEAR ENDED SEPTEMBER 30
                                                              ----------------------------------------------------
                                                                    1993              1994              1995
                                                              ----------------  ----------------  ----------------
Total operating revenues (NOTE 10)..........................  $    435,102,000  $    507,864,000  $    509,729,000

Costs and expenses:
  Salaries and benefits.....................................       174,849,000       209,772,000       209,672,000
  Supplies..................................................        34,245,000        42,890,000        40,780,000
  Purchased services........................................        48,951,000        55,078,000        58,113,000
  Provision for bad debts...................................        26,629,000        33,110,000        39,277,000
  Other operating expenses..................................       100,287,000       114,096,000        99,777,000
  Depreciation and amortization.............................        14,587,000        16,565,000        17,276,000
  Interest..................................................        10,213,000        12,966,000        15,746,000
  Restructuring and unusual charges (NOTE 11)...............         --                --                5,150,000
                                                              ----------------  ----------------  ----------------
Total costs and expenses....................................       409,761,000       484,477,000       485,791,000
                                                              ----------------  ----------------  ----------------
Income before minority interests, income taxes and
 extraordinary loss.........................................        25,341,000        23,387,000        23,938,000
Minority interests..........................................        (2,683,000)       (2,517,000)       (1,927,000)
                                                              ----------------  ----------------  ----------------
Income before income taxes and extraordinary loss...........        22,658,000        20,870,000        22,011,000
Income taxes (NOTE 2).......................................        10,196,000         8,567,000         9,024,000
                                                              ----------------  ----------------  ----------------
Income before extraordinary loss............................        12,462,000        12,303,000        12,987,000
Extraordinary loss (net of income tax benefit of $346,000)
 (NOTE 3)...................................................         --                 (497,000)        --
                                                              ----------------  ----------------  ----------------
Net income..................................................  $     12,462,000  $     11,806,000  $     12,987,000
                                                              ----------------  ----------------  ----------------
                                                              ----------------  ----------------  ----------------

                            See accompanying notes.

               PARACELSUS HEALTHCARE CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY
                 YEARS ENDED SEPTEMBER 30, 1993, 1994 AND 1995

                                        COMMON STOCK                     UNREALIZED
                                  -------------------------  ADDITIONAL   GAINS ON
                                               OUTSTANDING    PAID-IN    MARKETABLE     RETAINED
                                    SHARES        AMOUNT      CAPITAL    SECURITIES     EARNINGS          TOTAL
                                  -----------  ------------  ----------  -----------  -------------  ---------------
Balances at September 30,
 1992...........................         450   $  4,500,000  $  390,000   $  --       $  72,576,000  $    77,466,000
Dividends to shareholder........      --            --           --          --          (1,214,000)      (1,214,000)
Net income......................      --            --           --          --          12,462,000       12,462,000
                                         ---   ------------  ----------  -----------  -------------  ---------------
Balances at September 30,
 1993...........................         450      4,500,000     390,000      --          83,824,000       88,714,000
Dividends to shareholder........      --                         --          --          (3,005,000)      (3,005,000)
Net income......................      --                         --          --          11,806,000       11,806,000
                                         ---   ------------  ----------  -----------  -------------  ---------------
Balances at September 30,
 1994...........................         450      4,500,000     390,000      --          92,625,000       97,515,000
Dividends to shareholder........      --            --           --          --          (5,690,000)      (5,690,000)
Cumulative effect of a change in
 accounting for marketable
 securities, net of taxes.......      --            --           --         (67,000)       --                (67,000)
Change in unrealized gains on
 marketable securities, net of
 taxes..........................      --            --           --         204,000        --                204,000
Net income......................      --                         --          --          12,987,000       12,987,000
                                         ---   ------------  ----------  -----------  -------------  ---------------
Balances at September 30,
 1995...........................         450   $  4,500,000  $  390,000   $ 137,000   $  99,922,000  $   104,949,000
                                         ---   ------------  ----------  -----------  -------------  ---------------
                                         ---   ------------  ----------  -----------  -------------  ---------------

                            See accompanying notes.

               PARACELSUS HEALTHCARE CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                            YEAR ENDED SEPTEMBER 30
                                                                ------------------------------------------------
                                                                     1993             1994             1995
                                                                --------------  ----------------  --------------
OPERATING ACTIVITIES
Net income....................................................  $   12,462,000  $     11,806,000  $   12,987,000
Adjustments to reconcile net income to net cash provided by
 operating activities:
  Depreciation and amortization...............................      14,587,000        16,565,000      17,276,000
  Gain from disposal of facilities............................        --               --             (9,026,000)
  Deferred income taxes.......................................      (3,399,000)       (5,226,000)     (4,989,000)
  Extraordinary loss..........................................        --                 497,000        --
  Minority interests..........................................       2,683,000         2,517,000       1,927,000
  Changes in operating assets and liabilities, net of effects of acquisitions:
    Accounts receivable.......................................      43,780,000        (9,028,000)    (12,261,000)
    Supplies and other current assets.........................      (2,873,000)       (2,368,000)      2,020,000
    Notes and other receivables...............................      (1,066,000)       (2,519,000)     (3,215,000)
    Accounts payable and other current liabilities............      (1,897,000)        9,410,000       8,079,000
    Income taxes payable......................................      (1,568,000)        --               --
  Self-insurance reserves.....................................       7,151,000         5,457,000       1,049,000
                                                                --------------  ----------------  --------------
Net cash provided by operating activities.....................      69,860,000        27,111,000      13,847,000

INVESTING ACTIVITIES
Purchase of available-for-sale securities.....................      (8,631,000)       (8,329,000)     (5,527,000)
Maturities of held-to-maturity securities.....................        --               --                139,000
Acquisitions, net of cash acquired............................      (9,477,000)        --             (3,010,000)
Proceeds from disposal of facilities..........................        --               1,698,000      18,564,000
Additions to property and equipment...........................     (14,676,000)      (14,342,000)    (15,835,000)
Decrease in minority interests................................      (2,752,000)       (2,651,000)     (2,015,000)
Increase in other assets......................................      (6,622,000)      (12,691,000)     (2,986,000)
                                                                --------------  ----------------  --------------
Net cash used in investing activities.........................     (42,158,000)      (36,315,000)    (10,670,000)

FINANCING ACTIVITIES
Long-term borrowings..........................................      59,452,000       125,410,000      55,003,000
Payments of long-term debt and capital lease obligations......     (85,509,000)     (108,618,000)    (50,993,000)
Payments of subordinated promissory note payable..............        --              (4,335,000)       --
Dividends to shareholder......................................      (1,214,000)       (3,005,000)     (5,690,000)
                                                                --------------  ----------------  --------------
Net cash provided by (used in) financing activities...........     (27,271,000)        9,452,000      (1,680,000)
                                                                --------------  ----------------  --------------
Increase in cash and cash equivalents.........................         431,000           248,000       1,497,000
Cash and cash equivalents at beginning of year................         773,000         1,204,000       1,452,000
                                                                --------------  ----------------  --------------
Cash and cash equivalents at end of year......................  $    1,204,000  $      1,452,000  $    2,949,000
                                                                --------------  ----------------  --------------
                                                                --------------  ----------------  --------------

               PARACELSUS HEALTHCARE CORPORATION AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

Supplemental schedule of noncash investing and financing activities:

                                                                               YEAR ENDED SEPTEMBER 30
                                                                     --------------------------------------------
                                                                          1993           1994           1995
                                                                     --------------  -------------  -------------
Details of unrealized gains on marketable securities:
  Marketable securities............................................  $     --        $    --        $     208,000
  Deferred taxes...................................................        --             --               71,000
                                                                     --------------  -------------  -------------
  Increase in shareholder's equity.................................  $     --        $    --        $     137,000
                                                                     --------------  -------------  -------------
                                                                     --------------  -------------  -------------
  Exchange of land and building....................................  $     --        $   1,074,000  $    --
                                                                     --------------  -------------  -------------
                                                                     --------------  -------------  -------------
  Leases capitalized...............................................  $     --        $     713,000  $    --
                                                                     --------------  -------------  -------------
                                                                     --------------  -------------  -------------
Details of businesses acquired in purchase transactions:
  Fair value of assets acquired....................................  $   22,225,000  $    --        $   3,010,000
  Liabilities assumed, including capital lease obligations and note
   payable to bank.................................................      10,766,000       --             --
                                                                     --------------  -------------  -------------
  Cash paid for acquisitions.......................................      11,459,000       --            3,010,000
  Cash acquired in acquisitions....................................       1,982,000       --             --
                                                                     --------------  -------------  -------------
  Net cash paid for acquisitions...................................  $    9,477,000  $    --        $   3,010,000
                                                                     --------------  -------------  -------------
                                                                     --------------  -------------  -------------

                            See accompanying notes.

               PARACELSUS HEALTHCARE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1995

1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

    ORGANIZATION

    Paracelsus Healthcare Corporation (the "Company") owns, leases and operates 22 acute care, psychiatric and specialty hospitals, four skilled nursing facilities and 13 medical office buildings. In addition, the Company is a partner in seven partnerships (six being general and one being limited partnerships), with ownership equal to or in excess of 50% in five, and less than 50% in two. In May 1994, the founder, Chairman of the Board and sole shareholder of the Company passed away with ownership of the Company and the role of Chairman of the Board succeeding to his son, Dr. Manfred George Krukemeyer, who is a citizen of the Federal Republic of Germany.

    BASIS OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its wholly-owned or majority owned subsidiaries and partnerships. All significant intercompany transactions and balances are eliminated in consolidation. Minority interests represent income allocated to the minority partners' investment.

    OPERATING REVENUES

    Operating revenues include healthcare services provided to patients which are reported on an accrual basis in the period in which the services are provided at established rates, net of third-party reductions related to contractual adjustments for Medicare, Medicaid, managed care and other programs. Contractual adjustments totaled $307,868,000, $394,110,000 and $407,888,000, for
1993, 1994 and 1995, respectively.

    Contractual adjustments include differences between established billing rates and amounts estimated by management as reimbursable under various fixed-price, cost reimbursement and other contractual arrangements. In addition, other activities including investment earnings, gains on disposal of facilities (see Note 10), rental income and income from partnerships, all of which are used exclusively for healthcare-related services provided by the Company, are considered operating revenues.

    Normal estimation differences between final settlements and amounts recognized in previous years are reported as contractual adjustments in the current year. The administrative procedures for the cost-based programs preclude final determination of the payments due or receivable until after the Company's cost reports are audited or otherwise reviewed by and settled with the respective program agencies. The Company's estimate for final settlements of all years through 1995 has been reflected in the consolidated financial statements. Approximately 57%, 60% and 63% of the Company's gross revenues are for services to Medicare, Medicaid, and Blue Cross patients for 1993, 1994 and 1995, respectively.

    MARKETABLE SECURITIES

    As of October 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 115 ("SFAS No. 115"), "Accounting for Certain Investments in Debt and Equity Securities." In accordance with SFAS No. 115, prior period financial statements have not been restated to reflect the change in accounting principle. The adoption of SFAS No. 115 had no effect on net income, but decreased marketable securities as of October 1, 1994, by $102,000, decreased shareholder's equity by $67,000 and increased deferred tax assets by $35,000.

    Management determines the appropriate classification of marketable securities (corporate bonds and government securities) at the time of purchase. Marketable securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity.

               PARACELSUS HEALTHCARE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1995

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Held-to-maturity securities are stated at amortized cost. Marketable securities not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of tax, reported in a separate component of shareholder's equity. The Company also determined that available-for-sale securities are available for use in current operations and, accordingly, classified such securities as current assets without regard to the securities' contractual maturity dates.

    The amortized cost of marketable securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in operating revenues. Realized gains and losses, and declines in value judged to be other-than-temporary are included in operating revenues. The cost of securities sold is based on the specific identification method.

    SUPPLIES

    Supplies consisting of drugs and other supplies are stated at cost (first-in, first-out method) which is not in excess of market.

    PROPERTY AND EQUIPMENT

    Property and equipment is stated on the basis of cost. Depreciation is computed by the straight-line method over the estimated useful lives of the respective assets.

    ORGANIZATION AND OTHER COSTS

    Organization, loan and other costs (included in other assets) have been capitalized and are amortized over periods ranging from 24 to 480 months. The balance of organization, loan, and other costs at September 30, 1994 and 1995, amounted to $16,469,000 and $18,224,000, respectively. The related accumulated amortization at September 30, 1994 and 1995, amounted to $5,766,000 and $4,835,000, respectively.

    In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 ("SFAS No. 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. The statement also addresses the accounting for long-lived assets that are expected to be disposed of. The Company will adopt SFAS No. 121 on October 1, 1996, and, based on current circumstances, does not believe the effect of the adoption will be material.

    CONCENTRATIONS OF CREDIT RISK

    Financial instruments which potentially subject the Company to concentrations of credit risk consists principally of investments in marketable securities and commercial premiums receivable. The Company's investments in marketable securities are managed by professional investment managers within guidelines established by the Board of Directors, which, as a matter of policy, limit the amounts which may be invested in any one issuer. Concentrations of credit risk with respect to accounts receivable are limited since a majority of the receivables are due from the Medicare and Medicaid programs. Management does not believe that there are any credit risks associated with these governmental agencies. Commercial insurance, managed care and private receivables consist of receivables from various payors, subject to differing economic conditions, and do not represent any concentrated credit risks to the Company. Furthermore, management continually monitors and adjusts its reserves and allowances associated with these receivables.

               PARACELSUS HEALTHCARE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1995

1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    CASH EQUIVALENTS

    Cash and cash equivalents include highly liquid investments purchased with original maturities of three months or less.

2.  INCOME TAXES
    The provision for income taxes consists of the following:

                                                YEAR ENDED SEPTEMBER 30
                                     ----------------------------------------------
                                          1993            1994            1995
                                     --------------  --------------  --------------
Current:
  Federal..........................  $   10,664,000  $   11,144,000  $   11,018,000
  State............................       2,931,000       2,649,000       2,995,000
                                     --------------  --------------  --------------
                                         13,595,000      13,793,000      14,013,000
Deferred:
  Federal..........................      (3,434,000)     (4,080,000)     (4,419,000)
  State............................          35,000      (1,146,000)       (570,000)
                                     --------------  --------------  --------------
                                         (3,399,000)     (5,226,000)     (4,989,000)
                                     --------------  --------------  --------------
                                     $   10,196,000  $    8,567,000  $    9,024,000
                                     --------------  --------------  --------------
                                     --------------  --------------  --------------

    During 1992, the Company changed its method of reporting income for tax purposes from the cash basis to accrual basis. Under the cash basis, the Company deferred approximately $72,000,000 of taxable income for periods ending prior to October 1, 1991. Of the amounts deferred, $14,431,000, $11,429,000 and
$11,794,000 were included in 1993, 1994 and 1995 taxable income, respectively. The effect of the change in reporting has been to increase the Company's income for tax purposes, consistent with federal and state regulations, through 1997.

               PARACELSUS HEALTHCARE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1995

2.  INCOME TAXES (CONTINUED)
    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows:

                                                                                  SEPTEMBER 30
                                                                         ------------------------------
                                                                              1994            1995
                                                                         --------------  --------------
Deferred tax liabilities:
  Accelerated depreciation.............................................  $   21,833,000  $   21,083,000
  Change in method of reporting taxable income.........................       9,960,000       3,765,000
  Accrued malpractice claims...........................................      (4,969,000)     (3,839,000)
  Unrealized gains on marketable securities............................        --                71,000
  Other -- net.........................................................       2,284,000       2,175,000
                                                                         --------------  --------------
    Total deferred tax liabilities.....................................      29,108,000      23,255,000
Deferred tax assets:
  Change in method of reporting taxable income.........................      (3,853,000)     (5,487,000)
  Accrued malpractice claims...........................................       1,079,000         717,000
  Allowance for bad debts..............................................      10,813,000      10,959,000
  Accrued bonuses......................................................       2,064,000       2,337,000
  Accrued workers' compensation claims.................................         424,000         404,000
  Accrued vacation pay.................................................       1,933,000       1,870,000
  Accrued expenses.....................................................       4,960,000       5,685,000
                                                                         --------------  --------------
    Total deferred tax assets..........................................      17,420,000      16,485,000
                                                                         --------------  --------------
    Net deferred tax liabilities.......................................  $   11,688,000  $    6,770,000
                                                                         --------------  --------------
                                                                         --------------  --------------

    A reconciliation of the differences between federal income taxes computed at the statutory rate and the total provision is as follows:

                                                                YEAR ENDED SEPTEMBER 30
                                                         -------------------------------------
                                                            1993         1994         1995
                                                         -----------  -----------  -----------
Federal statutory rate.................................       34.8%        35.0%        35.0%
State taxes, net of federal income tax benefit.........        7.0%         6.0%         6.0%
Effect of federal income tax rate increase on prior
 years deferred taxes..................................        3.2%       --           --
                                                               ---          ---          ---
  Effective income tax rate............................       45.0%        41.0%        41.0%
                                                               ---          ---          ---
                                                               ---          ---          ---

    The Company made income tax payments of $15,863,000, $14,787,000 and $11,656,000 during 1993, 1994 and 1995, respectively.

               PARACELSUS HEALTHCARE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1995

3.  LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS
    Long-term debt consists of the following:

                                                                                 SEPTEMBER 30
                                                                      ----------------------------------
                                                                            1994              1995
                                                                      ----------------  ----------------
Note payable with banks, making available $125,000,000 under a revolving credit facility, collateralized by 55% of the common stock of the Company. The revolving facility is available for three years for up to $125,000,000 (increased to $230,000,000 effective
 December 8, 1995 -- see Note 13). Interest on each facility accrues at a rate equal to the sum of (a) either the reference rate, an off shore dollar rate or a CD rate (as selected by the Company) plus
 (b) the applicable margin. The average interest rate at September
 30, 1995, was 6.0% (See Note 8)....................................  $     22,000,000  $     27,500,000
Senior subordinated notes, interest payable semiannually on April 15 and October 15 of each year at 9.875%, with a maturity date of
 October 15, 2003...................................................        75,000,000        75,000,000
Mortgages payable, $56,000 due monthly through December 1998, including interest from 9.5% to 12.5%, collateralized by trust deeds on buildings and land with a net book value of $9,194,000 at
 September 30, 1995.................................................         4,755,000         4,629,000
Note payable to bank, due in May 1996, interest at prime plus 1.0%
 (9.75% at September 30, 1995), collateralized by the accounts
 receivable of the facility.........................................         3,259,000         3,259,000
Note payable, due in varying amounts through 1996, at varying
 interest rates.....................................................           511,000           505,000
Capital lease obligations...........................................        12,193,000        10,835,000
                                                                      ----------------  ----------------
                                                                           117,718,000       121,728,000
Less current maturities.............................................         5,269,000         8,658,000
                                                                      ----------------  ----------------
                                                                      $    112,449,000  $    113,070,000
                                                                      ----------------  ----------------
                                                                      ----------------  ----------------

    On October 17, 1993, the Company completed a $75,000,000 public offering of 9.875% Senior Subordinated Notes (the "Notes") due 2003. The Notes, which are subordinated to all senior indebtedness of the Company, are redeemable at the option of the Company beginning October 15, 1998, at 104.94% of face value, declining annually to 100% of face value on or after October 15, 2000, or at the option of the holder upon the occurrence of a change in control, as defined. The net proceeds from the offering were used to repay the 14.375% Senior Subordinated Notes of $18,650,000 at a redemption price of 102.05% plus accrued interest, and the outstanding balance under the Credit Facility of $54,500,000. The extinguishment of the 14.375% Senior Subordinated Notes resulted in a loss of $497,000 (net of income tax benefit of $346,000) which was recorded as an extraordinary loss in 1994.

    The Company's interest rate swap agreement, which converted the variable interest rate on a portion of its revolving credit facility to a fixed interest rate, terminated during May 1994. The interest rate swap agreement fixed the interest rate on $20,000,000 of its bank debt at 7.8%. Each

               PARACELSUS HEALTHCARE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1995

3.  LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS (CONTINUED)
quarter the Company paid or received an amount equal to the difference between the fixed interest rate and the LIBOR rate. Net interest payments of $400,000 were recognized as an adjustment to interest expense in 1994.

    The credit facility and the senior subordinated notes require the Company, among other things, to maintain specified financial ratios, and restrict the sale, lease or disposal of its assets.

    Maturities of long-term debt and principal payments under capital lease obligations as of September 30, 1995, are as follows:

YEAR ENDING SEPTEMBER 30
- ----------------------------------------------------------------------------
  1996......................................................................  $      8,658,000
  1997......................................................................         1,560,000
  1998......................................................................         1,409,000
  1999......................................................................           489,000
  2000......................................................................           330,000
  Thereafter................................................................       109,282,000
                                                                              ----------------
                                                                              $    121,728,000
                                                                              ----------------
                                                                              ----------------

    The  Company  made   interest  payments  of   $12,458,000,  $9,988,000   and
$15,789,000 during 1993, 1994 and 1995, respectively.

    Property and equipment includes $13,534,000 and $12,566,000 at September 30, 1994 and 1995, respectively, for leases that have been capitalized. The amortization of these assets is included in depreciation expense.

    Future minimum payments under capital lease obligations as of September 30, 1995, are as follows:

YEAR ENDING SEPTEMBER 30
- ----------------------------------------------------------------------------
  1996......................................................................  $      2,193,000
  1997......................................................................         2,083,000
  1998......................................................................         1,880,000
  1999......................................................................           972,000
  2000......................................................................           780,000
  Thereafter................................................................         8,915,000
                                                                              ----------------
  Total minimum lease payments..............................................        16,823,000
  Amounts representing interest.............................................         5,988,000
                                                                              ----------------
  Present value of net minimum lease payments (including current maturities
   of $1,371,000)...........................................................  $     10,835,000
                                                                              ----------------
                                                                              ----------------

4.  COMMERCIAL PAPER NOTES
    During 1993, PHC Funding Corporation II, a subsidiary of the Company formed in March 1993, entered into an agreement with an unaffiliated trust (the "Trust") to sell the hospital's eligible accounts receivable ("Eligible Receivables") on a nonrecourse basis to the Trust. A special purpose subsidiary of a major lending institution agreed to provide up to $65,000,000 in commercial paper financing to the Trust to finance the purchase of the Eligible Receivables from PHC Funding Corporation II. Eligible Receivables held by the Trust secure the commercial paper financing. The Commercial Paper Notes have a term of not more than 120 days. Eligible receivables sold to the Trust at

               PARACELSUS HEALTHCARE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1995

4.  COMMERCIAL PAPER NOTES (CONTINUED)
September 30, 1994 and 1995, totaled $65,000,000. Interest expense charged to the Trust related to the commercial paper financing is passed through to the Company and included as interest expense in the Company's consolidated financial statements.

5.  MARKETABLE SECURITIES
    The following table summarizes marketable securities at September 30, 1995:

                                                                  GROSS        GROSS
                                                               UNREALIZED   UNREALIZED   ESTIMATED FAIR
                                               AMORTIZED COST     GAINS       LOSSES         VALUE
                                               --------------  -----------  -----------  --------------
Available-for-sale securities:
  Fixed maturity securities:
    Corporate bonds..........................  $      435,000  $    16,000  $   --       $      451,000
    U.S. Government bonds....................       1,098,000       60,000      --            1,158,000
    Mortgage-backed bonds....................         984,000       16,000      --            1,000,000
    Obligations of states and political
     subdivisions............................       7,662,000      128,000       12,000       7,778,000
                                               --------------  -----------  -----------  --------------
                                               $   10,179,000  $   220,000  $    12,000  $   10,387,000
                                               --------------  -----------  -----------  --------------
                                               --------------  -----------  -----------  --------------
Held-to-maturity securities:
  Fixed maturity securities:
    Corporate bonds..........................  $    1,857,000  $    62,000  $   --       $    1,919,000
    Mortgage-backed bonds....................      10,312,000      --           408,000       9,904,000
                                               --------------  -----------  -----------  --------------
                                               $   12,169,000  $    62,000  $   408,000  $   11,823,000
                                               --------------  -----------  -----------  --------------
                                               --------------  -----------  -----------  --------------

    The  maturity  distribution  of  the  Company's  marketable  securities   at
September 30, 1995, is as follows:

                                              AVAILABLE-FOR-SALE               HELD-TO-MATURITY
                                        ------------------------------  ------------------------------
                                                        ESTIMATED FAIR                  ESTIMATED FAIR
                                        AMORTIZED COST      VALUE       AMORTIZED COST      VALUE
                                        --------------  --------------  --------------  --------------
Fixed maturities due:
  After one through five years........  $    4,977,000  $    5,091,000  $     --        $     --
  After five through ten years........       4,217,000       4,296,000        --              --
  After ten years.....................         985,000       1,000,000      12,169,000      11,823,000
                                        --------------  --------------  --------------  --------------
                                        $   10,179,000  $   10,387,000  $   12,169,000  $   11,823,000
                                        --------------  --------------  --------------  --------------
                                        --------------  --------------  --------------  --------------

    During the year ended September 30, 1995, proceeds from maturities of held-to-maturity securities totaled $139,000. There were no realized gains or losses in 1995.

6.  TRANSACTIONS BETWEEN SHAREHOLDER AND COMPANY
    The Company has a Know-How contract with an affiliate in Germany owned by the Shareholder. This contract provides for the transfer of certain specified Know-How to the Company relating to the operation of healthcare facilities and the healthcare industry in general. The contract limited payments to $400,000 per year, subject to annual revisions. On October 1, 1994, the Know-How contract was amended to limit the Know-How payments to the lesser of 3/4 percent of the Company's net operating revenue, as defined, or $400,000. Such payments totaled $400,000 per year for 1993, 1994 and 1995. In addition, the Company reimbursed the affiliate $147,000, $153,000 and $89,000 for other services during 1993, 1994 and 1995, respectively.

               PARACELSUS HEALTHCARE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1995

6.  TRANSACTIONS BETWEEN SHAREHOLDER AND COMPANY (CONTINUED)
    During November 1993, the Company paid in full the subordinated promissory note payable to shareholder of $4,335,000. In addition, the Company loaned the shareholder $3,200,000 at 8 percent interest due annually with the principal and unpaid interest due November 1996. In May 1994, the shareholder loan was amended to increase shareholder borrowings to $5,000,000. In addition, principal of $1,000,000 and accrued interest are due annually beginning May 1, 1995. The principal portion of the loan due after one year is included in other assets.

7.  PENSION PLANS
    The Company has an Employees' Retirement Savings Plan covering substantially all employees. Eligible employees may contribute up to 20 percent of pretax compensation limited to an annual maximum in accordance with the Internal
Revenue Code. The Company will match $.50 for each $1.00 of employee contributions up to 4 percent of employees' gross pay. The expense incurred in connection with the plan was $1,180,000, $1,512,000 and $1,592,000 for 1993,
1994 and 1995, respectively.

8.  COMMITMENTS AND CONTINGENCIES
    Future minimum lease commitments for noncancellable operating leases are as follows:

YEAR ENDING SEPTEMBER 30                                   REAL ESTATE      EQUIPMENT        TOTAL
- --------------------------------------------------------  --------------  -------------  --------------
  1996..................................................  $   11,111,000  $   2,684,000  $   13,795,000
  1997..................................................      10,881,000      2,025,000      12,906,000
  1998..................................................      10,318,000      1,457,000      11,775,000
  1999..................................................       9,946,000        373,000      10,319,000
  2000..................................................       9,897,000        237,000      10,134,000
  Thereafter............................................      16,074,000        190,000      16,264,000
                                                          --------------  -------------  --------------
  Total minimum lease payments..........................  $   68,227,000  $   6,966,000  $   75,193,000
                                                          --------------  -------------  --------------
                                                          --------------  -------------  --------------

    Certain of these leases include renewal options, contain normal cost escalation clauses and require payment of property taxes, insurance and maintenance costs. The aggregate rental expense was $11,911,000, $17,677,000 and $19,234,000 for 1993, 1994 and 1995, respectively.

    In August 1994, Dr. Krukemeyer borrowed $15,000,000 from a lending institution (the "Lending Institution") and pledged 45 percent of his stock in the Company to secure the borrowing. To facilitate Dr. Krukemeyer's arrangements with the Lending Institution, the Company amended its $125,000,000 Revolving Credit Facility Agreement (the "Credit Agreement" -- see Note 3) with certain financial institutions (the "Financial Institutions") pursuant to which the Financial Institutions agreed to release 45 percent of their collateral interest in the Company's stock. In the event that either the Company defaults under the Credit Agreement or Dr. Krukemeyer defaults under his obligation to the Lending Institution, the Lending Institution would have the right to foreclose on its 45 percent collateral interest in the Company's stock.

    In connection with the extension of credit to Dr. Krukemeyer by the Lending Institution, the Company entered into agreements with the Lending Institution agreeing to pay, to the extent permitted by the Credit Agreement and Indenture governing the Company's outstanding 9.875 percent Senior Subordinated Notes due 2003, (i) transfer payments, such as dividends and Know-How payments to Dr. Krukemeyer in an amount equal to 50 percent of the consolidated net income of the Company and its subsidiaries on a quarterly basis, and (ii) salary and bonus payments to Dr. Krukemeyer equal to a minimum of $2,000,000 per year.

               PARACELSUS HEALTHCARE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1995

8.  COMMITMENTS AND CONTINGENCIES (CONTINUED)
    The Company is defending itself against a lawsuit filed by Aetna Life Insurance Company ("Aetna") alleging false diagnosis and billings submitted for treatment of Aetna patients at the Company's psychiatric facilities. Management denies these allegations and believes the ultimate resolution of the lawsuit will not have a material adverse effect on the Company's consolidated financial position.

    The Company is subject to claims and suits in the ordinary course of business, including those arising from care and treatment afforded at the Company's facilities and maintains insurance and, where appropriate, reserves with respect to the possible liability arising from such claims. Management believes the ultimate resolution of the proceedings presently pending against the Company will not have a material adverse effect on the Company's consolidated financial position.

9.  SELF-INSURANCE RESERVES
    Effective October 1, 1992, the Company formed a wholly-owned subsidiary, Hospital Assurance Company Ltd. ("HAC") to insure general and professional liability and workers' compensation claims up to $500,000 and $250,000 per occurrence, respectively. Between October 1, 1987 and the formation of HAC, the Company was self-insured for the first $500,000 of general and professional liability claims. The Company has third-party excess insurance coverage over the first $500,000 per occurrence up to $100,000,000. Accrued self-insurance reserves include estimates for reported and unreported claims based upon actuarial projections. The general and professional liability reserves for 1993, 1994 and 1995, are discounted at 6.5%, 6.5% and 7.0%, respectively.

    The excess insurance coverage provides for a retrospective adjustment to premiums to cover losses incurred by the insurance company for all policy years. This general premium adjustment is not to exceed 100% of the standard premium for each individual policy year. The potential maximum general premium adjustment for the period October 1, 1987, through September 30, 1995, is $14,807,000. No general premium adjustment has been made through September 30, 1995, and no significant adjustment is anticipated based upon current claim projections.

10. ACQUISITIONS AND DISPOSITIONS
    On September 30, 1995, the Company sold Womans Hospital in Mississippi to the facility's lessee for $17,800,000 in cash which resulted in a gain of $9,189,000 (included in operating revenues). Previously, in August 1994, the Company divested the operations of Womans Hospital and entered into an operating lease agreement with the lessee which granted the lessee an option to purchase the facility at a cash flow multiple defined in the lease agreement. Also, in August 1994, the lessee purchased land and a medical office building from the Company for approximately $1,000,000. In October 1993, the Company acquired the land and medical office building along with cash of $698,000 in exchange for land it held with a carrying value of $1,772,000.

    On September 5, 1995, the Company acquired the real and personal property assets, and inventory of Jackson County Hospital, a 44-bed acute facility in Gainesboro, Tennessee, for $582,000 in cash. The Company is operating the facility under the name of Cumberland River Hospital -- South.

    During August 1995, the Company sold the real and personal property assets and inventory of Advanced Healthcare Diagnostic Services, a mobile diagnostic imaging company, for $764,000 in cash which resulted in a loss of $163,000 (included in operating revenues).

    On August 1, 1995, the Company purchased the accounts receivable, equipment and intangible assets of Keith Medical Group, an outpatient medical clinic located in Hollywood, California, for $2,428,000.

               PARACELSUS HEALTHCARE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1995

10. ACQUISITIONS AND DISPOSITIONS (CONTINUED)
    On June 30, 1994, the Company assumed an operating lease of the real and personal property assets of a 60-bed rehabilitation hospital located in Chico, California, and for approximately $400,000 acquired working capital and equipment.

    On  August 31,  1993, the Company  purchased the real  and personal property assets of Desert Palms Community Hospital in Palmdale, California for approximately $4,500,000 in cash. The funds were borrowed from the Company's credit facility.

    On June 30, 1993, the Company executed an operating lease of the real property assets of Halstead Hospital in Halstead, Kansas. The Company also entered into a capital lease for the purchase of substantially all of the personal property at a cost of $3,000,000. American Health Properties, a real estate investment trust that invests primarily in acute care hospitals, is the lessor under both the real property operating lease and the capital lease.

    On March 1, 1993, the Company entered into an operating lease for the lease of the real property assets of Elmwood Medical Center in Jefferson, Louisiana. American Health Properties is also the lessor under the real property operating lease. The Company also acquired substantially all the personal property at a cost of $9,432,000, including the assumption of existing capital leases.

    The following table summarizes the unaudited pro forma consolidated results of the Company and its material acquisitions and dispositions as though the acquisitions and dispositions occurred at the beginning of each of the periods presented giving effect to investment earnings on the proceeds from the sale of Womans Hospital, the conversion of the Womans real property operating lease to a sale, and the amortization of the excess of the purchase price over the fair value of assets acquired. The unaudited pro forma information is not necessarily indicative of the actual consolidated results of operations that would have occurred for the years ended September 30, 1994 and 1995, had the acquisitions and dispositions occurred at the beginning of each period and is not intended to be indicative of results which may occur in the future.

                                                                      YEAR ENDED SEPTEMBER 30
                                                                      ------------------------
                                                                         1994         1995
                                                                      -----------  -----------
Operating revenues..................................................  $   501,702  $   498,889
Income before income taxes and extraordinary loss...................       19,803       11,004
Income before extraordinary loss....................................       11,674        6,493

11. RESTRUCTURING AND UNUSUAL CHARGES
    On April 24, 1995, the Company closed the Bellwood Health Center psychiatric facility due to declining admissions. The facility's patients were transferred to another of the Company's psychiatric facilities. Management is currently evaluating the disposition of the physical plant. In connection with the closure, the Company recorded a restructuring charge of $973,000 for employee severance benefits and contract termination costs. In addition, during 1995, the Company paid certain executives special bonuses of $4,177,000 for services provided to the Company. The special bonuses were accounted for as an unusual charge.

12. FAIR VALUES OF FINANCIAL INSTRUMENTS
    The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

        CASH AND CASH EQUIVALENTS: The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.

               PARACELSUS HEALTHCARE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1995

12. FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)
        LONG-TERM DEBT: The fair values of the Company's long-term debt are estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

    The carrying amounts and fair values of the Company's financial instruments at September 30 are as follows:

                                                               1994                            1995
                                                  ------------------------------  ------------------------------
                                                     CARRYING          FAIR          CARRYING          FAIR
                                                      AMOUNT          VALUE           AMOUNT          VALUE
                                                  --------------  --------------  --------------  --------------
Cash and cash equivalents.......................  $    1,452,000  $    1,452,000  $    2,949,000  $    2,949,000
Long-term debt:
  9.875% senior subordinated notes..............      75,000,000      73,626,000      75,000,000      79,440,000
  Mortgages payable.............................       4,755,000       4,899,000       4,629,000       4,684,000

    The carrying amount of the Company's notes payable under revolving credit facility were reasonable approximations of their fair value.

    It was not practical to estimate the fair value of notes and other receivables because of the lack of a quoted market price and the inability to estimate fair value without incurring excessive costs. Management believes there has been no impairment of the carrying value of notes and other receivables.

13. SUBSEQUENT EVENTS
    On November 28, 1995, the Company entered into an Asset Exchange Agreement and a Stock Purchase Agreement (the "Exchange Transaction") to acquire substantially all of the assets and operations of Pioneer Valley Hospital ("Pioneer"), a 139-bed hospital located in West Valley City, Utah, Davis Hospital and Medical Center, a 120-bed hospital located in Layton, Utah, and Santa Rosa Medical Center, a 129-bed hospital located in Milton, Florida, in exchange for $38,500,000 in cash, and its Peninsula Medical Center, a 119-bed hospital located in Ormond Beach, Florida, Elmwood Medical Center ("Elmwood"), a 135-bed hospital located in Jefferson, Louisiana, and Halstead Hospital ("Halstead"), a 190-bed hospital located in Halstead, Kansas. Coincident with the Exchange Transaction, the Company will purchase the real property of Elmwood and Halstead from a real estate investment trust ("REIT") for $52,000,000, exchange the Elmwood and Halstead real property for Pioneer's real property, and sell the Pioneer real property to the REIT (the "Real Property Purchase and Sale Transaction"). The Exchange Transaction and the Real Property Purchase and Sale Transaction are expected to close in January 1996 and are not expected to result in a material gain or loss.

    On December 8, 1995, the Company entered into a new Credit Facility which increased the Company's Credit Facility from $125,000,000 to $230,000,000. The Credit Facility is being increased to finance future acquisitions, refinance the existing Credit Facility borrowings and for general corporate purposes, including working capital and capital expenditures. The new Credit Facility contains pricing terms more favorable to the Company, will be secured by the stock of the Paracelsus subsidiaries and extends the conversion feature to a term loan on November 30, 1998.

                       PARACELSUS HEALTHCARE CORPORATION
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)
                                     ASSETS

                                                                       SEPTEMBER    MARCH 31,
                                                                       30, 1995       1996
                                                                      -----------  -----------
                                                                                   (UNAUDITED)
Current assets:
  Cash and cash equivalents.........................................   $   2,949    $   3,149
  Marketable securities.............................................      10,387       10,051
  Accounts receivable, net..........................................      81,039       88,141
  Notes and other receivables.......................................      12,502       11,980
  Supplies..........................................................      10,565       10,634
  Deferred income taxes.............................................      16,485       26,463
  Other current assets..............................................       4,510        4,798
                                                                      -----------  -----------
    Total current assets............................................     138,437      155,216
Property and equipment..............................................     268,412      275,577
Less accumulated depreciation and amortization......................     102,746      109,848
                                                                      -----------  -----------
                                                                         165,666      165,729
Marketable securities...............................................      12,169       14,606
Other assets........................................................      28,360       32,665
                                                                      -----------  -----------
    Total Assets                                                       $ 344,632    $ 368,216
                                                                      -----------  -----------
                                                                      -----------  -----------


                             LIABILITIES AND SHAREHOLDER'S EQUITY

Current liabilities:
  Bank drafts outstanding...........................................   $   4,991    $   3,135
  Accounts payable and other current liabilities....................      59,615       68,627
  Current maturities of long-term debt and capital lease
   obligations......................................................       8,658        5,186
  Current portion of self-insurance reserves........................       4,792        4,853
                                                                      -----------  -----------
    Total current liabilities.......................................      78,056       81,801
Long-term debt and capital lease obligations less current
 maturities.........................................................     113,070      139,475
Self-insurance reserves, less current portion.......................      25,176       25,827
Deferred income taxes...............................................      23,255       24,607
Minority interests..................................................         126          141

Shareholder's equity:
  Common stock......................................................       4,500        4,500
  Additional paid-in capital........................................         390          390
  Unrealized gains on marketable securities.........................         137           42
  Retained earnings.................................................      99,922       91,433
                                                                      -----------  -----------
    Total shareholder's equity......................................     104,949       96,365
                                                                      -----------  -----------
    Total liabilities and shareholder's Equity......................   $ 344,632    $ 368,216
                                                                      -----------  -----------
                                                                      -----------  -----------

Note: The balance sheet at September 30, 1995 has been derived from the audited financial statements at that date and includes all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

      See notes to unaudited condensed consolidated financial statements.

                       PARACELSUS HEALTHCARE CORPORATION
                 CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                               SIX MONTHS ENDED MARCH 31,
                                                              ----------------------------
                                                                1995                1996
                                                              --------            --------
Total operating revenues....................................  $252,356            $260,590
Costs and expenses:
  Salaries and benefits.....................................   108,575             113,162
  Supplies..................................................    21,432              19,363
  Purchased services........................................    28,118              34,174
  Provision for bad debts...................................    19,283              20,191
  Other operating expenses..................................    46,730              46,906
  Depreciation and amortization.............................     8,734               7,972
  Interest expense..........................................     7,652               7,685
  Settlement costs..........................................     --                 22,356
                                                              --------            --------
    Total costs and expenses................................   240,524             271,809
Income (loss) before minority interests and
 income taxes...............................................    11,832             (11,219)
Minority interests..........................................    (1,204)             (1,072)
                                                              --------            --------
Income (loss) before income taxes...........................    10,628             (12,291)
Provision for income taxes (benefit)........................     4,357              (5,040)
                                                              --------            --------
Net income (loss)...........................................  $  6,271            $ (7,251)
                                                              --------            --------
                                                              --------            --------

                            See accompanying notes.

                       PARACELSUS HEALTHCARE CORPORATION
               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                                   SIX MONTHS ENDED MARCH 31,
                                                                                  ----------------------------
                                                                                    1995                1996
                                                                                  --------            --------
OPERATING ACTIVITIES
Net income (loss)...............................................................  $  6,271            $ (7,251)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
  Depreciation and amortization.................................................     8,734               7,972
  Deferred income taxes.........................................................    (2,931)             (8,576)
  Minority interests............................................................     1,204               1,072
  Changes in operating assets and liabilities:
    Accounts receivable.........................................................    (7,608)             (7,102)
    Supplies and other current assets...........................................       466                (357)
    Notes and other receivables.................................................      (129)                522
    Bank drafts outstanding.....................................................      (342)             (1,856)
    Accounts payable and other current liabilities..............................    (3,445)              9,012
    Self-insurance reserves.....................................................     2,893                 712
                                                                                  --------            --------
Net cash (used in) provided by operating activities.............................     5,113              (5,852)
INVESTING ACTIVITIES
Purchase of marketable securities...............................................    (2,470)             (2,246)
Additions to property and equipment.............................................    (5,322)             (7,123)
Decrease in minority interests..................................................    (1,250)             (1,057)
Increase in other assets........................................................    (1,998)             (5,217)
                                                                                  --------            --------
Net cash used in investing activities...........................................   (11,040)            (15,643)
FINANCING ACTIVITIES
Long-term borrowings............................................................    32,500              31,500
Payments of long-term debt and capital lease obligations........................   (24,278)             (8,567)
Dividends to shareholder........................................................    (1,640)             (1,238)
                                                                                  --------            --------
Net cash provided by financing activities.......................................     6,582              21,695
                                                                                  --------            --------
Increase in cash and cash equivalents...........................................       655                 200
Cash and cash equivalents at beginning of period................................     1,452               2,949
                                                                                  --------            --------
Cash and cash equivalents at end of period......................................  $  2,107            $  3,149
                                                                                  --------            --------
                                                                                  --------            --------
SUPPLEMENTARY CASH FLOW INFORMATION:
Cash paid during the period for:
  Income taxes..................................................................  $  5,977            $  5,048
  Interest......................................................................     7,041               7,534
DETAILS OF UNREALIZED (LOSSES) GAINS ON MARKETABLE SECURITIES:
  Marketable securities.........................................................         5                (145)
  Deferred taxes................................................................         2                 (50)
                                                                                  --------            --------
Increase (decrease) in shareholder's equity.....................................  $      3            $    (95)
                                                                                  --------            --------
                                                                                  --------            --------

                            See accompanying notes.

                       PARACELSUS HEALTHCARE CORPORATION
         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 1996

NOTE 1.  BASIS OF PRESENTATION
    The interim condensed consolidated financial statements included herein have been prepared by Paracelsus Healthcare Corporation (the "Company") without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). Certain information and footnote disclosures, normally included in the financial statements prepared in accordance with generally accepted accounting principles, have been condensed or omitted pursuant to such SEC rules and regulations; nevertheless, the management of the Company believes that the disclosures herein are adequate to make the information presented not misleading. It is suggested that these condensed consolidated financial statements be read in conjunction with the consolidated financial statements and notes thereto included in the Company's most recent Annual Report on Form 10-K, filed with the SEC in December 1995. In the opinion of management, all adjustments, consisting only of normal recurring adjustments necessary to present fairly the consolidated financial position of the Company with respect to the interim condensed consolidated financial statements, and the consolidated results of its operations and its cash flows for the interim periods then ended, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the full year.

NOTE 2.  MARKETABLE SECURITIES
    On November 15, 1995, the FASB staff issued a Special Report, A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities. In accordance with provisions in that Special Report, the Company chose to reclassify securities from held-to-maturity to available-for-sale. At the date of transfer the amortized cost of those securities was $2,000,000 and the unrealized loss on those securities was $13,000, which was included in shareholder's equity.

NOTE 3.  CONTINGENCIES
    The Company is subject to claims and suits in the ordinary course of business, including those arising from care and treatment afforded at the Company's facilities and maintains insurance and, where appropriate, reserves with respect to the possible liability arising from such claims. Management believes the ultimate resolution of the proceedings presently pending against the Company(or any of its subsidiaries) will not have a material effect on the Company's financial position, results of operations, or cash flows.

NOTE 4.  ACQUISITIONS/CLOSURES
    On April 11, 1996, the Company entered into an Asset Purchase Agreement to acquire a 125-bed acute care hospital located in Salt Lake City, Utah and its surrounding campus for approximately $70 million in cash. The transaction is expected to close in May 1996.

    On April 12, 1996, the Company entered into an Agreement and Plan of Merger ("the Merger Agreement") with Champion Healthcare Corporation ("Champion"). The Merger Agreement provides for, among other things, the merger (the "Merger") of PC Merger Sub., Inc. a newly organized wholly owned subsidiary of the Company, with and into Champion. Prior to the effective date of the Merger, the Company's Common Stock will be split. At the effective date of the Merger, the holders of Champion Common Stock will receive one right, and the holders of Champion Preferred Stock will receive two rights, to receive one share of the Company's Common Stock. Following the Merger, the Company's sole shareholder will own approximately 60 percent of the Company's Common Stock and the stockholders of Champion will own approximately 40 percent of the Company's Common Stock. The Merger must be approved by the Stockholders of Champion. Concurrent with the Merger Agreement, the Company will enter into a Dividend and Note Agreement which will provide a dividend

                       PARACELSUS HEALTHCARE CORPORATION
   NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 MARCH 31, 1996

NOTE 4.  ACQUISITIONS/CLOSURES (CONTINUED)
distribution to the Company' sole shareholder, who will in turn loan to the Company a portion of the proceeds from the dividend distribution. The Merger will be accounted for using the purchase method of accounting and is expected to close in August 1996.

    On March 15, 1996, the Company closed Desert Palms Community Hospital, an acute care hospital located in Palmdale, California.

    On November 28, 1995, the Company entered into an Asset Exchange Agreement and a Stock Purchase Agreement (the "Exchange Transaction") to acquire Pioneer Valley Hospital ("Pioneer"), a 139-bed hospital located in West Valley City, Utah, Davis Hospital and Medical Center, a 120-bed hospital located in Laydon, Utah, and Santa Rosa Medical Center, a 129-bed hospital located in Milton, Florida, in exchange for $38,500,000 in cash, and its Peninsula Medical Center, a 119-bed hospital located in Ormond Beach, Florida, Elmwood Medical Center ("Elmwood"), a 135-bed hospital located in Jefferson, Louisiana, and Halstead Hospital ("Halstead"), a 190-bed hospital located in Halstead, Kansas. Coincident with the Exchange Transaction, the Company will purchase the real property of Elmwood and Halstead from a real estate investment trust ("REIT"), exchange the Elmwood and Halstead real property for Pioneer's real property, and sell the Pioneer real property to the REIT (the "Real Property Purchase and Sale Transaction"). The Exchange Transaction and the Real Property Purchase and Sale Transaction are expected to close in May 1996 and are not expected to result in a material gain or loss.

NOTE 5.  SETTLEMENT COSTS
    During March 1996, the Company settled two lawsuits in connection with the operation of its psychiatric programs. The Company recognized a charge for settlement costs totaling $22,356,000 in the quarter ended March 31, 1996, for the payment of legal fees associated with these two lawsuits, the settlement payments, and the write off of certain psychiatric accounts receivables. The Company did not admit liability in either case but resolved its dispute through the settlements in order to re-establish a business relationship and/or avoid further legal costs in connection with the disputes.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Davis Hospital and Medical Center
  Pioneer Valley Hospital and
  Santa Rosa Medical Center

We have audited the accompanying combined balance sheets of Davis Hospital and Medical Center, Pioneer Valley Hospital and Santa Rosa Medical Center (the "Hospitals") (all of which are wholly owned subsidiaries of Columbia/HCA Healthcare Corporation) as of December 31, 1994 and 1995, and the related statements of income and changes in retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Hospitals' management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Davis Hospital and Medical Center, Pioneer Valley Hospital and Santa Rosa Medical Center at December 31, 1994 and 1995, and the combined results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Salt Lake City, Utah
May 17, 1996

                       DAVIS HOSPITAL AND MEDICAL CENTER
                            PIONEER VALLEY HOSPITAL
                           SANTA ROSA MEDICAL CENTER

                            COMBINED BALANCE SHEETS

                                                                                                 DECEMBER 31
                                                                                             --------------------
                                                                                               1994       1995
                                                                                             ---------  ---------
                                                                                                (IN THOUSANDS)
                                                     ASSETS
Current assets:
  Cash.....................................................................................  $     456  $     656
  Accounts receivable, less allowance for doubtful accounts of $4,554 in 1994 and $6,641 in
   1995....................................................................................     14,494     13,658
  Inventories..............................................................................      1,933      2,243
  Prepaid expenses and other...............................................................        614      1,088
                                                                                             ---------  ---------
Total current assets.......................................................................     17,497     17,645
Property, plant and equipment, less accumulated depreciation...............................     50,723     49,215
Prepaid lease..............................................................................      5,101      6,864
Leasehold value, less accumulated amortization of $2,209 in 1994 and $2,498 in 1995 .......      3,191      2,902
Other assets...............................................................................      4,206      4,264
                                                                                             ---------  ---------
Total assets...............................................................................  $  80,718  $  80,890
                                                                                             ---------  ---------
                                                                                             ---------  ---------

                                      LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Accounts payable and other current liabilities...........................................  $   7,056  $   7,356
Intercompany liabilities...................................................................     44,765     40,266
Shareholder's equity:
  Common stock, Class B, $1 par value - 3,000 shares authorized and issued.................          3          3
  Additional paid in capital...............................................................      8,259      8,259
  Retained earnings........................................................................     20,635     25,006
                                                                                             ---------  ---------
Total shareholder's equity.................................................................     28,897     33,268
                                                                                             ---------  ---------
Total liabilities and shareholder's equity.................................................  $  80,718  $  80,890
                                                                                             ---------  ---------
                                                                                             ---------  ---------

                            See accompanying notes.

                       DAVIS HOSPITAL AND MEDICAL CENTER
                            PIONEER VALLEY HOSPITAL
                           SANTA ROSA MEDICAL CENTER

                       COMBINED STATEMENTS OF INCOME AND
                          CHANGES IN RETAINED EARNINGS

                                                                                                 YEAR ENDED
                                                                                                DECEMBER 31
                                                                                           ----------------------
                                                                                             1994        1995
                                                                                           ---------  -----------
                                                                                               (IN THOUSANDS)
Total operating revenues.................................................................  $  99,096  $   105,307
Costs and expenses:
  Salaries, wages, and benefits..........................................................     35,370       39,088
  Supplies...............................................................................     13,452       14,680
  Purchased services.....................................................................      9,368       10,158
  Other operating expenses...............................................................     11,486       12,376
  Provision for doubtful accounts........................................................      6,019        7,515
  Depreciation and amortization..........................................................      6,154        5,570
  Interest expense.......................................................................      3,835        3,280
  Management fees........................................................................      1,984        5,400
                                                                                           ---------  -----------
Total costs and expenses.................................................................     87,668       98,067
                                                                                           ---------  -----------
Income before income taxes...............................................................     11,428        7,240
Income taxes.............................................................................      4,514        2,869
                                                                                           ---------  -----------
Net income...............................................................................      6,914        4,371
Retained earnings at beginning of year...................................................     13,721       20,635
                                                                                           ---------  -----------
Retained earnings at end of year.........................................................  $  20,635  $    25,006
                                                                                           ---------  -----------
                                                                                           ---------  -----------

                            See accompanying notes.

                       DAVIS HOSPITAL AND MEDICAL CENTER
                            PIONEER VALLEY HOSPITAL
                           SANTA ROSA MEDICAL CENTER

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                                    YEAR ENDED DECEMBER 31
                                                                                  --------------------------
                                                                                   1994               1995
                                                                                  -------            -------
                                                                                        (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income......................................................................  $ 6,914            $ 4,371
Adjustment to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization.................................................    6,154              5,570
  Changes in operating assets and liabilities:
    Accounts receivable.........................................................     (388)               836
    Prepaid expenses, inventory and other current assets........................     (183)              (784)
    Accounts payable and other liabilities......................................      201                300
                                                                                  -------            -------
Net cash provided by operating activities.......................................   12,698             10,293

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment......................................   (5,883)            (4,171)
Disposals of property, plant and equipment......................................       53                109
(Increase) decrease in net leasehold value and other long-term assets...........    1,170             (1,532)
                                                                                  -------            -------
Net cash used in investing activities...........................................   (4,660)            (5,594)

CASH FLOWS FROM FINANCING ACTIVITIES
Net transfers to Columbia.......................................................   (7,583)            (4,499)
                                                                                  -------            -------
Increase in cash................................................................      455                200
Cash at beginning of year.......................................................        1                456
                                                                                  -------            -------
Cash at end of year.............................................................  $   456            $   656
                                                                                  -------            -------
                                                                                  -------            -------
Supplemental cash flow information:
Cash paid during the year for:
  Interest payments.............................................................  $ 3,835            $ 3,280
  Income tax payments...........................................................    4,514              2,869
Significant noncash transaction:
  Prepayment of lease through intercompany balances.............................    --                 2,000

                            See accompanying notes.

                       DAVIS HOSPITAL AND MEDICAL CENTER
                            PIONEER VALLEY HOSPITAL
                           SANTA ROSA MEDICAL CENTER
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

1.  ORGANIZATION
    Davis Hospital and Medical Center, Pioneer Valley Hospital and Santa Rosa Medical Center (the "Hospitals") are indirect wholly owned subsidiaries of Columbia/HCA Healthcare Corporation ("Columbia"). The Hospitals provide health care services to patients in and around their respective communities in Utah (Davis Hospital and Medical Center and Pioneer Valley Hospital) and Florida (Santa Rosa Medical Center). The Hospitals receive payment for patient services from the federal government primarily under the Medicare program, state programs under their respective Medicaid programs, health maintenance organizations, preferred provider organizations and other private insurers and directly from patients.

    In connection with a Federal Trade Commission consent order resulting from Columbia's merger with Health Trust, Inc. ("HTI"), Columbia agreed to sell the Hospitals to Paracelsus Healthcare Corporation ("Paracelsus"). The Hospitals and related entities were exchanged for three Paracelsus hospitals and related entities as well as an additional cash payment as defined by the agreement. The transaction closed on May 16, 1996.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PREPARATION OF FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    BASIS OF COMBINATION

    The combined financial statements presented herein will be referred to for the years ended December 31, but will include the financial statements of Davis Hospital and Pioneer Valley Hospital for the years ended December 31, and Santa Rosa Medical Center for the years ended August 31.

    OPERATING REVENUES AND RECEIVABLES

    Operating revenues are based on established billing rates less allowances and discounts for patients covered by Medicare, Medicaid and various other discount arrangements. Payments received under these programs and arrangements, which are based on either predetermined rates or the cost of services, are generally less than the Hospital's customary charges, and the differences are recorded as contractual adjustments or policy discounts at the time service is rendered. These contractual adjustments totaled $49,738,000 and $56,580,000 for 1994 and 1995, respectively.

    Normal estimation differences between final settlements and amounts recognized in previous years are reported as contractual adjustments in the current year. The administrative procedures for cost-based programs preclude final determination of the payments due or receivable until after the Hospitals' cost reports are audited or otherwise reviewed by and settled with the respective program agencies. The Hospitals' estimate for final settlements of all years through 1995 has been reflected in the combined financial statements.

                       DAVIS HOSPITAL AND MEDICAL CENTER
                            PIONEER VALLEY HOSPITAL
                           SANTA ROSA MEDICAL CENTER
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1995

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Patient revenues under the Medicare and Medicaid programs amounted to approximately 43% and 40% of total patient revenues in 1994 and 1995, respectively. The Hospitals do not believe that there are any credit risks associated with receivables due from governmental agencies. Concentrations of credit risk from other payors is limited by the number of patients and payors.

    INTERCOMPANY LIABILITIES

    Intercompany liabilities represent, in part, the net excess of funds transferred to or paid on behalf of the Hospitals over funds transferred to the centralized cash management account of Columbia. Generally, this balance is increased by automatic cash transfers from the account to reimburse the Hospitals' bank accounts for operating expenses and to pay the Hospitals' debt, completed construction project additions, fees and services provided by Columbia and other operating expenses, such as payroll, interest, insurance, and income taxes. Generally, the balance is decreased through daily cash deposits by the Hospitals to the account. Management fees represent an allocation of home office and regional expenses of Columbia.

    At December 31, 1994 and 1995, intercompany balances also include certain long-term debt balances amounting to $33,553,000 and $29,616,000, respectively, which were allocated to the Hospitals by Columbia. All principal and interest payments on the debt allocated from Columbia are made by the Hospitals through Columbia. The Hospitals were charged interest on the allocated debt at rates ranging from 11.9% to 10% during 1994 and 1995.

    INVENTORIES

    Inventories consisting of drugs and other supplies are stated at cost (first-in, first-out method) which is not in excess of market.

    PROPERTY AND EQUIPMENT

    Depreciation is computed by the straight-line method over the estimated useful life of the assets. Depreciation rates for buildings and improvements are equivalent to useful lives ranging generally from 10 to 20 years. Estimated useful lives of equipment vary generally from 4 to 10 years.

    INCOME TAXES

    Columbia files consolidated federal and state income tax returns which include the accounts of the Hospitals. The provision for income taxes is determined utilizing maximum federal and state statutory rates applied to income before income taxes adjusted for certain items which are not deductible. Income tax benefits or liabilities are reflected in the intercompany liabilities. All income tax payments are made by the Hospitals through Columbia.

    GENERAL AND PROFESSIONAL LIABILITY RISKS

    Columbia assumes the liability for all general and professional liability claims incurred and maintains the related reserve; accordingly, no reserve for liability risks is recorded on the accompanying combined balance sheets. Prior to April 24, 1995, Columbia maintained self-insurance coverage for general and professional liability risks of the Hospitals. Davis Hospital and Medical Center maintained reserves for general and professional liability risk up to certain deductible limits during 1994.

                       DAVIS HOSPITAL AND MEDICAL CENTER
                            PIONEER VALLEY HOSPITAL
                           SANTA ROSA MEDICAL CENTER
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1995

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Costs attributable to the Hospitals were allocated based on actuarially determined estimates. Effective April 24, 1995, the cost of general and professional liability coverage was allocated by Columbia's captive insurance company to the Hospitals based on actuarially determined estimates. The cost for 1994 and 1995 was approximately $1,046,000 and $1,137,000, respectively.

    The Hospitals participate in a self-insured program for workers' compensation and health insurance administered by Columbia. The cost, based on the Hospitals' experience, was approximately $1,798,000 and $2,826,000 for 1994 and 1995, respectively.

    LITIGATION AND OTHER MATTERS

    The Hospitals are subject to claims and suits arising in the ordinary course of business. In the opinion of management, the ultimate resolution of such pending legal proceedings will not have a material effect on the Hospitals' financial position, results of operations or cash flows.

3.  PROPERTY, PLANT AND EQUIPMENT
    A summary of property, plant and equipment is as follows:

                                                                             DECEMBER 31
                                                                         --------------------
                                                                           1994       1995
                                                                         ---------  ---------
                                                                            (IN THOUSANDS)
Land and improvements..................................................  $   1,831  $   1,824
Buildings and improvements.............................................     39,825     40,507
Equipment..............................................................     41,938     45,957
                                                                         ---------  ---------
                                                                            83,594     88,288
Less accumulated depreciation..........................................     34,493     39,363
                                                                         ---------  ---------
                                                                            49,101     48,925
Construction in progress...............................................      1,622        290
                                                                         ---------  ---------
                                                                         $  50,723  $  49,215
                                                                         ---------  ---------
                                                                         ---------  ---------

4.  RETIREMENT PLANS
    The Hospitals participate in Columbia's defined contribution retirement plans, which cover substantially all employees. Benefits are determined primarily as a percentage of a participant's earned income. Retirement expense was approximately $1,676,000 in 1994 and $1,293,000 in 1995.

5.  LEASES
    Operating lease rental expense relating primarily to the rental of buildings and equipment was approximately $2,662,000 and $3,367,000 in 1994 and 1995, respectively.

                       DAVIS HOSPITAL AND MEDICAL CENTER
                            PIONEER VALLEY HOSPITAL
                           SANTA ROSA MEDICAL CENTER
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1995

5.  LEASES (CONTINUED)
    Future minimum rental commitments under noncancelable operating leases (with an initial or remaining term in excess of one year) at December 31, 1995, are as follows (in thousands):

1996........................................  $   3,133
1997........................................      3,069
1998........................................      3,048
1999........................................      2,666
2000........................................      1,774
Thereafter..................................      9,098
                                              ---------
Total minimum rental commitments............  $  22,788
                                              ---------
                                              ---------

6.  PREPAID LEASE
    Santa Rosa Medical Center is party to a prepaid lease agreement with Santa Rosa County to lease certain real property and improvements. Effective September 1, 1994, the initial 20-year lease term, scheduled to terminate in the year 2005, was extended to the year 2025 for $2,000,000. In connection with the lease extension, Santa Rosa Medical Center agreed to make capital improvements through December 31, 2004, aggregating not less than $5,000,000.

    Leasehold value in the accompanying combined balance sheets represents the difference between market rent and contract rent, discounted to present value over the initial lease term, at the date of acquisition of the Hospital by HTI. Leasehold value is being amortized over the remaining initial lease term on a straight-line basis.

7.  AFFILIATED COMPANIES
    The Hospitals incur expenses for management services provided by Columbia. Due to the related nature of these entities, the amounts paid may not have been the same if similar activities had been undertaken with unrelated parties.

                       DAVIS HOSPITAL AND MEDICAL CENTER
                            PIONEER VALLEY HOSPITAL
                           SANTA ROSA MEDICAL CENTER

                        UNAUDITED COMBINED BALANCE SHEET

                                                                                MARCH 31, 1996
                                                                                --------------
                                                                                (IN THOUSANDS)
                                            ASSETS
Current assets:
  Cash........................................................................    $      206
  Accounts receivable, less allowance for doubtful accounts...................        15,664
  Inventories.................................................................         2,019
  Prepaid expenses and other..................................................         1,040
                                                                                --------------
Total current assets..........................................................        18,929
Property, plant and equipment, less accumulated depreciation..................        47,561
Prepaid lease.................................................................         5,961
Leasehold value, less accumulated amortization................................         2,757
Other assets..................................................................         4,063
                                                                                --------------
Total assets..................................................................    $   79,271
                                                                                --------------
                                                                                --------------

                             LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Accounts payable and other current liabilities..............................    $    8,750
Intercompany liabilities......................................................        36,324
Shareholder's equity:
  Common stock, Class B, $1 par value -- 3,000 shares authorized and issued...             3
  Additional paid in capital..................................................         8,259
  Retained earnings...........................................................        25,935
                                                                                --------------
Total shareholder's equity....................................................        34,197
                                                                                --------------
Total liabilities and shareholder's equity....................................    $   79,271
                                                                                --------------
                                                                                --------------

                            See accompanying notes.

                       DAVIS HOSPITAL AND MEDICAL CENTER
                            PIONEER VALLEY HOSPITAL
                           SANTA ROSA MEDICAL CENTER

                  UNAUDITED COMBINED STATEMENTS OF INCOME AND
                          CHANGES IN RETAINED EARNINGS

                                                                                              THREE MONTHS ENDED
                                                                                                   MARCH 31
                                                                                             --------------------
                                                                                               1995       1996
                                                                                             ---------  ---------
                                                                                                (IN THOUSANDS)
Total operating revenues...................................................................  $  26,861  $  28,075
Costs and expenses:
  Salaries, wages, and benefits............................................................      9,712     10,658
  Supplies.................................................................................      3,862      3,980
  Purchased services.......................................................................      2,232      2,908
  Other operating expenses.................................................................      3,190      3,202
  Provision for doubtful accounts..........................................................      1,495      1,777
  Depreciation and amortization............................................................      1,568      1,581
  Interest expense.........................................................................        854        576
  Management fees..........................................................................        583      1,857
                                                                                             ---------  ---------
Total costs and expenses...................................................................     23,496     26,539
                                                                                             ---------  ---------
Income before income taxes.................................................................      3,365      1,536
Income taxes...............................................................................      1,329        607
                                                                                             ---------  ---------
Net income.................................................................................      2,036        929
Retained earnings at beginning of period...................................................     20,635     25,006
                                                                                             ---------  ---------
Retained earnings at end of period.........................................................  $  22,671  $  25,935
                                                                                             ---------  ---------
                                                                                             ---------  ---------

                            See accompanying notes.

                       DAVIS HOSPITAL AND MEDICAL CENTER
                            PIONEER VALLEY HOSPITAL
                           SANTA ROSA MEDICAL CENTER

                  UNAUDITED COMBINED STATEMENTS OF CASH FLOWS

                                                                                              THREE MONTHS ENDED
                                                                                                   MARCH 31
                                                                                             --------------------
                                                                                               1995       1996
                                                                                             ---------  ---------
                                                                                                (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income.................................................................................  $   2,036  $     929
Adjustment to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization............................................................      1,568      1,581
  Changes in operating assets and liabilities:
    Accounts receivable....................................................................     (1,842)    (2,006)
    Prepaid expenses and inventories.......................................................       (322)       272
    Accounts payable and other current liabilities.........................................        114      1,394
                                                                                             ---------  ---------
Net cash provided by operating activities..................................................      1,554      2,170
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment.................................................       (950)    --
Disposals of property, plant and equipment.................................................     --             73
Decrease in net leasehold value and other long term assets.................................       (750)     1,249
                                                                                             ---------  ---------
Net cash used in investing activities......................................................     (1,700)     1,322
CASH FLOWS FROM FINANCING ACTIVITIES
Net transfers (to) from Columbia...........................................................         58     (3,942)
                                                                                             ---------  ---------
Increase in cash...........................................................................        (88)      (450)
Cash at beginning of period................................................................        456        656
                                                                                             ---------  ---------
Cash at end of period......................................................................  $     368  $     206
                                                                                             ---------  ---------
                                                                                             ---------  ---------
Supplemental cash flow information:
Cash paid during the period for:
  Interest payments........................................................................  $     854  $     576
  Income tax payments......................................................................      1,329        607

                            See accompanying notes.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Champion Healthcare Corporation

    We have audited the accompanying consolidated balance sheet of Champion Healthcare Corporation as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Champion Healthcare Corporation as of December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

Houston, Texas
February 27, 1996

                        CHAMPION HEALTHCARE CORPORATION
                           CONSOLIDATED BALANCE SHEET

                                       ASSETS

                                                                                                DECEMBER 31,
                                                                                           ----------------------
                                                                                              1994        1995
                                                                                           ----------  ----------
                                                                                           (DOLLARS IN THOUSANDS,
                                                                                             EXCEPT SHARE DATA)
Current assets:
  Cash and cash equivalents..............................................................  $   48,424  $    7,583
  Restricted cash........................................................................       5,000      --
  Accounts receivable, less allowance for doubtful accounts of $4,959 and $10,118 in 1994
   and 1995, respectively................................................................      17,115      33,262
  Supplies inventory.....................................................................       1,942       3,470
  Prepaid expenses and other current assets..............................................       4,899       6,264
                                                                                           ----------  ----------
  Total current assets...................................................................      77,380      50,579
Property and equipment:
  Land...................................................................................       4,510       6,418
  Buildings and improvements.............................................................      48,888     115,688
  Equipment..............................................................................      25,016      42,343
  Construction in progress...............................................................       8,839       4,666
                                                                                           ----------  ----------
    Total property and equipment.........................................................      87,253     169,115
  Less allowances for depreciation and amortization......................................       5,340      10,733
                                                                                           ----------  ----------
    Total property and equipment, net....................................................      81,913     158,382
Investment in Dakota Heartland Health System.............................................      40,088      48,145
Goodwill, net of accumulated amortization of $37 and
 $1,051 in 1994 and 1995, respectively...................................................       5,947      20,933
Intangible assets, net of accumulated amortization of $1,647 and
 $2,052 in 1994 and 1995, respectively...................................................       5,718       7,438
Other assets.............................................................................       5,507       5,783
                                                                                           ----------  ----------
    Total assets.........................................................................  $  216,553  $  291,260
                                                                                           ----------  ----------
                                                                                           ----------  ----------
                                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt......................................................  $    4,221  $    1,166
  Current portion of capital lease obligations...........................................         560       1,301
  Accounts payable.......................................................................      10,637      13,952
  Due to third parties...................................................................       2,241       8,829
  Accrued and other liabilities..........................................................       8,446      15,490
                                                                                           ----------  ----------
    Total current liabilities............................................................      26,105      40,738
Long-term debt...........................................................................     102,626     159,670
Capital lease obligations................................................................       2,658       2,777
Other long-term liabilities..............................................................      11,037      10,177
Commitments and contingencies (Notes 3 and 13)
Redeemable preferred stock...............................................................      76,294      46,029
Common stock, $.01 par value:
  Authorized - 25,000,000 shares, 4,223,975 and 11,868,230 shares issued and outstanding
   in 1994 and 1995, respectively........................................................          42         119
Common stock subscribed, 100,000 and 80,000 shares in 1994 and 1995, respectively........          50          40
Common stock subscription receivable.....................................................         (50)        (40)
Paid in capital..........................................................................      15,998      47,643
Accumulated deficit......................................................................     (18,207)    (15,893)
                                                                                           ----------  ----------
    Total liabilities and stockholders' equity...........................................  $  216,553  $  291,260
                                                                                           ----------  ----------
                                                                                           ----------  ----------

                See notes to consolidated financial statements.

                        CHAMPION HEALTHCARE CORPORATION
                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                                    YEAR ENDED DECEMBER 31,
                                                                             -------------------------------------
                                                                                1993         1994         1995
                                                                             -----------  -----------  -----------
                                                                                    (DOLLARS IN THOUSANDS,
                                                                                    EXCEPT PER SHARE DATA)
Net patient service revenue................................................  $    86,728  $    99,613  $   163,500
Other revenue..............................................................        3,104        4,580        4,020
                                                                             -----------  -----------  -----------
    Net revenue............................................................       89,832      104,193      167,520
Expenses:
  Salaries and benefits....................................................       36,698       41,042       72,188
  Supplies.................................................................       11,641       12,744       21,113
  Other operating expenses.................................................       24,033       29,767       44,594
  Provision for bad debts..................................................        5,669        7,812       12,016
  Interest.................................................................        2,725        6,375       13,618
  Depreciation and amortization............................................        3,524        4,010        9,290
  Equity in earnings of Dakota Heartland Health System.....................      --           --            (8,881)
  Asset write-down.........................................................       15,456      --           --
                                                                             -----------  -----------  -----------
    Total expenses.........................................................       99,746      101,750      163,938
                                                                             -----------  -----------  -----------
  Income (loss) before income taxes and extraordinary items................       (9,914)       2,443        3,582
Provision for income taxes.................................................        1,009          200          150
                                                                             -----------  -----------  -----------
  Income (loss) before extraordinary items.................................      (10,923)       2,243        3,432
Extraordinary items:
  Loss on early extinguishment of debt, net of tax benefit of $634 for
   1993....................................................................       (1,230)     --            (1,118)
                                                                             -----------  -----------  -----------
  Net income (loss)........................................................  $   (12,153) $     2,243  $     2,314
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------
  Loss applicable to common stock..........................................  $   (13,805) $    (2,467) $    (9,017)
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------
Loss per common share:
  Loss before extraordinary items..........................................  $    (11.21) $     (1.69) $     (1.86)
  Extraordinary items......................................................        (1.10)     --             (0.26)
                                                                             -----------  -----------  -----------
    Loss per common share..................................................  $    (12.31) $     (1.69) $     (2.12)
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------

                See notes to consolidated financial statements.

                        CHAMPION HEALTHCARE CORPORATION
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                               COMMON STOCK                 COMMON STOCK          ADDITIONAL
                                        --------------------------  ----------------------------    PAID-IN    ACCUMULATED
                                           SHARES        AMOUNT      SUBSCRIBED     RECEIVABLE      CAPITAL      DEFICIT
                                        -------------  -----------  -------------  -------------  -----------  ------------
BALANCES AT JANUARY 1, 1993...........      1,100,000   $      11     $      50      $     (50)                 $   (2,363)
Preferred stock dividends accrued,
 including accretion of issuance
 costs................................                                                                              (1,652)
Exercise of bridge loan warrants......         26,250
Net loss..............................                                                                             (12,153)
                                        -------------       -----           ---            ---    -----------  ------------
BALANCES AT DECEMBER 31, 1993.........      1,126,250          11            50            (50)                    (16,168)
Exercise of bridge loan warrants......         83,044           1
Shares issued in AmeriHealth
 acquisition..........................      3,014,681          30                                  $  16,426
Preferred stock dividends accrued,
 including accretion of issuance
 costs................................                                                                  (428)       (4,282)
Net income............................                                                                               2,243
                                        -------------       -----           ---            ---    -----------  ------------
BALANCES AT DECEMBER 31, 1994.........      4,223,975          42            50            (50)       15,998       (18,207)
Preferred stock dividends accrued,
 including accretion of issuance
 costs................................                                                                (5,982)
Dividends declared pursuant to the
 Recapitalization.....................                                                                (5,349)
Issuance of warrants..................                                                                   668
Exercise of options/stock
 subscriptions........................         38,411           1           (10)            10           108
Shares issued pursuant to the
 Recapitalization, net of issuance
 costs................................      7,605,844          76                                     42,200
Net income............................                                                                               2,314
                                        -------------       -----           ---            ---    -----------  ------------
BALANCES AT DECEMBER 31, 1995.........     11,868,230   $     119     $      40      $     (40)    $  47,643    $  (15,893)
                                        -------------       -----           ---            ---    -----------  ------------
                                        -------------       -----           ---            ---    -----------  ------------

                See notes to consolidated financial statements.

                        CHAMPION HEALTHCARE CORPORATION
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                   YEAR ENDED DECEMBER 31,
                                                                             -----------------------------------
                                                                                1993         1994        1995
                                                                             -----------  ----------  ----------
                                                                                   (DOLLARS IN THOUSANDS)
Operating activities:
Net income (loss)..........................................................  $   (12,153) $    2,243  $    2,314
Adjustments to reconcile net income (loss) to net cash
 provided by (used in) operating activities:
  Extraordinary loss, net..................................................        1,230      --           1,118
  Equity in earnings of Dakota Heartland Health System,
   net of distributions....................................................      --           --          (8,056)
  Depreciation and amortization............................................        3,524       4,010       9,290
  Deferred income taxes....................................................       (1,171)      1,600      --
  Provision for bad debts..................................................        5,669       7,812      12,016
  Asset write-down.........................................................       15,456      --          --
  Changes in operating assets and liabilities,
   excluding acquisitions:
    Accounts receivable....................................................       (6,842)     (9,088)    (14,864)
    Supplies inventory.....................................................         (446)       (264)        144
    Prepaid expenses and other current assets..............................         (169)     (4,154)      2,103
    Other assets...........................................................       (1,654)       (908)     (3,210)
    Accounts payable, income taxes payable and other accrued liabilities...        1,935      (1,968)     12,037
                                                                             -----------  ----------  ----------
      Net cash provided by (used in) operating activities..................        5,379        (717)     12,892
                                                                             -----------  ----------  ----------
Investing activities:
  Purchase of facilities...................................................       (5,813)     --         (59,810)
  Net payment for investment in partnership................................      --          (20,000)     (2,000)
  Cash acquired in acquisitions............................................      --            4,341         361
  Additions to property and equipment......................................       (4,726)    (12,561)    (42,822)
  Proceeds from sales of property and equipment............................      --           --           1,704
  Investment in note receivable............................................      --             (757)     (2,524)
                                                                             -----------  ----------  ----------
      Net cash used in investing activities................................      (10,539)    (28,977)   (105,091)
                                                                             -----------  ----------  ----------
Financing activities:
  Proceeds from issuance of long-term obligations..........................       63,091      19,133     143,532
  Payments related to issuance of long-term debt obligations and other
   financing costs.........................................................       (2,396)     --          (3,927)
  Payments on long-term obligations........................................      (28,516)     (2,300)    (94,715)
  Payments on obligations assumed through acquisitions.....................      --          (10,911)     --
  Proceeds from issuance of redeemable preferred stock and stock
   warrants................................................................       34,345      11,223         793
  Payments related to preferred and common stock issuance..................         (882)     --             (38)
  Cash restricted under collateral agreement...............................      --           (5,713)     --
  Cash released under collateral agreement.................................      --           --           5,713
                                                                             -----------  ----------  ----------
      Net cash provided by financing activities............................       65,642      11,432      51,358
                                                                             -----------  ----------  ----------
      (Decrease) increase in cash and cash equivalents.....................       60,482     (18,262)    (40,841)
Cash and cash equivalents at beginning of year.............................        6,204      66,686      48,424
                                                                             -----------  ----------  ----------
Cash and cash equivalents at end of year...................................  $    66,686  $   48,424  $    7,583
                                                                             -----------  ----------  ----------
                                                                             -----------  ----------  ----------

                See notes to consolidated financial statements.

                        CHAMPION HEALTHCARE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  ORGANIZATIONAL BACKGROUND
    Champion Healthcare Corporation (the "Company"), a Delaware corporation, is engaged in the ownership and management of general acute care and specialty hospitals and related health care facilities. At December 31, 1995, including hospital partnerships, the Company owns and/or operates seven acute care hospitals, two psychiatric hospitals and a skilled nursing facility. See Note 16 "Subsequent Events" for a discussion of recent acquisition activity.

    Including hospital partnerships, the seven general acute care hospitals owned and/or operated by the Company provide a range of medical and surgical services typically available in general acute care hospitals. These services include inpatient care such as intensive and cardiac care, diagnostic services, radiological services and emergency services. All of the hospitals provide an extensive range of outpatient services, including ambulatory surgery, laboratory and radiology. The Company's two psychiatric hospitals provide child, adolescent and adult comprehensive psychiatric and chemical dependency treatment programs, with inpatient, day hospital, outpatient and other ambulatory care.

    Effective December 31, 1995, the Company and its preferred shareholders entered into the 1995 Recapitalization Agreement to reduce the complexity of the Company's capital structure and eliminate the accrual of future dividends on its outstanding preferred stock and the resulting impact on earnings per share. As a result of the Recapitalization Agreement, common shares outstanding increased from 4,262,386 to 11,868,230 and preferred shares outstanding decreased from 10,452,370 to 2,605,714. The transactions comprising the 1995 Recapitalization Agreement are herein collectively referred to as the "Recapitalization." See
Note 8 "Stockholders' Equity" for a discussion of the terms of the Recapitalization.

NOTE 2.  SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company, all wholly-owned and majority-owned subsidiaries and majority-owned partnerships. The Company uses the equity method of accounting when it has a 20% to 50% interest in other companies and partnerships. Under the equity method, the Company records its original investment at cost and adjusts its investment for its undistributed share of the earnings or losses of the equity investee. All significant intercompany transactions and accounts have been eliminated in consolidation.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of net revenue and expenses during the period. Actual results could differ from those estimates. The most significant areas which require the use of management's estimates relate to the determination of estimated third-party payor settlements, allowance for uncollectable accounts receivable, income tax valuation allowance and reserves for professional liability risk.

    NET PATIENT SERVICE REVENUE

    The Company's facilities have entered into agreements with third-party payors, including US government programs and managed care health plans, under which the Company is paid based upon established charges, cost of services provided, predetermined rates by diagnosis, fixed per diem rates or discounts from established charges.

    Net patient service revenues are recorded at estimated amounts due from patients and third party payors for health care services provided, including anticipated settlements under reimbursement agreements with third party payors. Payments for services rendered to patients covered by the

                        CHAMPION HEALTHCARE CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Medicare and Medicaid programs are generally less than billed charges. Provisions for contractual adjustments are made to reduce charges to these patients to estimated receipts based upon each program's principle of payment/reimbursement (either prospectively determined or retrospectively determined costs). Settlements for retrospectively determined rates are estimated in the period the related services are rendered and are adjusted in future periods as final settlements are determined. In management's opinion, adequate allowance has been provided for possible adjustments that might result from final settlements under these programs. Allowance for contractual adjustments under these programs are deducted from accounts receivable in the accompanying consolidated balance sheet.

    OTHER REVENUE

    Other revenue includes income from non-patient hospital activities such as cafeteria sales and interest income, among others.

    CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include all highly liquid debt instruments, primarily US government backed securities and certificates of deposit, purchased with an original maturity of three months or less. The Company maintains its cash in bank deposits which, at times, may exceed federally insured limits.

    The Company adopted Statement of Financial Accounting Standards No. 115 ("SFAS 115"), "Accounting for Certain Investments in Debt and Equity Securities," on January 1, 1995. All investments accounted for under SFAS No. 115 are classified as available-for-sale, and the implementation of this statement had no impact on net income.

    ACCOUNTS RECEIVABLE

    Accounts receivable consist primarily of amounts due from the Medicare and Medicaid programs, other government programs, managed care health plans, commercial insurance companies and individual patients. Current earnings are charged with an allowance for doubtful accounts based on experience and other circumstances that may affect the ability of patients to meet their obligations. Accounts deemed uncollectable are charged against that allowance.

    SUPPLIES INVENTORY

    Inventory consists primarily of pharmaceuticals and supplies and is stated at the lower of cost (first-in, first-out) or market.

    PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost. Expenditures for new facilities and equipment and those that substantially increase the useful life of existing property and equipment are capitalized. Ordinary maintenance and repairs are charged to expense when incurred. Upon disposition, the assets and related accumulated depreciation are removed from the accounts, and the resulting gain or loss is included in the statement of operations.

    Depreciation is computed using the straight-line method at rates calculated to amortize the cost of assets over their estimated useful lives ranging from 3 to 40 years.

                        CHAMPION HEALTHCARE CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    GOODWILL AND OTHER INTANGIBLE ASSETS

    Goodwill represents costs in excess of net assets acquired and is amortized on a straight-line basis over a period of 20 years. Intangible assets consist of deferred financing costs, non-compete agreements and various other intangible assets. Deferred financing costs are amortized on a straight-line basis over the term of the applicable debt. Costs related to non-compete agreements and other intangibles are amortized on a straight-line basis over two to five years.

    Amortization expense for 1993, 1994 and 1995 was approximately $1,209,000, $1,000,000, and $2,724,000, of which approximately $139,000, $395,000, and
$845,000 relate to deferred financing costs.

    CUMULATIVE CONVERTIBLE REDEEMABLE PREFERRED STOCK

    Through December 31, 1995, the Company reflected accumulated unpaid and undeclared dividends on its cumulative redeemable preferred stock as an increase in the related issue with corresponding charges to additional paid-in capital, to the extent available, and accumulated deficit. Pursuant to the Recapitalization, all accrued preferred dividends at December 31, 1995 (approximately $12,614,000) were paid by the issuance of common stock at an agreed price of $7.00 per share. Additionally, the holders of Series C and D preferred stock have waived all dividends accruing after December 31, 1995. See
Note 8 "Stockholders' Equity" for a discussion of the terms of the Recapitalization.

    INCOME TAXES

    The Company uses the liability method of accounting for income taxes. Under this method, deferred income taxes are recorded to reflect the tax consequence on future years of temporary differences between the tax basis of the assets and liabilities and their financial amounts at year-end.

    LOSS PER SHARE

    Loss per common and common equivalent share amounts are calculated by dividing loss applicable to common stock by the weighted average number of common shares outstanding during each period, as restated for the two-for-one stock split on July 7, 1993, and assuming the exercise, when dilutive, of all stock options and warrants having an exercise price less than the average stock market price of the common stock using the treasury stock method. Common stock equivalents and other potentially dilutive securities have not been considered because their effect was antidilutive in all years. Weighted average shares outstanding used to determine earnings per common and common equivalent share were 1,122,000, 1,457,000, and 4,255,000 in 1993, 1994 and 1995, respectively.

    RECLASSIFICATIONS

    Certain reclassifications have been made in prior year financial statements to conform to the 1995 presentation. These reclassifications had no effect on the results of operations previously reported.

    RECENT PRONOUNCEMENTS

    In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS 121, which is effective for fiscal years beginning after December 15, 1995, requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company does not believe that the adoption of this statement will have a material effect on its financial statements.

                        CHAMPION HEALTHCARE CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," which is effective for fiscal years beginning after December 15, 1995. SFAS 123 establishes new financial accounting and reporting standards for stock-based compensation plans. Entities will be allowed to measure compensation expense for stock-based compensation under SFAS 123 or APB Opinion No. 25, "Accounting for Stock Issued to Employees." Entities electing to account for such compensation under APB Opinion No. 25 will be required to make pro forma disclosures of net income and earnings per share as if SFAS 123 had been applied. The Company is presently evaluating which alternative it will adopt under SFAS 123 and has not yet quantified the potential impact on the Company of adopting this new standard.

NOTE 3.  ACQUISITIONS AND OTHER INVESTMENTS

    PHYSICIANS AND SURGEONS HOSPITAL

    The Company acquired Physicians and Surgeons Hospital ("P&S") in Midland, Texas on May 1, 1993 for approximately $5,800,000 in cash and the assumption of $1,200,000 in debt. The acquisition was accounted for as a purchase transaction with operations reflected in the consolidated financial statements beginning May 1, 1993. The Company replaced P&S in the fourth quarter of 1995 with the newly constructed 101 bed Westwood Medical Center. Total construction cost for the new facility was approximately $39,017,000.

    PSYCHIATRIC HEALTHCARE CORPORATION

    On October 21, 1994, the Company acquired Psychiatric Healthcare Corporation ("PHC"), a privately held corporation headquartered in Birmingham, Alabama, by the merger of PHC with and into a wholly-owned subsidiary of the Company. PHC owned and operated two free-standing psychiatric hospitals with a combined total of 219 beds located in Springfield, Missouri and Alexandria, Louisiana, and owned a third free-standing psychiatric hospital located in Sherman, Texas, that was closed and held for sale at the date of acquisition. The net purchase price, including contingent consideration of $2,000,000 paid in 1995 and the assumption of long-term debt, was approximately $24,600,000. The Company paid no cash to PHC shareholders. Total consideration paid by the Company consisted of the assumption of approximately $14,880,000 in long-term debt and the issuance of the following securities to PHC shareholders: (i) 264,306 shares of Series D preferred stock, (ii) $7,123,000 of 11% Senior Subordinated Notes with 213,690 detachable warrants to acquire common stock and (iii) options, which were subsequently exercised, to acquire an additional 7,561 shares of Series D Preferred Stock and $202,000 principal amount of 11% Senior Subordinated Notes with 6,060 detachable warrants. The payment of contingent consideration had been subject to the Company's receipt of up to $2,000,000 from a combination of the sale of the Sherman, Texas facility, a recovery from a lawsuit and certain specified Medicaid payments. All conditions for the payment of contingent consideration were substantially met in 1995, including the sale of Sherman Hospital for approximately $1,300,000 in March 1995. The acquisition was accounted for as a purchase transaction with operations reflected in the consolidated financial statements effective October 1, 1994. The Company has completed its analysis of the assets acquired and liabilities assumed and has allocated approximately $8,800,000 in excess purchase price to goodwill, which is currently being amortized over a 20 year period.

    AMERIHEALTH, INC.

    On December 6, 1994, the Company merged with AmeriHealth, Inc. ("AHH"), a Delaware corporation, with AHH being the surviving corporation resulting from the merger (the "Combined Company"). The merger was accounted for as a recapitalization of the Company with the Company as

                        CHAMPION HEALTHCARE CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 3. ACQUISITIONS AND OTHER INVESTMENTS (CONTINUED) the acquiror (a reverse acquisition). Concurrent with the merger, the name of the Combined Company was changed to Champion Healthcare Corporation, and the Combined Company adopted the Company's certificate of incorporation provisions.

    Pursuant to the merger, the Combined Company: (a) paid a cash distribution of $0.085 cents per share to all common stockholders of AHH, (b) issued one share of its Combined Company common stock for each 5.70358 shares of the approximately 17.2 million outstanding shares of AHH's Common Stock, (c) issued one share of Combined Company common stock for each of the approximately 1.2 million then outstanding shares of the Company common stock, and (d) issued one share of newly authorized Combined Company preferred stock for each of the then outstanding shares of the Company's preferred stock. The terms of the new voting shares of Combined Company preferred stock are identical to those of the Company's preferred stock outstanding prior to the merger. In addition, the outstanding shares of AHH's $2.125 Increasing Rate Cumulative Convertible Preferred Stock were canceled in exchange for cash equal to the redemption price of such shares plus all unpaid dividends, which totaled approximately $47,000. The net purchase price, including the assumption of approximately $17,700,000 in debt, was approximately $38,876,000. The acquisition was accounted for as a purchase transaction with operations reflected in the consolidated financial statements effective December 1, 1994. The Company has completed its analysis of the assets acquired and liabilities assumed and has allocated approximately $8,946,000 in excess purchase price to goodwill, which is currently being amortized over a 20 year period.

    PARTNERSHIP WITH DAKOTA HOSPITAL

    On December 21, 1994, a wholly owned subsidiary of the Company that owned Heartland Medical Center, a 142 bed general acute care facility in Fargo, North Dakota, entered into a partnership with Dakota Hospital ("Dakota"), a not-for-profit corporation that owned a 199 bed general acute care hospital also in Fargo, North Dakota. The partnership is operated as Dakota Heartland Health System ("DHHS"). Also on December 21, 1994, the Company entered into an operating agreement with the partnership and Dakota to manage the combined operations of the two hospitals. Under the terms of the partnership agreement, the Company is obligated to advance funds to DHHS to cover any and all operating deficits of DHHS. DHHS began operations on December 31, 1994.

    The Company and Dakota contributed their respective hospitals debt and lien free (except for capitalized lease obligations), including certain working capital components, and the Company contributed an additional $20,000,000 in cash, each in exchange for 50% ownership in the partnership. A $20,000,000 special distribution was made to Dakota after capitalization of the partnership in accordance with the terms of the partnership agreement. The Company will receive 55% of the net income and distributable cash flow ("DCF") of the partnership until such time as it has recovered on a cumulative basis an additional $10,000,000 of DCF in the form of an "excess" distribution. As of December 31, 1995, the Company has received $825,000 in cash distributions from DHHS.

    The partnership is administered by a Governing Board comprised of six members appointed by Dakota, three members appointed by the Company and three members appointed by mutual consent of the Dakota members and the Company members. Certain Governing Board actions require the majority approval of each of the Company and Dakota members. Because the partners through the partnership agreement have delegated substantially all management of the partnership to the Company through the operating agreement, the authority of the Governing Board is limited.

    Beginning July 1996, Dakota has the right to require the Company to purchase its partnership interest free of debt or liens for a cash purchase price equal to 5.5 times Dakota's pro rata share of earnings before depreciation, interest, income taxes and amortization, as defined in the partnership agreement, less Dakota's pro-rata share of the partnership's long-term debt. DHHS had earnings

                        CHAMPION HEALTHCARE CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 3. ACQUISITIONS AND OTHER INVESTMENTS (CONTINUED) before depreciation, interest, income taxes and amortization of approximately $19,000,000 for the year ended December 31, 1995. Beginning January 1998, the purchase price for Dakota's partnership interest shall not be less than $50,000,000. After receipt of written notice of Dakota's intent to sell its partnership interest, the Company would have 12 months to complete the purchase. Should the Company not complete the purchase during this period, Dakota has the right to, among others, (i) terminate the operating agreement and engage an outside party to manage the hospital, (ii) replace the Company's designees to the Governing Board and (iii) enter into a fair market value transaction to sell substantially all of the partnership's assets.

    The Company accounts for its investment in DHHS under the equity method. The following table summarizes certain financial information of DHHS as of December 31, 1994 and 1995, and for the year ended December 31, 1995 (dollars in thousands). DHHS began operations on December 31, 1994.

                                                            YEAR ENDED
                                                         DECEMBER 31, 1995
                                                         -----------------
INCOME STATEMENT DATA
  Net revenue..........................................     $   106,011
  Net income...........................................          16,148
  Company's equity in the earnings of DHHS.............           8,881


                                                         DECEMBER 31, 1994  DECEMBER 31, 1995
                                                         -----------------  -----------------
BALANCE SHEET DATA
  Current assets.......................................     $    28,220        $    39,008
  Non-current assets...................................          44,298             55,854
  Current liabilities..................................          12,212             19,980
  Non-current liabilities..............................             129                 57
  Partners' equity.....................................          60,177             74,825

    SALT LAKE REGIONAL MEDICAL CENTER

    On April 13, 1995, the Company acquired Salt Lake Regional Medical Center ("SLRMC") from Columbia/HCA Healthcare Corporation ("Columbia"). SLRMC is comprised of a 200 bed tertiary care hospital and five clinics and is located in Salt Lake City, Utah. Total acquisition cost for SLRMC was approximately $61,042,000, which consisted of approximately $56,816,000 in cash and additional consideration due to Columbia of approximately $1,767,000, as well as the assumption of approximately $2,459,000 in capital lease obligations. Cash consideration included approximately $11,783,000 for certain working capital components, resulting in a net purchase price of approximately $49,259,000. The Company funded the asset purchase from available cash and approximately
$30,000,000 in borrowings under its then outstanding credit facility. The acquisition was accounted for as a purchase transaction with operations reflected in the consolidated financial statements beginning April 14, 1995.

    JORDAN VALLEY HOSPITAL

    On March 1, 1996, the Company acquired Jordan Valley Hospital ("Jordan") from Columbia. Jordan is a 50 bed acute care hospital located in West Jordan, Utah, a suburb of Salt Lake City. The Company acquired Jordan in exchange for Autauga Medical Center, an 85 bed acute care hospital, and Autauga Health Care Center, a 72 bed skilled nursing facility, both in Prattville, Alabama, plus preliminary cash consideration paid to the seller of approximately $10,750,000, which included approximately $3,750,000 for certain net working capital components, subject to adjustment, and reimbursement of certain capital expenditures made previously by the seller. The transaction did not result in a gain or loss. The Alabama facilities were acquired as part of the Company's acquisition of AmeriHealth, Inc. on December 6, 1994.

                        CHAMPION HEALTHCARE CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 3.  ACQUISITIONS AND OTHER INVESTMENTS (CONTINUED)
    PRO FORMA FINANCIAL INFORMATION

    The following selected unaudited pro forma financial information for the years ended December 31, 1994 and 1995 assumes that the acquisition of SLRMC occurred on January 1, 1994. The selected unaudited pro forma financial information for the year ended December 31, 1994, assumes that the acquisitions of AHH and PHC, and the formation of the DHHS partnership occurred on January 1, 1994. The pro forma financial information below does not purport to be indicative of the results that actually would have been obtained had the operations been combined during the periods presented, and is not intended to be a projection of future results or trends.

                                                                         1994         1995
                                                                      -----------  -----------
                                                                            (UNAUDITED)
                                                                       (DOLLARS IN THOUSANDS,
                                                                       EXCEPT PER SHARE DATA)
Net revenue.........................................................  $   195,915  $   189,540
                                                                      -----------  -----------
                                                                      -----------  -----------
Equity in earnings of DHHS..........................................  $     5,443  $     8,881
                                                                      -----------  -----------
                                                                      -----------  -----------
Income (loss) before extraordinary item.............................  $    (3,198) $     3,999
                                                                      -----------  -----------
                                                                      -----------  -----------
Net income (loss)...................................................  $    (3,198) $     2,881
                                                                      -----------  -----------
                                                                      -----------  -----------
Loss applicable to common stock.....................................  $    (8,196) $    (8,450)
                                                                      -----------  -----------
                                                                      -----------  -----------
Loss per common share before extraordinary item.....................  $     (1.94) $     (1.72)
                                                                      -----------  -----------
                                                                      -----------  -----------
Loss per common share...............................................  $     (1.94) $     (1.99)
                                                                      -----------  -----------
                                                                      -----------  -----------
Weighted average number of common shares outstanding................        4,224        4,255
                                                                      -----------  -----------
                                                                      -----------  -----------

NOTE 4.  ASSET WRITE-DOWN
    In December 1993, the Company ceased providing medical services at Gulf Coast Hospital ("GCH"), one of two Company-owned hospitals located in Baytown, Texas, which it had acquired from HCA Health Services of Texas, Inc. on September 1, 1992. The Company intended to use GCH for limited administrative purposes only until it could arrange a sale. As a result, the Company wrote down the GCH assets by $15,456,000, which reflected the estimated fair value of the facility under limited use less ongoing operating costs and various rental concessions previously granted the tenants. The book value of GCH prior to the write-down was $16,681,000. The remaining net historical cost of $1,225,000 represented the equipment moved to the other Baytown campus. In June 1994, the Company sold the former HCA facility to a physician group for nominal consideration. The Company believes that assets associated with its other campus in Baytown have not been impaired as the result of this change in operations.

NOTE 5.  ACCRUED AND OTHER LIABILITIES
    Accrued and other liabilities consisted of the following at December 31, 1994 and 1995 (dollars in thousands):

                                                                            1994       1995
                                                                          ---------  ---------
Accrued salaries and wages..............................................  $   1,303  $   3,851
Accrued vacation........................................................      1,148      2,516
Accrued interest........................................................      1,256      3,156
Other...................................................................      4,739      5,967
                                                                          ---------  ---------
  Total accrued and other liabilities...................................  $   8,446  $  15,490
                                                                          ---------  ---------
                                                                          ---------  ---------

                        CHAMPION HEALTHCARE CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 6.  LONG-TERM DEBT
    Long-term debt consisted of the following at December 31, 1994 and 1995 (dollars in thousands):

                                                                                   1994         1995
                                                                                -----------  -----------
Revolving Loan................................................................      --       $    47,700
Term Loan.....................................................................  $    18,500      --
11% Senior Subordinated Notes (face amount of $99,089, net of a discount of
 $642 at December 31, 1995)...................................................       62,703       98,447
Health Care REIT, Inc.........................................................       12,770       11,120
Wilmington Savings Fund Society...............................................        9,766      --
Other notes payable...........................................................        3,108        3,569
                                                                                -----------  -----------
  Total debt..................................................................      106,847      160,836
Less current portion..........................................................       (4,221)      (1,166)
                                                                                -----------  -----------
    Total long-term debt......................................................  $   102,626  $   159,670
                                                                                -----------  -----------
                                                                                -----------  -----------

    On June 12, 1995, the Company issued $35,000,000 face amount (less a discount of approximately $668,000) of Senior Subordinated Notes (the "Notes") maturing on December 31, 2003. The Notes bear interest at an annual effective rate of 11.35% (11% stated rate). Interest is payable quarterly, and the stated rate increases from 11% to 11.5% on March 31, 1996. The Notes include detachable warrants for the purchase of 525,000 shares of common stock. The Notes are subject to redemption on or after December 31, 1995, at the Company's option, at prices declining from 112.5% of principal amount at December 31, 1995, to par at December 31, 2002. Additionally, there is a requirement to repurchase all outstanding Notes in the event of a change in control of the Company, at the holder's option, based on a declining redemption premium ranging from 112.5% to 103% of principal. Proceeds from the issuance of Notes were used to paydown approximately $31,500,000 principal amount outstanding under the Revolving Loan with the remainder retained for general corporate purposes. The Notes are uncollateralized obligations and are subordinated in right of payment to certain senior indebtedness of the Company. Approximately $668,000 of the proceeds from the issuance of the Notes were allocated to the warrants.

    On May 31, 1995, the Company refinanced and paid a $50,000,000 term and revolving credit facility ("old credit facility") obtained in November 1993 with a $100,000,000 revolving credit facility (the "Revolving Loan") with Banque Paribas, as agent, AmSouth Bank of Alabama, Bank One of Texas, N.A., CoreStates Bank, N.A., and NationsBank of Texas, N.A. Amounts available under the Revolving Loan are subject to certain limitations, and the total amount available under the Revolving Loan declines to $80,000,000 on the third anniversary date. The Revolving Loan also provides for short-term letters of credit of up to $5,000,000. The Revolving Loan matures no later than March 31, 1999, and bears interest at a lender defined incremental rate plus, at the Company's option, the LIBOR or Prime rate. The incremental rate to be applied is based upon the Company meeting certain operational performance targets, as defined, and ranges from 2.5% to 3.0% with respect to the LIBOR rate option and from 1.0% to 1.5% with respect to the Prime rate option. The interest rates on the Revolving Loan and old credit facility were 8.85% and 9.12%, respectively, at December 31, 1995 and 1994. The Company currently has approximately $649,000 outstanding under letters of credit. Proceeds from the refinancing were used to pay approximately $48,000,000 principal amount outstanding under the Company's old credit facility and approximately $9,533,000 principal amount of debt held by Wilmington Savings Fund Society ("WSFS"). The interest rate on the WSFS Loan was 11.5% and 10.5% at May 31, 1995 (the date of payment) and December 31, 1994, respectively. With the exception of certain assets collateralizing debt assumed in the Company's 1994 acquisition of PHC, the Revolving Loan is collateralized by substantially all of the Company's assets. The terms of the Revolving Loan eliminated the requirement under the Company's previous bank credit facility to maintain a

                        CHAMPION HEALTHCARE CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 6.  LONG-TERM DEBT (CONTINUED)
cash collateral  account  with the  lender  in  the amount  of  $5,000,000.  The
Company's   future  acquisitions  and  divestitures   may  require,  in  certain
circumstances, consent by lenders under this agreement.

    In connection with the Company's refinancing and payment of its old credit facility, the Company wrote off unamortized deferred financing costs of $1,118,000, which had no tax effect. This amount has been recorded as an extraordinary loss in the accompanying consolidated statement of operations. The Company also prepaid the WSFS Loan with no material financial impact.

    On December 30, 1994, pursuant to commitments obtained from the original purchasers of the 11% Senior Subordinated Notes issued on December 31, 1993, the Company issued an additional $19,133,000 of Notes with detachable warrants for the purchase of 573,990 shares of common stock. No value was allocated to the warrants at the time of issuance because the interest rate on the Notes was considered a market rate and the exercise price was greater than the estimated fair value of the common stock. The Notes bear interest at an effective annual rate of 11%. All other terms of the Notes are substantially the same as those discussed above.

    In connection with the Company's acquisition of PHC, the Company issued approximately $7,123,000 principal amount of Notes, and assumed approximately $12,970,000 of mortgage financing on the PHC facilities, $257,000 in capitalized leases, $159,000 in notes payable and a working capital credit facility with a balance of approximately $1,494,000, which was repaid from available cash of the Company and PHC. The Notes bear interest at an effective annual rate of 11%. All other terms of the Notes are substantially the same as those discussed above.

    The mortgage notes are payable to Health Care REIT, Inc. and bear interest at an annual rate that increases yearly from 13.44% at December 31, 1995, to 15.4% at November 1, 2001. Thereafter, the mortgage bears interest at an annual rate equal to the seven year US Treasuries rate plus 500 basis points. Approximately $10,125,000 principal balance of the mortgage matures on December 1, 2008, with principal payments on that portion commencing in December 1995, based on 25 year amortization. The remaining balance of the mortgage requires quarterly principal payments of $200,000 through 1997. The Company sold the Sherman, Texas facility for approximately $1,300,000 on March 22, 1995. In connection with the sale, the Company made a required principal payment of $850,000 on the mortgage collateralized by this facility and obtained a release of collateral from the lender. The remaining principal balance is now collateralized by the Company's hospital in Alexandria, Louisiana.

    Other notes payable bear interest at rates ranging from 5.1% to 11.8% and are generally collateralized by the underlying assets to which they relate.

    On November 5, 1993, the Company refinanced its subsidiary term and revolving credit loans obtained in August 1991, with a $50,000,000 credit facility comprised of a $20,000,000 term loan and a $30,000,000 revolving credit facility (collectively, the "old credit facility," as referred to above). In connection with the refinancing, a prepayment premium and unamortized deferred financing costs of $1,230,000, net of an income tax benefit of $634,000, were written off and recorded as an extraordinary loss.

    The Company capitalized approximately $1,462,000 and $294,000 in interest costs associated with the construction of a hospital and other medical related facilities at December 31, 1995 and 1994, respectively. The Company had no capitalized interest for the year ended December 31, 1993.

    The Revolving Loan, Notes and Mortgages referenced above contain restrictive covenants which include, among others, restrictions on additional indebtedness, the payment of dividends and other

                        CHAMPION HEALTHCARE CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 6.  LONG-TERM DEBT (CONTINUED)
distributions, the repurchase of common stock and related securities under certain circumstances, and the requirement to maintain certain financial ratios. The Company was in compliance with or has obtained permanent waivers for all loan covenants to which it was subject as of December 31, 1994 and 1995.

    Maturities of debt as of December 31, 1995, were as follows (dollars in thousands):

1996.............................................................  $   1,166
1997.............................................................      2,514
1998.............................................................        885
1999.............................................................     47,785
2000.............................................................         79
Thereafter.......................................................    108,407
                                                                   ---------
                                                                   $ 160,836
                                                                   ---------
                                                                   ---------

NOTE 7.  REDEEMABLE PREFERRED STOCK
    Redeemable preferred stock consisted of the following at December 31, 1994 and 1995 (See Note 8 "Stockholders' Equity" for a discussion of the effect of the Recapitalization on the outstanding series of preferred stock):

                                                                                               1994       1995
                                                                                             ---------  ---------
                                                                                                 (DOLLARS IN
                                                                                                  THOUSANDS)
Series D - Cumulative convertible redeemable preferred stock, $.01 par, 2,200,000 shares authorized; 2,105,258 and 2,156,903 shares issued and outstanding at December 31, 1994 and
 1995, respectively ($39,787 and $38,824 liquidation value in 1994 and 1995, respectively).............................................................................  $  38,754  $  37,982
Series C - Cumulative convertible redeemable preferred stock, $.01 par, 500,000 shares authorized; 448,811 shares issued and outstanding at December 31, 1994 and 1995 ($8,778
 and $8,079 liquidation value in 1994 and 1995, respectively)..............................      8,740      8,047
Series BB - Cumulative convertible redeemable preferred stock, $.01 par; 1,577,547 shares
 issued and outstanding at December 31, 1994...............................................     21,551     --
Series A-1 - Cumulative convertible redeemable preferred stock, $.01 par; 2,769,109 shares
 issued and outstanding at December 31, 1994...............................................      3,206     --
Series A - Cumulative convertible redeemable preferred stock, $.01 par; 3,500,000 shares
 issued and outstanding at December 31, 1994...............................................      4,043     --
                                                                                             ---------  ---------
                                                                                             $  76,294  $  46,029
                                                                                             ---------  ---------
                                                                                             ---------  ---------

SERIES D

    The Series D cumulative convertible redeemable preferred stock ("Series D") is convertible, at the holder's option, into the common stock at a price of $9.00 per share until redemption date. The conversion price is subject to adjustment upon the sale or issuance of additional common stock, including stock rights, options and convertible securities, for consideration less than the conversion price in effect immediately prior to the sale or issuance in question. Redemption of Series D shares will occur only on the redemption date of June 1, 2000, at the redemption price of $18.00 per share. If all outstanding shares of Series D and Series C can not be redeemed at the same time, then redemption of such shares will be prorated with preference given to Series D, as defined. Series D shares are entitled to liquidation payments of $18.00 per share. If the Company is unable to pay fully the Series D and Series C stockholders, then liquidation of such shares will be prorated with preference given to

                        CHAMPION HEALTHCARE CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 7.  REDEEMABLE PREFERRED STOCK (CONTINUED)
Series D, as defined. Series D will participate in any dividends declared on common stock on an as converted basis. At December 31, 1995, the Series D shares were convertible into 4,313,806 shares of common stock.

    The Company issued 51,645 shares of Series D preferred stock to PHC shareholders in 1995 pursuant to the exercise of options and the issuance of contingent consideration due under the terms of the PHC purchase agreement. On October 21, 1994, the Company issued 212,661 shares of Series D preferred stock to PHC shareholders in connection with its acquisition of PHC. On December 30, 1994, the Company issued 623,453 shares of Series D preferred stock pursuant to existing commitments for the original purchasers of Series D. Cash proceeds from the December 30, 1994 issuance were $11,222,000.

SERIES C

    The Series C cumulative convertible redeemable preferred stock ("Series C") is convertible, at the holder's option, into common stock at a price of $9.00 per share until the redemption date. The conversion price is adjustable upon the same terms and conditions as Series D preferred stock. Redemption of Series C shares will occur only on the redemption date of June 1, 2000, at the redemption price of $18.00 per share. Series C will participate in any dividends declared on common stock on an as converted basis. If all outstanding shares of Series D and Series C can not be redeemed at the same time, then redemption of such shares will be prorated with preference given to Series D, as defined. Series C shares are entitled to liquidation payments of $18.00 per share. If the Company is unable to pay fully the Series D and Series C stockholders, then liquidation of such shares will be prorated with preference given to Series D, as defined. At December 31, 1995, Series C shares were convertible into 897,622 shares of common stock.

    The Company has the right to convert all or any shares of Series D and C into common stock upon the anticipated completion of a public offering of common stock for net proceeds of not less than $25,000,000 at a per share offering price of not less than $10.00 per share.

    VOTING RIGHTS FOR SERIES C AND D PREFERRED STOCK. Series C and D preferred stock have voting rights on all matters according to the number of common shares into which each Series is convertible at the time of any shareholders' vote. The issuance of a new class of stock or the increase of shares within an existing class of stock that either ranks on parity with or is superior to a given series of preferred stock as to dividends, redemption and liquidation requires the following approvals by the then outstanding class or classes: (1) 75% of Series C voting together as a class, and (2) 75% of Series D voting as a class. No amendment of voting powers, designations, preferences or rights and no amendments of Articles or Bylaws that materially adversely affect the rights of Series C and D preferred stock shall occur without the following approvals by the then outstanding class or classes: (1) 90% of Series C voting together as a class and (2) 90% of the Series D voting as a class. Upon the occurrence of an event of default, the preferred stock shareholders will have the right to enlarge the Board of Directors and elect a controlling number of directors.

    Pursuant to the Recapitalization, all outstanding shares of Series A, A-1, and BB preferred stock, under their existing terms, were converted into common stock at December 31, 1995, along with all accrued dividends as of December 31, 1995. In total, including additional consideration for the actions taken pursuant to the Recapitalization, the holders of Series A, A-1, and BB preferred stock received 5,889,523 shares of common stock. See Note 8 "Stockholders' Equity" for a discussion of the terms of the Recapitalization.

                        CHAMPION HEALTHCARE CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 7.  REDEEMABLE PREFERRED STOCK (CONTINUED)
SERIES BB

    The Series BB cumulative convertible redeemable preferred stock ("Series BB") was convertible, at the holder's option, into common stock at a price of $5.90 per share until redemption date and was mandatorily redeemable on June 30, 2000, at $11.80 per share plus any accrued and unpaid dividends. Dividends had accrued at a rate of 8% of the stated value of $11.80 per share and were payable in cash under certain events, including, among others, a change in control or a successful secondary public offering of the Company's common stock.

SERIES A-1

    Series A-1 cumulative convertible redeemable preferred stock ("Series A-1") was convertible, at the holder's option, into common stock at a conversion rate of one share of common stock for each four shares of Series A-1 preferred stock. Series A-1 shares were mandatorily redeemable, at the holder's option, at $1.00 per share within 90 days of receipt of written notice of a change of control or a default event (as defined). Dividends on Series A-1 accrued at a rate of $.08 per share per annum. Dividends were payable in common stock and/or cash in the event of a change of control, as defined, subject to the Company's existing agreement with senior secured lenders and the approval of two-thirds of all outstanding Series BB, C and D preferred stock. The Series A-1 preferred stockholders were entitled to liquidation payments of $1.00 per share plus all accrued but unpaid dividends, or ratable payments among all Series A and A-1 preferred stockholders if such amounts were not available for payment by the Company. Liquidation payments were subject to the prior liquidation rights of the Series BB through D preferred stockholders.

SERIES A

    Series A cumulative convertible redeemable preferred stock ("Series A") was convertible, at the holder's option, into common stock at a conversion rate of one share of common stock for each 3.685 shares of Series A Preferred Stock. All other rights and preferences that apply to Series A-1 preferred stock apply to Series A preferred stock.

                        CHAMPION HEALTHCARE CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7.  REDEEMABLE PREFERRED STOCK

    The changes in redeemable preferred stock for the years ended December 31, 1993, 1994 and 1995 were as follows (dollars in thousands, except share data):

                                                     SERIES D               SERIES C               SERIES BB         SERIES A-1
                                               ---------------------  ---------------------  ----------------------  -----------
                                                 SHARES     AMOUNTS     SHARES     AMOUNTS     SHARES      AMOUNTS     SHARES
                                               ----------  ---------  ----------  ---------  -----------  ---------  -----------
BALANCE, JANUARY 1, 1993.....................                                                  1,287,597  $  15,272    2,769,109
Exercise of stock warrants...................                                                    289,950      3,422
Issuance of preferred stock -- Series C
 (net of $46 in issue costs).................                            448,811  $   8,033
Issuance of preferred stock -- Series D
 (net of $837 in issue costs)................   1,269,144  $  22,008
Preferred dividends accrued, including
 accretion of issuance costs.................                                            56                   1,301
                                               ----------  ---------  ----------  ---------  -----------  ---------  -----------
BALANCE, DECEMBER 31, 1993...................   1,269,144     22,008     448,811      8,089    1,577,547     19,995    2,769,109
Issuance of preferred stock -- Series D
 (net of $327 in issue costs)................     836,114     14,723
Preferred dividends accrued, including
 accretion of issuance costs.................                  2,023                    651                   1,556
                                               ----------  ---------  ----------  ---------  -----------  ---------  -----------
BALANCE, DECEMBER 31, 1994...................   2,105,258     38,754     448,811      8,740    1,577,547     21,551    2,769,109
Issuance of preferred stock -- Series D......      51,645        930
Preferred dividends accrued, including
 accretion of issuance costs.................                  3,222                    653                   1,559
Dividends declared pursuant to the
 Recapitalization............................                  3,610                    751                     739
Recapitalization.............................                 (8,534)                (2,097)  (1,577,547)   (23,849)  (2,769,109)
                                               ----------  ---------  ----------  ---------  -----------  ---------  -----------
BALANCE, DECEMBER 31, 1995...................   2,156,903  $  37,982     448,811  $   8,047      --       $  --          --
                                               ----------  ---------  ----------  ---------  -----------  ---------  -----------
                                               ----------  ---------  ----------  ---------  -----------  ---------  -----------

                                                                    SERIES A
                                                            ------------------------
                                                 AMOUNTS      SHARES       AMOUNTS
                                               -----------  -----------  -----------
BALANCE, JANUARY 1, 1993.....................   $   2,876     3,500,000   $   3,598
Exercise of stock warrants...................
Issuance of preferred stock -- Series C
 (net of $46 in issue costs).................
Issuance of preferred stock -- Series D
 (net of $837 in issue costs)................
Preferred dividends accrued, including
 accretion of issuance costs.................         128                       167
                                               -----------  -----------  -----------
BALANCE, DECEMBER 31, 1993...................       3,004     3,500,000       3,765
Issuance of preferred stock -- Series D
 (net of $327 in issue costs)................
Preferred dividends accrued, including
 accretion of issuance costs.................         202                       278
                                               -----------  -----------  -----------
BALANCE, DECEMBER 31, 1994...................       3,206     3,500,000       4,043
Issuance of preferred stock -- Series D......
Preferred dividends accrued, including
 accretion of issuance costs.................         234                       314
Dividends declared pursuant to the
 Recapitalization............................         110                       139
Recapitalization.............................      (3,550)   (3,500,000)     (4,496)
                                               -----------  -----------  -----------
BALANCE, DECEMBER 31, 1995...................   $  --           --        $  --
                                               -----------  -----------  -----------
                                               -----------  -----------  -----------

                        CHAMPION HEALTHCARE CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 8.  STOCKHOLDERS' EQUITY

    RECAPITALIZATION

    Effective December 31, 1995, the Company, pursuant to the 1995 Recapitalization Agreement, entered into several transactions to reduce the complexity of the Company's capital structure and eliminate the accrual of future dividends on its outstanding preferred stock and the resulting impact on earnings per share. As a part of these transactions (i) all outstanding shares of Series A, A-1, and BB preferred stock, pursuant to their terms, converted into 4,797,161 shares of common stock, (ii) all accrued dividends at December 31, 1995, totaling approximately $12,614,000 on all classes of the Company's outstanding preferred stock were paid by issuing 1,801,900 shares of common stock at an agreed upon price of $7.00 per share, and (iii) the holders of Series C and D preferred stock agreed to waive the future accrual of preferential dividends. As a further part of these transactions, the Company issued an additional 1,006,783 shares of common stock to all holders of its then outstanding preferred stock as consideration for actions taken and agreed to reduce the exercise prices of one series of warrants totaling 680,104 from $5.90 to $5.25 per share and two series of warrants totaling 2,447,670 from $9.00 to $7.00 per share until May 13, 1996, after which the exercise prices revert to their prior amounts. Warrant holders have the right to tender subordinated debt in lieu of cash, where applicable. Shareholders approved the Recapitalization and an Amended Certificate of Incorporation at a special shareholders meeting held on February 12, 1996. As a result of the Recapitalization, common shares outstanding at December 31, 1995, increased from 4,262,386 to 11,868,230, and preferred shares outstanding decreased from 10,452,370 to 2,605,714. Other than for fractional shares, no cash consideration was paid under the terms of the Recapitalization. On a pro forma basis, assuming the Recapitalization had occurred on January 1, 1995, primary and fully diluted earnings per share would have been $0.27 and $0.19, respectively, for the year ended December 31, 1995.

    Under the terms of the Company's amended Certificate of Incorporation, the Company is authorized to issue 25,000,000 shares of common stock, and 2,700,000 shares of preferred stock, divided into two series as follows: (i) 500,000 shares of Series C, and (ii) 2,200,000 shares of Series D.

    COMMON STOCK

    In connection with the Company's merger with AmeriHealth, Inc. ("AHH") on December 6, 1994, the Company issued one share of $0.01 par value common stock in exchange for each share of Company common stock outstanding prior to the consummation of the merger. The stockholders' equity accounts were retroactively restated to reflect the issuance of $0.01 par value common stock (See Note 3 "Acquisitions and Other Investments"). Additionally, the Company paid a cash distribution of $0.085 per share to all AHH common stockholders.

    Currently,   payment  of  any  cash  dividends  or  other  distributions  or repurchases of any capital stock of the Company are prohibited.

    STOCK OPTION PLANS

    The Company has six nonstatutory stock option plans in which certain officers and/or directors are eligible to participate: Employee Stock Option Plan, dated December 31, 1991 ("Plan No. 1"), Employee Stock Option Plan No. 2, dated May 27, 1992 ("Plan No. 2"), Employee Stock Option Plan No. 3, dated September 1992 ("Plan No. 3"), Senior Executive Stock Option Plan No. 4, dated January 5, 1994 ("Plan No. 4"), Selected Executive Stock Option Plan No. 5, dated May 25, 1995 ("Plan No. 5"), and Directors' Stock Option Plan, dated 1992 (the "Directors' Plan") (collectively, the "Plans"). Additionally, the Company has options issued and outstanding to certain executive officers and key employees under other authorized plans from which additional options are not actively being issued.

                        CHAMPION HEALTHCARE CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 8.  STOCKHOLDERS' EQUITY (CONTINUED)
    At  the  Company's  annual  stockholders  meeting  on  May  25,  1995,   the
stockholders approved the adoption of Plan No. 5, which authorized 144,500 shares of common stock for issuance under the Plan.

    As a result of the Company's merger with AmeriHealth, Inc. on December 6, 1994, all AmeriHealth options then outstanding became fully vested. At December 31, 1994, 244,017 options granted to certain former AmeriHealth directors, officers and key employees were outstanding and fully vested.

    The Plans are presently administered by the Option and Compensation Committee (the "Committee") of the Board of Directors. Officers, other key employees and, under limited circumstances, members of the Board of Directors are eligible to participate in Plan No. 1. Officers and executive personnel of the Company are eligible to participate in Plans No. 2 through 5. The Directors' Plan is available to members of the Board of Directors who are not members of management or elected as representatives of the Company's preferred stockholders pursuant to a voting agreement.

    With the exception of Plan No. 1, options granted under the Plans can not be less than 80% of the fair market value of common stock on the date of the grant. Under Plan No. 1, the per share price can not be less than 100% of the fair market value of the common stock on the date of grant. The Plans provide that no stock option shall be exercisable later than 10 years and one day from the date of grant.

    The following table summarizes the activity under these stock option plans and any special grants authorized by the Board of Directors:

                                                                         NUMBER OF      OPTION PRICE
                                                                          SHARES         PER SHARE
                                                                        -----------  ------------------
STOCK OPTIONS OUTSTANDING AT JANUARY 1, 1993..........................      690,000  $1.00 to $6.25
Granted...............................................................       15,000  $5.90 to $9.00
                                                                        -----------
STOCK OPTIONS OUTSTANDING AT DECEMBER 31, 1993........................      705,000  $1.00 to $9.00
Granted...............................................................      367,566  $9.00
Grants to former AmeriHealth employees................................      244,017  $1.07 to $35.65
                                                                        -----------
STOCK OPTIONS OUTSTANDING AT DECEMBER 31, 1994........................    1,316,583  $1.00 to $35.65
Granted...............................................................      159,000  $9.00
Exercised.............................................................      (18,411) $5.35
Expired...............................................................       (4,943) $3.92 to $35.65
                                                                        -----------
STOCK OPTIONS OUTSTANDING AT DECEMBER 31, 1995........................    1,452,229  $1.00 to $25.67
                                                                        -----------
                                                                        -----------

    At December 31, 1995, options for the purchase of 1,044,852 common shares were exercisable.

    SHARES RESERVED. Shares covered by stock options that expire or otherwise terminate unexercised become available for awards under the respective Plans. At December 31, 1995, the Company had reserved 1,811,147 shares of common stock for awards under its various stock option plans, of which 358,918 were available for new grants.

    WARRANTS

    As of December 31, 1995, the Company had issued and outstanding a total of 2,858,541 warrants to purchase 3,244,412 shares of common stock at exercise prices ranging from $0.01 per share to $9.00 per share. Such warrants expire December 31, 1997 through December 31, 2003. Pursuant to the Recapitalization approved by the shareholders on February 12, 1996, the exercise prices on certain of the warrants were reduced until May 13, 1996, after which the exercise prices revert to their prior amounts (see Recapitalization above).

                        CHAMPION HEALTHCARE CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 9.  INCOME TAXES
    The provision for income taxes consisted of the following for the years ended December 31, 1993, 1994 and 1995:

                                                                              1993       1994       1995
                                                                            ---------  ---------  ---------
                                                                                (DOLLARS IN THOUSANDS)
Current:
  Federal.................................................................  $   1,310  $  (1,600) $     100
  State...................................................................        236        200         50
                                                                            ---------  ---------  ---------
    Total current provision (benefit).....................................      1,546     (1,400)       150
                                                                            ---------  ---------  ---------
Deferred:
  Federal.................................................................       (537)     1,600     --
  State...................................................................     --         --         --
                                                                            ---------  ---------  ---------
    Total deferred expense (benefit)......................................       (537)     1,600     --
                                                                            ---------  ---------  ---------
Provision for income taxes................................................  $   1,009  $     200  $     150
                                                                            ---------  ---------  ---------
                                                                            ---------  ---------  ---------

    The reconciliation of the statutory federal income tax rate to the provision for income taxes was as follows:

                                                                              1993       1994       1995
                                                                            ---------  ---------  ---------
                                                                                (DOLLARS IN THOUSANDS)
Federal income tax provision (benefit) at statutory rate of 34%...........  $  (4,004) $     831  $     838
State income taxes, net of federal benefit................................        156        132         33
Changes in valuation allowance............................................      4,359       (849)      (580)
Extraordinary item........................................................       (634)    --         --
Net operating loss for which no benefit is recognizable...................        525     --         --
Other.....................................................................        (27)        86       (141)
                                                                            ---------  ---------  ---------
Provision for income taxes................................................        375        200        150
Amount allocated to extraordinary item....................................        634     --         --
                                                                            ---------  ---------  ---------
Total provision for income taxes..........................................  $   1,009  $     200  $     150
                                                                            ---------  ---------  ---------
                                                                            ---------  ---------  ---------

    The components of the deferred tax assets and (liabilities) at December 31, 1994 and 1995 were as follows:

                                                                                    1994        1995
                                                                                 ----------  ----------
                                                                                 (DOLLARS IN THOUSANDS)
Net operating loss carryforward................................................  $    5,894  $    7,062
Depreciable equipment..........................................................     (12,532)    (11,680)
Amounts expensed for book purposes not
 currently deductible for tax..................................................       4,237       2,779
Investments in partnerships....................................................        (800)       (140)
Tax credits....................................................................         441         388
Less valuation allowance.......................................................      (2,046)     (3,281)
                                                                                 ----------  ----------
  Net deferred tax liability...................................................      (4,806)     (4,872)
  Less current portion.........................................................      (1,671)     (2,521)
                                                                                 ----------  ----------
  Noncurrent portion...........................................................  $   (6,477) $   (7,393)
                                                                                 ----------  ----------
                                                                                 ----------  ----------

                        CHAMPION HEALTHCARE CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 9.  INCOME TAXES (CONTINUED)
    The current deferred tax asset was included in prepaid expenses and other current assets in 1995 and 1994. The noncurrent deferred tax liability in 1994 and 1995 was included in other long-term liabilities.

    At December 31, 1995, the Company had net operating losses and tax credit carryforwards for income tax purposes of approximately $18,587,000 and $388,000, respectively, which will expire in years 1999 through 2009. The tax credit carryforwards consist of several business credits and alternative minimum tax ("AMT") credits of approximately $68,000 and $320,000, respectively.

    For federal income tax purposes, due to certain changes in ownership of AmeriHealth, Inc., its net operating loss carryforward of $7,727,000 (included in the Company's net operating loss carryforward) may be limited to approximately $1,900,000 per year under the Internal Revenue Service Code. If the available amount is not used to reduce taxes in any year, the unused amount increases the allowable limit in subsequent years. These loss carryforwards expire in years 1999 through 2008. AmeriHealth, Inc. also has General Business Credit and AMT Credit carryforwards of approximately $68,000 and $100,000, respectively, which may also be limited because of the change in ownership.

NOTE 10.  SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

                                                                                   DECEMBER 31,
                                                                          -------------------------------
                                                                            1993       1994       1995
                                                                          ---------  ---------  ---------
                                                                              (DOLLARS IN THOUSANDS)
Income taxes paid.......................................................  $     478  $     878  $      95
Interest paid...........................................................      2,762      5,582     12,528

NOTE 11.  DEFINED CONTRIBUTION PLAN
    The Company sponsors a defined contribution 401(k) plan for qualified employees of the Company. For those employees of the Company electing to participate, the Company matches certain employee contributions and may make additional discretionary contributions.

    Total expense for employer contributions to the plan for 1993, 1994 and 1995 was $84,000, $258,000 and $319,000, respectively.

NOTE 12.  RELATED PARTY TRANSACTIONS
    Management Prescriptives, Inc. ("MPI"), a company owned by a Director of the Company, has provided specialized consulting services to certain of the Company's hospitals. MPI received approximately $283,000 and $421,000 in fees from the Company for the years ended December 31, 1994 and 1995, respectively.

NOTE 13.  COMMITMENTS AND CONTINGENCIES
    The Company has entered into various operating lease agreements related to buildings and equipment. Future annual minimum lease payments under noncancelable operating leases with initial or remaining terms of one year or more were as follows at December 31, 1995 (dollars in thousands):

1996..............................................................  $   2,649
1997..............................................................      2,266
1998..............................................................      1,842
1999..............................................................      1,544
2000..............................................................      1,230
Thereafter........................................................      2,379
                                                                    ---------
                                                                    $  11,910
                                                                    ---------
                                                                    ---------

                        CHAMPION HEALTHCARE CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 13.  COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Rent  expense  for  1993,  1994  and  1995  was  approximately   $2,348,000,
$2,648,000 and $3,530,000, respectively.

    LITIGATION. The Company is from time to time subject to claims and suits arising in the ordinary course of operations. In the opinion of management, the ultimate resolution of such pending legal proceedings will not have a material effect on the Company's financial position, results of operations or liquidity.

    PROFESSIONAL LIABILITY. The Company is self-insured up to $1,000,000 per occurrence for the payment of claims arising from professional liability risks. The Company has accrued liabilities for potential professional liability risks based on estimates for losses limited to $1,000,000 per occurrence and $4,000,000 in the aggregate. The Company is further insured by a commercial insurer for claims in excess of these limits up to an additional $10,000,000 over its self-insured retention. At December 31, 1994 and 1995, the Company had accrued approximately $2,681,000 and $3,171,000, respectively, related to such claims. In the opinion of management, any unaccrued damages awarded will not have a material adverse effect on the Company's financial position, results of operations or liquidity.

NOTE 14.  QUARTERLY RESULTS (UNAUDITED)

    The following tables summarize the Company's quarterly financial data for the years ended December 31, 1994 and 1995 (dollars in thousands, except per share data).

                                                                     FIRST     SECOND         THIRD      FOURTH
1994                                                                QUARTER   QUARTER        QUARTER     QUARTER
- ------------------------------------------------------------------  -------  ----------      -------     -------
Net revenue.......................................................  $24,563   $23,403        $23,331     $32,896
Net income (loss).................................................    1,473       757          1,028      (1,015)
Primary income (loss) per common share (3)........................      .21     (0.31)         (0.12)      (1.03)
Fully diluted income per common share (3).........................      .15     --   (1)       --   (1)    --   (1)

                                                                      FIRST      SECOND       THIRD     FOURTH
1995(1)                                                              QUARTER   QUARTER(2)    QUARTER    QUARTER
- ------------------------------------------------------------------  ---------  -----------  ---------  ---------
Net revenue.......................................................  $  28,727   $  43,319   $  45,789  $  49,685
Income before extraordinary item..................................        177         829         791      1,635
Net income (loss).................................................        177        (289)        791      1,635
Primary loss per common share: (3)
  Loss before extraordinary item per common share.................      (0.31)      (0.16)      (0.17)     (1.22)
  Loss per common share...........................................      (0.31)      (0.42)      (0.17)     (1.22)

- ------------------------
(1) Fully diluted earnings per share for the period has not been presented due to the antidilutive effect of such calculation.

(2) The net loss for the second quarter of 1995 included an extraordinary loss of approximately $1,118,000 from the early extinguishment of debt. Additionally, results for the quarter and six months ended June 30, 1995, and the nine months ended September 30, 1995, have been restated from amounts previously reported in Form 10Q and 10Q/A to eliminate the tax benefit associated with the extraordinary loss due to a revision in the Company's estimate of the impact of net operating loss carryforwards.

(3) Earnings per share is computed independently for each quarter presented; therefore, the sum of the per share amounts does not equal the annual per share amount due to quarterly fluctuations in weighted average common and common equivalent shares outstanding.

                        CHAMPION HEALTHCARE CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 15.  CREDIT RISK AND FAIR VALUE OF FINANCIAL INSTRUMENTS

    CREDIT RISK

    The Company's revenues consist primarily of amounts due from the Medicare and Medicaid programs in addition to amounts due from insurance carriers and individuals. The Company determines the adequacy of a patient's third-party payor coverage upon admission. However, it generally does not require any collateral prior to performing services. The Company maintains reserves for contractual allowances and potential credit losses based on past experience and management's current expectations. Medicare and Medicaid gross revenue accounted for approximately 39% and 12% in 1993, 39% and 18% in 1994, and 42% and 19% in 1995, respectively, of the Company's total gross revenue.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying of cash and cash equivalents approximate fair value due to the short term maturities of these instruments. The carrying amounts of the Company's fixed rate long-term borrowings at December 31, 1994 and 1995 approximate their fair value.

    The carrying value of the Company's revolving credit agreement approximates fair value because the interest rate on such agreement is variable and based on current market rates.

NOTE 16.  SUBSEQUENT EVENTS
    On January 31, 1996, the Company entered into a letter of intent to sell the 149 bed Lakeland Regional Hospital in Springfield, MO, to Columbia in exchange for the 100 bed Poplar Springs Hospital in Petersburg, VA. Both facilities are psychiatric hospitals. The Company anticipates receiving additional cash consideration as a result of the sale, net of certain working capital components and the respective facilities' long term debt. This transaction is subject to numerous contingencies, including adequate due diligence and various regulatory approvals; accordingly, the Company is presently unable to conclude whether consummation of this transaction is more likely than not to occur.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Governing Board of
Dakota Heartland Health System:

    We have audited the accompanying balance sheet of Dakota Heartland Health System (the Partnership) as of December 31, 1994 and 1995, and the related statements of income, partners' equity and cash flows for the year ended December 31, 1995. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dakota Heartland Health System as of December 31, 1994 and 1995, and the results of its operations, partners' equity and cash flows for the year ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

Minneapolis, Minnesota
February 16, 1996

                         DAKOTA HEARTLAND HEALTH SYSTEM
                                 BALANCE SHEET
                           DECEMBER 31, 1994 AND 1995
                                     ASSETS

                                                                                        1994            1995
                                                                                   --------------  --------------
Current assets:
  Cash and cash equivalents......................................................  $      397,300  $   19,062,865
  Patient receivables, net of allowance for uncollectible accounts of $3,439,911
   and $3,396,655 in 1994 and 1995, respectively.................................      21,530,288      17,339,282
  Due from partners..............................................................       4,000,000
  Supplies inventory.............................................................       1,724,706       1,602,786
  Prepaid expenses and other current assets......................................         568,052       1,003,019
                                                                                   --------------  --------------
    Total current assets.........................................................      28,220,346      39,007,952
Property and equipment, at cost..................................................      42,333,642      52,940,547
Other assets:
  Investment in and advances to affiliates.......................................       1,964,073       1,835,223
  Organizational costs, less accumulated amortization of $45,291.................        --             1,057,215
  Other..........................................................................        --                20,943
                                                                                   --------------  --------------
    Total assets.................................................................  $   72,518,061  $   94,861,880
                                                                                   --------------  --------------
                                                                                   --------------  --------------

                                        LIABILITIES AND PARTNERS' EQUITY
Current liabilities:
  Accounts payable...............................................................  $    3,788,183  $   12,380,016
  Estimated third-party payor settlements........................................       3,426,079       2,008,176
  Accrued salaries, wages and employee benefits..................................       4,754,690       3,548,505
  Other current liabilities......................................................         242,563       2,043,794
                                                                                   --------------  --------------
    Total current liabilities....................................................      12,211,515      19,980,491
Other liabilities................................................................          91,404        --
Minority interest................................................................          38,478          56,877
Partners' equity.................................................................      60,176,664      74,824,512
                                                                                   --------------  --------------
    Total liabilities and partners' equity.......................................  $   72,518,061  $   94,861,880
                                                                                   --------------  --------------
                                                                                   --------------  --------------

    The accompanying notes are an integral part of the financial statements.

                         DAKOTA HEARTLAND HEALTH SYSTEM
                              STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1995

Net patient service revenue..................................................  $  99,098,598
Other revenue................................................................      6,912,796
                                                                               -------------
  Net revenue................................................................    106,011,394
                                                                               -------------
Expenses:
  Salaries and benefits......................................................     38,796,941
  Professional fees..........................................................     20,446,296
  Supplies...................................................................     16,299,957
  Depreciation and amortization..............................................      2,405,978
  Repairs and maintenance....................................................      1,079,489
  Utilities..................................................................      1,224,450
  Insurance..................................................................        789,648
  Rents and leases...........................................................      2,003,288
  Provision for uncollectible accounts.......................................      3,797,944
  Property taxes.............................................................        910,264
  Other......................................................................      2,109,291
                                                                               -------------
    Total expenses...........................................................     89,863,546
                                                                               -------------
Net income...................................................................  $  16,147,848
                                                                               -------------
                                                                               -------------

    The accompanying notes are an integral part of the financial statements.

                         DAKOTA HEARTLAND HEALTH SYSTEM
                         STATEMENT OF PARTNERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995

                                                                    CHAMPION         DAKOTA        TOTAL EQUITY
                                                                 --------------  ---------------  ---------------
Net assets contributed.........................................  $   16,511,768  $    39,664,896  $    56,176,664
Cash contribution..............................................      20,000,000        --              20,000,000
Working capital contributions due from partners................       2,000,000        2,000,000        4,000,000
Equalization of capital accounts...............................       1,576,564       (1,576,564)       --
                                                                 --------------  ---------------  ---------------
Initial capital................................................      40,088,332       40,088,332       80,176,664
Special distribution...........................................        --            (20,000,000)     (20,000,000)
                                                                 --------------  ---------------  ---------------
Partners' equity, December 31, 1994............................      40,088,332       20,088,332       60,176,664
Net income.....................................................       8,881,316        7,266,532       16,147,848
Partners' distributions........................................        (825,000)        (675,000)      (1,500,000)
                                                                 --------------  ---------------  ---------------
Partners' equity, December 31, 1995............................  $   48,144,648  $    26,679,864  $    74,824,512
                                                                 --------------  ---------------  ---------------
                                                                 --------------  ---------------  ---------------

    The accompanying notes are an integral part of the financial statements.

                         DAKOTA HEARTLAND HEALTH SYSTEM
                            STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1995

Cash flows from operating activities:
  Net income..................................................................  $ 16,147,848
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization.............................................     2,405,978
    Gain on sale of property, plant and equipment.............................        (1,388)
    Provision for uncollectible accounts......................................     3,797,944
    Minority interest.........................................................        18,399
    Changes in operating assets and liabilities:
      Patient receivables, net................................................       393,062
      Supplies inventory......................................................       121,920
      Prepaid expenses and other current assets...............................      (434,967)
      Other assets............................................................       (20,943)
      Accounts payable........................................................     8,591,833
      Estimated third-party payor settlements.................................    (1,417,903)
      Accrued expenses........................................................    (1,206,185)
      Other liabilities.......................................................     1,709,827
                                                                                ------------
    Net cash provided by operating activities.................................    30,105,425
                                                                                ------------
Cash flows from investing activities:
  Purchase of property and equipment..........................................   (12,967,592)
  Payment for organizational costs............................................    (1,102,506)
  Contribution from partners..................................................     4,000,000
  Other.......................................................................       130,238
                                                                                ------------
    Net cash used in investing activities.....................................    (9,939,860)
                                                                                ------------
Cash flows from financing activities:
  Partners' draws.............................................................    (1,500,000)
                                                                                ------------
    Net cash used in financing activities.....................................    (1,500,000)
                                                                                ------------
Increase in cash and cash equivalents.........................................    18,665,565
Cash and cash equivalents, beginning of year..................................       397,300
                                                                                ------------
Cash and cash equivalents, end of year........................................  $ 19,062,865
                                                                                ------------
                                                                                ------------
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest......................................  $     15,236
  Cash paid for taxes.........................................................       447,207

    The accompanying notes are an integral part of the financial statements.

                         DAKOTA HEARTLAND HEALTH SYSTEM
                         NOTES TO FINANCIAL STATEMENTS

1.  ORGANIZATION AND ACCOUNTING POLICIES:
    On December 21, 1994, Dakota Heartland Health System, a general partnership (the Partnership), was formed by a wholly owned subsidiary of Champion Healthcare Corporation (Champion) that owned Heartland Medical Center, a 140-bed general acute care facility in Fargo, North Dakota, and Dakota Hospital (Dakota), a not-for-profit corporation that owned Dakota Hospital, a 199-bed general acute care hospital also in Fargo, North Dakota. Champion and Dakota contributed certain assets and liabilities, excluding long-term debt except capital leases, of their respective hospitals, and Champion contributed an additional $20,000,000 in cash, each in exchange for 50% ownership in the Partnership. The Partnership then made a $20,000,000 cash distribution to Dakota. Also on December 21, 1994, Champion entered into an operating agreement with the Partnership to manage the combined operations of the two hospitals. Champion will receive 55% of the net income and distributable cash flow (DCF) of the Partnership until such time as it has recovered, on a cumulative basis, an additional $10,000,000 of DCF in the form of an "excess" distribution (see also
Note 4).

USE OF ESTIMATES:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of net income during the reporting period. Actual results could differ from those estimates. The most significant areas which require the use of management's estimates relate to the determination of the estimated third-party payor settlements, the allowance for uncollectible accounts receivable and obsolete inventory.

CASH AND CASH EQUIVALENTS:

    The Partnership considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

PATIENT RECEIVABLES:

    Payments for services rendered to patients covered by third-party payor programs are generally less than billed charges. Provisions for contractual adjustments are made to reduce the charges to these patients to estimated receipts based upon the third-party payor's principles of payment/ reimbursement (either prospectively determined or retrospectively determined costs).

SUPPLIES INVENTORY:

    Supplies inventory is stated at the lower of cost or market, with cost determined substantially on the first-in, first-out basis.

PROPERTY AND EQUIPMENT:

    Property and equipment acquisitions are recorded at cost at the date of receipt. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets, ranging from 4 to 25 years. Maintenance and repairs are charged to expense as incurred while renewals and betterments are capitalized. The costs and related accumulated depreciation on asset disposals are removed from the accounts and any gain or loss is included in income.

INCOME TAXES:

    The Partnership's income is attributed to its partners for income tax purposes. Accordingly, it has not accrued any liability for income taxes. Entities owned by the Partnership have paid income taxes during 1995 totaling $447,207.

                         DAKOTA HEARTLAND HEALTH SYSTEM
                         NOTES TO FINANCIAL STATEMENTS

1.  ORGANIZATION AND ACCOUNTING POLICIES: (CONTINUED)
RECLASSIFICATIONS:

    Certain reclassifications have been made in the 1994 financial statements to conform to the 1995 presentation.

2.  NET PATIENT SERVICE REVENUE:
    The Company's facilities have entered into agreements with third-party payors, including U.S. government programs and managed care health plans, under which the Company is paid based upon established charges, cost of services provided, predetermined rates by diagnosis, fixed per diem rates or discounts or discounts from established charges.

    Net patient service revenues are recorded at estimated amounts due from patients and third-party payors for health care services provided, including anticipated settlements under reimbursement agreements with third-party payors. Payments for services rendered to patients covered by the Medicare and Medicaid programs are generally less than billed charges. Provisions for contractual adjustments are made to reduce charges to these patients to estimated receipts based upon each program's principle of payment/reimbursement (either prospectively determined or retrospectively determined costs). Final settlements under these programs are subject to administrative review and audit. The Company records adjustments, if any, resulting from such review or audits during the period in which these adjustments become known. Allowance for contractual adjustments under these programs are netted in accounts receivable in the accompanying Balance Sheet. It is management's opinion that adequate allowance has been provided for possible adjustments that might result from final settlements under these programs.

3.  PROPERTY AND EQUIPMENT:
    A summary of property and equipment as of December 31, 1994 and 1995 is as follows:

                                                                    1994            1995
                                                               --------------  --------------
Land and land improvements...................................  $    2,387,095  $    2,360,412
Buildings and improvements...................................      20,087,268      21,624,868
Fixed equipment..............................................       4,724,125       4,899,749
Major movable equipment......................................      12,516,205      13,863,470
Minor movable equipment......................................       1,101,633       1,003,318
Construction in progress.....................................         606,250      10,638,351
Property held for expansion..................................         911,066         911,066
                                                               --------------  --------------
                                                                   42,333,642      55,301,234
Less accumulated depreciation................................        --             2,360,687
                                                               --------------  --------------
                                                               $   42,333,642  $   52,940,547
                                                               --------------  --------------
                                                               --------------  --------------

                         DAKOTA HEARTLAND HEALTH SYSTEM
                         NOTES TO FINANCIAL STATEMENTS

4.  INVESTMENTS IN AND ADVANCES TO AFFILIATES:
    The Partnership owns portions of several entities. The investments in these entities are recorded on the equity method. The investments in and advances to affiliated companies on the accompanying balance sheet consisted of the following:

                                                                                            INVESTMENTS AND ADVANCES
                                                                            OWNERSHIP     ----------------------------
CORPORATION                                                                PERCENTAGE         1994           1995
- -----------------------------------------------------------------------  ---------------  -------------  -------------
Orthopro, Inc..........................................................            50%    $     203,155
Country Health, Inc....................................................            49%          665,629  $     805,632
Health Care Incinerators, Inc./Thom Linen..............................            33%          193,235        210,701
Dakota Outpatient Center...............................................            50%          311,604        356,016
Dakota Day Surgery.....................................................            50%          590,450        462,874
                                                                                          -------------  -------------
                                                                                          $   1,964,073  $   1,835,223
                                                                                          -------------  -------------
                                                                                          -------------  -------------

    During 1995, the Partnership sold its 50% interest in Orthopro, Inc.

    The Partnership has a 50% interest in Dakota Outpatient Center (DOC), a general partnership which owns and operates a medical and office building. As a general partner, the Partnership is contingently liable on the outstanding debt of DOC. As of December 31, 1995, the balance of the note was $2,416,564.

    DOC also leases  its real property  to Dakota Hospital,  Dakota Day  Surgery
(DDS) and Dakota Clinic, Ltd. (an unrelated corporation), under noncancelable 10-year net operating leases. Future minimum annual lease payments to be paid by the Hospital and DDS are $1,414,500 through 1998.

    The Partnership also has a 50% interest in DDS, a general partnership which provides outpatient surgical services. As a general partner, the Partnership is contingently liable to cover any operating losses of DDS. DDS had operating income in 1995.

5.  CREDIT RISK
    The Partnership's revenues consist primarily of amounts due from the Medicare and Medicaid programs in addition to amounts due from insurance carriers and individuals. The Partnership determines the adequacy of a patient's third-party payor coverage upon admission. However, it generally does not require any collateral prior to performing services. The Partnership maintains reserves for contractual allowances and potential credit losses based on past experience and management's current expectations. Medicare and Medicaid gross revenue accounted for approximately 46% and 9% of the Partnership's total gross revenue.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Jordan Valley Hospital:

    We have audited the accompanying balance sheet of Jordan Valley Hospital (the "Hospital"), (formerly known as Holy Cross Jordan Valley Hospital), as of September 30, 1995 and the related statements of income and change in owner's equity and cash flows for the period from January 1, 1995 through September 30, 1995. These financial statements are the responsibility of the Hospital's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Jordan Valley Hospital as of September 30, 1995 and the results of its operations and its cash flows for the period from January 1, 1995 through September 30, 1995 in conformity with generally accepted accounting principles.

                                             COOPERS & LYBRAND L.L.P.

Houston, Texas
December 28, 1995

                             JORDAN VALLEY HOSPITAL
                                 BALANCE SHEET
                               SEPTEMBER 30, 1995
                                 (IN THOUSANDS)

                                     ASSETS

Current assets:
  Cash............................................................................  $     260
  Accounts receivable, less allowance for doubtful accounts of $1,615.............      4,287
  Supplies inventories............................................................        650
  Prepaid expenses and other assets...............................................        223
  Deferred income taxes...........................................................        597
                                                                                    ---------
    Total current assets..........................................................      6,017
Property and equipment, net.......................................................     14,197
Note receivable...................................................................        207
                                                                                    ---------
    Total assets..................................................................  $  20,421
                                                                                    ---------
                                                                                    ---------

                               LIABILITIES AND OWNER'S EQUITY

Current liabilities:
  Accounts payable................................................................  $     692
  Accrued and other liabilities...................................................        996
  Accrued income taxes............................................................        538
  Due to third-party payors.......................................................        295
  Due to owner....................................................................        656
                                                                                    ---------
    Total current liabilities.....................................................      3,177
Deferred income taxes.............................................................        899
Commitments and contingencies
Owner's equity....................................................................     16,345
                                                                                    ---------
    Total liabilities and owner's equity..........................................  $  20,421
                                                                                    ---------
                                                                                    ---------

    The accompanying notes are an integral part of the financial statements.

                             JORDAN VALLEY HOSPITAL
                STATEMENT OF INCOME AND CHANGE IN OWNER'S EQUITY
         FOR THE PERIOD FROM JANUARY 1, 1995 THROUGH SEPTEMBER 30, 1995
                                 (IN THOUSANDS)

Net patient service revenue.......................................................  $  15,516
Other revenue.....................................................................        345
                                                                                    ---------
    Net revenue...................................................................     15,861
Operating expenses:
  Salaries, wages and benefits....................................................      5,988
  Supplies........................................................................      2,087
  Other operating expenses........................................................      3,546
  Provision for bad debts.........................................................      1,762
  Depreciation....................................................................      1,065
                                                                                    ---------
    Total expenses................................................................     14,448
                                                                                    ---------
Income before income taxes........................................................      1,413
Provision for income taxes........................................................        523
                                                                                    ---------
Net income........................................................................        890
Owner's equity at January 1, 1995.................................................     15,455
                                                                                    ---------
    Owner's equity at September 30, 1995..........................................  $  16,345
                                                                                    ---------
                                                                                    ---------

    The accompanying notes are an integral part of the financial statements.

                             JORDAN VALLEY HOSPITAL
                            STATEMENT OF CASH FLOWS
         FOR THE PERIOD FROM JANUARY 1, 1995 THROUGH SEPTEMBER 30, 1995
                                 (IN THOUSANDS)

OPERATING ACTIVITIES
Net income.........................................................................  $     890
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation.....................................................................      1,065
  Provision for bad debts..........................................................      1,762
  Deferred income taxes............................................................        127
  Changes in operating assets and liabilities:
    Accounts receivable............................................................     (1,460)
    Supplies inventories...........................................................        (31)
    Prepaid expenses and other assets..............................................         59
    Accounts payable, accrued and other liabilities................................        364
    Accrued income taxes...........................................................        396
    Due to third-party payors......................................................        197
                                                                                     ---------
      Cash provided by operating activities........................................      3,369
INVESTING ACTIVITIES
Additions to property and equipment................................................       (983)
Issuance of note receivable........................................................       (207)
                                                                                     ---------
      Cash used for investing activities...........................................     (1,190)
FINANCING ACTIVITIES
Payment of debt to owner...........................................................     (2,762)
                                                                                     ---------
      Cash used for financing activities...........................................     (2,762)
                                                                                     ---------
Change in cash and cash equivalents................................................       (583)
Cash and cash equivalents at beginning of period...................................        843
                                                                                     ---------
Cash and cash equivalents at end of period.........................................  $     260
                                                                                     ---------
                                                                                     ---------

    The accompanying notes are an integral part of the financial statements.

                             JORDAN VALLEY HOSPITAL
                         NOTES TO FINANCIAL STATEMENTS

1.  SIGNIFICANT ACCOUNTING POLICIES:

    ORGANIZATION

    Jordan Valley Hospital (the "Hospital") is a 50 bed tertiary care hospital located in West Jordan, Utah. The Hospital was formerly a tax-exempt hospital, Holy Cross Jordan Valley Hospital, which was owned by Holy Cross Health Systems Corporation ("HCHSC"). The Hospital was acquired by HealthTrust, Inc. -- The Hospital Company ("HTI") in August 1994. In October 1994, HTI and Columbia/ HCA entered into an agreement and a Plan of Merger. The merger was approved by both parties and effective in April 1995. In an agreement between the Federal Trade Commission and Columbia/HCA, the Hospital is currently in the process of being sold (see note 7). These financial statements are based on HCHSC historical cost because the Columbia/HCA and HTI ownership of the hospital were temporary.

    CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include all highly liquid debt instruments, primarily U.S. government backed securities and certificates of deposit, purchased with an original maturity of three months or less. The Company maintains its cash in bank deposits which, at times, may exceed federally insured limits.

    ACCOUNTS RECEIVABLE AND NET PATIENT REVENUE

    The Hospital has entered into agreements with third-party payors, including U.S. government programs and managed care health plans, under which the Hospital is paid based upon established charges, cost of providing services, predetermined rates by diagnosis, fixed per diem rates or discounts from established charges.

    Net patient service revenues are recorded at estimated amounts due from patients and third party payors for health care services provided, including anticipated settlements under reimbursement agreements with third party payors. Payments for services rendered to patients covered by the Medicare and Medicaid programs are generally less than billed charges. Provisions for contractual adjustments are made to reduce the charges to these patients to estimated receipts based upon the programs' principles of payment/reimbursement (either prospectively determined or retrospectively determined costs). Final settlements under these programs are subject to administrative review and audit, and provision is currently made for adjustments which may result during the period in which such adjustments become known. Allowance for contractual adjustments under these programs is netted in accounts receivable in the accompanying balance sheet. Management is of the opinion that adequate allowance has been provided for possible adjustments that might result from such final settlements.

    Accounts receivable consists primarily of amounts due from the Medicare and Medicaid programs, other government programs, managed care health plans, commercial insurance companies and individual patients.

    Current earnings are charged with an allowance for doubtful accounts based on experience and other circumstances that may affect the ability of payors to meet their obligations. Accounts deemed uncollectible are charged against that allowance.

    SUPPLIES INVENTORIES

    Inventories are stated at cost, determined principally by the first-in, first-out (FIFO) method, and are not in excess of market value.

                             JORDAN VALLEY HOSPITAL
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

1.  SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    PROPERTY AND EQUIPMENT

    Property and equipment are recorded on the basis of cost, if purchased, or fair market value at the date of donation. Depreciation of property and equipment is recognized using the straight-line method over the expected useful lives of the assets ranging from 8 to 40 years.

    INCOME TAXES

    The Hospital utilizes Statement of Financial Standards No. 109, "Accounting for Income Taxes." Under this method, deferred taxes are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted marginal tax rates currently in effect when the differences reverse. The Hospital has recorded current and deferred income tax expense for the period subsequent to the acquisition by HTI, determined as if it were filing a separate tax return.

2.  PROPERTY AND EQUIPMENT:
    Property and equipment consisted of the following at September 30, 1995:

                                                                            (IN
                                                                        THOUSANDS)
Buildings and improvements...........................................   $    14,765
Equipment............................................................         9,417
                                                                       -------------
                                                                             24,182
Less accumulated depreciation........................................       (10,505)
                                                                       -------------
                                                                             13,677
Land.................................................................           497
Construction in progress.............................................            23
                                                                       -------------
                                                                        $    14,197
                                                                       -------------
                                                                       -------------

3.  ACCRUED AND OTHER LIABILITIES:
    Details of accrued and other liabilities at September 30, 1995 were as follows:

                                                                            (IN
                                                                        THOUSANDS)
Accrued salaries and wages...........................................   $       563
Accrued vacation.....................................................           179
Property and sales tax...............................................           254
                                                                       -------------
  Total accrued and other liabilities................................   $       996
                                                                       -------------
                                                                       -------------

4.  LEASES:
    The Hospital leases certain land, buildings and equipment under operating leases that expire at various dates through 2003. Rental expense, which includes provisions for maintenance in some cases,

                             JORDAN VALLEY HOSPITAL
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

4.  LEASES: (CONTINUED)
amounted to approximately $151,000 in 1995. Future minimum rental commitments at September 30, 1995, under noncancelable operating leases with a remaining term of greater than one year were as follows:

FISCAL YEAR                                                            (IN THOUSANDS)
- ---------------------------------------------------------------------
  1996...............................................................     $     155
  1997...............................................................           123
  1998...............................................................           119
  1999...............................................................           114
  2000...............................................................           434
                                                                              -----
    Total............................................................     $     945
                                                                              -----
                                                                              -----

5.  INCOME TAXES:
    The provision for income taxes consisted of the following for the period from January 1, 1995 through September 30, 1995:

                                                                       (IN THOUSANDS)
Current:
  Federal............................................................     $     364
  State..............................................................            32
                                                                              -----
    Total current provision..........................................           396
Deferred:
  Federal............................................................           117
  State..............................................................            10
                                                                              -----
    Total deferred expense...........................................           127
                                                                              -----
Provision for income taxes...........................................     $     523
                                                                              -----
                                                                              -----

    The reconciliation of the statutory federal income tax rate to the provision for income taxes is as follows:

                                                                                 (IN THOUSANDS)
Federal income tax benefit at statutory rate of 34%............................     $     480
State income taxes, net of federal benefit.....................................            43
                                                                                       ------
  Total provision for income taxes.............................................     $     523
                                                                                       ------
                                                                                       ------

    The components of the deferred taxes were as follows:

Allowance for bad debts........................................    $     597
Excess of book over tax basis in property and equipment........         (899)
                                                                      ------
  Net deferred tax liability...................................         (302)
Less current asset.............................................          597
                                                                      ------
  Noncurrent liability.........................................    $    (899)
                                                                      ------
                                                                      ------

                             JORDAN VALLEY HOSPITAL
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

6.  RELATED PARTY TRANSACTIONS:
    As of September 30, 1995, the Hospital has a liability due to owner of approximately $656,000. This amount represents cash advances from its owner used for normal operations.

    The Hospital obtained its primary professional liability insurance through premiums paid to Columbia/HCA totaling approximately $249,000 for the period from January 1, 1995 through September 30, 1995. In addition, the Hospital has limited its liability through the purchase of umbrella coverage from third-party insurers.

    Columbia/HCA provided certain management services in the normal course of business to the Hospital. For 1995, the expenses allocated to the Hospital were approximately $101,000.

7.  SUBSEQUENT EVENT:
    In November 1995, CHC -- Salt Lake City, Inc. entered into a definitive agreement with Columbia/HCA to acquire the Hospital in exchange for Autauga Medical Center, an 85 bed acute care hospital, and Autauga Health Care Center, a 72 bed skilled nursing facility, both in Prattville, Alabama, plus additional cash consideration of approximately $7,500,000. The transaction is subject to various third-party approvals, including that of the Federal Trade Commission.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Salt Lake Regional Medical Center

    We have audited the accompanying consolidated balance sheets of Salt Lake Regional Medical Center (formerly known as Holy Cross Hospital of Salt Lake
City), and subsidiaries (the "Hospital"), as of May 31, 1994 and April 13, 1995, and the related consolidated statements of income, equity, and cash flows for each of the two years in the period ended May 31, 1994 and for the period from June 1, 1994 through April 13, 1995. These financial statements are the responsibility of the Hospital's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Salt Lake Regional Medical Center and subsidiaries as of May 31, 1994 and April 13, 1995, and the consolidated results of their operations and their cash flows for each of the two years in the period ended May 31, 1994 and for the period from June 1, 1994 through April 13, 1995 in conformity with generally accepted accounting principles.

                                             COOPERS & LYBRAND L.L.P.

Houston, Texas
June 11, 1995

                       SALT LAKE REGIONAL MEDICAL CENTER
                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS

                                                                                                      APRIL 13,
                                                                                      MAY 31, 1994      1995
                                                                                      ------------  -------------
Current assets:
  Cash and cash equivalents.........................................................   $    3,277    $       535
  Investments
    Operating.......................................................................        1,839
    Held by trustees................................................................          418
                                                                                      ------------  -------------
                                                                                            5,534            535
Accounts receivable, less allowance for doubtful accounts of $3,098 and $2,076,
 respectively.......................................................................       13,501         14,116
Other accounts receivable...........................................................        1,185            694
                                                                                      ------------  -------------
                                                                                           14,686         14,810
Supplies inventories................................................................        1,100          1,123
Prepaid expenses and other current assets...........................................           89          1,094
                                                                                      ------------  -------------
      Total current assets..........................................................       21,409         17,562
Investment assets limited as to use, net of current portion
  Held by trustees..................................................................          902
  Board designated..................................................................        5,902
  Donor restricted and other........................................................        1,578
                                                                                      ------------
                                                                                            8,382
Property and equipment:
  Land..............................................................................        1,193            737
  Buildings and improvements........................................................       31,213         32,099
  Equipment.........................................................................       42,779         45,017
  Construction in progress..........................................................          619            658
                                                                                      ------------  -------------
      Total property and equipment..................................................       75,804         78,511
  Less allowances for depreciation and amortization.................................       40,426         43,819
                                                                                      ------------  -------------
      Total property and equipment, net.............................................       35,378         34,692
Other assets........................................................................        2,398            115
                                                                                      ------------  -------------
      Total assets..................................................................   $   67,567    $    52,369
                                                                                      ------------  -------------
                                                                                      ------------  -------------
                                             LIABILITIES AND EQUITY
Current liabilities:
  Current portion of capitalized lease obligation...................................   $      233    $       545
  Accounts payable..................................................................        3,004          1,946
  Due to third-party payors.........................................................        4,045            438
  Accrued and other liabilities.....................................................        5,137          6,910
  Due to HTI........................................................................                       6,015
                                                                                      ------------  -------------
      Total current liabilities.....................................................       12,419         15,854
Capitalized lease obligation, net of current portion................................       16,857          1,914
Other long-term liabilities.........................................................           58            228
Due to HCHSC........................................................................        2,072
Commitments and contingencies (Note 4)
Fund Balance:
  General...........................................................................       34,583
  Donor restricted..................................................................        1,578
Owner's Equity:
  Contributed capital...............................................................                      32,663
  Retained earnings.................................................................                       1,710
                                                                                      ------------  -------------
      Total liabilities and equity..................................................   $   67,567    $    52,369
                                                                                      ------------  -------------
                                                                                      ------------  -------------

   The accompanying notes are an integral part of the consolidated financial statements.

                       SALT LAKE REGIONAL MEDICAL CENTER
                       CONSOLIDATED STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                                                                     PERIOD FROM
                                                                                                    JUNE 1, 1994
                                                                                                       THROUGH
                                                                         YEAR ENDED    YEAR ENDED     APRIL 13,
                                                                        MAY 31, 1993  MAY 31, 1994      1995
                                                                        ------------  ------------  -------------
Net patient service revenue...........................................   $   81,358    $   86,536    $    65,585
Other revenue.........................................................        3,565         4,328          2,792
                                                                        ------------  ------------  -------------
    Net revenue.......................................................       84,923        90,864         68,377
Operating expenses:
  Salaries, wages and benefits........................................       36,569        37,931         26,875
  Supplies............................................................       14,842        14,917         12,423
  Other operating expenses............................................       25,929        28,173         18,449
  Provision for bad debts.............................................        3,623         3,464          3,573
  Interest............................................................        1,171           929            653
  Depreciation and amortization.......................................        4,252         4,529          4,067
                                                                        ------------  ------------  -------------
    Total expenses....................................................       86,386        89,943         66,040
Income (loss) before income taxes and extraordinary item..............       (1,463)          921          2,337
Provision for income taxes............................................                                     1,027
                                                                        ------------  ------------  -------------
Income (loss) before extraordinary item...............................       (1,463)          921          1,310
Extraordinary item -- early extinguishment of debt (no tax benefit
 recognized)..........................................................                                       846
                                                                        ------------  ------------  -------------
Net income (loss).....................................................   $   (1,463)   $      921    $       464
                                                                        ------------  ------------  -------------
                                                                        ------------  ------------  -------------

   The accompanying notes are an integral part of the consolidated financial statements.

                       SALT LAKE REGIONAL MEDICAL CENTER
                       CONSOLIDATED STATEMENTS OF EQUITY
                                 (IN THOUSANDS)

                                                                                                    PERIOD FROM
                                                                                                   JUNE 1, 1994
                                                                                                      THROUGH
                                                                        YEAR ENDED    YEAR ENDED     APRI1 13,
                                                                       MAY 31, 1993  MAY 31, 1994      1995
                                                                       ------------  ------------  -------------
GENERAL
Balance, beginning of period.........................................   $   37,503    $   36,817    $    34,583
Net income (loss) prior to the acquisition by HTI....................       (1,463)          921         (1,246)
Fund Transfers.......................................................          135           174             20
Related Party Transfers..............................................          642        (3,329)        (6,339)
Capital contribution by HCHSC........................................                                     5,645
Net assets transferred to HTI........................................                                   (32,663)
                                                                       ------------  ------------  -------------
  Balance, end of period.............................................       36,817        34,583        --
DONOR RESTRICTED
Balance, beginning of period.........................................        3,088         3,152          1,578
Donations, gifts and bequests........................................          945           785              7
Grants...............................................................           42             4
Fund transfers.......................................................         (135)         (174)           (20)
Related party transfers..............................................         (290)         (201)
Investment income....................................................          121           235           (112)
Expenditures for donor restricted purposes...........................         (619)       (2,223)          (351)
Other................................................................                                       (37)
Capital distribution to HCHSC........................................                                    (1,065)
                                                                       ------------  ------------  -------------
  Balance, end of period.............................................        3,152         1,578        --
OWNER'S EQUITY
Net assets contributed by HTI........................................                                    32,663
Net income for the period from August 16, 1994 through April 13,
 1995................................................................                                     1,710
                                                                                                   -------------
  Balance, end of period.............................................                                    34,373
                                                                       ------------  ------------  -------------
  Total equity, end of period........................................   $   39,969    $   36,161    $    34,373
                                                                       ------------  ------------  -------------
                                                                       ------------  ------------  -------------

   The accompanying notes are an integral part of the consolidated financial statements.

                       SALT LAKE REGIONAL MEDICAL CENTER
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                     PERIOD FROM
                                                                                                    JUNE 1, 1994
                                                                                                       THROUGH
                                                                         YEAR ENDED    YEAR ENDED     APRIL 13,
                                                                        MAY 31, 1993  MAY 31, 1994      1995
                                                                        ------------  ------------  -------------
OPERATING ACTIVITIES
Net income (loss).....................................................   $   (1,463)   $      921    $       464
Adjustments to reconcile net income (loss) to net cash provided (used)
 by operating activities:
  Extraordinary loss on early extinguishment of debt..................                                       846
  Depreciation and amortization.......................................        4,252         4,529          4,067
  Loss on sale of assets..............................................           84            24             47
  Provision for bad debts.............................................        3,623         3,464          3,573
  Deferred tax benefit................................................                                      (540)
  Deferred revenue and other credits..................................           31          (455)           (58)
  Changes in operating assets and liabilities:
    Accounts receivable...............................................       (5,273)       (2,032)       (14,972)
    Supplies inventories..............................................                         83            (23)
    Prepaid expenses and other assets.................................         (706)          388            920
    Due to third-party payors.........................................        2,024           631            663
    Accounts payable, accrued liabilities and other liabilities.......        1,221        (1,056)         3,292
                                                                        ------------  ------------  -------------
      Cash provided (used) by operating activities....................        3,793         6,497         (1,721)
INVESTING ACTIVITIES
Net increase in current investments...................................           87           127            339
Net increase in investments limited as to use.........................       (1,473)        1,764          6,702
Additions to property and equipment...................................       (7,421)       (3,427)        (3,946)
Proceeds from sale of assets..........................................           21           809             46
Other.................................................................        1,540          (859)
                                                                        ------------  ------------  -------------
      Cash provided (used) for investing activities...................       (7,246)       (1,586)         3,141
FINANCING ACTIVITIES
Payments on long-term debt and refinancing............................         (204)         (215)        (5,853)
Issuance of debt from HCHSC...........................................                      1,020
Issuance of debt from HTI.............................................                                     6,015
Payment of debt to HCHSC..............................................       (1,523)                      (2,072)
Other equity transactions, net........................................          841        (4,729)        (2,252)
                                                                        ------------  ------------  -------------
      Cash used for financing activities..............................         (886)       (3,924)        (4,162)
                                                                        ------------  ------------  -------------
Change in cash and cash equivalents...................................       (4,339)          987         (2,742)
Cash and cash equivalents at beginning of period......................        6,629         2,290          3,277
                                                                        ------------  ------------  -------------
Cash and cash equivalents at end of period............................   $    2,290    $    3,277    $       535
                                                                        ------------  ------------  -------------
                                                                        ------------  ------------  -------------

   The accompanying notes are an integral part of the consolidated financial statements.

                       SALT LAKE REGIONAL MEDICAL CENTER
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SIGNIFICANT ACCOUNTING POLICIES:

    ORGANIZATION

    On April 13, 1995, CHC-Salt Lake City, Inc. (the "Company") completed its acquisition of Salt Lake Regional Medical Center (the "Hospital") from Healthtrust, Inc. -- The Hospital Company ("HTI"). The Hospital is comprised of a 200 bed tertiary care hospital and five clinics and is located in Salt Lake City, Utah. The Hospital was formerly a tax-exempt hospital, Holy Cross Hospital of Salt Lake, which was owned by Holy Cross Health Systems Corporation ("HCHSC"). The Hospital was acquired by HTI on August 15, 1994 and was sold pursuant to a consent decree and settlement agreement between HTI and the Federal Trade Commission. Consummation of the sale had been subject to approval by the Federal Trade Commission, which was received on April 7, 1995. These financial statements are based on HCHSC historical cost because HTI ownership of the hospital was temporary.

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Hospital and its controlled ventures. All material intercompany transactions and account balances have been eliminated in consolidation.

    CASH EQUIVALENTS

    Highly liquid investments, primarily U.S. government backed securities and certificates of deposits with a maturity of three months or less when purchased, excluding amounts for which use is limited by board or donor designation or by trust agreements, have been defined as cash equivalents. The carrying amounts reported in the balance sheets for cash equivalents approximate fair value.

    ACCOUNTS RECEIVABLE AND NET PATIENT REVENUE

    The Hospital has entered into agreements with third-party payors, including U.S. government programs and managed care health plans, under which the Hospital is paid based upon established charges, cost of providing services, predetermined rates by diagnosis, fixed per diem rates or discounts from established charges.

    Net patient service revenues are recorded at estimated amounts due from patients and third party payors for health care services provided, including anticipated settlements under reimbursement agreements with third party payors. Payments for services rendered to patients covered by the Medicare and Medicaid programs are generally less than billed charges. Provisions for contractual adjustments are made to reduce the charges to these patients to estimated receipts based upon the programs' principles of payment/reimbursement (either prospectively determined or retrospectively determined costs). Final settlements under these programs are subject to administrative review and audit, and provision is currently made for adjustments which may result during the period in which such adjustments become known. Allowance for contractual adjustments under these programs is netted in accounts receivable in the accompanying balance sheet. Management is of the opinion that adequate allowance has been provided for possible adjustments that might result from such final settlements.

    Accounts receivable consists primarily of amounts due from the Medicare and Medicaid programs, other government programs, managed care health plans, commercial insurance companies and individual patients.

    Current earnings are charged with an allowance for doubtful accounts based on experience and other circumstances that may affect the ability of payors to meet their obligations. Accounts deemed uncollectible are charged against that allowance. For the years ended May 31, 1993 and 1994 and for

                       SALT LAKE REGIONAL MEDICAL CENTER
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1. SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) the period ended April 13, 1995, respectively, approximately 39%, 40% and 38% of total patient care revenue resulted from the Medicare program, and approximately 10%, 9% and 8%, respectively, resulted from Medicaid program.

    INVESTMENTS

    Investments acquired by purchase are stated at cost, adjusted for impairments in value that are deemed to be other than temporary. Market values for investments are based on quoted market prices. Investments limited as to use, that are required for obligations classified as current liabilities and Board designated investments and are immediately available to the Hospital for their stated purpose, are reported in current assets.

    Board designated investments limited as to use represent certain funds from operations and other sources designated by the Board of Directors to be used to fund future capital asset replacements, for the retirement of certain long-term debt or for other purposes.

    Certain donations, grants and bequests are restricted by donors and are recorded at fair market value at the date of receipt. Income from and expenditures of restricted donations are recorded as revenue and expenses in the period used, or as general equity transfers if use is restricted for property or equipment purchases. Bequests receivable are recorded at a nominal amount until the Hospital receives the bequest.

    SUPPLIES INVENTORIES

    Inventories are stated at cost, determined principally by the last-in, first-out (LIFO) method, and are not in excess of market value.

    PROPERTY AND EQUIPMENT

    Property and equipment are recorded on the basis of cost, if purchased, or fair market value at the date of donation. Depreciation of property and equipment is recognized using the straight-line method over the expected useful lives of the assets ranging from 5 to 30 years. Amortization of capital leases is included with depreciation expense.

    UNAMORTIZED DEBT ISSUANCE COSTS

    Debt issuance costs are amortized using the bonds outstanding method over the repayment term of the related debt. Amortization is included in depreciation and amortization expense.

    CHARITY CARE

    Consistent with its mission prior to the acquisition by HTI, the Hospital provides medical care to all patients regardless of their ability to pay. In accordance with the Hospital's policies related to the provision of charity care, patients who were unable to pay for services were identified based on patient financial information and other subsequent analysis. The Hospital did not pursue collection from these patients and such amounts were excluded from net patient revenue. Charity care charges foregone were approximately $1,014,000 in 1993, $1,440,000 in 1994, and $1,228,000 in 1995.

    INCOME TAXES

    The Hospital utilizes Statement of Financial Standards No. 109, "Accounting for Income Taxes." Under this method, deferred taxes are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted marginal tax rates currently in effect when the differences reverse. As described in Note 1, the Hospital had been a tax-exempt entity prior to the acquisition by HTI. Earnings for the period from August 16, 1994 to

                       SALT LAKE REGIONAL MEDICAL CENTER
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1.  SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
April 13, 1995 were included in HTI consolidated tax return. The Hospital has recorded current and deferred income tax expense for the period subsequent to the acquisition by HTI, determined as if it were filing a separate tax return.

2.  INVESTMENTS:
    The composition of investment assets limited as to use at May 31, 1994, was as follows:

                                                                             MARKET
                                                                   COST       VALUE
                                                                 ---------  ---------
                                                                    (IN THOUSANDS)
Investments held by trustees under loan agreements:
  Cash and short-term investments..............................  $     201  $     201
  Funds invested in direct obligations of the U.S.
   Government..................................................      1,119      1,119
  Less current portion.........................................       (418)      (418)
                                                                 ---------  ---------
                                                                       902        902
Board designated investments:
  Cash and short-term investments..............................      5,902      5,902
                                                                 ---------  ---------
                                                                     5,902      5,902
Donor restricted and other investments:
  Cash and short-term investments..............................        925        935
  Common trust funds and other.................................        653        653
                                                                 ---------  ---------
                                                                     1,578      1,588
                                                                 ---------  ---------
                                                                 $   8,382  $   8,392
                                                                 ---------  ---------
                                                                 ---------  ---------

    Investment   income,  which   is  included   in  other   revenue,  net,  was
approximately  $693,000,  $837,000  and  $47,000   for  1993,  1994  and   1995,
respectively.

    Investments consisted of commercial paper, money market instruments, U.S. Government obligations, marketable equity securities and high grade corporate bonds. The market values of investment were determined based on quoted market rates.

3.  ACCRUED AND OTHER LIABILITIES:
    Details of accrued and other liabilities at May 31, 1994 and April 13, 1995 were as follows:

                                                                   1994       1995
                                                                 ---------  ---------
                                                                    (IN THOUSANDS)
Accrued salaries and wages.....................................  $   1,834  $   1,675
Accrued vacation...............................................      2,195      2,074
Income taxes payable to HTI....................................                 1,567
Other..........................................................      1,108      1,594
                                                                 ---------  ---------
  Total accrued and other liabilities..........................  $   5,137  $   6,910
                                                                 ---------  ---------
                                                                 ---------  ---------

                       SALT LAKE REGIONAL MEDICAL CENTER
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4.  LONG-TERM DEBT:
    Long-term debt, which included capital leases and amounts due to HCHSC, at May 31, 1994 and April 13, 1995, were as follows:

                                                              MATURITY     1994       1995
                                                              ---------  ---------  ---------
                                                                            (IN THOUSANDS)
Series 1990 Salt Lake City, Utah, Flexible Rate Revenue
 Bonds, principal payable at various dates through 2009,
 interest payable monthly at variable rates ranging from
 2.2% to 2.5%, collateralized by a renewable, irrevocable
 letter of credit in the amount of $12,296,000 which expires
 on February 1, 1997........................................   Various   $   7,323
Series 1986 Salt Lake City, Utah, Industrial Revenue Bonds,
 principal payable annually, interest payable semiannually
 at rates from 6.0% to 7.4%.................................    2018         9,480
Notes payable to owner, principal payable at various dates,
 interest payable at 10.5%..................................                        $   6,015
Capital leases, principal and interest payable monthly,
 interest payable monthly at rates ranging from 5.8% to
 9%.........................................................   Various         287      2,459
                                                                         ---------  ---------
                                                                            17,090      8,474
  Less current portion (including $6,015 for 1995 due to
   HTI).....................................................                  (233)    (6,560)
                                                                         ---------  ---------
                                                                         $  16,857  $   1,914
                                                                         ---------  ---------
                                                                         ---------  ---------

    The carrying amounts of the variable rate, long-term debt approximate their fair values. The fair values of the fixed rate, long-term debt and capital lease obligations were estimated using discounted cash flow analysis, based on current incremental borrowing rates for similar types of borrowing arrangements. The fair value of the fixed rate, long-term debt and capital lease obligations at April 13, 1995, approximated their carrying amount.

    Generally, mandatory deposits were required to be made to sinking and other funds held by trustees for payment of principal and interest.

    Prior to the acquisition by HTI, the Hospital extinguished the Series 1986 Industrial Revenue Bonds of approximately $9,480,000. The Hospital recognized an extraordinary loss of approximately $846,000, for which no tax benefit was recognized because HCHSC was tax-exempt. Additionally, the 1990 Series Flexible Rate Revenue Bonds were distributed to the HCHSC concurrent with the HTI acquisition.

    OBLIGATED GROUP AND OTHER REQUIREMENTS

    Under the Master Trust Indenture, HCHSC and certain of its subsidiaries, which included the Hospital (the "Obligated Group") could issue obligations to finance certain activities. Those members of the Obligated Group that elected to obtain financing under the Master Trust Indenture were guarantors for the repayment of obligations issued by other members of the Obligated Group up to certain limits, although each issuer was considered the principal obligor.

                       SALT LAKE REGIONAL MEDICAL CENTER
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4.  LONG-TERM DEBT: (CONTINUED)
    The Series 1990 Utah Pooled Financing Bonds and the Series 1986 Salt Lake City Industrial Revenue Bonds were collateralized by a Master Trust Indenture that was collateralized by all accounts, contract rights and receipts of the Hospital. The obligations referenced above contained restrictive covenants that included, among others, restrictions on additional indebtedness, the payment of dividends and other distributions, the repurchase of common stock and related securities under certain circumstances, and the requirement to maintain certain financial ratios. The Hospital was in compliance with all loan covenants at May 31, 1994. The obligations referenced above were not acquired by HTI in the sale of the Hospital by HCHSC.

    The Master Trust Indenture requires establishment of certain funds, not available for general purposes, which were held with and controlled by a trustee for payment of certain construction costs, bond issuance costs, principal and interest and maintenance of cash reserves. Details of funds held by the trustee at May 31, 1994 were:

                                                                           1994
                                                                      ---------------
                                                                      (IN THOUSANDS)
Debt service reserve fund...........................................     $     902
Bond fund...........................................................            40
Interest fund.......................................................           378
                                                                           -------
                                                                             1,320
  Less current portion..............................................          (418)
                                                                           -------
                                                                         $     902
                                                                           -------
                                                                           -------

    INTEREST COSTS

    During 1993, 1994 and 1995, interest costs totaled approximately $1,171,000, $929,000 and $653,000, respectively, of which $81,000 was capitalized during 1994. Interest paid was approximately $1,149,000, $933,000, and $579,000 in 1993, 1994 and 1995, respectively.

5.  LEASES:
    The Hospital leases certain land, buildings and equipment under capital and operating leases that expire at various dates through 2000. Rental expense, which includes provisions for maintenance in some cases, amounted to approximately $2,318,000, $2,693,000 and $1,698,000 in 1993, 1994 and 1995,
respectively. Future minimum rental commitments at April 13, 1995, under a capital lease and noncancelable operating leases with a remaining term of greater than one year were as follows:

FISCAL YEAR                                                      CAPITAL    OPERATING
                                                                ---------  -----------
- --------------------------------------------------------------
                                                                    (IN THOUSANDS)
  1996........................................................  $     801   $     636
  1997........................................................        701         570
  1998........................................................        624         472
  1999........................................................        624         132
  2000........................................................        208          46
                                                                ---------  -----------
  Total minimum obligations...................................      2,958   $   1,856
                                                                           -----------
                                                                           -----------
    Less amounts representing interest........................        499
                                                                ---------
  Present value of minimum obligations........................      2,459
    Less current portion......................................        545
                                                                ---------
  Long term obligations at April 13, 1995.....................  $   1,914
                                                                ---------
                                                                ---------

                       SALT LAKE REGIONAL MEDICAL CENTER
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6.  INCOME TAXES:
    For the period from August 16, 1994 to April 13, 1995, the Hospital earned approximately $2,737,000 in pre-tax income. The provision for income taxes consisted of the following for the period from August 16, 1994 through April 13, 1995.

                                                                       PERIOD ENDED
                                                                      APRIL 13, 1995
                                                                      ---------------
                                                                      (IN THOUSANDS)
Current:
  Federal...........................................................     $   1,440
  State.............................................................           127
                                                                           -------
    Total current provision.........................................         1,567
Deferred:
  Federal...........................................................          (496)
  State.............................................................           (44)
                                                                           -------
    Total deferred benefit..........................................          (540)
                                                                           -------
Provision for income taxes..........................................     $   1,027
                                                                           -------
                                                                           -------

    The reconciliation of the statutory federal income tax rate to the provision for income taxes is as follows:

                                                                       PERIOD ENDED
                                                                      APRIL 13, 1995
                                                                      ---------------
                                                                      (IN THOUSANDS)
Federal income tax benefit at statutory rate of 34%.................     $     795
Loss for period in which no tax benefit recognized..................           136
State income taxes, net of federal benefit..........................            83
Other...............................................................            13
                                                                           -------
  Total provision for income taxes..................................     $   1,027
                                                                           -------
                                                                           -------

    The reconciliation of the statutory federal income tax rate to the provision for income taxes is based on earnings for the period in which the Hospital was subject to federal income taxes. The components of the deferred tax assets and (liabilities) at April 13, 1995 were as follows:

                                                                                 PERIOD ENDED
                                                                                APRIL 13, 1995
                                                                                ---------------
                                                                                (IN THOUSANDS)
Allowance for bad debts.......................................................     $     768
Excess of tax over book basis in property and equipment.......................          (228)
                                                                                      ------
  Net deferred tax asset......................................................           540
Less current portion..........................................................          (768)
                                                                                      ------
  Noncurrent portion..........................................................     $    (228)
                                                                                      ------
                                                                                      ------

    The current deferred tax asset is included in prepaid expenses and other current assets. The noncurrent deferred tax liability is included in other long-term liabilities.

7.  RELATED PARTY TRANSACTIONS:
    The Hospital purchased certain services from Shared Services which is the administrator of the Holy Cross Employees Benefit Trust (the "Benefit Trust"). The Benefit Trust provided health, life and long-term disability benefits to employees of the Hospital. Premiums for these benefits were approximately $2,263,000, $2,332,000 and $527,000 for 1993, 1994 and 1995, respectively.
Havican

                       SALT LAKE REGIONAL MEDICAL CENTER
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7.  RELATED PARTY TRANSACTIONS: (CONTINUED)
Insurance Company ("Havican"), a subsidiary of Shared Services, is the captive insurance company from which the Hospital obtained its primary professional liability insurance. Premiums paid to Havican were approximately $994,000, $1,346,000 and $240,000 for 1993, 1994 and 1995, respectively. Premiums paid to HTI for professional liability insurance during 1995 were approximately $177,000. In addition, the Hospital has limited its liability through the purchase of umbrella coverage from third-party insurers.

    Through August 15, 1994, the Hospital provided pension benefits for substantially all of its full-time employees through a defined benefit pension plan sponsored by HCHSC. The Hospital withdrew from the plan in connection with its acquisition by HTI. The liability or asset associated with the Hospital's withdrawal, if any, was retained by HCHSC. Pension expense for the years ended May 31, 1993 and 1994 and the period ended April 13, 1995, were $1,065,000, $1,050,000 and $210,000, respectively.

    HCHSC provided certain management services in the normal course of business to the Hospital. For 1993, 1994 and 1995, the expenses allocated to the Hospital were approximately $1,356,000, $1,486,000 and $304,000, respectively.

8.  SALE OF ASSETS TO HTI:
    As described in Note 1, HCHSC sold the Hospital to HTI in August 1994. At the time of the sale, HTI assumed Hospital debts in excess of assets retained of approximately $4,580,000, which has been reflected in the financial statements as a capital distribution from donor restricted funds of $1,065,000 and a capital contribution to general funds of $5,645,000.

                        CHAMPION HEALTHCARE CORPORATION
                CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)

                                     ASSETS

                                                                                        DECEMBER 31,   MARCH 31,
                                                                                            1995         1996
                                                                                        ------------  -----------
                                                                                         (DOLLARS IN THOUSANDS)
Current assets:
  Cash and cash equivalents...........................................................   $    7,583   $     5,670
  Accounts receivable, less allowance for doubtful accounts of $10,116 and $14,041 at
   December 31, 1995 and March 31, 1996, respectively.................................       33,262        36,407
  Supplies inventory..................................................................        3,470         3,872
  Prepaid expenses and other current assets...........................................        6,264         6,290
                                                                                        ------------  -----------
      Total current assets............................................................       50,579        52,239
  Property and equipment, less allowances for depreciation and amortization of $10,733
   and $11,901 at December 31, 1995 and March 31, 1996, respectively..................      158,382       166,997
  Investment in Dakota Heartland Health System........................................       48,145        52,118
  Other assets........................................................................       34,154        36,668
                                                                                        ------------  -----------
    Total assets......................................................................   $  291,260   $   308,022
                                                                                        ------------  -----------
                                                                                        ------------  -----------

                                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt and capital lease obligations.....................   $    2,467   $     2,834
  Accounts payable....................................................................       13,952        12,743
  Due to third parties................................................................        8,829         8,052
  Other current liabilities...........................................................       15,490        12,860
                                                                                        ------------  -----------
  Total current liabilities...........................................................       40,738        36,489
  Long-term debt and capital lease obligations........................................      162,447       181,212
  Other long-term liabilities.........................................................       10,177        10,445
  Redeemable preferred stock..........................................................       46,029        46,078
  Common stock, $.01 par value:
    Authorized -- 25,000,000 shares, 11,868,230 and 12,012,603 shares issued and
    outstanding at December 31, 1995 and March 31, 1996, respectively.................          119           120
  Common stock subscribed 80,000 shares at December 31, 1995 and March 31, 1996,
   respectively.......................................................................           40            40
  Common stock subscription receivable................................................          (40)          (40)
  Paid in capital.....................................................................       47,643        48,178
  Accumulated deficit.................................................................      (15,893)      (14,500)
                                                                                        ------------  -----------
    Total liabilities and stockholders' equity........................................   $  291,260   $   308,022
                                                                                        ------------  -----------
                                                                                        ------------  -----------

           See notes to condensed consolidated financial statements.

                        CHAMPION HEALTHCARE CORPORATION
           CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

                                                                                           THREE MONTHS ENDED
                                                                                               MARCH 31,
                                                                                          --------------------
                                                                                            1995       1996
                                                                                          ---------  ---------
                                                                                              (DOLLARS IN
                                                                                           THOUSANDS, EXCEPT
                                                                                            PER SHARE DATA)
Net patient service revenue.............................................................  $  27,625  $  49,898
Other revenue...........................................................................      1,102        783
                                                                                          ---------  ---------
    Net revenue.........................................................................     28,727     50,681
Operating expenses:
  Salaries and benefits.................................................................     12,762     22,006
  Other operating and administrative....................................................     10,913     19,232
  Provision for bad debts...............................................................      2,073      3,670
  Interest..............................................................................      2,630      4,587
  Depreciation and amortization.........................................................      1,532      3,016
  Equity in earnings of Dakota Heartland Health System..................................     (1,478)    (3,973)
                                                                                          ---------  ---------
    Total expenses......................................................................     28,432     48,538
                                                                                          ---------  ---------
    Income before income taxes..........................................................        295      2,143
Provision for income taxes..............................................................        118        750
                                                                                          ---------  ---------
    Net income..........................................................................  $     177  $   1,393
                                                                                          ---------  ---------
                                                                                          ---------  ---------
    Income (loss) applicable to common stock............................................  $  (1,312) $   1,344
                                                                                          ---------  ---------
                                                                                          ---------  ---------
Income (loss) per common share:
    Primary.............................................................................  $    (.31) $     .10
                                                                                          ---------  ---------
                                                                                          ---------  ---------
    Fully Diluted.......................................................................     N/A     $     .08
                                                                                          ---------  ---------
                                                                                          ---------  ---------

           See notes to condensed consolidated financial statements.

                        CHAMPION HEALTHCARE CORPORATION
           CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

                                                                                          THREE MONTHS ENDED
                                                                                              MARCH 31,
                                                                                        ----------------------
                                                                                           1995        1996
                                                                                        ----------  ----------
                                                                                        (DOLLARS IN THOUSANDS)
Operating activities:
  Net income..........................................................................  $      177  $    1,393
  Equity in earnings of Dakota Heartland Health System................................      (1,478)     (3,973)
  Depreciation and amortization.......................................................       1,532       3,016
  Provision for bad debts.............................................................       2,073       3,670
  Changes in assets and liabilities, net of effects from acquisitions
    Increase in assets................................................................      (1,008)     (5,195)
    Decrease in liabilities...........................................................      (2,459)     (4,477)
                                                                                        ----------  ----------
      Net cash used in operating activities...........................................      (1,163)     (5,566)
                                                                                        ----------  ----------
Investing activities:
  Additions to property and equipment.................................................      (7,060)     (2,697)
  Investment in Jordan Valley Hospital................................................                 (10,746)
  Investment in Dakota Heartland Health System........................................      (2,000)
  Investment in Salt Lake Regional Medical Center.....................................      (3,000)
  Proceeds from sale of property and equipment........................................       1,300
  Investment in note receivable.......................................................        (793)        (50)
  Other...............................................................................        (576)       (575)
                                                                                        ----------  ----------
      Net cash used in investing activities...........................................     (12,129)    (14,068)
                                                                                        ----------  ----------
Financing activities:
  Proceeds from the issuance of long-term obligations.................................                  18,512
  Payments on long-term debt and capital lease obligations............................      (1,989)       (768)
  Other...............................................................................        (235)        (23)
                                                                                        ----------  ----------
      Net cash provided by (used in) financing activities.............................      (2,224)     17,721
                                                                                        ----------  ----------
      Decrease in cash and cash equivalents...........................................     (15,516)     (1,913)
Cash and cash equivalents at beginning of period......................................      48,424       7,583
                                                                                        ----------  ----------
Cash and cash equivalents at end of period............................................  $   32,908  $    5,670
                                                                                        ----------  ----------
                                                                                        ----------  ----------

           See notes to condensed consolidated financial statements.

                        CHAMPION HEALTHCARE CORPORATION
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.  BASIS OF PRESENTATION
    The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles for interim financial statements and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, these financial statements do not include all of the information and disclosures required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals)
considered necessary for a fair presentation of the results for the periods presented have been reflected. Such financial statements include the accounts of the Company and all wholly-owned and majority-owned subsidiaries and partnerships. All significant intercompany transactions and accounts have been eliminated in consolidation.

    The year-end condensed consolidated balance sheet data was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles.

    These financial statements should be read in conjunction with the Company's audited consolidated financial statements for the year ended December 31, 1995, included in the Company's Annual Report on Form 10-K, as amended, for the year ended December 31, 1995.

    The Company's business is seasonal in nature and subject to general economic conditions and other factors. Accordingly, operating results for the three months ended March 31, 1996, are not necessarily indicative of the results that may be expected for the year ended December 31, 1996.

    In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," which is effective for fiscal years beginning after December 15, 1995. SFAS 123 establishes new financial accounting and reporting standards for stock-based compensation plans. Entities will be allowed to measure compensation expense for stock-based compensation under SFAS 123 or APB Opinion No. 25, "Accounting for Stock Issued to Employees." The Company has elected to continue accounting for such compensation under the provisions of APB Opinion No. 25.

    In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS 121, which is effective for fiscal years beginning after December 15, 1995, requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company's adoption of SFAS 121 on January 1, 1996, had no material effect on its financial statements.

2.  SUMMARIZED FINANCIAL INFORMATION OF EQUITY AFFILIATE
    The Company, through a wholly-owned subsidiary, owns 50% of a partnership operated as Dakota Heartland Health System ("DHHS"). DHHS owns and operates two general acute care hospitals with a total of 341 beds in Fargo, North Dakota, and the Company manages the combined operations of the two facilities pursuant to the partnership agreement and an operating agreement with DHHS. Under the terms of the partnership agreement, the Company is entitled to 55% of DHHS's net income and distributable cash flow ("DCF") until such time as it has recovered on a cumulative basis an additional $10,000,000 of DCF. The Company is also obligated to advance funds to DHHS to cover any and all operating deficits.

                        CHAMPION HEALTHCARE CORPORATION
  NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)

2.  SUMMARIZED FINANCIAL INFORMATION OF EQUITY AFFILIATE (CONTINUED)
    The Company accounts for its investment in DHHS under the equity method. The following table summarizes certain financial information of DHHS (dollars in thousands).

                                                                THREE MONTHS ENDED   THREE MONTHS ENDED
                                                                  MARCH 31, 1995       MARCH 31, 1996
                                                                -------------------  -------------------
INCOME STATEMENT DATA
  Net revenue.................................................      $    26,088          $    27,623
  Net income..................................................            2,687                7,223
  Company's equity in the earnings of DHHS....................            1,478                3,973


                                                                 DECEMBER 31, 1995     MARCH 31, 1996
                                                                -------------------  -------------------
BALANCE SHEET DATA
  Current assets..............................................      $    39,008          $    38,095
  Non-current assets..........................................           55,854               56,226
  Current liabilities.........................................           19,980               12,258
  Non-current liabilities.....................................               57                   15
  Partners' equity............................................           74,825               82,048

3.  LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS
    Long-term debt and capital lease obligations consisted of the following at December 31, 1995 and March 31, 1996 (dollars in thousands):

                                                                              DECEMBER 31,   MARCH 31,
                                                                                  1995         1996
                                                                              ------------  -----------
Revolving Loan..............................................................   $   47,700   $    66,200
11% Senior Subordinated Notes, net of discount (face amount of $99,089 and
 $98,705 at December 31, 1995 and March 31, 1996, respectively).............       98,447        98,076
Health Care REIT, Inc.......................................................       11,120        10,908
Other notes payable and capital lease obligations...........................        7,647         8,862
                                                                              ------------  -----------
  Total debt and capital lease obligations..................................      164,914       184,046
Less current portion........................................................       (2,467)       (2,834)
                                                                              ------------  -----------
  Total long-term debt and capital lease obligations........................   $  162,447   $   181,212
                                                                              ------------  -----------
                                                                              ------------  -----------

    The Company is subject to various loans, notes and mortgages that contain restrictive covenants which include, among others, restrictions on additional indebtedness, the payment of dividends and other distributions, the repurchase of common stock and related securities under certain circumstances, and the requirement to maintain certain financial ratios. The Company was in compliance with or has obtained permanent waivers for all loan covenants to which it was subject at March 31, 1996 and December 31, 1995.

4.  ACQUISITIONS

    JORDAN VALLEY HOSPITAL

    On March 1, 1996, the Company acquired Jordan Valley Hospital ("Jordan") from Columbia/ HCA Healthcare Corporation ("Columbia"). Jordan is a 50 bed acute care hospital located in West Jordan, Utah, a suburb of Salt Lake City. Jordan was acquired in exchange for Autauga Medical Center, an 85 bed acute care hospital, and Autauga Health Care Center, a 72 bed skilled nursing facility, both in Prattville, Alabama, plus preliminary cash consideration paid to Columbia of approximately $10,750,000. Cash consideration included approximately $3,750,000 for certain net working

                        CHAMPION HEALTHCARE CORPORATION
  NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)

4.  ACQUISITIONS (CONTINUED)
capital components, which are subject to adjustment and final settlement by the parties, and reimbursement of certain capital expenditures made previously by Columbia. The transaction did not result in a gain or loss. The Alabama facilities were acquired as part of the Company's acquisition of AmeriHealth, Inc. on December 6, 1994.

    The following selected unaudited pro forma financial information for the three months ended March 31, 1995 and 1996, assumes that the acquisition of Jordan and Salt Lake Regional Medical Center ("SLRMC") occurred on January 1, 1995. The Company acquired SLRMC on April 13, 1995. The pro forma financial information does not purport to be indicative of the results that actually would have been obtained had the operations been combined during the periods presented, and is not intended to be a projection of future results or trends.

                                                                                    THREE MONTHS ENDED
                                                                                        MARCH 31,
                                                                                   --------------------
                                                                                     1995       1996
                                                                                   ---------  ---------
                                                                                       (DOLLARS IN
                                                                                    THOUSANDS, EXCEPT
                                                                                     PER SHARE DATA)
Net revenue......................................................................  $  49,353  $  51,919
                                                                                   ---------  ---------
                                                                                   ---------  ---------
Net income.......................................................................  $   1,313  $   1,268
                                                                                   ---------  ---------
                                                                                   ---------  ---------
Income (loss) applicable to common stock.........................................  $    (176) $   1,219
                                                                                   ---------  ---------
                                                                                   ---------  ---------
Income (loss) per common share:
  Primary........................................................................  $   (0.04) $    0.09
                                                                                   ---------  ---------
                                                                                   ---------  ---------
  Fully diluted..................................................................     N/A     $    0.07
                                                                                              ---------
                                                                                              ---------
Weighted average number of common shares outstanding:
  Primary........................................................................      4,228     12,835
                                                                                   ---------  ---------
                                                                                   ---------  ---------
  Fully diluted..................................................................     N/A        18,184
                                                                                              ---------
                                                                                              ---------

5.  INCOME PER SHARE
    Primary income per common and common equivalent share is calculated by dividing the income attributable to common stock (net income less preferred stock dividend requirements and accretion of preferred stock issuance costs) by the weighted average number of common and common equivalent shares outstanding during each period, assuming the exercise of all stock options and warrants, when dilutive, with an exercise price less than the average market price of the common stock using the treasury stock method. Fully diluted income per share was not presented for the quarter ended March 31, 1995, due to the anti-dilutive effect of such calculation. The fully diluted income per share computation for the quarter ended March 31, 1996, assumed the conversion of 2,608,176 shares of convertible preferred stock into a weighted average of 5,216,027 common shares, and that no preferred dividends on the preferred stock were provided (See Note
6).

    The weighted average number of shares used in computing income (loss) per share are as follows:

                                                                       THREE MONTHS ENDED
                                                                           MARCH 31,
                                                                   --------------------------
                                                                      1995          1996
                                                                   -----------  -------------
Primary..........................................................    4,277,975     12,835,211
                                                                   -----------  -------------
                                                                   -----------  -------------
Fully Diluted....................................................          N/A     18,183,900
                                                                                -------------
                                                                                -------------

                        CHAMPION HEALTHCARE CORPORATION
  NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)

6.  CUMULATIVE CONVERTIBLE REDEEMABLE PREFERRED STOCK
    Effective December 31, 1995, the Company and its Preferred shareholders entered into the 1995 Recapitalization Agreement that, among other things, eliminated the accrual of future dividends on its outstanding Preferred Stock. At March 31, 1996, the Company had outstanding 2,608,176 shares of Series C and D Cumulative Convertible Redeemable Preferred Stock (collectively, "Preferred Stock") which were convertible into 5,216,352 shares of common stock. The Company's Certificate of Incorporation, as amended, certain preferred stock purchase agreements, and its Senior and other debt agreements prohibit or place limitations on the payment of cash dividends to holders of preferred and common stock.

7.  INCOME TAXES
    The income tax provision recorded for the quarters ended March 31, 1995 and 1996 differs from the expected income tax provision due to permanent differences, the provision for state income taxes and the realization of net deferred tax assets.

8.  CONTINGENCIES

    LITIGATION. The Company is subject to claims and legal actions arising in the ordinary course of operations. In the opinion of management, the ultimate resolution of such pending legal proceedings will not have a material effect on the Company's financial position, results of operations or liquidity.

    PROFESSIONAL LIABILITY. The Company is self-insured up to $1,000,000 per occurrence for the payment of claims arising from professional liability risks. The Company has accrued liabilities for potential professional liability risks based on estimates for losses limited to $1,000,000 per occurrence and
$4,000,000 in the aggregate. The Company is further insured by a commercial insurer for claims in excess of these limits up to an additional $10,000,000 over its self-insured retention. In the opinion of management, any unaccrued damages awarded will not have a material adverse effect on the Company's financial position, results of operations or liquidity.

9.  SUBSEQUENT EVENT
    Effective April 12, 1996, the Company executed a definitive Agreement and Plan of Merger (the "Merger Agreement") with Paracelsus Healthcare Corporation, a privately held California corporation ("Paracelsus") and PC Merger Sub., Inc., a newly formed Paracelsus subsidiary. The Merger Agreement provides for, among other things, the merger of PC Merger Sub., Inc. with and into the Company (the "Merger"). Each share of the Company's common stock will convert into one share of Paracelsus common stock, and each share of the Company's Preferred Stock will convert into two shares of Paracelsus common stock. Dr. Manfred George Krukemeyer, currently the Chairman of the Board and sole shareholder of Paracelsus, and members of Paracelsus management will own approximately 60% of the Company, and current Company security holders will own approximately 40% of Paracelsus common stock on a fully diluted basis. The consummation of the Merger is conditioned upon, among other things, Dr. Krukemeyer entering into a shareholder  agreement  (the  "Shareholder  Agreement")  with  Paracelsus  to be effective at the time of the Merger. The Shareholder Agreement, among other things, set forth (i) restrictions on certain acquisitions and dispositions of Paracelsus voting securities, (ii) certain rights and obligations relating to board representation and (iii) certain rights of first refusal for Dr. Krukemeyer. The Shareholder agreement will also impose other customary standstill restrictions. The Merger is subject to a number of customary conditions including filings with the Securities and Exchange Commission, approval of the stockholders of the Company and Paracelsus, and antitrust filings. In the event that the Merger Agreement is terminated, under certain circumstances Paracelsus and the Company have agreed to pay a termination fee to the other.

    Effective April 12, 1996, the Company and holders of its 11% Senior Subordinated Notes under agreements dated December 31, 1993, (the "Series D Notes") and May 1, 1995, (the "Series E Notes")

                        CHAMPION HEALTHCARE CORPORATION
  NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)

9.  SUBSEQUENT EVENT (CONTINUED)
and certain holders of its Preferred Stock entered into an Agreement in Contemplation of the Merger, that among other things provided (i) the parties thereto holding shares of Preferred Stock agreed to vote their Preferred Shares for the Merger, (ii) the holders of the Series D Notes agreed among other things
(a) to waive any rights to cause the Company to purchase from such holders the Series D Notes in the event of a change in control caused by the Merger and (b) surrender their Series D Notes for prepayment at a premium depending upon the year of prepayment, and (iii) the holder of the Series E Notes agreed among other things (x) to waive any rights to cause the Company to purchase from such holders the Series E Notes in the event of a change in control caused by the Merger and (y) to surrender their Series E Notes for prepayment at a premium depending upon the year of such prepayment and upon whether warrants to purchase Company common stock are surrendered in connection with such prepayment.

    Pursuant to the 1995 Recapitalization Agreement entered into by the Company and certain of its security holders effective December 31, 1995, the Company agreed to reduce the exercise prices of one series of 680,104 warrants from $5.90 to $5.25 per share and two series totaling 2,447,670 warrants from $9.00 to $7.00 per shares until May 13, 1996, after which the exercise prices revert to their prior amounts. As of May 13, 1996, warrants have been exercised to purchase approximately 2,370,000 shares of common stock, resulting in cash proceeds to the Company of approximately $8,715,000 and the tender of approximately $4,840,000 in Company subordinated notes in lieu of cash.

    On January 31, 1996, the Company entered into a letter of intent to sell the 149 bed Lakeland Regional Hospital in Springfield, MO, to Columbia/HCA Healthcare Corporation in exchange for the 100 bed Poplar Springs Hospital in Petersburg, VA. Both facilities are psychiatric hospitals. On May 6, 1996, the Company and Columbia mutually agreed to terminate this transaction.

                                                                         ANNEX A

                              AMENDED AND RESTATED
                               AGREEMENT AND PLAN
                                       OF
                                     MERGER
                            DATED AS OF MAY 29, 1996
                                  BY AND AMONG
                       PARACELSUS HEALTHCARE CORPORATION,
                        CHAMPION HEALTHCARE CORPORATION
                                      AND
                              PC MERGER SUB, INC.

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                            ---------
ARTICLE I
CERTAIN DEFINITIONS.......................................................................................          5

ARTICLE II
THE MERGER................................................................................................          9

Section 2.1         The Merger............................................................................          9
Section 2.2         Effective Time........................................................................          9
Section 2.3         Effects of the Merger.................................................................          9
Section 2.4         Certificate of Incorporation and Bylaws...............................................          9
Section 2.5         Company Directors and Officers........................................................         10
Section 2.6         Parent Stock Split; Conversion of Company Stock in Merger.............................         10
Section 2.7         Dissenting Shares.....................................................................         10
Section 2.8         Exchange of Shares....................................................................         10
Section 2.9         Time and Place of Closing.............................................................         12
Section 2.10        Deliveries at the Closing.............................................................         12

ARTICLE III
CORPORATE GOVERNANCE MATTERS RELATING TO PARENT AND THE COMPANY AT OR AFTER THE EFFECTIVE TIME............
                                                                                                                   12

Section 3.1         Charter Documents.....................................................................         12
Section 3.2         Directors and Officers of Parent Following the Effective Time.........................         13
Section 3.3         Rights Plan...........................................................................         13
Section 3.4         Parent Shareholder Arrangements.......................................................         13

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY.............................................................         13

Section 4.1         Organization and Qualification........................................................         13
Section 4.2         Capitalization........................................................................         14
Section 4.3         Authority.............................................................................         15
Section 4.4         Consents and Approvals; No Violation..................................................         15
Section 4.5         SEC Reports and Financial Statements..................................................         15
Section 4.6         Absence of Certain Changes or Events..................................................         16
Section 4.7         Litigation............................................................................         16
Section 4.8         Information Supplied..................................................................         16
Section 4.9         Employee Benefit Plans; ERISA.........................................................         17
Section 4.10        Tax Matters...........................................................................         18
Section 4.11        Taxes.................................................................................         18
Section 4.12        Affiliate Agreements..................................................................         19
Section 4.13        Opinion of Financial Advisor..........................................................         19
Section 4.14        Brokers and Finders...................................................................         19
Section 4.15        Vote Required.........................................................................         19
Section 4.16        Medicare and Medicaid.................................................................         19
Section 4.17        Medicare Participation/Accreditation..................................................         20
Section 4.18        Medical Staff Matters.................................................................         20
Section 4.19        Takeover Statutes.....................................................................         20
Section 4.20        Compliance with Laws..................................................................         20

                                                                                                              PAGE
                                                                                                            ---------

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT..................................................................         21

Section 5.1         Organization and Qualification........................................................         21
Section 5.2         Capitalization........................................................................         21
Section 5.3         Authority.............................................................................         22
Section 5.4         Consents and Approvals; No Violation..................................................         22
Section 5.5         SEC Reports and Financial Statements..................................................         22
Section 5.6         Absence of Certain Changes or Events..................................................         23
Section 5.7         Litigation............................................................................         23
Section 5.8         Information Supplied..................................................................         23
Section 5.9         Employee Benefit Plans; ERISA.........................................................         23
Section 5.10        Taxes.................................................................................         25
Section 5.11        Affiliate Agreements..................................................................         25
Section 5.12        Brokers and Finders...................................................................         25
Section 5.13        Vote Required.........................................................................         25
Section 5.14        Medicare and Medicaid.................................................................         25
Section 5.15        Medicare Participation/Accreditation..................................................         26
Section 5.16        Medical Staff Matters.................................................................         26
Section 5.17        Takeover Statutes.....................................................................         26
Section 5.18        Compliance with Laws..................................................................         26

ARTICLE VI
COVENANTS RELATING TO CONDUCT OF BUSINESS.................................................................         27

Section 6.1         Conduct of Business of the Company Pending the Effective Time.........................         27
Section 6.2         Conduct of Business of Parent Pending the Effective Time..............................         28

ARTICLE VII
ADDITIONAL COVENANTS AND AGREEMENTS.......................................................................         29

Section 7.1         Company Takeover Proposals............................................................         29
Section 7.2         Parent Takeover Proposals.............................................................         30
Section 7.3         Access to Information.................................................................         30
Section 7.4         Form S-4 and Proxy Statement..........................................................         31
Section 7.5         Stockholder Approval; Recommendation..................................................         31
Section 7.6         Affiliates............................................................................         31
Section 7.7         Agreement to Cooperate; Further Assurances............................................         31
Section 7.8         Company Options, Rights and Warrants..................................................         32
Section 7.9         Parent Rights.........................................................................         32
Section 7.10        Public Statements.....................................................................         33
Section 7.11        Letter of Company's Accountants.......................................................         33
Section 7.12        Letter of Parent's Accountants........................................................         33
Section 7.13        Directors' and Officers' Indemnification..............................................         33
Section 7.14        Stock Exchange Listing................................................................         34
Section 7.15        Execution of the Other Agreements.....................................................         34
Section 7.16        Tax Treatment.........................................................................         35
Section 7.17        Other Actions by the Company and/or Parent............................................         35

ARTICLE VIII
CONDITIONS................................................................................................         35

Section 8.1         Conditions to Each Party's Obligation to Effect the Merger............................         35
Section 8.2         Conditions to Obligation of the Company to Effect the Merger..........................         36
Section 8.3         Conditions to Obligations of Parent to Effect the Merger..............................         36

                                                                                                              PAGE
                                                                                                            ---------

ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER.........................................................................         37

Section 9.1         Termination...........................................................................         37
Section 9.2         Effect of Termination.................................................................         38
Section 9.3         Amendment.............................................................................         38
Section 9.4         Waiver................................................................................         38
Section 9.5         Procedure for Certain Terminations....................................................         38
Section 9.6         Fees and Expenses.....................................................................         38

ARTICLE X
GENERAL PROVISIONS........................................................................................         40

Section 10.1        Non-Survival of Representations, Warranties and Agreements............................         40
Section 10.2        Notices...............................................................................         40
Section 10.3        Interpretation........................................................................         41
Section 10.4        Miscellaneous.........................................................................         41
Section 10.5        Counterparts..........................................................................         41
Section 10.6        Parties in Interest...................................................................         41
Section 10.7        Severability..........................................................................         42
Section 10.8        Attorneys' Fees.......................................................................         42


SCHEDULES
- ------------------
Schedule 1.5        Terms of Company Investment Group Registration Rights Agreement
Schedule 1.11       Terms of Employment Agreements
Schedule 1.20       Independent Director Designees
Schedule 1.27       Terms of Parent Shareholder Registration Rights Agreement
Schedule 1.37       Terms of Services Agreement
Schedule 1.43       Terms of Voting Agreement
Schedule 2.4        Amendment to the Restated Certificate of Incorporation of the Company

EXHIBITS
- ------------------
Exhibit A           Form of Shareholder Agreement
Exhibit B           Form of Non-Compete Agreement
Exhibit C           Form of Dividend and Note Agreement
Exhibit D           Form of Amended and Restated Articles of Incorporation of Parent
Exhibit E           Form of Amended and Restated Bylaws of Parent

               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

    This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of May 29, 1996 (the "Agreement"), by and among PARACELSUS HEALTHCARE CORPORATION, a California corporation ("Parent"), CHAMPION HEALTHCARE CORPORATION, a Delaware corporation (the "Company"), and PC MERGER SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub").

    WHEREAS, as of April 12, 1996 Parent, the Company and Merger Sub entered into an Agreement and Plan of Merger, and Parent, the Company and Merger Sub desire to amend and restate in its entirety such Agreement and Plan of Merger;

    WHEREAS, the board of directors of each of Parent, Merger Sub and the Company deem it advisable and in the best interests of their respective stockholders that Merger Sub be merged with and into the Company (the "Merger") in accordance with the General Corporation Law of the State of Delaware (the "DGCL") upon the terms and subject to the conditions of this Agreement; and

    WHEREAS, for Federal income tax purposes it is intended that the Merger qualify as a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder.

    NOW, THEREFORE, in consideration of the foregoing, the mutual representations, warranties, covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I
                              CERTAIN DEFINITIONS

    For purposes of this Agreement, the following terms shall have the following meanings:

    Section 1.1 "Affiliate" shall mean, as to any person, any other person that directly or indirectly controls, or is under common control with or is controlled by such person. For the purpose of this definition, "control," when used with respect to any specified person, means the power to direct or cause the direction of the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" shall have meanings correlative to the foregoing.

    Section 1.2 "Agreement in Contemplation of Merger" shall mean the Champion Healthcare Corporation Agreement in Contemplation of Merger, dated as of April 12, 1996, by and among the Company and the parties named therein.

    Section 1.3 "BA Partners" shall mean BA Partners, financial advisors to Parent.

    Section 1.4 "Company Common Stock" shall mean the common stock, par value $.01 per share, of the Company.

    Section 1.5 "Company Investment Group Registration Rights Agreements" shall mean the three Registration Rights Agreements to be entered into by Parent and certain stockholders of the Company at or prior to the Closing on substantially the terms set forth in Schedule 1.5 attached hereto.

    Section 1.6 "Company Preferred Stock" shall mean, collectively, the Series C Preferred Stock and the Series D Preferred Stock.

    Section 1.7 "Company Stock" shall mean, collectively, the Company Common Stock and the Company Preferred Stock.

    Section 1.8 "Confidentiality Agreement" shall mean, collectively, the Confidentiality Agreements, each dated November 10, 1995, by and among Parent and the Company.

    Section 1.9 "Coopers & Lybrand" shall mean Coopers & Lybrand, L.L.P., the Company's independent auditors.

    Section 1.9A "Dividend and Note Agreement" shall mean the Dividend and Note Agreement to be entered into between Parent and the Parent Shareholder at or prior to the Closing, in the form attached as Exhibit C hereto.

    Section 1.10 "DLJ" shall mean Donaldson, Lufkin & Jenrette Securities Corporation, financial advisor to the Company.

    Section 1.11 "Employment Agreements" shall mean the employment agreements to be entered into prior to the time the Form S-4 becomes effective under the Securities Act between Parent and each of Mr. R.J. Messenger, Mr. Charles R. Miller, Mr. James G. VanDevender, Mr. Ronald R. Patterson and Mr. Robert C. Joyner, in each case substantially on the terms set forth in Schedule 1.11 attached hereto.

    Section 1.12 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

    Section 1.13 "ERISA Affiliate," with respect to any party, shall mean any trade or business, whether or not incorporated, that together with such party would be deemed a "single employer" within the meaning of Section 4001(b)(1) of ERISA.

    Section 1.14 "Ernst & Young" shall mean Ernst & Young LLP, Parent's independent auditors.

    Section 1.15 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

    Section 1.16 "Form S-4" shall mean the Registration Statement on Form S-4 of Parent to be filed with the SEC under the Securities Act in connection with the Merger for the purpose of registering the shares of Parent Common Stock to be issued in the Merger.

    Section 1.17 "GAAP" shall mean generally accepted accounting principles as in effect from time to time in the United States of America.

    Section 1.18 "Governmental Entity" shall mean any court, administrative agency, commission or other governmental authority or instrumentality, domestic or foreign.

    Section   1.19  "HSR   Act"  shall  mean   the  Hart-Scott-Rodino  Antitrust
Improvements Act of 1976, as amended.

    Section 1.20 "Independent Designees" shall mean the persons either identified on Schedule 1.20 hereto or designated in accordance with the terms thereof to become directors of Parent no later than immediately after the Effective Time.

    Section 1.21 "Material Adverse Effect," with respect to any party, shall mean a material adverse effect (or any development which in the future is reasonably likely to have a material adverse effect) on the business, assets, financial or other condition or results of operations of such party and its Subsidiaries, taken as a whole; PROVIDED, HOWEVER, that any such effect resulting from any change (i) in law, rule or regulation or GAAP or interpretations thereof that applies to both Parent and the Company or (ii) in economic or business conditions generally or in the health care industry specifically that similarly affects both Parent and the Company shall not be considered when determining if a Material Adverse Effect has occurred.

    Section 1.22 "Non-Compete Agreement" shall mean the non-compete agreement to be entered into between Parent and Dr. Krukemeyer at or prior to Closing in the form attached as Exhibit B hereto.

    Section 1.23 "Officers" shall mean the senior executive officers of Parent at the Effective Time.

    Section 1.24 "Parent Bylaws" shall mean the Bylaws to be adopted by Parent at or prior to the Closing in the form attached as Exhibit D hereto.

    Section 1.25 "Parent Common Stock" shall mean the Common Stock, no stated value per share, of Parent.

    Section 1.26 "Parent Shareholder" shall mean Dr. Manfred George Krukemeyer or a corporation wholly owned by Dr. Krukemeyer.

    Section 1.27 "Parent Shareholder Registration Rights Agreement" shall mean the Registration Rights Agreement to be entered into by Parent and the Parent Shareholder at or prior to the Closing substantially on the terms set forth in
Schedule 1.27 attached hereto.

    Section 1.28 "PBGC" shall mean the Pension Benefit Guaranty Corporation.

    Section 1.29 "Proxy Statement" shall mean the proxy statement/prospectus included as part of the Form S-4 and filed by the Company pursuant to Section 14(a) of the Exchange Act to be distributed to holders of shares of Company Stock in connection with the meeting of such holders to be held in connection with the transactions contemplated by this Agreement.

    Section 1.30 "Registration Rights Agreements" shall mean, collectively, the Parent Shareholder Registration Rights Agreement and the Company Investment Group Registration Rights Agreements.

    Section 1.31 "Restated Articles of Incorporation" shall mean the amended and restated articles of incorporation to be adopted by Parent at or prior to the Closing in the form attached as Exhibit D hereto.

    Section 1.32 "Rights Plan" shall mean a rights plan to be adopted and implemented by Parent as promptly as practicable following the Closing meeting the requirements of Section 3.3 hereof.

    Section 1.33 "SEC" shall mean the Securities and Exchange Commission.

    Section 1.34 "Securities Act" shall mean the Securities Act of 1933, as amended.

    Section 1.35 "Series C Preferred Stock" shall mean the Series C Preferred Stock, par value $.01 per share, of the Company.

    Section 1.36 "Series D Preferred Stock" shall mean the Series D Preferred Stock, par value $.01 per share, of the Company.

    Section 1.37 "Services Agreement" shall mean the Services Agreement to be entered into between Parent and Dr. Krukemeyer at or prior to the Closing, substantially on the terms set forth in Schedule 1.37 attached hereto.

    Section 1.38 "Shareholder Agreement" shall mean the Shareholder Agreement to be entered into between Parent and the Parent Shareholder at or prior to the Closing, in the form attached as Exhibit A hereto.

    Section 1.39 "Significant Subsidiary" shall have the meaning set forth in Rule 1-02 of Regulation S-X of the SEC.

    Section 1.40 "Subsidiary" shall have the meaning set forth in Rule 1-02 of Regulation S-X of the SEC.

    Section 1.41 "Takeover Proposal" with respect to a person means (i) any BONA FIDE offer or proposal with respect to a merger, reorganization, consolidation or other similar business combination or any transaction involving the purchase of all or any significant portion of the assets, or 30% or more of such person's equity securities (on a fully diluted basis), by tender offer or otherwise (collectively, an "Acquisition"), of such person or any of its Subsidiaries;
(ii) any direct or indirect Acquisition by such person involving either the issuance by such person or acquisition by such person of 30% or more of the outstanding equity securities (on a fully diluted basis) of it or another entity, or the acquisition of another entity or a business for consideration in an amount valued at 30% or more of such person's aggregate equity market capitalization (PROVIDED that this clause (ii) shall not apply to hospital acquisitions made by such person so long as such hospital acquisitions are not part of a series of transactions that would otherwise be a Takeover Proposal), or (iii) any issuance of equity securities of such person through which another person becomes the beneficial owner (other than through underwriting arrangements) of 30% or more of the outstanding equity securities (on a fully diluted basis), in each case other than the transactions contemplated by this Agreement.

    Section 1.42 "Third Party" shall mean any person or group that is deemed to be a "person" within the meaning of Section 13(d) of the Exchange Act, PROVIDED, that with respect to any person, "Third Party" shall not include such person's Affiliates not defined.

    Section 1.43 "Voting Agreement" shall mean the Voting Agreement among the Parent Shareholder, Mr. Charles R. Miller and Mr. James G. VanDevender to be entered into at or prior to the Closing substantially on the terms set forth in
Schedule 1.43 attached hereto.

                              OTHER DEFINED TERMS

TERM                                                                                           SECTION
- --------------------------------------------------------------------------------------------  ----------
Acquisition.................................................................................  1.41
Agreement...................................................................................  Recitals
AMEX........................................................................................  7.14
Certificate.................................................................................  2.8(b)
Certificate of Merger.......................................................................  2.2
Closing.....................................................................................  2.9
Company.....................................................................................  Recitals
Company Common Equivalents..................................................................  7.8(b)
Company Disclosure Letter...................................................................  4.2(a)
Company ERISA Plans.........................................................................  4.9(a)
Company Expenses............................................................................  9.6(b)
Company Hospitals...........................................................................  4.17
Company Issuable Securities.................................................................  4.2(a)
Company Option Plans........................................................................  4.2(a)
Company Options and Rights..................................................................  7.8(b)
Company Plans...............................................................................  4.9(a)
Company Requisite Vote......................................................................  4.15
Company SEC Reports.........................................................................  4.5
Company Warrants............................................................................  4.2(a)
Code........................................................................................  Recitals
Costs.......................................................................................  7.13(a)
DGCL........................................................................................  Recitals
Dissenting Shares...........................................................................  2.7
Effective Time..............................................................................  2.2
Exchange Agent..............................................................................  2.8(a)
Exchange Ratio..............................................................................  2.6(b)
Expenses....................................................................................  9.6(c)
Government Antitrust Entity.................................................................  7.7(b)
Indemnified Parties.........................................................................  7.13(a)
Insurance Agreement.........................................................................  7.15
Joint Commission on Accreditation...........................................................  4.17
maximum amount..............................................................................  9.6(d)
Merger......................................................................................  Recitals
Merger Sub..................................................................................  Recitals
New Parent Board............................................................................  3.2(a)
NYSE........................................................................................  7.14
Parent......................................................................................  Recitals
Parent Common Equivalents...................................................................  7.8(b)

TERM                                                                                           SECTION
- --------------------------------------------------------------------------------------------  ----------
Parent Disclosure Letter....................................................................  5.2(b)
Parent ERISA Plans..........................................................................  5.9(a)
Parent Expenses.............................................................................  9.6(c)
Parent Hospitals............................................................................  5.15
Parent Options and Rights...................................................................  7.8(c)
Parent Plans................................................................................  5.9(a)
Parent PSAR Plan............................................................................  7.9(b)
Parent Requisite Vote.......................................................................  5.13
Parent SEC Reports..........................................................................  5.5
Parent Stock Split..........................................................................  2.6(a)
payee.......................................................................................  9.6(d)
payor.......................................................................................  9.6(d)
Plans.......................................................................................  4.9(a)
PPSUs.......................................................................................  7.9(b)
PSARs.......................................................................................  7.9(b)
Representative..............................................................................  7.1(a)
Series D Stockholder Agreement..............................................................  4.2(b)
SPD.........................................................................................  4.9(b)
Split Ratio.................................................................................  2.6(a)
Surviving Subsidiary........................................................................  2.1
Taxes.......................................................................................  4.11(c)
Tax Returns.................................................................................  4.11(c)
Termination Date............................................................................  9.1(b)
Termination Fee.............................................................................  9.6(b)

                                   ARTICLE II
                                   THE MERGER

    Section 2.1  THE MERGER.

    Upon the terms and subject to the satisfaction or waiver of the conditions set forth in Article VIII and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Subsidiary") and shall become a wholly owned subsidiary of Parent. From and after the Effective Time, the identity and separate existence of Merger Sub shall cease, and the Company shall succeed, without other transfer, to all the rights, properties, debts and liabilities of Merger Sub.

    Section 2.2 EFFECTIVE TIME. At the time of the Closing, upon the terms and subject to the satisfaction or waiver of the conditions set forth in Article VIII, the parties shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (such time and date are referred to herein as the "Effective Time").

    Section 2.3  EFFECTS OF THE MERGER.   The Merger shall have the effects  set
forth in the DGCL.

    Section 2.4 CERTIFICATE OF INCORPORATION AND BYLAWS. The Certificate of Incorporation of the Surviving Subsidiary shall be the Restated Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time, except that Article IV thereof shall be amended to read in its entirety as set forth in Schedule 2.4 hereto. The bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Subsidiary, except that the name of the corporation specified therein shall be "Champion Healthcare Corporation."

    Section 2.5 COMPANY DIRECTORS AND OFFICERS. The directors and officers of Merger Sub at the Effective Time shall be the directors and officers, respectively, of the Surviving Subsidiary until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

    Section 2.6  PARENT STOCK SPLIT; CONVERSION OF COMPANY STOCK IN MERGER.

    (a) Prior to the Effective Time Parent shall take all action necessary so that each issued and outstanding share of Parent Common Stock shall be split into and, without any action on the part of the holder thereof, shall become and thereafter represent 66,159.426 shares (the "Split Ratio") of Parent Common Stock (the "Parent Stock Split").

    (b) At the Effective Time, following the adjustments to the Parent Common Stock contemplated by Section 2.6(a), by virtue of the Merger and without any action on the part of any holder of any capital stock of the Company, Parent or Merger Sub (i) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any such shares owned by Parent or any of its Subsidiaries, held in the Company's treasury or owned by any Subsidiary of the Company) shall automatically be converted into one share of Parent Common Stock (the "Exchange Ratio"); (ii) each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any such shares owned by Parent or any of its Subsidiaries, held in the Company's treasury or owned by any Subsidiary of the Company, and other than Dissenting Shares) shall automatically be converted into two shares of Parent Common Stock; (iii) each share of Company Stock issued and outstanding immediately prior to the Effective Time and owned by Parent or any of its Subsidiaries, held in the Company's treasury or owned by any Subsidiary of the Company shall be cancelled and cease to exist at and after the Effective Time by virtue of the Merger and without any action on the part of the holder thereof and no consideration shall be payable with respect thereto; and (iv) each share of common stock, par value $.01 per share, of Merger Sub shall be converted into and become one share of common stock, par value $.01 per share, of the Surviving Subsidiary.

    Section 2.7 DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, shares of Company Preferred Stock which are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who has not voted such shares of Company Preferred Stock in favor of the Merger and who is entitled by the DGCL to appraisal rights, and who shall have properly demanded in writing appraisal for such shares of Company Preferred Stock in accordance with Section 262 of the DGCL (collectively, the "Dissenting Shares"), shall not be converted into or represent the right to receive shares of Parent Common Stock as set forth in Section 2.6, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his rights to appraisal and payment under the DGCL. If any such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such holder's shares of Company Preferred Stock shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, shares of Parent Common Stock as set forth in Section 2.6(b). Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands. Any payments relating to Dissenting Shares shall be made solely by the Surviving Subsidiary and no funds or other property have been or will be provided by the Company or any of its other direct or indirect Subsidiaries for such payment.

    Section 2.8  EXCHANGE OF SHARES.

    (a) As of the Effective Time, Parent shall deposit with a bank or trust company designated by Parent and the Company (the "Exchange Agent"), for the benefit of holders of shares of Company Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing shares of Parent Common Stock issuable pursuant to Section 2.6(b) in exchange for outstanding shares of Company Stock.

    (b) As soon as reasonably practicable after the Effective Time, the Surviving Subsidiary shall cause the Exchange Agent to mail to each person who was, immediately prior to the Effective Time, a holder of record of shares of Company Stock whose shares of Company Stock were converted into shares of Parent Common Stock, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to a certificate which, immediately prior to the Effective Time, represented any shares of the Company Stock (a "Certificate") shall pass, only upon proper delivery of the Certificate to the Exchange Agent and shall be in such form and have such other provisions consistent with the terms of this Agreement as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificate in exchange for certificates representing shares of Parent Common Stock. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and any other documents as may be required pursuant to such instructions, including in the case of the persons specified in Section 7.6 the agreements required to be delivered by such persons thereunder, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of shares of Parent Common Stock that such holder has the right to receive under Section 2.6(b), together with a check in the amount (after giving effect to any required tax withholdings) of any cash dividends or other dividends or distributions that such holder has the right to receive as provided in the last sentence of Section 2.8(c), and the Certificate so surrendered shall be cancelled. In the event of a transfer of ownership of shares of Company Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock, and any related payment with respect to dividends or distributions contemplated by the immediately preceding sentence, may be issued to a transferee if the Certificate representing such shares of Company Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered in accordance with the provisions of this Section 2.8, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock and any related payment with respect to dividends or distributions as contemplated above.

    (c) Subject to the effect of applicable laws, all shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time for purposes of determining holders of record of shares of Parent Common Stock entitled to receive any dividend or other distribution declared by Parent with a record date after the Effective Time. No dividends or other distributions declared with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with this Article II. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such shares of Parent Common Stock.

    (d) All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Stock in accordance with the terms hereof (including any dividends paid pursuant to Section 2.8(c)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Stock, subject, however, to the Surviving Subsidiary's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Company Stock in accordance with the terms of this Agreement or prior to the date hereof and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving

Subsidiary of shares of Company Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Subsidiary for any reason, they shall be cancelled and exchanged as provided in this Article II.

    (e) TERMINATION OF EXCHANGE FUND. Any certificates representing shares of Parent Common Stock that Parent has deposited with the Exchange Agent pursuant to Section 2.8(a) that remains unclaimed by the stockholders of the Company for 180 days after the Effective Time shall be delivered to Parent. Any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their shares of Parent Common Stock and any dividends and distributions in respect of the Parent Common Stock payable as provided in the last sentence of Section 2.8(c) upon due surrender of their Certificates (or affidavits of loss in lieu thereof), in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Subsidiary, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

    (f) LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if and as required by Parent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and any unpaid dividends or other distributions in respect of Parent Common Stock pursuant to the last sentence of Section 2.8(c).

    (g) AFFILIATES. Notwithstanding anything herein to the contrary, Certificates surrendered for exchange by any "affiliate" (as determined pursuant to Section 7.6) of the Company shall not be exchanged until Parent has received the written agreement from such person as provided in Section 7.6.

    Section 2.9 TIME AND PLACE OF CLOSING. The closing (the "Closing") of the transactions in connection with the Merger shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom, 300 South Grand Avenue, Suite 3400, Los Angeles, California, at 10:00 a.m. (local time) on or before the fifth business day following the date on which all of the conditions to each party's obligations hereunder have been satisfied or waived or at such other place or time as Parent and the Company may agree.

    Section 2.10  DELIVERIES AT THE CLOSING.  At the Closing:

        (a) There shall be delivered to Parent and the Company the certificates, opinions and other documents and instruments required to be delivered hereunder; and

        (b) Parent, the Company and Merger Sub shall cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL.

                                  ARTICLE III
              CORPORATE GOVERNANCE MATTERS RELATING TO PARENT AND
                   THE COMPANY AT OR AFTER THE EFFECTIVE TIME

    Section 3.1 CHARTER DOCUMENTS. Parent shall adopt and take any and all action necessary to make effective, immediately prior to the Effective Time, the Restated Certificate of Incorporation and the Parent Bylaws, which shall remain effective through the Effective Time and thereafter may be amended only in accordance with their terms and applicable law.

    Section 3.2  DIRECTORS AND OFFICERS OF PARENT FOLLOWING THE EFFECTIVE TIME.

    (a)  GOVERNANCE.

        (i) Parent shall take any and all actions necessary (including without limitation obtaining the resignation of any directors, as necessary) to cause the directors comprising the full board of directors of Parent (the "New Parent Board") at the Effective Time to be comprised of nine directors, in order to enable (w) Mr. Charles R. Miller and Mr. James G. VanDevender to be appointed as directors in Class III and Class II, respectively; (x) the Independent Directors to be appointed as Directors, in the classes set forth on Schedule 1.20 hereto; and (y) Dr. Krukemeyer and Mr. R.J. Messenger to be appointed as directors in Class III, and one person chosen by the Parent Shareholder to be appointed as a director in each of Class II and Class I, in each case such appointments to be in accordance with the Restated Articles of Incorporation effective immediately prior to the Effective Time and to remain effective through and from the Effective Time in accordance with Parent's charter documents and applicable law. Thereafter, all nominations and elections shall be governed in accordance with the Shareholder Agreement, the Restated Articles of Incorporation, the Parent Bylaws and applicable law, each as amended from time to time.

        (ii) Parent shall take any and all actions necessary such that at the Effective Time the Officers shall become the officers of Parent.

    (b) TENURE. The officers and directors of Parent shall hold their positions until their resignation or removal or the election or appointment of their successors in the manner provided by each corporation's respective charter documents and applicable law.

    Section 3.3 RIGHTS PLAN. The parties shall, prior to the Effective Time, present to the New Parent Board the Rights Plan and, as approved by the New Parent Board subject to fiduciary duties and applicable law, adopt and effect the Rights Plan. The Rights Plan shall have customary terms and conditions and such other provisions as may reasonably be agreed to by Parent and the Company, provided that the Rights Plan shall exempt (a) the Parent Shareholder's beneficial ownership of Parent Common Stock at the Effective Time, (b) any acquisition of Parent Common Stock by the Parent Shareholder in accordance with the Shareholder Agreement and (c) any acquisition of Parent Common Stock by another Third Party in accordance with the Shareholder Agreement.

    Section 3.4 PARENT SHAREHOLDER ARRANGEMENTS. (a) The Company acknowledges that prior to the Effective Time and not as part of the Merger, Parent shall declare a cash dividend, payable to the Parent Shareholder after the Effective Time, in an aggregate amount not to exceed $21,113,387, plus, in the event that the dividend is paid after July 30, 1996, an additional amount equal to $3,574.26 for each day from and including July 31, 1996 to the date such dividend is paid.

    (b) Prior to the Effective Time, Parent shall enter into the Services Agreement substantially on the terms set forth in Schedule 1.37 attached hereto.

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    Company represents and warrants to Parent as follows:

    Section 4.1 ORGANIZATION AND QUALIFICATION. Each of the Company and its Significant Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and in good standing in each jurisdiction in which the properties owned, leased or operated by it, or where the nature of the business conducted by it make such qualification necessary, except where the failure to so qualify or be in good standing would not have a Material Adverse Effect on the Company.

True and complete copies of the certificate of incorporation and bylaws of the Company as in effect on the date hereof, including all amendments thereto, have heretofore been made available or delivered to Parent.

    Section 4.2  CAPITALIZATION.

    (a) The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock, 500,000 shares of Series C Preferred Stock and 2,200,000 shares of Series D Preferred Stock. As of the close of business on May 24, 1996, there were (i) 14,463,997 shares of Company Common Stock issued and outstanding, all of which are validly issued, fully paid and nonassessable and are not subject to and were not issued in violation of any preemptive rights,
(ii) 448,811 shares of Series C Preferred Stock issued and outstanding, all of which are validly issued, fully paid and nonassessable and are not subject to and were not issued in violation of any preemptive rights, and which, as of the date hereof and at or immediately prior to the Effective Time, in accordance with their terms, are convertible into Company Common Stock at the rate of two shares of Company Common Stock for every one share of Series C Preferred Stock,
(iii) 2,156,903 shares of Series D Preferred Stock issued and outstanding, all of which are validly issued, fully paid and nonassessable and are not subject to and were not issued in violation of any preemptive rights, and which, as of the date hereof and at or immediately prior to the Effective Time, in accordance with their terms, are convertible into Company Common Stock at the rate of two shares of Company Common Stock for every one share of Series D Preferred Stock,
(iv) options to purchase an aggregate of 1,297,204 shares of Company Common Stock are issued and outstanding under the Company Option Plans, (v) 81,250 shares of Company Common Stock reserved for issuance in connection with the Brookside Non-Negotiable Exchangeable Promissory Notes, (vi) 50,067 shares of Company Common Stock reserved for issuance in connection with the Select Acquisition Convertible Notes, (vii) 15,000 shares of Company Common Stock reserved for issuance under an Employment Agreement with Robert L. Hancock,
(viii) 80,000 shares of the Company Common Stock reserved for issuance under a subscription agreement with Mr. VanDevender (such shares issued under the agreements referenced in (v), (vi), (vii) and (viii), the "Company Issuable Securities") and (ix) 422,286 shares of Company Common Stock reserved for issuance pursuant to outstanding warrants to purchase shares of Company Common Stock identified in Section 4.2(a) of the letter, dated the date hereof, delivered by the Company to Parent in connection with this Agreement (the "Company Disclosure Letter") (collectively, the "Company Warrants"). "Company Option Plans" shall mean the AmeriHealth Amended and Restated 1988 Non-Qualified Stock Option Plan, as modified May 27, 1993, the Company's Employee Stock Option Plan, dated December 31, 1991, the Company's Employee Stock Option Plan No. 2, dated May 27, 1992, the Company's Employee Stock Option Plan No. 3, dated September 1992, the Company's Senior Executive Stock Option Plan No. 4, dated January 5, 1994, the Company's Directors' Stock Option Plan, dated December 8, 1992, options granted to certain directors, officers and key employees of AmeriHealth, Inc. in December 1994, the Company's Selected Executive Stock Option Plan No. 5, approved May 25, 1995, the Company's Founders Stock Option Plan, dated December 1990, and the Company's Physicians Stock Option Plan, dated May 27, 1993. No Subsidiary of the Company holds any shares of Company Stock. Other than as described in Section 4.2 of the Company Disclosure Letter, there has been no change in the information set forth in the second sentence of this
Section 4.2(a) between the close of business on April 8, 1996 and the date hereof.

    (b) Except as set forth in Section 4.2(a) or pursuant to the Agreement in Contemplation of Merger or the Series D Stockholders Agreement, dated December 31, 1993, by and between the Company and the holders of the Series C Preferred Stock, the holders of the Series D Preferred Stock and certain other parties named therein (the "Series D Stockholder Agreement"), there are not now, and at the Effective Time there will not be, any outstanding shares of Company capital stock or any options, warrants, calls, rights, subscriptions, convertible securities or other rights or agreements, arrangements or commitments of any kind obligating the Company or any of its Subsidiaries to issue, transfer or sell any securities of the Company. All shares of Company Common Stock subject to issuance as set forth in Section 4.2(a), upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual or other obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any shares of Company Stock. Except for the Agreement in Contemplation of Merger and the Series D Stockholder Agreement, there is not now, and at the Effective Time there will not be, any stockholder agreement, voting trust or other agreement or understanding to which the Company or any of its Subsidiaries is a party or bound relating to the voting of any shares of the capital stock of the Company or any of its Subsidiaries.

    Section 4.3 AUTHORITY. The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to approval of this Agreement by the Company Requisite Vote, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation by the Company of the transactions contemplated hereby, have been duly authorized by the Company's board of directors and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby, except for the approval of this Agreement by the Company Requisite Vote. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Merger Sub and Parent, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and (ii) by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

    Section 4.4 CONSENTS AND APPROVALS; NO VIOLATION. None of the execution and delivery by the Company of this Agreement, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will (i) conflict with or result in a breach of any provision of the respective charters or bylaws (or similar governing documents) of the Company or any of its Subsidiaries, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (A) pursuant to the Exchange Act, the Securities Act and the HSR Act and (B) for filing the Certificate of Merger with respect to the Merger pursuant to the DGCL, (iii) except as disclosed in Section 4.4 of the Company Disclosure Letter, result in a default (or an event which with notice or lapse of time or both would become a default) or give to any third party any right of termination, cancellation, amendment or acceleration under, or result in the creation of a lien or encumbrance on any of the assets of the Company or any of its Subsidiaries pursuant to, any note, license, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets may be bound or affected, or (iv) violate or conflict with any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than
(A) such defaults, rights of termination, cancellation, amendment or acceleration, liens and encumbrances, violations and conflicts as set forth pursuant to (iii) and (iv) above, and (B) such consents, approvals, authorizations, permits or filings as set forth pursuant to (ii) above that are not obtained, which, in the aggregate, would not have a Material Adverse Effect on the Company, or would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement. Holders of not less than 100% in aggregate principal amount of each of the Company's Series D 11% Senior Subordinated Notes and 100% of the Series E 11% Senior Subordinated Notes have entered into the Agreement in Contemplation of Merger and such agreement is in full force and effect.

    Section 4.5 SEC REPORTS AND FINANCIAL STATEMENTS. Each form, report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC since December 31, 1994 (as such documents have since the time of their filing been amended, the "Company SEC Reports"), which include all the documents (other than preliminary material) that the Company was required to file with the SEC since such date, as of their respective dates, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports. None of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except for such statements, if any, as have been modified by subsequent filings prior to the date hereof. The financial statements of the Company included in the Company SEC Reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q under the Securities Act) and fairly present (subject, in the case of the unaudited quarterly financial statements, to the absence of notes, and to normal, recurring audit adjustments) the consolidated financial position of the Company and its Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows (or changes in financial position prior to the adoption of FASB 95) for the periods then ended. Since December 31, 1995, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations, whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise and whether due or to become due, except (i) as disclosed in the Company SEC Reports filed after December 31, 1995 and prior to the date hereof, (ii) as incurred in connection with the transactions contemplated, or as provided, by this Agreement, (iii) as incurred after December 31, 1995 in the ordinary course of business and consistent with past practices and not in violation of Section 6.1, or (iv) except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

    Section 4.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1995, except as disclosed in the Company SEC Reports filed since December 31, 1995 and prior to the date hereof, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course, consistent with past practice, and there has not occurred or arisen any event or events which, individually or in the aggregate, have had or are reasonably likely to have, a Material Adverse Effect on the Company or which is reasonably likely to prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement.

    Section 4.7 LITIGATION. Except as disclosed in (i) Section 4.7 of the Company Disclosure Letter or (ii) the Annual Report on Form 10-K for the fiscal year ended December 31, 1995 filed by the Company, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or Affiliates (and the Company is not aware of any basis for any such suit, action or proceeding) that, individually or in the aggregate, is reasonably likely to (i) have a Material Adverse Effect on the Company or (ii) prevent or delay in any material respect the Company from performing its obligations under, or consummating the transactions contemplated by, this Agreement. There is not any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries which has had or is reasonably likely to have any Material Adverse Effect on the Company.

    Section 4.8 INFORMATION SUPPLIED. The information supplied or to be supplied by the Company or its Subsidiaries for inclusion or incorporation by reference in the Form S-4 will not, either at the time the Form S-4 is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The information supplied or to be supplied by the Company or its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement, including any amendments and supplements thereto, will not, either at the date mailed to stockholders or at the time of the meeting of stockholders of the Company to be held in connection with the transactions contemplated by this Agreement and the Merger Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement and the Form S-4 will each comply as to form in all material respects with all applicable laws, including the provisions of the Securities Act and the

Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to information supplied by Parent for inclusion or incorporation by reference therein.

    Section 4.9  EMPLOYEE BENEFIT PLANS; ERISA.

    (a) Section 4.9(a) of the Company Disclosure Letter contains a true and complete list of each employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement ("Plans"), sponsored, maintained or contributed to or required to be contributed to by the Company or any ERISA Affiliate for the benefit of any employee or former employee of the Company or any of its Subsidiaries (the "Company Plans"). Section 4.9(a) of the Company Disclosure Letter identifies each of the Company Plans that is an "employee welfare benefit plan," or "employee pension benefit plan" as such terms are defined in sections 3(1) and 3(2) of ERISA (such plans being hereinafter referred to collectively as the "Company ERISA Plans"). Neither the Company nor any of its ERISA Affiliates has any formal plan or commitment to create any additional Company Plan or modify or change any existing Company Plan that would affect any employee or terminated employee of the Company or any such ERISA Affiliate.

    (b) With respect to each of the Company Plans, the Company has heretofore delivered or made available to Parent true and complete copies of each of the following documents:

        (i) a copy of the Company Plan (including all amendments thereto);

        (ii) a copy of the annual report, if required under ERISA, with respect to each such Company Plan for the last three years;

       (iii) a copy of the actuarial report, if required under ERISA, with respect to each such Company Plan for the last three years;

       (iv) a copy of the most recent summary plan description ("SPD"), together with all summaries of material modification issued with respect to such SPD, required under ERISA with respect to such Company Plan;

        (v) if the Company Plan is funded through a trust or any other funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof;

       (vi) all contracts relating to the Company Plans with respect to which the Company or any of its ERISA Affiliates may have any liability, including, without limitation, insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements; and

       (vii) the most recent determination letter received from the Internal Revenue Service with respect to each Company Plan that is intended to be qualified under section 401 of the Code.

    (c) No Company ERISA Plan is subject to Title IV of ERISA. No liability under Title IV of ERISA has been incurred by the Company or any of its ERISA Affiliates since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any such ERISA Affiliate of incurring a liability under such Title, other than liability for premiums due the PBGC, which payments have been or will be made when due. To the extent this representation applies to sections 4064, 4069 or 4204 of Title IV of ERISA, it is made not only with respect to the Company ERISA Plans but also with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which the Company or any of its ERISA Affiliates made, or was required to make, contributions during the five-year period ending on the last day of the Company's most recent fiscal year.

    (d) None of the Company, any of its ERISA Affiliates, any of the Company ERISA Plans, any trust created thereunder nor any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which the Company or any of its ERISA Affiliates may be subject to either a civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a tax imposed pursuant to section 4975, 4976 or 4980B of the Code.

    (e) Full payment has been made, or will be made in accordance with section 404(a)(6) of the Code, of all amounts which the Company or any of its ERISA Affiliates is required to pay under the terms of each of the Company ERISA Plans, and all such amounts properly accrued through the Effective Time with respect to the current plan year thereof will be paid by the Company on or prior to the Effective Time or will be properly recorded in accordance with GAAP. No Company ERISA Plan is subject to section 412 of the Code.

    (f) Each of the Company Plans has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code.

    (g) Each of the Company ERISA Plans that is intended to be "qualified" within the meaning of section 401(i) of the Code is so qualified.

    (h)  Each  of  the Company  ERISA  Plans  that is  intended  to  satisfy the
requirements  of  section  501(c)(9)   of  the  Code   has  so  satisfied   such
requirements.

    (i) Except as set forth in Section 4.9(a) of the Company Disclosure Letter, no amounts payable or benefits accrued under the Company Plans or any other agreement or arrangement to which the Company or any of its ERISA Affiliates is a party will, as a result of the transactions contemplated hereby (A) become payable, vested or exercisable on an accelerated basis or (B) fail to be deductible for federal income tax purposes by virtue of section 280G of the Code.

    (j) No "leased employee," as that term is defined in section 414(n) of the Code, performs services for the Company or any of its ERISA Affiliates.

    (k) Except as set forth in Section 4.9(k) of the Company Disclosure Letter, no Company Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees after retirement or other termination of service (other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of the Company or its ERISA Affiliates, or (iv) benefits, the full cost of which is borne by the current or former employee (or his beneficiary)).

    (l) With respect to each Company Plan that is funded wholly or partially through an insurance policy, there will be no material liability of the Company or any of its ERISA Affiliates, as of the Effective Time, under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Effective Time.

    Section 4.10 TAX MATTERS. As of the date hereof, neither the Company nor any of its Affiliates has taken or agreed to take any action, nor does the Company have any knowledge of any fact or circumstance, that would prevent the Merger and the other transactions contemplated by this Agreement from qualifying as a "reorganization" within the meaning of section 368(a) of the Code.

    Section 4.11  TAXES.

    (a) The Company and each of its Subsidiaries have timely filed (or have had timely filed on their behalf) or will file or cause to be timely filed, all material Tax Returns required by applicable law to be filed by any of them on or before the date of the Effective Time of the Merger, taking into account any extension of the time within which to file such returns. All such Tax Returns are, or will be at the time of filing, true, complete and correct in all material respects.

    (b) The Company and each of its Subsidiaries have paid (or have had paid on their behalf), or where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse), or will establish or cause to be established on or before the date of the Effective Time of the Merger, an adequate accrual for the payment of, all material Taxes due with respect to any period ending on or before the date of the Effective Time of the Merger.

    (c) For purposes of this Agreement, the following terms shall have the following meanings:

        (i) "Taxes" shall mean all Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.

        (ii) "Tax Returns" shall mean all Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended tax return relating to Taxes.

    Section 4.12 AFFILIATE AGREEMENTS. Except for the Agreement in Contemplation of Merger, the Series D Stockholder Agreement or as set forth in
Section 4.12 of the Company Disclosure Letter, as of the date of this Agreement neither the Company nor any of its Subsidiaries is a party to any oral or written agreement with any of its Affiliates, other than with any of its Subsidiaries.

    Section 4.13 OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of DLJ to the effect that, as of the date of such opinion, the Exchange Ratio is fair to the holders of Company Common Stock from a financial point of view.

    Section 4.14 BROKERS AND FINDERS. Other than DLJ, whose fees will be paid by the Company, none of the Company or any of its Subsidiaries, nor any of their respective directors, officers or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or similar payments in connection with the transactions contemplated by this Agreement.

    Section 4.15 VOTE REQUIRED. The only votes of the holders of any class or series of Company capital stock necessary to approve the Merger (the "Company Requisite Vote") are (i) the affirmative vote of the holders of a majority of the total voting power represented by the outstanding shares of the Company Common Stock, the Series C Preferred Stock and the Series D Preferred Stock, voting as a single class, and (ii) the affirmative vote of the holders of at least 90% of the outstanding shares of each of the Series C Preferred Stock and the Series D Preferred Stock, voting as separate classes.

    Section 4.16 MEDICARE AND MEDICAID. The Company and its Subsidiaries have complied with all Medicare and Medicaid laws, rules and regulations and have timely filed all returns, cost reports and other filings in the manner prescribed, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. All returns, cost reports and other filings made by the Company and its Subsidiaries to Medicare, Medicaid or any other governmental health or welfare related entity or third party payor are true and complete, except where the failure to be so true and complete would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and true and correct copies of all such cost reports for the three most recent fiscal years of the Company have been furnished to Parent. No deficiency in any such returns, cost reports and other filings, including deficiencies for late filings, has been asserted or to the best of the Company's knowledge, after reasonable investigation, threatened by any Governmental Entity or other provider reimbursement entities relating to Medicare or Medicaid or third party payor claims, and to the best of the Company's knowledge, after reasonable investigation, there is no basis for any successful claims or requests for reimbursement from any such Governmental Entity, other entity or third party payor except for any deficiencies or bases which are not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Since December 31, 1992, neither the Company nor any of its Subsidiaries has been subject to any audit or investigation relating to fraudulent Medicare or Medicaid procedure or practices, except audits or investigations which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

    Section 4.17 MEDICARE PARTICIPATION/ACCREDITATION. All of the hospitals and other healthcare providers owned, operated or managed by the Company or any of its Subsidiaries are certified for participation or enrollment in the Medicare and Medicaid programs, have a current and valid provider contract with the Medicare and Medicaid programs, are in substantial compliance with the conditions of participation of such programs and have received all approvals or qualifications necessary for capital reimbursement of the Company and its Subsidiaries' assets. No validation review or program integrity review related to any of the hospitals owned or operated by the Company or any of its
Subsidiaries (the "Company Hospitals"), the operation thereof, or the consummation of the transactions contemplated hereby has been conducted by any commission, board or agency in connection with the Medicare or Medicaid programs, and to the knowledge of the Company, no such reviews are scheduled, pending or threatened against or affecting any Company Hospital or the consummation of the transaction contemplated hereby. All of the Company Hospitals are in compliance in all material respects with all rules, regulations and requirements of all Governmental Entities having jurisdiction over any of the Company Hospitals. All of the Company Hospitals are accredited by the Joint Commission on Accreditation of Health Care Organizations (the "Joint Commission on Accreditation") and the Company has delivered to Parent true and complete copies of each of such hospital's most recent Joint Commission on Accreditation survey report and deficiency list, if any, and the most recent Statement of Deficiencies and Plan of Correction. All deficiencies noted thereon have been cured in all material respects. Neither the Company nor any of its Subsidiaries has received notice from the regulatory authorities which enforce the statutory or regulatory provisions in respect of either the Medicare or Medicaid program of any pending or threatened investigations or surveys, and the Company has no reason to believe that there are pending, threatened or imminent any such investigations or surveys which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

    Section 4.18 MEDICAL STAFF MATTERS. There are no pending, or to the Company's knowledge, threatened disputes with medical staff applicants, medical staff members or health professional affiliates which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company, and all appeal periods in respect of any medical staff member or applicant against whom an adverse action has been taken have expired.

    Section 4.19 TAKEOVER STATUTES. No "fair price," "moratorium," "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States applicable to the Company (including, without limitation, Section 203 of the DGCL) is applicable to the Merger or the other transactions contemplated hereby. The Board of Directors of the Company has taken all appropriate action to exempt the transactions contemplated in this Agreement from Section 203 of the DGCL.

    Section 4.20 COMPLIANCE WITH LAWS. Neither the Company nor any of its Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business or operations, except for violations and failures to comply that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

                                   ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF PARENT

    Parent represents and warrants to the Company as follows:

    Section 5.1  ORGANIZATION AND QUALIFICATION.

    (a) Each of Parent and its Significant Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and in good standing in each jurisdiction in which the properties owned, leased or operated by it, or where the nature of the business conducted by it make such qualification necessary, except where the failure to so qualify or be in good standing would not have a Material Adverse Effect on Parent. True and complete copies of the articles of incorporation and bylaws of Parent as in effect on the date hereof, including all amendments thereto, have heretofore been made available or delivered to the Company.

    (b) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Merger Sub has been formed solely for the purpose of engaging in the Merger and has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

    Section 5.2  CAPITALIZATION.

    (a) The authorized capital stock of Parent consists of 1,000 shares of Parent Common Stock. As of the date hereof, there are 450 shares of Parent Common Stock issued and outstanding, all of which are validly issued, fully paid and nonassessable and are not subject to and were not issued in violation of any preemptive rights and all of which are beneficially owned by the Parent Shareholder. No Subsidiary of Parent holds any shares of Parent Common Stock.

    (b) Except as set forth in Section 5.2(b) of the letter, dated the date hereof, delivered by Parent to the Company in connection with this Agreement (the "Parent Disclosure Letter") or pursuant to this Agreement, the options to be issued pursuant to Section 7.9 hereof, the Shareholder Agreement, the Registration Rights Agreement and the rights contemplated by the Rights Plan, there are not now, and at the Effective Time there will not be, any outstanding shares of Parent capital stock or any options, warrants, calls, rights, subscriptions, convertible securities or other rights or agreements, arrangements or commitments of any kind obligating Parent or any of its Subsidiaries to issue, transfer or sell any securities of Parent. There are no outstanding contractual or other obligations of Parent or any of its Subsidiaries to purchase, redeem or otherwise acquire any shares of Parent Common Stock. Except as set forth in Section 5.2(b) of the Parent Disclosure Letter or pursuant to the Shareholder Agreement, the Registration Rights Agreement and the Voting Agreement, there is not now, and at the Effective Time there will not be, any stockholder agreement, voting trust or other agreement or understanding to which Parent or any of its Subsidiaries is a party or bound relating to the voting of any shares of the capital stock of Parent or any of its Subsidiaries.

    (c) The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, par value $.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent, and there are (i) no other shares of capital stock or other voting securities of merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub.

    Section 5.3 AUTHORITY. Parent has all requisite corporate power and authority to execute and deliver this Agreement and, subject to approval of this Agreement by the Parent Requisite Vote, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation by Parent of the transactions contemplated hereby, have been duly authorized by Parent's board of directors and no other corporate proceedings on the part of Parent are necessary to authorize the execution and delivery of this Agreement and the consummation by Parent of the transactions contemplated hereby and thereby, except for the approval of this Agreement by the Parent Requisite Vote. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub, and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and (ii) by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

    Section 5.4 CONSENTS AND APPROVALS; NO VIOLATION. None of the execution and delivery by Parent of this Agreement, the consummation by Parent of the transactions contemplated hereby or compliance by Parent with any of the provisions hereof will (i) conflict with or result in a breach of any provision of the respective charters or bylaws (or similar governing documents) of Parent or any of its Subsidiaries, (ii) except as disclosed in Section 5.4 of the Parent Disclosure Letter, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (A) pursuant to the Exchange Act, the Securities Act and the HSR Act and (B) for filing the Certificate of Merger with respect to the Merger pursuant to the DGCL, (iii) except as disclosed in Section 5.4 of the Parent Disclosure Letter, result in a default (or an event which with notice or lapse of time or both would become a default) or give to any third party any right of termination, cancellation, amendment or acceleration under, or result in the creation of a lien or encumbrance on any of the assets of Parent or any of its Subsidiaries pursuant to, any note, license, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets may be bound or affected, or
(iv) violate or conflict with any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than (A) such defaults, rights of termination, cancellation, amendment or acceleration, liens and encumbrances, violations and conflicts as set forth pursuant to (iii) and (iv) above, and (B) such consents, approvals, authorizations, permits or filings, as set forth pursuant to (ii) above that are not obtained, which, in the aggregate, would not have a Material Adverse Effect on Parent, or would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or the Shareholder Agreement.

    Section 5.5 SEC REPORTS AND FINANCIAL STATEMENTS. Each form, report, schedule, registration statement and definitive proxy statement filed by Parent with the SEC since September 30, 1994 (as such documents have since the time of their filing been amended, the "Parent SEC Reports"), which include all the documents (other than preliminary material) that Parent was required to file with the SEC since such date, as of their respective dates, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports. None of the Parent SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except for such statements, if any, as have been modified by subsequent filings prior to the date hereof. The financial statements of Parent included in the Parent SEC Reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q under the Securities Act) and fairly present (subject in the case of the unaudited quarterly financial statements, to the absence of notes, and to normal, recurring audit adjustments) the consolidated financial position of Parent and its Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows (or changes in financial position prior to the adoption of FASB 95) for the periods then ended. Since December 31, 1995, neither Parent nor any of its Subsidiaries has incurred any liabilities or obligations, whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise and whether due or to become due, except (i) as disclosed in the Parent SEC Reports filed since December 31, 1995 and prior to the date hereof, (ii) as incurred in connection with the transactions contemplated, or as provided, by this Agreement, (iii) as incurred after December 31, 1995 in the ordinary course of business and consistent with past practices and not in violation of Section 6.2, or (iv) as would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

    Section 5.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1995, except as disclosed in the Parent SEC reports filed prior to the date hereof, Parent and its Subsidiaries have conducted their respective businesses only in the ordinary course, consistent with past practice, and there has not occurred or arisen any event or events which, individually or in the aggregate, have had or are reasonably likely to have, a Material Adverse Effect on Parent or which is reasonably likely to prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement.

    Section 5.7 LITIGATION. Except as disclosed in the Parent SEC Reports filed prior to the date hereof or in Section 5.7 of the Parent Disclosure Letter, there is no suit, action or proceeding pending or, to the knowledge of Parent, threatened against or affecting Parent or any of Parent's Subsidiaries or Affiliates (and Parent is not aware of any basis for any of such suit, action or proceeding) that, individually or in the aggregate, is reasonably likely to
(i) have a Material Adverse Effect on Parent or (ii) prevent or delay in any material respect Parent from performing its obligations under, or consummating the transactions contemplated by, this Agreement. There is not any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its Subsidiaries which has had or is reasonably likely to have a Material Adverse Effect on Parent.

    Section 5.8 INFORMATION SUPPLIED. The information supplied or to be supplied by Parent or its Subsidiaries for inclusion or incorporation by reference in the Form S-4 will not, either at the time the Form S-4 is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The information supplied or to be supplied by Parent or its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement, including any amendments and supplements thereto, will not, either at the date mailed to shareholders of the Company or at the time of the meeting of shareholders of the Company to be held in connection with the transactions contemplated by this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement and the Form S-4 will each comply as to form in all material respects with all applicable laws, including the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by Parent with respect to information supplied by the Company for inclusion or incorporation by reference therein.

    Section 5.9  EMPLOYEE BENEFIT PLANS; ERISA.

    (a) Section 5.9(a) of the Parent Disclosure Letter contains a true and complete list of each Plan sponsored, maintained or contributed to or required to be contributed to by Parent or any of its ERISA Affiliates for the benefit of any employee or former employee of Parent or any of its Subsidiaries (the "Parent Plans"). Section 5.9(a) of the Parent Disclosure Letter identifies each of the Parent Plans that is an "employee welfare benefit plan," or "employee pension benefit plan" as such terms are defined in sections 3(1) and 3(2) of ERISA (such plans being hereinafter referred to collectively as the "Parent ERISA Plans"). Neither Parent nor any of its ERISA Affiliates has any formal plan or commitment to create any additional Parent Plan or modify or change any existing Parent Plan that would affect any employee or terminated employee of Parent or any such ERISA Affiliate of Parent.

    (b) With respect to each of the Parent Plans, Parent has heretofore delivered or made available to the Company true and complete copies of each of the following documents:

        (i) a copy of the Parent Plan (including all amendments thereto);

        (ii) a copy of the annual report, if required under ERISA, with respect to each such Parent Plan for the last three years;

       (iii) a copy of the actuarial report, if required under ERISA, with respect to each such Parent Plan for the last three years;

       (iv) a copy of the most recent SPD, together with all summaries of material modification issued with respect to such SPD, required under ERISA with respect to such Parent Plan;

        (v) if the Parent Plan is funded through a trust or any other funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof;

       (vi) all contracts relating to the Parent Plans with respect to which Parent or any of its ERISA Affiliates may have any liability, including, without limitation, insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements; and

       (vii) the most recent determination letter received from the Internal Revenue Service with respect to each Parent Plan that is intended to be qualified under section 401 of the Code.

    (c) No Parent ERISA Plan is subject to Title IV of ERISA. No liability under Title IV of ERISA has been incurred by Parent or any of its ERISA Affiliates since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to Parent or any of its ERISA Affiliates of incurring a liability under such Title, other than liability for premiums due the PBGC, which payments have been or will be made when due. To the extent this representation applies to sections 4064, 4069 or 4204 of Title IV of ERISA, it is made not only with respect to the Parent ERISA Plans but also with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which Parent or any of its ERISA Affiliates made, or was required to make, contributions during the five-year period ending on the last day of Parent's most recent fiscal year.

    (d) None of Parent, any of its ERISA Affiliates, any of the Parent ERISA Plans, any trust created thereunder nor any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which Parent or any of its ERISA Affiliates may be subject to either a civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a tax imposed pursuant to section 4975, 4976 or 4980B of the Code.

    (e) Full payment has been made, or will be made in accordance with section 404(a)(6) of the Code, of all amounts which Parent or any its ERISA Affiliates is required to pay under the terms of each of the Parent ERISA Plans, and all such amounts properly accrued through the Effective Time with respect to the current plan year thereof will be paid by Parent on or prior to the Effective Time or will be properly recorded in accordance with GAAP. No Parent ERISA Plan is subject to section 412 of the Code.

    (f) Each of the Parent Plans has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code.

    (g) Each of the Parent ERISA Plans that is intended to be "qualified" within the meaning of section 401(a) of the Code is so qualified.

    (h) Each  of  the  Parent  ERISA  Plans that  is  intended  to  satisfy  the
requirements   of  section  501(c)(9)   of  the  Code   has  so  satisfied  such
requirements.

    (i) Except as specifically contemplated by this Agreement or as set forth in
Section 5.9(i) of the Parent Disclosure Letter, no amounts payable or benefits accrued under the Parent Plans or any other agreement or arrangement to which Parent or any of its ERISA Affiliates is a party will, as a result of the transactions contemplated hereby (A) become payable, vested or exercisable on an accelerated basis or (B) fail to be deductible for federal income tax purposes by virtue of section 280G of the Code.

    (j) No "leased employee," as that term is defined in section 414(n) of the Code, performs services for Parent or any of its ERISA Affiliates.

    (k) No Parent Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees after retirement or other termination of service (other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of Parent or any of its ERISA Affiliates, or (iv) benefits, the full cost of which is borne by the current or former employee (or his beneficiary)).

    (l) With respect to each Parent Plan that is funded wholly or partially through an insurance policy, there will be no material liability of Parent or any of its ERISA Affiliates, as of the Effective Time, under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Effective Time.

    Section 5.10  TAXES.

    (a) Parent and each of its Subsidiaries have timely filed (or have had timely filed on their behalf) or will file or cause to be timely filed, all material Tax Returns required by applicable law to be filed by any of them on or before the date of the Effective Time of the Merger, taking into account any extension of the time within which to file such returns. All such Tax Returns are, or will be at the time of filing, true, complete and correct in all material respects.

    (b) Parent and each of its Subsidiaries have paid (or have had paid on their behalf), or where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse), or will establish or cause to be established on or before the date of the Effective Time of the Merger, an adequate accrual for the payment of, all material Taxes due with respect to any period ending on or before the date of the Effective Time of the Merger.

    Section 5.11 AFFILIATE AGREEMENTS. Except as set forth in Section 5.11 of the Parent Disclosure Letter, as of the date of this Agreement neither Parent nor any of its Subsidiaries is a party to any oral or written agreement with any of its Affiliates, other than with any of its Subsidiaries.

    Section 5.12 BROKERS AND FINDERS. Other than BA Partners, whose fees will be paid by Parent, none of Parent or any of its Subsidiaries, nor any of their respective directors, officers or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or similar payments in connection with the transactions contemplated by this Agreement.

    Section 5.13 VOTE REQUIRED. The affirmative vote of a majority of the outstanding shares of Parent is the only vote of a holder of capital stock of Parent required to approve this Agreement and the transactions contemplated hereby (the "Parent Requisite Vote").

    Section 5.14 MEDICARE AND MEDICAID. Parent and its Subsidiaries have complied with all Medicare and Medicaid laws, rules and regulations and have timely filed all returns, cost reports and other filings in the manner prescribed, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. All returns, cost reports and other filings made by Parent and its Subsidiaries to Medicare, Medicaid or any other governmental health or welfare related entity or third party payor are true and complete, except where the failure to be so true and complete would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, and true and correct copies of all such reports for the three most recent fiscal years of Parent have been furnished to the Company. No deficiency in any such returns, cost reports and other filings, including deficiencies for late filings, has been asserted or to the best of Parent's knowledge, after reasonable investigation, threatened by any Governmental Entity or other provider reimbursement entities relating to Medicare or Medicaid or third party payor claims, and to the best of Parent knowledge, after reasonable investigation, there is no basis for any successful claims or requests for reimbursement from any such Governmental Entity, other entity or third party payor except for any deficiencies or bases which are not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Since December 31, 1992, neither Parent nor any of its Subsidiaries has been subject to any audit or investigation relating to fraudulent Medicare or Medicaid procedure or practices, except audits or investigations which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

    Section 5.15 MEDICARE PARTICIPATION/ACCREDITATION. All of the hospitals and other healthcare providers owned, operated or managed by Parent or its Subsidiaries, except the psychiatric facilities set forth in Section 5.15 of the Parent Disclosure Letter, are certified for participation or enrollment in the Medicare and Medicaid programs, have a current and valid provider contract with the Medicare and Medicaid programs, are in substantial compliance with the conditions of participation of such programs and have received all approvals or qualifications necessary for capital reimbursement of Parent and its Subsidiaries' assets. No validation review or program integrity review related to any of the hospitals owned or operated by Parent or any of its Subsidiaries (the "Parent Hospitals"), the operation thereof, or the consummation of the transactions contemplated hereby has been conducted by any commission, board or agency in connection with the Medicare or Medicaid programs, and to the knowledge of Parent, no such reviews are scheduled, pending or threatened against or affecting any Parent Hospital or the consummation of the transaction contemplated hereby. All of the Parent Hospitals are in compliance in all material respects with all rules, regulations and requirements of all Governmental Entities having jurisdiction over any of the Parent Hospitals. Except as set forth in Section 5.15 of the Parent Disclosure Letter, all of the Parent Hospitals are accredited by the Joint Commission on Accreditation and Parent has delivered to Company true and complete copies of each of such hospital's most recent Joint Commission on Accreditation survey report and deficiency list, if any, and the most recent Statement of Deficiencies and Plan of Correction. All deficiencies noted thereon have been cured in all material respects. Neither Parent nor any of its Subsidiaries has received notice from the regulatory authorities which enforce the statutory or regulatory provisions in respect of either the Medicare or the Medicaid program of any pending or threatened investigations or surveys, and Parent has no reason to believe that there are pending, threatened or imminent any such investigations or surveys which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent.

    Section 5.16 MEDICAL STAFF MATTERS. There are no pending, or to Parent's knowledge, threatened disputes with medical staff applicants, medical staff members or health professional affiliates which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent, and all appeal periods in respect of any medical staff member or applicant against whom an adverse action has been taken have expired.

    Section 5.17 TAKEOVER STATUTES. No "fair price," "moratorium," "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States applicable to Parent (including without limitation pursuant to Chapter 12 of the California General Corporation
Law) is applicable to the Merger, the Shareholder Agreement or the other transactions contemplated hereby or thereby.

    Section 5.18 COMPLIANCE WITH LAWS. Neither Parent nor any of its Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business or operations, except for violations and failures to comply that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

                                   ARTICLE VI
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

    Section 6.1 CONDUCT OF BUSINESS OF THE COMPANY PENDING THE EFFECTIVE TIME. Except as expressly permitted or contemplated by this Agreement or as shall be consented to by Parent (which consent shall not be unreasonably withheld or delayed), until the Effective Time the Company shall, and shall cause each of its Subsidiaries to, conduct its operations in the ordinary and usual course of business consistent with past practice and use its reasonable best efforts (in the ordinary course of business consistent with past practice) to preserve intact their respective business organizations' goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with suppliers, distributors, customers and others having business relationships with them. Without limiting the generality of the foregoing, and except as otherwise permitted by this Agreement, prior to the Effective Time, without the consent of Parent (which consent shall not be unreasonably withheld), the Company will not, and will cause each of its Subsidiaries not to:

        (a) amend or propose to amend their respective charters or bylaws (other than as contemplated by this Agreement); or split, combine or reclassify their outstanding capital stock or declare, set aside or pay any dividend or distribution in respect of any capital stock (other than dividends paid by subsidiaries of the Company solely to the Company or another wholly-owned subsidiary of the Company) or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

        (b) (i) issue or authorize or propose the issuance of, sell, pledge or dispose of, or agree to issue or authorize or propose the issuance of, sell, pledge or dispose of, any additional shares of, or any options (except for up to 40,000 options under the Company's Directors' Stock Option Plan), warrants or rights of any kind to acquire any shares of their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, other than any such issuance pursuant to options, warrants, rights or convertible securities outstanding as of the date hereof in accordance with their terms as in effect on the date hereof;
    (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets in each case which are material, individually or in the aggregate, to Company and its Subsidiaries, taken as a whole; (iii) sell (including by sale-leaseback), lease, pledge, dispose of or encumber any assets or interests therein which are material, individually or in the aggregate, to Company and its Subsidiaries, taken as a whole, other than in the ordinary course of business and consistent with past practice; (iv) incur or become contingently liable with respect to any material indebtedness for borrowed money or guarantee any such indebtedness or issue any debt securities or otherwise incur any material obligation or liability (absolute or contingent) other than short-term indebtedness in the ordinary course of business and consistent with past practice; (v) redeem, purchase, acquire or offer to purchase or acquire any (x) shares of its capital stock or any options, warrants or rights of any kind to acquire any shares of their capital stock or any debt or equity securities convertible into or exchangeable for such capital stock or (y) long-term debt, other than as required by the governing instruments relating thereto or as required by the terms of the Company Plans, the Company Options or the Company Warrants as in effect on the date hereof; or (vi) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

        (c)  enter  into  or  amend  any  employment,  severance,  special   pay
    arrangement with respect to termination of employment or other arrangements or agreements with any directors, officers or key employees;

        (d) adopt, enter into or amend any, or become obligated under any new, bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree, except as required to comply with changes in applicable law occurring after the date hereof and except, with respect to all plans other than bonus plans, in the ordinary course of business and consistent with past practice;

        (e) amend any agreements relating to its outstanding indebtedness or capital stock, including without limitation the Agreement in Contemplation of Merger or the Series D Stockholder Agreement; or

        (f) make any material Tax election or settle any material Tax audit or controversy.

    Section 6.2 CONDUCT OF BUSINESS OF PARENT PENDING THE EFFECTIVE TIME. Except as expressly permitted or contemplated by this Agreement or as shall be consented to by the Company (which consent shall not be unreasonably withheld or delayed), until the Effective Time Parent shall, and shall cause each of its Subsidiaries to, conduct its operations in the ordinary and usual course of business consistent with past practice and use their reasonable best efforts to preserve intact their respective business organizations' goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with suppliers, distributors, customers and others having business relationships with them. Without limiting the generality of the foregoing, and except as otherwise permitted by this Agreement, prior to the Effective Time, without the consent of Company (which consent shall not be unreasonably withheld), Parent will not, and will cause each of its Subsidiaries not to:

        (a) amend or propose to amend their respective charters or bylaws (other than as contemplated by this Agreement); or split, combine or reclassify their outstanding capital stock or declare, set aside or pay any dividend or distribution in respect of any capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (other than (i) dividends paid by Subsidiaries of Parent solely to Parent or another wholly-owned subsidiary of Parent, (ii) the Parent Stock Split, (iii) as contemplated by
    Section 3.4(a) hereof or (iv) as set forth in Section 6.2(a) of the Parent Disclosure Letter);

        (b) (i) except as contemplated by Article II or by Sections 7.8 and 7.9, issue or authorize or propose the issuance of, sell, pledge or dispose of, or agree to issue or authorize or propose the issuance of, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, other than any such issuance pursuant to options, warrants, rights or convertible securities outstanding as of the date hereof in accordance with their terms in effect on the date hereof; (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets in each case which are material, individually or in the aggregate, to Parent and its Subsidiaries, taken as a whole, other than acquisitions of facilities with respect to which Parent has entered into binding agreements prior to the date hereof and which are described in
    Section 6.2 of the Parent Disclosure Letter (it being understood that, as between the Company and Parent, Parent shall not be obligated to consummate such acquisitions, and the failure to consummate any such acquisition shall not affect any obligation of the parties hereunder, nor shall it be taken into account in determining whether a Material Adverse Effect with respect to Parent shall have occurred); (iii) sell (including by sale-leaseback), lease, pledge, dispose of or encumber any assets or interests therein, which are material, individually or in the aggregate, to such party and its Subsidiaries, taken as a whole, other than in the ordinary course of business and consistent with past practice; (iv) except as contemplated by
    Section 7.17(b), or in connection with the Agreement in Contemplation of Merger, incur or become contingently liable with respect to any material indebtedness for borrowed money or guarantee any such indebtedness or issue any debt securities or otherwise incur any material obligation or liability (absolute or contingent) other than short-term indebtedness in the ordinary course of business and consistent with past practice; (v) redeem, purchase, acquire or offer to purchase or acquire any (x) shares of its capital stock or any options, warrants or rights of any kind to acquire any shares of their capital stock or any debt or equity securities convertible into or exchangeable for such capital stock or (y) long-term debt, other than as required by the governing instruments relating thereto or as required by the Parent PSAR Plan or Section 7.9; or (vi) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

        (c) enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other arrangements or agreements with any directors, officers or key employees, except as contemplated by Section 3.4(b) or Section 7.15 hereof;

        (d) adopt, enter into, amend or become obligated under any new, bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree, except (i) as required to comply with changes in applicable law occurring after the date hereof, (ii) with respect to all plans other than bonus plans, in the ordinary course of business and consistent with past practice or (iii) as permitted by Sections 7.9 and 7.13 hereof; or

        (e) make any material Tax election or settle any material Tax audit or controversy.

                                  ARTICLE VII
                      ADDITIONAL COVENANTS AND AGREEMENTS

    Section 7.1  COMPANY TAKEOVER PROPOSALS.

    (a) The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney or other advisor or representative (each a "Representative" and collectively, the "Representatives") of, the Company or any of its Subsidiaries to, (i) solicit, initiate or encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a Takeover Proposal, (ii) except in accordance with Section 9.1(c), enter into any agreement with respect to any Takeover Proposal, (iii) participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, a Takeover Proposal or (iv) otherwise facilitate any effort or attempt to make or implement any Takeover Proposal; PROVIDED, HOWEVER, that nothing contained in this Agreement shall prevent the Company or its board of directors from (x) furnishing nonpublic information to, or entering into discussions or negotiations with, any person in connection with an unsolicited bona fide written Takeover Proposal to the Company or its stockholders, or recommending such unsolicited bona fide written Takeover Proposal to the stockholders of the Company, if and only to the extent that (A) the board of directors of the Company determines in good faith based on the written advice of its special outside legal counsel that such action is necessary for the Company's directors to comply with their respective fiduciary duties to the Company's stockholders under applicable law and (B) prior to furnishing such nonpublic information to, or entering into discussions or negotiations with, such person, the board of directors of the Company receives from such person or entity an executed confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement may permit the making by such person or entity of the Takeover Proposal), or (y) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this
Section 7.1 by the Company. The Company shall immediately cease and cause to be terminated any existing activities, discussions or negotiations by the Company or any of its Representatives with any parties conducted heretofore with respect to any of the foregoing.

    (b) The Company shall promptly advise Parent orally and in writing of any Takeover Proposal or any inquiry or request for information with respect to or which could lead to any Takeover Proposal and the identity of the person making such Takeover Proposal or inquiry. The Company shall keep Parent promptly and fully informed in all material respects of the status and details of any such Takeover Proposal or inquiry.

    Section 7.2  PARENT TAKEOVER PROPOSALS.

    (a) Parent shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any Representative of Parent or any of its Subsidiaries to, (i) solicit, initiate or encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a Takeover Proposal, (ii) except in accordance with Section 9.1(d), enter into any agreement with respect to any Takeover Proposal, (iii) participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, a Takeover Proposal or (iv) otherwise facilitate any effort or attempt to make or implement any Takeover Proposal; PROVIDED, HOWEVER, that nothing contained in this Agreement shall prevent Parent or its board of directors from furnishing nonpublic information to, or entering into discussions or negotiations with, any person in connection with an unsolicited bona fide written Takeover Proposal to Parent or its shareholders, or recommending such unsolicited bona fide written Takeover Proposal to the shareholders of Parent, if and only to the extent that (x) the board of directors of Parent determines in good faith based on the written advice of its special outside legal counsel that such action is necessary for Parent's directors to comply with their fiduciary duties to the Parent Shareholder under applicable law and (y) prior to furnishing such nonpublic information to, or entering into discussions or negotiations with, such person, the board of directors of Parent receives from such person or entity an executed confidentiality agreement, with terms no less favorable to Parent than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement may permit the making by such person or entity of the Takeover Proposal). Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any Representative of Parent or any of its Subsidiaries shall be deemed to be a breach of this Section 7.2 by Parent. Parent shall immediately cease and cause to be terminated any existing activities, discussions or negotiations by Parent or any of its Representatives with any parties conducted heretofore with respect to any of the foregoing.

    (b) Parent promptly shall advise the Company orally and in writing of any Takeover Proposal or any inquiry or request for information with respect to or which could lead to any Takeover Proposal and the identity of the person making such Takeover Proposal or inquiry. Parent shall keep the Company promptly and fully informed in all material respects of the status and details of any such Takeover Proposal or inquiry.

    Section 7.3 ACCESS TO INFORMATION. Subject to compliance with applicable law, upon reasonable notice Parent and the Company shall each (and shall cause each of their respective Subsidiaries to) afford to the other and the officers, employees, accountants, counsel, financial advisors and other representatives of the other, reasonable access during normal business hours throughout the period prior to the Effective Time to all of its properties, books, contracts, commitments and records and, during such period, each of Parent and the Company shall (and shall cause each of their respective Subsidiaries to) furnish promptly to the other or their counsel (a) a copy of each filing made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby, including without limitation each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws, (b) frequent reports on operational matters of materiality and the general status of ongoing operations and (c) all other information concerning its businesses, properties and personnel as such other party may reasonably request. Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence pursuant to the terms of the Confidentiality Agreement.

    Section 7.4 FORM S-4 AND PROXY STATEMENT. As soon as is reasonably practicable after the date hereof, the Company and Parent shall prepare and file the Proxy Statement with the SEC and Parent shall promptly prepare and file with the SEC the Form S-4 in which the Proxy Statement will be included. Each of the Company and Parent shall use its best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Parent shall also use its best efforts to take any action required to be taken under applicable state securities and blue sky laws in connection with the issuance of shares of Parent Common Stock in the Merger and the other transactions contemplated by this Agreement. Parent and the Company shall promptly furnish to each other all information, and take such other actions, as may reasonably be requested in connection with any action by any of them in connection with this Section 7.4.

    Section 7.5  STOCKHOLDER APPROVAL; RECOMMENDATION.

    (a) Subject to the fiduciary obligations of its directors under applicable law, the Company will take, in accordance with applicable law and its certificate of incorporation and bylaws, all action necessary to convene a meeting of holders of shares of Company Stock as promptly as practicable after the Form S-4 is declared effective to consider and vote upon the approval of this Agreement and the Merger and any other proposals mutually agreed with Parent. Subject to its fiduciary obligations under applicable law, the Company's board of directors shall recommend such approval and shall take all lawful action to solicit such approval.

    (b) Subject to the fiduciary obligations of its directors under applicable laws, Parent will take, in accordance with applicable law and its articles of incorporation and bylaws, all action necessary to obtain the Requisite Parent Vote, whether by written consent or at a meeting.

    Section 7.6 AFFILIATES. The Company shall use its best efforts to cause each principal executive officer, each director and each other person who may be deemed to be an "affiliate," for purposes of Rule 145 under the Securities Act, of the Company to deliver to Parent on or prior to the Effective Time a written agreement to the effect that such person will not offer to sell, sell or otherwise dispose of any shares of Parent Common Stock issued in the Merger, except, in each case, pursuant to an effective registration statement or in compliance with Rule 145, as amended from time to time, or in a transaction which, in the opinion of legal counsel satisfactory to Parent, is exempt from the registration requirements of the Securities Act.

    Section 7.7  AGREEMENT TO COOPERATE; FURTHER ASSURANCES.

    (a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, subject to the requisite vote of the stockholders of Parent and the Company, to consummate and make effective the transactions contemplated by this Agreement and to satisfy the conditions set forth in Article VIII hereof including providing information and using reasonable efforts to obtain all necessary or appropriate waivers, consents and approvals, and effecting all necessary registrations and filings (including filings under the HSR Act) and executing, or causing the execution of, such consents or resolutions on the part of Merger Sub as may be necessary to consummate the transactions contemplated hereby. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all necessary actions to the extent not inconsistent with their other duties and obligations or applicable law.

    (b)  Without limiting  the generality of  the undertakings  pursuant to this
Section 7.7, the Company (in the case of clauses (i) and (iii)) and Parent (in all cases set forth below) agree to take or cause to be taken the following actions: (i) provide promptly to any and all Federal, state, local or foreign court or Government Entity with jurisdiction over enforcement of any applicable antitrust laws

("Government Antitrust Entity") information and documents requested by any Government Antitrust Entity or necessary, proper or advisable to permit consummation of the Merger and the transactions contemplated by this Agreement;
(ii) if necessary, the proffer by Parent of its willingness to promptly enter into good faith negotiations with the relevant Government Antitrust Entity (and to enter into agreements with the relevant Government Antitrust Entity with respect thereto) with respect to actions reasonably necessary or advisable to avoid the commencement of a proceeding to delay, restrain, enjoin or otherwise prohibit consummation of the Merger by any Government Antitrust Entity; and
(iii) in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding which would make consummation of the Merger in accordance with the terms of this Agreement unlawful or that would prevent or materially delay consummation of the Merger or the other transactions contemplated by this Agreement, use its best efforts to take promptly any and all steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by clause (ii) of this paragraph) reasonably necessary to vacate, modify or suspend such injunction or order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement.

    Section 7.8  COMPANY OPTIONS, WARRANTS AND RIGHTS.

    (a) The Board of Directors of the Company shall not take any action to cause or cause the transactions contemplated by this Agreement to result in the acceleration of payment, vesting or exercisability of any benefit under any Company Options, Warrants or Rights, or any other incentive compensation arrangement or agreement other than as required under the agreements evidencing or under which the Company Options, Warrants or Rights were issued (or such other incentive compensation arrangements or agreements), in each case as in effect on the date hereof.

    (b) As of the Effective Time, each outstanding option to purchase shares of Company Common Stock and each outstanding stock appreciation right with respect to Company Common Stock (collectively the "Company Options and Rights"), each outstanding security of the Company under which Company Common Stock may be issued on conversion, exchange or subscription (the "Company Issuable Securities"), and the agreements relating thereto, and each outstanding Company Warrant (the Company Options, the Company Warrants, the Rights and the Company Issuable Securities being referred to herein collectively as the "Company Common Equivalents") as of the Effective Time, shall be assumed by Parent and converted into options, warrants, convertible or exchangeable securities or subscription rights, as the case may be, to purchase shares of and stock appreciation rights with respect to (collectively, "Parent Common Equivalents") that number of shares of Parent Common Stock equal to the number of shares of Company Common Stock subject to such Company Common Equivalents at an exercise, conversion or subscription price, as applicable, equal to the per share exercise price of the respective Company Common Equivalents, which respective Parent Common Equivalents shall be subject as nearly as possible to the same terms and conditions (including vesting schedule) as the respective Company Common Equivalents.

    (c) At or as soon as practicable after the Effective Time, Parent shall file one or more registration statements on Form S-8 (or any successor or other appropriate forms) with respect to the shares of Parent Common Stock subject to the options to purchase and rights with respect to Parent Common Stock ("Parent Options and Rights") outstanding or reserved for issuance as of the Effective Time and shall use its reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Parent Options and Rights remain outstanding. Parent shall use its best efforts to administer the Parent Options and Rights assumed pursuant to this Section 7.8 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act, but only to the extent the Company Options and Rights complied with such Rule prior to the Merger.

    Section 7.9  PARENT RIGHTS.

    (a) Except as provided in Section 7.9(b) below or is otherwise required under the agreements evidencing or under which such benefits are provided, the board of directors of Parent shall not take any action to cause the transactions contemplated by this Agreement to result in the acceleration of payment, vesting or exercisability of any benefit under the Parent PSAR Plan or any other incentive compensation arrangement or agreement.

    (b) Effective as of the Effective Time of the Merger, the Board of Directors of Parent shall take such steps as may be necessary to terminate the Paracelsus Healthcare Corporation Phantom Equity Long-Term Incentive Plan (the "Parent PSAR Plan") and provide that, subject to the receipt by Parent of all necessary consents and releases, each participant under the Parent PSAR Plan shall receive in full satisfaction of all rights accrued thereunder with respect to any outstanding Phantom Stock Appreciation Rights ("PSARs") (whether or not vested) and any outstanding Phantom Preferred Stock Units ("PPSUs") credited to such participant under the Parent PSAR Plan, an allocable portion of the following aggregate consideration: (i) options to purchase that number of shares of Parent Common Stock equal to 3.0% of the number determined by dividing (a) the product of 450 and the Split Ratio by (B) 0.57; and (ii) $20.5 million in cash. All such options shall (x) be fully vested and exercisable, (y) have an exercise price equal to $0.01 per share of Parent Common Stock subject to such option, and (z) be issued pursuant to a new stock option plan adopted by Parent prior to the time the Form S-4 becomes effective under the Securities Act in compliance with the provisions of Rule 16b-3 promulgated under the Securities Act and section 162(m) under the Code and subject to such other terms and conditions as may be set forth in such plan.

    Section 7.10 PUBLIC STATEMENTS. The parties shall consult with each other prior to issuing any public announcement or statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such public announcement or statement prior to such consultation, except as may be required by law.

    Section 7.11 LETTER OF COMPANY'S ACCOUNTANTS. The Company shall use its best efforts to cause to be delivered to Parent letters of Coopers & Lybrand, dated the date on which the Form S-4 shall become effective and the third business day prior to the Effective Time and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

    Section 7.12 LETTER OF PARENT'S ACCOUNTANTS. Parent shall use its best efforts to cause to be delivered to the Company letters of Ernst & Young, dated the date on which the Form S-4 shall become effective and the third business day prior to the Effective Time and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

    Section 7.13  DIRECTORS' AND OFFICERS' INDEMNIFICATION.

    (a) From and after the Effective Time, Parent shall indemnify and hold harmless, to the fullest extent permitted under applicable law (and Parent shall also advance reasonable expenses as incurred to the fullest extent permitted under applicable law provided that prior to any such advance the person to whom expenses are so advanced provides to Parent an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification), each present and former director, officer and employee of the Company and its Subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; PROVIDED that Parent shall not be required to indemnify any Indemnified Party pursuant hereto unless the Indemnified Party acted in good faith and in a manner such Indemnified Party reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

    (b) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect policies of directors and officers' liability insurance maintained by the Company for the benefit of those persons who are currently covered by such policies on terms no less favorable than the terms of such current insurance coverage; PROVIDED, HOWEVER, that Parent shall not be required to expend in any year an amount in excess of 175% of the annual aggregate premiums currently paid by the Company for such insurance, as disclosed by the Company in Section 7.14 of the Company Disclosure Letter; and PROVIDED, FURTHER, that if the annual premiums of such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the best coverage available, in the reasonable judgment of the Parent Board, for a cost not exceeding such amount.

    (c) Any Indemnified Party wishing  to claim indemnification under  paragraph
(a) of this Section 7.13, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent of any liability it may have to such Indemnified Party if such failure does not materially prejudice the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time) (i) Parent or the Surviving Subsidiary shall have the right to assume the defense thereof and Parent shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Subsidiary elects not to assume such defense or if Parent is a party to any such action, suit or proceeding and counsel for the Indemnified Parties advises Parent in writing that there are issues which raise conflicts of interest between Parent or the Surviving Subsidiary and the Indemnified Parties, the Indemnified Parties may retain counsel, and, subject to the provisions of
Section 7.13(a) and applicable law and with respect to the advancement of expenses, Parent or the Surviving Subsidiary shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties as statements therefor are received; PROVIDED, HOWEVER, that Parent shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties, which counsel shall be reasonably satisfactory to Parent; (ii) the Indemnified Parties shall cooperate in the defense of any such matter; and (iii) neither Parent nor the Surviving Subsidiary shall be liable for any settlement effected without their prior written consent (which shall not be unreasonably withheld). Neither Parent nor the Surviving Subsidiary shall have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

    (d) If Parent or the Surviving Subsidiary or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets or any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Subsidiary shall assume all of the obligations set forth in this Section 7.13.

    (e) The provisions of this Section 7.13 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

    Section 7.14 STOCK EXCHANGE LISTING. The parties shall use their best efforts to cause the shares of Parent Common Stock to be issued in the Merger and as otherwise contemplated by Sections 7.8 and 7.9 hereof to be approved for listing on the New York Stock Exchange, Inc. (the "NYSE"), or, if such listing would not be available to Parent immediately following the Effective Time, the American Stock Exchange, Inc. (the "AMEX"), in each case subject to official notice of issuance, prior to the Effective Time. The Company shall use its best efforts to cause the shares of Company Common Stock to be no longer listed on the AMEX and de-registered under the Exchange Act as soon as practicable following the Effective Time.

    Section  7.15   EXECUTION  OF  THE OTHER  AGREEMENTS.   At  or prior  to the
Effective Time, Parent shall  execute and deliver to  the other parties  thereto
(i) the Shareholder Agreement, (ii) the Voting

Agreement, (iii) the Parent Shareholder Registration Rights Agreement, (iv) the Company Investment Group Registration Rights Agreement, (v) the Employment Agreements, (vi) the Services Agreement and the Insurance Agreement (the "Insurance Agreement") between Dr. Krukemeyer and Paracelsus providing for a $1 million annual death benefit with payments commencing on his death and extending to the tenth anniversary of the Effective Time, (vii) the Non-Compete Agreement and (viii) the Dividend and Note Agreement.

    Section 7.16 TAX TREATMENT. Each of the parties shall use its reasonable best efforts, whether before or after the Effective Time, to cause the Merger to qualify as a "reorganization" within the meaning of section 368(a) of the Code and to obtain the opinions of counsel referred to in Sections 8.2(d) and 8.3(d) and to provide counsel with such representations as are customarily necessary to issue such opinions.

    Section 7.17  OTHER ACTIONS BY THE COMPANY AND/OR PARENT.

    (a) TAKEOVER STATUTE. If any takeover statute is or may become applicable to the Merger, the Shareholder Agreement or the other transactions contemplated by this Agreement, each of Parent and the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

    (b) DEBT RESTRUCTURING. Parent and Company shall use their reasonable best efforts to refinance, including without limitation by means of a public offering of debt and/or equity securities as promptly as practicable after the Effective Time, or obtain reasonable amendments or waivers to the currently outstanding debt of Parent and Company or guarantees of the outstanding senior indebtedness of such parties, as appropriate in order to effect the Closing and to facilitate the combined operations of the companies after the Effective Time. Parent agrees that, from and after the Effective Time, it shall guarantee the then outstanding debt obligations of the Surviving Subsidiary if and to the extent required by the Agreement in Contemplation of Merger.

                                  ARTICLE VIII
                                   CONDITIONS

    Section 8.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver, at or prior to the Effective Time, of the following conditions:

        (a) This Agreement and the transactions contemplated hereby shall have been approved and adopted by (i) the Company Requisite Vote and (ii) the Parent Requisite Vote;

        (b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

        (c) The Form S-4 shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect;

        (d) No temporary restraining order, preliminary or permanent injunction or other order or decree by any court or Governmental Entity of competent jurisdiction which prevents the consummation of the Merger or the transactions contemplated hereby shall have been issued and remain in effect;

        (e) No action shall have been taken, and no statute, rule or regulation shall have been enacted, by any state or Federal government or governmental agency which would prevent the consummation of the Merger or the transactions contemplated hereby;

        (f) The shares of Parent Common Stock required to be issued hereunder shall have been approved for listing on the NYSE or AMEX, as the case may be, subject to official notice of issuance; and

        (g) The Employment Agreements shall have been executed and delivered  by
    (i) Parent and (ii) each of the respective parties.

    Section 8.2 CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE MERGER. The obligation of Company to effect the Merger shall be subject to the fulfillment or waiver, at or prior to the Effective Time, of the following additional conditions:

        (a) Parent shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of Parent contained in this Agreement shall be true and correct on and as of the date of this Agreement and on and as of the Effective Time as if made on and as of such date, except as contemplated or permitted by this Agreement and the Company shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of Parent to that effect;

        (b) Parent shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on Parent, or upon the consummation of the transactions contemplated hereby;

        (c) The Company shall have received the letter of Ernst & Young referred to in Section 7.12 hereof;

        (d) The Company shall have received an opinion from Sullivan & Cromwell substantially to the effect that (i) the Merger will qualify as a reorganization within the meaning of section 368(a) of the Code and (ii) no gain or loss will be recognized by the Company stockholders who receive shares of Parent Common Stock in the merger in exchange for shares of Company Stock, except with respect to cash received with respect to Dissenting Shares by holders of Company Preferred Stock who properly exercise appraisal rights in accordance with Section 2.7;

        (e) (i) Parent and the Parent Shareholder or Dr. Krukemeyer shall have executed and delivered (x) the Shareholder Agreement, (y) the Non-Compete Agreement and (z) the Dividend and Note Agreement; and (ii) Parent shall have executed and delivered the Company Investment Group Registration Rights Agreement; and

        (f) The Company shall have received an opinion from Skadden, Arps, Slate, Meagher & Flom substantially to the effect that the Restated Articles of Incorporation do not violate the applicable provisions of the California General Corporation Law.

    Section 8.3 CONDITIONS TO OBLIGATIONS OF PARENT TO EFFECT THE MERGER. The obligations of Parent to effect the Merger shall be subject to the fulfillment or waiver, at or prior to the Effective Time, of the additional following conditions:

        (a) The Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the date of this Agreement and on and as of the Effective Time as if made on and as of such date, except as contemplated by this Agreement, and Parent shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of the Company to that effect;

        (b) The Company shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on the Company, or upon the consummation of the transactions contemplated hereby;

        (c) Parent shall have received the letter of Coopers & Lybrand referred to in Section 7.11 hereof;

        (d) Parent shall have received an opinion from Skadden, Arps, Slate, Meagher & Flom substantially to the effect that the Merger will qualify as a reorganization under section 368(a) of the Code; and

        (e) The following agreements shall have been executed and delivered by the relevant parties thereto (other than Parent and the Parent Shareholder):
    (i) the Voting Agreement and (ii) the Parent Shareholder Registration Rights Agreement.

                                   ARTICLE IX
                       TERMINATION, AMENDMENT AND WAIVER

    Section  9.1   TERMINATION.   This Agreement may  be terminated  at any time
prior  to  the  Effective  Time,  whether  before  or  after  approval  by   the
stockholders of the Company:

        (a) by the mutual written consent of Parent and the Company;

        (b) by either Parent or the Company if (i) at a duly held stockholders meeting of the Company, or any adjournment or postponement thereof, the Company's stockholders shall not have approved the Merger by the Company Requisite Vote; (ii) the Parent Shareholder shall not have approved this Agreement and the transactions contemplated hereby by the Parent Requisite Vote; (iii) the Merger shall not have been consummated on or before December 31, 1996 (the "Termination Date"); PROVIDED that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to any party whose willful and material failure to fulfill any obligation under this Agreement has been the cause of or resulted in, the failure of the Effective Time to occur on or before the Termination Date; (iv) in the event of a breach by the other party of any representation, warranty, covenant or agreement set forth herein which (x), would give rise to a failure of a condition set forth in Section 8.2(a) or 8.3(a), as applicable, and (y) cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach (PROVIDED that the terminating party is not then in breach of any representation, warranty, covenant or other agreement that would give rise to a failure of a condition as described in clause (x) above); (v) any Governmental Entity, the consent of which is a condition to the obligations of Parent and the Company to consummate the transactions contemplated hereby shall have determined not to grant its consent and all appeals of such determination shall have been taken and have been unsuccessful; or (vi) any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting either of the Merger and such order, judgment or decree shall have become final and nonappealable;

        (c) by the Company if the board of directors of the Company shall concurrently approve, and the Company shall concurrently enter into, a binding written agreement concerning a transaction that constitutes a Takeover Proposal; PROVIDED, HOWEVER, that (i) the board of directors of the Company shall have complied with Section 9.5 in connection with such Takeover Proposal; (ii) no termination pursuant to this Section 9.1(c) shall be effective unless the Company shall simultaneously make the payments required by Section 9.6; and (iii) the right to terminate this Agreement under this Section 9.1(c) shall not be available to the Company if the Company at such time is in material breach of any of the terms of this Agreement; or

        (d) by Parent if the board of directors of Parent shall concurrently approve, and Parent shall concurrently enter into, a binding written agreement concerning a transaction that constitutes a Takeover Proposal; PROVIDED, HOWEVER, that (i) the board of directors of Parent shall have complied with Section 9.5 in connection with such Takeover Proposal; (ii) no termination pursuant to this Section 9.1 shall be effective unless Parent shall simultaneously make the payments required by Section 9.6; and (iii) the right to terminate this Agreement under this Section 9.1(d) shall not be available to Parent if Parent at such time is in material breach of any of the terms of this Agreement.

    Section 9.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Parent or the Company as provided in Section 9.1 hereof, this Agreement shall forthwith become void (except as set forth in this Section
9.2 and in Article X, the last sentence of Sections 7.3 and Section 9.6 hereof and in the Confidentiality Agreement, all of which shall survive the termination) and there shall be no liability on the part of Parent, the Company or Merger Sub or their respective officers or directors except for any breach of any of its obligations under this Section 9.2 and the last sentence of Section
7.3 and Section 9.6 hereof. Notwithstanding the foregoing, no party hereto shall be relieved from liability for any willful, material breach of this Agreement.

    Section 9.3 AMENDMENT. This Agreement may be amended by the parties hereto at any time before or after approval hereof by the shareholders of Parent or the Company, PROVIDED that after any such approval, no amendment shall be made which
(a) changes the number of shares of Parent Common Stock into which shares of Company Stock are converted pursuant to the terms hereof or (b) in any way materially adversely affects the rights of holders of shares of Parent Common Stock or Company Stock. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    Section 9.4 WAIVER. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

    Section 9.5 PROCEDURE FOR CERTAIN TERMINATIONS. A terminating party shall provide to the other party written notice prior to any termination of this Agreement pursuant to Section 9.1(c) or 9.1(d), as applicable, advising such other party (i) that the board of directors of the terminating party intends to enter into a binding written agreement concerning a Takeover Proposal in accordance with the terms of this Agreement, and (ii) as to the material terms of any such Takeover Proposal. At any time after five business days following receipt of such notice, the terminating party may terminate this Agreement as provided in Section 9.1(c) or 9.1(d), as applicable, only if the board of directors of the terminating party determines that such proposal is more favorable to its shareholders than the transactions contemplated by this Agreement (taking into account all terms of such Takeover Proposal and this Agreement, including all conditions, and which determination shall be made in light of any revised proposal made by the non-terminating party prior to the expiration of such five business day period) and concurrently enters into a binding written agreement providing for the implementation of the transactions contemplated by such Takeover Proposal.

    Section 9.6  FEES AND EXPENSES.

    (a) The Surviving Subsidiary shall pay all charges and expenses of the Company and the Exchange Agent, in connection with the transactions contemplated by Article II, and Parent shall reimburse the Surviving Subsidiary for such charges and expenses. Except as otherwise provided in this Section 9.6, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Shareholder Agreement, the Voting Agreement and the other transactions contemplated hereby and thereby shall be paid by the party incurring such costs or expenses, except that expenses incurred in connection with the filing fee for the Form S-4, printing and mailing the Proxy Statement and the Form S-4 and actions required to be taken under applicable state securities and blue sky laws shall be shared equally by Parent and the Company.

    (b) If this Agreement is terminated (i) pursuant to Section 9.1(d) hereof or
(ii) pursuant to (x) Section 9.1(b)(ii), (y) Section 9.1(b)(iii) (PROVIDED, that the Company shall not be entitled to any Termination Fee or Company Expenses in connection with a termination pursuant to Section 9.1(b)(iii) if (A) any conditions in Article VIII (other than the condition in Section 8.1(a)(ii)) of Parent to consummate the Merger have not been satisfied or waived and (B) as of the Termination Date Parent shall have taken all actions required to be taken by it under this Agreement and otherwise shall not be in material breach of its obligations under this Agreement; PROVIDED, FURTHER, that nothing herein shall be construed to affect the parties' obligations under Section 7.7) or (z)
Section 9.1(b)(iv) hereof, and in each case within twelve months from such termination a Takeover Proposal involving Parent shall be consummated, then Parent shall (in the case of Section 9.6(b)(i) upon such termination, and in the case of Section 9.6(b)(ii) upon the consummation of such Takeover Proposal) promptly (and in any event within two days of receipt by Parent of written notice from the Company) pay to the Company (by wire transfer of immediately available funds to an account designated by the Company) a termination fee of $7,500,000 (the "Termination Fee"), and shall reimburse the Company for all documented out-of-pocket expenses (including all fees and expenses of its counsel, advisors, accountants and consultants) incurred by or on behalf of the Company in connection with the transactions contemplated by this Agreement up to an additional $2,500,000 ("Company Expenses"). Parent's payment shall be the sole and exclusive remedy of the Company against Parent and any of its Subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the breach of any covenant or agreement giving rise to such payment, other than with respect to any claims for willful breach or bad faith by Parent or Merger Sub.

    (c) If this Agreement is terminated (i) pursuant to Section 9.1(c) hereof, or (ii) pursuant to (x) Section 9.1(b)(i), (y) Section 9.1(b)(iii) (PROVIDED, that Parent shall not be entitled to any Termination Fee or Parent Expenses in connection with a termination pursuant to Section 9.1(b)(iii) if (A) any conditions in Article VIII (other than the condition in Section 8.1(a)(i)) of Company to consummate the Merger have not been satisfied or waived and (B) as of the Termination Date Company shall have taken all actions required to be taken by it under this Agreement and otherwise shall not be in material breach of its obligations under this Agreement; PROVIDED, FURTHER, that nothing herein shall be construed to affect the parties' obligations under Section 7.7) or (z)
Section 9.1(b)(iv) hereof, and in each case within twelve months from such termination a Takeover Proposal involving the Company shall be consummated, then the Company shall (in the case of Section 9.6(c)(i) upon such termination, and in the case of Section 9.6(c)(ii) upon the consummation of such Takeover Proposal) promptly (and in any event within two days of receipt by the Company of written notice from Parent) pay to Parent (by wire transfer of immediately available funds to an account designated by Parent) the Termination Fee, and shall reimburse Parent for all documented out-of-pocket expenses (including all fees and expenses of its counsel, advisors, accountants and consultants) incurred by or on behalf of Parent in connection with the transactions contemplated by this Agreement up to an additional $2,500,000 ("Parent Expenses," and hereinafter "Expenses" shall mean Parent Expenses or Company Expenses, as applicable). The Company's payment shall be the sole and exclusive remedy of Parent against the Company and any of its Subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the breach of any covenant or agreement giving rise to such payments, other than with respect to any claim for willful breach or bad faith by the Company.

    (d) If payment of a Termination Fee and Expenses is required hereunder in connection with a Takeover Proposal that is intended to be accounted for as a "pooling of interests" under APB 16 and any applicable interpretations thereof and, but for such payment of the Termination Fee and Expenses, such accounting treatment would be available for the transaction involved in such Takeover Proposal, then such Termination Fee and Expenses shall be reduced to the maximum amount that would permit such accounting treatment (the "maximum amount"); PROVIDED, that, in order for a party obligated to pay a Termination Fee and Expenses (a "payor") to reduce the Termination Fee and Expenses pursuant to this Section 9.6(d), (i) such payor shall (in the case of a termination pursuant to Sections 9.1(c) and (d), upon termination, and in the case of Section 9.1(b)(i), (ii), (iii) or (iv), reasonably prior to the time such Termination Fee and Expenses is payable) provide the party entitled to the Termination Fee and Expenses (the "payee") a written opinion of a nationally recognized accounting firm that such Takeover Proposal qualifies for such accounting treatment and providing such firm's estimation of the maximum amount and (ii) a nationally recognized accounting firm retained by the payee must not reasonably object to such opinions. In the event of a disagreement between the payor and payee accounting firms, those firms shall mutually agree on a third nationally recognized accounting firm whose judgment as to these matters shall be final.

                                   ARTICLE X
                               GENERAL PROVISIONS

    Section 10.1 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. Except for the last sentence of Section 7.7(a) and Sections 7.8(c) and (d), 7.13, 7.16 and 9.6(a), and this Article X, none of the representations, warranties and agreements in this Agreement shall survive the Effective Time.

    Section 10.2 NOTICES. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed duly given upon (a) transmitter's confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand, or
(c) the expiration of five business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address as the parties hereto shall specify by like notice):

    If to Parent, to:

       Paracelsus Healthcare Corporation
       155 North Lake Avenue
       Suite 1100
       Pasadena, California 91101
       Telecopy No. (818) 304-9588
       Attention: R.J. Messenger,
                 President and Chief Executive Officer

       with a copy to: Robert C. Joyner,
                     Vice President and General Counsel

    with a copy to:

       Skadden, Arps, Slate, Meagher & Flom
       300 South Grand Avenue
       Los Angeles, California 90071
       Telecopy No. (213) 687-5600
       Attention: Thomas C. Janson, Jr.

    If to the Company, to:

       Champion Healthcare Corporation
       515 West Greens Road
       Suite 800
       Houston, Texas 77067
       Telecopy No. (713) 878-6686
       Attention: Charles R. Miller,
                 President and Chief Executive Officer

       with a copy to: James G. VanDevender,
                     Executive Vice President and Chief Financial
                      Officer

    with a copy to:

       Sullivan & Cromwell
       125 Broad Street
       New York, NY 10004-2498
       Telecopy No. (212) 558-3588
       Attention: Neil T. Anderson

    and a copy to:

       Michener, Larimore, Swindle, Whitaker
        Flowers, Sawyer, Reynolds & Chalk, L.L.P.
       3500 City Center Tower II
       301 Commerce Street
       Fort Worth, Texas 76102
       Telecopy No. (817) 335-6935 or (817) 878-0706
       Attention: Wayne Whitaker

    Section 10.3 INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

    Section 10.4 MISCELLANEOUS. This Agreement (including the documents and instruments referred to herein) (a) together with the Shareholder Agreement, the Confidentiality Agreement and the Voting Agreement, constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; (b) shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto; and (c) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware (without giving effect to the provisions thereof relating to conflicts of law). The parties hereby acknowledge that, except as hereinafter agreed to in writing, no party shall have the right to acquire or shall be deemed to have acquired shares of capital stock of the other party pursuant to the Merger until consummation thereof.

    Section 10.5 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

    Section 10.6 PARTIES IN INTEREST. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns and, except as otherwise specifically provided in Section 7.13 hereof, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

    Section 10.7 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

    Section 10.8 ATTORNEYS' FEES. If any action at law or equity, including an action for declaratory relief, is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and expenses from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.

    IN WITNESS WHEREOF, Parent, the Company and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                PARACELSUS HEALTHCARE CORPORATION

                                By:             /s/ ROBERT C. JOYNER
                                      ----------------------------------------
                                     Name: Robert C. Joyner
                                     Title:Vice President and General Counsel

                                CHAMPION HEALTHCARE CORPORATION

                                By:           /s/ JAMES G. VANDEVENDER
                                      ----------------------------------------
                                     Name: James G. VanDevender
                                     Title: Executive Vice President and
                                          Chief Financial Officer

                                PC MERGER SUB, INC.

                                By:             /s/ ROBERT C. JOYNER
                                      ----------------------------------------
                                     Name: Robert C. Joyner
                                     Title: Director

                                                                         ANNEX B

                                    FORM OF
                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                       PARACELSUS HEALTHCARE CORPORATION
                            A CALIFORNIA CORPORATION

    R.J. MESSENGER and ROBERT C. JOYNER certify that:

    1. They are the duly elected and acting President and Assistant Secretary, respectively, of the corporation named above.

    2. The articles of incorporation of the corporation shall be amended and restated to read in full as follows:

    FIRST.  The name of the corporation is PARACELSUS HEALTHCARE CORPORATION.

    SECOND. The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California ("GCLC") other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

    THIRD. The total number of shares of all classes of stock which the corporation shall have authority to issue is 175,000,000, of which 150,000,000 shares of the par value of $[ ] per share shall be designated as Common Stock and 25,000,000 shares of the par value of $.01 per share shall be designated as Preferred Stock. Shares of Preferred Stock may be issued in series from time to time by the board of directors, and the board of directors is expressly authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of Preferred Stock, including without limitation the following:

        (a) the distinctive serial designation of such series which shall distinguish it from other series;

        (b) the number of shares included in such series, which number may be increased or decreased from time to time unless otherwise provided by the board of directors in the resolution or resolutions providing for the issue of such series;

        (c) the dividend rate (or method of determining such rate, which may be fixed or variable) payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates upon which such dividends shall be payable;

        (d) whether dividends on the shares of such series shall be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

        (e) the amount or amounts which shall be payable out of the assets of the corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up the corporation;

        (f) the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be purchased or redeemed, in whole or in part, at the option of the corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events;

        (g) the obligation, if any, of the corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

        (h) whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock or debt securities of the corporation or of any other entity, and the price or prices or rate or rates of exchange or conversion and any adjustments applicable thereto; and

        (i) the voting rights, if any, of the holders of the shares of such series.

    FOURTH. The board of directors of the corporation is expressly authorized to adopt, amend or repeal the by-laws of the corporation. This Article Fourth and the by-laws of the corporation may not be amended, modified or repealed by the holders of the capital stock of the corporation except by the affirmative vote of the holders of not less than a majority of the Total Voting Power (as hereinafter defined) of the corporation and the affirmative vote of the holders of a majority of the voting power of all outstanding Public Shares (as hereinafter defined), each considered for purposes hereof as a single class.

    For the purposes of these Articles, the following terms shall have the following meanings: The term "Public Shares" shall mean shares of capital stock of the corporation not beneficially owned (as determined pursuant to Rule 13d-3 or Rule 13d-5 of the Securities Exchange Act of 1934, as amended, as in effect on the date this Restated Certificate of Incorporation becomes effective (the "Exchange Act")) by any individual, partnership, corporation, limited liability company, trust or other entity (a "Controlling Person") that is a member of any group (as defined under Rule 13d-5 of the Exchange Act) that beneficially owns 25 percent or more of the Total Voting Power of the corporation; PROVIDED that the Independent Directors (as hereinafter defined) shall have the power and duty to construe and apply the provisions of this definition and to make all determinations necessary or desirable to implement such provisions. The term "Independent Directors" shall mean the directors of the corporation who are not employed by, affiliated with or nominees or representatives of any Controlling Person or employed by or affiliated with the corporation or any of their respective Subsidiaries (as hereinafter defined), excluding for the purpose of the foregoing any affiliation by reason of being a member on the Board of Directors (but not an officer) of the corporation or its Subsidiaries. The term "Subsidiary" with respect to any person shall mean any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the voting power of all outstanding securities entitled by the terms thereof to vote generally in the election of directors, or others performing similar functions with respect to such corporation or other organization, is directly or indirectly beneficially owned by such person. The term "Total Voting Power" shall mean the non-diluted aggregate number of votes that may be cast by the holders of outstanding Voting Securities. The term "Voting Securities" shall mean securities entitled to vote in the ordinary course in the election of directors or of persons serving in a similar governing capacity, including the voting rights attached to such securities and rights or options to acquire such securities.

    FIFTH.   The number of directors of the corporation shall be fixed from time to time pursuant to the by-laws of the corporation but in no case to be less than nine.

    The directors of the corporation shall be divided into three classes, as nearly equal in number as possible, as determined by the board of directors, with the initial term of office of Class I to expire at the first annual meeting of shareholders thereafter, the initial term of office of Class II to expire at the second annual meeting of shareholders thereafter and the initial term of office of Class III to expire at the third annual meeting of shareholders thereafter, with each class of directors to hold office until their successors have been duly elected and qualified. At each annual meeting of shareholders following such initial classification and election, directors elected to succeed the directors whose terms expire at such annual meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders in the third year following the year of their election and until their successors have been duly elected and qualified. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain or attain a number of directors in each class as nearly equal as possible, but no decrease in the number of directors may shorten the term of any incumbent director. This provision shall become effective only when the corporation becomes a listed corporation within the meaning of Section 301.5 of the GCLC.

    Shareholders shall not be entitled to cumulate votes in the election of directors. This provision shall become effective only when the corporation becomes a listed corporation within the meaning of Section 301.5 of the GCLC.

    No director may be removed except for cause as set forth in Sections 302 and 304 of the GCLC, except as otherwise provided by Section 303 of the GCLC.

    In the event that the holders of any class or series of stock of the corporation shall be entitled, voting separately as a class, to elect any directors of the corporation, then the number of directors that may be elected by such holders shall be in addition to the number fixed pursuant to the by-laws and, except as otherwise expressly provided in the terms of such class or series, the terms of the directors elected by such holders shall expire at the annual meeting of shareholders next succeeding their election without regard to the classification of the remaining directors.

    This Article Fifth may not be amended, modified or repealed except by the affirmative vote of the holders of not less than eighty percent (80%) of the Total Voting Power and the affirmative vote of the holders of a majority of the voting power of all outstanding Public Shares, each considered for purposes hereof as a single class.

    SIXTH. No action required or permitted to be taken by the holders of any class or series of stock of the corporation, including but not limited to the election of directors, may be taken by written consent or consents and must be taken at a duly called annual meeting or at a special meeting of shareholders. This Article Sixth may not be amended, modified or repealed except by the affirmative vote of the holders of not less than seventy-five percent (75%) of the Total Voting Power of the corporation and the affirmative vote of the holders of a majority of the voting power of all outstanding Public Shares, each considered for purposes hereof as a single class.

    SEVENTH. (a) The Board of Directors may not alter, amend or repeal Sections 2.3, 2.4, 2.7, 2.11, 2.12, 2.14, 2.16, 3.2, 3.3, 3.4, 3.5, 3.8, 3.9,
4.1, 4.4, Article VI or Article IX of the By-laws, except upon the affirmative vote of not less than seventy-five percent (75%) of the entire Board of Directors.

    (b) In addition, any contract or transaction between the Corporation or any of its subsidiaries and one or more of its directors or Controlling Persons (or any of their "affiliates" as such term is defined in Rule 12b-2 of the Securities and Exchange Act of 1934, as amended), or between the corporation or any of its subsidiaries and any other corporation, partnership, association or other organization in which one or more of its directors or Controlling Persons have a material financial interest, shall require that (i) the material facts as to his or her relationship or interest and as to the contract or transaction be fully and fairly disclosed in good faith to the Board of Directors and (ii) the Board of Directors in good faith authorize the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors which authorizes the contract or transaction. A mere common directorship does not constitute a material financial interest within the meaning of this subdivision. A director is not interested within the meaning of this subdivision in a resolution fixing the compensation of another director as a director, officer or employee of the corporation, notwithstanding the fact that the first director is also receiving compensation from the corporation.

    If the other provisions hereinabove are met, no such contract or other transaction contemplated above, or vote of a director, whether one or more, or the Board of Directors, shall be void or voidable solely because a director is not a disinterested director with respect to a matter and is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction to which such director is not a disinterested director or solely because his or her or their votes are counted for such approval.

    (c) Dividends on the outstanding shares of the corporation, if any, shall not be declared except upon the affirmative vote of not less than seventy-five percent (75%) of the whole Board of Directors at any regular or special meeting. Dividends may be paid by the corporation in cash, in property, or in the corporation's own shares, but only as permitted under Chapter 5 of the GCLC. Subject to limitations upon the authority of the Board of Directors imposed by any law, the declaration of and provision for payment of dividends shall be at the discretion of the Board of Directors.

    (d) The Board of Directors may, by resolution passed by the affirmative vote of at least seventy-five percent (75%) of the whole Board of Directors, appoint from its membership, annually, an Executive Committee of two or more directors, which shall include the Chief Executive Officer and the President of the corporation. The appointment or removal of any member (or alternate members) of the Executive Committee shall require the affirmative vote of not less than seventy-five percent (75%) of the whole Board of Directors.

    This Article Seventh may not be amended, modified or repealed by the holders of the capital stock of the corporation except by the affirmative vote of the holders of not less than a majority of the Total Voting Power of the corporation and the affirmative vote of the holders of a majority of the voting power of all outstanding Public Shares, each considered for purposes hereof as a single class.

    EIGHTH. The corporation shall not enter into or recommend any Acquisition Proposal except upon the affirmative vote of not less than seventy-five percent (75%) of the entire Board of Directors. For purposes of this Article Eighth, an Acquisition Proposal shall mean any BONA FIDE offer or proposal for (i) a merger or other business combination (other than a Surviving Company Merger (as hereinafter defined)) involving the corporation, (ii) the acquisition of any Voting Securities representing more than 50% of the Total Voting Power of the corporation after giving effect to such Acquisition Proposal or (iii) the acquisition of all or substantially all of the assets of the corporation. For purposes of this Article Eighth, a "Surviving Company Merger" shall mean any merger or other business combination or reorganization (i) where the transaction has been approved by a unanimous vote of the entire Board of Directors or (ii) where the holders of Voting Securities of the corporation prior to such transaction will beneficially own (as determined pursuant to Rule 13d-3 or Rule 13d-5 of the Exchange Act) in the aggregate at least 60% of the surviving corporation's Total Voting Power immediately after giving effect to such transaction.

    This Article Eighth may not be amended, modified or repealed except by the affirmative vote of the holders of not less than a majority of the Total Voting Power of the corporation and the affirmative vote of the holders of a majority of the voting power of all outstanding Public Shares, each considered for purposes hereof as a single class.

    NINTH. The liability of directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. No amendment, modification or repeal of this Article Ninth shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.

    This Article Ninth may not be amended, modified or repealed except by the affirmative vote of the holders of not less than eighty percent (80%) of the Total Voting Power of the corporation and the affirmative vote of the holders of a majority of the voting power of all outstanding Public Shares, each considered for purposes hereof as a single class.

    TENTH.   The corporation is authorized to indemnify the directors, officers, employees or other agents of the corporation to the fullest extent permissible under California law.

    [ELEVENTH. The Board of Directors is expressly authorized to adopt, amend or repeal a shareholder protection rights plan, which plan may distinguish between shares of Common Stock or other securities of the same class or series and may distinguish between shareholders of Common Stock or other securities of the same class or series.]

    [This Article Eleventh may not be amended, modified or repealed except by the affirmative vote of the holders of not less than eighty percent (80%) of the Total Voting Power and the affirmative vote of the holders of a majority of the voting power of all outstanding Public Shares, each considered for purposes hereof as a single class.]

    3. The foregoing amendment and this certificate have been approved by the Board of Directors of the corporation.

    4. The foregoing amendment was approved by the required vote of the shareholder of the corporation in accordance with Section 902 of the GCLC; the corporation has only one class of shares and the total number of outstanding shares of such class entitled to vote with respect to the foregoing amendment was 450 shares; and the total number of shares of such class voting in favor of the foregoing amendment equaled or exceeded the vote required, such required vote being a majority of the outstanding shares of such class.

    Each of the undersigned declares under penalty of perjury under the laws of the State of California that he has read the foregoing certificate and knows the contents thereof and that the same is true of his own knowledge.

Dated:

                                          --------------------------------------

                                          --------------------------------------

                                                                         ANNEX C

                                    FORM OF
                          AMENDED AND RESTATED BYLAWS
                                       OF
                       PARACELSUS HEALTHCARE CORPORATION
                                   ARTICLE I
                               CORPORATE OFFICES

    1.1  PRINCIPAL OFFICE

    The Board of Directors shall fix the location of the principal executive office of the corporation at any place within or outside the State of California. If the principal executive office is located outside California and the corporation has one or more business offices in California, then the Board of Directors shall fix and designate a principal business office in California. Unless and until redesignated by the Board of Directors, the principal executive office of the corporation is 500 Greens Road, Suite 800, Houston, Texas 77067.

    1.2  OTHER OFFICES

    The Board of Directors may at any time establish branch or subordinate offices at any place or places.

                                   ARTICLE II
                            MEETINGS OF SHAREHOLDERS

    2.1  PLACE OF MEETINGS

    Except as otherwise provided in these Bylaws, meetings of shareholders shall be held at any place within or outside the State of California designated by the Board of Directors. In the absence of any such designation, shareholders' meetings shall be held at the principal executive office of the corporation or at any place consented to in writing by all persons entitled to vote at such meeting, given before or after the meeting and filed with the Secretary of the corporation.

    2.2  ANNUAL MEETING

    The annual meeting of shareholders shall be held each year on a date and at a time designated by the Board of Directors. At each annual meeting, directors shall be elected and any other proper business may be transacted.

    2.3  SPECIAL MEETINGS

    Special meetings of the shareholders may be called at any time, subject to the provisions of Sections 2.4 and 2.5 of these Bylaws, by the Board of Directors, the Chairman of the Board, the President or the holders of shares entitled to cast not less than ten percent (10%) of the votes at that meeting; PROVIDED, that no special meeting shall be held during the period of sixty (60) days preceding or forty-five (45) days succeeding the date fixed for the annual meeting of shareholders.

    If a special meeting is called by anyone other than the Board of Directors or the President or the Chairman of the Board, then the request shall be in writing, specifying the time of such meeting and the general nature of the business proposed to be transacted, and shall be delivered personally or sent by registered mail or by other written communication to the Chairman of the Board, the President, any Vice President or the Secretary of the corporation. The officer receiving the request forthwith shall cause notice to be given to the shareholders entitled to vote, in accordance with the provisions of Sections 2.4 and 2.5 of these Bylaws, that a meeting will be held at the time requested by the person or persons calling the meeting, so long as that time is not less than thirty-five (35) nor more than sixty

(60) days after the receipt of the request. If the notice is not given within twenty (20) days after receipt of the request, then the person or persons requesting the meeting may give the notice. Nothing contained in this paragraph of this Section 2.3 shall be construed as limiting, fixing or affecting the time when a meeting of shareholders called by action of the Board of Directors may be held.

    2.4  NOTICE OF SHAREHOLDERS' MEETINGS

    All notices of meetings of shareholders shall be written and sent or otherwise given in accordance with Section 2.5 of these Bylaws not less than ten
(10) (or, if sent by third-class mail pursuant to Section 2.5 of these Bylaws, not less than thirty (30)) nor more than sixty (60) days before the date of the meeting to each shareholder entitled to vote thereat. Such notice shall state the place, date, and hour of the meeting and (i) in the case of a special meeting, the general nature of the business to be transacted, and no business other than that specified in the notice may be transacted, or (ii) in the case of the annual meeting, those matters which the Board of Directors, at the time of the mailing of the notice, intends to present for action by the shareholders, but, subject to the provisions of the next paragraph of this Section 2.4, any proper matter may be presented at the meeting for such action. The notice of any meeting at which Directors are to be elected shall include the names of nominees intended at the time of the notice to be presented by the Board for election.

    If action is proposed to be taken at any meeting for approval of (i) a contract or transaction in which a director has a direct or indirect financial interest, pursuant to Section 310 of the California Corporations Code (the "Code"), (ii) an amendment of the Restated Articles of Incorporation, pursuant to Section 902 of the Code, (iii) a reorganization of the corporation, pursuant to Section 1201 of the Code, (iv) a voluntary dissolution of the corporation, pursuant to Section 1900 of the Code, or (v) a distribution in dissolution other than in accordance with the rights of any outstanding preferred shares, pursuant to Section 2007 of the Code, then the notice shall also state the general nature of that proposal.

    2.5  MANNER OF GIVING NOTICE; AFFIDAVIT OF NOTICE

    Notice of a shareholders' meeting shall be given either personally or by first-class mail, or, if the corporation has outstanding shares held of record by five hundred (500) or more persons (determined as provided in Section 605 of the Code) on the record date for the shareholders' meeting, notice may be sent by third-class mail, or other means of written communication, addressed to the shareholder at the address of the shareholder appearing on the books of the corporation or given by the shareholder to the corporation for the purpose of notice; or if no such address appears or is given, at the place where the principal executive office of the corporation is located or by publication at least once in a newspaper of general circulation in the county in which the principal executive office is located. The notice shall be deemed to have been given at the time when delivered personally or deposited in the mail or sent by other means of written communication.

    If any notice (or any report referenced in Article VII of these Bylaws) addressed to a shareholder at the address of such shareholder appearing on the books of the corporation is returned to the corporation by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver the notice to the shareholder at that address, all future notices or reports shall be deemed to have been duly given without further mailing if the same shall be available to the shareholder upon written demand of the shareholder at the principal executive office of the corporation for a period of one (1) year from the date of the giving of the notice or report to all other shareholders.

    An affidavit of mailing or other means of giving any notice or report in accordance with the provisions of this Section 2.5, executed by the Secretary, Assistant Secretary or any transfer agent, shall be prima facie evidence of the giving of the notice or report.

    Except as otherwise prescribed by the Board of Directors in particular instances and except as otherwise provided by subdivision (c) of Section 601 of the Code, the Secretary shall prepare and give, or cause to be prepared and given, the notice of meetings of shareholders.

    2.6  ORGANIZATION OF MEETINGS

    The Chairman of the Board of Directors, if any, shall preside at each meeting of shareholders, or in the absence of the Chairman of the Board of Directors the Vice-Chairman of the Board of Directors, if any, or in the absence of the Vice-Chairman the President, or in the absence of the President the Chief Financial Officer of the Company, or in the absence of the Chief Financial Officer, by a chairman designated by the Board of Directors, in the absence of such designation, by a chairman chosen at the meeting. The Secretary shall act as secretary of all meetings of shareholders and keep the records of such meetings, and in the absence of the Secretary, his or her duties shall be performed by any other officer authorized by the Board of Directors or in the absence of such authorization any officer authorized by these Bylaws or if no such officer is available or willing to so act, by any person appointed by resolution duly adopted at the meeting.

    The order of business at each such meeting shall be as determined by the chairman of the meeting. The chairman of the meeting shall have the right and authority, subject to applicable law and the provisions of the Restated Articles of Incorporation and these Bylaws, to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including without limitation, the establishment of procedures for the maintenance of order and safety, limitation on the time allotted to questions or comments on the affairs of the corporation, restrictions on entry to such meetings after the time prescribed for the commencement thereof and the opening and closing of the voting polls.

    2.7  QUORUM

    Unless otherwise provided in the Restated Articles of Incorporation, a majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of the shareholders. The shareholders present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment notwithstanding the withdrawal of enough shareholders to leave less than a quorum, if any action taken (other than adjournment) is approved by at least a majority of the shares required to constitute a quorum.

    In the absence of a quorum, any meeting of shareholders may be adjourned from time to time by the vote of a majority of the shares represented either in person or by proxy, but no other business may be transacted, except as provided in the last sentence of the preceding paragraph.

    2.8  ADJOURNED MEETING; NOTICE

    Any shareholders' meeting, annual or special, whether or not a quorum is present, may be adjourned from time to time by the vote of the majority of the shares represented at that meeting, either in person or by proxy.

    When any meeting of shareholders, either annual or special, is adjourned to another time or place, notice need not be given of the adjourned meeting if its time and place are announced at the meeting at which the adjournment is taken. However, if the adjournment is for more than forty-five (45) days from the date set for the original meeting or if a new record date for the adjourned meeting is fixed, a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the adjourned meeting in accordance with the provisions of Sections 2.4 and 2.5 of these Bylaws. At any adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting.

    2.9  VOTING

    The shareholders entitled to vote at any meeting of shareholders shall be determined in accordance with the provisions of Section 2.12 of these Bylaws, subject to the provisions of Chapter 7 of the Code.

    Elections for directors and voting on any other matter at a shareholders' meeting need not be by ballot unless a shareholder demands election by ballot at the meeting and before the voting begins.

    Except as provided in the last paragraph of this Section 2.9, or as may be otherwise provided in the Restated Articles of Incorporation, each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote of the shareholders. Any holder of shares entitled to vote on any matter may vote part of the shares in favor of the proposal and refrain from voting the remaining shares or may vote them against the proposal other than elections to office, but, if the shareholder fails to specify the number of shares such shareholder is voting affirmatively, it will be conclusively presumed that the shareholder's approving vote is with respect to all shares which the shareholder is entitled to vote.

    The affirmative vote of the majority of the shares represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum) shall be the act of the shareholders, unless the vote of a greater number or percentage of voting shares is required by the Code or by the Restated Articles of Incorporation.

    Except as otherwise provided by law, no shareholder shall be entitled to cumulate votes for any candidate or candidates. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

    2.10  VALIDATION OF MEETINGS; WAIVER OF NOTICE; CONSENT

    The transactions of any meeting of shareholders, either annual or special, however called and noticed, and wherever held, are as valid as though they had been taken at a meeting duly held after regular call and notice, if a quorum be present either in person or by proxy, and if, either before or after the meeting, each of the persons entitled to vote, not present in person or by proxy, signs a written waiver of notice or a consent to the holding of the meeting or an approval of the minutes thereof. Neither the business to be transacted at nor the purpose of any annual or special meeting of shareholders need be specified in any written waiver of notice or consent to the holding of the meeting or approval of the minutes thereof, unless otherwise provided in the Restated Articles of Incorporation or these Bylaws, and except that if action is taken or proposed to be taken for approval of any of those matters specified in the second paragraph of Section 2.4 of these Bylaws, the waiver of notice or consent or approval shall state the general nature of the proposal. All such waivers, consents, and approvals shall be filed with the corporate records or made a part of the minutes of the meeting.

    Attendance of a person at a meeting shall constitute a waiver of notice of and presence at that meeting, except when the person objects, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened and except that attendance at a meeting is not a waiver of any right to object to the consideration of matters required by the Code to be included in the notice of such meeting but not so included, if such objection is expressly made at the meeting.

    2.11  ACTION BY WRITTEN CONSENT

    Except as otherwise provided in the Restated Articles of Incorporation, any action which may be taken at any annual or special meeting of shareholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

    All such consents shall be filed with the Secretary of the corporation and shall be maintained in the corporate records. Any shareholder giving a written consent, or the shareholder's proxyholders, or a transferee of the shares, or a personal representative of the shareholder, or their respective proxyholders, may revoke the consent by a writing received by the Secretary of the corporation before written consents of the number of shares required to authorize the proposed action have been filed with the Secretary, but may not do so thereafter.

    If the consents of all shareholders entitled to vote have not been solicited in writing, the Secretary shall give prompt notice to those shareholders entitled to vote who have not consented in writing of the taking of any corporate action approved by shareholders without a meeting by less than unanimous written consent. Such notice shall be given in accordance with Section 2.5. In the case of approval of (i) contracts or transaction in which a director has a direct or indirect material financial interest, pursuant to Section 310 of the Code, (ii) indemnification of agents of the corporation, pursuant to Section 317 of the Code, (iii) a reorganization of the corporation, pursuant to Section 1201 of the Code or (iv) a distribution in dissolution other than in accordance with the rights of outstanding preferred shares, pursuant to
Section 2007 of the Code, such notice shall be given at least ten (10) days before the consummation of the action authorized by such approval, unless the consents of all shareholders entitled to vote have been solicited in writing.

    2.12  RECORD DATE FOR SHAREHOLDER NOTICE; VOTING; GIVING CONSENTS

    Except as otherwise provided in the Restated Articles of Incorporation in order that the corporation may determine the shareholders entitled to notice of any meeting or to vote, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty (60) days nor less than ten (10) days prior to the date of such meeting nor more than sixty (60) days before any other action. Shareholders at the close of business on the record date are entitled to notice and to vote, as the case may be, notwithstanding any transfer of any shares on the books of the corporation after the record date, except as otherwise provided in the Restated Articles of Incorporation or the Code.

    A determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment of the meeting unless the Board of Directors fixes a new record date for the adjourned meeting, but the Board of Directors shall fix a new record date if the meeting is adjourned for more than forty-five (45) days from the date set for the original meeting.

    If the Board of Directors does not so fix a record date: (i) the record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the business day next preceding the day on which notice is given or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held; and (ii) the record date for determining shareholders entitled to give consent to corporate action in writing without a meeting, when no prior action by the Board has been taken, shall be the day on which the first written consent is given.

    The record date for any other purpose shall be as provided in Section 8.1 of these Bylaws.

    2.13  PROXIES

    Every person entitled to vote for directors, or on any other matter, shall have the right to do so either in person or by one or more agents authorized by a written proxy signed by the person and filed with the Secretary of the corporation. A proxy shall be deemed signed if the shareholder's name or other authorization is placed on the proxy (whether by manual signature, typewriting, telegraphic or electronic transmission or otherwise) by the shareholder or the shareholder's attorney-in-fact. A validly executed proxy which does not state that it is irrevocable shall continue in full force and effect unless (i) the person who executed the proxy revokes it prior to the time of voting by delivering a writing to the corporation stating that the proxy is revoked or by executing a subsequent proxy and presenting it to the meeting or by attendance at such meeting and voting in person, or (ii) written notice of the death or incapacity of the maker of that proxy is received by the corporation before the vote pursuant to that proxy is counted; PROVIDED, HOWEVER, that no proxy shall be valid after the expiration of eleven (11) months from the date thereof, unless otherwise provided in the proxy. The dates contained on the forms of proxy presumptively determine the order of execution, regardless of the postmark dates on the envelopes in which they are mailed. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Sections 705(e) and 705(f) of the Code.

    2.14  ADVANCE NOTICE

    (a) Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the corporation, except as may be otherwise provided in the

Restated Articles of Incorporation of the corporation with respect to the right of holders of certain classes of stock of the corporation to nominate and elect a specified number of directors in certain circumstances. Nominations of persons for election to the Board of Directors may be made at any annual meeting of shareholders, or at any special meeting of shareholders called for the purpose of electing directors, (i) by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (ii) by the shareholder of the corporation (x) who is a shareholder of record on the date of the giving of the notice provided for in this Section 2.14 and on the record date for the determination of shareholders entitled to vote at such meeting and (y) who complies with the notice procedures set forth in this Section 2.14.

    In addition to any other applicable requirements, for a nomination to be made by a shareholder, such shareholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

    To be timely, a shareholders's notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the corporation not less than sixty (60) days nor more than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting of the shareholders; PROVIDED, HOWEVER, that (i) in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date notice by the shareholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed for such public disclosure of the date of the annual meeting was made, whichever first occurs; and (ii) in the case of a special meeting of shareholders called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

    To be in proper written form, a shareholder's notice to the Secretary must set forth (x) as to each person whom the shareholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the corporation which are owned beneficially or of record by the person and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder; and (y) as to the shareholder giving the notice (i) the name and record address of such shareholder, (ii) the class or series and number of shares of capital stock of the corporation which are owned beneficially (as determined pursuant to Rule 13d-3 of the Exchange Act) or of record by such shareholder, (iii) a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such shareholder, (iv) a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (v) any other information relating to such shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

    No person shall be eligible for election as a director of the corporation unless nominated in accordance with the procedures set forth in this Section
2.14. If the Chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the Chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

    (b) No business may be transacted at an annual meeting of shareholders, other than business that is either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof),
(b) otherwise properly brought before the annual meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (c) otherwise properly brought before the annual meeting by any shareholder of the corporation (i) who is a shareholder of record on the date of the giving of the notice provided for in this Section 2.14 and on the record date for the determination of shareholders entitled to vote at such annual meeting and (ii) who complied with the notice procedures set forth in this Section 2.14.

    In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a shareholder, such shareholder must have given timely notice thereof in proper written form to the Secretary of the corporation.

    To be timely, a shareholder's notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the corporation not less than sixty (60) days nor more than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting of shareholders; PROVIDED, HOWEVER, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the shareholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed for such public disclosure of the date of the annual meeting was made, whichever first occurs.

    To be in proper written form, a shareholder's notice to the Secretary must set forth as to each matter such shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such shareholder, (iii) the class or series and number of shares of capital stock of the corporation which are owned beneficially (as determined pursuant to Rule 13d-3 of the Exchange Act) or of record by such shareholders, (iv) a description of all arrangements or understandings between such shareholder and any other person or persons (including their names) in connection with the proposal of such business by such shareholder and any material interest of such shareholder in such business and
(v) a representation that such shareholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

    No business shall be conducted at the annual meeting of shareholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 2.14, PROVIDED, HOWEVER, that, once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 2.14 shall be deemed to preclude discussion by any shareholder of any such business. If the Chairman of an annual meeting determines that business was not properly brought before the annual meeting in accordance with the foregoing procedures, the Chairman shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted.

    (c)  For so long as the Shareholder Agreement, dated         , 1996, between
the corporation and          (the "Shareholder  Agreement") shall be in  effect,
nothing in Sections 2.14(a) or 2.15(b) shall be deemed to limit the rights and other provisions under the Shareholder Agreement, including without limitation Sections 6, 7 and 9 thereof.

    2.15  INSPECTORS OF ELECTION

    In advance of any meeting of shareholders, the Board of Directors may appoint inspectors of election to act at the meeting and any adjournment thereof. If inspectors of election are not so appointed or designated or if any persons so appointed fail to appear or refuse to act, then the Chairman of the meeting may, and on the request of any shareholder or a shareholder's proxy shall, appoint inspectors of election (or persons to replace those who so fail to appear) at the meeting. The number of inspectors shall be either one (1) or three (3). If appointed at a meeting on the request of one (1) or more shareholders or proxies, the majority of shares represented in person or by proxy shall determine whether one (1) or three (3) inspectors are to be appointed.

    The inspectors of election shall determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum and the authenticity, validity, and effect of proxies, receive votes, ballots or consents, hear and determine all challenges and questions in any way arising in connection with the right to vote, count and tabulate all votes or consents, (if permitted by the Restated Articles of Incorporation), determine when the polls shall close, determine the result and do any other acts that may be proper to conduct the election or vote with fairness to all shareholders. If there are three (3) inspectors or election the decision, act or certificate of a majority is effective in all respects as to the decision, act or certificate or all. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein.

    2.16  COUNTING CONSENTS.

    In the event of an amendment to the Restated Articles of Incorporation or these Bylaws to permit shareholders action by written consent and except as otherwise provided by the Restated Articles of Incorporation or by these Bylaws, within three business days of the receipt of the first dated consent delivered to the corporation in the manner provided by law and these Bylaws, the Secretary shall engage nationally recognized independent inspectors of elections for the purpose of performing a ministerial review of the validity of the consents and revocations. The cost of retaining inspectors of elections shall be borne by the corporation.

    Consents and revocations shall be delivered to the inspectors upon receipt by the corporation, the shareholder or shareholders soliciting consents or soliciting revocations in opposition to action by consent proposed by the corporation (the "Soliciting Shareholders") or their proxy solicitors or other designated agents. As soon as consent and revocations are received, the inspectors shall review the consents and revocations and shall maintain a count of the number of valid and unrevoked consents. The inspectors shall keep such count confidential and shall not reveal the count to the corporation, the Soliciting Shareholders or their representatives or any other person. As soon as practicable after the earlier of (i) sixty days after the date of the earliest dated consent delivered to the corporation in the manner provided by law and these Bylaws or (ii) a written request therefor by the corporation or the Soliciting Shareholders, whichever is soliciting consents (which request may be made no earlier than the commencement of the applicable solicitation or consents and notice of which request shall be given to the party opposing the solicitation of consents, if any), which request shall state that the corporation or the Soliciting Shareholders, as the case may be, have a good faith belief that the requisite number of valid and unrevoked consents to authorize or take the action specified in the consents has been received in accordance with these Bylaws, the inspectors shall issue a preliminary report to the corporation and the Soliciting Shareholders stating: (i) the number of valid consents; (ii) the number of valid revocations; (iii) the number of valid and unrevoked consents; (iv) the number of invalid consents; (v) the number of invalid revocations; and (vi) whether, based on their preliminary count, the requisite number of valid and unrevoked consents has been obtained to authorize or take the action specified in the consents. For purposes of this Bylaw, to the extent that a proxy statement or an information statement is required by law to be furnished to the corporation's shareholders, a consent solicitation shall be deemed to have commenced when a proxy statement or information statement containing the information required by law is first furnished to the corporation's shareholders.

    Unless the corporation and the Soliciting Shareholders agree to a shorter or longer period, the corporation and Soliciting Shareholders shall have forty-eight hours to review the consents and revocations and to advise the inspectors and the opposing party in writing as to whether they intend to challenge the preliminary report of the inspectors. If no written notice of an intention to challenge the preliminary report is received within forty-eight hours after the inspectors' issuance of the preliminary report, the inspectors shall issue to the corporation and the Soliciting Shareholders their final report containing the information from the inspectors' determination with respect to whether the requisite number of valid and unrevoked consents was obtained to authorize and take the action specified in the consents. If the corporation or the Soliciting Shareholders issue written notice of an intention to challenge the inspectors' preliminary report, within forty-eight hours after the issuance of that report, a challenge session shall be scheduled by the inspectors as promptly as practicable. A transcript of the challenge session shall be recorded by a certified court reporter. Following completion of the challenge session, the inspectors shall as promptly as practicable issue their final report to the Soliciting Shareholders and the corporation, which report shall contain the information included in the preliminary report, plus all changes in the totals as a result of the challenge and a certification of whether the requisite number of valid and unrevoked consents was obtained to authorize or take the action specified in the consents. A copy of the final report of the inspectors shall be included in the book in which the proceedings of meetings of shareholders are recorded.

    The corporation shall give prompt notice to the shareholders of the results of any consent solicitation or the taking of corporate action without a meeting.

                                  ARTICLE III
                                   DIRECTORS

    3.1  POWERS

    Subject to the provisions of the Code and any limitations in the Restated Articles of Incorporation and these Bylaws relating to action required to be approved by the shareholders or by the outstanding shares, the business and affairs of the corporation shall be managed and all corporate powers shall be exercised by or under the direction of the Board of Directors. The Board may delegate the management of the day-to-day operation of the business of the corporation to a management company or other person provided that the business and affairs of the corporation shall be managed and all corporate powers shall be exercised under the ultimate direction of the Board.

    3.2  NUMBER OF DIRECTORS

    The authorized number of directors of the corporation shall be not less than nine (9) nor more than twelve (12), and the exact number of directors shall be nine (9) until changed, within the limits specified above, by a resolution amending such exact number, duly adopted by at least seventy-five percent (75%) of the entire Board of Directors or by the shareholders, in accordance with the provisions set forth in the Restated Articles of Incorporation, these Bylaws and applicable laws. In accordance with the provisions set forth in the Restated Articles of Incorporation and subject to the limitations contained therein, the minimum and maximum number of directors may be changed, or a definite number may be fixed without provision for an indefinite number, by a duly adopted amendment to the Restated Articles of Incorporation or by an amendment to this Bylaw duly adopted by the vote or written consent, if permitted by the Restated Articles of Incorporation, of shareholders entitled to vote in such manner as set forth in the Restated Articles of Incorporation; PROVIDED, HOWEVER, that an amendment reducing the fixed number or the minimum number of directors to a number less than five (5) cannot be adopted if the votes cast against its adoption at a meeting, or the shares not consenting in the case of an action by written consent, are equal to more than sixteen and two-thirds percent (16 2/3%) of the outstanding shares entitled to vote thereon.

    No reduction of the authorized number of directors shall have the effect of removing any director before that director's term of office expires.

    3.3  ELECTION AND TERM OF OFFICE OF DIRECTORS AND REMOVAL

    At each annual meeting of shareholders, directors shall be elected to hold office until the next election of the class for which such directors were designated and until their successors have been elected and qualified, in accordance with the provisions set forth in the Restated Articles of Incorporation and in these Bylaws. Each director, including a director elected to fill a vacancy, shall hold office, in accordance with the provisions set forth in the Restated Articles of Incorporation and on these Bylaws, until the expiration of the term for which elected and until a successor has been elected and qualified, except in the case of the death, resignation, or removal of such a director.

    No director may be removed from office, except as provided by the Restated Articles of Incorporation or by law.

    3.4  CLASS OR SERIES DIRECTORS

    Whenever the holders of any class or series of stock are entitled to elect one or more directors by the articles of incorporation, the provisions of the last sentence of Section 3.3 shall apply, with respect to the removal without cause of a director or directors so elected, to the vote of the holders of the outstanding shares of that class or series and not to the vote of the outstanding shares as a whole. Unless otherwise provided in the articles of incorporation or these Bylaws, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class or from any other cause may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the articles of incorporation, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by the sole remaining director so elected. Any director elected or appointed to fill a vacancy shall hold office until the next election of the class of directors of the director which such director replaced, and until and his or her successor is elected and qualified or until his or her earlier resignation or removal.

    3.5  RESIGNATION AND VACANCIES

    (a) Any director may resign effective upon giving oral or written notice to the Chairman of the Board, the President, the Secretary or the Board of Directors, unless the notice specifies a later time for the effectiveness of such resignation. If the resignation of a director is effective at a future time, the Board of Directors may elect a successor to take office when the resignation becomes effective.

    (b) Unless otherwise provided in the Restated Articles of Incorporation of these Bylaws, vacancies on the Board of Directors may be filled by a majority of the remaining directors, although less than a quorum, or a sole remaining director.

    (c) The shareholders may elect a director to fill any vacancy not filled by the directors in accordance with law and with the provisions of the Restated Articles of Incorporation and these Bylaws.

    (d) A vacancy or vacancies in the Board of Directors shall be deemed to exist (i) in the event of the death, resignation or removal of any director,
(ii) if the Board of Directors by resolution declares vacant the office of a director who has been declared of unsound mind by an order of court or convicted of a felony, (iii) if the authorized number of directors is increased as provided in the Restated Articles of Incorporation, or (iv) if the shareholders fail, at any meeting of shareholders at which any director or directors are elected, to elect the full authorized number of directors to be elected at that meeting, as provided in the Restated Articles of Incorporation.

    (e) Notwithstanding anything to the contrary in this Section 3.5, for so long as the Shareholder Agreement shall be in effect:

        (i) In the event that the size of the Board of Directors is increased in accordance with the provisions of the Shareholder Agreement, the nominees to the vacancies created by such increase shall be Independent Directors (as defined in the Shareholder Agreement) in accordance with the terms of the Shareholder Agreement); and

        (ii) Vacancies among the Shareholder Directors and the Transferee Directors (each as defined in the Shareholder Agreement) and among the Independent Directors shall be filled in accordance with the terms of the Shareholder Agreement.

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
    3.6  PLACE OF MEETINGS; MEETINGS BY TELEPHONE

    Regular meetings of the Board of Directors may be held at any place within or outside the State of California that has been designated from time to time by resolution of the Board. In the absence of such a designation, regular meetings shall be held at the principal executive office of the corporation. Special meetings of the Board may be held at any place within or outside the State of California that has been designated in the notice of the meeting or, if not stated in the notice or if there is no notice, at the principal executive office of the corporation.

    Members of the Board may participate in a meeting through the use of conference telephone or similar communications equipment, so long as all directors participating in such meeting can hear one another. Participation in a meeting pursuant to this paragraph constitutes presence in person at such meeting.

    3.7  REGULAR MEETINGS

    Regular meetings of the Board of Directors may be held without notice if the time and place of such meetings are fixed by the Board of Directors or by these Bylaws.

    3.8  SPECIAL MEETINGS; NOTICE

    Subject to the provisions of the following paragraph, special meetings of the Board of Directors for any purpose or purposes may be called at any time by the Chairman of the Board, the President, any Vice President, the Secretary or any two (2) directors.

    Notice of the time and place of special meetings shall be delivered personally or by telephone to each director or sent by first-class mail, telegram, charges prepaid, or by telecopier, addressed to each director at that director's address as it is shown on the records of the corporation. If the notice is mailed, it shall be deposited in the United States mail at least four
(4) days before the time of the holding of the meeting. If the notice is delivered personally or by telephone or by telecopier or telegram, it shall be delivered personally or by telephone or by telecopier or to the telegraph company at least forty-eight (48) hours before the time of the holding of the meeting. Any oral notice given personally or by telephone may be communicated either to the director or to a person at the office of the director who the person giving the notice has reason to believe will promptly communicate it to the director. The notice need not specify the purpose of the meeting.

    3.9  QUORUM

    (a) Except as set forth below, a majority of the authorized number of directors shall constitute a quorum for the transaction of business. Except as otherwise provided for in the Restated Articles of Incorporation or these Bylaws, every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present is the act of the Board of Directors, subject to the provisions of Section 310 of the Code (as to approval of contracts or transactions in which a director has a direct or indirect material financial interest), Section 311 of the Code (as to appointment of committees), Section 317(e) of the Code (as to indemnification of directors), the Restated Articles of Incorporation, and other applicable law, and subject to any provisions in the Restated Articles of Incorporation or these Bylaws requiring a vote by more than a simple majority of directors.

    (b) A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for such meeting.

    (c) For so long as the Shareholder Agreement shall be in effect, the quorum required for the transaction of business by the Board of Directors shall include at least one director who is a Shareholder Director or a Transferee Director and also one director who is an Independent Director, or their respective designees, attending in person or, if necessary, via teleconference call or other permitted means.

    3.10  WAIVER OF NOTICE

    Notice of a meeting need not be given to any director who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such director. All such waivers, consents, and approvals shall be filed with the corporate records or made a part of the minutes of the meeting. A waiver of notice need not specify the purpose of any regular or special meeting of the Board of Directors.

    3.11  ADJOURNMENT

    A majority of the directors present, whether or not a quorum is present, may adjourn any meeting to another time and place.

    3.12  NOTICE OF ADJOURNMENT

    If the meeting is adjourned for more than twenty-four (24) hours, notice of any adjournment to another time and place shall be given prior to the time of the adjourned meeting to the directors who were not present at the time of the adjournment.

    3.13  BOARD ACTION BY WRITTEN CONSENT WITHOUT A MEETING

    Any action required or permitted to be taken by the Board of Directors under the provisions of the Restated Articles of Incorporation and these Bylaws or otherwise may be taken without a meeting, if all members of the Board individually or collectively consent in writing to such action. Such written consent or consents shall be filed with the minutes of the proceedings of the Board. Such action by written consent shall have the same force and effect as a unanimous vote of the Board of Directors.

    3.14  FEES AND COMPENSATION OF DIRECTORS

    Directors and members of committees may receive such compensation, if any, for their services and such reimbursement of expenses as may be fixed or determined by resolution of the Board of Directors. This Section 3.14 shall not be construed to preclude any director from serving the corporation in any other capacity as an officer, agent, employee or otherwise and receiving compensation for those services.

                                   ARTICLE IV
                                   COMMITTEES

    4.1  EXECUTIVE COMMITTEE

    EXECUTIVE COMMITTEE. In accordance with the provisions set forth in these Bylaws and the Restated Articles of Incorporation, the Board of Directors may, by resolution passed by the affirmative vote of at least seventy-five percent (75%) of the whole Board of Directors, appoint from its membership, annually, an Executive Committee of two or more directors, which shall include the Chief Executive Officer and the President of the Corporation. The Board of Directors may designate in such resolution one or more directors as alternate members of the Executive Committee, who may replace any absent or disqualified member at any meeting of the Committee. The Executive Committee, during the intervals between meetings of the Board of Directors, shall have and there is hereby granted to it all of the authority and power of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation be affixed to papers which may require it, except that the Executive Committee shall have authority to act in the manner and to the extent provided in the resolution of the Board and may have all the authority of the Board, except with respect to:

        (a) The approval of any action which, under the Code, also requires shareholders' approval or approval of the outstanding shares.

        (b) The filling of vacancies on the Board of Directors or in any committee.

        (c) The fixing of compensation of the directors for serving on the Board or on any committee.

        (d) The  amendment or  repeal of  these Bylaws  or the  adoption of  new
    Bylaws.

        (e) The amendment or repeal of any resolution of the Board of Directors which by its express terms is not so amendable or repealable.

        (f) A distribution to the shareholders of the corporation, except at a rate, in a periodic amount or within a price range set forth in the Restated Articles of Incorporation or determined by the Board of Directors.

        (g) The appointment of any other committees of the Board of Directors or the members thereof.

    The Executive Committee shall have no power or authority in reference to (i) amending the Restated Articles of Incorporation (except that the Executive Committee may, to the extent authorized in the resolution or resolutions providing for the issuance of shares of stock adopted by the Board of Directors, fix the designations and any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the Corporation or the convention into, or the exchange of such shares for, shares of any other class or classes of stock of the Corporation or fix the number of shares of any series of stock or authorizing the increase or decrease of the shares of any series), (ii) adopting a certificate of ownership or an agreement of merger or consolidation, (iii) recommending to the shareholders the sale, loans or exchange of all or substantially all of the Corporation's property and assets, (iv) recommending to the shareholders a dissolution of the Corporation or a revocation of a dissolution or (v) removing or indemnifying directors.

    The Executive Committee shall keep regular minutes of all business transacted at its meetings, and all action of the Executive Committee shall be reported to the Board of Directors at its next meeting. The minutes of the Executive Committee shall be placed in the minute book of the Corporation. Members of the Executive Committee shall receive such compensation as may be set forth in the resolution appointing such member and shall be reimbursed for reasonable expenses actually incurred by reason of membership on the Executive Committee.

    4.2  OTHER COMMITTEES OF DIRECTORS

    (a) The Board of Directors may, by resolution adopted by a majority of the authorized number of directors, designate one or more other committees, each consisting of two (2) or more directors, to serve at the pleasure of the Board of Directors. The Board may designate one or more directors as alternate members of any committee, who may replace any absent member at any meeting of the committee. The appointment of members or alternate members of a committee requires the vote of a majority of the authorized number of directors. Any such committee shall have authority to act, in the manner and to the extent provided in the resolution of the Board of Directors and may have all the authority of the Board, except with respect to the limitations as set forth in Section 4.1.

    (b) The Board of Directors may, by resolution adopted by a majority of the authorized number of directors, appoint from its membership an Audit Committee, a Compensation and Stock Option Committee and a Finance and Strategic Planning Committee.

    4.3  MEETINGS AND ACTIONS OF COMMITTEES

    Meetings and actions of committees permitted by the provisions of the Restated Articles of Incorporation shall be governed by, and held and taken in accordance with each of the provisions of Article III of these Bylaws, with such changes in the context of those Bylaws as are necessary to substitute the committee and its members for the Board of Directors and its members; provided, however, that the time of regular meetings of committees may be determined either by resolution of the Board of Directors or by resolution of the committee, that special meetings of committees may also be called by resolution of the Board of Directors, and that notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee. The Board of Directors may adopt rules for the government of any committee not inconsistent with the provisions of these Bylaws and the Restated Articles of Incorporation.

    4.4  COMPOSITION OF COMMITTEES

    For so long as the Shareholder Agreement shall remain in effect, each committee of the Board of Directors, other than the Audit Committee and the Compensation and Stock Option Committee, shall contain such numbers of Shareholder Directors or Transferee Directors so that the number of Shareholder Directors or Transferee Directors on each such committee shall be as nearly as possible proportional to the total number of Shareholder Directors on the Board of Directors and the Audit Committee shall be comprised solely of Independent Directors. For so long as the Shareholder is entitled to nominate Shareholder Directors under the Shareholder Agreement, the Compensation and Stock Option Committee shall be comprised solely of one non-employee Shareholder Director, one Independent Director and an additional non-employee director.

                                   ARTICLE V
                                    OFFICERS

    5.1  OFFICERS

    The officers of the corporation shall be a Chief Executive Officer, a President, a Secretary, and a Chief Financial Officer. The corporation may also have, at the discretion of the Board of Directors, a Chairman of the Board, a Vice Chairman of the Board, one or more Vice Presidents, one or more Assistant Secretaries, one or more Assistant Treasurers, and such other officers as may be appointed in accordance with the provisions of Section 5.3 of these Bylaws. Any number of offices may be held by the same person.

    5.2  APPOINTMENT OF OFFICERS

    The officers of the corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 or Section 5.5 of these Bylaws, shall be chosen by the Board and serve at the pleasure of the Board of Directors, subject to the rights, if any, of an officer under any contract of employment.

    5.3  SUBORDINATE OFFICERS

    The Board of Directors may appoint, or may empower the Chairman of the Board or the President to appoint, such other officers as the business of the corporation may require, each of whom shall hold office for such period, have such authority, and perform such duties as are provided in these Bylaws or as the Board of Directors may from time to time determine.

    5.4  REMOVAL AND RESIGNATION OF OFFICERS

    Subject to the rights, if any, of an officer under any contract of employment, all officers serve at the pleasure of the Board of Directors and any officer may be removed, either with or without cause, by the Board of Directors at any regular or special meeting of the Board or, except in case of an officer chosen by the Board of Directors, by any officer upon whom such power of removal may be conferred by the Board of Directors.

    Any officer may resign at any time by giving written notice to the corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the corporation under any contract to which the officer is a party.

    5.5  VACANCIES IN OFFICES

    A   vacancy  in   any  office   because  of   death,  resignation,  removal,
disqualification or any other cause shall be filled in the manner prescribed in these Bylaws for regular appointments to that office.

    5.6  CHAIRMAN OF THE BOARD

    The Chairman of the Board, if such an officer be elected, shall, if present, preside at meetings of the Board of Directors and exercise and perform such other powers and duties as may from time to time be assigned by the Board of Directors or as may be prescribed by these Bylaws or by law.

    5.7  CHIEF EXECUTIVE OFFICER

    Subject to such supervisory powers, if any, as may be given by the Board of Directors to the Chairman of the Board, if there be such an officer, the Chief Executive Officer shall have general supervision, direction, and control of the business and the officers of the corporation. The Chief Executive Officer shall preside at all meetings of the shareholders and, in the absence or nonexistence of a Chairman of the Board, at all meetings of the Board of Directors. The Chief Executive Officer shall have the general powers and duties of management usually vested in the office of Chief Executive Officer of a corporation, and shall have such other powers and duties as may be prescribed by the Board of Directors or these Bylaws.

    5.8  PRESIDENT

    Subject to such supervisory powers, if any, as may be given by the Board of Directors to the Chief Executive Officer, if there be such an officer, the President shall have general supervision, direction, and control of the business and the officers of the corporation. The President shall preside at all meetings of the shareholders and, in the absence or nonexistence of a Chief Executive Officer, at all meetings of the Board of Directors. The President shall have the general powers and duties of management usually vested in the office of President of a corporation, and shall have such other powers and duties as may be prescribed by the Board of Directors or these Bylaws.

    5.9  VICE PRESIDENTS

    In the absence or disability of the President, the Vice Presidents, if any, in order of their rank as fixed by the Board of Directors or, if not ranked, a Vice President designated by the Board of Directors, shall perform all the duties of the President and when so acting shall have all the powers of, and be subject to all the restrictions upon, the President. The Vice Presidents shall have such other powers and perform such other duties as from time to time may be prescribed for them respectively by the Board of Directors, these Bylaws, the President or the Chairman of the Board.

    5.10  SECRETARY

    The Secretary shall keep or cause to be kept, at the principal executive office of the corporation or such other place as the Board of Directors may direct, a book of minutes of all meetings and actions of Directors, committees of directors and shareholders. The minutes shall show the time and place of each meeting, whether regular or special (and, if special, how authorized and the notice given), the names of those present at directors' meetings or committee meetings, the number of shares present or represented at shareholders' meetings, and the proceedings thereof.

    The Secretary shall keep, or cause to be kept, at the principal executive office of the corporation or at the office of the corporation's transfer agent or registrar, as determined by resolution of the Board of Directors, a share register, or a duplicate share register, showing the names of all shareholders and their addresses, the number and classes of shares held by each, the number and date of certificates evidencing such shares, and the number and date of cancellation of every certificate surrendered for cancellation.

    The Secretary shall give, or cause to be given, notice of all meetings of the shareholders and of the Board of Directors required to be given by law or by these Bylaws. The Secretary shall keep the seal of the corporation, if one be adopted, in safe custody and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or by these Bylaws.

    5.11  CHIEF FINANCIAL OFFICER

    The Chief Financial Officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the corporation, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, retained earnings, and shares. The books of account shall at all reasonable times be open to inspection by any director.

    The Chief Financial Officer shall deposit all money and other valuables in the name and to the credit of the corporation with such depositaries as may be designated by the Board of Directors. The Chief Financial Officer shall disburse the funds of the corporation as may be ordered by the Board of Directors, shall render to the President and directors, whenever they request it, an account of all of his or her transactions as Chief Financial Officer and of the financial condition of the corporation, and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or these Bylaws.

                                   ARTICLE VI
               INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES,
                                AND OTHER AGENTS

    6.1  INDEMNIFICATION OF DIRECTORS

    The corporation shall, to the maximum extent and in the manner permitted by the Code, indemnify each of its directors against expenses (as defined in Section 317(a) of the Code), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding (as defined in Section 317(a) of the Code), arising by reason of the fact that such person is or was a director of the corporation. For purposes of this Article VI, a "director" of the corporation includes any person (i) who is or was a director of the corporation, (ii) who is or was serving at the request of the corporation as a director of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or (iii) who was a director of a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation.

    6.2  INDEMNIFICATION OF OTHERS

    The corporation shall have the power, to the extent and in the manner permitted by the Code, to indemnify each of its employees, officers, and agents (other than directors) against expenses (as defined in Section 317(a) of the Code), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding (as defined in Section 317(a) of the Code), arising by reason of the fact that such person is or was an employee, officer, or agent of the corporation. For purposes of this Article VI, an "employee" or "officer" or "agent" of the corporation (other than a director) includes any person (i) who is or was an employee, officer, or agent of the corporation, (ii) who is or was serving at the request of the corporation as an employee, officer, or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or (iii) who was an employee, officer, or agent of a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation.

    6.3  PAYMENT OF EXPENSES IN ADVANCE

    Expenses and attorneys' fees incurred in defending any civil or criminal action or proceeding for which indemnification is required pursuant to Section 6.1, or if otherwise authorized by the Board of Directors, shall be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount if it shall ultimately be determined that the indemnified party is not entitled to be indemnified as authorized in this Article VI.

    6.4  INDEMNITY NOT EXCLUSIVE

    The indemnification provided by this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any By-law, agreement, vote of shareholders or directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office. The rights to indemnity hereunder shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of the person.

    6.5  INSURANCE INDEMNIFICATION

    The corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against or incurred by such person in such capacity or arising out of that person's status as such, whether or not the corporation would have the power to indemnify that person against such liability under the provisions of this Article VI.

    6.6  CONFLICTS

    No indemnification or advance shall be made under this Article VI, except where such indemnification or advance is mandated by law or the order, judgment or decree of any court of competent jurisdiction, in any circumstance where it appears:

        (1) That it would be inconsistent with a provision of the Restated Articles of Incorporation, these Bylaws, a resolution of the shareholders or an agreement in effect at the time of the accrual of the alleged cause of the action asserted in the proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification; or

        (2) That it would be inconsistent with any condition expressly imposed by a court in approving a settlement.

    6.7  RIGHT TO BRING SUIT

    If a claim under this Article VI is not paid in full by the corporation within 90 days after a written claim has been received by the corporation (either because the claim is denied or because no determination is made), the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. The corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the Code for the corporation to indemnify the claimant for the claim. Neither the failure of the corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is permissible in the circumstances because he or she has met the applicable standard of conduct, if any, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant has not met the applicable standard of conduct, shall be a defense to such action or create a presumption for the purposes of such action that the claimant has not met the applicable standard of conduct.

    6.8  INDEMNITY AGREEMENTS

    The Board of Directors is authorized to enter into a contract with any director, officer, employee or agent of the corporation, or any person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans, or any person who was a director, officer, employee or agent of a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation, providing for indemnification rights equivalent to or, if the Board of Directors so determines and to the extent permitted by applicable law, greater than, those provided for in this Article VI.

    6.9  AMENDMENT, REPEAL OR MODIFICATION

    Any amendment, repeal or modification of any provision of this Article VI shall not adversely affect any right or protection of a director or agent of the corporation existing at the time of such amendment, repeal or modification.

                                  ARTICLE VII
                              RECORDS AND REPORTS

    7.1  MAINTENANCE AND INSPECTION OF SHARE REGISTER

    The corporation shall keep either at its principal executive office or at the office of its transfer agent or registrar (if either be appointed), as determined by resolution of the Board of Directors, a record of its shareholders listing the names and addresses of all shareholders and the number and class of shares held by each shareholder.

    A shareholder or shareholders of the corporation holding at least five percent (5%) in the aggregate of the outstanding voting shares of the corporation or who hold at least one percent (1%) of such voting shares and have filed a Schedule 14B with the United States Securities and Exchange Commission relating to the election of directors, shall have an absolute right to do either or both of the following (i) inspect and copy the record of shareholders' names, addresses, and shareholdings during usual business hours upon five (5) days' prior written demand upon the corporation, or (ii) obtain from the transfer agent for the corporation, upon written demand and upon the tender of such transfer agent's usual charges for such list (the amount of which charges shall be stated to the shareholder by the transfer agent upon request), a list of the shareholders' names and addresses who are entitled to vote for the election of directors, and their shareholdings, as of the most recent record date for which it has been compiled or as of a date specified by the shareholder subsequent to the date of demand. The list shall be made available on or before the later of five (5) business days after the demand is received or the date specified therein as the date as of which the list is to be compiled.

    The record of shareholders shall also be open to inspection and copying by any shareholder or holder of a voting trust certificate at any time during usual business hours upon written demand on the corporation, for a purpose reasonably related to the holder's interests as a shareholder or holder of a voting trust certificate.

    Any inspection and copying under this Section 7.1 may be made in person or by an agent or attorney of the shareholder or holder of a voting trust certificate making the demand.

    7.2  MAINTENANCE AND INSPECTION OF BYLAWS

    The corporation shall keep at its principal executive office or, if its principal executive office is not in the State of California, at its principal business office in California, the original or a copy of these Bylaws as amended to date, which shall be open to inspection by the shareholders at all reasonable times during office hours. If the principal executive office of the corporation is outside the State of California and the corporation has no principal business office in such state, then it shall, upon the written request of any shareholder, furnish to such shareholder a copy of these Bylaws as amended to date.

    7.3  MAINTENANCE AND INSPECTION OF OTHER CORPORATE RECORDS

    The accounting books and records and the minutes of proceedings of the shareholders and the Board of Directors, and committees of the Board of Directors shall be kept at such place or places as are designated by the Board of Directors or, in absence of such designation, at the principal executive office of the corporation. The minutes shall be kept in written form, and the accounting books and records shall be kept either in written form or in any other form capable of being converted into written form.

    The minutes and accounting books and records shall be open to inspection upon the written demand on the corporation of any shareholder or holder of a voting trust certificate at any reasonable time during usual business hours, for a purpose reasonably related to such holder's interests as a shareholder or as the holder of a voting trust certificate. Such inspection by a shareholder or holder of a voting trust certificate may be made in person or by an agent or attorney and the right of inspection includes the right to copy and make extracts. Such rights of inspection shall extend to the records of each subsidiary corporation of the corporation.

    7.4  INSPECTION BY DIRECTORS

    Every director shall have the absolute right at any reasonable time to inspect and copy all books, records, and documents of every kind and to inspect the physical properties of the corporation and each of its subsidiary corporations, domestic or foreign. Such inspection by a director may be made in person or by an agent or attorney and the right of inspection includes the right to copy and make extracts.

    7.5  ANNUAL REPORT TO SHAREHOLDERS; WAIVER

    The Board of Directors shall cause an annual report to be sent to the shareholders not later than one hundred twenty (120) days after the close of the fiscal year adopted by the corporation. Such report shall be sent to the shareholders at least fifteen (15) (or, if sent by third-class mail, thirty-five
(35)) days prior to the annual meeting of shareholders to be held during the next fiscal year and in the manner specified in Section 2.5 of these Bylaws for giving notice to shareholders of the corporation.

    The annual report shall contain a balance sheet as of the end of the fiscal year and an income statement and statement of changes in financial position for the fiscal year, accompanied by any report thereon of independent accountants or, if there is no such report, the certificate of an authorized officer of the corporation that the statements were prepared without audit from the books and records of the corporation.

    The foregoing requirement of an annual report shall be waived so long as the shares of the corporation are held by fewer than one hundred (100) holders of record.

    7.6  FINANCIAL STATEMENTS

    If no annual report for the fiscal year has been sent to shareholders, then the corporation shall, upon the written request of any shareholder made more than one hundred twenty (120) days after the close of such fiscal year, deliver or mail to the person making the request, within thirty (30) days thereafter, a copy of a balance sheet as of the end of such fiscal year and an income statement and statement of changes in financial position for such fiscal year.

    A shareholder or shareholders holding at least five percent (5%) of the outstanding shares of any class of the corporation may make a written request to the corporation for an income statement of the corporation for the three-month, six-month or nine-month period of the current fiscal year ended more than thirty
(30) days prior to the date of the request and a balance sheet of the corporation as of the end of that period. The statements shall be delivered or mailed to the person making the request within thirty (30) days thereafter. A copy of the statements shall be kept on file in the principal office of the corporation for twelve (12) months and it shall be exhibited at all reasonable times to any shareholder demanding an examination of the statements or a copy shall be mailed to the shareholder. If the corporation has not sent to the shareholders its annual report for the last fiscal year, the statements referred to in the first paragraph of this Section 7.6 shall likewise be delivered or mailed to the shareholder or shareholders within thirty (30) days after the request.

    The quarterly income statements and balance sheets referred to in this section shall be accompanied by the report thereon, if any, of any independent accountants engaged by the corporation or the certificate of an authorized officer of the corporation that the financial statements were prepared without audit from the books and records of the corporation.

    7.7  REPRESENTATION OF SHARES OF OTHER CORPORATIONS

    The Chairman of the Board, the Vice Chairman of the Board, the President, any Vice President, the Chief Financial Officer, the Secretary or Assistant Secretary of this corporation, or any other person authorized by the Board of Directors or the President or a Vice President, is authorized to vote, represent, and exercise on behalf of this corporation all rights incident to any and all shares of any other corporation or corporations standing in the name of this corporation. The authority herein granted may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

                                  ARTICLE VIII
                                GENERAL MATTERS

    8.1  RECORD DATE FOR PURPOSES OTHER THAN NOTICE AND VOTING

    For purposes of determining the shareholders entitled to receive payment of any dividend or other distribution or allotment of any rights or entitled to exercise any rights in respect of any other lawful action, other than with respect to notice or voting at a shareholders meeting, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty (60) days prior to any such action. Only shareholders of record at the close of business on the record date are entitled to receive the dividend, distribution or allotment of rights, or to exercise the rights, as the case may be, notwithstanding any transfer of any shares on the books of the corporation after the record date, except as otherwise provided in the Restated Articles of Incorporation or the Code.

    If the Board of Directors does not so fix a record date, then the record date for determining shareholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto or the sixtieth (60th) day prior to the date of that action, whichever is later.

    8.2  CHECKS; DRAFTS; EVIDENCES OF INDEBTEDNESS

    From time to time, the Board of Directors shall determine by resolution which person or persons may sign or endorse all checks, drafts, other orders for payment of money, notes or other evidences of indebtedness that are issued in the name of or payable to the corporation, and only the persons so authorized shall sign or endorse those instruments.

    8.3  CORPORATE CONTRACTS AND INSTRUMENTS: HOW EXECUTED

    The Board of Directors, except as otherwise provided in these Bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

    8.4  CERTIFICATES FOR SHARES

    A certificate or certificates for shares of the corporation shall be issued to each shareholder when any of such shares are fully paid. The Board of Directors may authorize the issuance of certificates for shares partly paid provided that these certificates shall state the total amount of the consideration to be paid for them and the amount actually paid. All certificates shall be signed in the name of the corporation by the Chairman of the Board or the Vice Chairman of the Board or the President or a Vice

President and by the Chief Financial Officer or an Assistant Treasurer or the Secretary or an Assistant Secretary, certifying the number of shares and the class or series of shares owned by the shareholder. Any or all of the signatures on the certificate may be by facsimile.

    In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed on a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if that person were an officer, transfer agent or registrar at the date of issue.

    8.5  LOST CERTIFICATES

    Except as provided in this Section 8.5, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the corporation or its transfer agent or registrar and cancelled at the same time. The Board of Directors may, in case any share certificate or certificate for any other security is lost, stolen or destroyed (as evidenced by a written affidavit or affirmation of such fact), authorize the issuance of replacement certificates on such terms and conditions as the Board may require; the Board may require indemnification of the corporation secured by a bond or other adequate security sufficient to protect the corporation against any claim that may be made against it, including any expense or liability, on account of the alleged loss, theft or destruction of the certificate or the issuance of the replacement certificate.

    8.6  CONSTRUCTION; DEFINITIONS

    Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the Code shall govern the construction of these Bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term "person" includes both a corporation and a natural person.

                                   ARTICLE IX
                                   AMENDMENTS

    9.1  AMENDMENT BY SHAREHOLDERS

    Except as otherwise provided in the Restated Articles of Incorporation or in these Bylaws new Bylaws may be adopted or these Bylaws may be amended or repealed by the vote or written consent of holders of a majority of the outstanding shares entitled to vote; provided, however, that if the Restated Articles of Incorporation of the corporation set forth the number of authorized Directors of the corporation, then the authorized number of Directors may be changed only by an amendment of the Restated Articles of Incorporation.

    9.2  AMENDMENT BY DIRECTORS

    Except as otherwise provided in the Restated Articles of Incorporation or in these Bylaws, these Bylaws including amendments adopted by the shareholders may be altered, amended or repealed by a majority vote of the whole Board of Directors at any regular or special meeting of the Board of Directors provided that the shareholders may from time to time specify particular provisions of the Bylaws which shall not be amended by the Board of Directors. Notwithstanding the foregoing, any alteration, amendment or repeal of Sections 2.3, 2.4, 2.11, 2.12, 2.14, 2.16, 3.2, 3.3, 3.4, 3.5, 3.8, 3.9, 4.1, 4.4 Article VI or Article IX
shall require the affirmative vote of not less than seventy-five percent (75%) of the whole Board of Directors.

    9.3  RECORD OF AMENDMENTS

    Whenever an amendment or new Bylaw is adopted, it shall be copied in the book of minutes with the original Bylaws. If any Bylaw is repealed, the fact of repeal, with the date of the meeting at which the repeal was enacted or written consent was filed, shall be stated in said book.

                                   ARTICLE X
                                 INTERPRETATION

    Reference in these Bylaws to any provision of the California Corporations Code shall be deemed to include all amendments thereof.

                                                                         ANNEX D

                          Donaldson, Lufkin & Jenrette

                       Donaldson, Lufkin & Jenrette, Inc.
           277 Park Avenue, New York, New York 10172 - (212) 892-3000

                                                                   July 18, 1996

Board of Directors
Champion Healthcare Corporation
515 West Greens Road
Suite 800
Houston, Texas 77067

Dear Madams and Sirs:

    You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock $0.01 par value (the "Champion Common Stock") of Champion Healthcare Corporation (the "Company") of the exchange ratio for the exchange of common shares in the merger (the "Merger") of PC Merger Sub, Inc., a wholly owned subsidiary of Paracelsus Healthcare Corporation ("Paracelsus"), with and into the Company pursuant to the terms of the Amended and Restated Agreement and Plan of Merger dated as of May 29, 1996 among Paracelsus, the Company and PC Merger Sub, Inc. (the "Agreement").

    Pursuant to the Agreement, in the Merger each share of common stock of the Company will be converted into the right to receive 1.00 shares of common stock, no par value per share, of Paracelsus (the "Exchange Ratio"). The terms of the Merger are more fully described in the Agreement.

    In arriving at our opinion, we have reviewed the Proxy Statement/Prospectus of Champion for use at Champion's special meeting of stockholders, the Agreement, including exhibits and schedules attached thereto, including the form of the Shareholder Agreement to be dated the Closing Date (as defined in the Agreement), and certain related documents. We also have reviewed financial and other information that was publicly available or furnished to us by the Company and Paracelsus including information provided during discussions with their respective managers. Included in the information provided during discussions with the respective managements were certain financial projections of the Company prepared by the management of the Company and certain financial projections of Paracelsus prepared by the management of the Company based on financial assumptions provided by the management of Paracelsus. In addition, we have compared certain financial and securities data of the Company and Paracelsus with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of the Company, reviewed prices and premiums paid in other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion. We were not requested to, nor did we, solicit the interest of any other party in acquiring the Company.

    In rendering our opinion, we have relied upon and assumed the accuracy, completeness and fairness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and Paracelsus or its representatives, or that was otherwise reviewed by us. In particular, we have relied upon the estimates of the management of the Company of the operating synergies achievable as a result of the Merger and upon our discussion of such synergies with the management of Paracelsus. With respect to the financial projections supplied to us, we have assumed that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of the Company and Paracelsus as to the future operating and financial performance of the Company and Paracelsus. We have not assumed any responsibility for making an independent evaluation of the assets or liabilities of the Company or Paracelsus or for making any independent verification of any of the information reviewed by us. We have relied as to all legal matters on advice of counsel to the Company.

    Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. Our opinion does not address the relative merits of the Merger or a merger or similar transaction between the Company and any other third party. Moreover, we are expressing no opinion herein as to the prices at which Paracelsus' common stock will trade at any time. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction.

    Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. DLJ has performed investment banking and other services for the Company in the past and has received usual and customary compensation for such services. As reported in Amendment No. 3 to the Schedule 13D of Donaldson, Lufkin & Jenrette, Inc. filed with respect to the Company on May 2, 1996 DLJ and its affiliates beneficially own 2,785,452 shares of Champion Common Stock, calculated on a fully diluted basis. Also, Janet A. Hickey, a general partner of Sprout Group, an affiliate of DLJ, serves on the Company's Board of Directors. In addition, DLJ has performed investment banking and other services for Paracelsus in the past, including acting as a lead manager in the sale of $75 million senior subordinated notes in October 1993. DLJ was paid usual and customary fees for such services. In addition, the letter agreement pursuant to which the Company engaged DLJ to act as its exclusive financial advisor in connection with the Merger provides that DLJ has the right to act as sole placement agent or lead managing underwriter in connection with any debt or equity financing which is used to finance all or a portion of the Merger on which is effected at any time within nine months of consummation of the Merger.

    Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Exchange Ratio is fair, from a financial point of view, to the holders of Champion Common Stock.

                                          Very truly yours,

                                          DONALDSON, LUFKIN & JENRETTE
                                          SECURITIES CORPORATION

                                          By:_/s/ W. Patrick McMullan, III
                                             W. Patrick McMullan, III
                                             MANAGING DIRECTOR

                                                                         ANNEX E

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

    The  following is a  reproduction of Section 262  of the General Corporation
Law, as amended, of the  State of Delaware (Title 8,  Chapter 1 of the  Delaware
Code):

    262 APPRAISAL RIGHTS. -- (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation: the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section251, 252, 254, 257, 258, 263 or 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsections (f) or (g) of Section251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to SectionSection251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers. Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has  been given shall, in  the absence of fraud,  be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting Corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (LAST AMENDED BY CH. 79, L. '95, EFF. 7-1-95.)

                                                                         ANNEX F

                             PLAN PROPOSAL TO AMEND
                        THE DIRECTORS' STOCK OPTION PLAN

    It is proposed that the Directors' Stock Option Plan be amended as follows:

1. To amend Section 3(b) thereof to increase the number of shares of Champion Common Stock available for grant under the Directors' Stock Option Plan, as adjusted to reflect the 2-for-1 stock split in the Champion Common Stock that occurred on July 7, 1993, to 100,000 shares.

2. To amend Section 11(b) thereof by deleting the first sentence of such section and replacing it with the following:

    "A Stock Option and Stock Appreciation Right shall expire on the first to occur of the applicable date set forth in paragraph (a) next above or ninety
    (90) days after the date that the key director ceases to be a director of the Company for any reason other than death or disability; PROVIDED, HOWEVER, that this sentence shall not apply to a key director who ceases to be a director of the Company in connection with a merger to which the Company is a party."

                                                                         ANNEX G

                             PLAN PROPOSAL TO AMEND
                    THE SELECTED EXECUTIVE STOCK OPTION PLAN

    It is proposed that Section 9 of the Selected Executive Stock Option Plan be amended to read in its entirety as follows:

9.    DISSOLUTION, MERGER  AND CONSOLIDATION.  Except  as otherwise  provided in
    Section 6(c)(ii), upon the dissolution or liquidation of the Company or upon a merger or consolidation of the Company in which the Company is not the surviving corporation and for which the plan or agreement of merger or consolidation does not provide for assumption by the surviving or consolidated corporation of Stock Options and/or Stock Appreciation Rights granted hereunder, each Stock Option and Stock Appreciation Right granted hereunder shall expire as of the effective date of such dissolution or liquidation; provided, however, that the Board shall give at least 30 days prior written notice of such event to each optionee during which time he or she shall have a right to exercise his or her (1) vested or (2) if specifically provided in the option grant, vested and unvested, wholly or partially unexercised Stock Option (without regard to installment exercise limitations, if any) or Stock Appreciation Right and, subject to prior expiration pursuant to Section 11(b) or (c), each Stock Option and Stock Appreciation Right shall be exercisable after receipt of such written notice and prior to the effective date of such transaction. Any term or provision in this Plan to the contrary notwithstanding, in the event of a merger or consolidation of the Company in which the Company is not the surviving corporation or in which the Company becomes a wholly owned subsidiary of a corporation that is party to the plan or agreement of merger of consolidation, and for which the plan or agreement of merger or consolidation does provide for assumption by the surviving or consolidated corporation or the corporation party to the plan or agreement of Stock Options and Stock Appreciation Rights granted hereunder, each Stock Option and Stock Appreciation Right granted hereunder shall survive such merger or consolidation, and shall become and remain an obligation of the surviving corporation or such corporation party to the plan or agreement, and shall be adjusted according to the adjustment provisions of Section 8 of the Plan.

                                                                         ANNEX H

                             PLAN PROPOSAL TO AMEND
                        THE FOUNDERS' STOCK OPTION PLAN

    It is proposed that Section 3 of the Founders' Stock Option Plan be amended to read in its entirety as follows:

3. MANNER OF EXERCISE. Said option shall be exercised in whole or in part at any time during the option period, by delivery to the Company of a written notice that the option is being exercised. The Optionee may pay the option price by means of (i) delivery of cash or cash equivalents, (ii) delivery of previously acquired shares of Stock having a fair market value on the date of payment equal to the option price, (iii) delivery of an executed irrevocable exercise notice to the Company and irrevocable instructions to a broker-dealer to sell a sufficient portion of the shares of Stock otherwise issuable upon exercise of said option to pay the option price and deliver the sale proceeds directly to the Company and/or any other cashless exercise procedure approved by the Company, or (iv) any combination of (i), (ii) and
    (iii) such that the sum thereof equals the option price. In addition, the Optionee shall be entitled to satisfy any tax withholding obligations incurred in connection with such exercise through such cashless exercise procedure. Upon receipt of payment for the Stock being purchased, the Company shall, as expediently as possible, deliver to the Optionee at the principal office of the Company, or at such other place as shall be mutually acceptable, a certificate or certificates for the Stock being purchased.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 317 of the California Corporations Code authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article IV of Paracelsus' Amended and Restated Articles of Incorporation (Exhibit 3.5) and Article V of Paracelsus' Amended and Restated Bylaws (Exhibit 3.6 hereto) provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the California Corporations Code. In addition, Paracelsus has agreed to enter into Indemnification Agreements (Exhibit 10.56 hereto) with its officers and directors. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Paracelsus pursuant to the foregoing provisions, Paracelsus has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (A) EXHIBITS

      2.1   Amended and Restated Agreement and Plan of Merger dated as of May 29, 1996, by and among Paracelsus, Champion and PC Merger Sub. Inc. (attached as Annex A to the
            Proxy Statement/Prospectus included in this Registration Statement)
      3.1   Articles of Incorporation of Paracelsus (filed as Exhibit 3.1 to the Registration
            Statement on Form S-1 filed by Paracelsus on August 5, 1993 and incorporated herein by reference)
      3.2   Bylaws of Paracelsus (filed as Exhibit 3.2 to the Registration Statement on Form
            S-1 filed by Paracelsus on August 5, 1993 and incorporated herein by reference)
      3.3   Restated Certificate of Incorporation of Champion (filed as Exhibit 3.01 to
            Champion's Schedule 14A Definitive Proxy Statement dated January 22, 1996 and incorporated herein by reference)
      3.4   Bylaws of Champion (filed as Exhibit 4.2 to Champion's Form S-8 filed with the SEC on or about August 3, 1995 and incorporated herein by reference)
      3.5   Form of Amended and Restated Articles of Incorporation of Paracelsus (attached as
            Annex B to the Proxy Statement/Prospectus included in this Registration Statement)
      3.6   Form of Amended and Restated Bylaws of Paracelsus (attached as Annex C to the Proxy
            Statement/Prospectus included in this Registration Statement)
      4.1   Indenture, dated as of October 15, 1993, between Paracelsus and NationsBank of
            Tennessee, N.A., as Trustee (filed as an exhibit to Paracelsus' Annual Report on
            Form 10-K on December 23, 1993 and incorporated herein by reference)
      4.2   Form of Shareholder Protection Rights Agreement between Paracelsus and the Rights
            Agent
      4.3   Series D Note and Stock Purchase Agreement, dated December 31, 1993, as amended, between Champion and the parties listed therein (filed as Exhibit 10.5 to
            Champion's Current Report on Form 8-K dated December 6, 1994 and incorporated herein by reference)
      4.4   Series E Note Purchase Agreement dated May 1, 1995, as amended, between Champion and the parties listed therein (filed as Exhibit 4.01(d) to Champion's Annual
            Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference)
      4.5   Form of Warrant issued pursuant to Champion Series E Note Purchase Agreement, dated
            May 1, 1995, as amended (filed as Exhibit 10.23(g) to Champion's Annual Report on
            Form 10-K for the year ended December 31, 1995 and incorporated herein by reference)

      4.6   Form of Warrant issued pursuant to Champion Series D Note and Stock Purchase
            Agreement dated December 31, 1993, as amended (filed as Exhibit 10.23(f) to
            Champion's Annual Report on Form 10-K for the year ended December 31, 1994 and incorporated herein by reference)
      4.7   Amended and Restated Loan Agreement dated as of May 31, 1995, among Champion,
            Banque Paribas as agent and the banks named therein (filed as Exhibit 4.01(c) to
            Champion's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference)
      5.1   Opinion of Skadden, Arps, Slate, Meagher & Flom
      8.1   Opinion of Sullivan & Cromwell
     10.1   Promissory Note Agreement, dated May 1, 1994, between Paracelsus and Dr. Hartmut
            Krukemeyer in the amount of $5,000,000 (filed as Exhibit 4.1 to Paracelsus'
            Quarterly Report on Form 10-Q filed by Paracelsus on May 16, 1994 and incorporated herein by reference)
     10.2   Indenture, dated as of October 15, 1993, between Paracelsus and NationsBank of
            Tennessee, N.A., as Trustee (filed as Exhibit 4.2 to the Registration Statement on
            Form S-1 filed by Paracelsus on August 5, 1993 (Commission File No. 33-67040) and
            incorporated herein by reference)
     10.3   Note, dated as of August 23, 1994, by Dr. Manfred George Krukemeyer in favor of INC
            Capital Corporation (filed as Exhibit 4.2 to Paracelsus' Current Report on Form 8-K
            filed by Paracelsus on September 6, 1994 and incorporated herein by reference)
     10.4   Pledge Agreement, dated as of August 23, 1994, by and between Dr. Manfred George
            Krukemeyer and INC Capital Corporation (filed as Exhibit 4.2 to Paracelsus' Current
            Report on Form 8-K filed by Paracelsus on September 6, 1994 and incorporated herein by reference)
     10.5   Agreement and Consent, dated as of August 23, 1994, by and between Paracelsus and
            INC Capital Corporation (filed as Exhibit 4.3 to Paracelsus' Current Report on Form
            8-K filed by Paracelsus on September 6, 1994 and incorporated herein by reference)
     10.6   Agreement, dated as of August 23, 1994, by and among Dr. Manfred Krukemeyer,
            Paracelsus, Bank of America and NationsBank (filed as Exhibit 4.4 to Paracelsus'
            Current Report on Form 8-K filed by Paracelsus on September 6, 1994 and incorporated herein by reference)
     10.7   Second Amended and Restated Guaranty and Pledge Agreement, dated as of August 23,
            1994, by and among Dr. Manfred G. Krukemeyer and Bank of America (filed as Exhibit
            4.6 to Paracelsus' Current Report on Form 8-K filed by Paracelsus on September 6,
            1994 and incorporated herein by reference)
     10.8   Pooling Agreement, dated as of April 16, 1993, among PHC Funding Corp. II ("PFC
            II"), Sheffield Receivables Corporation and Bankers Trust Company, as trustee ("the
            Trustee") (filed as Exhibit 10.1 to the Registration Statement on Form S-1 filed by
            Paracelsus on August 5, 1993 (Commission File Number 33-67040) and incorporated herein by reference)
     10.9   Servicing Agreement, dated as of April 16, 1993, among PFC II, Paracelsus and the
            Trustee (filed as Exhibit 10.2 to the Registration Statement on Form S-1 filed by
            Paracelsus on August 5, 1993 (Commission File Number 33-67040) and incorporated herein by reference)
     10.10  Guarantee, dated as of April 16, 1993, by Paracelsus in favor of PFC II (filed as
            Exhibit 10.3 to the Registration Statement on Form S-1 filed by Paracelsus on
            August 5, 1993 (Commission File Number 33-67040) and incorporated herein by reference)

     10.11  Form of Sale and Servicing Agreement between subsidiaries of Paracelsus (the
            "Hospitals") and PFC II (filed as Exhibit 10.4 to the Registration Statement on
            Form S-1 filed by Paracelsus on August 5, 1993 (Commission File Number 33-67040)
            and incorporated herein by reference)
     10.12  Form of Subordinate Note by PFC II in favor of Hospitals (filed as Exhibit 10.5 to the Registration Statement on Form S-1 filed by Paracelsus on August 5, 1993
            (Commission File Number 33-67040) and incorporated herein by reference)
     10.13  Lease, dated as of March 1, 1993, between AHP of New Orleans, Inc., as lessor and
            Paracelsus Elmwood Medical Center, Inc. as lessee (filed as Exhibit 10.6 to the
            Registration Statement on Form S-1 filed by Paracelsus on August 5, 1993
            (Commission File Number 33-67040) and incorporated herein by reference)
     10.14  Lease, dated as of June 30, 1993, between AHP of New Orleans, Inc., as lessor and
            Paracelsus Halstead Hospital, Inc. as lessee (filed as Exhibit 10.7 to the
            Registration Statement on Form S-1 filed by Paracelsus on August 5, 1993
            (Commission File Number 33-67040) and incorporated herein by reference)
     10.15  Service and Consulting Agreement, dated as of July 4, 1983, between Paracelsus and
            European Investors Inc. and Incofinas Limited ("Consulting Agreement") (filed as
            Exhibit 10.14 to the Registration Statement on Form S-1 filed by Paracelsus on
            August 5, 1993 (Commission File Number 33-67040) and incorporated herein by reference)
     10.16  The Restated Paracelsus Healthcare Corporation Supplemental Executive Retirement
            Plan
     10.17  Form of Amendment No. 1 to the Supplemental Executive Retirement Plan
     10.18  Phantom Equity Long-Term Incentive Plan (filed as Exhibit 10.16 to the Registration
            Statement on Form S-1 filed by Paracelsus on August 5, 1993 (Commission File Number
            33-67040) and incorporated herein by reference)
     10.19  Paracelsus Annual Incentive Plan (filed as Exhibit 10.17 to the Registration
            Statement on Form S-1 filed by Paracelsus on August 5, 1993 (Commission File Number
            33-67040) and incorporated herein by reference)
     10.20  Promissory Note, dated as of December 1, 1993, of Dr. Hartmut Krukemeyer d/b/a
            Paracelsus Klinik in favor of Paracelsus in the amount of $3,200,000 (filed as
            Exhibit 4.11 to the Registration Statement on Form S-1 filed by Paracelsus on
            August 5, 1993 (Commission File Number 33-67040) and incorporated herein by reference)
     10.21  Facility Lease dated as of June 7, 1991, between Bell Atlantic Tricon Leasing
            Corporation (Landlord) and Chico Rehabilitation Hospital, Inc. (Tenant) (filed as
            Exhibit 10.1 to Paracelsus' Quarterly Report on Form 10-Q filed by Paracelsus on
            August 11, 1994 and incorporated herein by reference)
     10.22  Amendment to Lease dated June 30, 1994, between Tricon Capital (Landlord) and Chico
            Rehabilitation Hospital, Inc. (Tenant)(filed as Exhibit 10.2 to Paracelsus'
            Quarterly Report on Form 10-Q filed by Paracelsus on August 11, 1994 and incorporated herein by reference)
     10.23  Amendment to Lease dated June 30, 1994, between Tricon Capital (Landlord) and
            Beaumont Rehab Associates Limited Partnership (Tenant) (filed as Exhibit 10.3 to
            Paracelsus' Quarterly Report on Form 10-Q filed by Paracelsus on August 11, 1994 and incorporated herein by reference)
     10.24  Amended and Restated Know-How Contract, dated as of October 1, 1994, between
            Paracelsus Klinik and Paracelsus (filed as Exhibit 10.35 to Paracelsus' Annual
            Report on Form 10-K for the fiscal year ended September 30, 1994 and incorporated herein by reference)
     10.25  Asset Purchase Agreement, dated as of March 29, 1996, between Paracelsus and FHP,
            Inc.

     10.26  Stock Purchase Agreement by and between Paracelsus and General Hospitals of Galen,
            Inc., dated as of November 28, 1995 (filed as Exhibit 10.40 to Paracelsus' Annual
            Report on Form 10-K for the fiscal year ended September 30, 1995 and incorporated herein by reference)
     10.27  Asset Exchange Agreement by and between Paracelsus Halstead Hospital Inc.,
            Paracelsus Elmwood Medical Center, Inc., Paracelsus Peninsula Medical Center, Inc.,
            and Paracelsus Real Estate Corporation and Pioneer Valley Hospital, Inc. and
            Medical Center of Santa Rosa, Inc., dated November 28, 1995 (filed as Exhibit 10.41 to Paracelsus' Annual Report on Form 10-K for the fiscal year ended September 30,
            1995 and incorporated herein by reference)
     10.28  Amended and Restated Partnership Agreement of Dakota/Champion Partnership dated
            December 21, 1994 (filed as Exhibit 10 to Champion's Form 8-K dated December 21,
            1994 and incorporated herein by reference)
     10.29  Operating Agreement between Dakota/Champion Partnership and the Registrant, dated
            December 21, 1994 (filed as Exhibit 10 to Champion's Form 8-K dated December 21,
            1994 and incorporated herein by reference)
     10.30  Asset Purchase Agreement, dated January 25, 1995, as amended, among Medical
            Services of Salt Lake City, Inc., HealthTrust, Inc. -- The Hospital Company, CHC --
            Salt Lake City, Inc. and Champion Healthcare Corporation (filed as Exhibit 10.1 to
            Champion's Form 8-K dated April 13, 1995 and incorporated herein by reference)
     10.31  Second Amended and Restated Credit Agreement, dated as of December 8, 1995, among
            Paracelsus, Bank of America National Trust and Savings Association ("B of A"),
            NationsBank of Texas, N.A., The Bank of New York, Mellon Bank, N.A., Toronto-
            Diminion (Texas), Inc., Wells Fargo Bank, N.A., and the Bank of California, N.A.,
            as lenders, B of A, as lead agent for lenders, and NationsBank, as co-agent (filed as Exhibit 4.1 to Paracelsus' Current Report on Form 8-K filed by Paracelsus on
            December 12, 1995 and incorporated herein by reference)
     10.32  Agreement in Contemplation of Merger, dated April 12, 1996, between Champion and the Champion investors listed therein (filed as Exhibit 10.1 to Champion's Current
            Report on Form 8-K dated April 12, 1996 and incorporated herein by reference)
     10.33  Form of Restated Champion Healthcare Corporation Founders' Stock Option Plan
     10.34  Form of License Agreement between Dr. Manfred George Krukemeyer and Paracelsus
     10.35  Asset Exchange Agreement dated November 9, 1995, by and between Champion Healthcare
            Holdings, CHC-Prattville, Inc. and CHC-Nursing Center, Inc. and West Jordan
            Hospital Corporation (filed as Exhibit 10.1 to Champion's Form 8-K dated March 1,
            1996 and incorporated herein by reference)
     10.36  Form of Registration Rights Agreement between Paracelsus and Park Hospital GmbH
     10.37  Form of Voting Agreement between Park Hospital GmbH and Messrs. Miller and
            VanDevender
     10.38  Form of Services Agreement between Paracelsus and Dr. Manfred George Krukemeyer
     10.39  Form of Insurance Agreement between Paracelsus and Dr. Manfred George Krukemeyer
     10.40  Form of Non-Compete Agreement between Paracelsus and Dr. Manfred George Krukemeyer
     10.41  Form of Shareholder Agreement between Paracelsus and Park Hospital GmbH, as guaranteed by Dr. Manfred George Krukemeyer
     10.42  Form of Dividend and Note Agreement between Paracelsus and Park Hospital GmbH
     10.43  Form of Employment Agreement between Charles R. Miller and Paracelsus
     10.44  Form of Employment Agreement between R.J. Messenger and Paracelsus
     10.45  Form of Employment Agreement between James G. VanDevender and Paracelsus
     10.46  Form of Employment Agreement between Ronald R. Patterson and Paracelsus
     10.47  Form of Employment Agreement between Robert C. Joyner and Paracelsus
     10.48  Form of Paracelsus Healthcare Corporation 1996 Stock Incentive Plan
     10.49  Form of Paracelsus Healthcare Corporation Executive Officer Performance Bonus Plan

     10.50  Form of First Refusal Agreement Among Park Hospital GmbH, Dr. Manfred George
            Krukemeyer and Messrs. Messenger, Miller, VanDevender and Patterson
     10.51  Form of Champion Healthcare Corporation 1996 Annual Bonus Plan
     10.52  Subscription Agreement between Champion and Mr. VanDevender dated February 10,
            1990, as amended (filed as Exhibit 10.13 to Champion's Annual Report on Form 10-K
            for the year ended December 31, 1994 and incorporated herein by reference)
     10.53  Clarification Letter to the Subscription Agreement between Champion and James G.
            VanDevender dated July 12, 1996
     10.54  Form of Registration Rights Agreement among Paracelsus and certain Champion
            Investors
     10.55  Donaldson, Lufkin & Jenrette Securities Corporation Engagement Letter with
            Champion, dated April 10, 1996
     10.56  Form of Indemnity and Insurance Coverage Agreement between Paracelsus and certain
            Champion and Paracelsus executive officers
     10.57  AmeriHealth Amended and Restated 1988 Non-Qualified Stock Option Plan (filed as
            Exhibit 10.06 to AmeriHealth's Annual Report on Form 10-K for the year ended
            December 31, 1992 and incorporated herein by reference)
     10.58  Champion Employee Stock Option Plan dated December 31, 1991, as amended (filed as
            Exhibit 10.14 to Champion's Annual Report on Form 10-K for the year ended December
            31, 1994 and incorporated herein by reference)
     10.59  Champion Employee Stock Option Plan No. 2 dated May 27, 1992, as amended (filed as
            Exhibit 10.15 to Champion's Annual Report on Form 10-K for the year ended December
            31, 1994 and incorporated herein by reference)
     10.60  Champion Employee Stock Option Plan No. 3, dated September 1992, as amended (filed as Exhibit 10.16 to Champion's Annual Report on Form 10-K for the year ended
            December 31, 1994 and incorporated herein by reference)
     10.61  Champion Employee Stock Option Plan No. 4, dated January 5, 1994, as amended (filed as Exhibit 10.17 to Champion's Annual Report on Form 10-K for the year ended
            December 31, 1994 and incorporated herein by reference)
     10.62  Champion Selected Executive Stock Option Plan, dated May 25, 1995 (filed as Exhibit
            4.12 to Champion's Form S-8 filed on or about August 3, 1995 and incorporated herein by reference)
     10.63  Champion Directors' Stock Option Plan, dated 1992 (filed as Exhibit 10.18 to
            Champion's Annual Report on Form 10-K for the year ended December 31, 1994 and incorporated herein by reference)
     10.64  Form of Paracelsus' 6.51% Subordinated Note Due 2006
     11.1   Statement regarding computation of per share earnings of Champion
     11.2   Statement regarding computation of per share earnings of Paracelsus
     21.1   List of Subsidiaries of Paracelsus (filed as Exhibit 21.1 to the Registration
            Statement on Form S-1 filed by Paracelsus on August 5, 1993 (Commission File Number
            33-67040) and incorporated herein by reference)
     23.1   Consent of Ernst & Young LLP
     23.2   Consent of Coopers & Lybrand L.L.P.
     23.3   Consent of Skadden, Arps, Slate, Meagher & Flom (to be included in Exhibit 5.1 hereto)
     23.4   Consent of Sullivan & Cromwell (to be included in Exhibit 8.1 hereto)
     23.5   Consent of James A. Conroy
     23.6   Consent of Charles R. Miller
     23.7   Consent of James G. VanDevender
     23.8   Consent of Angelo R. Mozilo
     23.9   Consent of Daryl J. White
     23.10  Consent of Donaldson, Lufkin & Jenrette Securities Corporation
     24.1   Power of Attorney (included on page II-7 hereto)
     99.1   Form of Proxy for Champion Healthcare Corporation's Special Meeting

    (B) FINANCIAL STATEMENT SCHEDULES

Report of Independent Auditors -- Ernst & Young LLP

SCHEDULE   DESCRIPTION
- ---------  --------------------------------------------------------------------------------------------------------
II         Paracelsus Healthcare Corporation -- Valuation and Qualifying Accounts

Report of Independent Accountants on Financial Statements Schedules -- Coopers & Lybrand L.L.P.


SCHEDULE   DESCRIPTION
- ---------  --------------------------------------------------------------------------------------------------------
I          Champion Healthcare Corporation -- Condensed Balance Sheet
I          Champion Healthcare Corporation -- Condensed Statement of Operations
I          Champion Healthcare Corporation -- Condensed Statement of Cash Flows
I          Champion Healthcare Corporation -- Notes to Condensed Financial Statements
II         Champion Healthcare Corporation -- Valuation and Qualifying Accounts

ITEM 22.  UNDERTAKINGS

    (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                               POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints R.J. Messenger, James T. Rush and Robert C. Joyner, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and to take such actions in, and file with the appropriate authorities in, whatever states said attorneys-in-fact and agents, and each of them, shall determine, such applications, statements, consents and other documents as may be necessary or expedient to register securities of the Company for sale, granting unto said attorneys-in-fact and agents full power and authority to do so and perform such and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their or his substitute of substitutes, may lawfully do or cause to be done by virture hereof and the registrant hereby confers like authority on its behalf.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on this 19th day of July, 1996.

                                          PARACELSUS HEALTHCARE CORPORATION

                                          By:          /s/ JAMES T. RUSH

                                             -----------------------------------
                                              Name: James T. Rush
                                              Title: Vice President, Finance and
                                              Chief
                                                  Financial Officer

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                          TITLE                         DATE
- ------------------------------------------------------  ---------------------------------------  ----------------
               /s/ DR. MANFRED G. KRUKEMEYER
     -------------------------------------------        Chairman of the Board and Director        July 19, 1996
              Dr. Manfred G. Krukemeyer

                        /s/ R.J. MESSENGER              President, Chief Executive Officer,
     -------------------------------------------         Secretary and Director (principal        July 19, 1996
                    R.J. Messenger                       executive officer)

                         /s/ JAMES T. RUSH              Vice President, Finance and Chief
     -------------------------------------------         Financial Officer (principal financial   July 19, 1996
                    James T. Rush                        officer)

                      SIGNATURE                                          TITLE                         DATE
- ------------------------------------------------------  ---------------------------------------  ----------------
                         /s/ SCOTT BARTON
     -------------------------------------------        Assistant Vice President and Corporate    July 19, 1996
                     Scott Barton                        Controller (controller)

                    /s/ MICHAEL D. HOFMANN
     -------------------------------------------        Director                                  July 19, 1996
                  Michael D. Hofmann

                     /s/ CHRISTIAN A. LANGE
     -------------------------------------------        Director                                  July 19, 1996
                  Christian A. Lange

                         REPORT OF INDEPENDENT AUDITORS

    We have audited the consolidated financial statements of Paracelsus Healthcare Corporation as of September 30, 1994 and 1995, and for each of the three years in the period ended September 30, 1995, and have issued our report thereon dated December 14, 1995 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in
Item 21(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

    In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          ERNST & YOUNG LLP

Los Angeles, California
December 14, 1995

                       PARACELSUS HEALTHCARE CORPORATION
                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                             (DOLLARS IN THOUSANDS)

                                                             ADDITIONS
                                                      ------------------------
                                         BALANCE AT   CHARGED TO     CHARGED
                                          BEGINNING    COSTS AND    TO OTHER                 BALANCE AT
                                           OF YEAR     EXPENSES    ACCOUNTS(1)  DEDUCTIONS(2) END OF YEAR
                                         -----------  -----------  -----------  -----------  -----------
Year ended September 30, 1993:
  Allowance for doubtful accounts......   $  18,867    $  26,629    $  10,034    $ (25,103)   $  30,427
                                         -----------  -----------  -----------  -----------  -----------
                                         -----------  -----------  -----------  -----------  -----------

Year ended September 30, 1994:
  Allowance for doubtful accounts......   $  30,427    $  33,110    $     342    $ (33,041)   $  30,838
                                         -----------  -----------  -----------  -----------  -----------
                                         -----------  -----------  -----------  -----------  -----------

Year ended September 30, 1995:
  Allowance for doubtful accounts......   $  30,838    $  39,277    $  (2,585)   $ (42,305)   $  25,225
                                         -----------  -----------  -----------  -----------  -----------
                                         -----------  -----------  -----------  -----------  -----------

- ------------------------
(1) Reflects recoveries of amounts previously written off.

(2) Reflects write-offs of uncollectible accounts.

      REPORT OF INDEPENDENT ACCOUNTANTS ON FINANCIAL STATEMENTS SCHEDULES

    Our report on the consolidated financial statements of Champion Healthcare Corporation is included on Page F-36 of this Registration Statement. In connection with our audits of such financial statements, we have also audited the financial statement schedules on pages S-4 through S-8 of this Registration Statement.

    In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.

                                          Coopers & Lybrand L.L.P.

Houston, Texas
February 27, 1996

                        CHAMPION HEALTHCARE CORPORATION
                     SCHEDULE I -- CONDENSED BALANCE SHEET

                                                                             DECEMBER 31,
                                                                         --------------------
                                                                           1994       1995
                                                                         ---------  ---------
                                                                             (DOLLARS IN
                                                                              THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents............................................  $  41,512  $   2,822
  Restricted cash......................................................      5,000         --
  Prepaid expenses and other current assets............................      2,635        146
                                                                         ---------  ---------
    Total current assets...............................................     49,147      2,968
Investments in and advances to subsidiaries............................    117,562    240,100
Property and equipment.................................................      2,874      1,298
  Less allowance for depreciation......................................       (376)      (179)
                                                                         ---------  ---------
    Property and equipment, net........................................      2,498      1,119
Intangibles assets, net of accumulated amortization of $425 and
 $1,017................................................................      3,887      5,436
Other assets...........................................................      9,333      5,595
                                                                         ---------  ---------
    Total assets.......................................................  $ 182,427  $ 255,218
                                                                         ---------  ---------
                                                                         ---------  ---------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities....................................................  $  12,151  $  17,798
Long-term debt.........................................................     83,376    148,260
Other liabilities......................................................     12,773     11,262
Redeemable preferred stock.............................................     76,294     46,029
Common stock...........................................................         42        119
Common stock subscribed................................................         50         40
Common stock subscription receivable...................................        (50)       (40)
Paid-in capital........................................................     15,998     47,643
Accumulated deficit....................................................    (18,207)   (15,893)
                                                                         ---------  ---------
    Total liabilities and stockholders' equity.........................  $ 182,427  $ 255,218
                                                                         ---------  ---------
                                                                         ---------  ---------

                  See notes to condensed financial statements

                        CHAMPION HEALTHCARE CORPORATION
                SCHEDULE I -- CONDENSED STATEMENT OF OPERATIONS

                                                                    YEAR ENDED DECEMBER 31,
                                                                -------------------------------
                                                                  1993       1994       1995
                                                                ---------  ---------  ---------
                                                                    (DOLLARS IN THOUSANDS)
Equity in earnings (loss) of subsidiaries.....................  $  (5,544) $  10,500  $  24,682
Interest income...............................................        107      2,196        775
                                                                ---------  ---------  ---------
  Net revenue.................................................     (5,437)    12,696     25,457

Cost and expenses:
  Salaries and benefits.......................................      1,340      1,978      4,875
  Other operating and administrative expenses.................      1,231      2,967      4,792
  Interest expense............................................      1,906      5,508     12,258
                                                                ---------  ---------  ---------
    Total expenses............................................      4,477     10,453     21,925
                                                                ---------  ---------  ---------
  Income (loss) before income taxes and extraordinary items...     (9,914)     2,243      3,532
Provision for income taxes....................................      1,009         --        100
                                                                ---------  ---------  ---------
  Income (loss) before extraordinary items....................    (10,923)     2,243      3,432

Extraordinary items:
  Loss on early extinguishment of debt, net of a tax benefit
   of $634 in 1993............................................     (1,230)        --     (1,118)
                                                                ---------  ---------  ---------
Net income (loss).............................................  $ (12,153) $   2,243  $   2,314
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

                  See notes to condensed financial statements.

                        CHAMPION HEALTHCARE CORPORATION
                SCHEDULE I -- CONDENSED STATEMENT OF CASH FLOWS

                                                                                    YEAR ENDED DECEMBER 31,
                                                                              -----------------------------------
                                                                                 1993        1994        1995
                                                                              ----------  ----------  -----------
Net cash used in operating activities.......................................  $   (6,338) $  (11,941) $   (23,375)
Investing activities:
  Additions to property and equipment.......................................        (207)       (103)        (736)
  Net payment for investment in partnership.................................      --         (20,000)      (2,000)
  Cash acquired in acquisition..............................................      --           4,341      --
  Purchase of facilities....................................................      (5,813)     --          (59,810)
  Investment in note receivable.............................................      --            (757)      (2,494)
  Advances to hospitals, net................................................        (970)     (6,791)     (17,479)
  Proceeds from the sale of assets held for sale............................      --          --            1,534
  Other.....................................................................      --          --              (31)
                                                                              ----------  ----------  -----------
    Net cash used in investment activities..................................      (6,990)    (23,310)     (81,016)
Financing activities:
  Proceeds from issuance long-term obligations..............................      62,833      19,133      143,532
  Payments on long-term obligations.........................................     (20,006)     (1,505)     (80,347)
  Payments on obligations assumed through acquisition.......................      --         (10,911)     --
  Payments related to issuance of long-term debt obligations and other
   finaning costs...........................................................      (2,396)     --           (3,927)
  Proceeds from issuance of redeemable preferred stock and stock warrants...      34,345      11,223          793
  Cash restricted under collateral agreement................................      --          (5,713)     --
  Cash released under collateral agreement..................................      --          --            5,713
  Other.....................................................................        (883)     --              (63)
                                                                              ----------  ----------  -----------
    Net cash provided by financing activities...............................      73,893      12,227       65,701
                                                                              ----------  ----------  -----------
(Decrease) increase in cash and cash equivalents............................      60,565     (23,024)     (38,690)
Cash and cash equivalents at beginning of year..............................       3,971      64,536       41,512
                                                                              ----------  ----------  -----------
Cash and cash equivalents at end of year....................................  $   64,536  $   41,512  $     2,822
                                                                              ----------  ----------  -----------
                                                                              ----------  ----------  -----------

                  See notes to condensed financial statements.

                        CHAMPION HEALTHCARE CORPORATION
             SCHEDULE I -- NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION

    The accompanying condensed financial statements are presented in accordance with the requirements of Regulation S-X Rule 12-04 and consequently do not include all of the disclosures normally required by generally accepted accounting principles. Accordingly, these financial statements should be read in conjunction with the annual audited consolidated financial statements included elsewhere in this document.

    Certain reclassifications have been made in prior year financial statements to conform to the 1995 presentation. These reclassifications had no effect on the results of operations previously reported.

NOTE 2. AMOUNTS ELIMINATED IN CONSOLIDATION

    The following accounts, as reflected in the attached condensed financial statements, are fully eliminated when consolidated with the financial statements of the Company's wholly-owned subsidiaries: Investment in subsidiaries; Advances to subsidiaries; and Equity in earning (loss) of subsidiaries. In addition, the following amounts are eliminated under the equity method of accounting for intercompany transactions between the Company and its subsidiaries and are therefore not included in the condensed statement of operations.

                                                                       DECEMBER 31,
                                                              -------------------------------
                                                                1993       1994       1995
                                                              ---------  ---------  ---------
Management fee income.......................................  $   1,733  $   2,283  $   3,963
Interest income on intercompany receivable..................      4,310      4,680     10,847
Allocation of income taxes..................................        236        200         50

                        CHAMPION HEALTHCARE CORPORATION
                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                                                    BALANCE AT   CHARGED TO    CHARGED TO                BALANCE AT
                                                     BEGINNING    COSTS AND      OTHER                     END OF
                   DESCRIPTION                       OF PERIOD    EXPENSES    ACCOUNTS(1)   DEDUCTIONS     PERIOD
- --------------------------------------------------  -----------  -----------  ------------  -----------  -----------
                                                                         (DOLLARS IN THOUSANDS)
FOR THE YEAR ENDED DECEMBER 31, 1993:
  Allowance for doubtful accounts, accounts
   receivable.....................................   $   4,723    $   5,669    $      371    $   7,194(2)  $   3,569
                                                    -----------  -----------  ------------  -----------  -----------
                                                    -----------  -----------  ------------  -----------  -----------
FOR THE YEAR ENDED DECEMBER 31, 1994:
  Allowance for doubtful accounts, accounts
   receivable.....................................   $   3,569    $   7,812    $    2,331    $   8,753(3)  $   4,959
                                                    -----------  -----------  ------------  -----------  -----------
                                                    -----------  -----------  ------------  -----------  -----------
FOR THE YEAR ENDED DECEMBER 31, 1995:
  Allowance for doubtful accounts, accounts
   receivable.....................................   $   4,959    $  12,016    $    2,590    $   9,449(2)  $  10,116
                                                    -----------  -----------  ------------  -----------  -----------
                                                    -----------  -----------  ------------  -----------  -----------

- ------------------------

(1) Relates to valuation allowance established at acquired companies on the date of acquisition.

(2) Represents accounts written off as bad debt during the period.

(3) Approximately $1,449,000 of deductions represent the allowance for bad debt associated with accounts receivable contributed to the DHHS partnership with the balance representing accounts written off as bad debt during the period.